As filed with the Securities and Exchange Commission on August 23, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
KITE REALTY GROUP TRUST
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number)	11-3715772 (I.R.S. Employer Identification Number)
30 S. Meridian Street, Suite 1100
Indianapolis, IN 46204
(317) 577-5600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John A. Kite
Chairman of the Board and Chief Executive Officer
Kite Realty Group Trust
30 S. Meridian Street
Suite 1100
Indianapolis, IN 46204
(317) 577-5600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David W. Bonser Paul D. Manca Tiffany P. Posil Hogan Lovells US LLP 555 Thirteenth Street, NW Washington, D.C. 20004 (202) 637-5600	Gilbert G. Menna Daniel P. Adams Blake Liggio Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross Border Third Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Shares of beneficial interest, par value $0.01 per share	135,814,000	N/A	$2,630,170,000	$286,951.55

(1)
Represents the estimated maximum number of common shares of beneficial interest, par value $0.01 per share, of Kite Realty Group Trust (“Kite Realty”) to be issued in connection with the merger described herein based on (x) an estimate of the maximum number of shares of Class A common stock, par value $0.001 per share, of Retail Properties of America, Inc. (“RPAI”) outstanding as of August 18, 2021 or expected to be exchanged in connection with the merger described herein, collectively equal to 218,000,000, multiplied by (y) the exchange ratio of 0.623 Kite Realty common shares for each share of RPAI Class A common stock.

(2)
Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the Kite Realty common shares was calculated in accordance with Rule 457(c) under the Securities Act as (x) $12.065, the average of the high and low prices per share of RPAI Class A common stock on August 19, 2021, as quoted on the New York Stock Exchange, multiplied by (y) 218,000,000, the estimated maximum number of shares of RPAI Class A common stock that may be exchanged or converted in the merger described herein.

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1 million of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION, DATED AUGUST 23, 2021

TO THE SHAREHOLDERS OF KITE REALTY GROUP TRUST
AND THE STOCKHOLDERS OF RETAIL PROPERTIES OF AMERICA, INC.
PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of Kite Realty Group Trust and the Stockholders of Retail Properties of America, Inc.:
The board of trustees of Kite Realty Group Trust (the “Kite Realty Board”), a Maryland real estate investment trust (“Kite Realty”), and the board of directors of Retail Properties of America, Inc. (the “RPAI Board”), a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“RPAI”), each have approved a definitive Agreement and Plan of Merger, dated as of July 18, 2021 (as may be amended or modified from time to time, the “Merger Agreement”), by and among Kite Realty, KRG Oak, LLC, a Maryland limited liability company and a wholly owned subsidiary of Kite Realty (“Merger Sub”), and RPAI. Pursuant to the Merger Agreement, Kite Realty and RPAI will combine through a merger of RPAI with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Kite Realty (the “Merger”). Immediately following the closing of the Merger, Merger Sub will merge with and into Kite Realty Group, L.P., the operating partnership of Kite Realty (“Kite Realty Operating Partnership”), so that all of the assets of Kite Realty continue to be owned at or below the Kite Realty Operating Partnership level.
The combined company will retain the name “Kite Realty Group Trust” and Kite Realty common shares will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “KRG.” Immediately following the Merger, the Kite Realty Board will consist of 13 members, nine of whom will be current trustees of Kite Realty and four of whom will be current directors of RPAI. John A. Kite will remain the Chairman and Chief Executive Officer of Kite Realty. The obligations of Kite Realty and RPAI to effect the Merger are subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (including certain approvals of Kite Realty shareholders and RPAI stockholders).
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Class A common stock, par value $0.001 per share, of RPAI (“RPAI common stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 0.623 common shares of beneficial interest of Kite Realty, par value $0.01 per share (“Kite Realty common shares”), plus the right, if any, to receive cash in lieu of fractional Kite Realty common shares into which such shares of RPAI common stock would have been converted pursuant to the terms and subject to the conditions set forth in the Merger Agreement. The exchange ratio is fixed, other than certain customary adjustments, and will not be adjusted to reflect market price changes prior to the closing of the Merger. Kite Realty common shares and RPAI common stock are each traded on the NYSE under the ticker symbols “KRG” and “RPAI,” respectively. Based on the closing price of Kite Realty common shares on the NYSE of $20.83 on July 16, 2021, the last trading day before public announcement of the Merger, the merger consideration represented approximately $12.98 for each share of RPAI common stock. Based on the closing price of Kite Realty common shares on the NYSE of $18.94 on August 18, 2021, the latest practicable date prior to the date of this joint proxy statement/prospectus, the merger consideration represented approximately $11.80 for each share of RPAI common stock. The value of the consideration will fluctuate with changes in the market prices of Kite Realty common shares and RPAI common stock. We urge you to obtain current market quotations of Kite Realty common shares and RPAI common stock.
We expect approximately 133.8 million Kite Realty common shares to be issued in connection with the Merger (based on the number of shares of RPAI common stock outstanding as of June 30, 2021). Upon completion of the Merger, the current Kite Realty shareholders are expected to own approximately 40% of the issued and outstanding Kite Realty common shares and former RPAI stockholders are expected to own approximately 60% of the issued and outstanding Kite Realty common shares.
Kite Realty and RPAI each will be holding a special meeting of their shareholders and stockholders, respectively. At the Kite Realty special meeting, Kite Realty shareholders will be asked to vote on (i) a proposal to approve the issuance of Kite Realty common shares to RPAI stockholders pursuant to the Merger Agreement (the “Kite Realty Share Issuance Proposal”), (ii) a proposal to approve an amendment to Kite Realty’s Articles of Amendment and Restatement of Declaration of Trust, as supplemented and amended (the “Kite Realty Declaration of Trust Amendment”), to

increase the number of authorized Kite Realty common shares (the “Kite Realty Declaration of Trust Amendment Proposal”), and (iii) a proposal to approve one or more adjournments of the Kite Realty special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Kite Realty Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve the Kite Realty Share Issuance Proposal (the “Kite Realty Adjournment Proposal”). At the RPAI special meeting, RPAI stockholders will be asked to vote on (i) a proposal to approve the Merger Agreement and the Merger on substantially the terms set forth in the Merger Agreement (the “RPAI Merger Proposal”), (ii) a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to RPAI’s named executive officers in connection with the Merger (the “RPAI Compensation Proposal”), and (iii) a proposal to approve one or more adjournments of the RPAI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the RPAI Merger Proposal if there are insufficient votes at the time of such adjournment to approve the RPAI Merger Proposal (the “RPAI Adjournment Proposal”).
The record dates for determining the Kite Realty shareholders and the RPAI stockholders entitled to receive notice of, and to vote at, the special meetings are    , 2021, with respect to the Kite Realty special meeting, and     , 2021, with respect to the RPAI special meeting. The Merger cannot be completed unless the Kite Realty shareholders approve the Kite Realty Share Issuance Proposal by the affirmative vote of a majority of the votes cast on the proposal by Kite Realty shareholders and the RPAI stockholders approve the RPAI Merger Proposal by the affirmative vote of the holders of a majority of the outstanding shares of RPAI common stock.
The Kite Realty Board has unanimously (i) determined that the Merger Agreement and the other transactions contemplated thereby, including the issuance of Kite Realty common shares in the Merger, are advisable and in the best interests of Kite Realty and the Kite Realty shareholders, (ii) authorized, approved and adopted the Merger Agreement and authorized the issuance of Kite Realty common shares in the Merger, (iii) directed that the issuance of Kite Realty common shares in the Merger be submitted for consideration at the special meeting and recommended that the Kite Realty shareholders vote in favor of the issuance of Kite Realty common shares, (iv) determined that the Kite Realty Declaration of Trust Amendment is in the best interests of Kite Realty and the Kite Realty shareholders and (v) declared advisable the Kite Realty Declaration of Trust Amendment. The Kite Realty Board unanimously recommends that Kite Realty shareholders vote “FOR” the Kite Realty Share Issuance Proposal, “FOR” the Kite Realty Declaration of Trust Amendment Proposal and “FOR” the Kite Realty Adjournment Proposal.
The RPAI Board has unanimously (i) declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of RPAI and the RPAI stockholders, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (iii) directed that the Merger Agreement be submitted for RPAI stockholder approval and recommended that the RPAI stockholders approve the Merger on substantially the terms set forth in the Merger Agreement. The RPAI Board unanimously recommends that RPAI stockholders vote “FOR” the RPAI Merger Proposal, “FOR” the RPAI Compensation Proposal and “FOR” the RPAI Adjournment Proposal.
In addition to being a joint proxy statement, this document is also a prospectus for Kite Realty common shares that will be issued to RPAI stockholders pursuant to the Merger Agreement.
This joint proxy statement/prospectus contains important information about Kite Realty, RPAI, the Merger, the Merger Agreement and the special meetings. We encourage you to read this joint proxy statement/prospectus carefully before voting, including “Risk Factors” beginning on page 28.
Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Kite Realty special meeting or the RPAI special meeting, as applicable, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the applicable special meeting. Please note that the failure to vote your shares of RPAI common stock is the equivalent of a vote “AGAINST” the RPAI Merger Proposal, as described herein.
Sincerely,
John A. Kite Chairman and Chief Executive Officer Kite Realty Group Trust	Steven P. Grimes Chief Executive Officer Retail Properties of America, Inc
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with this joint proxy statement/prospectus or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is dated            , 2021, and is first being mailed to Kite Realty shareholders and RPAI stockholders on or about            , 2021.

KITE REALTY GROUP TRUST
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON           , 2021
To the Shareholders of Kite Realty Group Trust:
You are cordially invited to attend a special meeting of the shareholders of Kite Realty Group Trust (“Kite Realty”), a Maryland real estate investment trust. The meeting will be held on           , 2021, at     a.m., Eastern Time, at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204. At the meeting, shareholders will consider and vote upon the following matters:
•
a proposal to approve the issuance of common shares of beneficial interest, par value $0.01 per share, of Kite Realty (“Kite Realty common shares”), to the stockholders of Retail Properties of America, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“RPAI”), pursuant to a definitive Agreement and Plan of Merger, dated as of July 18, 2021 (as may be amended or modified from time to time, the “Merger Agreement”), a copy of which is attached as Annex A to this joint proxy statement/prospectus, by and among Kite Realty, KRG Oak, LLC, a Maryland limited liability company and a wholly owned subsidiary of Kite (“Merger Sub”), and RPAI, pursuant to which RPAI will merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Kite Realty (the “Kite Realty Share Issuance Proposal”);

•
a proposal to approve an amendment to Kite Realty’s Articles of Amendment and Restatement of Declaration of Trust, as supplemented and amended (the “Kite Realty Declaration of Trust Amendment”), to increase the total number of authorized Kite Realty common shares from 245,000,000 to 490,000,000 (the “Kite Realty Declaration of Trust Amendment Proposal”); and

•
a proposal to approve one or more adjournments of the Kite Realty special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Kite Realty Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve the Kite Realty Share Issuance Proposal (the “Kite Realty Adjournment Proposal”).

The Board of Trustees of Kite Realty (the “Kite Realty Board”) has unanimously (i) determined that the Merger Agreement and the other transactions contemplated thereby, including the issuance of Kite Realty common shares in the Merger, are advisable and in the best interests of Kite Realty and the Kite Realty shareholders, (ii) authorized, approved and adopted the Merger Agreement and authorized the issuance of Kite Realty common shares in the Merger, (iii) determined that the Kite Realty Declaration of Trust Amendment is in the best interests of Kite Realty and the Kite Realty shareholders, and (iv) declared advisable the Kite Realty Declaration of Trust Amendment. The Kite Realty Board unanimously recommends that you vote “FOR” all proposals.
Only Kite Realty shareholders of record at the close of business on           , 2021, the record date for the Kite Realty special meeting, are entitled to receive this notice and vote at the Kite Realty special meeting and any adjournments or postponements thereof.
The Kite Realty Share Issuance Proposal requires the affirmative vote of a majority of the votes cast on the proposal. The issuance of Kite Realty common shares to RPAI stockholders cannot occur, and therefore the Merger cannot be completed, without the approval of this proposal by Kite Realty shareholders.

The Kite Realty Declaration of Trust Amendment Proposal requires the affirmative vote of the holders of two-thirds of the outstanding Kite Realty common shares. The approval of the Kite Realty Declaration of Trust Amendment is not a condition to the Merger. Therefore, the Merger can be completed without the approval of the Kite Realty Declaration of Trust Amendment Proposal by Kite Realty shareholders.
Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Kite Realty special meeting.
Your vote is important. Whether or not you expect to attend the Kite Realty special meeting in person, we urge you to authorize a proxy to vote your Kite Realty common shares as promptly as possible (i) by marking, signing and dating your proxy card and returning it promptly in the postage-paid envelope provided, (ii) by following the “Vote by Phone” instructions on your proxy card, or (iii) online by following the “Vote by Internet” instructions on your proxy card, so that your Kite Realty common shares may be represented and voted at the Kite Realty special meeting. If your Kite Realty common shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by the record holder of your Kite Realty common shares.
By Order of the Board of Trustees of
Kite Realty Group Trust
Heath R. Fear
Executive Vice President, Chief Financial Officer
and Corporate Secretary
Indianapolis, Indiana
           , 2021

RETAIL PROPERTIES OF AMERICA, INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON           , 2021
To the Stockholders of Retail Properties of America, Inc.:
You are cordially invited to attend a special meeting of the stockholders of Retail Properties of America, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“RPAI”). The meeting will be held on           , 2021, at     a.m. Central Time solely by means of remote communication in a virtual meeting format only. You can attend and participate in the special meeting online by visiting           , where you will be able to listen to the special meeting, submit questions and vote. At the meeting, stockholders will consider and vote upon the following matters:
•
a proposal to approve a definitive Agreement and Plan of Merger, dated as of July 18, 2021 (as may be amended or modified from time to time, the “Merger Agreement”), a copy of which is attached as Annex A to this joint proxy statement/prospectus, by and among Kite Realty Group Trust (“Kite Realty”), KRG Oak, LLC, a Maryland limited liability company and a wholly owned subsidiary of Kite Realty (“Merger Sub”), and RPAI and the merger of RPAI with and into Merger Sub (the “Merger”) on substantially the terms set forth in the Merger Agreement (the “RPAI Merger Proposal”);

•
a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to RPAI’s named executive officers in connection with the Merger (the “RPAI Compensation Proposal”); and

•
a proposal to approve one or more adjournments of the RPAI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the RPAI Merger Proposal if there are insufficient votes at the time of such adjournment to approve the RPAI Merger Proposal (the “RPAI Adjournment Proposal”).

The Board of Directors of RPAI (the “RPAI Board”) has unanimously (i) declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of RPAI and the RPAI stockholders, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (iii) directed that the Merger Agreement be submitted for RPAI stockholder approval and recommended that the RPAI stockholders approve the Merger on substantially the terms set forth in the Merger Agreement. The RPAI Board unanimously recommends that you vote “FOR” all proposals.
Only RPAI stockholders of record at the close of business on           , 2021, the record date for the RPAI special meeting, are entitled to receive this notice and vote at the RPAI special meeting and any adjournments or postponements thereof.
The RPAI Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of RPAI Class A common stock, par value $0.001 per share, entitled to vote on such proposal. If you fail to vote or submit your proxy, it will have the same effect as a vote “AGAINST” the RPAI Merger Proposal. The Merger cannot be completed without the approval by the RPAI stockholders of the RPAI Merger Proposal.
Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the RPAI special meeting.

Your vote is important. Whether or not you expect to attend the RPAI special meeting virtually, we urge you to authorize a proxy to vote your shares of RPAI common stock as promptly as possible (i) by marking, signing and dating your enclosed proxy card and returning it promptly in the postage-paid envelope provided, (ii) by following the “Vote by Phone” instructions on your enclosed proxy card, or (iii) online by following the “Vote by Internet” instructions on your enclosed proxy card so that your shares of RPAI common stock may be represented and voted at the RPAI special meeting. If your shares of RPAI common stock are held in the name of a broker, bank or other nominee, please follow the instructions on the enclosed voting instruction form furnished by the record holder of your shares of RPAI common stock.
By Order of the Board of Directors
Retail Properties of America, Inc.
Ann M. Sharp Hult
Secretary
Oak Brook, Illinois
           , 2021

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about Kite Realty Group Trust (“Kite Realty”) and Retail Properties of America, Inc. (“RPAI”) from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of documents incorporated by reference into this joint proxy statement/prospectus and how you may obtain them, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 213. This information is available to you without charge upon your written or oral request. You can also obtain the documents incorporated by reference into this joint proxy statement/prospectus by accessing the Securities and Exchange Commission (“SEC”) website maintained at www.sec.gov.
You may obtain the documents incorporated by reference into this joint proxy statement/prospectus (other than certain exhibits or schedules to these documents) by requesting them in writing, by e-mail or by telephone from the appropriate company at the following addresses and telephone numbers:
Investor Relations Kite Realty Group Trust 30 S. Meridian Street, Suite 1100 Indianapolis, IN 46204 (317) 577-5600	Investor Relations Retail Properties of America, Inc. 2021 Spring Road, Suite 200 Oak Brook, IL 60523 (630) 634-4200 ir@rpai.com
In addition, if you have questions or if you need to obtain copies of this joint proxy statement/prospectus, proxy cards or other documents incorporated by reference into this joint proxy statement/prospectus, you may contact Kite Realty’s proxy solicitor or RPAI’s proxy solicitor at the following addresses and telephone numbers:
If you are a Kite Realty shareholder: Georgeson LLC 1290 Avenue of the Americas, 9th Floor New York, NY 10104 Toll-Free: (866) 856-4733
If you are a RPAI stockholder:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call Toll-Free: (866) 239-1763
Banks and Brokers may call collect: (212) 750-5833

Investors may also consult Kite Realty’s or RPAI’s website for more information concerning the merger described in this joint proxy statement/prospectus. Kite Realty’s website is www.kiterealty.com. RPAI’s website is www.rpai.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained on those websites as part of this joint proxy statement/prospectus.
If you would like to request copies of any documents, please do so by           , 2021 in order to receive them before the special meetings.

ABOUT THIS DOCUMENT
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by Kite Realty (File No. 333-     ) with the SEC, constitutes a prospectus of Kite Realty for purposes of the Securities Act of 1933, as amended, with respect to the Kite Realty common shares of beneficial interest, par value $0.01 per share, to be issued to RPAI stockholders in exchange for shares of RPAI Class A common stock, par value $0.001 per share, pursuant to a definitive Agreement and Plan of Merger, dated as of July 18, 2021, by and among Kite Realty, KRG Oak, LLC, a Maryland limited liability company and a wholly owned subsidiary of Kite Realty, and RPAI (as may be amended or modified from time to time, the “Merger Agreement”). This joint proxy statement/prospectus also constitutes a proxy statement for each of Kite Realty and RPAI for purposes of the Securities Exchange Act of 1934, as amended. In addition, it constitutes a notice of meeting with respect to the Kite Realty special meeting and a notice of meeting with respect to the RPAI special meeting.
You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated            , 2021. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this joint proxy statement/prospectus to Kite Realty shareholders or RPAI stockholders nor the issuance by Kite Realty of its common shares to RPAI stockholders pursuant to the Merger Agreement will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Kite Realty has been provided by Kite Realty and information contained in this joint proxy statement/prospectus regarding RPAI has been provided by RPAI.

i

QUESTIONS AND ANSWERS
The following questions and answers briefly address some questions that you may have about the Kite Realty special meeting, the RPAI special meeting and the Merger. They may not include all the information that is important to you. Kite Realty and RPAI urge you to read carefully this entire joint proxy statement/prospectus, including the Annexes and the other documents incorporated by reference into this joint proxy statement/prospectus. We have included cross-references in certain parts of this section to direct you to a more detailed description of each topic presented elsewhere in this joint proxy statement/prospectus.
Unless otherwise indicated or as the context otherwise requires, all references in this joint proxy statement/prospectus to:
•
“BofA Securities” refers to BofA Securities, Inc.;

•
“Bridge Facility” refers to a $1.1 billion senior unsecured interim term loan;

•
“Citi” refers to Citigroup Global Markets Inc.;

•
“Code” refers to the United States Internal Revenue Code of 1986, as amended;

•
“combined company” refers to Kite Realty and its subsidiaries, including the surviving entity in the Merger, after the Effective Time;

•
“Commitment Letter” refers to the commitment letter, dated as of July 18, 2021, entered into by and among Kite Realty Operating Partnership and, among others, KeyBanc and BofA Securities, in connection with the Bridge Facility;

•
“Deloitte” refers to Deloitte & Touche LLP;

•
“Effective Time” refers to the effective time set forth in the Articles of Merger filed with SDAT in connection with the Merger;

•
“Exchange Act” refers to Securities Exchange Act of 1934, as amended;

•
“Exchange Agent” refers to Broadridge Financial Solutions, Inc.;

•
“Exchange Ratio” refers to 0.623 Kite Realty common shares;

•
“GAAP” refers to generally accepted accounting principles in the United States;

•
“Goodwin” refers to Goodwin Procter LLP;

•
“Hogan Lovells” refers to Hogan Lovells US LLP;

•
“Investment Company Act” refers to the Investment Company Act of 1940, as amended;

•
“IRS” refers to the Internal Revenue Service;

•
“KeyBanc” refers to KeyBanc Capital Markets Inc.;

•
“Kite Realty” refers to Kite Realty Group Trust, a Maryland REIT;

•
“Kite Realty Adjournment Proposal” refers to a proposal to approve one or more adjournments of the Kite Realty special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Kite Realty Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve the Kite Realty Share Issuance Proposal;

•
“Kite Realty AO LTIP units” refers to the class of appreciation-only interests in Kite Realty Operating Partnership issued pursuant to the Kite Realty Equity Incentive Plan, which, subject to certain conditions of the awards, may be convertible into vested Kite Realty LTIP units;

•
“Kite Realty Board” refers to the board of trustees of Kite Realty;

•
“Kite Realty Bylaws” refers to Kite Realty’s Second Amended and Restated Bylaws, as amended;

•
“Kite Realty common shares” refers to the common shares of beneficial interest, $0.01 par value per share, of Kite Realty;

•
“Kite Realty Declaration of Trust” refers to Kite Realty’s Articles of Amendment and Restatement of Declaration of Trust, as supplemented and amended;

•
“Kite Realty Declaration of Trust Amendment” refers the proposed amendment to the Kite Realty Declaration of Trust to increase the number of authorized Kite Realty common shares from 245,000,000 to 490,000,000;

•
“Kite Realty Declaration of Trust Amendment Proposal” refers to a proposal to approve the Kite Realty Declaration of Trust Amendment;

•
“Kite Realty DRIP” refers to the Kite Realty Distribution Reinvestment and Share Purchase Plan, as amended;

•
“Kite Realty Employee Share Purchase Plan” refers to the Kite Realty 2008 Employee Share Purchase Plan;

•
“Kite Realty Equity Incentive Plan” refers to the Kite Realty 2013 Equity Incentive Plan, as amended and restated;

•
“Kite Realty LTIP units” refers to interests in Kite Realty Operating Partnership issued pursuant to the Kite Realty Equity Incentive Plan, which, subject to certain conditions, are convertible into Kite Realty Operating Partnership units;

•
“Kite Realty Operating Partnership” refers to Kite Realty Group, L.P., a Delaware limited partnership of which Kite Realty serves as sole general partner;

•
“Kite Realty Operating Partnership Agreement” refers to the Amended and Restated Agreement of Limited Partnership of Kite Realty Operating Partnership, as amended;

•
“Kite Realty Operating Partnership units” refers to units of limited partnership interest of Kite Realty Operating Partnership;

•
“Kite Realty preferred shares” refers to the preferred shares of beneficial interest, $0.01 par value per share, of Kite Realty;

•
“Kite Realty Share Issuance Proposal” refers to a proposal to approve the issuance of Kite Realty common shares to RPAI stockholders pursuant to the Merger Agreement;

•
“KPMG” refers to KPMG LLP;

•
“Merger” refers to the merger of RPAI with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Kite Realty;

•
“Merger Agreement” refers to the definitive Agreement and Plan of Merger, dated as of July 18, 2021 (as may be amended or modified from time to time), by and among Kite Realty, Merger Sub and RPAI;

•
“Merger Sub” refers to KRG Oak, LLC, a Maryland limited liability company and a wholly owned subsidiary of Kite Realty;

•
“MGCL” refers to the Maryland General Corporation Law;

•
“NYSE” refers to the New York Stock Exchange;

•
“REIT” refers to a real estate investment trust;

•
“RPAI” refers to Retail Properties of America, Inc., a Maryland corporation that has elected to be treated as a REIT for federal income tax purposes;

•
“RPAI Adjournment Proposal” refers to a proposal to approve one or more adjournments of the RPAI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the RPAI Merger Proposal if there are insufficient votes at the time of such adjournment to approve the RPAI Merger Proposal;

•
“RPAI Board” refers to the board of directors of RPAI;

•
“RPAI Bylaws” refers to RPAI’s Sixth Amended and Restated Bylaws, as amended;

•
“RPAI Charter” refers to RPAI’s Sixth Articles of Amendment and Restatement, as amended;

•
“RPAI common stock” refers to the shares of Class A common stock, $0.001 par value per share, of RPAI;

•
“RPAI Compensation Proposal” refers to a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to RPAI’s named executive officers in connection with the Merger;

•
“RPAI Dividend Equivalent” refers to a right to receive an equivalent value (in cash or in shares of RPAI common stock) of dividends paid on shares of RPAI common stock;

•
“RPAI Merger Proposal” refers to a proposal to approve the Merger Agreement and the Merger on substantially the terms set forth in the Merger Agreement;

•
“RPAI Option” refers to an option to purchase shares of RPAI common stock from RPAI;

•
“RPAI Restricted Share Award” refers to an award of restricted shares of RPAI common stock;

•
“RPAI RSU” refers to a restricted stock unit representing the right to vest in and be issued shares of RPAI common stock;

•
“Scheduled RPAI Restricted Share Award” refers to an award of restricted shares of RPAI common stock that was scheduled in accordance with the Merger Agreement;

•
“SDAT” refers to the State Department of Assessments and Taxation of Maryland;

•
“SEC” refers to the Securities and Exchange Commission;

•
“Securities Act” refers to the Securities Act of 1933, as amended; and

•
“we,” “our” and “us” refer to Kite Realty and RPAI, collectively.

Q:
What is the proposed transaction for which I am being asked to vote?

A:
Kite Realty and RPAI are proposing a combination of their companies through the merger of RPAI with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Kite Realty, pursuant to the terms of the Merger Agreement. Immediately following the closing of the Merger, Merger Sub will merge with and into Kite Realty Operating Partnership so that all of the assets of Kite Realty continue to be owned at or below the Kite Realty Operating Partnership level. The combined company will retain the name “Kite Realty Group Trust” and the Kite Realty common shares will continue to be listed and traded on the NYSE under the symbol “KRG” following the Merger.

Q:
Why are Kite Realty and RPAI proposing the Merger?

The Kite Realty Board and the RPAI Board believe that the Merger will provide a number of significant potential strategic opportunities and benefits that will be in the best interests of the Kite Realty shareholders and the RPAI stockholders, including, among others, that the Merger will join together two high-quality portfolios with complementary geographic footprints creating a top five shopping center REIT by enterprise value.
The combined company is expected to have an equity market capitalization of approximately $4.2 billion and a total enterprise value of approximately $7.0 billion upon the closing of the Merger, based on the closing price of Kite Realty common shares on August 18, 2021, the latest practicable date prior to the date of this joint proxy statement/prospectus. This transaction, which is expected to be immediately accretive to earnings upon realizing expected synergies, paired with a strong balance sheet and significant value creation opportunities, is expected to provide a runway to increase long-term value for shareholders of the combined company.
To review the Kite Realty Board’s reasons for the Merger in greater detail, see “The Merger — Recommendation of the Kite Realty Board and Its Reasons for the Merger” beginning on page 64. To review the RPAI Board’s reasons for the Merger in greater detail, see “The Merger — Recommendation of the RPAI Board and Its Reasons for the Merger” beginning on page 68.

Q:
What will holders of RPAI common stock receive in connection with the Merger?

A:
At the Effective Time, each share of RPAI common stock outstanding immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive 0.623 Kite Realty common shares, plus the right, if any, to receive cash in lieu of fractional Kite Realty common shares into which such shares of RPAI common stock would have been converted pursuant to the terms and subject to the conditions set forth in the Merger Agreement.

Neither Kite Realty nor any Kite Realty subsidiary, will receive any merger consideration for any share of RPAI common stock owned by them.
Q:
What happens if the market price of Kite Realty common shares or shares of RPAI common stock changes before the closing of the Merger?

A:
Changes in the market price of Kite Realty common shares or shares of RPAI common stock at or prior to the Effective Time will not change the number of Kite Realty common shares that RPAI stockholders will receive. The merger consideration is fixed at 0.623 Kite Realty common shares for each share of RPAI common stock, plus the right, if any, to receive cash in lieu of fractional Kite Realty common shares into which such shares of RPAI common stock would have been converted pursuant to the terms and subject to the conditions set forth in the Merger Agreement. Because the Exchange Ratio is fixed, other than customary adjustments in the event of certain changes in Kite Realty’s or RPAI’s capitalization or the payment of certain dividends by Kite Realty or RPAI reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax, the value of the consideration to be received by RPAI stockholders in the Merger will depend on the market price of Kite Realty common shares at the time of the Merger.

Q:
How will Kite Realty shareholders be affected by the Merger and the issuance of Kite Realty common shares to RPAI stockholders in the Merger?

A:
After the Merger, each Kite Realty shareholder will continue to own the Kite Realty common shares that such shareholder held immediately prior to the Merger. As a result, each Kite Realty shareholder will continue to own common shares in the combined company, which will be a larger company with more assets. However, because Kite Realty will be issuing new Kite Realty common shares to RPAI stockholders in the Merger, each outstanding Kite Realty common share immediately prior to the Merger will represent a smaller percentage of the aggregate number of Kite Realty common shares outstanding after the Merger.

Upon completion of the Merger, the current Kite Realty shareholders are expected to own approximately 40% of the issued and outstanding Kite Realty common shares and former RPAI stockholders are expected to own approximately 60% of the issued and outstanding Kite Realty common shares.
Q:
Who will comprise the trustees and executive officers of the combined company following the Merger?

A:
Immediately following the Merger, the Kite Realty Board will consist of 13 members, nine of whom will be current trustees of Kite Realty and four of whom will be current directors of RPAI. The nine continuing Kite Realty trustees are John A. Kite, the current Chairman and Chief Executive Officer of Kite Realty, William E. Bindley, the current lead independent trustee of the Kite Realty Board, Derrick Burks, Victor J. Coleman, Christie B. Kelly, David R. O’Reilly, Barton R. Peterson, Charles H. Wurtzebach and Caroline L. Young. The four RPAI designees to the Kite Realty Board are Steven P. Grimes, the current Chief Executive Officer of RPAI, Bonnie S. Biumi, Gerald M. Gorski and Peter L. Lynch. Following the Merger, the compensation of the Kite Realty Board will remain subject to the compensation programs described in Kite Realty’s Proxy Statement for its 2021 Annual Meeting of Shareholders, which is incorporated by reference herein.

Each of the executive officers of Kite Realty immediately prior to the Effective Time will continue as an executive officer of the combined company following the Effective Time. John A. Kite, Kite Realty’s current Chairman and Chief Executive Officer, will remain the Chairman and Chief Executive Officer of the combined company.

See “The Merger — Trustees and Management of Kite Realty After the Merger” beginning on page 91 for more information.
Q:
Are there any conditions to completion of the Merger?

A:
Yes. In addition to the approval by Kite Realty shareholders of the Kite Realty Share Issuance Proposal and the approval by RPAI stockholders of the RPAI Merger Proposal, there are a number of conditions that must be satisfied or waived for the Merger to be consummated. For a description of all of the conditions to the Merger, see “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 154.

Q:
Is the completion of the Merger subject to a financing condition?

A:
No. The completion of the Merger is not subject to any financing condition.

Q:
What is the amount of debt to be incurred by Kite Realty in connection with the Merger?

A:
Kite Realty intends to pay the cash in lieu of fractional shares and other fees and expenses required to be paid in connection with the Merger from cash on hand and borrowings.

Kite Realty Operating Partnership has obtained financing commitments for the Bridge Facility, a $1.1 billion senior unsecured interim term loan with a 364-day maturity, which Kite Realty Operating Partnership intends to use to repay RPAI indebtedness that cannot be assumed by Kite Realty Operating Partnership or its subsidiaries after the use of commercially reasonable efforts to obtain any necessary amendments and creditor consents and waivers in relation to certain defaults that would otherwise occur under the instruments governing such indebtedness upon the consummation of the Merger. See “The Merger — Financing Arrangements” beginning on page 131.
Q:
Why am I receiving this joint proxy statement/prospectus?

A:
The RPAI Board is using this joint proxy statement/prospectus to solicit proxies of RPAI stockholders in connection with a special meeting to approve the Merger Agreement and the Merger on substantially the terms set forth in the Merger Agreement. The Kite Realty Board is using this joint proxy statement/prospectus to solicit proxies of Kite Realty shareholders in connection with a special meeting to approve the issuance of Kite Realty common shares to RPAI stockholders pursuant to the Merger Agreement and to approve the Kite Realty Declaration of Trust Amendment. In addition, Kite Realty is using this joint proxy statement/prospectus as a prospectus for RPAI stockholders because Kite Realty is offering Kite Realty common shares in exchange for shares of RPAI common stock in the Merger. The Merger cannot be completed unless:

•
the holders of a majority of votes cast by Kite Realty shareholders vote to approve the Kite Realty Share Issuance Proposal; and

•
the holders of a majority of the outstanding shares of RPAI common stock vote to approve the RPAI Merger Proposal.

Kite Realty and RPAI will hold separate meetings of their shareholders and stockholders, respectively, to obtain these approvals and to consider other proposals as described elsewhere in this joint proxy statement/prospectus.
This joint proxy statement/prospectus contains important information about the Merger and the other proposals being voted on at the Kite Realty special meeting and the RPAI special meeting and you should read it carefully. The enclosed voting materials allow you to vote your Kite Realty common shares and/or shares of RPAI common stock, as applicable, without attending your company’s special meeting.
Your vote is very important. You are encouraged to submit your proxy as promptly as possible.

Q:
What proposals am I being asked to vote on at the special meetings?

A:
Kite Realty.   At the Kite Realty special meeting, Kite Realty shareholders will be asked to consider and vote upon the following proposals:

•
Kite Realty Share Issuance Proposal — A proposal to approve the issuance of Kite Realty common shares to RPAI stockholders pursuant to the Merger Agreement.

•
Kite Realty Declaration of Trust Amendment Proposal — A proposal to approve the Kite Realty Declaration of Trust Amendment to increase the total number of authorized Kite Realty common shares from 245,000,000 to 490,000,000.

•
Kite Realty Adjournment Proposal — A proposal to approve one or more adjournments of the Kite Realty special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Kite Realty Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve the Kite Realty Share Issuance Proposal.

RPAI.   At the RPAI special meeting, RPAI stockholders will be asked to consider and vote upon the following proposals:
•
RPAI Merger Proposal — A proposal to approve the Merger Agreement and the Merger on substantially the terms set forth in the Merger Agreement.

•
RPAI Compensation Proposal — A proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to RPAI’s named executive officers in connection with the Merger.

•
RPAI Adjournment Proposal — A proposal to approve one or more adjournments of the RPAI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the RPAI Merger Proposal if there are insufficient votes at the time of such adjournment to approve the RPAI Merger Proposal.

Q:
When and where are the special meetings?

A:
Kite Realty.   The Kite Realty special meeting will be held at Kite Realty’s corporate headquarters, located at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204, on           , 2021, commencing at    a.m., Eastern Time. While Kite Realty intends to hold the Kite Realty special meeting in person, Kite Realty is sensitive to the public health and travel concerns Kite Realty shareholders may have and the protocols that federal, state and local governments may impose regarding the COVID-19 pandemic. If the Kite Realty Board decides that it is not possible or advisable to hold the Kite Realty special meeting in person, Kite Realty will announce the alternative meeting arrangements as promptly as practical through a press release, Form 8-K filing and disclosure on the Kite Realty Investor Relations website. These alternate arrangements may include holding the Kite Realty special meeting solely by means of a virtual meeting or adding a webcast component to the in-person meeting. You are encouraged to monitor Kite Realty’s Investor Relations website for updated information about the Kite Realty special meeting.

RPAI.   The RPAI special meeting will be held solely by means of remote communication in a virtual meeting format only on ,           2021, commencing at    a.m. Central Time. You will not be able to attend the RPAI special meeting physically. RPAI stockholders can attend and participate in the RPAI special meeting online by accessing          and following the login instructions. Online access to the audio webcast will open approximately thirty minutes prior to the start of the RPAI special meeting to allow time for RPAI stockholders to log in and test the computer audio system. RPAI stockholders are encouraged to access the RPAI special meeting prior to the start time. Beginning thirty minutes prior to the start of and during the virtual RPAI special meeting, RPAI will have a support team ready to assist RPAI stockholders with any technical difficulties they may have accessing or hearing the virtual RPAI special meeting. If RPAI stockholders encounter any difficulties accessing the virtual RPAI special meeting during the check-in or meeting time, there will be a technical support number available to assist RPAI stockholders that will be posted on the virtual RPAI special meeting login page.

Q:
Who can vote at the special meetings and how many votes do I have?

A:
Kite Realty.   All Kite Realty shareholders of record at the close of business on           , 2021, the record date for determining shareholders entitled to notice of and to vote at the Kite Realty special meeting, are entitled to receive notice of and to vote at the Kite Realty special meeting. As of           , 2021, there were       Kite Realty common shares outstanding, held by approximately       holders of record. Each Kite Realty common share is entitled to cast one vote on each proposal presented at the Kite Realty special meeting.

RPAI.   All RPAI stockholders of record at the close of business on            , 2021, the record date for determining stockholders entitled to notice of and to vote at the RPAI special meeting, are entitled to receive notice of and to vote at the RPAI special meeting. As of            , 2021, there were       shares of RPAI common stock outstanding held by approximately        holders of record. Each share of RPAI common stock is entitled to cast one vote on each proposal presented at the RPAI special meeting.
Q:
What constitutes a quorum?

A:
Kite Realty.   The presence at the Kite Realty special meeting, in person or by proxy, of Kite Realty shareholders entitled to cast a majority of all the votes entitled to be cast at the special meeting will constitute a quorum for the transaction of business at the Kite Realty special meeting. Kite Realty will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the Kite Realty special meeting for purposes of determining the presence of a quorum.

RPAI.   The presence at the RPAI special meeting, virtually or by proxy, of the holders of a majority of outstanding shares of RPAI common stock entitled to vote at the RPAI special meeting will constitute a quorum for the transaction of business at the RPAI special meeting. RPAI will include abstentions in the calculation of the number of shares considered to be present at the RPAI special meeting for purposes of determining the presence of a quorum at the RPAI special meeting. Since it is expected that all proposals to be voted on at the RPAI special meeting will be “non-routine” matters, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the RPAI special meeting.
Q:
What vote is required to approve the proposals at the special meetings?

A:
Kite Realty.

•
Kite Realty Share Issuance Proposal — Approval of the Kite Realty Share Issuance Proposal requires the affirmative vote of a majority of votes cast on the proposal.

•
Kite Realty Declaration of Trust Amendment Proposal — Approval of the Kite Realty Declaration of Trust Amendment Proposal requires the affirmative vote of the holders of two-thirds of the outstanding Kite Realty common shares.

•
Kite Realty Adjournment Proposal — Approval of the Kite Realty Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal.

RPAI.
•
RPAI Merger Proposal — Approval of the RPAI Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of RPAI common stock.

•
RPAI Compensation Proposal — Approval of the RPAI Compensation Proposal requires the affirmative vote of a majority of the votes cast on the proposal.

•
RPAI Adjournment Proposal — Approval of the RPAI Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal.

Q:
How does the Kite Realty Board recommend that Kite Realty shareholders vote on the proposals?

A:
After careful consideration, the Kite Realty Board has unanimously (i) determined that the Merger Agreement and the other transactions contemplated thereby, including the issuance of Kite Realty common shares in the Merger, are advisable and in the best interests of Kite Realty and the Kite Realty shareholders, (ii) authorized, approved and adopted the Merger Agreement and authorized the issuance of Kite Realty common shares in the Merger, (iii) directed that the issuance of Kite Realty common shares in the Merger be submitted for consideration at the special meeting and recommended that the Kite Realty shareholders vote in favor of the issuance of Kite Realty common shares, (iv) determined that the Kite Realty Declaration of Trust Amendment is in the best interests of Kite Realty and the Kite Realty shareholders and (v) declared advisable the Kite Realty Declaration of Trust Amendment. The Kite Realty Board unanimously recommends that Kite Realty shareholders vote “FOR” the Kite Realty Share Issuance Proposal, “FOR” the Kite Realty Declaration of Trust Amendment Proposal and “FOR” the Kite Realty Adjournment Proposal.
For a more complete description of the recommendation of the Kite Realty Board, see “The Merger — Recommendation of the Kite Realty Board and Its Reasons for the Merger” beginning on page 64.
Q:
How does the RPAI Board recommend that RPAI stockholders vote on the proposals?

A:
After careful consideration, the RPAI Board has unanimously (i) declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of RPAI and the RPAI stockholders, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (iii) directed that the Merger Agreement be submitted for RPAI stockholder approval and recommended that the RPAI stockholders approve the Merger on substantially the terms set forth in the Merger Agreement. The RPAI Board unanimously recommends that RPAI stockholders vote “FOR” the RPAI Merger Proposal, “FOR” the RPAI Compensation Proposal and “FOR” the RPAI Adjournment Proposal.

For a more complete description of the recommendation of the RPAI Board, see “The Merger — Recommendation of the RPAI Board and Its Reasons for the Merger” beginning on page 68.
Q:
Do the Kite Realty trustees and executive officers have any interests in the Merger?

A:
Kite Realty trustees and executive officers have certain interests in the Merger that are different from, or in addition to, the interests of Kite Realty shareholders generally. See “The Merger — Interests of Kite Realty’s Trustees and Executive Officers in the Merger” beginning on page 91 for information about interests that Kite Realty trustees and executive officers have in the Merger.

Q:
Do the RPAI directors and executive officers have any interests in the Merger?

A:
RPAI directors and executive officers have certain interests in the Merger that are different from, or in addition to, the interests of RPAI stockholders generally. See “The Merger — Interests of RPAI’s Directors and Executive Officers in the Merger” beginning on page 97 for information about interests that RPAI directors and executive officers have in the Merger.

Q:
How do I vote my Kite Realty common shares at the Kite Realty special meeting?

A:
If your Kite Realty common shares are registered directly in your name with Kite Realty’s transfer agent, you are considered the shareholder of record with respect to those Kite Realty common shares and the proxy notice was sent directly to you by Kite Realty. In that case, you may instruct the proxy holders named in the proxy card how to vote your Kite Realty common shares in one of the following ways without attending the Kite Realty special meeting:

•
Vote Online — To vote over the Internet, go to the website located on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide your unique 16-digit control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on            , 2021 to be counted.

•
Vote by Telephone — To vote by telephone, dial the toll-free telephone number located on the enclosed proxy card using a touch-tone telephone and follow the recorded instructions. You will be asked to provide your unique 16-digit control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on            , 2021 to be counted.
•
Vote by Regular Mail — To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope. If Kite Realty receives your signed proxy card before the Kite Realty special meeting, the named proxies will vote your Kite Realty common shares as you direct.

Q:
How do I vote my shares of RPAI common stock at the RPAI special meeting?

A:
If your shares of RPAI common stock are registered directly in your name with RPAI’s transfer agent, you are considered the stockholder of record with respect to those shares of RPAI common stock and the proxy notice was sent directly to you by RPAI. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of RPAI common stock in one of the following ways without attending the virtual RPAI special meeting:

•
Vote Online — To vote over the Internet, go to the website located on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide your unique 11-digit control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on           , 2021 to be counted.

•
Vote by Telephone — To vote by telephone, dial the toll-free telephone number located on the enclosed proxy card using a touch-tone telephone and follow the recorded instructions. You will be asked to provide your unique 11-digit control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on           , 2021 to be counted.

•
Vote by Regular Mail — To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope. If RPAI receives your signed proxy card before the RPAI special meeting, the named proxies will vote your shares of RPAI common stock as you direct.

Q:
If my Kite Realty common shares or shares of RPAI common stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:
If your Kite Realty common shares or shares of RPAI common stock are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in street name, and the proxy notice was forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. You should instruct your broker, bank or other nominee how to vote your shares by following the voting instructions provided by your broker, bank or other nominee on the enclosed voting instruction form. You may also attend your special meeting and vote in person at the Kite Realty special meeting or virtually at the RPAI special meeting if you obtain a legal proxy from your broker, bank or other nominee.

You may change your vote for shares held in street name by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee, by attending the Kite Realty special meeting and voting in person or attending the RPAI special meeting and voting virtually.
If your broker, bank or other nominee does not receive voting instructions from you, your broker, bank or other nominee may vote on a proposal only if it is considered a “routine” matter under the rules of the NYSE. On “non-routine” matters, your broker, bank or other nominee does not have discretionary voting power and cannot vote without instructions from you. Because the Kite Realty Share Issuance Proposal, the Kite Realty Adjournment Proposal and all of the RPAI proposals are “non-routine” matters, your broker, bank or other nominee may not vote without instructions from you on these proposals. In contrast, the Kite Realty Declaration of Trust Proposal is considered a “routine” matter, which means that your broker, bank or other nominee has discretionary voting authority to the extent it has not received voting instructions from you on the matter.
Unless you instruct your broker, bank or other nominee how to vote your Kite Realty common shares or shares of RPAI common stock or obtain a legal proxy from your broker, bank or other nominee to attend the Kite Realty special meeting and/or the RPAI special meeting, your shares held in street name will NOT be voted on the Kite Realty Share Issuance Proposal, the Kite Realty Adjournment Proposal or any of the RPAI proposals. With respect to the Kite Realty Declaration of Trust Proposal, your broker, bank or other nominee has discretionary authority to vote your Kite Realty common shares if you do not submit voting instructions to your broker, bank or other nominee.
Q:
What happens if I do not vote for a proposal or abstain from voting?

A:
Kite Realty.

•
Kite Realty Share Issuance Proposal — If you are a Kite Realty shareholder and fail to vote or fail to instruct your broker, bank or other nominee to vote, it will have no effect on the result of the vote on the Kite Realty Share Issuance Proposal, provided that a quorum is otherwise present at the Kite Realty special meeting. If you are a Kite Realty shareholder and abstain from voting, it will have the same effect as a vote “AGAINST” the Kite Realty Share Issuance Proposal.

•
Kite Realty Declaration of Trust Amendment Proposal — If you are a Kite Realty shareholder and fail to vote or abstain from voting, it will have the same effect as a vote “AGAINST” the Kite Realty Declaration of Trust Amendment Proposal. If you are a Kite Realty shareholder and fail to instruct your broker, bank or other nominee how to vote your shares, your broker, bank or other nominee may vote your shares uninstructed on the Kite Realty Declaration of Trust Amendment Proposal since brokers, banks and other nominees have discretionary authority to vote on the Kite Realty Declaration of Trust Amendment Proposal.

•
Kite Realty Adjournment Proposal — If you are a Kite Realty shareholder and fail to vote, fail to instruct your broker, bank or other nominee to vote or abstain from voting, it will have no effect on the result of the vote on the Kite Realty Adjournment Proposal, provided that a quorum is otherwise present at the Kite Realty special meeting.

RPAI.
•
RPAI Merger Proposal — If you are a RPAI stockholder and fail to vote, fail to instruct your broker, bank or other nominee to vote or abstain from voting, it will have the same effect as a vote “AGAINST” the RPAI Merger Proposal.

•
RPAI Compensation Proposal — If you are a RPAI stockholder and fail to vote, fail to instruct your broker, bank or other nominee to vote or abstain from voting, it will have no effect on the result of the vote on the RPAI Compensation Proposal, provided that a quorum is otherwise present at the RPAI special meeting.

•
RPAI Adjournment Proposal — If you are a RPAI stockholder and fail to vote, fail to instruct your broker, bank or other nominee to vote or abstain from voting, it will have no effect on the result of the vote on the RPAI Adjournment Proposal, regardless of whether a quorum is present at the RPAI special meeting.

Q:
How will my proxy be voted?

A:
All Kite Realty common shares entitled to vote and represented by properly completed proxies received prior to the Kite Realty special meeting, and not revoked, will be voted at the Kite Realty special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your Kite Realty common shares should be voted on a matter, the Kite Realty common shares represented by your proxy will be voted as the Kite Realty Board recommends and therefore “FOR” the Kite Realty Share Issuance Proposal, “FOR” the Kite Realty Declaration of Trust Amendment Proposal and “FOR” the Kite Realty Adjournment Proposal. If your Kite Realty shares are held in street name with a broker, bank or other nominee, and you do not provide voting instructions to your broker, bank or other nominee, your Kite Realty common shares will NOT be voted on the Kite Realty Share Issuance Proposal or the Kite Realty Adjournment Proposal.

All shares of RPAI common stock entitled to vote and represented by properly completed proxies received prior to the RPAI special meeting, and not revoked, will be voted at the RPAI special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of RPAI common stock should be voted on a matter, the shares of RPAI common stock represented by your proxy will be voted as the RPAI Board recommends and therefore “FOR” the RPAI Merger Proposal, “FOR” the RPAI Compensation Proposal and “FOR” the RPAI Adjournment Proposal. If your shares of RPAI common stock are held in street name with a broker, bank or other nominee, and you do not provide voting instructions to your broker, bank or other nominee, your shares of RPAI common stock will NOT be voted at the RPAI special meeting.
Q:
Can I revoke my proxy or change my vote after I have delivered my proxy?

A:
Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the Kite Realty special meeting or the RPAI special meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:

•
by sending a written notice to the Secretary of Kite Realty or the Secretary of RPAI, as applicable, in time to be received before your proxy is exercised at the Kite Realty special meeting or the RPAI special meeting, as applicable, stating that you would like to revoke your proxy;

•
by completing, signing and dating another later-dated proxy card and returning it by mail in time to be received before the Kite Realty special meeting or the RPAI special meeting, or by submitting a later-dated proxy by telephone or over the Internet in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•
by attending the Kite Realty special meeting in person or the RPAI special meeting virtually, as applicable, and voting your shares at the special meeting; simply attending the Kite Realty special meeting or the RPAI special meeting, as applicable, without voting will not revoke your proxy or change your vote.

If your Kite Realty common shares or shares of RPAI common stock are held in an account at a broker, bank or other nominee and you desire to change your vote or vote in person or virtually, you should contact your broker, bank or other nominee for instructions on how to do so.
Q:
What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your enclosed proxy card or voting instruction form forwarded by your broker, bank or other nominee and returning it in the enclosed pre-addressed postage-paid envelope or, if available, by submitting your proxy by one of the other methods specified in your proxy card or voting instruction form as promptly as possible so that your Kite Realty common shares and/or your shares of RPAI common stock will be represented and voted at the Kite Realty special meeting or the RPAI special meeting, as applicable.

Please refer to your proxy card or voting instruction form to see which voting options are available to you.
Even if you plan to attend the Kite Realty special meeting in person or the RPAI special meeting virtually, we recommend that you also submit your proxy or voting instructions prior to the applicable special meeting as soon as possible so that your vote will be counted if you later decide not to attend the applicable special meeting.
The method by which you submit a proxy will in no way limit your right to vote at the Kite Realty special meeting or the RPAI special meeting, as applicable, if you later decide to attend the meeting in person or virtually, respectively. However, if your Kite Realty common shares or shares of RPAI common stock are held in the name of a broker, bank or other nominee, you must obtain a legal proxy from your broker, bank or other nominee, to be able to vote in person at the Kite Realty special meeting or virtually at the RPAI special meeting.

Q:
Do I need identification to attend the Kite Realty special meeting in person or the RPAI special meeting virtually?

A:
Kite Realty.   Yes. Please bring valid government-issued photo identification, such as a driver’s license or passport, together with proof that you are a record owner of Kite Realty common shares. Please also note that if you hold your shares in street name (that is, through a broker, bank or other nominee), you will need to obtain a legal proxy and bring a copy of the brokerage statement reflecting your share ownership as of           , 2021. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

RPAI.   Yes. RPAI stockholders will need their unique 11-digit control number, which appears on the Notice of Special Meeting of Stockholders of RPAI, and the instructions that accompany the proxy materials to access the RPAI special meeting. In the event that you do not have a control number, please contact your broker, bank or other nominee as soon as possible, so that you can obtain a legal proxy and be provided with a control number to gain access to the RPAI special meeting. If, for any reason, you are unable to locate your control number, you will still be able to join the virtual RPAI special meeting as a guest by accessing         and following the guest login instructions; you will not, however, be able to vote or ask questions.
Q:
Will Kite Realty and RPAI continue to pay dividends or distributions prior to the Effective Time?

A:
Yes. The Merger Agreement permits Kite Realty to continue to pay regular quarterly dividends in accordance with past practice, at a quarterly rate not to exceed $0.18 per common share, and any additional distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax (any such additional distribution referred to as a “REIT Dividend”), provided that the Exchange Ratio will be ratably adjusted to the extent necessary or appropriate to reflect fully the effect of such change resulting from such permitted REIT Dividend. The Merger Agreement also permits RPAI to continue to pay regular quarterly dividends in accordance with past practice, at a quarterly rate not to exceed $0.075 per share of common stock and any additional distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax, provided that the Exchange Ratio will be ratably adjusted to the extent necessary or appropriate to reflect fully the effect of such change resulting from such permitted REIT Dividend. The timing of the pre-closing dividends of Kite Realty and RPAI will be coordinated such that, if one set of shareholders receives their dividend for a particular quarter prior to the closing of the Merger, the other set of shareholders will also receive their dividend for such quarter prior to the closing of the Merger.

Q:
What will happen to outstanding RPAI equity awards in the Merger?

A:
RPAI Options.   At the Effective Time, each RPAI Option that is outstanding and unexercised as of immediately prior to the Effective Time (whether or not then vested) shall be cancelled, terminated, and extinguished as of the Effective Time, and upon cancellation thereof the holder of each such RPAI Option shall be entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the excess of (i) the product of the number of shares of RPAI common stock subject to such RPAI Option as of immediately prior to the Effective Time, multiplied by the Exchange Ratio, multiplied by the Kite Realty common share price, over (ii) the product of the number of shares of RPAI common stock subject to such RPAI Option as of immediately prior to the Effective Time, multiplied by the exercise price per share of RPAI common stock subject to such RPAI Option (less any applicable withholding or other taxes or other amounts required by law to be withheld) (it being understood that, if the value determined in accordance with the Merger Agreement does not exceed $0, then no consideration shall be payable to the holder of such RPAI Option pursuant to the terms of the Merger Agreement).

RPAI Restricted Share Awards.   At the Effective Time, (i) each RPAI Restricted Share Award other than a Scheduled RPAI Restricted Share Award that is issued and outstanding as of immediately prior to the Effective Time shall be assumed by Kite Realty and shall be converted into a number of whole Kite Realty common shares (rounded up to the nearest whole share) equal to the product obtained by multiplying (A) the number of shares of RPAI common stock subject to such RPAI Restricted Share

Award as of immediately prior to the Effective Time, by (B) the Exchange Ratio, and (ii) each Scheduled RPAI Restricted Share Award that is issued and outstanding as of immediately prior to the Effective Time shall automatically become fully vested and all restrictions with respect thereto shall lapse as of immediately prior to the Effective Time, and as of the Effective Time, each such share of RPAI common stock will be cancelled and retired and automatically converted into the right to receive (upon the proper surrender of the certificate or, in the case of a book-entry share, the proper surrender of such book-entry share) the sum of (A) the merger consideration, plus (B) the fractional consideration, if any (less any applicable withholding or other taxes or other amounts required by law to be withheld, including but not limited to withholding the issuance or delivery of Kite Realty common shares otherwise payable as merger consideration to satisfy such obligations).
RPAI RSUs.   At the Effective Time, (i) each RPAI RSU subject to any performance condition that has not been satisfied and that is outstanding as of immediately prior to the Effective Time shall be cancelled, terminated, and extinguished as of the Effective Time, and (ii) upon cancellation thereof, the holder of each such RPAI RSU shall be entitled to receive, in full satisfaction of the rights of such holder with respect thereto, for each earned RPAI RSU determined assuming 153% achievement (which was agreed upon based, in part, on an approximation of the amount of these awards that would have been earned based on the value of the merger consideration if the performance period had ended upon the execution of the Merger Agreement) of the performance metrics applicable to such RPAI RSUs as of the date of the Merger Agreement through the day prior to the consummation of the transactions contemplated by the Merger Agreement (an “Earned RPAI RSU”), the sum of (1) the merger consideration, plus (2) the fractional consideration, if any, plus (3) a cash amount equal to the value, as of immediately prior to the Effective Time, of the RPAI Dividend Equivalent with respect to such Earned RPAI RSU (less any applicable withholding or other taxes or other amounts required by law to be withheld, including but not limited to withholding the issuance or delivery of Kite Realty common shares otherwise payable as merger consideration to satisfy such obligations) (it being understood that no consideration shall be payable with respect to any RPAI RSUs that do not become Earned RPAI RSUs).
Q:
When is the Merger expected to be completed?

A:
If the Kite Realty shareholders approve the Kite Realty Share Issuance Proposal and the RPAI stockholders approve the RPAI Merger Proposal, and if the other conditions to closing the Merger are satisfied or waived, Kite Realty and RPAI expect that the Merger will be completed in the fourth quarter of 2021. However, there is no assurance that the conditions to the Merger will be satisfied or waived or that the Merger will close on the anticipated timeline or at all.

Q:
Do I need to do anything with my book-entry shares now?

A:
No. You should not submit or attempt to exchange your book-entry shares at this time. After the Merger is completed, if you held shares of RPAI common stock, the Exchange Agent will send you a statement reflecting Kite Realty common shares received by you pursuant to the terms of the Merger Agreement. The value of any fractional interests of Kite Realty common shares to which a holder would otherwise be entitled will be paid in cash. See “The Merger Agreement — Merger Consideration; Effects of the Merger — Procedures for Surrendering RPAI Common Stock” beginning on page 134.

If you are a Kite Realty shareholder, you are not required to take any action with respect to your Kite Realty common shares. Such shares will continue to represent Kite Realty common shares after the Merger.
Q:
What happens if I sell my Kite Realty shares or my shares of RPAI common stock before the applicable special meeting?

A:
The record dates for the Kite Realty special meeting and the RPAI special meeting, respectively, are earlier than the dates of the respective special meetings and the date that the Merger is expected to be completed. If you sell your shares after the record date for the applicable special meeting but prior to the date of the applicable special meeting, you will retain any right to vote at the applicable special meeting, but, if you are a RPAI stockholder, you will have transferred your right to receive the merger consideration. If you are a RPAI stockholder, you must hold your shares of RPAI common stock through completion of the Merger in order to receive the merger consideration.
Q:
What are the anticipated U.S. federal income tax consequences to me of the proposed Merger?

A:
The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the Merger that Kite Realty and RPAI receive opinions from Hogan Lovells and Goodwin, respectively, to the effect that, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Merger qualifies as a reorganization, U.S. holders of shares of RPAI common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Kite Realty common shares in exchange for shares of RPAI common stock in connection with the Merger, except with respect to cash received in lieu of fractional Kite Realty common shares. Holders of shares of RPAI common stock should read the discussion in “The Merger — U.S. Federal Income Tax Considerations” beginning on page 101 and consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Merger and the ownership of Kite Realty common shares in their particular circumstances.

Q:
Are Kite Realty shareholders or RPAI stockholders entitled to dissenters’ or appraisal rights?

A:
No. Neither Kite Realty shareholders nor RPAI stockholders are entitled to dissenters’ or appraisal rights in connection with the Merger or the other transactions contemplated by the Merger Agreement.

Q:
What does it mean if I receive more than one set of voting materials for the Kite Realty special meeting or the RPAI special meeting?

A:
You may receive more than one set of voting materials for the Kite Realty special meeting and/or the RPAI special meeting, as applicable, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. If you hold your Kite Realty common shares or shares of RPAI common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold your shares. If you are a holder of record and your Kite Realty common shares or shares of RPAI common stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction form that you receive or, if available, please submit your proxy or voting instruction by telephone or over the Internet.

Q:
What happens if I am a shareholder of both Kite Realty and RPAI?

A:
You will receive separate proxy cards or voting instruction forms for each company and must complete, sign and date each proxy card or voting instruction form and return each proxy card or voting instruction form in the appropriate pre-addressed postage-paid envelope or, if available, by submitting a proxy or your voting instruction form by one of the other methods specified in your proxy card or voting instruction form for each company.

Q:
Will my rights as a shareholder change as a result of the Merger?

A:
The rights of the Kite Realty shareholders will be substantially unchanged as a result of the Merger. RPAI stockholders will have different rights following the Effective Time due to the differences between the governing documents of Kite Realty and RPAI. For more information regarding the differences in shareholder rights, see “Comparison of Rights of Kite Realty Shareholders and RPAI Stockholders” beginning on page 187.

Q:
What happens if the Merger is not completed?

A:
If the Merger is not completed for any reason, RPAI stockholders will not have their shares of RPAI common stock exchanged for the merger consideration. Instead, each of Kite Realty and RPAI would remain a separate company.

Q:
Are there any risks associated with the Merger that I should consider in deciding how to vote?

A:
Yes. There are a number of risks related to the Merger that are discussed in this joint proxy statement/prospectus and described in “Risk Factors” beginning on page 28.

Q:
Does my vote matter?

A:
Yes, your vote is very important. Kite Realty and RPAI cannot complete the Merger unless Kite Realty shareholders approve the Kite Realty Share Issuance Proposal and RPAI stockholders approve the RPAI Merger Proposal. Whether or not you plan to attend the Kite Realty special meeting or the RPAI special meeting, please vote as soon as possible by following the instructions in this joint proxy statement/prospectus.

Q:
Will a proxy solicitor be used?

A:
Kite Realty has engaged Georgeson LLC to assist in the solicitation of proxies for the Kite Realty special meeting, and Kite Realty estimates it will pay Georgeson LLC a fee of approximately $    . Kite Realty has also agreed to reimburse Georgeson LLC for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Georgeson LLC against certain losses, costs and expenses. In addition to mailing proxy solicitation materials, Kite Realty’s trustees, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Kite Realty’s trustees, officers or employees for such services.

RPAI has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the RPAI special meeting and estimates that it will pay Innisfree M&A Incorporated a fee of approximately $     . RPAI has also agreed to reimburse Innisfree M&A Incorporated for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation. In addition to mailing proxy solicitation materials, RPAI’s directors, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to RPAI’s directors, officers or employees for such services.
Q:
Who can answer my questions?

A:
If you have any questions about the Merger, the Kite Realty special meeting, the RPAI special meeting or the proposals to be voted on at the special meetings or how to submit your proxy or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are a Kite Realty shareholder:	If you are a RPAI stockholder

Investor Relations
Kite Realty Group Trust
30 S. Meridian Street, Suite 1100
Indianapolis, IN 46204
(317) 577-5600
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Toll-Free: (866) 856-4733

Investor Relations
Retail Properties of America, Inc.
2021 Spring Road, Suite 200
Oak Brook, IL 60523
(630) 634-4200
ir@rpai.com
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call Toll-Free: (866) 239-1763
Banks and Brokers may call collect: (212) 750-5833

Q:
Where can I find more information about Kite Realty and RPAI?

A:
You can find more information about Kite Realty and RPAI from various sources described in “Where You Can Find More Information and Incorporation by Reference” beginning on page 213.

SUMMARY
The following summary highlights some of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, Kite Realty and RPAI encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes and the other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the Merger and the other matters being considered at the applicable special meeting. See also “Where You Can Find More Information and Incorporation by Reference” beginning on page 213. We have included page references to direct you to a more complete description of the topics presented in this summary.
The Companies
Kite Realty Group Trust (See page 41)
Kite Realty is a publicly held REIT which, through Kite Realty Operating Partnership, owns interests in various operating subsidiaries and joint ventures engaged in the ownership, operation, acquisition, development, and redevelopment of high-quality neighborhood and community shopping centers and other real estate assets in select markets in the United States. At June 30, 2021, Kite Realty owned interests in 87 operating properties totaling approximately 16.8 million square feet. Kite Realty also owned five development and redevelopment projects as of this date.
Kite Realty common shares are listed on the NYSE, trading under the symbol “KRG.”
Kite Realty was formed as a REIT in the state of Maryland in 2004, and Kite Realty Operating Partnership was formed as a limited partnership in the state of Delaware in 2004. Kite Realty’s principal executive offices are located at 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, and its telephone number is (317) 577-5600.
KRG Oak, LLC (See page 41)
Merger Sub, a wholly owned subsidiary of Kite Realty, is a Maryland limited liability company formed on July 13, 2021, solely for the purpose of effecting the Merger. Upon completion of the Merger, RPAI will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Kite Realty. Immediately following the closing of the Merger, Merger Sub will merge with and into Kite Realty Operating Partnership, with Kite Realty Operating Partnership continuing as the surviving entity, so that all of the assets of Kite Realty continue to be owned at or below the Kite Realty Operating Partnership level. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.
Retail Properties of America, Inc. (See page 41)
RPAI is a REIT that owns and operates high quality, strategically located open-air shopping centers, including properties with a mixed-use component. As of June 30, 2021, RPAI owned 100 retail operating properties in the United States representing approximately 19.7 million square feet of gross leasable area and had four expansion and redevelopment projects. RPAI’s retail operating portfolio includes (i) neighborhood and community centers, (ii) power centers, and (iii) lifestyle centers and multi-tenant retail-focused mixed-use properties, as well as single-user retail properties.
RPAI common stock is listed on the NYSE, trading under the symbol “RPAI.”
RPAI is a Maryland corporation formed in March 2003. RPAI’s principal executive offices are located at 2021 Spring Road, Suite 200, Oak Brook, IL 60523, and its telephone number is (630) 634-4200.
The Combined Company (See page 42)
The combined company will retain the name “Kite Realty Group Trust” and will continue to be a Maryland REIT. The combined company will continue to be a publicly traded REIT engaged in the ownership, operation, acquisition, development, and redevelopment of high-quality neighborhood and community shopping centers and other real estate assets in select markets in the United States. The combined company is expected to have an equity market capitalization of approximately $4.2 billion and a total enterprise value of approximately $7.0 billion, based on the closing price of Kite Realty common shares on August 18, 2021, the latest practicable date prior to the date of this joint proxy statement/prospectus. We currently expect that after the Merger, the combined company’s asset base will consist primarily of interests in a portfolio of 185 open-air shopping centers comprised of approximately 32 million square feet of owned gross leasable area. These properties are primarily located in markets that are benefiting from favorable demographic changes, with 70% of centers by annualized base rent having a grocery component.
The combined company will hold all of its assets and conduct all of its business through Kite Realty Operating Partnership. The combined company will own an approximately 98.9% partnership interest in Kite Realty Operating Partnership.
Following the Merger, Kite Realty common shares will continue to be listed on the NYSE, trading under the symbol “KRG.”
The combined company’s principal executive offices will continue to be located at 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, and its telephone number will be (317) 577-5600.
The Merger
The Merger Agreement (See page 133)
Kite Realty, Merger Sub and RPAI have entered into the Merger Agreement attached as Annex A to this joint proxy statement/prospectus, which is incorporated herein by reference. Kite Realty and RPAI encourage you to carefully read the Merger Agreement in its entirety because it is the principal document governing the Merger and the other transactions contemplated by the Merger Agreement.
The Merger (See page 57)
Subject to the terms and conditions of the Merger Agreement, at the Effective Time, RPAI will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Kite Realty. Immediately following the closing of the Merger, Merger Sub will merge with and into Kite Realty Operating Partnership, with Kite Realty Operating Partnership continuing as the surviving entity, so that all of the assets of Kite Realty continue to be owned at or below the Kite Realty Operating Partnership level. Following the Merger, Kite Realty common shares, including the Kite Realty common shares to be issued in the Merger, will continue to be listed and traded on the NYSE under the symbol “KRG.”
Upon completion of the Merger, the current Kite Realty shareholders are expected to own approximately 40% of the issued and outstanding Kite Realty common shares and former RPAI stockholders are expected to own approximately 60% of the issued and outstanding Kite Realty common shares.
Recommendation of the Kite Realty Board (See page 64)
After careful consideration, the Kite Realty Board has unanimously (i) determined that the Merger Agreement and the other transactions contemplated thereby, including the issuance of Kite Realty common shares in the Merger, are advisable and in the best interests of Kite Realty and the Kite Realty shareholders, (ii) authorized, approved and adopted the Merger Agreement and authorized the issuance of Kite Realty common shares in the Merger and (iii) directed that the issuance of Kite Realty common shares in the Merger be submitted for consideration at the special meeting and recommended that the Kite Realty shareholders vote in favor of the issuance of Kite Realty common shares. Certain factors considered by the Kite Realty Board in reaching its decision to approve and adopt the Merger Agreement and the Merger can be found in “The Merger — Recommendation of the Kite Realty Board and Its Reasons for the Merger” beginning on page 64.
Furthermore, the Kite Realty Board has unanimously (i) determined that the Kite Realty Declaration of Trust Amendment is in the best interests of Kite Realty and the Kite Realty shareholders and (ii) declared advisable the Kite Realty Declaration of Trust Amendment to increase the total number of authorized Kite Realty common shares from 245,000,000 to 490,000,000.
The Kite Realty Board unanimously recommends that Kite Realty shareholders vote “FOR” the Kite Realty Share Issuance Proposal, “FOR” the Kite Realty Declaration of Trust Amendment Proposal and “FOR” the Kite Realty Adjournment Proposal.
Recommendation of the RPAI Board (See page 51)
After careful consideration, the RPAI Board has unanimously (i) declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of RPAI and the RPAI stockholders, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (iii) directed that the Merger Agreement be submitted for RPAI stockholder approval and recommended that the RPAI stockholders approve the Merger on substantially the terms set forth in the Merger Agreement.
The RPAI Board unanimously recommends that the RPAI stockholders vote “FOR” the RPAI Merger Proposal, “FOR” the RPAI Compensation Proposal and “FOR” the RPAI Adjournment Proposal.
Risk Factors Related to the Merger (See page 28)
You should consider carefully all of the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks related to the Merger and the related transactions are described in “Risk Factors — Risk Factors Related to the Merger” beginning on page 28.
The Kite Realty Special Meeting (See page 43)
The Kite Realty special meeting will be held at Kite Realty’s corporate headquarters, located at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204, on      , 2021, commencing at     a.m., Eastern Time.
At the Kite Realty special meeting, Kite Realty shareholders will be asked to consider and vote upon the following matters:
•
Kite Realty Share Issuance Proposal — A proposal to approve the issuance of Kite Realty common shares to RPAI stockholders pursuant to the Merger Agreement.

•
Kite Realty Declaration of Trust Amendment Proposal — A proposal to approve the Kite Realty Declaration of Trust Amendment to increase the total number of authorized Kite Realty common shares from 245,000,000 to 490,000,000.

•
Kite Realty Adjournment Proposal — A proposal to approve one or more adjournments of the Kite Realty special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Kite Realty Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve the Kite Realty Share Issuance Proposal.

Approval of the proposals presented at the Kite Realty special meeting require the following affirmative votes:
•
Kite Realty Share Issuance Proposal — Approval of the Kite Realty Share Issuance Proposal requires the affirmative vote of a majority of votes cast on the proposal.

•
Kite Realty Declaration of Trust Amendment Proposal — Approval of the Kite Realty Declaration of Trust Amendment Proposal requires the affirmative vote of the holders of two-thirds of the outstanding Kite Realty common shares.

•
Kite Realty Adjournment Proposal — Approval of the Kite Realty Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal.

Kite Realty shareholders of record at the close of business on     , 2021, the record date for the Kite Realty special meeting, are entitled to receive this notice and vote at the Kite Realty special meeting and any adjournments or postponements thereof.
At the close of business on      , 2021, trustees and executive officers of Kite Realty and their affiliates were entitled to vote      Kite Realty common shares, or approximately     % of the Kite Realty common shares issued and outstanding on that date. Kite Realty currently expects that the Kite Realty trustees and executive officers will vote their Kite Realty common shares in favor of the Kite Realty Share Issuance Proposal, the Kite Realty Declaration of Trust Amendment Proposal and the Kite Realty Adjournment Proposal, although none of them is obligated to do so.
Your vote as a Kite Realty shareholder is important. Accordingly, please promptly submit your proxy whether or not you plan to attend the Kite Realty special meeting in person.
The RPAI Special Meeting (See page 50)
The RPAI special meeting will be held solely by means of remote communication in a virtual meeting format only on     , 2021, commencing at      a.m. Central Time. You will not be able to attend the RPAI special meeting physically.
At the RPAI special meeting, the RPAI stockholders will be asked to consider and vote upon the following matters:
•
RPAI Merger Proposal — A proposal to approve the Merger Agreement and the Merger on substantially the terms set forth in the Merger Agreement.

•
RPAI Compensation Proposal — A proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to RPAI’s named executive officers in connection with the Merger.

•
RPAI Adjournment Proposal — A proposal to approve one or more adjournments of the RPAI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the RPAI Merger Proposal if there are insufficient votes at the time of such adjournment to approve the RPAI Merger Proposal.

Approval of the proposals presented at the RPAI special meeting require the following affirmative votes:
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RPAI Merger Proposal — Approval of the RPAI Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of RPAI common stock.

•
RPAI Compensation Proposal — Approval of the RPAI Compensation Proposal requires the affirmative vote of a majority of the votes cast on the proposal.

•
RPAI Adjournment Proposal — Approval of the RPAI Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal.

RPAI stockholders of record at the close of business on      , 2021, the record date for the RPAI special meeting, are entitled to receive this notice and vote at the RPAI special meeting and any adjournments or postponements thereof.
At the close of business on      , 2021, directors and executive officers of RPAI and their affiliates were entitled to vote      shares of RPAI common stock, or approximately    % of the shares of RPAI common stock issued and outstanding on that date. RPAI currently expects that RPAI directors and executive officers will vote their shares of RPAI common stock in favor of the RPAI Merger Proposal, the RPAI Compensation Proposal and the RPAI Adjournment Proposal, although none of them is obligated to do so.
Your vote as a RPAI stockholder is very important. Accordingly, please promptly submit your proxy whether or not you plan to attend the RPAI special meeting virtually.
Trustees and Management of Kite Realty After the Merger(See page 91)
Immediately following the Merger, the Kite Realty Board will consist of 13 members, nine of whom will be current trustees of Kite Realty and four of whom will be current directors of RPAI, subject to the four trustees designated by RPAI meeting the definition of “independent director” set forth in the rules and regulations of the NYSE for companies listed on the NYSE and applicable regulations promulgated by the SEC, and not having been party to or involved in an event that would be required to be disclosed pursuant to Item 401(f) of Regulation S-K under the Securities Act. The nine continuing Kite Realty trustees are John A. Kite, the current Chairman and Chief Executive Officer of Kite Realty, William E. Bindley, the current lead independent trustee of the Kite Realty Board, Derrick Burks, Victor J. Coleman, Christie B. Kelly, David R. O’Reilly, Barton R. Peterson, Charles H. Wurtzebach and Caroline L. Young. The four RPAI designees to the Kite Realty Board are Steven P. Grimes, the current Chief Executive Officer of RPAI, Bonnie S. Biumi, Gerald M. Gorski and Peter L. Lynch. All of the RPAI designees except Steven P. Grimes are current independent directors of RPAI. Following the Merger, the compensation of the Kite Realty Board will remain subject to the compensation programs described in Kite Realty’s Proxy Statement for its 2021 Annual Meeting of Shareholders, which is incorporated by reference herein.
Each of the executive officers of Kite Realty immediately prior to the Effective Time will continue as an executive officer of the combined company following the Effective Time. John A. Kite, Kite Realty’s current Chairman and Chief Executive Officer, will remain the Chairman and Chief Executive Officer of the combined company.
Interests of Kite Realty’s Trustees and Executive Officers in the Merger (See page 91)
In considering the recommendation of the Kite Realty Board to approve the Kite Realty Share Issuance Proposal, Kite Realty shareholders should be aware that some of the trustees and executive officers of Kite Realty have financial interests in the Merger that are different from, or in addition to, the interests of Kite Realty shareholders generally. The Kite Realty Board was aware of these interests and considered them, among other matters, in making its recommendation. For additional information, see “The Merger — Interests of Kite Realty’s Trustees and Executive Officers in the Merger” beginning on page 91.
Interests of RPAI’s Directors and Executive Officers in the Merger (See page 97)
In considering the recommendation of the RPAI Board to approve the RPAI Merger Proposal, RPAI stockholders should be aware that some of the directors and executive officers of RPAI have financial interests in the Merger that are different from, or in addition to, the interests of RPAI stockholders generally. The RPAI Board was aware of these interests and considered them, among other matters, in making its recommendation. For additional information, see “The Merger — Interests of RPAI’s Directors and Executive Officers in the Merger” beginning on page 97.
Effects of the Merger on RPAI Equity Awards (See page 100)
RPAI Options
At the Effective Time, each RPAI Option that is outstanding and unexercised as of immediately prior to the Effective Time (whether or not then vested) will be cancelled, terminated, and extinguished as of the Effective Time, and upon cancellation thereof the holder of each such RPAI Option will be entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the excess of (i) the product of the number of shares of RPAI common stock subject to such RPAI Option as of immediately prior to the Effective Time, multiplied by the Exchange Ratio, multiplied by the Kite Realty common share price, over (ii) the product of the number of shares of RPAI common stock subject to such RPAI Option as of immediately prior to the Effective Time, multiplied by the exercise price per share of RPAI common stock subject to such RPAI Option (it being understood that, if the value determined in accordance with the Merger Agreement does not exceed $0, then no consideration shall be payable to the holder of such RPAI Option pursuant to the terms of the Merger Agreement). Kite Realty will cause such consideration, if any, to be paid promptly following the Effective Time, without interest and less any applicable withholding or other taxes or other amounts required by law to be withheld.
RPAI Restricted Share Awards
At the Effective Time, (i) each RPAI Restricted Share Award other than a Scheduled RPAI Restricted Share Award that is issued and outstanding as of immediately prior to the Effective Time will be assumed by Kite Realty and shall be converted into a number of whole Kite Realty common shares (rounded up to the nearest whole share) equal to the product obtained by multiplying (A) the number of shares of RPAI common stock subject to such RPAI Restricted Share Award as of immediately prior to the Effective Time, by (B) the Exchange Ratio, and (ii) each Scheduled RPAI Restricted Share Award that is issued and outstanding as of immediately prior to the Effective Time will automatically become fully vested and all restrictions with respect thereto will lapse as of immediately prior to the Effective Time, and as of the Effective Time, each such share of RPAI common stock will be cancelled and retired and automatically converted into the right to receive (upon the proper surrender of the certificate or, in the case of a book-entry share, the proper surrender of such book-entry share) the sum of (A) the merger consideration, plus (B) the fractional consideration, if any (less any applicable withholding or other taxes or other amounts required by law to be withheld, including but not limited to withholding the issuance or delivery of Kite Realty common shares otherwise payable as merger consideration to satisfy such obligations).
RPAI RSUs
At the Effective Time, (i) each RPAI RSU subject to any performance condition that has not been satisfied and that is outstanding as of immediately prior to the Effective Time will be cancelled, terminated, and extinguished as of the Effective Time, and (ii) upon cancellation thereof, the holder of each Earned RPAI RSU will be entitled to receive the sum of (1) the merger consideration, plus (2) the fractional consideration, if any, plus (3) a cash amount equal to the value, as of immediately prior to the Effective Time, of the RPAI Dividend Equivalent with respect to such Earned RPAI RSU (less any applicable withholding or other taxes or other amounts required by law to be withheld, including but not limited to withholding the issuance or delivery of Kite Realty common shares otherwise payable as merger consideration to satisfy such obligations) (it being understood that no consideration shall be payable with respect to any RPAI RSUs that do not become Earned RPAI RSUs).
Delisting and Deregistration of RPAI Common Stock (See page 132)
If the Merger is completed, RPAI common stock will be delisted from the NYSE and deregistered under the Exchange Act as promptly as practicable after the Effective Time and RPAI will no longer file periodic reports with the SEC.
No Dissenters’ or Appraisal Rights in the Merger (See page 131)
Kite Realty shareholders are not entitled to dissenters’ or appraisal rights in connection with the Merger because the issuance of Kite Realty common shares in the Merger is not a transaction for which these rights apply and because the Kite Realty common shares are listed on the NYSE.
RPAI stockholders are not entitled to dissenters’ or appraisal rights and may not exercise the rights of objecting stockholders to receive the fair value of their shares in connection with the Merger because, as permitted by the MGCL, the RPAI Charter provides that stockholders shall not be entitled to exercise any appraisal rights unless the RPAI Board, upon the affirmative vote of a majority of the RPAI Board, shall determine that such rights apply. The RPAI Board has made no such determination.
Expected Timing of the Merger (See page 101)
Kite Realty and RPAI expect that the Merger will be completed in the fourth quarter of 2021. However, the Merger is subject to various conditions, and it is possible that factors outside the control of both companies could result in the Merger being completed at a later time or not at all. There may be a substantial amount of time between the respective Kite Realty and RPAI special meetings and the completion of the Merger. Kite Realty and RPAI expect to complete the Merger as soon as reasonably practicable following the satisfaction or waiver of all applicable conditions. For more information, see “Risk Factors — Risks Related to the Merger.”
Conditions to Completion of the Merger (See page 154)
A number of conditions must be satisfied or, to the extent permitted by law, waived before either Kite Realty or RPAI is obligated to complete the Merger. These include, among others:

•
approval of Kite Realty Share Issuance Proposal by the Kite Realty shareholders;

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approval of the RPAI Merger Proposal by the RPAI stockholders;

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a registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, having become effective, no stop order suspending the effectiveness of such Form S-4 having been issued by the SEC and remaining in effect and no proceeding to that effect having been commenced or threatened by the SEC and not withdrawn;

•
the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the Merger or any other transactions contemplated by the Merger Agreement, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the Merger Agreement that makes the consummation of the Merger illegal;

•
the Kite Realty common shares to be issued in connection with the Merger having been approved for listing on the NYSE, subject to official notice of issuance;

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the accuracy of the representations and warranties made by the other party in the Merger Agreement and performance by the other party of its obligations and compliance with its covenants and agreements under the Merger Agreement (subject in each case to certain materiality standards and Material Adverse Effect (as defined below in “The Merger Agreement — Definition of ‘Material Adverse Effect’”) qualifications);

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the absence of any Material Adverse Effect being experienced by the other party;

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the receipt by each party of an opinion from the other party’s legal counsel regarding the other party’s qualification as a REIT within the meaning of the Code; and

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the receipt by each party of an opinion from its legal counsel regarding the Merger’s qualification as a reorganization within the meaning of the Code.

Neither Kite Realty nor RPAI can give any assurance as to when or if all of the conditions to the consummation of the Merger will be satisfied or waived or that the Merger will occur.
Rights of RPAI Stockholders Will Change As a Result of the Merger (See page 187)
RPAI stockholders will have different rights once they become shareholders of the combined company, due to differences between the governing documents of Kite Realty and RPAI.
Regulatory Approvals Required for the Merger (See page 101)
Kite Realty and RPAI are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the Merger or the other transactions contemplated by the Merger Agreement.
No Solicitation and Adverse Recommendation Change (See page 147)
Under the Merger Agreement, each of Kite Realty and RPAI has agreed it will not, nor will it permit any of its subsidiaries to, and will not authorize or permit any of its, or any of its subsidiaries’, directors, trustees, officers, employees, advisors, agents or other representatives to (and will instruct and use its reasonable best efforts to cause its and its subsidiaries’ representatives not to), directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, an Acquisition Proposal (as defined below in “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions”), or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal, or any other effort or attempt to make or implement an Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in any negotiations regarding, or furnish to any third party any non-public information or data in connection with, any Acquisition Proposal, or any inquiry, proposal, or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of the Merger Agreement prohibit such discussions), (iii) approve, recommend, publicly declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement or other agreement in each case related to an Acquisition Proposal (other than certain confidentiality agreements) or requiring or having the effect of requiring Kite Realty or RPAI, as applicable, to abandon, terminate or violate its obligations under the Merger Agreement or fail to consummate the Merger (each of which is referred to as an Alternative Acquisition Agreement as defined below in “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions”), or (iv) agree to or propose publicly or agree to do any of the foregoing.
However, prior to obtaining the applicable approval at their respective special meetings, each of RPAI and Kite Realty may, under certain specified circumstances, furnish non-public information to and participate in negotiations with a third party making an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the no solicitation provisions of the Merger Agreement. Each of RPAI and Kite Realty must notify the other party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, request for any non-public information or any inquiry from any person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal.
Additionally, prior to obtaining the applicable approval at their respective special meetings, each of the RPAI Board or the Kite Realty Board may, under certain specified circumstances, withdraw its recommendation to its stockholders or shareholders, respectively, with respect to the Merger if it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the appliable board’s duties under applicable law.
Termination of the Merger Agreement (See page 156)
The Merger Agreement may be terminated at any time before the Effective Time by the mutual written consent of Kite Realty and RPAI.
The Merger Agreement may also be terminated prior to the Effective Time by either Kite Realty or RPAI if:
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the Merger has not been consummated on or before March 31, 2022 (provided that this termination right will not be available to a party whose failure to comply with any provision of the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date);

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a governmental authority of competent jurisdiction has issued an order, decree or ruling or taken any other action permanently restraining or otherwise prohibiting the Merger, and such action has become final and non-appealable (provided that this termination right will not be available to a party if the issuance of such order or action was primarily due to the failure of such party to comply with any provision of the Merger Agreement); or

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Kite Realty shareholders failed to approve the issuance of Kite Realty common shares in connection with the Merger, or RPAI stockholders failed to approve the Merger Agreement and the Merger on substantially the terms set forth in the Merger Agreement, as applicable (provided that this termination right will not be available to a party if the failure to obtain that party’s shareholder or stockholder approval, as applicable, was primarily due to the party’s material breach of certain provisions of the Merger Agreement).

Kite Realty may also decide to terminate the Merger Agreement if:
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RPAI has breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach, violation or failure to perform, either individually or in the aggregate, if occurring or continuing on the closing date, (a) would result in the failure of certain closing conditions to be satisfied and (b) is not cured or cannot be cured or waived prior to the earlier of (i) 45 days following notice to RPAI from Kite Realty of such breach or failure and (ii) the date that is three business days prior to the Outside Date (as defined below in “The Merger Agreement — Termination of the Merger Agreement — Termination by Either Kite Realty or RPAI”) (provided that this termination right will not be available if Kite Realty is in breach of any of its own representations, warranties, covenants or agreements set forth in the Merger Agreement such that certain closing conditions are not satisfied);
•
at any time prior to the approval of the RPAI stockholders, if the RPAI Board or any committee thereof (i) has made an Adverse Recommendation Change (as defined below in “The Merger Agreement — Covenants and Agreements — Adverse Recommendation Change”) and Kite Realty terminates the Merger Agreement within 30 days of the date Kite Realty receives notice of the Adverse Recommendation Change, (ii) after public announcement by any person of an Acquisition Proposal for RPAI or an intention (whether or not conditional) made publicly to make an Acquisition Proposal for RPAI, fails to recommend against such Acquisition Proposal for RPAI and to publicly reaffirm its recommendation to RPAI stockholders of the approval of the Merger and the other transactions contemplated by the Merger Agreement within 10 business days of being requested to do so by Kite Realty, (iii) fails to recommend to RPAI stockholders the approval of the Merger and the other transactions contemplated by the Merger Agreement in this joint proxy statement/prospectus, (iv) approves, adopts, publicly endorses or recommends, or enters into or allows RPAI or any of its subsidiaries to enter into a definitive agreement for, any Acquisition Proposal for RPAI, or (v) has materially violated any of its obligations under the provisions of the Merger Agreement prohibiting the solicitation of Acquisition Proposals by RPAI (other than any immaterial or inadvertent violations thereof not intended to result in the entry into an Alternative Acquisition Agreement); or

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at any time prior to the approval by Kite Realty shareholders, if the Kite Realty Board determines to enter into any Alternative Acquisition Agreement for Kite Realty with respect to a Superior Proposal (as defined below in “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions”); provided, that such termination will be null and void unless Kite Realty concurrently pays the termination fee set forth in the Merger Agreement and as described in “The Merger Agreement — Termination of the Merger Agreement — Termination Fee and Expenses Payable by Kite Realty to RPAI” and enters into an Alternative Acquisition Agreement relating to such Superior Proposal.

RPAI has reciprocal termination rights with respect to the Merger Agreement as Kite Realty described above.
Termination Fees and Expenses (See page 158)
Generally, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring those fees and expenses. However, if the Merger Agreement is terminated by one party for the other party’s uncured, material breach or because the other party fails to obtain applicable approval at its respective special meeting, such other party will be required to pay the terminating party reasonable documented out-of-pocket expenses actually incurred up to a maximum of $15 million. In certain other circumstances, Kite Realty may be obligated to pay to RPAI a termination fee of $70 million, or RPAI may be obligated to pay to Kite Realty a termination fee of $107 million. The actual amount of each termination fee and expense reimbursement payment is subject to an escrow and adjustment mechanism for REIT compliance purposes to provide for a lesser amount to be paid to the receiving party if necessary to prevent the receiving party from failing to meet its REIT requirements for such year.
U.S. Federal Income Tax Considerations (See page 101)
The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the Merger is conditioned on the receipt by each of Kite Realty and RPAI of an opinion from its respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Merger qualifies as a reorganization, U.S. holders of shares of RPAI common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Kite Realty common shares in exchange for shares of RPAI common stock in connection with the Merger, except with respect to cash received in lieu of fractional Kite Realty common shares.
For further discussion of the material U.S. federal income tax consequences of the Merger and the ownership of Kite Realty common shares, see “The Merger — U.S. Federal Income Tax Considerations” beginning on page 101.

Holders of shares of RPAI common stock should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Merger and the ownership of Kite Realty common shares.
Accounting Treatment (See page 130)
Kite Realty prepares its financial statements in accordance with GAAP. The Merger will be accounted for by using the business combination accounting rules, which require the application of a screen test to evaluate if substantially all of the fair value of the assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or business combination. In the event that the screen test is not met, the rules require a further assessment to determine whether an asset acquisition or business combination has occurred. Based on the fact that Kite Realty is the entity issuing the equity securities and that Kite Realty Board members and senior management will represent a majority of the board and senior management of the combined company and based on certain other factors described in more detail in “The Merger — Accounting Treatment,” Kite Realty is considered the acquirer for accounting purposes. Therefore, Kite Realty will recognize and measure, at fair value, the identifiable assets acquired, liabilities assumed and any noncontrolling interests in the consolidated subsidiaries of RPAI, and Kite Realty will recognize and measure goodwill and any gain from a bargain purchase, in each case, upon completion of the Merger.
Financing Arrangements (See page 131)
Kite Realty’s obligation to complete the transactions contemplated by the Merger Agreement is not subject to a financing condition. Kite Realty intends to pay the cash in lieu of fractional shares and other fees and expenses required to be paid in connection with the Merger from cash on hand and borrowings.
Kite Realty Operating Partnership has obtained financing commitments for the Bridge Facility, a $1.1 billion senior unsecured interim term loan with a 364-day maturity, pursuant to the Commitment Letter, dated as of July 18, 2021, with, among others, KeyBanc and BofA Securities, which Kite Realty Operating Partnership intends to use to repay RPAI indebtedness that cannot be assumed by Kite Realty Operating Partnership or its subsidiaries after the use of commercially reasonable efforts to obtain any necessary amendments and creditor consents and waivers in relation to certain defaults that would otherwise occur under the instruments governing such indebtedness upon the consummation of the Merger. KeyBank National Association (“KeyBank”), an affiliate of KeyBanc, is the administrative agent and a lender and Bank of America, N.A. (“BANA”), an affiliate of BofA Securities, is a lender under Kite Realty Operating Partnership’s Term Loan Agreement, dated October 25, 2018 (the “Kite Term Loan Agreement”), as well as the Fifth Amended and Restated Credit Agreement dated as of April 23, 2018 (the “Kite Revolving Credit Agreement”). The funding of the Bridge Facility provided for in the Commitment Letter is contingent on the satisfaction of customary conditions, including but not limited to (i) execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms set forth in the Commitment Letter, and (ii) consummation of the Merger in accordance with the Merger Agreement.
Availability under the Bridge Facility will be reduced to the extent creditor consents and waivers are obtained that make repayment of the RPAI indebtedness unnecessary upon consummation of the Merger. Availability will also be reduced by the net proceeds from other capital raising events, including certain issuances of equity, issuances of other debt or non-ordinary course asset sales, in each case subject to limited exceptions.
In the event that the necessary creditor consents and waivers in respect of the RPAI indebtedness are obtained, upon the consummation of the Merger, Kite Realty Operating Partnership expects to assume, among other things, all material unsecured indebtedness of RPAI, including an $850 million revolving line of credit pursuant to that certain Sixth Amended and Restated Credit Agreement, dated as of July 8, 2021, among RPAI, as the borrower, KeyBank, as administrative agent and the lenders from time to time party thereto (the “RPAI Revolving Credit Agreement”). In connection with such assumption of the RPAI Revolving Credit Agreement, Kite Realty Operating Partnership expects to terminate the Kite Revolving Credit Agreement.

Opinion of Kite Realty’s Financial Advisor (See page 71)
Kite Realty retained BofA Securities to act as Kite Realty’s financial advisor in connection with the Merger based on its qualifications, expertise and reputation, and its knowledge of Kite Realty’s business and affairs and familiarity with Kite Realty and the industry in which Kite Realty operates. On July 18, 2021, at a meeting of the Kite Realty Board held to evaluate the Merger, BofA Securities delivered to the Kite Realty Board an oral opinion, which was confirmed by delivery of a written opinion, dated July 18, 2021, to the effect that, as of such date and based on and subject to various assumptions and limitations described in its opinion, the Exchange Ratio provided for in the Merger was fair, from a financial point of view, to Kite Realty. The full text of the written opinion, dated July 18, 2021, of BofA Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. BofA Securities provided its opinion to the Kite Realty Board (in its capacity as such) for the benefit and use of the Kite Realty Board in connection with and for purposes of its evaluation of the Exchange Ratio provided for in the Merger from a financial point of view. BofA Securities’ opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Kite Realty or in which Kite Realty might engage or as to the underlying business decision of Kite Realty to proceed with or effect the Merger. BofA Securities’ opinion does not address any other aspect of the Merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the Merger, including the Kite Realty Share Issuance Proposal or any related matter.
For more information, see “The Merger — Opinion of Kite Realty’s Financial Advisor” beginning on page 71 of this joint proxy statement/prospectus and Annex B to this joint proxy statement/prospectus.
Opinion of RPAI’s Financial Advisor (See page 79)
In connection with the Merger, Citi, as RPAI’s financial advisor, rendered an oral opinion to the RPAI Board at its July 17, 2021 meeting, to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, the Exchange Ratio to be received by the RPAI stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, which was confirmed by delivery of a written opinion dated July 17, 2021.
The full text of Citi’s written opinion, dated July 17, 2021, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, is attached as Annex C to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The description of Citi’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the RPAI Board (in its capacity as such) in connection with its evaluation of the Merger and was limited to the fairness, from a financial point of view, as of the date of the opinion, of the Exchange Ratio to be received by the holders of outstanding RPAI common stock and did not address any other terms, aspects or implications of the Merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of RPAI to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for RPAI or the effect of any other transaction in which RPAI might engage. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed transaction or any other matter.

Unaudited Equivalent and Comparative Per Share Information
The following table sets forth, for the six months ended June 30, 2021 and the year ended December 31, 2020, selected per share information for Kite Realty common shares on a historical and pro forma combined basis and for shares of RPAI common stock on a historical and pro forma equivalent basis. Except for the historical information as of and for the year ended December 31, 2020, the information in the table is unaudited. You should read the table below together with the historical consolidated financial statements and related notes of Kite Realty included in Kite Realty’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the period ended June 30, 2021 incorporated herein by reference and of RPAI included in RPAI’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the period ended June 30, 2021 incorporated herein by reference. For more information, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 213.
The Kite Realty pro forma combined earnings per share were calculated using the methodology as described in “Unaudited Pro Forma Condensed Combined Financial Statements,” and are subject to all the assumptions, adjustments and limitations described thereunder. The unaudited pro forma condensed combined balance sheet data gives effect to the Merger as if it had occurred on June 30, 2021. The unaudited pro forma condensed combined statements of operations data gives effect to the Merger as if it had occurred on January 1, 2020. The RPAI pro forma equivalent per common share amounts were calculated by multiplying the Kite Realty pro forma combined per share amounts by the Exchange Ratio.
The unaudited pro forma financial information is presented for illustrative purposes only and you should not rely on the pro forma amounts as being indicative of the financial position or results of operations of the combined company that actually would have occurred had the Merger been completed as of the date indicated above, nor is it necessarily indicative of the future operating results or financial position of the combined company.
	Kite Realty				RPAI
	Historical		Pro Forma for Merger		Historical		Pro Forma for Merger
	Six Months Ended June 30, 2021	Year Ended December 31, 2020	Six Months Ended June 30, 2021	Year Ended December 31, 2020	Six Months Ended June 30, 2021	Year Ended December 31, 2020	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Income (loss) from continuing operations attributable to Kite Realty common shareholders per Kite Realty common share or RPAI common stockholders per share of RPAI common stock, basic and diluted	$0.29	$(0.19)	$0.20	$(0.57)	$0.09	$0.07	$0.15	$0.11
Cash dividends declared per Kite Realty common share or share of RPAI common stock(1) (2)	$0.32	$0.45	$0.32(1)	$0.45(1)	$0.15	$0.28	$0.15(2)	$0.28(2)
Book value per Kite Realty common share or share of RPAI common stock	$14.35	$14.62	$17.16	$17.27	$7.35	$7.37	$11.80	$11.82

(1)
Dividends are declared and paid at the discretion of the Kite Realty Board. The Kite Realty Board may change Kite Realty’s dividend policy at any time and there can be no assurance as to amount or timing of dividends in the future.

(2)
Dividends are declared and paid at the discretion of the RPAI Board. The RPAI Board may change RPAI’s dividend policy at any time and there can be no assurance as to amount or timing of dividends in the future.

RISK FACTORS
In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements,” whether you are a Kite Realty shareholder or a RPAI stockholder, you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of Kite Realty and RPAI because these risks will also affect the combined company. These risks can be found in the respective Annual Reports on Form 10-K for the year ended December 31, 2020 of Kite Realty and RPAI and in subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 213.
Risks Related to the Merger
The Exchange Ratio is fixed and the value of the Kite Realty common shares that RPAI stockholders will receive in the Merger will fluctuate based on the market price of the Kite Realty common shares
At the Effective Time, each outstanding share of RPAI common stock (other than shares held by Kite Realty or any Kite Realty subsidiary) will be converted into the right to receive 0.623 Kite Realty common shares, plus the right, if any, to receive cash in lieu of fractional Kite Realty common shares into which such shares of RPAI common stock would have been converted pursuant to the terms and subject to the conditions set forth in the Merger Agreement.
Because the Exchange Ratio is fixed, other than customary adjustments in the event of certain changes in Kite Realty’s or RPAI’s capitalization or the payment of certain dividends by Kite Realty or RPAI reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax, the value of the consideration to be received by RPAI stockholders in the Merger will depend on the market price of Kite Realty common shares at the time of the Merger. Changes in the market price of Kite Realty common shares prior to the Merger will affect the market value of the merger consideration that RPAI stockholders will be entitled to receive on the closing date of the Merger. Market price changes may result from a variety of factors (many of which are beyond the control of Kite Realty and RPAI), including the following:
•
market reaction to the announcement of the Merger and the prospects of the combined company;

•
changes in the respective businesses, operations, assets, liabilities and prospects of Kite Realty and RPAI;

•
changes in market assessments of the business, operations, financial position and prospects of Kite Realty and RPAI;

•
market assessments of the likelihood that the Merger will be completed;

•
interest rates, general market and economic conditions and other factors generally affecting the market prices of Kite Realty common shares and RPAI common stock;

•
federal, state and local legislation, governmental regulation and legal developments in the business in which Kite Realty and RPAI operate; and

•
other factors beyond the control of Kite Realty and RPAI, including those described or referred to elsewhere under this heading “Risk Factors.”

The market price of Kite Realty common shares at the closing of the Merger may vary from its price on the date the Merger Agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the Kite Realty special meeting and the RPAI special meeting. As a result, the market value of the merger consideration represented by the Exchange Ratio will also vary. For example, based on the range of closing prices of Kite Realty common shares during the period from July 16, 2021, the last trading day before public announcement of the Merger, through August 18, 2021, the latest practicable date prior to the date of this joint proxy statement/prospectus, the Exchange Ratio of 0.623 represented a market value per share of RPAI common stock ranging from a low of $11.68 to a high of $12.98.

Because the Merger will be completed after the date of the Kite Realty special meeting, the day of this joint proxy statement/prospectus and the RPAI special meeting, at the time of the special meetings you will not know the exact market value of the Kite Realty common shares that RPAI stockholders will receive upon completion of the Merger. You should consider, among other things:
•
if the price of Kite Realty common shares increases between the date the Merger Agreement was signed, the date of this joint proxy statement/prospectus or the dates of the special meetings and the closing of the Merger, RPAI stockholders will receive Kite Realty common shares that have a market value upon completion of the Merger that is greater than the market value of such shares calculated pursuant to the Exchange Ratio on the date the Merger Agreement was signed, the date of the joint proxy statement/prospectus or the dates of the special meetings, respectively; and

•
if the price of Kite Realty common shares declines between the date the Merger Agreement was signed, the date of this joint proxy statement/prospectus or the dates of the special meetings and the closing of the Merger, RPAI stockholders will receive Kite Realty common shares that have a market value upon the closing of the Merger that is less than the market value of such shares calculated pursuant to the Exchange Ratio on the date the Merger Agreement was signed, the date of this joint proxy statement/prospectus or the dates of the special meetings, respectively.

Therefore, while the number of Kite Realty common shares to be issued per share of RPAI common stock is fixed, RPAI stockholders cannot be sure of the market value of the merger consideration they will receive upon the closing of the Merger.
The Merger may not be completed on the terms or timeline currently contemplated, or at all, and other events may intervene to delay the proposed Merger or result in the termination of the Merger Agreement
Kite Realty and RPAI expect that the Merger will be completed in the fourth quarter of 2021, assuming all the conditions to closing in the Merger Agreement are satisfied or waived. Certain events may delay the completion of the Merger or result in a termination of the Merger Agreement. Some of these events are outside the control of Kite Realty and RPAI. The completion of the Merger is subject to certain conditions, including:
•
receipt of the requisite approvals of Kite Realty shareholders and RPAI stockholders;

•
the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order or proceedings seeking a stop order;

•
the absence of any temporary restraining order, preliminary or permanent injunction or other judgement, order or decree issued by any government authority of competent jurisdiction prohibiting consummation of the Merger or any other transaction contemplated by the Merger Agreement, and the absence of any law enacted, entered, promulgated or enforced by any governmental entity after the date of the Merger Agreement that, in any case, makes illegal the consummation of the Merger;

•
the approval for listing on the NYSE of Kite Realty common shares to be issued in connection with the Merger, subject to official notice of issuance;

•
the absence of a Material Adverse Effect on either Kite Realty or RPAI;

•
the accuracy of all representations and warranties made by the parties to the Merger Agreement, subject in most cases to materiality or Material Adverse Effect qualifications, and performance in all material respects of each party’s covenants and agreements in the Merger Agreement;

•
receipt by each of Kite Realty and RPAI of tax opinions relating to the status as a REIT of each company and the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; and

•
other customary conditions specified in the Merger Agreement.

In addition, the Merger Agreement may be terminated under certain circumstances, including by either Kite Realty or RPAI (i) if the Merger has not been consummated on or before March 31, 2022; (ii) if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining or otherwise prohibiting the Merger, and such order or other action shall have become final and non-appealable, (iii) upon a failure of either party to obtain approval of its shareholders or stockholders; (iv) upon a material, uncured breach by the other party that would cause the closing conditions not to be satisfied, subject to a 45-day cure period, (v) if the other party’s board makes an Adverse Recommendation Change with respect to the transaction, or (vi) prior to obtaining approval of its shareholders or stockholders, and upon payment of the applicable termination fee, in order to enter into a definitive agreement with a third party with respect to a superior Acquisition Proposal.
Neither Kite Realty nor RPAI can provide assurances that the Merger will be consummated on the terms or timeline currently contemplated, or at all or that other events will not intervene to delay or result in the termination of the proposed Merger.
Kite Realty shareholders and RPAI stockholders will be diluted by the Merger
The Merger will dilute the ownership position of the Kite Realty shareholders and result in RPAI stockholders having an ownership stake in the combined company that is smaller than their current stake in RPAI. Upon completion of the Merger, the current Kite Realty shareholders are expected to own approximately 40% of the issued and outstanding Kite Realty common shares and former RPAI stockholders are expected to own approximately 60% of the issued and outstanding Kite Realty common shares. Consequently, Kite Realty shareholders and RPAI stockholders, as a general matter, will have less influence over the management and policies of the combined company after the Effective Time than they currently exercise over the management and policies of Kite Realty and RPAI, respectively.
Failure to complete the Merger could negatively affect the value of the shares and the future business and financial results of Kite Realty and RPAI
If the Merger is not completed, the ongoing businesses of Kite Realty and RPAI could be adversely affected and each of Kite Realty and RPAI will be subject to a variety of risks associated with the failure to complete the Merger, including the following:
•
the requirement in the Merger Agreement that, under certain circumstances, Kite Realty pay RPAI a termination fee of $70 million, and may also be required, under certain circumstances, to reimburse RPAI’s transaction expenses up to $15 million, with the actual amount of such termination fee and expense reimbursement payment subject to an escrow and adjustment mechanism for REIT compliance purposes to provide for a lesser amount to be paid to RPAI if necessary to prevent RPAI from failing to meet its REIT requirements for such year;

•
the requirement in the Merger Agreement that, under certain circumstances, RPAI pay Kite Realty a termination fee of $107 million, and may also be required, under certain circumstances, to reimburse Kite Realty’s transaction expenses up to $15 million, with the actual amount of such termination fee and expense reimbursement payment subject to an escrow and adjustment mechanism for REIT compliance purposes to provide for a lesser amount to be paid to Kite Realty if necessary to prevent Kite Realty from failing to meet its REIT requirements for such year;

•
as described in the bullets above, either Kite Realty or RPAI may not receive the full termination fee which they are entitled to under the Merger Agreement in order to preserve their REIT status;

•
each of Kite Realty and RPAI having to pay substantial costs relating to the Merger in connection with the proposed Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees and integration costs that have already been incurred or will continue to be incurred until the closing of the Merger;

•
the management of each of Kite Realty and RPAI focusing on the Merger instead of pursuing other opportunities that could be beneficial to the companies, in each case, without realizing any benefits of having the Merger completed; and

•
reputational harm due to the adverse perception of any failure to successfully complete the Merger.

If the Merger is not completed, Kite Realty and RPAI cannot assure their shareholders and stockholders, respectively, that these risks will not materialize and will not materially affect the business, financial results and market prices of Kite Realty or RPAI.

The pendency of the Merger could adversely affect the business and operations of Kite Realty and RPAI
In connection with the pending Merger, some of Kite Realty’s and RPAI’s tenants, prospective tenants or vendors may delay or defer decisions, which could adversely affect the revenues, earnings, funds from operations, cash flows and expenses of Kite Realty and RPAI, regardless of whether the Merger is completed. Similarly, current and prospective employees of Kite Realty and RPAI may experience uncertainty about their future roles with the combined company following the Merger, which may materially adversely affect the ability of each of Kite Realty and RPAI to operate as effectively and efficiently as compared to periods prior to the announcement of the Merger or attract and retain key personnel during the pendency of the Merger. In addition, due to interim operating covenants in the Merger Agreement, Kite Realty and RPAI may be unable (without the other party’s prior written consent), during the pendency of the Merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.
Shareholder litigation could prevent or delay the closing of the Merger or otherwise negatively affect the business and operations of Kite Realty and RPAI
Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements. Neither Kite Realty nor RPAI can assure you as to the outcome of any lawsuit that may be filed, including the amount of costs associated with defending claims or any other liabilities that may be incurred in connection with such litigation. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed-upon terms, such an injunction may delay the consummation of the Merger in the expected timeframe or may prevent the Merger from being consummated altogether. Whether or not any plaintiff’s claim is successful, this type of litigation may result in significant costs and divert management’s attention and resources, which could adversely affect the operation of Kite Realty’s or RPAI’s business.
The Merger Agreement contains provisions that could discourage a potential competing acquirer of either RPAI or Kite Realty or could result in any competing Acquisition Proposal being at a lower price than it might otherwise be
The Merger Agreement provides that, until the Effective Time, subject to customary exceptions, each of RPAI and Kite Realty are subject to certain restrictions on (i) soliciting proposals relating to certain alternative transactions, or initiating, knowingly encouraging or facilitating any Acquisition Proposal, (ii) entering into discussions or negotiating or providing non-public information in connection with any alternative Acquisition Proposal from third parties, (iii) approving or entering into any Alternative Acquisition Agreement providing for any such alternative transaction, or (iv) agreeing to or proposing publicly to do any of the foregoing. Notwithstanding these “no-shop” restrictions, prior to obtaining the approval of RPAI stockholders or Kite Realty shareholders, under specified circumstances the RPAI Board and the Kite Realty Board, respectively, may change their recommendation of the transaction to their stockholders and shareholders, respectively, and RPAI and Kite Realty may each terminate the Merger Agreement to accept a Superior Proposal upon payment of the termination fees described in the risk factor “Failure to complete the Merger could negatively affect the value of the shares and the future business and financial results of Kite Realty and RPAI.” See “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions” beginning on page 147.
If the Merger Agreement is terminated because (i) the RPAI Board changes its recommendation in favor of the transactions contemplated by the Merger Agreement, (ii) RPAI terminates the Merger Agreement to enter into an Alternative Acquisition Agreement with a third party with respect to a Superior Proposal, or (iii) RPAI consummates or enters into an Alternative Acquisition Agreement for an alternative transaction within 12 months following termination under certain circumstances, the termination fee payable by RPAI to Kite Realty in such circumstances is $107 million. The Merger Agreement also provides that RPAI must pay Kite Realty an expense reimbursement of up to $15 million if the Merger Agreement is terminated for breach or because the RPAI stockholders vote against the transactions contemplated by the Merger Agreement. The actual amount of the termination fee and expense reimbursement payments are subject to an escrow and adjustment mechanism for REIT compliance purposes to provide for a lesser amount to be paid to Kite Realty if necessary to prevent Kite Realty from failing to meet its REIT requirements for such year.

Similarly, if the Merger Agreement is terminated because (i) the Kite Realty Board changes its recommendations in favor of the transactions contemplated by the Merger Agreement, (ii) Kite Realty terminates the Merger Agreement to enter into an Alternative Acquisition Agreement with a third party with respect to a Superior Proposal, or (iii) Kite Realty consummates or enters into an Alternative Acquisition Agreement for an alternative transaction within 12 months following termination under certain circumstances, the termination fee payable by Kite Realty to RPAI in such circumstances is $70 million. The Merger Agreement also provides that Kite Realty must pay RPAI an expense reimbursement of up to $15 million if the Merger Agreement is terminated for breach or because the Kite Realty shareholders vote against the transactions contemplated by the Merger Agreement. The actual amount of the termination fee and expense reimbursement payments are subject to an escrow and adjustment mechanism for REIT compliance purposes to provide for a lesser amount to be paid to RPAI if necessary to prevent RPAI from failing to meet its REIT requirements for such year. See “The Merger Agreement — Termination of the Merger Agreement — Termination Fee and Expenses Payable by RPAI to Kite Realty” beginning on page 160, and “The Merger Agreement — Termination of the Merger Agreement — Termination Fee and Expenses Payable by Kite Realty to RPAI” beginning on page 158.
These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of RPAI or Kite Realty from considering or making a competing Acquisition Proposal, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than the market value proposed to be received or realized in the Merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee and/or expense reimbursement that may become payable in certain circumstances under the Merger Agreement.
Some of the trustees and executive officers of Kite Realty and directors and executive officers of RPAI have interests in the Merger that are different from, or in addition to, those of the other Kite Realty shareholders and RPAI stockholders
Certain of the trustees and executive officers of Kite Realty and directors and executive officers of RPAI have interests in the Merger that may be different from other Kite Realty shareholders and RPAI stockholders, respectively. These interests, among other things, may influence or may have influenced the directors and executive officers of RPAI and trustees and executive officers of Kite Realty to support or approve the Merger. See “The Merger — Interests of Kite Realty’s Trustees and Executive Officers in the Merger” beginning on page 91 and “The Merger — Interests of RPAI’s Directors and Executive Officers in the Merger” beginning on page 97.
Risks Related to the Combined Company Following the Merger
Kite Realty and RPAI may incur substantial expenses related to the Merger and integration of the combined company
Kite Realty and RPAI may incur substantial expenses in connection with completing the Merger and integrating the business, operations, networks, systems, technologies, policies and procedures of the two companies.
In addition, RPAI’s systems will need to be integrated into Kite Realty’s systems, including accounting and finance and asset management.
Although Kite Realty and RPAI have assumed a certain level of integration and transaction expenses would be incurred, including an estimated $120 million of merger-related transactions costs, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the Merger could, particularly in the near term, exceed the savings that Kite Realty and RPAI expect to achieve from the elimination of duplicative expenses and the realization of economies of scale and costs savings related to the integration of the business following the completion of the Merger.

Following the Merger, the combined company may be unable to integrate the businesses of Kite Realty and RPAI successfully or realize the anticipated synergies and related benefits of the Merger or do so within the anticipated timeframe
The Merger involves the combination of two companies that currently operate as independent public companies. The combined company will be required to devote significant management attention and resources to integrating the business practices and operations of Kite Realty and RPAI. We anticipate that the Merger will result in approximately $34 million to $36 million in annual cost synergies, which excluding non-cash compensation expense equates to $27 million to $29 million in annual cash expense synergies. However, potential difficulties the combined company may encounter in the integration process include the following:
•
the inability to combine the businesses of Kite Realty and RPAI successfully in a manner that permits the combined company to achieve the cost savings anticipated to result from the Merger, which would result in the anticipated benefits of the Merger not being realized in the timeframe currently anticipated or at all;

•
the risk of not realizing all of the anticipated operational efficiencies or other anticipated strategic and financial benefits of the Merger within the expected timeframe or at all;

•
the inability to realize the anticipated value from some of RPAI’s assets;

•
lost sales and tenants as a result of certain tenants of either Kite Realty or RPAI deciding not to continue to do business with the combined company;

•
the complexities associated with integrating personnel from the two companies;

•
the additional complexities of combining two companies with different histories, cultures, regulatory restrictions, strategies, markets and tenant bases;

•
the failure to retain key employees, including potential departures of employees of either company before the Merger or of the combined company after the Merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the Merger;

•
complexities associated with applying Kite Realty’s standards, controls, procedures and policies over a significantly larger base of assets;

•
potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger; and

•
performance shortfalls at one or both companies as a result of the diversion of management’s attention caused by completing the Merger and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the combined company to maintain relationships with tenants, customers, vendors and employees or to achieve the anticipated benefits of the Merger, or could otherwise adversely affect the business and financial results of the combined company.
The Merger will result in changes to the Kite Realty Board that may affect the strategy of the combined company as compared to that of Kite Realty and RPAI independently
If the parties complete the Merger, the composition of the Kite Realty Board will change. Immediately following the Merger, the Kite Realty Board will consist of 13 members, nine of whom will be current trustees of Kite Realty and four of whom will be current directors of RPAI. The new composition of the Kite Realty Board may affect the business strategy and operating decisions of the combined company upon the completion of the Merger.
The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the Merger
Following the Merger, the combined company expects to continue to expand its operations through additional acquisitions, development opportunities and other strategic transactions, some of which may involve complex challenges. The future success of the combined company will depend, in part, upon the ability of the combined company to manage its expansion opportunities, which may pose substantial challenges for the combined company to integrate new operations into its existing business in an efficient and timely manner, and upon its ability to successfully monitor its operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. There is no assurance that the combined company’s expansion or acquisition opportunities will be successful, or that the combined company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.
Risks Related to an Investment in the Kite Realty Common Shares following the Merger
The market price of Kite Realty common shares following the Merger may be affected by factors different from those affecting the price of Kite Realty common shares before the Merger
Upon completion of the Merger, we anticipate that the continuing Kite Realty shareholders will own approximately 40% of the issued and outstanding Kite Realty common shares and former RPAI stockholders are expected to own approximately 60% of the issued and outstanding Kite Realty common shares.
The results of operations of the combined company, as well as the market price of Kite Realty common shares after the Merger, may be affected by factors different from those currently affecting Kite Realty’s or RPAI’s results of operations and the market prices of Kite Realty common shares or RPAI common stock. These factors include:
•
a greater number of Kite Realty common shares outstanding as compared to the number of currently outstanding Kite Realty common shares or RPAI common stock;

•
different shareholders in the combined company; and

•
the combined company owning different assets and maintaining different capitalizations.

Accordingly, the historical market prices and financial results of Kite Realty and RPAI may not be indicative of these matters for the combined company after the Merger. For more information, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 213.
The market price of Kite Realty common shares after the Merger may be volatile after the Merger or decline as a result of the Merger
The United States stock markets, including the NYSE, on which Kite Realty common shares will continue to be listed under the symbol “KRG” after the Merger, have experienced significant price and volume fluctuations. As a result, the market price of Kite Realty common shares is likely to be similarly volatile, and investors in Kite Realty common shares may experience a decrease in the value of their shares, including decreases unrelated to the combined company’s operating performance or prospects. Neither Kite Realty nor RPAI can assure you that the market price of Kite Realty common shares will not fluctuate or decline significantly in the future. For example, the market price of the Kite Realty common shares may decline as a result of the Merger if the combined company does not achieve the perceived benefits of the Merger or the effect of the Merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts.
In addition, upon consummation of the Merger, Kite Realty shareholders and RPAI stockholders will own interests in a combined company, which will operate an expanded business with a different mix of properties, risks and liabilities. Current Kite Realty shareholders and RPAI stockholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company. If, following the Effective Time, significant amounts of Kite Realty common shares are sold, the price of Kite Realty common shares could decline.
After the Merger is completed, RPAI stockholders who receive Kite Realty common shares in the Merger will have different rights that may be less favorable than their current rights as RPAI stockholders
After the closing of the Merger, RPAI stockholders who receive Kite Realty common shares in the Merger will have different rights than they currently have as RPAI stockholders which may be less favorable than their current rights as RPAI stockholders. For more information, see “Comparison of Rights of Kite Realty Shareholders and RPAI Stockholders” beginning on page 187.
Following the Merger, the combined company cannot assure you that it will be able to continue paying dividends at or above the rate currently paid by Kite Realty or RPAI
Following the Merger, there can be no guarantee that the shareholders of the combined company will receive dividends at the same rate or higher rate that they received as Kite Realty shareholders or RPAI stockholders prior to the Merger for various reasons, including the following:
•
the combined company may not have enough cash to pay such dividends due to changes in the combined company’s cash requirements, capital spending plans, cash flow or financial position;

•
decisions on whether, when and in what amounts to pay any future dividends will remain at all times entirely at the discretion of the Kite Realty Board, which reserves the right to change the combined company’s dividend practices at any time and for any reason; and

•
the amount of dividends that the combined company’s subsidiaries may distribute to the combined company may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Shareholders of the combined company will have no contractual or other legal right to dividends that have not been declared by the Kite Realty Board.
Counterparties to certain significant agreements of Kite Realty or RPAI may exercise contractual rights under such agreements in connection with the Merger
Kite Realty and RPAI are each party to certain agreements that give the counterparty certain rights following a “change in control,” including in some cases the right to terminate such agreements. Under some such agreements, for example certain debt obligations, the Merger may constitute a change in control and therefore the counterparty may exercise certain rights under the agreement upon the closing of the Merger. Any such counterparty may request modifications of its respective agreement as a condition to granting a waiver or consent under its agreement. There is no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available, that the exercise of any such rights will not have a material impact on the combined company or that any modifications of such agreements will not result in a material adverse effect to the combined company.
The unaudited pro forma combined condensed financial information included elsewhere in this joint proxy statement/prospectus may not be representative of the combined company’s results after the Merger, and accordingly, you have limited financial information on which to evaluate the combined company
The unaudited pro forma combined condensed financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the combined company. The unaudited pro forma combined condensed financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to RPAI’s assets and liabilities. The purchase price allocation reflected in the unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of RPAI as of the date of the completion of the Merger. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the Merger, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the Merger, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma combined condensed financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the Merger that Kite Realty and RPAI believe are reasonable under the circumstances. Kite Realty and RPAI cannot assure you that the assumptions will prove to be accurate over time.

The combined company will have a significant amount of indebtedness following the Merger and may need to incur more in the future
Kite Realty had outstanding indebtedness of approximately $1.3 billion as of August 18, 2021 and, in connection with the Merger, expects to assume or incur additional indebtedness. The incurrence of new indebtedness could have adverse consequences on the combined company’s business following the Merger, such as:
•
requiring the combined company to use a substantial portion of its cash flow from operations to service its indebtedness, which would reduce the available cash flow to fund working capital, capital expenditures, development projects, and other general corporate purposes and reduce cash for distributions;

•
limiting the combined company’s ability to obtain additional financing to fund its working capital needs, acquisitions, capital expenditures, or other debt service requirements or for other purposes;

•
increasing the combined company’s costs of incurring additional debt;

•
increasing the combined company’s exposure to floating interest rates;

•
limiting the combined company’s ability to compete with other companies that are not as highly leveraged, as the combined company may be less capable of responding to adverse economic and industry conditions;

•
restricting the combined company from making strategic acquisitions, developing properties, or exploiting business opportunities;

•
restricting the way in which the combined company conducts its business because of financial and operating covenants in the agreements governing the combined company’s existing and future indebtedness;

•
exposing the combined company to potential events of default (if not cured or waived) under covenants contained in its debt instruments that could have a material adverse effect on the combined company’s business, financial condition, and operating results;

•
increasing the combined company’s vulnerability to a downturn in general economic conditions; and

•
limiting the combined company’s ability to react to changing market conditions in its industry.

The impact of any of these potential adverse consequences could have a material adverse effect on the combined company’s results of operations, financial condition, and liquidity.
The Kite Realty Bylaws provide that the Circuit Court for Baltimore City, Maryland will be the exclusive forum for any internal corporate claims and other matters, which could limit the ability of Kite Realty shareholders to obtain a favorable judicial forum for disputes with the combined company or its trustees, executive officers, employees or shareholders
The Kite Realty Bylaws provides that the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for (i) any Internal Corporate Claim as defined under the MGCL, (ii) any derivative action or proceeding brought in the right or on behalf of Kite Realty, (iii) any action asserting a claim of breach of any duty owed by any trustee, officer, employee or agent of Kite Realty to Kite Realty or Kite Realty shareholders, (iv) any action asserting a claim against Kite Realty or any trustee, officer, employee or agent of Kite Realty arising pursuant to any provision of the MGCL, the Kite Realty Declaration of Trust or the Kite Realty Bylaws or (v) any action asserting a claim against Kite Realty or any trustee, officer, employee or agent of Kite Realty that is governed by the internal affairs doctrine.
The federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, since Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce an exclusive forum provision for actions arising under the Securities Act. The provision may limit a Kite Realty shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the combined company or its trustees, officers, employees or shareholders, which may discourage such lawsuits against the combined company and its trustees, officers, employees or shareholders. Alternatively, if a court were to find the choice of forum provision contained in the Kite Realty Declaration of Trust to be inapplicable or unenforceable in an action, the combined company may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations.
If the Kite Realty Declaration of Trust Amendment is approved, the increase in authorized Kite Realty common shares may have anti-takeover effects
If the Kite Realty Declaration of Trust Amendment is approved by Kite Realty shareholders, the increase in the authorized number of Kite Realty common shares could have possible anti-takeover effects. These authorized but unissued shares could (within the limits imposed by applicable law and NYSE rules) be issued in one or more transactions that could make a change of control of the combined company more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of the combined company by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Kite Realty Board in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the Kite Realty Board although perceived to be desirable by some shareholders.
Risks Related to Tax Following the Merger
If the Merger does not qualify as a reorganization, there may be adverse tax consequences.
The parties intend that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and it is a condition to the Merger that Kite Realty and RPAI receive opinions from Hogan Lovells and Goodwin, respectively, to the effect that, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. If the Merger were to fail to qualify as a reorganization, U.S. holders of shares of RPAI common stock generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the Kite Realty common shares and cash in lieu of fractional Kite Realty common shares received by such holder in the Merger; and (ii) such holder’s adjusted tax basis in its RPAI common stock. See “The Merger — U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 102.
Kite Realty may incur adverse tax consequences if Kite Realty has failed or fails, or if RPAI has failed, to qualify as a REIT for U.S. federal income tax purposes.
Each of Kite Realty and RPAI has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the Merger. Kite Realty intends to operate in a manner that it believes allows it to qualify as a REIT after the Merger. Neither Kite Realty nor RPAI has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations (as defined in “U.S. Federal Income Tax Considerations”) that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership (such as Kite Realty does and will continue to do after the Merger). The determination of various factual matters and circumstances not entirely within the control of Kite Realty or RPAI may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of Kite Realty and RPAI must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its net taxable income, excluding any net capital gains.
If Kite Realty loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:
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it would be subject to U.S. federal income tax and state and local income taxes on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

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unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” corporation, trust or association could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified;

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if it were to re-elect REIT status, it would have to distribute all earnings and profits from non-REIT years before the end of the first new REIT taxable year; and

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for the five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it would be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Even if Kite Realty retains its REIT status, if RPAI loses its REIT status for a taxable year ending on or before the Merger, Kite Realty could be subject to adverse tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:
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unless it is entitled to relief under applicable statutory provisions, Kite Realty, as the “successor” trust to RPAI, could not elect to be taxed as a REIT until the fifth taxable year following the year during which RPAI was disqualified;

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Kite Realty, as the successor by merger to RPAI, would be subject to any corporate income tax liabilities of RPAI, including penalties and interest;

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assuming that Kite Realty otherwise maintained its REIT qualification, Kite Realty would be subject to corporate level tax on the built-in gain on each asset of RPAI existing at the time of the Merger if Kite Realty were to dispose of the RPAI asset during the five-year period following the Merger; and

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assuming that Kite Realty otherwise maintained its REIT qualification, Kite Realty would succeed to any earnings and profits accumulated by RPAI for taxable periods that it did not qualify as a REIT, and Kite Realty would have to pay a special dividend and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate such earnings and profits (if Kite Realty does not timely distribute those earnings and profits, it could fail to qualify as a REIT).

In addition, if there is an adjustment to RPAI’s taxable income or dividends paid deductions, Kite Realty could elect to use the deficiency dividend procedure in order to maintain RPAI’s REIT status. That deficiency dividend procedure could require Kite Realty to make significant distributions to its shareholders and to pay significant interest to the IRS.
As a result of these factors, Kite Realty’s failure (before or after the Merger) or RPAI’s failure (before the Merger) to qualify as a REIT could impair Kite Realty’s ability after the Merger to expand its business and raise capital and would materially adversely affect the market value of Kite Realty common shares.
Kite Realty and RPAI face other risks
The risks listed above are not exhaustive, and you should be aware that, following the Merger, the combined company will face various other risks, including those discussed in reports filed by Kite Realty and RPAI with the SEC. For more information, see “Where You Can Find More Information and Incorporation by Reference.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act with respect to the proposed transaction between Kite Realty and RPAI, including statements regarding the anticipated benefits of the transaction, the anticipated timing of the transaction and the markets of each company. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties.
Currently, one of the most significant factors that could cause actual future events and results of Kite Realty, RPAI and the combined company to differ materially from the forward-looking statements is the potential adverse effect of the current COVID-19 pandemic, including possible resurgences and mutations, on the financial condition, results of operations, cash flows and performance of Kite Realty and RPAI and their tenants, the real estate market and the global economy and financial markets. The effects of the COVID-19 pandemic have caused and may continue to cause many of Kite Realty’s and RPAI’s tenants to close stores, reduce hours or significantly limit service, making it difficult for them to meet their obligations, and therefore has and will continue to impact Kite Realty and RPAI significantly for the foreseeable future.
Many additional factors could cause actual future events and results to differ materially from the forward-looking statements, including but not limited to:
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the possibility that Kite Realty shareholders and/or RPAI stockholders do not approve the Merger Agreement and the Merger on substantially the terms set forth in the Merger Agreement or the issuance of Kite Realty common shares to RPAI stockholders pursuant to the Merger Agreement or that other conditions to the closing of the Merger are not satisfied or waived at all or on the anticipated timeline;

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failure to realize the anticipated benefits of the Merger, including as a result of delay in completing the Merger;

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the risk that RPAI’s business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected;

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unexpected costs or liabilities relating to the Merger;

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potential litigation relating to the Merger that could be instituted against Kite Realty or RPAI or their respective trustees, directors or officers and the resulting expense or delay;

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the risk that disruptions caused by or relating to the Merger will harm Kite Realty’s or RPAI’s business, including current plans and operations;

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the ability of Kite Realty or RPAI to retain and hire key personnel;

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potential adverse reactions by tenants or other business partners or changes to business relationships, including joint ventures, resulting from the announcement or completion of the Merger;

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risks relating to the market value of the Kite Realty common shares to be issued in the Merger;

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risks associated with third party contracts containing consent and/or other provisions that may be triggered by the Merger;

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the impact of public health crises, such as pandemics (including the COVID-19 pandemic) and epidemics and any related company or government policies and actions intended to protect the health and safety of individuals or government policies or actions intended to maintain the functioning of national or global economies and markets;

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general economic and market developments and conditions;

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restrictions during the pendency of the Merger or thereafter that may impact Kite Realty’s or RPAI’s ability to pursue certain business opportunities or strategic transactions;

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either company’s ability to maintain its status as a REIT for U.S. federal income tax purposes; and

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the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement relating to the Merger.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Kite Realty and RPAI described in the “Risk Factors” section of their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by either of them from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Investors are cautioned to interpret many of the risks identified in the “Risk Factors” section of these filings as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Kite Realty and RPAI assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Neither Kite Realty nor RPAI gives any assurance that either Kite Realty or RPAI will achieve its expectations.

THE COMPANIES
Kite Realty Group Trust
Kite Realty is a publicly held REIT which, through Kite Realty Operating Partnership, owns interests in various operating subsidiaries and joint ventures engaged in the ownership, operation, acquisition, development, and redevelopment of high-quality neighborhood and community shopping centers and other real estate assets in select markets in the United States. Kite Realty derives revenues primarily from activities associated with the collection of contractual rents and reimbursement payments from tenants at its properties. Kite Realty’s operating results therefore depend materially on, among other things, the ability of its tenants to make required lease payments, the health and resilience of the United States retail sector, interest rate volatility, job growth and real estate market and overall economic conditions. At June 30, 2021, Kite Realty owned interests in 87 operating properties totaling approximately 16.8 million square feet. Kite Realty also owned five development and redevelopment projects as of this date.
Kite Realty conducts all of its business through its operating partnership, Kite Realty Operating Partnership, of which Kite Realty is the sole general partner, and its subsidiaries. As of June 30, 2021, Kite Realty held a 97.2% interest in Kite Realty Operating Partnership.
Kite Realty common shares are listed on the NYSE, trading under the symbol “KRG.”
Kite Realty was formed as a REIT in the state of Maryland in 2004, and Kite Realty Operating Partnership was formed as a limited partnership in the state of Delaware in 2004. Kite Realty’s principal executive offices are located at 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, and its telephone number is (317) 577-5600. Kite Realty maintains a website at www.kiterealty.com. The information contained on or connected to Kite Realty’s website is not incorporated by reference into, and you must not consider the information to be a part of, this joint proxy statement/prospectus.
Additional information about Kite Realty and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 213.
KRG Oak, LLC
Merger Sub, a wholly owned subsidiary of Kite Realty, is a Maryland limited liability company formed on July 13, 2021, solely for the purpose of effecting the Merger. Upon completion of the Merger, RPAI will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Kite Realty. Immediately following the closing of the Merger, Merger Sub will merge with and into Kite Realty Operating Partnership, with Kite Realty Operating Partnership continuing as the surviving entity, so that all of the assets of Kite Realty continue to be owned at or below the Kite Realty Operating Partnership level. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. Merger Sub’s address is 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, and its telephone number is (317) 577-5600.
Retail Properties of America, Inc.
RPAI is a REIT that owns and operates high quality, strategically located open-air shopping centers, including properties with a mixed-use component. As of June 30, 2021, RPAI owned 100 retail operating properties in the United States representing 19.7 million square feet of gross leasable area and had four expansion and redevelopment projects. RPAI’s retail operating portfolio includes (i) neighborhood and community centers, (ii) power centers, and (iii) lifestyle centers and multi-tenant retail-focused mixed-use properties, as well as single-user retail properties.
RPAI common stock is listed on the NYSE, trading under the symbol “RPAI.”
RPAI is a Maryland corporation formed in March 2003. RPAI’s principal executive offices are located at 2021 Spring Road, Suite 200, Oak Brook, IL 60523, and its telephone number is (630) 634-4200. RPAI maintains a website at www.rpai.com that contains information concerning RPAI. The information contained on or connected to RPAI’s website is not incorporated by reference into, and you must not consider the information to be a part of, this joint proxy statement/prospectus.
Additional information about RPAI and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 213.
The Combined Company
The combined company will retain the name “Kite Realty Group Trust” and will continue to be a Maryland REIT. The combined company will continue to be a publicly traded REIT engaged in the ownership, operation, acquisition, development, and redevelopment of high-quality neighborhood and community shopping centers and other real estate assets in select markets in the United States. The combined company is expected to have an equity market capitalization of approximately $4.2 billion and a total enterprise value of approximately $7.0 billion, based on the closing price of Kite Realty common shares on August 18, 2021, the latest practicable date prior to the date of this joint proxy statement/prospectus. We currently expect that after the Merger, the combined company’s asset base will consist primarily of interests in a portfolio of 185 open-air shopping centers comprised of approximately 32 million square feet of owned gross leasable area. These properties are primarily located in markets that are benefiting from favorable demographic changes, with 70% of centers by annualized base rent having a grocery component.
The combined company will hold all of its assets and conduct all of its business through Kite Realty Operating Partnership. The combined company will own an approximately 98.9% partnership interest in Kite Realty Operating Partnership.
Following the Merger, Kite Realty common shares will continue to be listed on the NYSE, trading under the symbol “KRG.”
The combined company’s principal executive offices will continue to be located at 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, and its telephone number will be (317) 577-5600. The combined company will continue to maintain a website at www.kiterealty.com. The information contained on or connected to Kite Realty’s website is not incorporated by reference into, and you must not consider the information to be a part of, this joint proxy statement/prospectus.

THE KITE REALTY SPECIAL MEETING
Date, Time and Place
The Kite Realty special meeting will be held at Kite Realty’s corporate headquarters, located at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204, on ,            2021, commencing at         a.m., Eastern Time.
Kite Realty shareholders who attend the Kite Realty special meeting may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Kite Realty shareholders who hold their shares in street name (that is, through a broker, bank or other nominee) will need to obtain a legal proxy as described in “— Shares Held in Street Name” and bring a copy of the brokerage statement reflecting their stock ownership as of            , 2021.
While Kite Realty intends to hold the Kite Realty special meeting in person, Kite Realty is sensitive to the public health and travel concerns Kite Realty shareholders may have and the protocols that federal, state and local governments may impose regarding the COVID-19 pandemic. If the Kite Realty Board decides that it is not possible or advisable to hold the Kite Realty special meeting in person, Kite Realty will announce the alternative meeting arrangements as promptly as practical through a press release, Form 8-K filing and disclosure on the Kite Realty Investor Relations website. These alternate arrangements may include holding the Kite Realty special meeting solely by means of a virtual meeting or adding a webcast component to the in-person meeting. You are encouraged to monitor Kite Realty’s Investor Relations website for updated information about the Kite Realty special meeting.
Purpose of the Kite Realty Special Meeting
At the Kite Realty special meeting, Kite Realty shareholders will be asked to consider and vote upon the following matters:
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Kite Realty Share Issuance Proposal — A proposal to approve the issuance of Kite Realty common shares to RPAI stockholders pursuant to the Merger Agreement.

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Kite Realty Declaration of Trust Amendment Proposal — A proposal to approve the Kite Realty Declaration of Trust Amendment to increase the total number of authorized Kite Realty common shares from 245,000,000 to 490,000,000.

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Kite Realty Adjournment Proposal — A proposal to approve one or more adjournments of the Kite Realty special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Kite Realty Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve the Kite Realty Share Issuance Proposal.

Recommendation of the Kite Realty Board
After careful consideration, the Kite Realty Board has unanimously (i) determined that the Merger Agreement and the other transactions contemplated thereby, including the issuance of Kite Realty common shares in the Merger, are advisable and in the best interests of Kite Realty and the Kite Realty shareholders, (ii) authorized, approved and adopted the Merger Agreement and authorized the issuance of Kite Realty common shares in the Merger and (iii) directed that the issuance of Kite Realty common shares in the Merger be submitted for consideration at the special meeting and recommended that the Kite Realty shareholders vote in favor of the issuance of Kite Realty common shares. Certain factors considered by the Kite Realty Board in reaching its decision to approve and adopt the Merger Agreement and the Merger can be found in “The Merger — Recommendation of the Kite Realty Board and Its Reasons for the Merger” beginning on page 64.
Furthermore, the Kite Realty Board has unanimously (i) determined that the Kite Realty Declaration of Trust Amendment is in the best interests of Kite Realty and the Kite Realty shareholders and (ii) declared advisable the Kite Realty Declaration of Trust Amendment to increase the total number of authorized Kite Realty common shares from 245,000,000 to 490,000,000.

The Kite Realty Board unanimously recommends that Kite Realty shareholders vote “FOR” the Kite Realty Share Issuance Proposal, “FOR” the Kite Realty Declaration of Trust Amendment Proposal and “FOR” the Kite Realty Adjournment Proposal.
Kite Realty Record Date; Who Can Vote at the Kite Realty Special Meeting
Only Kite Realty shareholders of record at the close of business on            , 2021, the record date for determining shareholders entitled to notice of and to vote at the Kite Realty special meeting, are entitled to receive notice of the Kite Realty special meeting and to vote the Kite Realty common shares that they held on the record date at the Kite Realty special meeting, or any postponement or adjournment of the Kite Realty special meeting. The only class of shares that can be voted at the Kite Realty special meeting is Kite Realty common shares. Each Kite Realty common share is entitled to one vote on all matters that come before the Kite Realty shareholders at the Kite Realty special meeting.
On           , 2021,        Kite Realty common shares were issued and outstanding and held by holders of record.
Quorum
A quorum of Kite Realty shareholders is necessary to hold a valid special meeting. The presence at the Kite Realty special meeting, in person or by proxy, of Kite Realty shareholders entitled to cast a majority of all the votes entitled to be cast at the special meeting will constitute a quorum for the transaction of business at the Kite Realty special meeting.
Kite Realty will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the Kite Realty special meeting for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares.
Under the Kite Realty Bylaws, if there is no quorum, the Kite Realty shareholders entitled to vote at the Kite Realty special meeting, present in person or by proxy, shall have the power to adjourn the Kite Realty special meeting to another date not more than 120 days after the original record date, without notice other than announcement at the meeting. Under the Kite Realty Bylaws, the chairman of the Kite Realty special meeting also has the power to adjourn the Kite Realty special meeting to a later date and time announced at the meeting.
Vote Required for Approval
Approval of the proposals presented at the Kite Realty special meeting require the following affirmative votes:
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Kite Realty Share Issuance Proposal — Approval of the Kite Realty Share Issuance Proposal requires the affirmative vote of a majority of votes cast on the proposal.

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Kite Realty Declaration of Trust Amendment Proposal — Approval of the Kite Realty Declaration of Trust Amendment Proposal requires the affirmative vote of the holders of two-thirds of the outstanding Kite Realty common shares.

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Kite Realty Adjournment Proposal — Approval of the Kite Realty Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal.

Abstentions and Broker Non-Votes
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Kite Realty Share Issuance Proposal — If you are a Kite Realty shareholder and fail to vote or fail to instruct your broker, bank or other nominee to vote, it will have no effect on the result of the vote on the Kite Realty Share Issuance Proposal, provided that a quorum is otherwise present at the Kite Realty special meeting. Under the NYSE rules, an abstention will be considered a vote cast with respect to the Kite Realty Share Issuance Proposal. Accordingly, if you are a Kite Realty shareholder and abstain from voting, it will have the same effect as a vote “AGAINST” the Kite Realty Share Issuance Proposal.

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Kite Realty Declaration of Trust Amendment Proposal — If you are a Kite Realty shareholder and fail to vote or abstain from voting, it will have the same effect as a vote “AGAINST” the Kite Realty Declaration of Trust Amendment Proposal. If you are a Kite Realty shareholder and fail to instruct your broker, bank or other nominee how to vote your shares, your broker, bank or other nominee may vote your shares uninstructed on the Kite Realty Declaration of Trust Amendment Proposal since brokers, banks and other nominees have discretionary authority to vote on the Kite Realty Declaration of Trust Amendment Proposal.

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Kite Realty Adjournment Proposal — If you are a Kite Realty shareholder and fail to vote, fail to instruct your broker, bank or other nominee to vote or abstain from voting, it will have no effect on the result of the vote on the Kite Realty Adjournment Proposal, provided that a quorum is otherwise present at the Kite Realty special meeting.

Brokers, banks and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. Since the Kite Realty Share Issuance Proposal and the Kite Realty Adjournment Proposal will be “non-routine” matters, brokers, banks and other nominees cannot vote without instructions on those proposals, resulting in “broker non-votes.” Broker non-votes are not considered votes cast and will have no effect on the result of the vote on the Kite Realty Share Issuance Proposal or the Kite Realty Adjournment Proposal. Since the Kite Realty Declaration of Trust Proposal will be a “routine” matter, brokers, banks and other nominees have discretionary voting authority to the extent they have not received voting instructions from their customers on the proposal.
See “— Shares held in Street Name” for a discussion of how to vote your shares held in street name.
Voting by Kite Realty Trustees and Executive Officers
At the close of business on            , 2021, trustees and executive officers of Kite Realty and their affiliates were entitled to vote           Kite Realty common shares, or approximately       % of the Kite Realty common shares issued and outstanding on that date. Kite Realty currently expects that the Kite Realty trustees and executive officers will vote their Kite Realty common shares in favor of the Kite Realty Share Issuance Proposal, the Kite Realty Declaration of Trust Amendment Proposal and the Kite Realty Adjournment Proposal, although none of them is obligated to do so.
Manner of Submitting Proxy
Whether or not you plan to attend the Kite Realty special meeting in person, you should submit your proxy as soon as possible.
If you own Kite Realty common shares in your own name, you are an owner or holder of record. This means that you may use the enclosed proxy card or the Internet or telephone voting options to tell the persons named as proxies how to vote your Kite Realty common shares. You have four voting options:
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Vote In Person — To vote in person, come to the Kite Realty special meeting and you will be able to vote by ballot. To ensure that your Kite Realty common shares are voted at the Kite Realty special meeting, Kite Realty recommends that you submit a proxy even if you plan to attend the Kite Realty special meeting.

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Vote Online — To vote over the Internet, go to the website located on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide your unique 16-digit control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on            , 2021 to be counted.

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Vote by Telephone — To vote by telephone, dial the toll-free telephone number located on the enclosed proxy card using a touch-tone telephone and follow the recorded instructions. You will be asked to provide your unique 16-digit control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on            , 2021 to be counted.

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Vote by Regular Mail — To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope. If Kite

Realty receives your signed proxy card before the Kite Realty special meeting, the named proxies will vote your Kite Realty common shares as you direct.
The Internet and telephone voting options available to holders of record are designed to authenticate Kite Realty shareholders’ identities, to allow Kite Realty shareholders to give their proxy voting instructions and to confirm that these instructions have been properly recorded. Proxies submitted over the Internet or by telephone through such a program must be received by 11:59 p.m. Eastern Time on            , 2021 (or in the event of an adjournment or postponement, such later date as shall be established). Submitting a proxy will not affect your right to vote in person if you decide to attend the Kite Realty special meeting.
If a proxy card is signed and returned without an indication as to how the Kite Realty common shares represented by the proxy are to be voted with regard to a particular proposal, the Kite Realty common shares represented by the proxy will be voted “FOR” each such proposal.
Your vote as a Kite Realty shareholder is very important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the Kite Realty special meeting in person.
Shares Held in Street Name
If a Kite Realty shareholder holds Kite Realty common shares in a stock brokerage account or if its shares are held by a broker, bank or other nominee (that is, in “street name”), such shareholder must provide the record holder of its shares with instructions on how to vote its Kite Realty common shares or obtain a legal proxy from the bank, broker or other nominee to vote such shares at the Kite Realty special meeting. Kite Realty shareholders should follow the voting instructions provided by their broker, bank or other nominee for specific instructions on the methods of voting including over the Internet or by telephone. Without such instructions, your shares will NOT be voted on the Kite Realty Share Issuance Proposal or the Kite Realty Adjournment Proposal, which will have the same effect as described above in “— Abstentions and Broker Non-Votes.” Further, brokers, banks or other nominees who hold Kite Realty common shares on behalf of their customers may not give a proxy to Kite Realty to vote those shares without specific instructions from their customers. If a Kite Realty shareholder does not instruct its broker, bank or other nominee to vote with respect to the Kite Realty Share Issuance Proposal and/or the Kite Realty Adjournment Proposal, then the broker, bank or other nominee may not vote those shares in respect of such proposal, and it will have the effects described above in “— Abstentions and Broker Non-Votes.” If a Kite Realty shareholder does not instruct its broker, bank or other nominee to vote with respect to the Kite Realty Declaration of Trust Proposal, the broker, bank or other nominee has discretionary authority to vote those shares in respect of such proposal.
Revocation of Proxies or Voting Instructions
Your grant of a proxy on the enclosed proxy card or through one of the alternative methods discussed above does not prevent you from voting in person or otherwise revoking your proxy at any time before it is voted at the Kite Realty special meeting. If you are a holder of record, you can do this in any of the three following ways:
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by sending a written notice to the Secretary of Kite Realty in time to be received before the Kite Realty special meeting stating that you would like to revoke your proxy;

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by completing, signing and dating another, later-dated proxy card and returning it by mail in time to be received before the Kite Realty special meeting or by submitting a later-dated proxy by telephone or over the Internet in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•
by attending the Kite Realty special meeting in person and voting your shares; simply attending the Kite Realty special meeting without voting will not revoke your proxy or change your vote.

Your last vote is the vote that will be counted.
If you have instructed a broker, bank or other nominee to vote your Kite Realty common shares, you must follow the directions received from your broker, bank or other nominee if you wish to change your vote or if you have obtained a legal proxy from your broker, bank or other nominee, you may change your vote by attending the Kite Realty special meeting and voting online.
If you have questions about how to vote or revoke your proxy, you should contact Kite Realty’s proxy solicitor, Georgeson LLC, toll-free at (866) 856-4733.
Tabulation of Votes
Kite Realty will appoint an inspector of election for the Kite Realty special meeting to tabulate affirmative and negative votes, broker non-votes and abstentions.
Solicitation of Proxies; Payment of Solicitation Expenses
Kite Realty is soliciting proxies for the Kite Realty special meeting from Kite Realty shareholders. Kite Realty will bear the entire cost of soliciting proxies from Kite Realty shareholders. In addition to this mailing, Kite Realty’s trustees and officers may solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. They will not be paid any additional amounts for soliciting proxies. Arrangements also will be made with brokers, banks and other nominees to forward proxy solicitation materials to the beneficial owners of Kite Realty common shares held of record by those persons, and Kite Realty will reimburse these brokers, banks and other nominees for related, reasonable out-of-pocket expenses they incur.
Kite Realty has engaged Georgeson LLC to assist in the solicitation of proxies for the Kite Realty special meeting, and Kite Realty estimates it will pay Georgeson LLC a fee of approximately $         . Kite Realty has also agreed to reimburse Georgeson LLC for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Georgeson LLC against certain losses, costs and expenses. The address of Georgeson LLC is 1290 Avenue of the Americas, 9th Floor, New York, NY 10104. You can call Georgeson LLC toll-free at (866) 856-4733.
Adjournment
In addition to the other proposals being considered at the Kite Realty special meeting, Kite Realty shareholders are also being asked to approve one or more adjournments of the Kite Realty special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Kite Realty Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve the Kite Realty Share Issuance Proposal. If the Kite Realty Adjournment Proposal is approved, the Kite Realty special meeting could be successively adjourned to any date, not later than 120 days after the record date for the original Kite Realty special meeting. In addition, the Kite Realty Board could postpone the Kite Realty special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the Kite Realty special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their exercise at the adjourned meeting.
Approval of the Kite Realty Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal. In addition, the chairman of the Kite Realty special meeting also has the power to adjourn the Kite Realty special meeting under the Kite Realty Bylaws.
Assistance
If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the Kite Realty special meeting, please contact Kite Realty’s proxy solicitor:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Call Toll-Free: (866) 856-4733

PROPOSALS SUBMITTED TO KITE REALTY SHAREHOLDERS
Kite Realty Share Issuance Proposal
Proposal 1 on the Kite Realty Proxy Card
Kite Realty shareholders are asked to approve the issuance of Kite Realty common shares to RPAI stockholders pursuant to the Merger Agreement. For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the issuance of Kite Realty common shares in the Merger throughout this joint proxy statement/prospectus, including the information set forth in “The Merger” beginning on page 57 and “The Merger Agreement” beginning on page 133. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference.
Pursuant to the Merger Agreement, approval of this proposal is a condition to the closing of the Merger. If this proposal is not approved, the Merger will not be completed.
Approval of the Kite Realty Share Issuance Proposal requires the affirmative vote of a majority of votes cast on the proposal.
Recommendation of the Kite Realty Board
The Kite Realty Board unanimously recommends that Kite Realty shareholders vote “FOR” the Kite Realty Share Issuance Proposal.
Kite Realty Declaration of Trust Amendment Proposal
Proposal 2 on the Kite Realty Proxy Card
The Kite Realty Declaration of Trust currently allows Kite Realty to issue up to 245,000,000 Kite Realty common shares and 20,000,000 Kite Realty preferred shares. On or about August 20, 2021, Kite Realty filed Articles Supplementary with the SDAT to reclassify 20,000,000 Kite Realty preferred shares to Kite Realty common shares to ensure that it would have sufficient Kite Realty common shares available to complete the Merger. Prior to this reclassification, the Kite Realty Declaration of Trust provided for 225,000,000 authorized Kite Realty common shares and 40,000,000 authorized Kite Realty preferred shares.
As of August 18, 2021, the latest practicable date prior to the date of this joint proxy statement/prospectus, (i) 84,547,919 Kite Realty common shares were issued and outstanding, (ii) 5,375,494 Kite Realty common shares were reserved for issuance pursuant to the terms of outstanding options or equity or equity-based awards granted pursuant to the Kite Realty Equity Incentive Plan, (iii) 1,277,380 Kite Realty common shares were reserved for issuance and available for grant pursuant to the Kite Realty Equity Incentive Plan, (iv) 2,455,853 Kite Realty common shares were reserved for issuance upon redemption of Kite Realty Operating Partnership units in accordance with the Kite Realty Operating Partnership Agreement and (v) 9,915,700 Kite Realty common shares were reserved for issuance upon the exchange of Kite Realty Operating Partnership’s 0.75% exchangeable senior notes due 2027 (the “Exchangeable Notes”). We expect approximately 133.8 million Kite Realty common shares to be issued in connection with the Merger (based on the number of shares of RPAI common stock outstanding as of June 30, 2021). Consequently, after the Merger and accounting for Kite Realty common shares reserved for issuance, Kite Realty expects to have approximately 7.6 million shares of authorized but unissued Kite Realty common shares available for general corporate purposes.
The primary purpose of the Kite Realty Declaration of Trust Amendment is to provide Kite Realty with additional shares available for future general corporate purposes, including capital raising transactions, employee benefit plans, acquisitions and other corporate uses. The proposed increase in authorized shares is not in response to any takeover proposal and Kite Realty has no present intention to use the additional shares as an anti-takeover mechanism. Kite Realty currently has no definitive plans or understandings with respect to the issuance of any Kite Realty common shares except as described in this joint proxy statement/prospectus.

The Kite Realty Board adopted a resolution approving and declaring advisable and in the best interests of Kite Realty and its shareholders the Kite Realty Declaration of Trust Amendment to increase the total number of authorized Kite Realty common shares from 245,000,000 to 490,000,000. The Kite Realty Board further directed that the proposed action be submitted for consideration by Kite Realty shareholders.
The proposed Kite Realty Declaration of Trust Amendment would delete the current Section 6.1 of the Kite Realty Declaration of Trust and replace it with the following:
“Section 6.1 Authorized Shares. The beneficial interest of the Trust shall be divided into shares of beneficial interest (the “Shares”). The Trust has authority to issue 490,000,000 common shares of beneficial interest, $0.01 par value per share (“Common Shares”), and 20,000,000 preferred shares of beneficial interest, $0.01 par value per share (“Preferred Shares”).”
The approval of the Kite Realty Declaration of Trust Amendment is not a condition to the Merger. Therefore, the Merger can be completed without the approval of the Kite Realty Declaration of Trust Amendment Proposal.
Approval of the Kite Realty Declaration of Trust Amendment Proposal requires the affirmative vote of the holders of two-thirds of the outstanding Kite Realty common shares.
If Kite Realty shareholders do not approve the Kite Realty Declaration of Trust Amendment, then Kite Realty will not be able to increase the total number of authorized Kite Realty common shares, and Kite Realty will be limited in the amount of Kite Realty common shares that are currently available for issuance in the future.
Recommendation of the Kite Realty Board
The Kite Realty Board unanimously recommends that Kite Realty shareholders vote “FOR” the Kite Realty Declaration of Trust Amendment Proposal.
Kite Realty Adjournment Proposal
Proposal 3 on the Kite Realty Proxy Card
Kite Realty is asking Kite Realty shareholders to approve the adjournment of the Kite Realty special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Kite Realty Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve the Kite Realty Share Issuance Proposal.
Approval of the Kite Realty Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal.
Recommendation of the Kite Realty Board
The Kite Realty Board unanimously recommends that Kite Realty shareholders vote “FOR” the Kite Realty Adjournment Proposal.
Other Business
As of the date of this joint proxy statement/prospectus, Kite Realty does not intend to bring any other matters before the Kite Realty shareholders at the Kite Realty special meeting, and Kite Realty has no knowledge of any business that will be presented for consideration at the Kite Realty special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Shareholders of Kite Realty. In accordance with the Kite Realty Bylaws and Maryland law, business transacted at the Kite Realty special meeting will be limited to those matters set forth in such notice.

THE RPAI SPECIAL MEETING
Date, Time and Place
The RPAI special meeting will be held on                 , 2021 at        a.m. Central Time, solely by means of remote communication in a virtual meeting format only. You can attend and participate in the RPAI special meeting online by visiting           , where you will be able to listen to the RPAI special meeting, submit questions and vote. You will not be able to attend the RPAI special meeting physically.
Virtual Meeting Matters
Accessing the Meeting
RPAI stockholders described below in “— RPAI Record Date — Who Can Vote at the RPAI Special Meeting,” or their designated proxies will be able to attend and participate in the RPAI special meeting online by accessing          and following the login instructions. To attend and vote at the virtual RPAI special meeting, RPAI stockholders will need their unique 11-digit control number, which appears on the Notice of Special Meeting of Stockholders of RPAI. RPAI stockholders who hold their shares in street name (that is, through a broker, bank or other nominee) will need to contact their broker, bank or other nominee by            , 2021 to obtain a legal proxy and be provided with a control number to gain access to the RPAI special meeting. Even if a RPAI stockholder plans to attend the RPAI special meeting online, RPAI recommends that such stockholder also votes by proxy as described herein so that such stockholder’s vote will be counted if such stockholder decides not to attend the RPAI special meeting.
The live audio webcast of the RPAI special meeting will begin promptly at          a.m. Central Time. Online access to the audio webcast will open approximately 30 minutes prior to the start of the RPAI special meeting to allow time for RPAI stockholders to log in and test the computer audio system. RPAI stockholders are encouraged to access the RPAI special meeting prior to the start time.
If, for any reason, a RPAI stockholder is unable to locate the control number, the RPAI stockholder will still be able to join the virtual RPAI special meeting as a guest. Guests who log in without a control number will not, however, be able to vote or ask questions.
Technical Difficulties
Beginning 30 minutes prior to the start of and during the virtual RPAI special meeting, RPAI will have a support team ready to assist RPAI stockholders with any technical difficulties they may have accessing or hearing the virtual RPAI special meeting. If RPAI stockholders encounter any difficulties accessing the virtual RPAI special meeting during the check-in or meeting time, there will be a technical support number available to assist RPAI stockholders that will be posted on the virtual RPAI special meeting login page.
Purpose of the RPAI Special Meeting
At the RPAI special meeting, the RPAI stockholders will be asked to consider and vote upon the following matters:
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RPAI Merger Proposal — A proposal to approve the Merger Agreement and the Merger on substantially the terms set forth in the Merger Agreement.

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RPAI Compensation Proposal — A proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to RPAI’s named executive officers in connection with the Merger.

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RPAI Adjournment Proposal — A proposal to approve one or more adjournments of the RPAI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the RPAI Merger Proposal if there are insufficient votes at the time of such adjournment to approve the RPAI Merger Proposal.

Recommendation of the RPAI Board
After careful consideration, the RPAI Board has unanimously (i) declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of RPAI and the RPAI stockholders, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (iii) directed that the Merger Agreement be submitted for RPAI stockholder approval and recommended that the RPAI stockholders approve the Merger on substantially the terms set forth in the Merger Agreement.
The RPAI Board unanimously recommends that the RPAI stockholders vote “FOR” the RPAI Merger Proposal, “FOR” the RPAI Compensation Proposal and “FOR” the RPAI Adjournment Proposal.
RPAI Record Date; Who Can Vote at the RPAI Special Meeting
Only RPAI stockholders of record at the close of business on            , 2021, the record date for determining stockholders entitled to notice of and to vote at the RPAI special meeting, are entitled to receive notice of the RPAI special meeting and to vote the shares of RPAI common stock that they held on the record date at the RPAI special meeting, or any postponement or adjournment of the RPAI special meeting. The only class of shares that can be voted at the RPAI special meeting is RPAI common stock. Each share of RPAI common stock is entitled to one vote on all matters that come before the stockholders at the RPAI special meeting.
On           , 2021,        shares of RPAI common stock were issued and outstanding and held by holders of record.
Quorum
A quorum of RPAI stockholders is necessary to hold a valid special meeting. The presence at the RPAI special meeting, online or by proxy, of the holders of a majority of outstanding shares of RPAI common stock entitled to vote at the RPAI special meeting on the record date will constitute a quorum for the transaction of business at the RPAI special meeting.
RPAI will include abstentions in the calculation of the number of shares considered to be present at the RPAI special meeting for purposes of determining the presence of a quorum at the RPAI special meeting. It is expected that all proposals to be voted on at the RPAI special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the RPAI special meeting. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares.
Under the RPAI Bylaws, if there is no quorum, the chairman of the RPAI special meeting has the power to adjourn the RPAI special meeting to another date not more than 120 days after the original record date, without notice other than announcement at the meeting.
Vote Required for Approval
Approval of the proposals presented at the RPAI special meeting require the following affirmative votes:
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RPAI Merger Proposal — Approval of the RPAI Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of RPAI common stock.

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RPAI Compensation Proposal — Approval of the RPAI Compensation Proposal on an advisory basis requires the affirmative vote of a majority of the votes cast on the proposal.

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RPAI Adjournment Proposal — Approval of the RPAI Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal.

Abstentions and Broker Non-Votes
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RPAI Merger Proposal — If you are a RPAI stockholder and fail to vote, fail to instruct your broker, bank or other nominee to vote or abstain from voting, it will have the same effect as a vote “AGAINST” the RPAI Merger Proposal.

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RPAI Compensation Proposal — If you are a RPAI stockholder and fail to vote, fail to instruct your broker, bank or other nominee to vote or abstain from voting, it will have no effect on the result of the vote on the RPAI Compensation Proposal, provided that a quorum is otherwise present at the RPAI special meeting.

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RPAI Adjournment Proposal — If you are a RPAI stockholder and fail to vote, fail to instruct your broker, bank or other nominee to vote or abstain from voting, it will have no effect on the result of the vote on the RPAI Adjournment Proposal, regardless of whether a quorum is present at the RPAI special meeting.

Brokers, banks and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the RPAI special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of RPAI common stock, your shares of RPAI common stock will not be considered present at the RPAI special meeting and will not be voted on any of the proposals. RPAI does not expect there to be any broker non-votes at the RPAI special meeting.
See “— Shares held in Street Name” for a discussion of how to vote your shares held in street name.
Voting by RPAI Directors and Executive Officers
At the close of business on            , 2021, directors and executive officers of RPAI and their affiliates were entitled to vote         shares of RPAI common stock, or approximately       % of the shares of RPAI common stock issued and outstanding on that date. RPAI currently expects that RPAI directors and executive officers will vote their shares of RPAI common stock in favor of the RPAI Merger Proposal, the RPAI Compensation Proposal and the RPAI Adjournment Proposal, although none of them is obligated to do so.
Manner of Submitting Proxy
Whether or not you plan to attend the RPAI special meeting virtually, you should submit your proxy as soon as possible.
If you own shares of RPAI common stock in your own name, you are an owner or holder of record. This means that you may use the enclosed proxy card or the Internet or telephone voting options to tell the persons named as proxies how to vote your shares of RPAI common stock. You have four voting options:
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Vote Virtually at the RPAI Special Meeting — To vote virtually at the RPAI special meeting, log in at         . To vote at the virtual RPAI special meeting, RPAI stockholders will need their unique 11-digit control number, which appears on the Notice of Special Meeting of Stockholders of RPAI. To ensure that your shares of RPAI common stock are voted at the RPAI special meeting, RPAI recommends that you submit a proxy even if you plan to attend the RPAI special meeting.

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Vote Online — To vote over the Internet, go to the website located on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide your unique 11-digit control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on          , 2021 to be counted.

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Vote by Telephone — To vote by telephone, dial the toll-free telephone number located on the enclosed proxy card using a touch-tone telephone and follow the recorded instructions. You will be asked to provide your unique 11-digit control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on            , 2021 to be counted.

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Vote by Regular Mail — To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope. If RPAI receives your signed proxy card before the RPAI special meeting, the named proxies will vote your shares of RPAI common stock as you direct.

The Internet and telephone voting options available to holders of record are designed to authenticate RPAI stockholders’ identities, to allow RPAI stockholders to give their proxy voting instructions and to confirm that these instructions have been properly recorded. Proxies submitted over the Internet or by telephone through such a program must be received by 11:59 p.m. Eastern Time on            , 2021 (or in the event of an adjournment or postponement, such later date as shall be established). Submitting a proxy will not affect your right to vote virtually if you decide to attend the RPAI special meeting.
If a proxy card is signed and returned without an indication as to how the shares of RPAI common stock represented by the proxy are to be voted with regard to a particular proposal, the shares of RPAI common stock represented by the proxy will be voted “FOR” each such proposal.
Your vote as a RPAI stockholder is very important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the RPAI special meeting virtually.
Shares Held in Street Name
If a RPAI stockholder holds shares of RPAI common stock in a stock brokerage account or if its shares are held by a broker, bank or other nominee (that is, in “street name”), in order for the shares to be voted, such stockholder must provide the record holder of its shares with instructions on how to vote its shares of RPAI common stock or obtain a legal proxy from the bank, broker or other nominee to vote such shares online at the RPAI special meeting. RPAI stockholders should follow the voting instructions provided by their broker, bank or other nominee for specific instructions on the methods of voting, including over the Internet or by telephone. Without such instructions, your shares will NOT be voted on any of the proposals to be voted upon at the RPAI special meeting, which will have the same effect as described above in “— Abstentions and Broker Non-Votes.” Further, brokers, banks or nominees who hold shares of RPAI common stock on behalf of their customers may not give a proxy to RPAI to vote those shares without specific instructions from their customers. If a RPAI stockholder does not instruct its broker, bank or other nominee to vote with respect to a proposal, then the broker, bank or other nominee may not vote those shares in respect of that proposal, and it will have the effects described above in “— Abstentions and Broker Non-Votes.”
Revocation of Proxies or Voting Instructions
Your grant of a proxy on the enclosed proxy card or through one of the alternative methods discussed above does not prevent you from voting or otherwise revoking your proxy at any time before it is voted at the RPAI special meeting. If you are a holder of record, you can do this in any of the three following ways:
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by sending a written notice to the Secretary of RPAI stating that you would like to revoke your proxy, which written notice is received before your proxy is exercised at the RPAI special meeting

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by completing, signing and dating another, later-dated proxy card and returning it by mail in time to be received before the RPAI special meeting or by submitting a later-dated proxy by telephone or over the Internet in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•
by attending the RPAI special meeting virtually and voting your shares online; simply attending the RPAI special meeting without voting will not revoke your proxy or change your vote.

Your last vote is the vote that will be counted.
If you have instructed a broker, bank or other nominee to vote your shares of RPAI common stock, you must follow the directions received from your broker, bank or other nominee if you wish to change your vote or if you have obtained a legal proxy from your broker, bank or other nominee, you may change your vote by attending the RPAI special meeting and voting online.

If you have questions about how to vote or revoke your proxy, you should contact RPAI’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (866) 239-1763.
Tabulation of Votes
RPAI will appoint an inspector of election for the RPAI special meeting to tabulate affirmative and negative votes, broker non-votes, if any, and abstentions.
Solicitation of Proxies; Payment of Solicitation Expenses
RPAI is soliciting proxies for the RPAI special meeting from RPAI stockholders. RPAI will bear the entire cost of soliciting proxies from RPAI stockholders. In addition to this mailing, RPAI’s directors and officers may solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. They will not be paid any additional amounts for soliciting proxies. Arrangements also will be made with brokers, banks and other nominees to forward proxy solicitation materials to the beneficial owners of shares of RPAI common stock held of record by those persons, and RPAI will reimburse these brokers, banks and other nominees for related, reasonable out-of-pocket expenses they incur.
RPAI has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the RPAI special meeting and estimates that it will pay Innisfree M&A Incorporated a fee of approximately $         . RPAI has also agreed to reimburse Innisfree M&A Incorporated for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation. The address of Innisfree M&A Incorporated is 501 Madison Avenue, 20th Floor, New York, NY 10022. Shareholders can call Innisfree M&A Incorporated toll-free at (866) 239-1763; banks and brokers can call collect at (212) 750-5833.
Adjournment
In addition to the other proposals being considered at the RPAI special meeting, RPAI stockholders are also being asked to approve one or more adjournments of the RPAI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the RPAI Merger Proposal if there are insufficient votes at the time of such adjournment to approve the RPAI Merger Proposal. If the RPAI Adjournment Proposal is approved, the RPAI special meeting could be successively adjourned to any date, not later than 120 days after the record date for the RPAI special meeting. In addition, the RPAI Board could postpone the RPAI special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the RPAI special meeting is adjourned for the purpose of soliciting additional proxies, RPAI stockholders who have already submitted their proxies will be able to revoke them at any time prior to their exercise at the adjourned meeting.
Approval of the RPAI Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal. In addition, the chairman of the RPAI special meeting also has the power to adjourn the RPAI special meeting under the RPAI Bylaws.
Assistance
If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the RPAI special meeting, please contact:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call Toll-Free: (866) 239-1763
Banks and Brokers may call collect: (212) 750-5833

PROPOSALS SUBMITTED TO RPAI STOCKHOLDERS
RPAI Merger Proposal
Proposal 1 on the RPAI Proxy Card
RPAI stockholders are asked to approve the Merger Agreement and the Merger on substantially the terms set forth in the Merger Agreement. For a summary of and detailed information regarding this proposal, see the information about the Merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in “The Merger” beginning on page 57 and “The Merger Agreement” beginning on page 133. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference.
Pursuant to the Merger Agreement, approval of this proposal is a condition to the closing of the Merger. If this proposal is not approved, the Merger will not be completed.
Approval of the RPAI Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of RPAI common stock.
Recommendation of the RPAI Board
The RPAI Board unanimously recommends that RPAI stockholders vote “FOR” the RPAI Merger Proposal.
RPAI Compensation Proposal
Proposal 2 on the RPAI Proxy Card
RPAI is providing RPAI stockholders with the opportunity to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to RPAI’s named executive officers in connection with the Merger, as required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This proposal, commonly known as the “say on golden parachute” vote, gives RPAI stockholders the opportunity to vote on a non-binding, advisory basis on the agreements or understandings between RPAI’s named executive officers and RPAI concerning compensation that will or may be paid to RPAI’s named executive officers in connection with the Merger. This non-binding, advisory proposal relates only to already existing contractual obligations of RPAI that may result in a payment or benefit to RPAI’s named executive officers in connection with, or following, the consummation of the Merger and does not relate to any new compensation or other arrangements that may be entered into between RPAI’s named executive officers and RPAI or any of its subsidiaries following the Merger.
The compensation that RPAI’s named executive officers may be entitled to receive from RPAI in connection with the Merger is summarized in the table in “The Merger — Interests of RPAI’s Directors and Executive Officers in the Merger — Golden Parachute Compensation” beginning on page 99. That summary includes all compensation and benefits that will or may be paid or provided by RPAI to its named executive officers in connection with the Merger, including as a result of a termination of employment in connection with the Merger.
The RPAI Board encourages you to review carefully the information disclosed in this joint proxy statement/prospectus regarding compensation that will or may be paid or provided by RPAI to its named executive officers in connection with the Merger.
The RPAI Board unanimously recommends that the RPAI stockholders approve, on an advisory (non-binding) basis, the following resolution:
“RESOLVED, that the stockholders of RPAI approve, on an advisory (non-binding) basis, compensation that will or may be paid or provided by RPAI to its named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table included in “The Merger — Quantification of Potential Payments to RPAI Named Executive Officers in Connection with the Merger” and the related narrative disclosures.”
The vote to approve the RPAI Compensation Proposal is a vote separate and apart from the vote to approve the RPAI Merger Proposal. Accordingly, you may vote to approve the RPAI Merger Proposal and vote not to approve this RPAI Compensation Proposal and vice versa. Because the vote on the RPAI Compensation Proposal is advisory only, it will not be binding on either RPAI or Kite Realty. Accordingly, if the RPAI Merger Proposal is approved by RPAI stockholders and the Merger is completed, the compensation payments that are contractually required to be paid by RPAI to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of RPAI stockholders on the RPAI Compensation Proposal.
Approval of the RPAI Compensation Proposal requires the affirmative vote of a majority of the votes cast on the proposal.
Recommendation of the RPAI Board
The RPAI Board unanimously recommends that RPAI stockholders vote “FOR” the RPAI Compensation Proposal.
RPAI Adjournment Proposal
Proposal 3 on the RPAI Proxy Card
RPAI is asking RPAI stockholders to approve the adjournment of the RPAI special meeting, if necessary or appropriate, if there are insufficient votes at the time of such adjournment to approve the RPAI Merger Proposal.
Approval of the RPAI Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal.
Recommendation of the RPAI Board
The RPAI Board unanimously recommends that RPAI stockholders vote “FOR” the RPAI Adjournment Proposal.
Other Business
As of the date of this joint proxy statement/prospectus, RPAI does not intend to bring any other matters before the RPAI stockholders at the RPAI special meeting, and RPAI has no knowledge of any business that will be presented for consideration at the RPAI special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of RPAI. In accordance with the RPAI Bylaws and Maryland law, business transacted at the RPAI special meeting will be limited to those matters set forth in such notice.

THE MERGER
The following is a description of the material aspects of the Merger. While Kite Realty and RPAI believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to the Kite Realty shareholders and the RPAI stockholders. Kite Realty and RPAI encourage the Kite Realty shareholders and the RPAI stockholders to carefully read this entire joint proxy statement/prospectus, including the Merger Agreement and the other documents attached to this joint proxy statement/prospectus and incorporated herein by reference, for a more complete understanding of the Merger.
General
Each of the Kite Realty Board and the RPAI Board has approved the Merger Agreement and the other transactions contemplated thereby. In the Merger, RPAI will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Kite Realty. Immediately following the closing of the Merger, Merger Sub will merge with and into Kite Realty Operating Partnership, with Kite Realty Operating Partnership continuing as the surviving entity, so that all of the assets of Kite Realty continue to be owned at or below the Kite Realty Operating Partnership level. Kite Realty will continue as the combined company, and RPAI stockholders will receive the merger consideration described below in “The Merger Agreement — Merger Consideration; Effects of the Merger.”
Background of the Merger
The following chronology summarizes the key meetings and events that led to the execution of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the RPAI Board, the Kite Realty Board, the members of RPAI management, the members of Kite Realty management or RPAI and Kite Realty representatives and other parties.
Each of the Kite Realty Board and the RPAI Board periodically reviews, with their respective management teams and the assistance of financial and legal advisors, its respective long-term strategies and objectives in light of developments in real estate markets, capital market conditions and business and capabilities. As part of such review, each of the Kite Realty Board and the RPAI Board has, from time to time, evaluated and considered various potential strategic alternatives with the goal of maximizing value for their respective shareholders and stockholders, including potential acquisitions, dispositions, strategic business combination transactions and joint venture investments. In addition, RPAI has had Citi engaged as its financial advisor to periodically review and discuss with RPAI management and the RPAI Board the open-air shopping center REIT sector landscape, RPAI’s business and performance and to assist management with its periodic review of its strategic priorities and strategic direction.
Members of the management teams of each of Kite Realty and RPAI from time to time have met or otherwise communicated informally and independently with representatives of other real estate companies and investors regarding industry trends and considerations and the performance, business, strategic direction and prospects of their respective companies, including on occasion discussing the possible benefits and issues arising from potential business combinations or other strategic transactions. Each of Kite Realty and RPAI was generally familiar with the businesses and operations of the other company, including the respective efforts each had undertaken over the years to reposition their respective portfolios, and from time to time, representatives of Kite Realty and RPAI have had informal communications with each other, including on an informal basis at industry events and elsewhere, but no specific terms of a potential transaction between the parties were discussed during these informal communications.
As part of its periodic reviews in the ordinary course of business, the Kite Realty Board and management from time to time assess whether other real estate companies could be possible candidates for a strategic business combination transaction based on a variety of factors, including geographic footprint, portfolio size and quality, asset type and mix, and financial position. By April 2021, RPAI was one of a handful of companies that Kite Realty had preliminarily identified as a possible candidate. Other than the discussions with RPAI that commenced in May 2021, Kite Realty had not engaged in discussions with third parties regarding a potential strategic transaction since the onset of the COVID-19 pandemic in March 2020.
On April 5, 2021, Kimco Realty Corp. and Weingarten Realty Investors, two other owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets, announced a strategic business combination transaction (the “Kimco-Weingarten Merger”). In light of the positive investor and analyst reaction to the Kimco-Weingarten Merger, existing market conditions, the need for continued consolidation in the open-air shopping center REIT sector and the two companies’ complementary portfolios, on or around April 5, 2021, Kite Realty’s Chairman and Chief Executive Officer John A. Kite relayed to Mr. Grimes that he believed it would be an ideal time for Kite Realty and RPAI to explore a potential strategic transaction. Mr. Kite did not propose or relay any specific terms of any such potential transaction. Mr. Kite also updated William E. Bindley, the lead independent trustee of the Kite Realty Board, regarding this communication.
On April 26 and 27, 2021, the RPAI Board held a virtual meeting at which members of RPAI management and representatives of Citi were also present and presented an update regarding the open-air shopping center REIT sector landscape and RPAI’s business and performance. Additionally, representatives of Citi presented to the RPAI Board a preliminary analysis regarding a potential combination of RPAI with Kite Realty. Following a discussion, the RPAI Board indicated its support of discussion and engagement with Kite Realty regarding a potential strategic transaction.
On May 12, 2021, the Kite Realty Board held a virtual regularly scheduled meeting at which members of Kite Realty management and a representative of Hogan Lovells, legal counsel to Kite Realty, were also present. At the meeting, in addition to regular business, the Kite Realty Board and members of management engaged in a discussion about capital markets and merger activities generally, including the Kimco-Weingarten Merger, and Kite Realty’s strategies and objectives in light of such recent developments, as well as a general discussion of Kite Realty’s peer companies, of which RPAI is one. The trustees also discussed having management enlist a financial advisor to assist management and the Kite Realty Board with an evaluation of the open-air shopping center REIT sector landscape and long-term strategies and objectives of Kite Realty, to be discussed at a future meeting.
On May 17, 2021, Messrs. Grimes and Kite held a telephone call regarding Kite Realty’s previously expressed interest in exploring a potential combination with RPAI. During this discussion, Mr. Kite reiterated Kite Realty’s interest in exploring a potential strategic transaction with RPAI, and Messrs. Grimes and Kite agreed that the potential combination of the two companies presented potential benefits to both Kite Realty shareholders and RPAI stockholders but did not discuss any specific terms of a potential transaction. Messrs. Kite and Grimes agreed to re-engage following RPAI’s annual meeting of stockholders to be held on May 27, 2021, to continue exploring what a potential combination of the two companies may look like and whether it would make sense to engage in further discussions regarding a strategic business combination transaction.
Between May 17, 2021 and May 31, 2021, members of Kite Realty management enlisted the assistance of BofA Securities, with which Kite Realty had a long-standing relationship and was familiar with its overall reputation, experience and qualifications in the retail real estate sector and the broader real estate market, to help management in conducting preliminary analysis regarding RPAI based on publicly available information and to consider potential terms of a proposed strategic business combination with RPAI, including potential exchange ratios, board composition of the combined company and the desire that Kite Realty’s existing management team remain in place to manage the combined company. During this period, Mr. Kite consulted with Mr. Bindley and each of the other Kite Realty trustees regarding these activities and possible terms of a potential combination between Kite Realty and RPAI to be proposed to RPAI, including the terms reflected in the May 31 Proposal (as defined below).
On May 31, 2021, Mr. Grimes received a telephone call from Mr. Kite, during which Mr. Kite expressed interest in pursuing a potential transaction and proposed an all stock-for-stock business combination between Kite Realty and RPAI, an exchange ratio per RPAI share of common stock of 0.6138x Kite Realty common shares and other terms, including that up to three existing RPAI Board members would be added to the board of the combined company and that the combined company would continue to be managed by Kite Realty’s existing management team (the “May 31 Proposal”). Mr. Grimes updated Gerald M. Gorski, Chairman of the RPAI Board, regarding this discussion, and Mr. Kite separately updated Mr. Bindley.
On June 3, 2021, the RPAI Board held a virtual meeting with representatives of Goodwin, legal counsel to RPAI, Citi and members of RPAI management. At the meeting, the RPAI Board discussed with Mr. Grimes the recent discussions between RPAI and Kite Realty, including the May 31 Proposal.

Representatives of Goodwin discussed with the RPAI Board various legal matters, including the RPAI Board’s duties in the context of an all stock-for-stock business combination. Representatives of Citi discussed the May 31 Proposal, the state of the retail real estate sector and RPAI’s long-term outlook. The RPAI Board further discussed with the advisors and management the perceived financial prospects of a combination between RPAI and Kite Realty, the possible benefits of the potential transaction and the exchange ratio proposed in the May 31 Proposal. Following discussion of such matters, the RPAI Board authorized Mr. Grimes to respond to Kite Realty that the RPAI Board believed additional value for RPAI stockholders could be achieved, and to propose an exchange ratio per RPAI share of common stock of 0.630x Kite Realty common shares.
Later on June 3, 2021, Mr. Grimes called Mr. Kite and conveyed a counterproposal, consisting of an exchange ratio per RPAI share of common stock of 0.630x Kite Realty common shares and that four existing members of the RPAI Board be added to the board of the combined company (with the total board size to be determined), but also indicating that RPAI was prepared to accept that the combined company would continue to be managed by Kite Realty’s existing management team (the “June 3 Counterproposal”). Mr. Kite agreed to discuss the June 3 Counterproposal with the Kite Realty Board.
On June 10, 2021, the Kite Realty Board held a virtual meeting with members of management and representatives of Hogan Lovells and BofA Securities present. Mr. Kite provided the Kite Realty Board with an update regarding recent discussions between Messrs. Kite and Grimes, including an overview of the proposed strategic business combination transaction, Kite Realty’s May 31 Proposal and RPAI’s June 3 Counterproposal. Mr. Kite also outlined and discussed with the Kite Realty Board the strategic rationale, including the advantages and other considerations, for the proposed transaction. In addition, members of Kite Realty management and representatives of BofA Securities provided the Kite Realty Board with an overview of RPAI and a preliminary valuation analysis based on a 0.630x exchange ratio. Representatives of Hogan Lovells reviewed the trustees’ duties under Maryland law in connection with a potential strategic business combination with RPAI and provided an overview of the potential process for the proposed transaction, and proposed next steps, including negotiation of a mutual confidentiality agreement and a mutual exclusivity agreement. Following discussion, the Kite Realty Board concluded that it was in the best interests of Kite Realty and its shareholders for Kite Realty’s management team and advisors to enter into mutual exclusivity with RPAI and to continue to pursue the proposed transaction with RPAI. From June 10, 2021 until the transaction was announced, in between board meetings, Mr. Kite kept Mr. Bindley and other trustees of Kite Realty apprised of material developments related to the transaction.
Later on June 10, 2021, Mr. Kite called Mr. Grimes to communicate that he had discussed the June 3 Counterproposal with the Kite Realty Board, and the two scheduled an in-person meeting on June 13, 2021 to discuss the potential transaction.
On June 13, 2021, Messrs. Grimes and Kite met in Chicago, Illinois and discussed terms for a potential strategic business combination between RPAI and Kite Realty. At the meeting, Mr. Kite conveyed a counterproposal on the exchange ratio per RPAI share of common stock of 0.6219x Kite Realty common shares and indicated that as part of this proposal, Kite Realty sought a mutual 30-day exclusivity agreement with RPAI (the “June 13 Proposal”). Mr. Kite also informed Mr. Grimes that Kite Realty would be working on securing financing sources over the course of the next several weeks in connection with a bridge financing facility relating to assumption of certain debt of RPAI in connection with the transaction.
On June 14, 2021, the RPAI Board held a virtual meeting with representatives of Goodwin, Citi and members of RPAI management. At the meeting, the RPAI Board discussed with Mr. Grimes the ongoing discussions between RPAI and Kite Realty, including the June 13 Proposal. Representatives of Goodwin again discussed with the RPAI Board various legal matters, including the RPAI Board’s duties. Representatives of Citi reviewed the June 13 Proposal and RPAI’s long-term outlook. Following discussion of such matters, the RPAI Board authorized Mr. Grimes to respond to Kite Realty that in order to enter into an exclusivity agreement with Kite Realty, Kite Realty would need to offer an exchange ratio per RPAI share of common stock of at least 0.623x Kite Realty common shares.
Later on June 14, 2021, Mr. Grimes spoke with Mr. Kite by telephone, and Mr. Grimes informed Mr. Kite that the RPAI Board would authorize a 30-day exclusivity agreement with Kite Realty provided that Kite Realty offered an exchange ratio per RPAI share of common stock of 0.624x Kite Realty common shares.

Also on June 14, 2021, representatives of Hogan Lovells, on behalf of Kite Realty, circulated drafts of a mutual confidentiality agreement and a mutual exclusivity agreement to representatives of Goodwin, on behalf of RPAI.
On June 15, 2021, Mr. Kite spoke with Mr. Grimes by telephone and proposed an exchange ratio per RPAI share of common stock of 0.623x Kite Realty common shares. Messrs. Kite and Grimes agreed to continue to move forward with negotiation of a strategic business combination on that basis, subject to completion of the mutual confidentiality agreement and mutual exclusivity agreement.
On June 17, 2021, following their negotiation of terms, Kite Realty and RPAI executed a mutual exclusivity agreement, pursuant to which the parties agreed to negotiate exclusively until 9:30 a.m. Eastern Time on July 19, 2021, and a mutual confidentiality agreement, including customary non-disclosure provisions and standstill provisions that, subject to certain exceptions, prohibited either party for 12 months from the date of such agreement, from offering to acquire or acquiring the other party, and from taking certain other actions, including soliciting proxies, without the prior written consent of the other party.
Later on June 17, 2021, representatives of Hogan Lovells, on behalf of Kite Realty, distributed a draft, non-binding term sheet to representatives of Goodwin, on behalf of RPAI, proposing a stock-for-stock business combination based on a 0.623x fixed exchange ratio, that the combined company’s board of trustees would initially consist of 13 trustees, with nine trustees to be initially named by Kite Realty and four trustees to be initially named by RPAI, and that Kite Realty’s management team would continue to manage the combined company, but noted that the structure of the transaction was subject to ongoing due diligence. The term sheet also proposed restrictions on dividends payable by each company prior to closing (limited to normal quarterly dividends at current rates and dividends necessary to maintain REIT status), mutual non-solicitation or “no shop” restrictions on either party’s ability to solicit or negotiate alternative acquisition proposals, the ability for each party to terminate the agreement to accept a superior proposal and related fiduciary provisions, and a termination fee (equal to 3.9% of the terminating party’s equity value) and expense reimbursement (up to $15 million) that would be payable by either party under certain circumstances. The term sheet also provided that the definitive agreement would contain customary mutual representations and warranties and restrictions on operations during the period between execution and closing.
On June 22, 2021, each party opened a virtual data room to the other party and its advisors, and over the course of the following weeks up to and including July 18, 2021, Kite Realty and RPAI engaged in the exchange of mutual due diligence materials and information, and related discussions, including telephonic diligence calls between the management teams of both companies, and legal, financial and operational diligence through virtual data rooms. Members of Kite Realty and RPAI management regularly updated members of their respective boards during this period regarding these discussions.
Also on June 22, 2021, representatives of Goodwin sent a revised draft of the non-binding term sheet to representatives of Hogan Lovells, which among other things, contemplated structuring the transaction as a tax-free reorganization for federal income tax purposes to the RPAI stockholders and provided that, in certain circumstances, each of RPAI and Kite Realty would be required to pay the same amount of the termination fee (noting that the specific amount remained under review).
On June 23, 2021, representatives of Hogan Lovells and Goodwin held a telephonic meeting to discuss the revised term sheet and potential taxable and tax-free transaction structure alternatives.
On June 24, 2021, the RPAI Board held a virtual meeting at which members of RPAI management and representatives of Goodwin and Citi were also present. Members of RPAI management and Goodwin updated the RPAI Board regarding the proposed term sheet with Kite Realty, including (1) the amount of the termination fee payable by either party in certain circumstances and each party’s ability to solicit alternative acquisition proposals after execution of the Merger Agreement, (2) certain transaction structuring matters, (3) certain conditions to completion of any potential transaction, including the lack of a financing condition and (4) the potential tax treatment for RPAI’s stockholders of the transaction. After representatives of Citi left the meeting, the RPAI Board also discussed amending Citi’s existing engagement letter with RPAI in light of the proposed transaction, noting, among other things, Citi’s familiarity with RPAI and the proposed transaction, experience and reputation generally and in the REIT industry specifically and taking into account the relationship between Citi and RPAI to date and that Citi had provided a customary relationship disclosure letter to the RPAI Board prior to the meeting. The RPAI Board considered the relationship disclosures and determined that such relationships would not interfere with Citi’s ability to continue to provide financial advisory services to the RPAI Board in connection with the proposed transaction, and the RPAI Board approved amending RPAI’s existing engagement letter with Citi in light of the proposed transaction. Later in the day RPAI and Citi entered into an amended engagement letter.
Later on June 24, 2021, representatives of Goodwin sent a further revised draft of the non-binding term sheet to representatives of Hogan Lovells, which presumed a tax-free transaction to the RPAI stockholders and provided that, in certain circumstances, each of RPAI and Kite Realty would be required to pay the same amount of the termination fee (equal to 3.4% of the equity value of RPAI).
Over the course of the next week, the parties continued mutual due diligence investigations and the respective representatives of RPAI and Kite Realty convened telephone calls to discuss due diligence requests and certain transaction structuring matters, including certain matters related to the debt instruments of the parties and the tax treatment of the transaction for RPAI stockholders. Also in late June, Kite Realty’s management team contacted representatives of KeyBanc, which had a long-standing relationship with Kite Realty, about potentially engaging KeyBanc as a financial advisor to Kite Realty and to discuss a potential bridge financing facility relating to assumption of certain debt of RPAI in connection with the transaction.
On July 2, 2021, representatives of Kite Realty management, RPAI management, Hogan Lovells and Goodwin held a telephone meeting to discuss transaction structuring matters. Following the meeting, Kite Realty and RPAI agreed to continue to move forward with negotiation of a strategic business combination on the basis that the transaction would be structured as a tax-free reorganization for federal income tax purposes to the RPAI stockholders.
On July 6, 2021, the RPAI Board held a virtual meeting with representatives of Goodwin, Citi and members of RPAI management. At the meeting, representatives of RPAI management, Citi and the RPAI Board discussed RPAI’s long-term outlook, associated business plans, underlying assumptions and timelines and key risks that could affect RPAI’s ability to achieve the long-term plan. Representatives of Citi also reviewed updated strategic and financial considerations with the RPAI Board, including based on certain prospective financial information provided by RPAI management and Kite Realty management as discussed under “— Certain Unaudited Prospective Financial Information.” Representatives of Goodwin reviewed with the RPAI Board a proposed employee severance program to be permitted by the Merger Agreement, which program did not include RPAI’s named executed officers.
On July 7, 2021, representatives of Hogan Lovells circulated a draft Merger Agreement to representatives of Goodwin, which, among other things, reflected the terms set forth in the non-binding term sheet, except for the termination fee, which under the draft Merger Agreement would be proportional to the relative size of each company (equal to 3.8% of the terminating party’s equity value). The draft Merger Agreement also proposed that Kite Realty would have the ability to delay closing in certain circumstances in order to continue pursuing third-party consents and/or to elect to pursue an alternative tax-free transaction structure in certain circumstances.
Following discussion between Goodwin and members of RPAI’s management team regarding the draft Merger Agreement, on July 9, 2021, representatives of Hogan Lovells and Goodwin held a telephonic meeting in which various terms of the draft Merger Agreement were discussed, including the scope of the representations and warranties of both parties, debt assumptions and related structuring considerations including matters relating to the tax treatment of the transaction for RPAI stockholders, the restrictions on each party’s operations during the period between execution and closing, including dividends payable by each company, the ability of each party to terminate the agreement to accept a superior proposal and related fiduciary provisions, the termination fees that would be payable by each party under certain related circumstances, and Kite Realty’s ability to delay closing and/or to elect to pursue an alternative tax-free transaction structure in certain circumstances.
Also on July 9, 2021, the Kite Realty Board held a virtual meeting with members of management and representatives of Hogan Lovells and BofA Securities and KeyBanc present. At the meeting, representatives of Kite Realty management, BofA Securities and Hogan Lovells provided the Kite Realty Board with an update regarding the current status of discussions between Kite Realty and RPAI and developments since the last board meeting, including the status of negotiations regarding the draft Merger Agreement, as well as the proposed transaction structure, an overview of the proposed transaction, the status of negotiations regarding the proposed Bridge Facility, and an update on due diligence activities. Representatives of BofA Securities provided a preliminary valuation analysis based on the 0.6230x exchange ratio and certain prospective financial information provided by Kite Realty management and RPAI management as discussed under “— Certain Unaudited Prospective Financial Information.” Representatives of Hogan Lovells also provided an overview of and discussed with the Kite Realty Board the proposed tax-free merger transaction structure, as well as an alternative tax-free transaction structure that Kite Realty could elect to pursue under terms and conditions being discussed by the parties.
On July 10, 2021, representatives of Goodwin sent a revised draft Merger Agreement to representatives of Hogan Lovells. The mark-up contemplated timing restrictions and other conditions on Kite Realty’s ability to elect an alternative transaction structure, revised the treatment of certain RPAI equity awards in the Merger and included revisions to the circumstances in which a termination fee would be payable by either party.
On July 11, 2021, representatives of KeyBanc sent draft commitment papers to Kite Realty and Hogan Lovells regarding the proposed Bridge Facility, which the parties thereto negotiated leading up to the execution of the Merger Agreement.
On July 12, 2021, representatives of Hogan Lovells and Goodwin engaged in telephonic discussions regarding various terms in Goodwin’s mark-up of the draft Merger Agreement. Following this discussion and discussions between Hogan Lovells and members of Kite Realty’s management team regarding the draft Merger Agreement, on July 13, 2021, representatives of Hogan Lovells sent a revised draft of the Merger Agreement to Goodwin.
On July 14, 2021, representatives of Hogan Lovells sent a first draft of Kite Realty’s disclosure letter to representatives of Goodwin and early on July 15, 2021, representatives of Goodwin sent a first draft of RPAI’s disclosure letter to representatives of Hogan Lovells.
Also on July 14, 2021, representatives of Hogan Lovells and Goodwin held a telephonic meeting to discuss various terms in the draft Merger Agreement including certain transaction structuring matters and certain restrictions on each party’s operations during the period between execution and closing.
On July 15, 2021, the RPAI Board held a virtual meeting with representatives of Goodwin, Citi and members of RPAI management. Mr. Grimes reported the status of the negotiations of the draft Merger Agreement and proposed transaction, including the due diligence review of both parties and the structural terms of the proposed transaction. Representatives of Citi provided updates regarding various financial aspects of the proposed transaction and preparation for an announcement of the potential transaction, subject to final board approvals. Bonnie S. Biumi, independent chair of the Executive Compensation Committee of the RPAI Board, also provided an update regarding certain employee benefits and compensation matters proposed to be included in the Merger Agreement.
Later on July 15, 2021, Goodwin and Hogan Lovells continued to negotiate the terms of the Merger Agreement and the RPAI and Kite Realty’s respective disclosure letters, and representatives of Goodwin sent a revised draft of the Merger Agreement to Hogan Lovells. Separately, Mr. Kite called Mr. Grimes to discuss the treatment of certain RPAI equity awards and 2021 cash incentive bonuses in the Merger and certain provisions regarding employee retention and severance benefits reflected in the latest draft Merger Agreement.
On July 16, 2021, Goodwin and Hogan Lovells reviewed a list of open issues with respect to the Merger Agreement and RPAI and Kite Realty’s respective disclosure letters. These items included (1) certain provisions related to Kite Realty’s ability to delay closing and elect an alternative tax-free transaction structure; (2) the amount of the termination fee payable by each party; (3) tax-related representations, warranties and covenants; and (4) provisions relating to the treatment of certain RPAI equity awards. Later that day, Hogan Lovells sent Goodwin a revised draft of the Merger Agreement, which retained Kite Realty’s ability to elect an alternative tax-free transaction structure, but deleted the provisions related to delayed closing for third-party consents. Thereafter, representatives of Hogan Lovells and Goodwin engaged in various telephonic discussions to negotiate the unresolved issues, and RPAI facilitated the final remaining due diligence items of Kite Realty.
Also on July 16, 2021, the Kite Realty Board held a virtual meeting with members of management and representatives of Hogan Lovells present. The Kite Realty Board discussed, with representatives of Hogan Lovells, Kite Realty’s contemplated engagement of BofA Securities and KeyBanc as financial advisors, and representatives of Hogan Lovells provided an overview of the proposed terms of the engagement letters and noted that BofA Securities had provided a customary relationship disclosure memorandum to Kite Realty that identified relationships between BofA Securities and Kite Realty and between BofA Securities and RPAI, a copy of which had been provided to the trustees prior to this meeting. The Kite Realty Board considered the relationship disclosures and determined that such relationships would not interfere with BofA Securities’ ability to provide financial advisory services to the Kite Realty Board in connection with the proposed transaction, and after discussing and considering the overall reputation, experience and qualifications of each of BofA Securities and KeyBanc, as well as their knowledge of Kite Realty and its business and operations, the retail sector and the broader real estate market, and information provided by BofA Securities with respect to its respective relationships with RPAI and Kite Realty as discussed under “— Opinion of Kite Realty’s Financial Advisor,” the Kite Realty Board unanimously approved the engagement of BofA Securities and KeyBanc as Kite Realty’s financial advisors with respect to the proposed transaction with RPAI. Representatives of Hogan Lovells then discussed with the Kite Realty Board their duties under Maryland law in connection with the proposed transaction. Following this discussion, the Kite Realty Board was then joined by representatives of BofA Securities and KeyBanc. Mr. Kite provided an update regarding discussions with RPAI since the July 9, 2021 board meeting. Kite Realty management and representatives of BofA Securities reviewed and discussed with the Kite Realty Board the financial aspects of the proposed transaction with RPAI. Representatives of Hogan Lovells reported on the status of negotiations with respect to the draft Merger Agreement and reviewed and discussed with the Kite Realty Board a summary of the proposed transaction terms.
On July 17, 2021, the RPAI Board and the Executive Compensation Committee of the RPAI Board held a joint virtual meeting together with members of RPAI management and representatives of Goodwin and Citi, to discuss and review the Merger Agreement and to consider the proposed Merger. Representatives of Goodwin reviewed the duties of the directors and the terms of the Merger Agreement. Representatives of Citi then reviewed with the RPAI Board Citi’s financial analyses of the proposed exchange ratio to be received by the holders of outstanding RPAI common stock in the Merger. Citi delivered to the RPAI Board an oral opinion, confirmed by delivery of a written opinion dated July 17, 2021, to the effect that, as of such date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, the Exchange Ratio to be received by the RPAI stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Following extensive discussion, and upon recommendation of the RPAI Board, the RPAI Board unanimously adopted resolutions which, among other things, approved and declared advisable and in the best interests of RPAI and the RPAI stockholders, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement and resolved to recommend that the RPAI stockholders vote for the approval of the Merger and the other transactions contemplated by the Merger Agreement. The Executive Compensation Committee of the RPAI Board also approved various compensation arrangements, including employee retention and severance benefits permitted by the Merger Agreement.
On the afternoon of July 18, 2021, the Kite Realty Board held a virtual meeting with members of management and representatives of Hogan Lovells present. Representatives of Hogan Lovells began by reminding the members of the Kite Realty Board of their duties under Maryland law. Following this discussion, the Kite Realty Board was then joined by representatives of BofA Securities and KeyBanc. The Kite Realty Board received an update on the status of negotiations of the Merger Agreement with RPAI, including that the RPAI Board had unanimously approved the transaction. During the meeting, Mr. Lee Daniels announced his intention to retire from the Kite Realty Board effective upon and subject to the closing of the Merger. Representatives of BofA Securities presented to the Kite Realty Board their financial analysis of the exchange ratio consideration in the proposed transaction. Representatives of Hogan Lovells reviewed with the Kite Realty Board the terms of the Merger Agreement and related documents and a proposed amendment to the Kite Realty Bylaws that would make specified state and federal courts in Maryland the sole and exclusive forum for litigation relating to Kite Realty’s internal affairs, including shareholder derivative suits and alleged breaches of duties owed to shareholders, and the federal district courts in the United States the sole and exclusive forum for litigation arising under the Securities Act. BofA Securities delivered to the Kite Realty Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 18, 2021, to the effect that, as of that date and based on and subject to the assumptions and limitations set forth in such opinion, the exchange ratio in the proposed transaction was fair, from a financial point of view, to Kite Realty. Following further discussion, including, among other things, the matters described below under “— The Merger  —  Reasons for the Merger,” the Kite Realty Board, by the unanimous vote of all trustees, determined the Merger Agreement and the transactions contemplated thereby advisable and in the best interests of Kite Realty and its shareholders, authorized, approved and adopted the Merger Agreement and authorized the issuance of Kite Realty common shares in the Merger, and recommended the approval of the issuance of Kite Realty common shares in the Merger by Kite Realty shareholders.
After the July 18, 2021 meeting of the Kite Realty Board, representatives of Goodwin sent a revised Merger Agreement to Hogan Lovells, following which the parties finalized, executed and delivered the Merger Agreement and other transaction documents.
Also on July 18, 2021, KeyBanc, BofA Securities and certain of their respective affiliates provided the Commitment Letter to Kite Realty in respect of the Bridge Facility, a copy of which was delivered to RPAI.
Prior to the opening of the U.S. stock markets on July 19, 2021, RPAI and Kite Realty issued a joint press release announcing the execution of the Merger Agreement.
Recommendation of the Kite Realty Board and Its Reasons for the Merger
After careful consideration, the Kite Realty Board, by a unanimous vote of all trustees, at a meeting held on July 18, 2021, authorized, approved and adopted the Merger Agreement, authorized the transactions contemplated thereby, including the issuance of Kite Realty common shares in the Merger, and recommended the approval by Kite Realty shareholders of the Kite Realty Share Issuance Proposal. In the course of evaluating the Merger Agreement and the other transactions contemplated thereby, the Kite Realty Board consulted with Kite Realty’s management and legal and financial advisors and considered a number of factors that the Kite Realty Board believed supported its decision to authorize, approve and adopt the Merger Agreement, authorize the transactions contemplated thereby, including the issuance of Kite Realty common shares in the Merger, and accordingly recommend the approval by Kite Realty shareholders of the Kite Realty Share Issuance Proposal, including the following material factors:
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Positive Financial Impacts and Immediate Accretion. The Merger is expected to result in the creation of a top five shopping center REIT, with an equity market capitalization of approximately $4.6 billion and a total enterprise value of approximately $7.5 billion, based on the closing price of Kite Realty common shares on July 16, 2021, the last trading day before the Kite Realty Board approved the Merger. The Kite Realty Board anticipates that the Merger will provide immediate accretion to earnings per share upon realizing the estimated annualized cash expense synergies of approximately $27 to $29 million following the Merger. It is also anticipated that the combined company’s larger scale will reduce the cost of capital, thereby driving higher net income to Kite Realty shareholders.

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Enhanced Portfolio Quality and Diversification. The combination of RPAI’s existing portfolio with Kite Realty’s existing portfolio advances Kite Realty’s primary operating strategy to maximize revenue and maintain or increase occupancy levels by attracting and retaining a strong and diverse tenant base. After the Merger, the combined company’s asset base will consist primarily of interests in a portfolio of 185 open-air shopping centers in 24 states comprised of approximately 32 million square feet of owned gross leasable area. The Merger will result in a broader mix of open-air retail types, enhancing the combined company’s commitment to essential shopping destinations and last-mile fulfillment centers, allowing for deeper and more diverse tenant relationships, with no single existing tenant representing more than 2.4% of total annualized base rent. The combination maintains Kite Realty’s grocer-anchored core, which provides ongoing, durable cash flows to the combined company, with 70% of centers by annualized base rent having a grocery component following the Merger.

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Significant Presence in Strategic Markets. The combined company is expected to have improved geographic diversification, which is expected to enhance the strength of its portfolio. The incorporation of the RPAI portfolio is expected to bolster the combined company’s presence in markets that are benefiting from favorable demographic trends. The combined company’s increased size and scale is expected to enable the combined company to realize operational efficiencies and to be more competitive with respect to retaining and attracting tenants.

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Significant Value Creation Opportunities. The Kite Realty Board believes that the combination of RPAI and Kite will provide significant near-term organic growth and value creation opportunities, including opportunities to increase the net operating income through active development and redevelopment projects and through leasing up vacant space throughout the portfolio caused by the COVID-19 pandemic. The Kite Realty Board also believes that the combined company’s development pipeline is appropriately sized and measured and expects that the Kite Realty management team, which has been active in development and construction for over 35 years and has developed many types of real estate through various market cycles, possesses the development knowledge and expertise that should enable it to take advantage of additional potential value creation through development opportunities.

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Strengthened Balance Sheet. The completion of the Merger and the realization of the anticipated cash expense synergies will significantly improve Kite Realty’s leverage, debt service coverage and other credit metrics, and the Kite Realty Board believes that the combined company’s balance sheet is poised to capture future growth opportunities. Following completion of the Merger, Kite Realty’s net debt plus preferred to EBITDA ratio is anticipated to improve from 6.6x to 6.0x, inclusive of expected G&A synergies. The combined company expects not to have any material debt maturities until 2023, and the Kite Realty Board believes that the combined company has an appropriate maturity ladder going forward, with a weighted average maturity profile of 4.6 years.

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Increased Liquidity and Improved Access to Capital Markets. The Merger is expected to provide improved liquidity for Kite Realty shareholders as a result of the increased equity capitalization and the increased shareholder base of the combined company. The Kite Realty Board anticipates that the larger, more diverse asset base of the combined company, with limited near-term debt maturities, is expected to result in a lower cost of capital, provide increased access to capital-raising alternatives, including potential debt financings or issuances of preferred equity, and drive higher net income to shareholders. The Kite Realty Board anticipates that, as a result of this strong capital structure, increased liquidity and investment grade rating, the combined company will be positioned to become a consistent unsecured bond issuer, which should lower the combined company’s overall debt costs.

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Familiarity with Businesses. The Kite Realty Board considered Kite Realty management’s knowledge of the markets, business, operations, financial condition, earnings and prospects of both Kite Realty and RPAI, taking into account the results of Kite Realty’s real estate and financial due diligence review of RPAI, as well as its knowledge of the current and prospective environment in which Kite Realty and RPAI operate, including economic and market conditions. The Kite Realty Board also considered Kite Realty management’s depth of experience in real estate operations and proven track record of successfully executing Kite Realty’s development plans.

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Economic and Industry Trends. The Kite Realty Board also considered its views on economic and industry trends, including potential consolidation in the open-air shopping center and mixed-use real estate sectors, the favorable demographic trends impacting the markets in which the combined company’s portfolio is located, and the positive structural changes in the retail real estate landscape.

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Opinion of Financial Advisor. The Kite Realty Board considered the oral opinion of BofA Securities, which was confirmed by delivery of a written opinion, dated July 18, 2021, to the effect that, as of such date and based on and subject to various assumptions and limitations described in its opinion, the Exchange Ratio provided for in the Merger was fair, from a financial point of view, to Kite Realty.

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Governance. The Kite Realty Board considered that certain governance arrangements would enable continuity of management and an effective and timely integration of the two companies’ operations, including (i) nine of the thirteen members of the Kite Realty Board following the Merger will be current members of the Kite Realty Board and (ii) the senior executives of Kite Realty will continue to serve as the senior executives of the combined company.

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Fixed Exchange Ratio. The Kite Realty Board considered that the Exchange Ratio is fixed and will not fluctuate as a result of changes in the price of Kite Realty common shares or RPAI common stock prior to the Effective Time, creating certainty as to the number of Kite Realty common shares to be issued and cash consideration for fractional shares to be paid.

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Superior Proposals. The Kite Realty Board considered it has the ability, under certain circumstances and subject to certain conditions specified in the Merger Agreement, to consider and respond to unsolicited Acquisition Proposals with respect to Kite Realty and to engage in negotiations with persons making any such Acquisition Proposal and to terminate the Merger Agreement in order to enter into a Superior Proposal (as described in “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions” beginning on page 147), subject to certain notice requirements and the requirement that Kite Realty pays a $70 million termination fee to RPAI.

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Termination Fee. The Kite Realty Board considered that RPAI may be required to pay Kite Realty a termination fee of $107 million and/or reimburse certain transaction expenses incurred by Kite Realty up to $15 million if the Merger Agreement is terminated under certain circumstances. For more information, see “The Merger Agreement — Termination of the Merger Agreement” beginning on page 156 and “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions” beginning on page 147.

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High Likelihood of Consummation. The Kite Realty Board believes it is highly likely that the Merger will be completed in a timely manner given the commitment of both parties to complete the business combination pursuant to their respective obligations under the Merger Agreement and the absence of any required governmental consents.

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Ease of Integration. The Kite Realty Board expects that the Merger will be completed in a timely and efficient manner with minimal disruption to tenants and other stakeholders, given the highly complementary businesses of Kite Realty and RPAI.

The Kite Realty Board also considered various risks and other potentially negative factors concerning the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the following:
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the risk of not capturing all of the anticipated estimated annualized cost synergies and the risk that other anticipated benefits of the transactions might not be realized on the expected timeframe or at all;

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the challenges of combining Kite Realty with RPAI, including technical, operational, accounting and other challenges, and the risk of diverting management resources for an extended period of time to accomplish this combination;

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the restrictions on the conduct of Kite Realty’s business during the period between execution of the Merger Agreement and the consummation of the Merger. For more information, see “The Merger Agreement — Covenants and Agreements — Conduct of Business of Kite Realty Pending the Merger” beginning on page 143;

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the fact that projections of future results of operations are necessarily estimates based on assumptions. For more information, see “The Merger — Certain Unaudited Prospective Financial Information” beginning on page 86;

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the possibility that the Merger may not be completed, or that completion may be unduly delayed, including for reasons beyond the control of Kite Realty and RPAI;

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the risk that the Kite Realty shareholders may fail to approve the Kite Realty Share Issuance Proposal or that RPAI stockholders may fail to approve the RPAI Merger Proposal;

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the potential that the fixed merger consideration could result in Kite Realty delivering greater value to RPAI stockholders than had been anticipated by the Kite Realty Board should the value of Kite Realty common shares, relative to RPAI common stock, increase disproportionately from the date of the Merger Agreement;

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the substantial costs to be incurred in connection with the Merger, including the costs of integrating the businesses of Kite Realty and RPAI and the transaction expenses arising from the Merger, including in connection with amendments, consents and waivers of RPAI creditors and other third parties. See “The Merger — Financing Arrangements” beginning on page 131;
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that Kite Realty and RPAI may be obligated to complete the Merger without having obtained appropriate consents, approvals or waivers from the counterparties under certain of RPAI’s contracts that require consent or approval to consummate the Merger, and the risk that such consummation could trigger the termination of, or default under, such contracts;

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the ownership dilution to continuing Kite Realty shareholders as a result of the issuance of Kite Realty common shares pursuant to the Merger Agreement;

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the Merger Agreement provisions preventing Kite Realty from changing its recommendation to the Kite Realty shareholders to approve the Kite Realty Share Issuance Proposal;

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the risk that, under the terms of the Merger Agreement, Kite Realty may be required to pay RPAI a termination fee of $70 million and/or reimburse certain transaction expenses incurred by RPAI up to $15 million if the Merger Agreement is terminated under certain circumstances, which may deter other parties from proposing an alternative transaction that may be more advantageous to Kite Realty shareholders, or which may become payable following a termination of the Merger Agreement in circumstances where no alternative transaction or Superior Proposal is available to Kite Realty;

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the terms of the Merger Agreement placing certain limitations on the ability of Kite Realty to initiate, solicit, propose or knowingly encourage any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or to provide any nonpublic information in connection with any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (unless such third party has made an unsolicited bona fide written Acquisition Proposal that constitutes or is reasonably likely to result in a Superior Proposal and such third party enters into a confidentiality agreement with Kite Realty having provisions that are no less favorable to Kite Realty than those contained in the confidentiality agreement between Kite Realty and RPAI. For more information, see “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions” beginning on page 147;

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the risk that RPAI terminates the Merger Agreement in order to enter into a Superior Proposal upon payment by RPAI to Kite Realty of a termination fee of $107 million. For more information, see “The Merger Agreement — Termination of the Merger Agreement” beginning on page 156;

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the risk that payment by RPAI to Kite Realty of a termination fee of $107 million and/or reimbursement of certain transaction expenses incurred by Kite Realty up to $15 million if the Merger Agreement is terminated under certain circumstances may not be sufficient to fully compensate Kite Realty for its losses in such circumstances. For more information, see “The Merger Agreement — Termination of the Merger Agreement” beginning on page 156 and “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions” beginning on page 147;

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the risk that failure to complete the Merger could negatively affect the price of Kite Realty common shares and future business and financial results of Kite Realty;

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the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger; and

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The types and nature of the risks described in “Risk Factors” beginning on page 28 and “Cautionary Statement Concerning Forward-Looking Statements” on page 39.

In addition to the factors described above, the Kite Realty Board considered the fact that some of Kite Realty’s trustees and executive officers have other interests in the Merger that may be different from, or in addition to, the interests of Kite Realty shareholders generally, as discussed in “— Interests of Kite Realty Trustees and Executive Officers in the Merger.”
The above discussion of the factors considered by the Kite Realty Board is not intended to be exhaustive but does set forth material factors considered by the Kite Realty Board. In light of the wide variety of factors considered in connection with its evaluation of the Merger and the other transactions contemplated by the Merger Agreement and the complexity of these matters, the Kite Realty Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual trustees may have held varied views of the relative importance of the factors considered. The Kite Realty Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it and considered these factors in the aggregate to be favorable to, and to support, its determination regarding the Merger.
This explanation of Kite Realty’s reasons for the Merger and other information presented in this section is forward-looking in nature. See “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 39.
For the reasons set forth above, the Kite Realty Board has unanimously (i) determined that the Merger Agreement and the other transactions contemplated thereby, including the issuance of Kite Realty common shares in the Merger, are advisable and in the best interests of Kite Realty and the Kite Realty shareholders, (ii) authorized, approved and adopted the Merger Agreement and authorized the issuance of Kite Realty common shares in the Merger and (iii) directed that the issuance of Kite Realty common shares in the Merger be submitted for consideration at the special meeting and recommended that the Kite Realty shareholders vote in favor of the issuance of Kite Realty common shares.
Furthermore, the Kite Realty Board has unanimously (i) determined that the Kite Realty Declaration of Trust Amendment is in the best interests of Kite Realty and the Kite Realty shareholders and (ii) declared advisable the Kite Realty Declaration of Trust Amendment to increase the total number of authorized Kite Realty common shares from 245,000,000 to 490,000,000.
The Kite Realty Board unanimously recommends that Kite Realty shareholders vote “FOR” the Kite Realty Share Issuance Proposal, “FOR” the Kite Realty Declaration of Trust Amendment Proposal and “FOR” the Kite Realty Adjournment Proposal.
Recommendation of the RPAI Board and Its Reasons for the Merger
After careful consideration, the RPAI Board, by a unanimous vote of all directors, at a meeting held on July 17, 2021, approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. In the course of evaluating the Merger Agreement and the transactions contemplated thereby, the RPAI Board consulted with members of RPAI management, legal advisors and financial advisors and considered a number of factors that the RPAI Board believed supported its decision to approve the Merger Agreement and accordingly recommend the approval by RPAI stockholders of the Merger on substantially the terms set forth in the Merger Agreement, including the following material factors:
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Strategic and Financial Considerations.   The RPAI Board believes that the Merger will provide a number of strategic and financial benefits that have the potential to create additional value for RPAI stockholders, including the following:

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the combination of RPAI and Kite Realty is expected to result in the creation of a top five open-air shopping center and mixed-use real estate owner in the United States;

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the combination of RPAI and Kite Realty is expected to provide greater geographical diversity and diversity of high-quality tenants, thereby mitigating risk;

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the combined company is expected to have a flexible and strong balance sheet, with the ability to pursue appropriate growth opportunities and the potential for improved credit ratings and a lower cost of debt capital;

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the combination of RPAI and Kite Realty is expected to generate corporate and operational cost savings;

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the combination of RPAI and Kite Realty is expected to result in improved liquidity for RPAI stockholders as a result of the increased equity capitalization and more dispersed stockholder base of the combined company;

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the merger consideration provides an attractive valuation relative to RPAI’s net asset value;

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the combination of RPAI’s development pipeline with Kite Realty’s development pipeline on a larger and more diversified operating base, together with the depth and experience of the Kite Realty management team, is expected to improve execution and mitigate risk; and

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the transaction will combine the similar business models and asset mixes of RPAI and Kite Realty while creating a best-in-class platform capable of delivering sustained growth and value creation.

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Participation in Future Appreciation.   The merger consideration will be paid in Kite Realty common shares, which will provide RPAI stockholders with the opportunity to participate in the benefits of the Merger and any potential appreciation of Kite Realty common shares following the Merger;

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Premium Over Share Trading Price.   The value of Kite Realty common shares that RPAI stockholders will receive in the Merger represents a premium of approximately 13%, based on the closing prices per share of RPAI common stock and Kite Realty common shares on July 16, 2021 (the last trading day before the RPAI Board approved the Merger);

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Fixed Exchange Ratio.   The Exchange Ratio is fixed and will not fluctuate as a result of changes in the price of Kite Realty common shares or RPAI common stock prior to the Effective Time, which means that the market value of the merger consideration could increase prior to the Effective Time if the trading price of Kite Realty common shares increases;

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Tax-Free Transaction.   Kite Realty and RPAI intend for the Merger to qualify as a tax-free reorganization for U.S. federal income tax purposes, and if the Merger so qualifies, then U.S. holders of RPAI common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of the merger consideration, except with respect to any cash in lieu of fractional Kite Realty common shares;

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Superior Proposals.   The RPAI Board has the ability, under certain circumstances and subject to certain conditions specified in the Merger Agreement, to consider and respond to unsolicited Acquisition Proposals with respect to RPAI and to engage in negotiations with persons making any such Acquisition Proposal and to terminate the Merger Agreement in order to enter into a Superior Proposal (as described in “The Merger Agreement” beginning on page 133), subject to certain notice requirements and the requirement that RPAI pays a $107 million termination fee to Kite Realty;

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Opinion and Analyses of Citi.   The RPAI Board considered the opinion of Citi, dated July 17, 2021, to the RPAI Board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, the Exchange Ratio to be received by the RPAI stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as described in “— Opinion of RPAI’s Financial Advisor” beginning on page 79;

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Knowledge of Businesses.   The RPAI Board’s familiarity with the business, operations, financial condition, earnings and prospects of RPAI and its knowledge regarding Kite Realty, including information obtained through RPAI’s due diligence review of Kite Realty, as well as its knowledge of the current and prospective environment in which RPAI and Kite Realty operate and related industry, economic and market conditions and trends;

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Kite Realty Management Depth and Experience.   The existing Kite Realty senior management team has extensive experience in real estate operations and a proven track record of successfully executing Kite Realty’s development plans;

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Equal Merger Consideration for All Stockholders.   The fact that all RPAI stockholders would receive the same per share merger consideration; and

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High Likelihood of Consummation.   The RPAI Board deems it highly likely that the Merger will be completed in a timely manner given the likelihood the approvals of Kite Realty shareholders and RPAI stockholders would be obtained, and the commitment of both parties to complete the Merger pursuant to their respective obligations under the Merger Agreement and the absence of any financing contingency.

The RPAI Board also considered various risks and other potentially negative factors concerning the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the following:

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the Exchange Ratio is fixed and will not fluctuate as a result of changes in the price of Kite Realty common shares or RPAI common stock prior to the Effective Time, which means that the market value of the merger consideration could decrease prior to the Effective Time if the trading price of Kite Realty common shares decreases;

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the fact that RPAI stockholders will not have the opportunity to continue participating in RPAI’s potential upside as a standalone company, but rather will participate in RPAI’s potential upside as a part of the combined company;

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the possibility that the Merger or the other transactions contemplated by the Merger Agreement may not be completed, or that their completion may be delayed for reasons that are beyond the control of RPAI or Kite Realty, including the failure of RPAI stockholders or Kite Realty shareholders to approve the Merger, or the failure of RPAI or Kite Realty to satisfy other requirements that are conditions to closing the Merger;

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the risk that failure to complete the Merger could negatively affect the price of RPAI common stock and/or the future business and financial results of RPAI;

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the potential diversion of management’s focus and resources from operational matters and other strategic opportunities and the risk of any loss or change in the relationship of RPAI with its employees, tenants and other business relationships while the Merger is pending;

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the risk of not realizing all of the anticipated strategic and financial benefits of the Merger within the expected time frame or at all and that RPAI stockholders will be subject to future financial, business and operational risks associated with the combined company;

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the substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of RPAI and Kite Realty, and the transaction expenses arising from the Merger;

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the terms of the Merger Agreement placing certain limitations on the ability of RPAI to initiate, solicit, propose or knowingly encourage any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or to provide any nonpublic information in connection with any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (unless such third party has made an unsolicited bona fide written Acquisition Proposal that constitutes or is reasonably likely to result in a Superior Proposal and such third party enters into a confidentiality agreement with RPAI having provisions that are no less favorable to RPAI than those contained in the confidentiality agreement between RPAI and Kite Realty);

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the obligation to pay Kite Realty a termination fee of $107 million and reasonable documented out-of-pocket expenses actually incurred up to a maximum of $15 million if the Merger Agreement is terminated under certain circumstances;

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the restrictions on the conduct of RPAI’s business between the date of the Merger Agreement and the Effective Time; and

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the other factors described in “Risk Factors” beginning on page 28.

In addition to the factors described above, the RPAI Board considered the fact that some of RPAI’s directors and executive officers have other interests in the Merger that may be different from, or in addition to, the interests of RPAI stockholders generally, as discussed in “— Interests of RPAI Directors and Executive Officers in the Merger” beginning on page 97.
The above discussion of the factors considered by the RPAI Board is not intended to be exhaustive but does set forth material factors considered by the RPAI Board. In light of the wide variety of factors considered in connection with its evaluation of the Merger and the other transactions contemplated by the Merger Agreement and the complexity of these matters, the RPAI Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have held varied views of the relative importance of the factors considered. The RPAI Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it and considered these factors in the aggregate to be favorable to, and to support, its determination regarding the Merger.
This explanation of RPAI’s reasons for the Merger and other information presented in this section is forward-looking in nature. See “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 39.
For the reasons set forth above, the RPAI Board has unanimously (i) declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of RPAI and the RPAI stockholders, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (iii) directed that the Merger Agreement be submitted for RPAI stockholder approval and recommended that the RPAI stockholders approve the Merger on substantially the terms set forth in the Merger Agreement.
Furthermore, the RPAI Board has unanimously declared that the approval of the RPAI Compensation Proposal is in the best interests of RPAI and the RPAI stockholders.
The RPAI Board unanimously recommends that RPAI stockholders vote “FOR” the RPAI Merger Proposal, “FOR” the RPAI Compensation Proposal and “FOR” the RPAI Adjournment Proposal.
Opinion of Kite Realty’s Financial Advisor
Kite Realty has retained BofA Securities to act as Kite Realty’s financial advisor in connection with the Merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. As previously noted, Kite Realty selected BofA Securities to act as its financial advisor in connection with the Merger on the basis of BofA Securities’ experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with Kite Realty, RPAI and their respective businesses, and its significant real estate M&A and capital markets experience.
On July 18, 2021, at a meeting of the Kite Realty Board held to evaluate the Merger, BofA Securities delivered to the Kite Realty Board an oral opinion, which was confirmed by delivery of a written opinion dated July 18, 2021, to the effect that, as of such date and based on and subject to various assumptions and limitations described in its opinion, the Exchange Ratio provided for in the Merger was fair, from a financial point of view, to Kite Realty.
The full text of the written opinion of BofA Securities to the Kite Realty Board, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by BofA Securities in rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the written opinion. BofA Securities delivered its opinion to the Kite Realty Board for the benefit and use of the Kite Realty Board (in its capacity as such) in connection with and for purposes of its evaluation of the Exchange Ratio provided for in the Merger from a financial point of view. BofA Securities’ opinion does not address any terms or other aspects or implications of the Merger (other than the Exchange Ratio to the extent expressly set forth in the opinion) and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Kite Realty or any of its affiliates or in which Kite Realty or any of its affiliates might engage or as to the underlying business decision of Kite Realty to proceed with or effect the Merger. BofA Securities’ opinion does not address any other aspect or implication of the Merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the Merger, including the Kite Realty Share Issuance Proposal or any related matter.
In connection with rendering its opinion, BofA Securities, among other things:
(a)
reviewed certain publicly available business and financial information relating to RPAI and Kite Realty;

(b)
reviewed certain internal financial and operating information with respect to the business,

operations and prospects of RPAI and its assets furnished to or discussed with it by the management of RPAI, including certain financial forecasts relating to RPAI prepared by the management of RPAI (such forecasts, the “RPAI Forecasts”);
(c)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of Kite Realty and its assets furnished to or discussed with it by the management of Kite Realty, including certain financial forecasts relating to Kite Realty prepared by the management of Kite Realty (such forecasts, the “Kite Realty Forecasts”);

(d)
reviewed certain estimates as to the amount and timing of cost savings and revenue enhancements, net of related costs (referred to as the “Kite Realty Projected Synergies” and more fully described below) anticipated by the management of Kite Realty to result from the Merger;

(e)
discussed the past and current business, operations, financial condition and prospects of RPAI with members of management of RPAI and Kite Realty, and discussed the past and current business, operations, financial condition and prospects of Kite Realty with members of senior management of Kite Realty;

(f)
reviewed the potential pro forma financial impact of the Merger on the future financial performance of Kite Realty, including the potential effect on Kite Realty’s estimated funds from operations per share;

(g)
reviewed the trading histories for RPAI common stock and the Kite Realty common shares;

(h)
compared certain financial and stock market information of RPAI and Kite Realty with each other and with similar information of other companies it deemed relevant;

(i)
reviewed the relative financial contributions of RPAI and Kite Realty to the future financial performance of the combined company on a pro forma basis;

(j)
reviewed a draft, dated July 18, 2021, of the Merger Agreement (the “Draft Agreement”); and

(k)
performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Securities and BofA Securities relied upon the assurances of the managements of Kite Realty and RPAI that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the RPAI Forecasts, BofA Securities was advised by RPAI, and BofA Securities assumed with the consent of Kite Realty, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of RPAI as to the future financial performance of RPAI. With respect to the Kite Realty Forecasts and the Kite Realty Projected Synergies, BofA Securities assumed, at the direction of Kite Realty, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Kite Realty as to the future financial performance of RPAI and Kite Realty and the other matters covered thereby. BofA Securities relied, at the direction of Kite Realty, on the assessments of the management of Kite Realty as to Kite Realty’s ability to achieve the Kite Realty Projected Synergies and was advised by Kite Realty, and assumed, that the Kite Realty Projected Synergies would be realized in the amounts and at the times projected.
BofA Securities did not make, nor was it provided with, any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of RPAI or Kite Realty, nor did BofA Securities make any physical inspection of the properties or assets of RPAI or Kite Realty. BofA Securities did not make an analysis of, nor did it express any opinion or view as to, the adequacy or sufficiency of allowances for credit losses with respect to leases, loans or any other matters and BofA Securities was advised by the managements of Kite Realty and RPAI and therefore assumed, with the consent of Kite Realty, that any such allowances for losses are, and on a pro forma basis would be, in the aggregate appropriate to cover such losses. BofA Securities did not evaluate the solvency or fair value of RPAI or Kite Realty under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of Kite Realty, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on RPAI, Kite Realty or the contemplated benefits of the Merger. BofA Securities assumed, at the direction of Kite Realty, that the Merger would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code. BofA Securities was advised by Kite Realty and RPAI that each of Kite Realty and RPAI has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its formation as a REIT, and assumed, at the direction of Kite Realty, that following the consummation of the Merger, the combined company would continue to qualify for U.S. federal income tax purposes as a REIT. BofA Securities also assumed for purposes of its opinion that the senior notes of RPAI would remain outstanding following the consummation of the Merger and that no associated payment of redemption-related fees would be made. BofA Securities also assumed, at the direction of Kite Realty, that the final executed Merger Agreement did not differ in any material respect from the Draft Agreement reviewed by BofA Securities.
BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the Merger (other than the Exchange Ratio to the extent expressly specified in its opinion) or any related transactions, including, without limitation, the form or structure of the Merger, any adjustments to the Exchange Ratio, or any terms, aspects or implications of any other arrangements, agreements or understandings entered into in connection with or related to the Merger or otherwise. BofA Securities’ opinion was limited to the fairness, from a financial point of view, to Kite Realty of the Exchange Ratio provided for in the Merger and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, trustees, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Kite Realty or in which Kite Realty might engage or as to the underlying business decision of Kite Realty to proceed with or effect the Merger. BofA Securities also did not express any opinion as to what the value of the Kite Realty common shares actually would be when issued or the prices at which the Kite Realty common shares or RPAI common stock would trade at any time, including following announcement or consummation of the Merger. BofA Securities also did not express any view or opinion with respect to, and relied, with the consent of Kite Realty, upon the assessments of Kite Realty’s representatives regarding, legal, regulatory, accounting, tax and similar matters relating to Kite Realty, RPAI and the Merger (including the contemplated benefits thereof) as to which BofA Securities understands that Kite Realty obtained such advice as it deemed necessary from qualified professionals. In addition, BofA Securities expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the Kite Realty Share Issuance Proposal or any related matter. Except as described in this summary, Kite Realty imposed no other limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.
BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities.
The discussions set forth below in “— Summary of Material RPAI Financial Analyses,” “— Summary of Material Kite Realty Financial Analyses” and “— Summary of Material Relative Financial Analyses” represent a brief summary of the material financial analyses presented by BofA Securities to the Kite Realty Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.
Summary of Material RPAI Financial Analyses
Selected Publicly Traded Companies Analysis.   BofA Securities reviewed publicly available financial and stock market information for RPAI and 12 other publicly traded companies in the shopping center industry. BofA Securities reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on July 16, 2021, plus debt, plus preferred stock, plus minority interest, and less cash and cash equivalents, as a multiple of estimated calendar year 2022 (which was selected by BofA Securities in an effort to analyze financial characteristics of RPAI unaffected by COVID-19) earnings before interest, taxes, depreciations and amortization, commonly referred to as “EBITDA,” and funds from operations, commonly referred to as “FFO.” The mean and median enterprise value / estimated calendar year 2022 EBITDA multiple observed for the selected publicly traded companies were 17.9x and 17.3x, respectively, and the mean and median price / estimated calendar year FFO multiple for the selected publicly traded companies were 15.9x and 15.6x, respectively. The selected publicly traded companies and their respective multiples are as follows:
	Enterprise Value / EBITDA	Price / FFO
Selected Publicly Traded Companies	2022E	2022E
Regency Centers Corporation	19.1x	18.1x
Federal Realty Investment Trust	22.7x	22.1x
Kimco Realty Corporation	15.3x	15.6x
Brixmor Property Group Inc.	15.7x	12.4x
Weingarten Realty Investors	19.1x	17.4x
SITE Centers Corp.	16.4x	14.1x
Urban Edge Properties	17.0x	15.6x
Retail Opportunity Investments Corp.	18.4x	16.3x
Acadia Realty Trust	20.3x	17.3x
Kite Realty Group Trust	17.4x	14.8x
Saul Centers, Inc.	17.2x	14.3x
RPT Realty	15.8x	12.8x
The overall low to high estimated calendar year 2022 EBITDA multiples observed for the selected publicly traded companies were 15.3x to 22.7x (with an average of 17.9x and a median of 17.3x), and the overall low to high estimated calendar year 2022 FFO multiples observed for the selected publicly traded companies were 12.4x to 22.1x (with an average of 15.9x and a median of 15.6x), respectively. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates and estimated financial data of RPAI were based on the RPAI Forecasts.
Based on the financial characteristics of the selected publicly traded companies and RPAI, and based on its professional judgment and experience, BofA Securities (i) applied calendar year 2022 EBITDA multiples of 17.0x to 19.0x, derived from the selected publicly traded companies, to RPAI’s fiscal year 2022 estimated EBITDA of $294 million, as set forth in the RPAI Forecasts, to calculate ranges of implied enterprise values of RPAI common stock and (ii) applied calendar year 2022 FFO multiples of 15.0x to 17.0x, derived from the selected publicly traded companies, to RPAI’s fiscal year 2022 estimated FFO of $215 million, as set forth in the RPAI Forecasts, to calculate ranges of implied equity values of RPAI common stock. From the implied enterprise values obtained from the EBITDA estimates, BofA Securities then calculated implied equity value reference ranges by deducting estimated net debt and non-controlling interests (“NCI”) of RPAI of $1,728 million as of July 16, 2021, as provided by RPAI management. BofA Securities then calculated implied equity value reference ranges per share of RPAI common stock by dividing such aggregate equity value reference ranges by the 216.581 million fully diluted shares of RPAI common stock outstanding as of June 30, 2021, based on information provided by RPAI management.
This analysis indicated the following approximate implied equity values per share of RPAI common stock, rounded to the nearest $0.25, as compared to the trading price of RPAI common stock as of July 16, 2021:
Implied Per Share Equity Value for RPAI		RPAI Per Share Trading Price as of July 16, 2021
2022E EBITDA	2022E FFO
$15.00 – $17.75	$15.00 – $16.75	$11.52
No company used in this analysis is identical or directly comparable to RPAI. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which RPAI was compared.
Discounted Cash Flow Analysis.   BofA Securities performed a discounted cash flow analysis of RPAI to calculate the estimated present value of the unlevered, after-tax free cash flows that RPAI was forecasted to generate during RPAI’s fiscal years 2022 through 2026 based on the RPAI Forecasts (i) on a stand-alone basis and (ii) inclusive of the Kite Realty Projected Synergies. BofA Securities calculated terminal values for RPAI in each case by applying terminal forward multiples of 14.0x to 18.0x to RPAI’s fiscal year 2026 estimated EBITDA, as adjusted by applying a 1.5% terminal growth rate to net operating income and changes in net working capital, and a 1.0% terminal growth rate to general and administrative expenses. The cash flows and terminal values were then discounted to present value as of December 31, 2021 using discount rates ranging from 6.50% to 8.00%, which were based on an estimate of RPAI’s weighted average cost of capital, derived using the capital asset pricing model. From the resulting enterprise values, BofA Securities deducted estimated net debt and NCI of RPAI as of July 16, 2021 of $1,728 million, as provided by RPAI management, and divided the result by the 216.581 million fully diluted shares of RPAI common stock outstanding as of June 30, 2021, based on information provided by RPAI management.
This analysis indicated the following approximate implied per share of RPAI common stock equity value reference ranges (i) on a stand-alone basis and (ii) inclusive of the Kite Realty Projected Synergies, rounded to the nearest $0.25, as compared to the trading price of RPAI common stock as of July 16, 2021:
	Implied Per Share Equity Value for RPAI	RPAI Trading Price as of July 16, 2021
	2022E
Stand-Alone Basis	$12.00 – $18.25	$11.52
With Synergies	$14.25 – $21.00	$11.52
Summary of Material Kite Realty Financial Analyses
Selected Publicly Traded Companies Analysis.   BofA Securities reviewed publicly available financial and stock market information for Kite Realty and 12 other publicly traded companies in the shopping center industry. BofA Securities reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on July 16, 2021, plus debt, plus preferred stock, plus minority interest, and less cash and cash equivalents, as a multiple of estimated calendar year 2022 (which was selected by BofA Securities in an effort to analyze financial characteristics of Kite Realty unaffected by COVID-19) EBITDA and FFO. The mean and median enterprise value / estimated calendar year 2022 EBITDA multiple observed for the selected publicly traded companies were 17.7x and 17.1x, respectively, and the mean and median price / estimated calendar year FFO multiple for the selected publicly traded companies were 15.7x and 15.6x, respectively. The selected publicly traded companies and their respective multiples are as follows:

	Enterprise Value / EBITDA	Price / FFO
Selected Publicly Traded Companies	2022E	2022E
Regency Centers Corporation	19.1x	18.1x
Federal Realty Investment Trust	22.7x	22.1x
Kimco Realty Corporation	15.3x	15.6x
Brixmor Property Group Inc.	15.7x	12.4x
Weingarten Realty Investors	19.1x	17.4x
SITE Centers Corp.	16.4x	14.1x
Retail Properties of America, Inc.	15.4x	12.6x
Urban Edge Properties	17.0x	15.6x
Retail Opportunity Investments Corp.	18.4x	16.3x
Acadia Realty Trust	20.3x	17.3x
Saul Centers, Inc.	17.2x	14.3x
RPT Realty	15.8x	12.8x
The overall low to high estimated calendar year 2022 EBITDA multiples observed for the selected publicly traded companies were 15.3x to 22.7x (with an average of 17.7x and a median of 17.1x), and the overall low to high estimated calendar year 2022 FFO multiples observed for the selected publicly traded companies were 12.4x to 22.1x (with an average of 15.7x and a median of 15.6x), respectively. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates and estimated financial data of Kite Realty were based on the Kite Realty Forecasts.
Based on the financial characteristics of the selected publicly traded companies and Kite Realty, and based on its professional judgment and experience, BofA Securities (i) applied calendar year 2022 EBITDA multiples of 17.0x to 19.0x, derived from the selected publicly traded companies, to Kite Realty’s fiscal year 2022 estimated EBITDA of $171 million, as set forth in the Kite Realty Forecasts, to calculate ranges of implied enterprise values of the Kite Realty common shares and (ii) applied calendar year 2022 FFO multiples of 15.0x to 17.0x, derived from the selected publicly traded companies, to Kite Realty’s fiscal year 2022 estimated FFO of $123 million, as set forth in the Kite Realty Forecasts, to calculate ranges of implied equity values of the Kite Realty common shares. From the implied enterprise values obtained from the EBITDA estimates, BofA Securities then calculated implied equity value reference ranges by deducting estimated net debt and NCI of Kite Realty of $1,119 million as of July 16, 2021, as provided by Kite Realty management. BofA Securities then calculated implied equity value reference ranges per Kite Realty common share by dividing such aggregate equity value reference ranges by the 88.140 million fully diluted Kite Realty common shares outstanding as of June 30, 2021, based on information provided by Kite Realty management.
This analysis indicated the following approximate implied equity values per Kite Realty common share, rounded to the nearest $0.25, as compared to the trading price of the Kite Realty common shares as of July 16, 2021:
Implied Per Share Equity Value for Kite Realty		Kite Realty Per Share Trading Price as ofJuly 16, 2021
2022E EBITDA	2022E FFO
$20.25 – $24.25	$21.00 – $23.75	$20.83
No company used in this analysis is identical or directly comparable to Kite Realty. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Kite Realty was compared.
Discounted Cash Flow Analysis.   BofA Securities performed a discounted cash flow analysis of Kite Realty to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that

Kite Realty was forecasted to generate during Kite Realty’s fiscal years 2022 through 2026 based on the Kite Realty Forecasts. BofA Securities calculated terminal values for Kite Realty by applying terminal forward multiples of 14.0x to 18.0x to Kite Realty’s terminal year estimated EBITDA. The cash flows and terminal values were then discounted to present value as of December 31, 2021 using discount rates ranging from 6.50% to 8.00%, which were based on an estimate of Kite Realty’s weighted average cost of capital, derived using the capital asset pricing model. From the resulting enterprise values, BofA Securities deducted estimated net debt and NCI of Kite Realty as of July 16, 2021 of $1,119 million, as provided by Kite Realty management, and divided the result by the 88.140 million fully diluted Kite Realty common shares outstanding as of June 30, 2021, based on information provided by Kite Realty management.
This analysis indicated the following approximate implied per Kite Realty common share equity value reference range, rounded to the nearest $0.25, as compared to the trading price of the Kite Realty common shares as of July 16, 2021:
Implied Per Share Equity Value for Kite Realty	Kite Realty Per Share Trading Price as of July 16, 2021
2022E
$17.25 – $26.25	$20.83
Summary of Material Relative Financial Analyses
Using the results of the analyses described above in “Summary of Material RPAI Financial Analyses — Selected Publicly Traded Companies Analysis”, “Summary of Material RPAI Financial Analyses — Discounted Cash Flow Analysis”, “Summary of Material Kite Realty Financial Analyses — Selected Publicly Traded Companies Analysis”, and “Summary of Material Kite Realty Financial Analyses — Discounted Cash Flow Analysis”, BofA Securities determined the implied exchange ratio for the Merger. In order to calculate the implied exchange ratio, BofA Securities used (i) the implied per-share price ranges for each of RPAI common stock and the Kite Realty common shares, in each case obtained pursuant to the selected publicly traded companies analysis using 2022 estimated EBITDA and 2022 estimated FFO and rounded to the nearest $0.25, and (ii) the implied stand-alone per-share price ranges for each of RPAI common stock and the Kite Realty common shares and the implied per-share price ranges for RPAI common stock and the Kite Realty common shares, inclusive of synergies, in each case obtained pursuant to the discounted cash flow analysis and rounded to the nearest $0.25. BofA Securities then compared the implied exchange ratios resulting from these analyses with the exchange ratio provided for in the Merger, as follows:
	Selected Publicly Traded Companies		Discounted Cash Flow
	2022E EBITDA	2022E FFO	Stand-alone	With Synergies	Merger
Exchange Ratio	0.6186x – 0.8765x	0.6316x – 0.7976x	0.4571x – 1.0580x	0.5429x – 1.2174x	0.6230x
Other Factors
In rendering its opinion, BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:
•
historical trading prices of RPAI common stock and the Kite Realty common shares during the 52-week period ended July 16, 2021;

•
Wall Street research analyst price targets and net asset value estimates of RPAI common stock and the Kite Realty common shares; and

•
the potential pro forma financial effect of the Merger on Kite Realty’s FFO, which indicated that the Merger could be accretive to Kite Realty’s estimated FFO for fiscal year 2022.

Miscellaneous
As noted above, the discussion set forth above in “— Summary of Material RPAI Financial Analyses,” “— Summary of Material Kite Realty Financial Analyses” and “— Summary of Material Relative Financial

Analyses” represents a brief summary of the material financial analyses presented by BofA Securities to the Kite Realty Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.
In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Kite Realty and RPAI. The estimates of the future performance of Kite Realty and RPAI in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, of the Exchange Ratio and were provided to the Kite Realty Board in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of Kite Realty or RPAI.
The type and amount of consideration payable in the Merger were determined through negotiations between Kite Realty and RPAI, rather than by any financial advisor, and were approved by the Kite Realty Board. The decision to enter into the Merger Agreement was solely that of the Kite Realty Board. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the Kite Realty Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Kite Realty Board or management with respect to the Merger or the Exchange Ratio.
Kite Realty has agreed to pay BofA Securities for its services in connection with the Merger an aggregate fee of $16 million, of which (a) $2 million was payable in connection with its opinion delivered on July 18, 2021 and (b) $14 million is contingent upon the completion of the Merger. Kite Realty also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any controlling person of BofA Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.
BofA Securities and its affiliates comprise a full-service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Kite Realty, RPAI and certain of their respective affiliates.
BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Kite Realty and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as an agent, bookrunner, manager and/or underwriter for various debt and equity offerings of Kite Realty and an affiliate thereof, (ii) having acted or acting as an arranger and/or syndication agent for, and/or as a lender under, certain term loans, letters of credit, credit facilities and other credit arrangements of Kite Realty and/or certain of its affiliates, (iii) having provided or providing certain derivatives and other trading services to Kite Realty and/or certain of its affiliates, and (iv) having provided or providing certain treasury management products and services to Kite Realty and/or certain of its affiliates. From July 1, 2019 through June 30, 2021, BofA Securities and its affiliates derived aggregate revenues from Kite Realty and certain of its affiliates of approximately $7 million for investment and corporate banking services.
As described below in “— Financing Arrangements”, BofA Securities and certain of its affiliates entered into a Commitment Letter with Kite Realty Operating Partnership with respect to certain financing arrangements in connection with the Merger. Pursuant to such Commitment Letter, BofA Securities is acting as joint lead arranger and BANA is acting as syndication agent and lender in connection with 50% of the Bridge Facility, a $1.1 billion senior unsecured interim term loan with a 364-day maturity. BofA Securities and BANA will be entitled to receive fees in an aggregate amount estimated to be approximately $1.4 million in connection with the aforementioned financing arrangements.
In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to RPAI and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as an agent, bookrunner, manager and/or underwriter for various debt and equity offerings of RPAI, (ii) having acted or acting as a documentation agent for, and/or as a lender under, certain term loans, letters of credit, credit facilities and other credit arrangements of RPAI and/or certain of its affiliates, (iii) having provided or providing certain derivatives and other trading services to RPAI and/or certain of its affiliates, and (iv) having provided or providing certain treasury management products and services to RPAI and/or certain of its affiliates. From July 1, 2019 through June 30, 2021, BofA Securities and its affiliates derived aggregate revenues from RPAI and certain of its affiliates of approximately $4 million for investment and corporate banking services.
Concurrent with the issuance by Kite Realty Operating Partnership in March 2021 of $175 million aggregate principal amount of the Exchangeable Notes, Kite Realty Operating Partnership entered into separate capped call transactions (each, a “Capped Call Transaction” and, collectively, the “Capped Call Transactions”) with certain banks, including BANA, an affiliate of BofA Securities, acting as principal for its own account in respect of 50% of the Capped Call Transactions. The Capped Call Transactions consisted of the purchase by Kite Realty Operating Partnership from those banks of capped call options in respect of the number of Kite Realty common shares initially underlying the Exchangeable Notes and with an initial strike price equal to the initial exchange price of the Exchangeable Notes of $25.2125 per share and a cap price of $30.255 per share, with the strike and cap prices each being subject to certain adjustments. In accordance with the terms of the Capped Call Transaction with BANA, following announcement of the Merger and/or, assuming the Exchangeable Notes remain outstanding following the consummation of the Merger, upon occurrence of the Merger, BANA may, acting in good faith and in a commercially reasonable manner as calculation agent with respect to such Capped Call Transaction, adjust the terms of such Capped Call Transaction to account for the economic effect of the announcement and/or occurrence of the Merger on such Capped Call Transaction. BANA may recognize gains or losses in connection with its Capped Call Transaction and related hedging activity as a result of such events.
Opinion of RPAI’s Financial Advisor
RPAI has engaged Citi to act as its financial advisor in connection with the Merger. In connection with Citi’s engagement, the RPAI Board requested that Citi evaluate the fairness, from a financial point of view, to the RPAI stockholders, of the Exchange Ratio to be received by such stockholders pursuant to the Merger Agreement. On July 17, 2021, at a meeting of the RPAI Board held to evaluate the Merger, Citi rendered to the RPAI Board an oral opinion, confirmed by delivery of a written opinion dated July 17, 2021, to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, the Exchange Ratio to be received by the RPAI stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Citi’s written opinion, dated July 17, 2021, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, is attached as Annex C to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the RPAI Board (in its capacity as such) in connection with its evaluation of the Merger and was limited to the fairness, from a financial point of view, as of the date of the opinion, of the Exchange Ratio to be received by the holders of outstanding RPAI common stock and did not address any other terms, aspects or implications of the Merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of RPAI to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for RPAI or the effect of any other transaction in which RPAI might engage. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed transaction or any other matter.
In arriving at its opinion, Citi, among other things:
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reviewed a draft of the Merger Agreement dated July 16, 2021;

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held discussions with certain officers, directors and other representatives and advisors of RPAI and certain senior officers and other representatives and advisors of Kite Realty concerning the businesses, operations and prospects of RPAI and Kite Realty;

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examined certain publicly available business and financial information relating to RPAI and Kite Realty as well as certain financial forecasts and other information and data relating to RPAI and Kite Realty which were provided to or discussed with Citi by the respective managements of RPAI and Kite Realty, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the respective managements of RPAI and Kite Realty to result from the Merger;

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reviewed the financial terms of the Merger as set forth in the draft Merger Agreement in relation to, among other things, current and historical market prices and trading volumes of RPAI common stock and Kite Realty common shares, the historical and projected earnings and other operating data of RPAI and Kite Realty, and the capitalization and financial condition of RPAI and Kite Realty;

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considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the Merger;

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analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of RPAI and Kite Realty;

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evaluated certain potential pro forma financial effects of the Merger on Kite Realty; and

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conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the respective managements of RPAI and Kite Realty that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the RPAI Forecasts and the Kite Realty Forecasts and other information and data relating to RPAI and Kite Realty provided to or otherwise reviewed by or discussed with Citi, Citi was advised by the management of RPAI that such financial forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of RPAI and Kite Realty as to the future financial performance of RPAI and Kite Realty, the potential strategic implications and operational benefits anticipated to result from the Merger and the other matters covered thereby, and Citi assumed, with RPAI’s consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such RPAI Forecasts and other information and data would be realized in the amounts and at the times projected.
Citi assumed, with RPAI’s consent, that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases, for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on RPAI, Kite Realty or the contemplated benefits of the Merger. Representatives of RPAI advised Citi, and Citi assumed, that the final terms of the Merger Agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi also assumed, with RPAI’s consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Citi was advised by RPAI, and assumed, with RPAI’s consent, that RPAI has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2003 and that Kite Realty has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2004, and that the Merger would not adversely affect such status or operations of RPAI or Kite Realty. Citi’s opinion relates to the relative values of RPAI and Kite Realty. Citi did not express any opinion as to what the value of the Kite Realty common shares actually would be when issued pursuant to the Merger or the price at which the Kite Realty common shares would trade at any time. Citi did not make nor was Citi provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of RPAI or Kite Realty nor did Citi make any physical inspection of the properties or assets of RPAI or Kite Realty.
Citi was not requested to, and Citi did not, solicit third party indications of interest in the possible acquisition of all or a part of RPAI, nor was Citi requested to consider, and the opinion did not address, the underlying business decision of RPAI to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for RPAI or the effect of any other transaction in which RPAI might engage in. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, trustees, directors or employees of any parties to the Merger or any class of such persons, relative to the Exchange Ratio. Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing as of the date of its opinion. Although the Merger Agreement permits Kite Realty to issue its equity securities pursuant to Kite Realty’s “at the market” equity offering program, subject to certain terms and limitations agreed to in the Merger Agreement, for purposes of rendering our opinion, Citi has assumed, with RPAI’s consent, that no such equity offering or other equity issuance by Kite Realty shall occur prior to the consummation of the Merger. Although subsequent developments, including actions taken by RPAI or Kite Realty prior to the consummation of the Merger, whether or not permitted to be taken by the terms of the Merger Agreement, could have affected Citi’s opinion had they taken place prior to the date of its opinion, Citi has no obligation to update, revise or reaffirm its opinion. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.
In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.
In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of RPAI and Kite Realty. No company, business or transaction reviewed is identical or directly comparable to RPAI or Kite Realty or the Merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, business segments or transactions reviewed or the results from any particular analysis.
The estimates contained in Citi’s analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty. Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger were determined through negotiations between RPAI and Kite Realty and the decision of RPAI to enter into the Merger Agreement was solely that of the RPAI Board. Citi’s opinion was only one of many factors considered by the RPAI Board in its evaluation of the Merger and should not be viewed as determinative of the views of the RPAI Board or RPAI management with respect to the Merger or the Exchange Ratio.
Financial Analyses
The following is a summary of the material financial analyses prepared and reviewed with the RPAI Board in connection with the rendering of Citi’s opinion, dated July 17, 2021. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Citi assumes no responsibility if future results are different from those described whether or not any such difference is material.
For purposes of the financial analyses described below, Citi calculated the implied merger consideration to be $12.98, which was derived by multiplying the closing price per share of Kite Realty common shares of $20.83 on July 16, 2021, the last trading day prior to delivery of Citi’s opinion, by the exchange ratio of 0.623 of Kite Realty common shares for each share of RPAI common stock to be issued pursuant to the Merger.
Discounted Cash Flow Analyses
RPAI.   Citi performed a discounted cash flow analysis of RPAI by calculating the estimated present value of the unlevered, free cash flows that RPAI was expected to generate during the period from April 1, 2021 through December 31, 2026 based on the RPAI Forecasts. With respect to Citi’s discounted cash flow analysis of RPAI, unlevered free cash flow was calculated by taking EBITDA, adjusting for maintenance capital expenditures, tenant improvements and leasing commissions as well as straight line rent, changes in net working capital and investments in developments in progress. Citi calculated a range of terminal values of RPAI at the end of the forecast period ending December 31, 2026 by applying a one-year growth rate to the net operating income of RPAI during the final year of the forecast period and applying a selected range of terminal capitalization rates of 6.15% to 7.15% of terminal year NOI. The forecasted unlevered free cash flows for RPAI and the derived terminal values were then discounted to present values, as of March 31, 2021, using discount rates ranging from 7.42% to 8.40% based upon an analysis of RPAI’s weighted average cost of capital, which Citi performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi’s professional judgment. The present value of unlevered free cash flows and the range of terminal values were then adjusted for net debt and non-controlling interests. Based on the above-described analysis, Citi derived a range of implied values per share for RPAI as of March 31, 2021 of $12.95 to $16.76, as compared to the implied transaction consideration of $12.98.
Kite Realty.   Citi performed a discounted cash flow analysis of Kite Realty on a standalone basis by calculating the estimated present value of the unlevered free cash flows that Kite Realty was expected to generate during the period from April 1, 2021 through December 31, 2026 based on the Kite Realty Forecasts. With respect to Citi’s discounted cash flow analysis of Kite Realty, unlevered free cash flow was calculated by taking EBITDA, adjusting for change in net working capital, maintenance capital expenditures, tenant improvements and leasing commissions as well as straight line rent, development and/or redevelopment spend, and amortization of in place leases. Citi calculated a range of terminal values of Kite Realty at the end of the forecast period ending December 31, 2026 by applying a one-year growth rate to the net operating income of Kite Realty during the final year of the forecast period and applying a selected range of terminal capitalization rates of 6.15% to 7.15% of terminal year NOI. The forecasted unlevered free cash flows for Kite Realty and the derived terminal values were then discounted to present values, as of March 31, 2021, using discount rates ranging from 7.69% to 8.72% based upon an analysis of Kite Realty’s weighted average cost of capital, which Citi performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi’s professional judgment. The present value of unlevered free cash flows and the range of terminal values were then adjusted for net debt and non-controlling interests. Based on the above-described analysis, Citi derived a range of implied values per share for Kite Realty as of March 31, 2021 of $19.06 to $24.82.
Selected Public Companies Analysis
RPAI.   Using publicly available information, including published estimates of (a) calendar year 2022 EBITDA, (b) calendar year 2022 FFO per share, (c) calendar year 2022 AFFO per share, and (d) NAV per share, Citi reviewed and compared certain financial information for RPAI to corresponding financial information, ratios and public market multiples, including certain multiple and percentages for EBITDA as well as FFO, AFFO and NAV per share, for Regency Centers Corporation, Kimco Realty Corporation, Federal Realty Investment Trust, Brixmor Property Group, Weingarten Realty Investors, SITE Centers Corp., Retail Opportunity Investments Corp., Urban Edge Properties and Kite Realty, which we refer to collectively as the “RPAI Selected Public Companies”. Citi selected the RPAI Selected Public Companies based on its professional judgment and experience. Although none of the RPAI Selected Public Companies are directly comparable to RPAI, the companies were selected because they are publicly traded companies with operations or businesses that for purposes of analysis may be considered similar to certain operations of RPAI.
Kite Realty.   Using publicly available information, including published estimates of (a) calendar year 2022 EBITDA, (b) calendar year 2022 FFO per share, (c) calendar year 2022 AFFO per share, and (d) NAV per share, Citi reviewed and compared certain financial information for Kite Realty to corresponding financial information, ratios and public market multiples, including certain multiple and percentages for EBITDA as well as FFO, AFFO and NAV per share, for Regency Centers Corporation, Kimco Realty Corporation, Federal Realty Investment Trust, Brixmor Property Group, Weingarten Realty Investors, SITE Centers Corp., Retail Opportunity Investments Corp., Urban Edge Properties and RPAI, which we refer to collectively as the “Kite Realty Selected Public Companies”. Citi selected the Kite Realty Selected Public Companies based on its professional judgment and experience. Although none of the Kite Realty Selected Public Companies are directly comparable to Kite Realty, the companies were selected because they are publicly traded companies with operations or businesses that for purposes of analysis may be considered similar to certain operations of Kite Realty.
With respect to each of the RPAI Selected Public Companies and the Kite Realty Selected Public Companies, Citi calculated:
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the percentage premium or discount of the company’s closing share price on July 16, 2021 to its estimated NAV per share (which is based on such company’s forecast by Green Street Advisors) (which we refer to collectively as the “NAV Premium/Discount”);

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the company’s EBITDA multiple for 2022, which is calculated by dividing (i) the equity value (which is calculated as the closing share price on July 16, 2021 multiplied by the fully diluted number of share outstanding) plus debt and minority interests, less cash and cash equivalents by (ii) the company’s estimated EBITDA for 2022 (which is based on such company’s consensus analyst forecast) (which we refer to collectively as the “EBITDA Multiple”);

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the company’s FFO multiple for 2022, which was calculated by dividing (i) the closing share price on July 16, 2021 by (ii) the company’s estimated FFO per share for 2022 (which is based on such company’s consensus analyst forecast) (which we refer to collectively as the “FFO Multiple”); and

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the company’s AFFO multiple for 2022, which was calculated by dividing (i) the closing share price on July 16, 2021 by (ii) the company’s estimated AFFO for 2022 (which is based on such company’s consensus analyst forecast) (which we refer to collectively as the “AFFO Multiple”).

Financial data of the RPAI Selected Public Companies and the Kite Realty Selected Public Companies (for the avoidance of doubt, other than RPAI and Kite Realty) were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of RPAI and Kite Realty was based on the RPAI Forecasts, the Kite Realty Forecasts, public filings and other information and data relating to RPAI and Kite Realty provided to or otherwise reviewed by or discussed with Citi, by the respective managements of RPAI and Kite Realty.
Citi then applied selected ranges of 2022 EBITDA Multiples derived from the RPAI Selected Public Companies of 15.3x to 22.8x to the corresponding management forecast of RPAI’s 2022 estimated EBITDA, selected ranges of 2022 FFO Multiple derived from the RPAI Selected Public Companies of 12.4x to 22.2x to the corresponding management forecast of RPAI’s estimated 2022 FFO per share, selected ranges of 2022 AFFO Multiple derived from the RPAI Selected Public Companies of 16.0x to 28.7x to the corresponding management forecast of RPAI’s estimated 2022 AFFO per share, and selected ranges of NAV Premium/Discount derived from the RPAI Selected Public Companies of (8.3)% to 9.5% to the corresponding range of management estimates of RPAI’s NAV per share. This analysis indicated the following implied per share equity value reference ranges for RPAI, as compared to the implied transaction consideration of $12.98 per share:
Implied Per Share Equity Value Reference Range
EBITDA Multiple	$12.81 – $22.96
FFO Multiple	$12.34 – $22.06
AFFO Multiple	$9.61 – $17.20
NAV Premium/Discount	$12.60 – $15.03
Citi then applied selected ranges of 2022 EBITDA Multiples derived from the Kite Realty Selected Public Companies of 15.3x to 22.8x the corresponding financial forecast of Kite Realty’s 2022 estimated EBITDA, selected ranges of 2022 FFO Multiple derived from the Kite Realty Selected Public Companies of 12.4x to 22.2x to the corresponding financial forecast of Kite Realty’s estimated 2022 FFO per share, selected ranges of 2022 AFFO Multiple derived from the Kite Realty Selected Public Companies of 16.0x to 28.7x to the corresponding financial forecast of Kite Realty’s estimated 2022 AFFO per share, and selected ranges of NAV Premium/Discount derived from the Kite Realty Selected Public Companies of (16.1)% to 9.5% to the corresponding range of RPAI’s management estimates of Kite Realty’s NAV per share. This analysis indicated the following implied per share equity value reference ranges for Kite Realty:
Implied Per Share Equity Value Reference Range
EBITDA Multiple	$17.04 – $31.58
FFO Multiple	$17.39 – $31.08
AFFO Multiple	$17.88 – $32.01
NAV Premium/Discount	$18.29 – $23.87
Illustrative Exchange Ratios Analysis
Based upon a comparison of the range of implied equity values for each of RPAI and Kite Realty calculated pursuant to the discounted cash flow analysis and public companies analysis, Citi calculated a range of implied exchange ratios for the Merger for each valuation methodology, by comparing the low values for RPAI with the high values for Kite Realty and the high values for RPAI with the low values for Kite Realty. This analysis indicated the following implied exchange ratios:

Range of Implied Exchange Ratios
Discounted cash flow analysis	0.522x – 0.879x
Comparable Companies
Enterprise Value / 2022E EBITDA	0.406x – 1.347x
Price / 2022E FFO	0.397x – 1.269x
Price / 2022E AFFO	0.300x – 0.962x
Premium (Discount) to NAV	0.528x – 0.822x
Citi then compared the range of implied exchange ratios above to the exchange ratio of 0.623x provided for in the Merger.
Certain Additional Information
Citi also observed certain additional factors regarding RPAI that were not considered part of Citi’s financial analyses with respect to its opinion but were referenced for informational purposes, including the following:
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historical trading prices of RPAI common stock and Kite Realty common shares during the 52-week period ended July 16, 2021, which indicated low to high closing prices during such period of approximately $5.14 to $12.79 per RPAI common stock and $9.27 to $23.14 per share of Kite Realty common shares, which further indicated an implied exchange ratio of 0.222x to 1.380x based on a comparison of the high and low values for each company with the respective low and high values of the other company;

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undiscounted publicly available Wall Street research analysts’ price targets for RPAI common stock, which indicated standalone price targets of $12.00 to $14.00 per RPAI common stock and $21.00 to $25.00 per share of Kite Realty common shares, which further indicated an implied exchange ratio of 0.480x to 0.667x based on a comparison of the high and low values for each company with the respective low and high values of the other company;

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the estimated NAV of RPAI’s and Kite Realty’s assets based on publicly available Wall Street research analysts’ estimates, which when calculated yielded implied per share equity value reference ranges of $11.77 to $14.81 per share of RPAI common stock and $18.61 to $25.70 per share of Kite Realty common shares, which further indicated an implied exchange ratio of 0.458x to 0.796x based on a comparison of the high and low for each company with the respective low and high values of the other company;

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the estimated implied exchange ratio based on various contribution metrics, including (a) expected EBITDA for 2021 and 2022 for each company, which implied an exchange ratio of 0.671x and 0.698x, respectively, (b) expected FFO for 2021 and 2022 for each company, which implied an exchange ratio of 0.699x and 0.710x, respectively, (c) expected AFFO for 2021 and 2022 for each company, which implied an exchange ratio of 0.447x and 0.537x, respectively, and (d) consensus NAV, which implied an exchange ratio of 0.630x;

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the illustrative potential pro forma financial effect of the Merger on RPAI’s and Kite Realty’s respective calendar year 2022 expected FFO, AFFO and NAV (as of March 31, 2021) based on the RPAI Forecasts, the Kite Realty Forecasts, public filings and the expected synergies to result from the Merger, which indicated that the Merger could be, relative to RPAI and Kite Realty on a standalone basis, accretive to each company’s calendar year 2022 estimated FFO, AFFO and NAV (as of March 31, 2021);

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the illustrative theoretical value uplift for RPAI stockholders that could result from the Merger by comparing the closing share price of RPAI common stock on July 16, 2021 to (i) an illustrative approximate implied per share equity value derived for RPAI on a standalone basis utilizing an implied expected FFO for calendar year 2022 multiple range of 11.5x to 14.8x for RPAI, whereby such range was based on the respective trading multiples of RPAI and Kite Realty, which demonstrated a theoretical value uplift of approximately 4% to 33% and (ii) an illustrative approximate implied per share equity value derived for RPAI on a standalone basis utilizing an implied expected AFFO for calendar year 2022 multiple range of 18.6x to 19.1x for RPAI, whereby such range was based on the respective trading multiples of RPAI and Kite Realty, which demonstrated a theoretical value uplift of approximately 17% to 21%; and
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the illustrative discounted cash flow analysis of the combined company (including synergies) with respect to the unlevered free cash flows that the combined company was expected to generate during the period from April 1, 2021 through December 31, 2026, (utilizing a selected range of terminal implied capitalization rates of 6.15% to 7.15% and a selected range of discount rates of 7.42% to 8.40%), which resulted in a range of implied values per share for the combined company which, as of March 31, 2021, which based on an exchange ratio of 0.623x, resulted in an implied value per RPAI common stock of $13.07 to $16.73 as compared to a stand-alone value of RPAI common stock under the discounted cash flow analysis of $12.95 to $16.76.

Miscellaneous
RPAI has agreed to pay Citi for its services in connection with the proposed transaction an aggregate fee of approximately $23,000,000, of which a part was previously paid as a retainer in connection with certain M&A and strategic advisory services provided prior to Citi’s engagement as RPAI’s financial advisor in connection with the Merger, $2,500,000 of which was paid upon delivery of Citi’s opinion and approximately $19,000,000 of which is payable contingent upon consummation of the transaction. In addition, RPAI agreed to reimburse Citi for certain expenses, including reasonable fees and expenses of counsel, and to indemnify Citi and certain related parties against liabilities, including liabilities under federal securities laws, arising from Citi’s engagement.
As the RPAI Board was aware, Citi and its affiliates in the past have provided, and are currently providing, services to RPAI unrelated to the proposed transaction, for which services Citi and its affiliates have received and expect to receive compensation, including, without limitation, during the two-year period prior to the date of its opinion, having acted as (a) financial advisor in connection with certain M&A and strategic advisory services, (b) joint book-running manager for a $100 million issuance of 4.0% senior unsecured notes due 2025, in July 2020, (c) joint book-running manager for a $400 million issuance of 4.75% senior unsecured notes due 2030, in August 2020, and (d) lender under RPAI’s $850 million revolving credit facility. Citi and its affiliates received during such two-year period aggregate fees of approximately $3 million from RPAI for investment banking services. Citi and its affiliates in the past have also provided, and are currently providing, services to Kite Realty and its affiliates unrelated to the proposed transaction, for which services Citi and its affiliates have received and expect to receive compensation, including, without limitation, during the two-year period prior to the date of its opinion, having acted as (a) senior co-manager for a $175 million issuance of 0.75% exchangeable senior notes due 2027, in March 2021, and (b) lender in Kite Realty’s $600 million revolving credit facility due 2022. Citi and its affiliates received during such two-year period aggregate fees of approximately $0.4 million from Kite Realty for investment banking services. In the ordinary course of its business, Citi and its affiliates may actively trade or hold the securities of RPAI and Kite Realty for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with RPAI, Kite Realty and their respective affiliates.
RPAI selected Citi to act as its financial advisor in connection with the proposed transaction based on Citi’s reputation, experience and familiarity with RPAI, Kite Realty and their respective businesses. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.
Certain Unaudited Prospective Financial Information
Kite Realty and RPAI do not, as a matter of course, make public projections as to future earnings, or other results. However, in connection with the evaluation of the Merger, (i) Kite Realty’s management prepared certain unaudited prospective financial information with respect to Kite Realty for fiscal years 2021 through 2026 on a stand-alone basis and without giving effect to the Merger (“Kite Realty Forecasts”), which was provided (A) to the Kite Realty Board and to Kite Realty’s financial advisor, BofA Securities, and approved by Kite Realty for BofA Securities’ use and reliance in performing its financial analyses in connection with its fairness opinion, as described in this joint proxy statement/prospectus in “— Opinion of Kite Realty’s Financial Advisor,” and (B) to RPAI, and was provided by RPAI management to the RPAI Board and to RPAI’s financial advisor, Citi, and approved by RPAI for Citi’s use and reliance in performing its financial analyses in connection with its fairness opinion, as described in this joint proxy statement/prospectus in “— Opinion of RPAI’s Financial Advisor,” and (ii) RPAI’s management prepared certain unaudited prospective financial information with respect to RPAI for fiscal years 2021 through 2026 on a stand-alone basis and without giving effect to the Merger (“RPAI Forecasts”), which was provided (A) to the RPAI Board and to RPAI’s financial advisor, Citi, and approved by RPAI for Citi’s use and reliance in performing its financial analyses in connection with its fairness opinion, as described in this joint proxy statement/prospectus in “— Opinion of RPAI’s Financial Advisor,” and (B) to Kite Realty, and was provided by Kite Realty management to the Kite Realty Board and to Kite Realty’s financial advisor, BofA Securities, and approved by Kite Realty for BofA Securities’ use and reliance in performing its financial analyses in connection with its fairness opinion, as described in this joint proxy statement/prospectus in “— Opinion of Kite Realty’s Financial Advisor.” A summary of certain significant elements of this information is set forth below and is included in this joint proxy statement/prospectus solely for the purpose of providing Kite Realty shareholders and RPAI stockholders access to certain nonpublic information made available to Kite Realty and the Kite Realty Board and RPAI and the RPAI Board and their respective financial advisors.
Kite Realty’s management also projected that the combined company would realize approximately $34 million to $36 million in annual cost synergies (the “Kite Realty Projected Synergies”), which excluding non-cash compensation expense equates to $27 million to $29 million in annual cash expense synergies, following completion of the Merger. We refer to these “Kite Realty Projected Synergies” together with the Kite Realty Forecasts and RPAI Forecasts, as the “Prospective Financial Information.” The Kite Realty Projected Synergies are not reflected in the Kite Realty Forecasts or the RPAI Forecasts but separately were provided to the Kite Realty Board and to Kite Realty’s financial advisor, BofA Securities, and approved by Kite Realty for BofA Securities’ use and reliance in performing its financial analyses in connection with its fairness opinion, as described in this joint proxy statement/prospectus in “— Opinion of Kite Realty’s Financial Advisor.”
In connection with the evaluation of the Merger, Citi extrapolated cash NOI from the Kite Realty Forecasts for fiscal years 2021 through 2026 (“Kite Realty cash NOI”), which was approved by RPAI management for use in the financial analysis conducted by Citi, as follows: $193 million for fiscal year 2021, $200 million for fiscal year 2022, $217 million for fiscal year 2023, $231 million for fiscal year 2024, $237 million for fiscal year 2025, $242 million for fiscal year 2026. Kite Realty cash NOI is a non-GAAP financial measure that was calculated as cash income from real estate operations less property operating expenses (before interest expense and depreciation and amortization) and was not burdened by the FAS 141 adjustment for the amortization of in-place leases, which ranges from $1 million to $2 million per annum during the forecast period. Kite Realty does not, as a matter of course, separately calculate cash NOI as part of its normal unaudited prospective financial information process.
Neither Kite Realty, RPAI nor any of their respective advisors or other representatives endorses the Prospective Financial Information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity and prepared on a reasonable basis, the Kite Realty Forecasts and the RPAI Forecasts reflects numerous estimates and assumptions made by Kite Realty senior management or RPAI senior management, as applicable, at the time such Kite Realty Forecasts and the RPAI Forecasts were prepared or approved for use by the financial advisors and represents Kite Realty senior management’s or RPAI senior management’s respective evaluation of Kite Realty’s and RPAI’s expected future financial performance on a stand-alone basis, without reference to the Merger. In addition, since the Prospective Financial Information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the Prospective Financial Information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Kite Realty and RPAI operate, their ability to achieve strategic goals, objectives and targets over applicable periods, the combined company’s ability to achieve the projected synergies from the Merger and the other risks and uncertainties described in “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” and in the reports that Kite Realty and RPAI file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Kite Realty and RPAI and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions, projected results or synergies will be realized, and actual results could differ materially from those reflected in the Prospective Financial Information, whether or not the Merger is completed. Further, these assumptions do not include all potential actions that the senior management of Kite Realty or RPAI could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited Prospective Financial Information should not be regarded as an indication that Kite Realty, the Kite Realty Board, RPAI, the RPAI Board or their respective advisors considered, or now consider, this Prospective Financial Information to be material information to any Kite Realty shareholders or RPAI stockholders, as the case may be, particularly in light of the inherent risks and uncertainties associated with such Prospective Financial Information, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Prospective Financial Information is not fact and readers of this joint proxy statement/prospectus should not place undue reliance on the Prospective Financial Information as necessarily indicative of actual future results.
The Kite Realty Forecasts and the RPAI Forecasts also reflect numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the Merger Agreement or the possible financial and other effects on Kite Realty or RPAI of the Merger, and does not attempt to predict or suggest actual future results of the combined company or give effect to the Merger, including the effect of negotiating or executing the Merger Agreement, the costs that may be incurred in connection with consummating the Merger, the potential synergies that may be achieved by the combined company as a result of the Merger, the effect on Kite Realty or RPAI of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. No assurances can be given that if the Kite Realty Forecasts and the RPAI Forecasts and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the Kite Realty Forecasts and the RPAI Forecasts may not reflect the manner in which the combined company would operate after the Merger.
The Prospective Financial Information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements and the use of non-GAAP measures or generally accepted accounting principles.
In preparing the Kite Realty Forecasts included in this joint proxy statement/prospectus, Kite Realty made a number of assumptions regarding, among other things, lease-up rates of existing assets, occupancy and tenant retention levels, changes in rent and operating expenses, the scope, timing and cost of tenant inducements, interest rates, corporate financing activities, annual dividend levels, the amount, timing, cost, and lease-up rates of existing and planned development and redevelopment projects, the amount and timing of asset sales and asset acquisitions, including the return on those acquisitions, the amount of general and administrative costs, the amount of taxes paid, and the amount of non-real estate related revenues and expenses.
In preparing the RPAI Forecasts included in this joint proxy statement/prospectus, RPAI made a number of assumptions regarding, among other things, lease-up rates of existing assets, occupancy and tenant retention levels, changes in rent and operating expenses, the scope, timing and cost of tenant inducements, interest rates, corporate financing activities, annual dividend levels, the amount, timing, cost, and lease-up rates of existing and planned development and redevelopment projects, the amount and timing of asset sales and asset acquisitions, including the return on those acquisitions, the amount of general and administrative costs, the amount of taxes paid, and the amount of non-real estate related revenues and expenses.
The Prospective Financial Information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, Kite Realty’s management and RPAI’s management, as applicable. KPMG (Kite Realty’s independent registered public accounting firm) and Deloitte (RPAI’s independent registered accounting firm) have not audited, reviewed, examined, compiled nor performed any procedures with respect to the Prospective Financial Information and, accordingly, KPMG and Deloitte do not express an opinion or any other form of assurance with respect thereto, and assume no responsibility for, and disclaim any association with, the Prospective Financial Information. The KPMG report incorporated by reference into this joint proxy statement/prospectus relates to Kite Realty’s previously issued financial statements, and the Deloitte report incorporated by reference into this joint proxy statement/prospectus relates to RPAI’s previously issued financial statements. They do not extend to the Prospective Financial Information and should not be read to do so.
Kite Realty Prospective Financial Information
The following table summarizes the Kite Realty Forecasts (amounts may reflect rounding):
Summary of the Kite Realty Forecasts
($ in millions, except per share data)
	2021E	2022E	2023E	2024E	2025E	2026E
FFO per share(1)	$1.31	$1.41	$1.55	$1.63	$1.64	$1.65
EBITDA(2)	$165	$171	$187	$199	$204	$208
Unlevered cash flow(3)	$107	$109	$136	$171	$183	$191

(1)
Funds From Operations (“FFO”) is a supplemental non-GAAP financial measure utilized to evaluate the operating performance of real estate companies. The National Association of Real Estate Investment Trusts ( “NAREIT”) defines FFO as net income/(loss) available to Kite Realty shareholders computed in accordance with GAAP, excluding (i) depreciation and amortization related to real estate, (ii) gains or losses from sales of certain real estate assets, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis. FFO per share was based on the weighted average fully diluted shares outstanding.

(2)
Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, is a non-GAAP financial measure that represents net income before depreciation and amortization, interest expense and income tax expense of taxable REIT subsidiary.

(3)
Unlevered cash flow is a non-GAAP financial measure that was calculated by taking EBITDA and adjusting for maintenance capital expenditures, tenant improvements and leasing commissions as well as straight line rent, amortization of in-place leases, changes in net working capital and investments in developments in progress.

RPAI Prospective Financial Information
The following table summarizes the RPAI Forecasts (amounts may reflect rounding):
Summary of the RPAI Forecasts
($ in millions, except per share data)
	2021E	2022E	2023E	2024E	2025E	2026E
Cash NOI(1)	$309	$330	$351	$368	$386	$392
FFO per share(2)	$0.91	$1.00	$1.13	$1.19	$1.27	$1.30
EBITDA(3)	$271	$294	$315	$328	$346	$351
Unlevered cash flow(4)	$133	$165	$185	$232	$281	$320

(1)
Cash NOI is a non-GAAP financial performance measure that represents cash income from real estate operations less property operating expenses (before interest expense and depreciation and amortization).

(2)
FFO is a supplemental non-GAAP financial measure utilized to evaluate the operating performance of real estate companies. NAREIT defines FFO as net income/(loss) available to RPAI stockholders computed in accordance with GAAP, excluding RPAI’s share of (i) depreciation and amortization related to real estate, (ii) gains or losses from sales of certain real estate assets, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis. FFO per share was based on the weighted average fully diluted shares outstanding.

(3)
Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, is a non-GAAP measurement of earnings before interest, taxes, depreciation and amortization and non-recurring items.

(4)
Unlevered cash flow is a non-GAAP financial measure that was calculated by taking EBITDA and adjusting for maintenance capital expenditures, tenant improvements and leasing commissions as well as straight line rent, amortization of in-place leases, changes in net working capital and investments in developments in progress.

General
The Kite Realty Forecasts and RPAI Forecasts were prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together. Adding the Kite Realty Forecasts and RPAI Forecasts together for the two companies is not intended to represent the results the combined company will achieve if the Merger is completed and is not intended to represent forecasted financial information for the combined company if the Merger is completed.
By including in this joint proxy statement/prospectus a summary of the Prospective Financial Information, neither Kite Realty nor RPAI nor any of their respective advisors or other representatives has made or makes any representation to any person regarding the ultimate performance of Kite Realty or RPAI compared to the information contained in the Prospective Financial Information. Neither Kite Realty, RPAI, nor, after completion of the Merger, the combined company, undertakes any obligation to update or otherwise revise the Prospective Financial Information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of Kite Realty, RPAI or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Kite Realty or RPAI or other person regarding Kite Realty’s or RPAI’s ultimate performance compared to the information contained in the Prospective Financial Information or that the results reflected in the Prospective Financial Information will be achieved.
In light of the foregoing, and considering that the Kite Realty and RPAI special meetings will be held several months after the Prospective Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, Kite Realty shareholders and RPAI stockholders are cautioned not to place unwarranted reliance on such information, and are urged to review Kite Realty’s and RPAI’s most recent SEC filings for a description of their reported financial results and the financial statements of Kite Realty and RPAI incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.” The Prospective Financial Information summarized in this section is not included in this joint proxy statement/prospectus in order to induce any holder of Kite Realty common shares to vote in favor of the Kite Realty Share Issuance Proposal or any of the other proposals to be voted on at the Kite Realty special meeting or to induce any holder of RPAI common stock to vote in favor of the RPAI Merger Proposal or any of the other proposals to be voted on at the RPAI special meeting.
The Prospective Financial Information includes certain non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Kite Realty and RPAI may not be comparable to similarly titled amounts used by other companies. Furthermore, Kite Realty and RPAI may calculate certain non-GAAP financial metrics including NOI, EBITDA, FFO and Unlevered cash flow using different methodologies. These non-GAAP financial measures are useful to investors and management in understanding current profitability levels and liquidity that may serve as a basis for evaluating future performance and facilitating comparability of results. The non-GAAP financial measures included in the Prospective Financial Information were relied upon by each of BofA Securities and Citi for purposes of their respective financial analyses and opinion and by the Kite Realty Board and the RPAI Board in connection with its consideration of the Merger. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination such as the Merger if the disclosure is included in a document such as this joint proxy statement/prospectus. Accordingly, no such reconciliations have been provided, although the footnotes to the tables above provide certain supplemental information with respect to the calculation of these non-GAAP financial measures.
Trustees and Management of Kite Realty After the Merger
Immediately following the Merger, the Kite Realty Board will consist of 13 members, nine of whom will be current trustees of Kite Realty and four of whom will be current directors of RPAI, subject to the trustees designated by RPAI meeting the definition of “independent director” set forth in the rules and regulations of the NYSE for companies listed on the NYSE and applicable regulations promulgated by the SEC, and not having been party to or involved in an event that would be required to be disclosed pursuant to Item 401(f) of Regulation S-K under the Securities Act. The nine continuing Kite Realty trustees are John A. Kite, the current Chairman and Chief Executive Officer of Kite Realty, William E. Bindley, the current lead independent trustee of the Kite Realty Board, Derrick Burks, Victor J. Coleman, Christie B. Kelly, David R. O’Reilly, Barton R. Peterson, Charles H. Wurtzebach and Caroline L. Young. The four RPAI designees to the Kite Realty Board are Steven P. Grimes, the current Chief Executive Officer of RPAI, Bonnie S. Biumi, Gerald M. Gorski and Peter L. Lynch. All of the RPAI designees except Steven P. Grimes are current independent directors of RPAI. Following the Merger, the compensation of the Kite Realty Board will remain subject to the compensation programs described in Kite Realty’s Proxy Statement for its 2021 Annual Meeting of Shareholders, which is incorporated by reference herein.
Each of the executive officers of Kite Realty immediately prior to the Effective Time will continue as an executive officer of the combined company following the Effective Time. John A. Kite, Kite Realty’s current Chairman and Chief Executive Officer, will remain the Chairman and Chief Executive Officer of the combined company.
Interests of Kite Realty’s Trustees and Executive Officers in the Merger
In considering the recommendation of the Kite Realty Board to approve the Merger and the other transactions contemplated by the Merger Agreement, Kite Realty shareholders should be aware that Kite Realty’s trustees and executive officers have certain interests, including financial interests, in the Merger that are different from, or in addition to, the interests of Kite Realty shareholders generally. These interests may create potential conflicts of interest. The Kite Realty Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger and the other transactions contemplated by the Merger Agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and in “— Quantification of Potential Payments and Benefits to Kite Realty’s Named Executive Officers in Connection with the Merger” beginning on page 95.
References to Kite Realty’s executive officers include Messrs. John A. Kite, Thomas K. McGowan, Heath R. Fear and Scott E. Murray. Although Mr. Murray resigned from his positions with Kite Realty effective as of November 11, 2020 and is no longer employed by Kite Realty, we have included in this section information with respect to Mr. Murray because he was an executive officer for a portion of Kite Realty’s last fiscal year.
Treatment of Kite Realty Equity Awards in the Merger
At the Effective Time, Kite Realty’s (i) outstanding restricted shares held by Kite Realty’s trustees and executive officers and (ii) outstanding Kite Realty LTIP units and Kite Realty AO LTIP units held by Kite Realty’s executive officers will continue to be outstanding following the Effective Time, subject to the same terms and conditions that were applicable to such awards before the Effective Time.
The Merger will qualify as a “corporate transaction” for purposes of the Kite Realty Equity Incentive Plan and awards granted thereunder. While the Kite Realty Equity Incentive Plan does not provide for “single trigger” accelerated vesting in connection with the Merger, upon certain qualifying terminations of employment as of or following the Merger, each executive officer (other than Mr. Murray) may become entitled to “double trigger” accelerated vesting of such awards pursuant to the terms of the Employment Agreements (as defined below), as more fully described below, or, for Kite Realty AO LTIP units, pursuant to the terms of the Kite Realty AO LTIP unit award agreement (which by its terms supersede the Employment Agreement provisions with respect to such Kite Realty AO LTIP units). If an executive officer experiences a qualifying termination (as defined in the Kite Realty AO LTIP unit award agreement), such executive officer is entitled to receive pro-rata vesting of his unvested Kite Realty AO LTIP units, if the stock appreciation performance-based metric applicable thereto has already been met or is met within 90 days following such termination.
The following sets forth the aggregate number of restricted shares, Kite Realty LTIP units, and Kite Realty AO LTIP units held by each of Kite Realty’s non-employee trustees and executive officers as of August 18, 2021.
Non-Employee Trustees
Name	Restricted Shares (#)
William E. Bindley	5,068
Derrick Burks	5,068
Victor J. Coleman	5,068
Lee A. Daniels(1)	5,068
Christie B. Kelly	5,068
David R. O’Reilly	5,068
Barton R. Peterson	5,068
Charles H. Wurtzebach	5,068
Caroline L. Young	5,068

(1)
Mr. Daniels intends to retire from the Kite Realty Board effective upon and subject to the closing of the Merger.

Executive Officers
Name	Restricted Shares (time-based and performance-based) (#)	Kite Realty LTIP Units (#)	Kite Realty AO LTIP Units (#)
John A. Kite	—	257,316	3,698,023
Thomas K. McGowan	—	119,834	927,329
Heath R. Fear	59,485	98,675	648,493
Scott E. Murray	—	—	—
In addition, at the Effective Time, options to purchase Kite Realty common shares pursuant to the Kite Realty Employee Share Purchase Plan will continue to represent rights to purchase Kite Realty common shares, subject to the same terms and conditions applicable to such options before the Effective Time.
Employment Agreements
Kite Realty is party to employment agreements with each of Messrs. Kite, McGowan and Fear, each effective as of December 31, 2020 (the “Employment Agreements”), pursuant to which Mr. Kite serves as Kite Realty’s Chief Executive Officer; Mr. McGowan serves as Kite Realty’s President and Chief Operating Officer; and Mr. Fear serves as Kite Realty’s Executive Vice President and Chief Financial Officer. Mr. Murray resigned from his positions with Kite Realty effective as of November 11, 2020, and he is not a party to a current Employment Agreement.
The initial term of each Employment Agreement ends on December 31, 2025, and such term will be automatically extended for an additional one-year period on such date and each December 31st thereafter,

unless terminated earlier pursuant to the relevant Employment Agreement. In addition, the term of each Employment Agreement will be automatically extended as of the consummation of a change in control until the second anniversary following such change in control and for an additional one-year period on each anniversary thereafter, unless terminated earlier pursuant to the relevant Employment Agreement. An election not to automatically extend the term of each Employment Agreement for an additional one-year period may be made by either party but must be made at least 180 days prior to the date when such term would otherwise be extended.
The Employment Agreement with Mr. Kite provides him with an initial base salary of $850,000 (subject to increase but not decrease), an annual target bonus opportunity of 150% of his base salary, a special retention award of Kite Realty LTIP units with a grant date value of $2,500,000 (eligible to vest in three equal installments on each of December 31, 2023, December 31, 2024, and December 31, 2025, subject to Mr. Kite’s continued employment on each applicable date and subject to an additional one-year “no sell” restriction following vesting), and entitlement to participate in Kite Realty Equity Incentive Plan and any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans, and similar benefits commensurate with the benefits that Kite Realty provides to its senior executives generally.
The Employment Agreement with Mr. McGowan provides him with an initial base salary of $500,000 (subject to increase but not decrease), an annual target bonus opportunity of 100% of his base salary, a special retention award of Kite Realty LTIP units with a grant date value of $1,000,000 (eligible to vest in three equal installments on each of December 31, 2023, December 31, 2024, and December 31, 2025, subject to Mr. McGowan’s continued employment on each applicable date and subject to an additional one-year “no sell” restriction following vesting), and entitlement to participate in Kite Realty Equity Incentive Plan and any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans, and similar benefits commensurate with the benefits that Kite Realty provides to its senior executives generally.
The Employment Agreement with Mr. Fear provides him with an initial base salary of $500,000 (subject to increase but not decrease), an annual target bonus opportunity of 100% of his base salary, a special retention award of Kite Realty LTIP units with a grant date value of $1,000,000 (eligible to vest in three equal installments on each of December 31, 2023, December 31, 2024, and December 31, 2025, subject to Mr. Fear’s continued employment on each applicable date and subject to an additional one-year “no sell” restriction following vesting), and entitlement to participate in Kite Realty Equity Incentive Plan and any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans, and similar benefits commensurate with the benefits that Kite Realty provides to its senior executives generally.
If an executive is terminated by Kite Realty without “cause” or resigns for “good reason” (each as defined in the applicable Employment Agreement), subject to his execution and non-revocation of a waiver and release agreement in favor of Kite Realty, he will be entitled to (i) a lump sum severance payment equal to his “severance multiple” (which for Mr. Kite and Mr. McGowan is three and for Mr. Fear is two (or three, if such termination occurs in the two-year period following a change in control)), multiplied by the sum of his base salary then in effect and the average annual incentive compensation actually paid to him with respect to the prior three fiscal years (or if employed for less than three fiscal years, the average paid during each full fiscal year for which he was employed by Kite Realty), (ii) a lump sum payment equal to his pro rata annual cash incentive compensation target for the year of termination, subject to the performance criteria having been met for that year (unless termination occurs in the two-year period following a change in control, in which case the pro rata annual cash incentive compensation target will be determined without regard to the achievement of the performance criteria), (iii) continued medical, prescription and dental benefits to the executive and/or the executive’s family for 18 months following the executive’s termination date, (iv) full and immediate vesting of his equity awards that are subject only to time-vesting based on service, and (v) pro-rata vesting of his performance-based equity awards (other than any performance-based equity award that specifically supersedes the vesting provision of the Employment Agreement) if the performance objectives are achieved at the end of the performance period (unless termination occurs in the two-year period following a change in control, in which case there will be full and immediate vesting of his performance-based equity awards as of his termination date at the greater of (A) the target level on his termination date or (B) actual performance as of his termination date).

Upon an executive’s termination of employment due to death or “disability” (as defined in the Employment Agreement), the executive (or, in the case of the executive’s death, the executive’s beneficiary or estate) will be entitled to (i) the amount of the executive’s compensation accrued as of the termination date, (ii) a lump sum payment equal to his pro rata annual incentive compensation target for the year of termination, (iii) continued medical, prescription and dental benefits to the executive and/or the executive’s family for 18 months following the executive’s termination date, and (iv) full and immediate vesting of his equity awards, other than any performance-based equity award that specifically supersedes the vesting provision of the Employment Agreement.
The Employment Agreements provide that if the payments and benefits provided to the executive in connection with the Merger would be subject to an excise tax by reason of Sections 280G and 4999 of the Code, such benefits and payments will be reduced to the extent necessary to prevent any portion of the executive officer’s merger-related payments and benefits from becoming subject to such excise tax, but only if, by reason of that reduction, the net after-tax benefit received by the executive officer exceeds the net after-tax benefit the executive officer would receive if no reduction was made (which we refer to as the “280G best after-tax provision”).
The Employment Agreements contain (i) confidentiality and non-disparagement restrictions during the term and thereafter, (ii) non-competition restrictions during the term and for 18 months thereafter for each of Mr. Kite and Mr. McGowan and for 12 months thereafter (or 18 months, if his employment terminates without “cause” or for “good reason” in the two-year period following a change in control) for Mr. Fear, and (iii) non-solicitation restrictions during the term and for two years thereafter. The non-competition restrictions will not apply if a change in control is consummated and the executive resigns without “good reason” between the first and second anniversary of the consummation of such change in control.
The Merger will qualify as a “change in control” for purposes of the Employment Agreements, and while the Employment Agreements do not include any “single-trigger” change in control benefits (i.e., benefits payable solely upon the occurrence of the change in control, without an accompanying termination event), the Merger will start the “change in control” protection period for Messrs. Kite, McGowan and Fear that could result in increased severance benefits upon subsequent qualifying termination events and could result in the inapplicability of the post-termination non-competition restriction.
Deferred Compensation Plan
Kite Realty maintains the Kite Realty Group Trust Trustee Deferred Compensation Plan (the “Trustee Plan”), pursuant to which each non-employee trustee may elect to defer eligible fee and retainer compensation. Compensation that is deferred vests immediately and is credited as a number of deferred share units to an individual account for each trustee. A share unit represents an unfunded right to receive one of Kite Realty common shares at a future date. Share units are credited with dividend equivalents to the extent dividends are paid on Kite Realty common shares. Pursuant to the existing terms of the Trustee Plan, upon the consummation of a change in control, including the Merger, each trustee’s account shall be distributed to him or her in a lump sum distribution within fifteen days following the consummation of such change in control.
The following sets forth the aggregate number of share units held by each of Kite Realty’s non-employee trustees as of August 18, 2021 and the estimated aggregate amount that would be realized by such non-employee trustee in settlement of such share units assuming (i) the per share closing price of Kite Realty common shares on the date of payment is $19.366 (the average per share closing price of Kite Realty common shares on the first five business days following the announcement of the Merger) and (ii) each non-employee trustee continues to provide services to Kite Realty until the Merger’s closing date.

Non-Employee Trustees
Name	Share Units (#)	Estimated Value of Settlement of Share Units ($)
William E. Bindley	—	—
Derrick Burks	—	—
Victor J. Coleman	17,465	$338,235
Lee A. Daniels	39,953	$773,726
Christie B. Kelly	—	—
David R. O’Reilly	—	—
Barton R. Peterson	1,775	$34,376
Charles H. Wurtzebach	39,953	$773,726
Caroline L. Young	—	—
Indemnification and Insurance
From and after the Effective Time, until the sixth anniversary of the closing date, pursuant to the terms of the Merger Agreement and subject to certain limitations, Kite Realty and Merger Sub will indemnify and hold harmless, among others, any manager, director, officer, trustee, member, or fiduciary of Kite Realty and its subsidiaries (which we refer to as the indemnified parties) against any losses or claims relating to (i) the indemnified parties’ duties or service as a manager, director, officer, trustee, member or fiduciary of Kite Realty or its subsidiaries prior to the Effective Time, or (ii) the Merger Agreement or any of the transactions contemplated by the Merger Agreement.
Quantification of Potential Payments and Benefits to Kite Realty’s Named Executive Officers in Connection with the Merger
The information below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each Kite Realty “named executive officer” that is based on or otherwise relates to the Merger. The amounts set forth in the table below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this registration statement and in the footnotes to the table. As a result, the actual amounts, if any, that a named executive officer receives may materially differ from the amounts set forth in the table.
Under applicable SEC rules, Kite Realty’s named executive officers for this purpose are required to consist of Kite Realty’s named executive officers for whom disclosure was required in Kite Realty’s most recent proxy statement filed with the SEC:
•
John A. Kite — Chairman and Chief Executive Officer

•
Thomas K. McGowan — President and Chief Operating Officer

•
Heath R. Fear — Executive Vice President and Chief Financial Officer

•
Scott E. Murray — Former Executive Vice President, General Counsel and Corporate Secretary

At the time of the filing of this joint proxy statement/prospectus, no Kite Realty named executive officer is expected to be terminated without cause or to resign for good reason in connection with the Merger. However, solely for purposes of these disclosures, Kite Realty has included the estimated costs of the benefits that could be provided to each Kite Realty named executive officer that could be terminated without cause or could resign for good reason in connection with the Merger.
The following table sets forth the amount of payments and benefits that may be paid or become payable to each of the named executive officers in connection with the Merger pursuant to all applicable compensation plans or agreements, assuming (i) that the Effective Time occurred on August 18, 2021, which is the assumed date of the Effective Time solely for purposes of this merger-related compensation disclosure, (ii) that each named executive officer incurs a severance-qualifying termination immediately following the Effective Time, and (iii) the per share closing price of Kite Realty common shares as of the Effective Time is $19.366 (the average per share closing price of Kite Realty common shares on the first five business days following the announcement of the Merger). The amounts in the following table do not reflect any reduction in payments pursuant to the 280G best after-tax provision described above.
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
John A. Kite	7,629,312	10,888,393	21,256	18,538,961
Thomas K. McGowan	3,701,959	3,788,736	13,184	7,503,879
Heath R. Fear	3,838,699	4,069,390	—	7,908,088
Scott E. Murray(4)	—	—	—	—

(1)
As described above in “— Employment Agreements,” for Messrs. Kite, McGowan and Fear, cash severance consists of the following components, all of which are “double-trigger” benefits contingent upon the occurrence of a termination of the named executive officer’s employment without cause or the named executive officer’s resignation for good reason during the two years following the Effective Time:

(a)
A lump sum severance payment equal to three multiplied by the sum of (i) the executive’s base salary then in effect and (ii) the average annual cash incentive compensation actually paid to the executive with respect to the prior three fiscal years (for Mr. Fear, the average annual cash incentive actually paid with respect to prior two fiscal years); and

(b)
A lump sum payment equal to the executive’s pro rata annual cash incentive compensation target for the year of termination, without regard to the achievement of the applicable performance criteria.

The amounts set forth in the table above and the table below are based on compensation levels as of August 18, 2021 and assume that there are no bonus amounts which have been earned but not yet paid to the named executive officer prior to the date of the named executive officer’s termination.
Name	Lump Sum Change in Control Cash Severance ($)	Lump Sum Annual Cash Incentive Compensation ($)	Total ($)
John A. Kite	6,829,380	799,932	7,629,312
Thomas K. McGowan	3,388,260	313,699	3,701,959
Heath R. Fear	3,525,000	313,699	3,838,699

(2)
As described above in “— Employment Agreements,” for Messrs. Kite, McGowan and Fear, the treatment of equity awards at the Effective Time is a “double-trigger” benefit contingent upon the occurrence of a termination of the named executive officer’s employment without cause or the named executive officer’s resignation for good reason during the two years following the Effective Time. The table below summarizes (i) full and immediate vesting of the executive’s equity awards that are subject only to time-vesting based on service, (ii) full vesting of the executive’s performance-based equity awards (other than Kite Realty AO LTIP units) at the greater of (a) the target level on the executive’s termination date or (b) actual performance as of the executive’s termination date, and (iii) pro-rata vesting of the executive’s unvested Kite Realty AO LTIP Units, if the stock appreciation performance-based metric has already been met or is met within 90 days following such termination. The table is based on the assumption that all Kite Realty equity awards held by each named executive officer as of August 18, 2021, remain outstanding as of the Effective Time and each named executive officer does not receive any additional equity awards between such date and the Effective Time.

Name	Value of Unvested Time-Based Restricted Shares and Kite Realty LTIP Unit Awards ($)	Value of Unvested Performance-Based Restricted Share Awards ($)	Value of Unvested Kite Realty AO LTIP Awards ($)	Total ($)
John A. Kite	4,983,182	—	5,905,212	10,888,393
Thomas K. McGowan	2,320,712	—	1,468,025	3,788,736
Heath R. Fear	2,602,155	460,795	1,006,441	4,069,390

(3)
As described above in “— Employment Agreements,” Messrs. Kite, McGowan and Fear are each entitled to receive continued medical, prescription and dental benefits for themselves and/or their families for eighteen months after his termination date. Mr. Fear does not currently participate in Kite Realty’s medical, prescription and dental benefits, so no amount has been included.
(4)
Mr. Murray resigned from his positions with Kite Realty effective as of November 11, 2020 and is not entitled to any compensation or benefits in connection with the Merger.

Interests of RPAI’s Directors and Executive Officers in the Merger
In considering the recommendation of the RPAI Board in favor of the Merger, RPAI stockholders should be aware that RPAI directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of RPAI stockholders generally. The RPAI Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger. RPAI stockholders should take these interests into account in deciding whether to vote for adoption of the Merger Agreement and thereby approve the Merger. As described in more detail below, these interests include:
•
At the Effective Time, each RPAI Option, RPAI Restricted Share Award and RPAI RSU will receive the treatment described in “— Treatment of RPAI Equity Awards” beginning on page 135;

•
Each RPAI Restricted Share Award held by a non-employee director of RPAI shall be treated as a Scheduled RPAI Restricted Share Award; and

•
Each of Steven P. Grimes, Shane C. Garrison, and Julie M. Swinehart (each, an “executive”) are party to agreements with RPAI providing for certain cash payments and equity acceleration as further described in “— Retention and Letter Agreements” below.

Retention and Letter Agreements
Each of Messrs. Grimes and Garrison and Ms. Swinehart have previously entered into retention agreements with RPAI providing for certain benefits in connection with a termination of employment without cause or resignation for good reason in connection with or within two years following a change in control (as such terms are defined in such executive’s applicable retention agreement) (a “Qualifying Termination”). Upon a Qualifying Termination, subject to timely execution of a release of claims in favor of RPAI, each executive is entitled to (i) a lump sum cash amount equal to three times (in the case of Mr. Grimes) or two times (in the case of Mr. Garrison and Ms. Swinehart) the sum of (x) the executive’s annual base salary and (y) an amount equal to the greater of (1) the executive’s target bonus or (2) the actual annual cash bonus earned for the most recent completed year for which the annual cash bonus has been determined preceding the year in which the termination occurs, (ii) any earned but unpaid annual cash bonus for the year prior to the year in which the termination occurs, (iii) a prorated target bonus for the year of termination, (iv) RPAI-paid medical benefits for up to 36 months (in the case of Mr. Grimes) or 24 months (in the case of Mr. Garrison and Ms. Swinehart), (v) full accelerated vesting of all outstanding equity awards which are subject to time-based vesting conditions, and (vi) accelerated vesting of all outstanding equity awards which are subject to performance-based vesting conditions generally in accordance with the terms of such vesting conditions as if he/she had not been terminated.
On July 18, 2021, each of Messrs. Grimes and Garrison and Ms. Swinehart entered into a letter agreement with RPAI providing that, subject to the consummation of the Merger, (i) such executive will be entitled, subject to such executive’s continued employment through the consummation of the Merger, to an annual cash bonus for 2021 equal to 200% of such executive’s target annual cash bonus amount, (ii) such executive will earn 153% of the target amount of each currently outstanding award of performance-based RPAI RSUs for which the performance period had not ended (which was agreed upon based, in part, on an approximation of the amount of these awards that would have been earned based on the value of the merger consideration if the performance period had ended upon the execution of the Merger Agreement), (iii) in the event such Qualifying Termination occurs during 2021 in connection with or following the Merger, such executive’s cash severance under the existing retention agreement with RPAI will be calculated using an amount equal to the 2021 annual cash bonus to be paid to such executive as described above in clause (i) (instead of the greater of the target amount or the amount paid for the prior year) and such executive will not be entitled to payment of a pro rata bonus for 2021 as 2021 bonuses are to be paid as described above in clause (i), (iv) dividend equivalents on any of such executive’s earned performance-based

RPAI RSUs will be paid in cash instead of shares of RPAI common stock, and (v) the Merger will constitute a change in control under such executive’s existing retention agreement with RPAI and performance-based awards of RPAI RSUs.
2021 Annual Cash Bonuses
Pursuant to the Merger Agreement and each executive’s letter agreement with RPAI (as described above), subject to such executive’s continued employment through the consummation of the Merger, each executive shall be entitled to an annual cash bonus for 2021 equal to 200% of such executive’s target annual cash bonus amount, which is consistent with the percentage each such executive was on track to receive with respect to the formulaic company goals prior to the execution of the Merger Agreement, with such amounts to be paid on or within 30 days following the consummation of the Merger.
Outstanding Equity Awards Held by RPAI Executive Officers and Directors
RPAI executive officers and directors hold RPAI Options, RPAI Restricted Share Awards and RPAI RSUs, which, pursuant to the Merger Agreement, will be treated as set forth in “— Treatment of RPAI Equity Awards” beginning on page 135. The tables below set forth information with respect to the RPAI Options, RPAI Restricted Share Awards and RPAI RSUs held by each of RPAI executive officers and directors as of July 19, 2021 (and assuming dividends accrued through the third quarter of 2021) and assume a price per share of $12.08 (which amount is the average closing market price of the RPAI common stock for the first five business days following the first public announcement of the Merger on July 19, 2021). Although Robert G. Gifford’s term as a director of RPAI ended effective as of May 27, 2021, we have included him in this section because he was a director for a portion of RPAI’s last and current fiscal year.
Name	Number of Unvested RPAI Restricted Share Awards (#)	Value of Unvested RPAI Restricted Share Awards ($)	Number of Unearned RPAI RSUs Assuming Achievement at 153% of Target (#)	Value of Unearned RPAI RSUs Assuming Achievement at 153% of Target ($)	Accrued, but Unpaid RPAI Dividend Equivalents Underlying RPAI RSUs (at 153%)
Named Executive Officers
Steven P. Grimes	276,342	3,338,211	959,943	11,596,111	587,282
Shane C. Garrison	145,041	1,752,095	500,807	6,049,749	305,166
Julie M. Swinehart	77,653	938,048	322,286	3,893,215	187,623
Non-Employee Directors
Bonnie S. Biumi	10,205	123,276	—	—	—
Frank A. Catalano, Jr.*	10,205	123,276	—	—	—
Robert G. Gifford	—	—	—	—	—
Gerald M. Gorski*	14,286	172,575	—	—	—
Richard P. Imperiale*	10,205	123,276	—	—	—
Peter L. Lynch	10,205	123,276	—	—	—
Thomas J. Sargeant	10,205	123,276	—	—	—

*
Each of Messrs. Catalano, Gorski and Imperiale hold a de minimis number of RPAI Options, worth less than $1,000 on an individual basis.

Accelerated Vesting of RPAI Equity Awards held by Non-Employee Directors
At the Effective Time, the RPAI Restricted Share Awards held by non-employee RPAI directors will become fully vested pursuant to the terms of the Merger Agreement.
Appointment to Kite Realty Board
At the Effective Time, each of Bonnie S. Biumi, Gerald M. Gorski, Steven P. Grimes and Peter L. Lynch will be appointed to the Kite Realty Board.

Quantification of Potential Payments to RPAI Named Executive Officers in Connection with the Merger
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of RPAI named executive officers that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The amounts set forth in the table below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this registration statement and in the footnotes to the table. As a result, the actual amounts, if any, that a named executive officer receives may materially differ from the amounts set forth in the table.
The table below assumes that: (i) the Effective Time will occur on August 18, 2021, which is the assumed date of the Effective Time solely for purposes of this merger-related compensation disclosure; (ii) the employment of the named executive officer will be terminated immediately following the Effective Time on such date in a manner entitling the named executive officer to receive the severance benefits described in “— Retention and Letter Agreements”; (iii) no named executive officer receives any additional equity grants on or prior to the Effective Time; (iv) no named executive officer enters into new agreements or is otherwise legally entitled to, prior to the Effective Time, additional compensation or benefits, (v) no withholding taxes are applicable to any of the payments or benefits; and (vi) no payments are delayed due to Section 409A of the Code. Pursuant to applicable proxy disclosure rules, the value of the equity award acceleration below is calculated based on the number of shares covered by the applicable RPAI Option, RPAI Restricted Share Award and RPAI RSU that are accelerating multiplied by $12.08 per share, which amount is the average closing market price of the RPAI common stock for the first five business days following the first public announcement of the Merger on July 19, 2021. The amounts shown in the table do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would vest pursuant to their terms, on or prior to the Effective Time, or the value of payments or benefits that are not based on or otherwise related to the Merger.
In the footnotes to the amounts shown in the table below, we refer to payments that are conditioned on the occurrence of both the Merger as well as the named executive officer’s qualifying termination of employment as being payable on a “double-trigger” basis and we refer to payments that are conditioned only upon the occurrence of the Merger as being payable on a “single-trigger” basis. The individuals named below represent the named executive officers listed in RPAI’s annual proxy statement with respect to the fiscal year ending December 31, 2020.
Golden Parachute Compensation(1)
Name	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)(5)
Steven P. Grimes	12,850,000	15,521,604	45,210	28,416,814
Shane C. Garrison	4,810,000	8,107,010	46,633	12,963,643
Julie M. Swinehart	3,900,000	5,018,886	46,633	8,965,519

(1)
The conditions under which each of these payments and benefits are to be provided are set forth in more detail above. Under each of the retention agreements entered into with each executive officer, if payments and benefits payable to an executive would be subject to the excise tax imposed by Sections 280G and 4999 of the Code, such amounts will be cut back to the extent necessary to avoid such excise tax, unless the executive would be better off, on an after-tax basis, receiving full payment of such amounts. It is not expected that Section 280G will apply to the RPAI executive officers and, accordingly, the effect of this provision and any related cutbacks are not reflected in the values disclosed in this table.

(2)
As described above in “— Retention and Letter Agreements”, upon a Qualifying Termination that occurs in connection with or within two years following the Merger, each executive is entitled to receive cash severance equal to three times (in the case of Mr. Grimes) or two times (in the case of Mr. Garrison and Ms. Swinehart) the sum of their base salary and 2021 annual bonus. In addition, as described above in “— 2021 Annual Cash Bonuses”, each executive officer will be entitled to receive a cash bonus equal to 200% of his or her 2021 target annual cash bonus upon the closing of the Merger, subject to his or her continued employment through the Merger. The cash severance payments are “double-trigger,” and the 2021 annual bonus is “single-trigger”. Additional details regarding the cash severance and 2021 annual bonus is set forth below.

Name	Cash Severance ($)	2021 Annual Bonus ($)	Total ($)
Steven P. Grimes	10,350,000	2,500,000	12,850,000
Shane C. Garrison	3,640,000	1,170,000	4,810,000
Julie M. Swinehart	2,950,000	950,000	3,900,000

(3)
As described above in “— Retention and Letter Agreements”, upon a Qualifying Termination that occurs in connection with or within two years following the Merger, each RPAI Restricted Share Award will accelerate and vest in full (i.e., “double-trigger”). In addition, pursuant to the Merger Agreement, RPAI RSUs and accompanying RPAI Dividend Equivalent shall be deemed earned at 153% of target and will vest (i.e., “single-trigger”).

(4)
As described above in “— Retention and Letter Agreements”, upon a Qualifying Termination that occurs in connection with or within two years following the Merger, each executive officer shall be entitled to RPAI-paid health benefits for 36 months (in the case of Mr. Grimes) or 24 months (in the case of Mr. Garrison and Ms. Swinehart). The payment of continued health benefits is “double trigger.”

Effects of the Merger on RPAI Equity Awards
RPAI Options
At the Effective Time, each RPAI Option that is outstanding and unexercised as of immediately prior to the Effective Time (whether or not then vested) will be cancelled, terminated, and extinguished as of the Effective Time, and upon cancellation thereof the holder of each such RPAI Option will be entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the excess of (i) the product of the number of shares of RPAI common stock subject to such RPAI Option as of immediately prior to the Effective Time, multiplied by the Exchange Ratio, multiplied by the Kite Realty common share price, over (ii) the product of the number of shares of RPAI common stock subject to such RPAI Option as of immediately prior to the Effective Time, multiplied by the exercise price per share of RPAI common stock subject to such RPAI Option (it being understood that, if the value determined in accordance with the Merger Agreement does not exceed $0, then no consideration shall be payable to the holder of such RPAI Option pursuant to the terms of the Merger Agreement). Kite Realty will cause such consideration, if any, to be paid promptly following the Effective Time, without interest and less any applicable withholding or other taxes or other amounts required by law to be withheld.
RPAI Restricted Share Awards
At the Effective Time, (i) each RPAI Restricted Share Award other than a Scheduled RPAI Restricted Share Award that is issued and outstanding as of immediately prior to the Effective Time will be assumed by Kite Realty and will be converted into a number of whole Kite Realty common shares (rounded up to the nearest whole share) equal to the product obtained by multiplying (A) the number of shares of RPAI common stock subject to such RPAI Restricted Share Award as of immediately prior to the Effective Time, by (B) the Exchange Ratio, and (ii) each Scheduled RPAI Restricted Share Award that is issued and outstanding as of immediately prior to the Effective Time will automatically become fully vested and all restrictions with respect thereto will lapse as of immediately prior to the Effective Time, and as of the Effective Time, each such share of RPAI common stock will be cancelled and retired and automatically converted into the right to receive (upon the proper surrender of the certificate or, in the case of a book-entry share, the proper surrender of such book-entry share) the sum of (A) the merger consideration, plus (B) the fractional consideration, if any (less any applicable withholding or other taxes or other amounts required by law to be withheld, including but not limited to withholding the issuance or delivery of Kite Realty common shares otherwise payable as merger consideration to satisfy such obligations).
RPAI RSUs
At the Effective Time, (i) each RPAI RSU subject to any performance condition that has not been satisfied and that is outstanding as of immediately prior to the Effective Time will be cancelled, terminated, and extinguished as of the Effective Time, and (ii) upon cancellation thereof, the holder of each Earned RPAI RSU (for more information on the determination of Earned RPAI RSUs, see “— Retention and Letter Agreements”) will be entitled to receive the sum of (1) the merger consideration, plus (2) the fractional consideration, if any, plus (3) a cash amount equal to the value, as of immediately prior to the Effective Time, of the RPAI Dividend Equivalent with respect to such Earned RPAI RSU (less any applicable withholding or other taxes or other amounts required by law to be withheld, including but not limited to withholding the issuance or delivery of Kite Realty common shares otherwise payable as merger consideration to satisfy such obligations) (it being understood that no consideration shall be payable with respect to any RPAI RSUs that do not become Earned RPAI RSUs).
Regulatory Approvals Required for the Merger
Kite Realty and RPAI are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the Merger or the other transactions contemplated by the Merger Agreement.
Expected Timing of the Merger
Kite Realty and RPAI expect that the Merger will be completed in the fourth quarter of 2021. However, the Merger is subject to various conditions, and it is possible that factors outside the control of both companies could result in the Merger being completed at a later time or not at all. There may be a substantial amount of time between the respective Kite Realty and RPAI special meetings and the completion of the Merger. Kite Realty and RPAI expect to complete the Merger as soon as reasonably practicable following the satisfaction or waiver of all applicable conditions. For more information, see “Risk Factors — Risks Related to the Merger.”
U.S. Federal Income Tax Considerations
This following discussion is based upon the Code, current and temporary U.S. Treasury regulations promulgated under the Code, referred to as the Treasury Regulations, rulings and other administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. This discussion does not address any U.S. federal taxes other than income taxes or state, local or non-U.S. taxes. This discussion is limited to U.S. holders (as defined below) that hold their shares of RPAI common stock or, after the Effective Time, Kite Realty common shares as “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. holder’s particular circumstances, including the impact of the alternative minimum tax or the tax on net investment income. In addition, this discussion does not address U.S. federal income tax considerations applicable to holders that are subject to special treatment under U.S. federal income tax law, including, without limitation, for example:
•
financial institutions;

•
S corporations, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, or other pass-through entities (and investors therein);

•
persons acting as nominees or otherwise not as beneficial owners;

•
insurance companies;

•
broker-dealers;

•
except to the extent described in “— Material U.S. Federal Income Tax Considerations Related to Kite Realty Common Shares,” tax-exempt organizations;

•
dealers in securities;

•
traders in securities that elect to use a mark to market method of accounting;

•
persons that hold Kite Realty common shares or RPAI common stock as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated transaction for U.S. federal income tax purposes;

•
regulated investment companies (“RICs”);

•
REITs;

•
U.S. expatriates, former citizens or long-term residents of the United States;

•
governmental organizations;

•
except to the extent described in “— Material U.S. Federal Income Tax Considerations Related to Kite Realty Common Shares,” non-U.S. holders (as defined below);

•
U.S. holders whose “functional currency” is not the U.S. dollar;

•
“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
persons who acquired their Kite Realty common shares or RPAI common stock through the exercise of stock options or otherwise in connection with compensation; and

•
persons who do not hold their Kite Realty common shares or RPAI common stock as capital asset within the meaning of Section 1221 of the Code.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of RPAI common stock or, after the Effective Time, Kite Realty common shares, as the case may be, that is:
•
an individual who is a citizen or resident of the United States for U.S. income tax purposes;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (A) is subject to the supervision of a court within the United States and the control of one or more “United States” (within the meaning of Section 7701(a)(30) of the Code) persons or (B) has a valid election in place under the Treasury Regulations to be treated as a United States person.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds RPAI common stock (or, following the Merger, Kite Realty common shares), the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partnership level. Any partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, and the partners in such partnership (as determined for U.S. federal income tax purposes), should consult their tax advisors regarding the U.S. federal income tax consequences to them.
This discussion of material U.S. federal income tax considerations is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.
THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE MERGER, TO HOLDING AND DISPOSING KITE REALTY COMMON SHARES, AND TO REITS GENERALLY ARE HIGHLY TECHNICAL AND COMPLEX. RPAI STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, THE OWNERSHIP OF KITE REALTY COMMON SHARES, AND KITE REALTY’S QUALIFICATION AS A REIT, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
Material U.S. Federal Income Tax Consequences of the Merger
Tax Opinions from Counsel Regarding the Merger
It is a condition to the completion of the Merger that Kite Realty and RPAI receive opinions from Hogan Lovells and Goodwin, respectively, to the effect that, for U.S. federal income tax purposes, the

Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by Kite Realty and RPAI regarding factual matters and covenants undertaken by Kite Realty and RPAI. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the Merger could differ from those described in the tax opinions and in this discussion. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. The balance of this discussion assumes, unless indicated otherwise, that the Merger will qualify as a reorganization.
Provided the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Merger will be as follows:
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RPAI will not recognize any gain or loss as a result of the Merger.

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A U.S. holder of RPAI common stock will not recognize any gain or loss upon receipt of Kite Realty common shares in exchange for its RPAI common stock in connection with the Merger, except with respect to cash received in lieu of fractional shares of the RPAI common stock, as discussed below.

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A U.S. holder of RPAI common stock will have an aggregate tax basis in the Kite Realty common shares it receives in the Merger equal to the U.S. holder’s aggregate tax basis in its RPAI common stock surrendered pursuant to the Merger, reduced by the portion of the U.S. holder’s tax basis in its RPAI common stock surrendered in the Merger that is allocable to a fractional share of Kite Realty common shares. If a U.S. holder acquired any of its shares of RPAI common stock at different prices and/or at different times, Treasury Regulations provide guidance on how such U.S. holder may allocate its tax basis to Kite Realty common shares received in the Merger. U.S. holders that hold multiple blocks of RPAI common stock should consult their tax advisors regarding the proper allocation of their basis among Kite Realty common shares received in the Merger under these Treasury Regulations.

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The holding period of the Kite Realty common shares received by a U.S. holder in connection with the Merger will include the holding period of the RPAI common stock surrendered in connection with the Merger.

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Cash received by a U.S. holder in lieu of a fractional share of Kite Realty common shares in the Merger will be treated as if such fractional share had been issued in connection with the Merger and then redeemed by Kite Realty, and such U.S. holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in respect of such fractional share is greater than one year. Non-corporate U.S. holders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to limitations.

Backup Withholding
Certain U.S. holders of RPAI common stock may be subject to backup withholding of U.S. federal income tax with respect to any cash received in lieu of fractional shares pursuant to the Merger. Backup withholding generally will not apply, however, to a U.S. holder of RPAI common stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax, and any amounts withheld will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Taxation of Kite Realty as a REIT
The following is a summary of certain material U.S. federal income tax considerations relating to Kite Realty’s qualification and taxation as a REIT, and the acquisition, holding, and disposition of Kite Realty common shares. For purposes of this discussion, references to “our Company,” “we” and “us” mean only Kite Realty and not its subsidiaries or affiliates.
We elected to be taxed as a REIT commencing with our first taxable year ended December 31, 2004. A REIT generally is not subject to U.S. federal income tax on the “REIT taxable income” (computed without regard to the dividends-paid deduction and its net capital gain or loss) that it distributes to shareholders provided that the REIT meets the applicable REIT distribution requirements and other requirements for qualification as a REIT under the Code. We believe that we are and have been organized and have operated, and we intend to continue to be organized and to operate, in a manner to qualify for taxation as a REIT under the Code. However, qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code, including through our actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future change in our circumstances, we cannot provide any assurances that we will be organized or operated in a manner so as to satisfy the requirements for qualification and taxation as a REIT under the Code. See “— Failure to Qualify as a REIT” for potential tax consequences if we fail to qualify as a REIT.
The sections of the Code that relate to our qualification and operation as a REIT are highly technical and complex. This discussion sets forth the material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury Regulations, and related administrative and judicial interpretations.
Taxation of REITs in General
For each taxable year in which we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income tax on our REIT taxable income (computed without regard to the dividends-paid deduction and its net capital gain or loss) that is distributed currently to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from an investment in a non-REIT “C” corporation. A non-REIT “C” corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the shareholder level when the income is distributed. In general, the income that we generate is taxed only at the shareholder level upon a distribution of dividends to our shareholders.
U.S. holders generally will be subject to taxation on dividends distributed by us (other than designated capital gain dividends and “qualified dividend income”) at rates applicable to ordinary income, instead of at lower capital gain rates. For taxable years beginning and before January 1, 2026, generally, U.S. holders that are individuals, trusts or estates may deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations. Capital gain dividends and qualified dividend income will continue to be subject to a maximum 20% rate. All references to tax rates in this discussion captioned “U.S. Federal Income Tax Considerations” are to the rates that currently are in effect under existing law, but there have been proposals from time to time to change certain tax rates, at least for certain taxpayers. There can be no assurance that one or more of those proposals, or other proposals that may be made in the future, might not be enacted into law.
Any net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to its shareholders, subject to special rules for certain items such as the capital gains that the REIT recognizes.
Even if we qualify for taxation as a REIT, we will be subject to U.S. federal income tax in the following circumstances:

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We will be taxed at regular corporate rates on any undistributed REIT taxable income (computed without regard to the dividends-paid deduction and its net capital gain or loss).

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If we have (1) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or (2) other non-qualifying income from foreclosure property, such income will be subject to tax at the highest corporate rate.

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Our “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held as inventory or primarily for sale to customers in the ordinary course of business other than foreclosure property.

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If we fail to satisfy either the 75% gross income test or the 95% gross income test, as discussed below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our qualification as a REIT because of specified cure provisions, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

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We will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of amounts actually distributed, excess distributions from the preceding tax year and amounts retained for which U.S. federal income tax was paid, if we fail to make the required distributions by the end of a calendar year. The required distribution for each calendar year is equal to the sum of:

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85% of our ordinary income for such calendar year;

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95% of our capital gain net income for such calendar year; and

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any undistributed taxable income for the preceding calendar year.

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We will be subject to a 100% penalty tax on certain rental income we receive when a taxable REIT subsidiary provides services to our tenants, on certain expenses deducted by a taxable REIT subsidiary on payments made to us and on income for services rendered to us by a taxable REIT subsidiary, if the arrangements among us, our tenants, and our taxable REIT subsidiaries do not reflect arm’s-length terms.

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If we acquire any assets from a non-REIT “C” corporation in a carry-over basis transaction, we would be liable for corporate income tax, at the highest applicable corporate rate for the “built-in gain” with respect to those assets if we disposed of those assets within five years beginning on the date on which they were acquired. To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT “C” corporation’s interest in the partnership. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. The results described in this paragraph assume that the non-REIT “C” corporation will not elect, in lieu of this treatment, to be subject to an immediate tax for the tax year in which the asset is acquired by us.

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We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a U.S. holder would include its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax we paid on that share of such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid by the shareholder, and an adjustment would be made to increase the tax basis of the U.S. holder in Kite Realty common shares.

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If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, but our failure is due to reasonable cause and not due to willful neglect and we nevertheless maintain our REIT qualification because of specified cure provisions, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by such non-qualifying assets by the highest rate of tax applicable to non-REIT “C” corporations during periods when such assets would have caused us to fail the asset test.

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If we fail to satisfy a requirement under the Code which would result in the loss of our REIT qualification, other than a failure to satisfy a gross income test, or an asset test as described in paragraph 9 above, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our qualification as a REIT because the requirements of certain relief provisions are satisfied, we will be subject to a penalty of $50,000 for each such failure.
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If we fail to comply with the requirements to send annual letters to our shareholders requesting information regarding the actual ownership of our shares and the failure is not due to reasonable cause or is due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

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The earnings of any subsidiaries that are non-REIT “C” corporations, including any taxable REIT subsidiary, are subject to U.S. federal corporate income tax.

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As the “successor” to RPAI for U.S. federal income tax purposes as a result of the Merger, if RPAI failed to qualify as a REIT for a taxable year before the Merger or for the taxable year that includes the Merger, and no relief is available, as a result of the Merger we would inherit the liability for any corporate taxes owed by RPAI for RPAI’s open tax years (possibly extending back six years to RPAI’s 2015 tax year), including penalties and interest.

Notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, property and other taxes on our assets, operations and/or net worth. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification as a REIT
The Code defines a “REIT” as a corporation, trust or association:
(1)
that is managed by one or more trustees or directors;

(2)
that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)
that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4)
that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;

(5)
that is beneficially owned by 100 or more persons;

(6)
not more than 50% in value of the outstanding shares or other beneficial interest of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules) during the last half of each taxable year;

(7)
that makes an election to be a REIT for the current taxable year, or has made such an election for a previous taxable year that has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)
that uses a calendar year for U.S. federal income tax purposes;

(9)
that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

(10)
that has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

The Code provides that conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. Condition (6) must be met during the last half of each taxable year. For purposes of determining share ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual.

However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.
We believe that we have been organized, have operated and have issued sufficient Kite Realty common shares with sufficient diversity of ownership to allow us to satisfy the above conditions. In addition, Kite Realty Declaration of Trust contains restrictions regarding the transfer of Kite Realty common shares that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. If, however, we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT unless we qualify for certain relief provisions described below.
To monitor our compliance with condition (6) above, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of specified percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. A shareholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of our stock and other information. If we comply with the record-keeping requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.
To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We elected to be taxed as a REIT beginning with our first taxable year in 2004 and we have not succeeded to any earnings and profits of a non-REIT “C” corporation. Therefore, we do not believe we have had any undistributed non-REIT earnings and profits (and do not believe that we inherited any undistributed non-REIT earnings and profits in any prior transactions). As the “successor” to RPAI for U.S. federal income tax purposes as a result of the Merger, if RPAI failed to qualify as a REIT for a taxable year before the Merger or the taxable year that includes the Merger, and no relief is available, in connection with the Merger we would succeed to any undistributed earnings and profits accumulated by RPAI for the taxable periods that it did not qualify as a REIT, and we would have to pay a special dividend and/or employ applicable deficiency dividend procedures (including significant interest payments to the IRS) to eliminate such earnings and profits. Although RPAI believed that it was organized and operated in conformity with the requirements for qualification and taxation as a REIT for each of its taxable years prior to the taxable year that includes the Merger, and we will receive an opinion from counsel to RPAI to that effect as a condition to consummating the Merger, RPAI did not request a ruling from the IRS that it qualified as a REIT and thus no assurance can be given that it qualified as a REIT. See also “— Failure to Qualify as a REIT” for a discussion of the adverse impact that RPAI’s failure to qualify as a REIT might have on our qualification as a REIT if we are regarded as the “successor” to RPAI under the REIT rules.
Effect of Subsidiary Entities
Ownership of Interests in Partnerships and Limited Liability Companies.   In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its pro rata share of the assets of the partnership or limited liability company, as the case may be, based on its capital interests in such partnership or limited liability company. Our capital interest in a partnership or limited liability company is based on either our percentage ownership of the capital of the partnership or limited liability company or based on the allocations provided in the applicable partnership or limited liability company operating agreement, using the more conservative calculation. Also, the REIT will be deemed to be entitled to the income of the partnership or limited liability company attributable to its pro rata share of the assets of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of Kite Realty Operating Partnership, including its share of these items of any partnership or limited liability company in which it owns an interest, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below.
We have included a brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies and their partners or members below in “— Tax Aspects of Our Ownership of Interests in Kite Realty Operating Partnership and other Partnerships and Limited Liability Companies.” We generally have control of Kite Realty Operating Partnership and substantially all of the subsidiary partnerships and limited liability companies in which Kite Realty Operating Partnership has invested and intend to continue to operate them in a manner consistent with the requirements for our qualification and taxation as a REIT. In the future, we may be a limited partner or non-managing member in some of our partnerships and limited liability companies. If such a partnership or limited liability company were to take actions which could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless entitled to relief, as described below.
Under the Bipartisan Budget Act of 2015, liability is imposed on the partnership (rather than its partners) for adjustments to reported partnership taxable income resulting from audits or other tax proceedings. The liability can include an imputed underpayment of tax, calculated by using the highest marginal U.S. federal income tax rate, as well as interest and penalties on such imputed underpayment of tax. Using certain rules, partnerships may be able to transfer these liabilities to their partners. In the event any adjustments are imposed by the IRS on the taxable income reported by any subsidiary partnerships, we intend to utilize certain rules to the extent possible to allow us to transfer any liability with respect to such adjustments to the partners of the subsidiary partnerships who should properly bear such liability. However, there is no assurance that we will qualify under those rules or that we will have the authority to use those rules under the operating agreements for certain of our subsidiary partnerships.
Ownership of Interests in Qualified REIT Subsidiaries.   We may acquire 100% of the stock of one or more corporations that are qualified REIT subsidiaries. A corporation will qualify as our qualified REIT subsidiary if we own 100% of its stock and it is not a taxable REIT subsidiary. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as our assets, liabilities and such items (as the case may be) for all purposes of the Code, including the REIT qualification tests. For this reason, references in this discussion to our income and assets should be understood to include the income and assets of any qualified REIT subsidiary we own. Our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than 5% of the value of our total assets, as described below in “— Asset Tests.”
Ownership of Interests in Taxable REIT Subsidiaries.   A taxable REIT subsidiary of ours is a corporation, other than a REIT, in which we directly or indirectly hold stock, and that has made a joint election with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. A taxable REIT subsidiary also includes any corporation, other than a REIT, in which a taxable REIT subsidiary of ours owns, directly or indirectly, securities (other than certain “straight debt” securities), which represent more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to our tenants without causing us to receive impermissible tenant service income under the REIT gross income tests. A taxable REIT subsidiary is required to pay regular U.S. federal income tax, and state and local income tax where applicable, as a non-REIT “C” corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt because, as discussed further below, the Code limits the deductibility of net interest expense paid or accrued on debt properly allocable to a trade or business to 30% of “adjusted taxable income,” subject to certain exceptions. If dividends are paid to us by one or more of our taxable REIT subsidiaries, then a portion of the dividends we distribute to shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See “— Taxation of U.S. Holders — Taxation of Taxable U.S. Holders-Qualified Dividend Income.”
Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions applicable to the arrangements between us and our taxable REIT subsidiaries ensure that such taxable REIT subsidiaries will be subject to an appropriate level of U.S. federal income taxation. For example, taxable REIT subsidiaries are limited in their ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. In addition, we will be obligated to pay a 100% penalty tax on some payments we receive or on certain expenses deducted by our taxable REIT subsidiaries, and on income earned by our taxable REIT subsidiaries for services provided to, or on behalf of, us, if the economic arrangements between us, our tenants and such taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiaries, and any future taxable REIT subsidiaries acquired by us, may make interest and other payments to us and to third parties in connection with activities related to our properties. There can be no assurance that our taxable REIT subsidiaries will not be limited in their ability to deduct interest payments made to us. In addition, there can be no assurance that the IRS might not seek to impose the 100% penalty tax on a portion of payments received by us from, or expenses deducted by, or service income imputed to, our taxable REIT subsidiaries. See “— Failure to Satisfy the Gross Income Tests” for further discussion of these rules and the 100% penalty tax.
We own subsidiaries that have elected to be treated as taxable REIT subsidiaries for U.S. federal income tax purposes. Each of our taxable REIT subsidiaries is taxable as a non-REIT “C” corporation and has elected, together with us, to be treated as our taxable REIT subsidiary or is treated as a taxable REIT subsidiary under the 35% subsidiary rule discussed above. We may elect, together with other corporations in which we may own directly or indirectly stock, for those corporations to be treated as our taxable REIT subsidiaries.
Gross Income Tests
To qualify as a REIT, we must satisfy two gross income tests which are applied on an annual basis. First, in each taxable year at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, as described below, and certain foreign currency transactions) must be derived from investments relating to real property or mortgages on real property, including:
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“rents from real property”;

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dividends or other distributions on, and gain from the sale of, shares in other REITs;

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from the sale of real property or mortgages on real property, in either case, not held for sale to customers;

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interest income derived from mortgage loans secured by real property; and

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income attributable to temporary investments of new capital in stocks and debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or issuance of debt obligations with at least a five-year term.

Second, at least 95% of our gross income in each taxable year (excluding gross income from prohibited transactions, certain hedging transactions, as described below, and certain foreign currency transactions) must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as (a) other dividends, (b) other interest, and (c) gain from the sale or disposition of stock or securities, in either case, not held for sale to customers.
Rents from Real Property.   Rents we receive will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property lease.
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First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales of our tenant;
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Second, we, or an actual or constructive owner of 10% or more of our shares, must not actually or constructively own 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or the total value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space or (ii) the property is a qualified lodging facility or a qualified health care property and such property is operated on behalf of the taxable REIT subsidiary by a person who is an “eligible independent contractor” (as described below) and certain other requirements are met;

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Third, rent attributable to personal property, leased in connection with a lease of real property, must not be greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property”; and

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Fourth, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from whom we derive no revenue or through a taxable REIT subsidiary. To the extent that impermissible services are provided by an independent contractor or taxable REIT subsidiary, the cost of the services generally must be borne by the independent contractor or taxable REIT subsidiary. We anticipate that any services we provide directly to tenants will be “usually or customarily rendered” in connection with the rental of space for occupancy only and not otherwise considered to be provided for the tenants’ convenience. We may provide a minimal amount of “non-customary” services to tenants of our properties, other than through an independent contractor or taxable REIT subsidiary, but we intend that our income from any such services will not exceed 1% of our total gross income from the property. If the impermissible tenant services income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services income does not exceed 1% of our total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant services income will not qualify as rents from real property. We are deemed to have received income from the provision of impermissible services in an amount equal to at least 150% of our direct cost of providing the service.

We monitor (and intend to continue to monitor) the activities provided at, and the non-qualifying income arising from, our properties and believe that we have not provided services at levels that will cause us to fail to meet the income tests. We provide services and may provide access to third party service providers at some or all of our properties. Based upon our experience in the retail markets where the properties are located, we believe that all access to service providers and services provided to tenants by us (other than through a qualified independent contractor or a taxable REIT subsidiary) either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible tenant service income that will cause us to fail to meet the income test requirements. However, we cannot provide any assurance that the IRS will agree with these positions.
Income we receive which is attributable to the rental of parking spaces at the properties will constitute rents from real property for purposes of the REIT gross income tests if the services provided with respect to the parking facilities are performed by independent contractors from whom we derive no income, either directly or indirectly, or by a taxable REIT subsidiary. We believe that the income we receive that is attributable to parking facilities will meet these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.

We may in the future hold one or more hotel properties. We expect to lease any such hotel properties to our taxable REIT subsidiary (or to a joint venture entity in which our taxable REIT subsidiary will have an interest). In order for rent paid pursuant to a REIT’s leases to constitute “rents from real property,” the leases must be respected as true leases for U.S. federal income tax purposes. Accordingly, the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases for U.S. federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances. We intend to structure the leases so that the leases will be respected as true leases for U.S. federal income tax purposes. With respect to the management of the hotel properties, the taxable REIT subsidiary (or the taxable REIT subsidiary-joint venture entity-lessee) intends to enter into a management contract with a hotel management company that qualifies as an “eligible independent contractor.” A taxable REIT subsidiary must not directly or indirectly operate or manage a lodging or health care facility or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Although a taxable REIT subsidiary may not operate or manage a lodging facility, it may lease or own such a facility so long as the facility is a “qualified lodging facility” and is operated on behalf of the taxable REIT subsidiary by an “eligible independent contractor.” A “qualified lodging facility” is, generally, a hotel at which no authorized gambling activities are conducted, and includes the customary amenities and facilities operated as part of, or associated with, the hotel. “Customary amenities” must be customary for other properties of a comparable size and class owned by other owners unrelated to the REIT. An “eligible independent contractor” is an independent contractor that, at the time a management agreement is entered into with a taxable REIT subsidiary to operate a “qualified lodging facility,” is actively engaged in the trade or business of operating “qualified lodging facilities” for a person or persons unrelated to either the taxable REIT subsidiary or any REITs with which the taxable REIT subsidiary is affiliated. A hotel management company that otherwise would qualify as an “eligible independent contractor” with regard to a taxable REIT subsidiary of a REIT will not so qualify if the hotel management company and/or one or more actual or constructive owners of 10% or more of the hotel management company actually or constructively own more than 35% of the REIT, or one or more actual or constructive owners of more than 35% of the hotel management company own 35% or more of the REIT (determined with respect to a REIT whose shares are regularly traded on an established securities market by taking into account only the shares held by persons owning, directly or indirectly, more than 5% of the outstanding shares of the REIT and, if the stock of the eligible independent contractor is publicly traded, 5% of the publicly traded stock of the eligible independent contractor). We intend to take all steps reasonably practicable to ensure that none of our taxable REIT subsidiaries will engage in “operating” or “managing” any hotels and that the hotel management companies engaged to operate and manage hotels leased to or owned by the taxable REIT subsidiaries will qualify as “eligible independent contractors” with regard to those taxable REIT subsidiaries. We expect that rental income we receive, if any, that is attributable to the hotel properties will constitute rents from real property for purposes of the REIT gross income tests.
Interest Income.   “Interest” generally will be non-qualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.
Dividend Income.   Our share of any dividends received from any taxable REIT subsidiaries will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends from any taxable REIT subsidiaries to cause us to exceed the limit on non-qualifying income under the 75% gross income test. Dividends that we receive from other qualifying REITs will qualify for purposes of both REIT income tests.
Income from Hedging Transactions.   From time to time we may enter into hedging transactions with respect to one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap or cap agreements, option agreements, and futures or forward contracts. Income of a REIT, including income from a pass-through subsidiary, arising from “clearly identified” hedging transactions that are entered into to manage the risk of interest rate or price changes with respect to borrowings, including gain from the disposition of such hedging transactions, to the extent the hedging transactions hedge indebtedness incurred, or to be incurred, by the REIT to acquire or carry real estate assets (each such hedge, a “Borrowings Hedge”), will not be treated as gross income for purposes of either the 95% gross income test or the 75% gross income test. Income of a REIT arising from hedging transactions that are entered into to manage the risk of currency fluctuations with respect to our investments (each such hedge, a “Currency Hedge”) will not be treated as gross income for purposes of either the 95% gross income test or the 75% gross income test provided that the transaction is “clearly identified.” This exclusion from the 95% and 75% gross income tests also will apply if we previously entered into a Borrowings Hedge or a Currency Hedge, a portion of the hedged indebtedness or property is disposed of, and in connection with such extinguishment or disposition we enter into a new “clearly identified” hedging transaction to offset the prior hedging position. In general, for a hedging transaction to be “clearly identified,” (1) it must be identified as a hedging transaction before the end of the day on which it is acquired, originated, or entered into; and (2) the items of risks being hedged must be identified “substantially contemporaneously” with entering into the hedging transaction (generally not more than 35 days after entering into the hedging transaction). To the extent that we hedge with other types of financial instruments or in other situations, the resultant income will be treated as income that does not qualify under the 95% or 75% gross income tests unless the hedge meets certain requirements and we elect to integrate it with a specified asset and to treat the integrated position as a synthetic debt instrument. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT but there can be no assurance we will be successful in this regard.
Income from Prohibited Transactions.   Any gain that we realize on the sale of any property (other than any foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by Kite Realty Operating Partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. However, we will not be treated as a dealer in real property with respect to a property that we sell for the purposes of the 100% tax if (i) we have held the property for at least two years for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the two years preceding the sale are less than 30% of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year, (c) the fair market value of property sold during the year is 10% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year; or (d) the aggregate adjusted basis of property sold during the year is 20% or less of the aggregate adjusted basis of all of our assets as of the beginning of the taxable year and the aggregate adjusted basis of property sold during the three-year period ending with the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of each of the three taxable years ending with the year of sale; or (e) the fair market value of property sold during the year is 20% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year and the fair market value of property sold during the three-year period ending with the year of sale is 10% or less of the aggregate fair market value of all of our assets as of the beginning of each of the three taxable years ending with the year of sale. If we rely on clauses (b), (c), (d), or (e) in the preceding sentence, substantially all of the marketing and development expenditures with respect to the property sold must be made through an independent contractor from whom we derive no income or our taxable REIT subsidiary. The sale of more than one property to one buyer as part of one transaction constitutes one sale for purposes of this “safe harbor.”
We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties as are consistent with our investment objectives. However, the IRS may successfully contend that some or all of the sales made by us or Kite Realty Operating Partnership or its subsidiary partnerships or limited liability companies are prohibited transactions.
In that case, we would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.
Income from Foreclosure Property.   We generally will be subject to tax at the maximum corporate rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test. Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure property election has been made and remains in place generally will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property if the election is available (which may not be the case with respect to any acquired “distressed loans”).
Failure to Satisfy the Gross Income Tests.   If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% and/or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth a description of each item of our gross income that satisfies the gross income tests for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. As discussed above, in “— Taxation of REITs in General,” even if these relief provisions apply, a tax would be imposed based on the amount of non-qualifying income. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the income tests applicable to REITs.
Any redetermined rents, redetermined deductions, excess interest, or redetermined taxable REIT subsidiary service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations, and redetermined taxable REIT subsidiary service income is gross income (less deductions allocable thereto) of a taxable REIT subsidiary attributable to services provided to, or on behalf of, us that is less than the amounts that would have been paid by us to the taxable REIT subsidiary if based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:
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amounts that are impermissible tenant service income will not cause all of the income from the applicable property to fail to qualify as rents from real property because the amount satisfies the 1% de minimis exception;

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a taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

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rents paid to us by tenants leasing at least 25% of the net leasable space of the REIT’s property who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT’s tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the service is separately stated; or

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the taxable REIT subsidiary’s gross income from the service is not less than 150% of the taxable REIT subsidiary’s direct cost of furnishing the service.

While we anticipate that any fees paid to a taxable REIT subsidiary for tenant services will reflect arm’s-length rates, a taxable REIT subsidiary may under certain circumstances provide tenant services which do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.
Asset Tests
At the close of each calendar quarter, we must satisfy the following tests relating to the nature and diversification of our assets. For purposes of the asset tests, a REIT is not treated as owning the stock of a qualified REIT subsidiary or an equity interest in any entity treated as a partnership otherwise disregarded for U.S. federal income tax purposes. Instead, a REIT is treated as owning its proportionate share of the assets held by such entity.
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At least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, in some circumstances, stock or debt instruments purchased with new capital. For purposes of this test, real estate assets include interests in real property, such as land and buildings, leasehold interests in real property, stock of other corporations that qualify as REITs (and debt instruments issued by publicly offered REITs, interests in mortgages on interests in real property and personal property leased in connection with real property to the extent that rents attributable to such personal property are treated as “rents from real property”), and some types of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

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Not more than 25% of our total assets may be represented by securities (including securities of taxable REIT subsidiaries) other than those described in the first bullet above;

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Except for securities described in the first bullet above and the last bullet below and securities in qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

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Except for securities described in the first bullet above and the last bullet below and securities in qualified REIT subsidiaries and taxable REIT subsidiaries we may not own more than 10% of any one issuer’s outstanding voting securities.

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Except for securities described in the first bullet above and the last bullet below and securities in qualified REIT subsidiaries and taxable REIT subsidiaries, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer.

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Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

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Not more than 25% of our total assets may be represented by debt instruments issued by publicly offered REITs that are “nonqualified” debt instruments (e.g., not secured by interests in mortgages on interests in real property and personal property leased in connection with real property to the extent that rents attributable to such personal property are treated as “rents from real property”).

The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including (1) loans to individuals or estates; (2) obligations to pay rent from real property; (3) rental agreements described in Section 467 of the Code; (4) any security issued by other REITs; (5) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (6) any other arrangement as determined by the IRS. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of the 10% value test; (2) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by a partnership to the extent of the REIT’s interest as a partner in the partnership.
For purposes of the 10% value test, debt will meet the “straight debt” safe harbor if (1) neither we, nor any of our controlled taxable REIT subsidiaries (i.e., taxable REIT subsidiaries more than 50% of the vote or value of the outstanding stock of which is directly or indirectly owned by us), own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.
Kite Realty Operating Partnership owns 100% of the interests of one or more taxable REIT subsidiaries. We are considered to own our pro rata share (based on our ownership in Kite Realty Operating Partnership) of the interests in each taxable REIT subsidiary equal to our proportionate share (by capital) of Kite Realty Operating Partnership. Each taxable REIT subsidiary has elected, together with us, to be treated as our taxable REIT subsidiary. So long as each taxable REIT subsidiary qualifies as such, we will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to our ownership interest in each taxable REIT subsidiary. In the future, we may elect, together with other corporations in which we own directly or indirectly stock, for those corporations to be treated as our taxable REIT subsidiaries. We believe that the aggregate value of our interests in our taxable REIT subsidiaries does not exceed and believe that in the future it will not exceed, 20% of the aggregate value of our gross assets. To the extent that we own an interest in an issuer that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of our assets. Moreover, with respect to each issuer in which we own an interest that does not qualify as a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer complies with the 10% voting securities limitation and 10% value limitation.
No independent appraisals have been obtained to support these conclusions and we cannot provide any assurance that the IRS will not disagree with our determinations.
Failure to Satisfy the Asset Tests.   The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in pass-through subsidiaries. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets (including a discrepancy caused solely by the change in the foreign currency exchange rate used to value a foreign asset). If failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. An acquisition of securities could include an increase in our interest in Kite Realty Operating Partnership, the exercise by limited partners of their redemption right relating to Kite Realty Operating Partnership units or an additional capital contribution of proceeds of an offering of our shares of beneficial interest. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT, unless we satisfy certain relief provisions.
The failure to satisfy the 5% asset test, or the 10% vote or value asset tests can be remedied even after the 30-day cure period under certain circumstances. Specifically, if we fail these asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposing of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), paying a tax equal to the greater of $50,000 or the highest corporate income tax rate of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test, and filing in accordance with applicable Treasury Regulations a schedule with the IRS that describes the assets that caused us to fail to satisfy the asset test(s). We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the asset tests applicable to REITs. In certain circumstances, utilization of such provisions could result in us being required to pay an excise or penalty tax, which could be significant in amount.
Annual Distribution Requirements
To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders each year in an amount at least equal to:
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the sum of: (1) 90% of our “REIT taxable income,” (computed without regard to the dividends-paid deduction and its net capital gain or loss); and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

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the excess of the sum of specified items of non-cash income over 5% of our REIT taxable income.

For purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.
We generally must make dividend distributions in the taxable year to which they relate. Dividend distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. Second, distributions may be made in the following year if they are declared before we timely file our tax return for the year and if made with or before the first regular dividend payment after such declaration. These distributions are taxable to our shareholders in the year in which they are paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income” (computed without regard to the dividends-paid deduction and its net capital gain or loss), we will be required to pay tax on that amount at regular corporate tax rates. We intend to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the Kite Realty Operating Partnership Agreement authorizes us, as general partner, to take such steps as may be necessary to cause Kite Realty Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements. In certain circumstances we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our shareholders to include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase their adjusted basis of their stock by the difference between (1) the amounts of capital gain dividends that we designated and that they included in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.
To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, (1) will generally not affect the character, in the hands of our shareholders, of any distributions that are actually made as ordinary dividends or capital gains;

and (2) cannot be passed through or used by our shareholders. See “— Taxation of U.S. Holders — Taxation of Taxable U.S. Holders — Distributions Generally.”
If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income we retained and on which we paid corporate income tax.
In addition, if we were to recognize built-in-gain on the disposition of any assets acquired from a non-REIT “C” corporation in a transaction in which our basis in the assets was determined by reference to the non-REIT “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain net of the tax we would pay on such gain.
We expect that our REIT taxable income (computed without regard to the dividends-paid deduction and its net capital gain or loss) will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income (computed without regard to the dividends-paid deduction and its net capital gain or loss). Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above.
However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable dividends in order to meet the distribution requirements. Further, under amendments to Section 451 of the Code, subject to certain exceptions, we must accrue income for U.S. federal income tax purposes no later than when such income is taken into account as revenue in our financial statements, which could create additional differences between REIT taxable income and the receipt of cash attributable to such income. In addition, Section 162(m) of the Code places a per-employee limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer and certain other highly compensated executive officers. Changes to Section 162(m) eliminated an exception that formerly permitted certain performance-based compensation to be deducted even if in excess of $1 million, which may have the effect of increasing our REIT taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.
We may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.
The Code limits the deductibility of net interest expense paid or accrued on debt properly allocable to a trade or business to 30% of “adjusted taxable income,” subject to certain exceptions. Any deduction in excess of the limitation is carried forward and may be used in a subsequent year, subject to the 30% limitation. Adjusted taxable income is determined without regard to certain deductions, including those for net interest expense, net operating loss carryforwards and, for taxable years beginning before January 1, 2022, depreciation, amortization and depletion. If we or our subsidiaries, as applicable, are eligible to make and make a timely election (which is irrevocable), the 30% limitation does not apply to a trade or business involving real property development, redevelopment, construction, reconstruction, rental, operation, acquisition, conversion, disposition, management, leasing or brokerage, within the meaning of Section 469(c)(7)(C) of the Code. If this election is made, depreciable real property (including certain improvements) held by the relevant trade or business must be depreciated under the alternative depreciation system under the Code, which is generally less favorable than the generally applicable system of depreciation under the Code. If we do not make the election or if the election is determined not to be available with respect to all or certain of our business activities, the interest deduction limitation could result in us having more REIT taxable income and thus increase the amount of distributions we must make to comply with the REIT requirements and avoid incurring corporate level tax. Similarly, the limitation could cause our taxable REIT subsidiaries to have greater taxable income and thus potentially greater corporate tax liability.
Record-Keeping Requirements
We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.
Failure to Qualify as a REIT
If we fail to satisfy one or more requirements for REIT qualification other than gross income and asset tests that have the specific savings clauses, we can avoid termination of our REIT qualification by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect.
If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. If we fail to qualify for taxation as a REIT, we will not be required to make any distributions to shareholders, and any distributions that are made to shareholders will not be deductible by us. As a result, our failure to qualify for taxation as a REIT would significantly reduce the cash available for distributions by us to our shareholders. In addition, if we fail to qualify for taxation as a REIT, all distributions to shareholders, to the extent of our current and accumulated earnings and profits, will be taxable as regular corporate dividends and will not be eligible for the 20% deduction on REIT dividends that may be available to U.S. holders that are individuals, trusts, or estates for taxable years prior to 2026. However, such dividends paid to U.S. holders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.
In addition, if we were to be considered the “successor” to another REIT under the REIT rules and that REIT that failed to qualify as a REIT at the time it combined with us through a merger or otherwise (including RPAI as a result of the Merger), the IRS might seek to asset that we would not be eligible to qualify as a elect REIT status until the fifth taxable year following the year during which RPAI was disqualified, unless it is entitled to relief under applicable statutory provisions
If we have violated or in the future violate any of the requirements for REIT qualification, or if RPAI has violated any of those requirements, there can be no assurance that we would be entitled to any statutory relief. We intend, however, to take advantage of any and all relief provisions that are available to us to cure any violation of the requirements applicable to REITs.
Tax Aspects of Our Ownership of Interests in Kite Realty Operating Partnership and other Partnerships and Limited Liability Companies
General
Substantially all of our investments are owned indirectly through Kite Realty Operating Partnership, and after the Merger we intend to hold the assets of RPAI through Kite Realty Operating Partnership. In addition, Kite Realty Operating Partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies that we believe are treated as partnerships or as disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships or as disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their pro rata shares of the items of income, gain, loss, deduction and credit of the entity, and are required to include these items in calculating their U.S. federal income tax liability, without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our pro rata share of the foregoing items for purposes of the various REIT gross income tests and in the computation of our REIT taxable income (computed without regard to the dividends-paid deduction and its net capital gain or loss). Moreover, for purposes of the REIT asset tests, we include our pro rata share of assets, based on capital interests, of assets held by Kite Realty Operating Partnership, including its share of its subsidiary partnerships and limited liability companies. See “— Requirements for Qualification as a REIT — Effect of Subsidiary Entities — Ownership of Interests in Partnerships and Limited Liability Companies.”
Entity Classification
Our interests in Kite Realty Operating Partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of one or more of these entities as a partnership or disregarded entity, and assert that such entity is an association taxable as a corporation for U.S. federal income tax purposes. If Kite Realty Operating Partnership, or a subsidiary partnership or limited liability company, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income could change and could preclude us from satisfying the REIT asset tests and possibly the REIT income tests. See “— Requirements for Qualification as a REIT — Gross Income Tests,” and “— Asset Tests.” This, in turn, would prevent us from qualifying as a REIT. See “— Failure to Qualify as a REIT” for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in Kite Realty Operating Partnership’s or a subsidiary partnership’s or limited liability company’s status as a partnership for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.
We believe Kite Realty Operating Partnership and each of our other partnerships and limited liability companies (other than our taxable REIT subsidiaries) will be treated for U.S. federal income tax purposes as a partnership or disregarded entity. Pursuant to Treasury Regulations under Section 7701 of the Code, a partnership will be treated as a partnership for U.S. federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a “publicly traded partnership” that does not qualify for an exception, as described below. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.”
We and Kite Realty Operating Partnership currently believe that Kite Realty Operating Partnership is not a publicly traded partnership for U.S. federal income tax purposes. There is a risk, however, that the right of a holder of Kite Realty Operating Partnership units to redeem the units for Kite Realty common shares could cause those units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. We and Kite Realty Operating Partnership believe that it will qualify for at least one of these safe harbors at all times in the foreseeable future. Kite Realty Operating Partnership cannot provide any assurance, however, that it will continue to qualify for one of the safe harbors mentioned above.
If Kite Realty Operating Partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. We believe that Kite Realty Operating Partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership. The income requirements applicable to us in order for us to qualify as a REIT under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause the Kite Realty Operating Partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.
If Kite Realty Operating Partnership were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT because the value of our ownership interest in Kite Realty Operating Partnership would exceed 5% of our assets and we would be considered to hold more than 10% of the voting securities (and more than 10% of the value of the outstanding securities) of another corporation (see “— Requirements for Qualification as a REIT — Asset Tests” above). In this event, the value of our shares could be materially adversely affected (see “— Failure to Qualify as a REIT” above).

Allocations of Partnership Income, Gain, Loss and Deduction
The Kite Realty Operating Partnership Agreement generally provides that items of operating income and loss will be allocated to the holders of Kite Realty Operating Partnership units in proportion to the number of Kite Realty Operating Partnership units held by each such unit holder. Certain limited partners have agreed, or may agree in the future, to guarantee debt of Kite Realty Operating Partnership, either directly or indirectly through an agreement to make capital contributions to it under limited circumstances. As a result of these guarantees or contribution agreements, such limited partners could under limited circumstances be allocated net loss that would have otherwise been allocable to us.
If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Kite Realty Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated under this section of the Code.
Tax Allocations with Respect to the Properties
Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the property at the time of contribution (referred to as a book-tax difference hereinafter), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Kite Realty Operating Partnership Agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code.
Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. We and Kite Realty Operating Partnership have agreed to use the “traditional method” for accounting for book-tax differences for the properties initially contributed to it. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed properties in the hands of Kite Realty Operating Partnership (i) may cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of our corresponding economic or book gain (or taxable loss that is less than our economic or book loss) with respect to the sale, with a corresponding benefit to the contributing partners. Therefore, the use of the traditional method could result in our having taxable income that is in excess of economic income and our cash distributions from Kite Realty Operating Partnership. This excess taxable income is sometimes referred to as “phantom income” and will be subject to the REIT distribution requirements described in “— Annual Distribution Requirements.” Because we rely on our cash distributions from Kite Realty Operating Partnership to meet the REIT distribution requirements, the phantom income could adversely affect our ability to comply with the REIT distribution requirements and cause our shareholders to recognize additional dividend income without an increase in distributions. See “— Requirements for Qualification as a REIT” and “— Annual Distribution Requirements.” We and Kite Realty Operating Partnership have not yet decided what method will be used to account for book-tax differences for other properties acquired by it in the future. Any property acquired by Kite Realty Operating Partnership in a taxable transaction will initially have a tax basis equal to its fair market value and, accordingly, Section 704(c) of the Code will not apply.
The Merger of Merger Sub into Kite Realty Operating Partnership will be treated as a contribution of property by us to Kite Realty Operating Partnership. Because we will inherit the tax basis of RPAI in its assets in the Merger (and will not have a basis in those assets equal to their fair market value), the application of the rules outlined above will cause us to be allocated disproportionately greater taxable income (due to a reduced share of depreciation) with respect to the former RPAI assets than will be allocated to the other holders of Kite Realty Operating Partnership units (as well as disproportionately greater taxable gain on any taxable dispositions of the former RPAI assets following the Merger).
Taxation of U.S. Holders
Taxation of Taxable U.S. Holders
This section summarizes the taxation of U.S. holders that are not tax-exempt organizations.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our shares should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares by the partnership.
Distributions Generally.   So long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits that are not designated as capital gains dividends or “qualified dividend income” will be taxable to our taxable U.S. holders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. For purposes of determining whether distributions to Kite Realty shareholders are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any outstanding preferred shares and then to our outstanding common shares. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates currently available to individual U.S. holders who receive dividends from taxable non-REIT “C” corporations. However, for taxable years prior to 2026, generally U.S. stockholders that are individuals, trusts or estates may deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations.
Capital Gain Dividends.   We may elect to designate distributions of our net capital gain as “capital gain dividends.” Distributions that we properly designate as “capital gain dividends” will be taxable to our taxable U.S. holders as long-term capital gains without regard to the period for which the U.S. holder that receives such distribution has held its shares. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. holder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of some capital gain dividends as ordinary income. Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on these dividends.
We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case U.S. holders will be treated as having received, solely for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes that we paid on such undistributed capital gains, which taxes will be deemed to have been paid by the U.S. holders. A U.S. holder will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. holder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury Regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately.
We will classify portions of any designated capital gain dividend or undistributed capital gain as either:
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a long-term capital gain distribution, which would be taxable to non-corporate U.S. holders at a maximum rate of 20% (plus the 3.8% tax on “net investment income”, to the extent applicable), and, effective for taxable years beginning after December 31, 2017, taxable to U.S. holders that are corporations at a maximum rate of 21%; or

•
an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. holders at a maximum rate of 25%, to the extent of our previously claimed depreciation deductions.

Distributions from us in excess of our current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that they do not exceed the adjusted basis of the U.S. holder in its shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a U.S. holder’s shares, the U.S. holder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.
To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “— Taxation of REITs in General” and “— Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. holders and do not offset income of U.S. holders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of U.S. holders as dividends to the extent that we have current or accumulated earnings and profits. Under amendments to Section 172 of the Code, our deduction for any net operating loss carryforwards arising from losses we sustain in taxable years beginning after December 31, 2017 is limited to 80% of our REIT taxable income (determined without regard to the deduction for dividends paid), and any unused portion of losses arising in taxable years ending after December 31, 2017 may not be carried back, but may be carried forward indefinitely.
The maximum amount of dividends that we may designate as capital gain and as “qualified dividend income” (discussed below) with respect to any taxable year (effective for distributions in tax years beginning after December 31, 2014) may not exceed the dividends actually paid by us with respect to such year, including dividends paid by us in the succeeding tax year that relate back to the prior tax year for purposes of determining our dividends-paid deduction.
Qualified Dividend Income.   We may elect to designate a portion of our distributions paid to shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. holders as capital gain, provided that the shareholder has held the shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such shares become ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:
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the qualified dividend income received by us during such taxable year from non-REIT corporations (including our taxable REIT subsidiaries);

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the excess of any “undistributed” “REIT taxable income” (computed without regard to the dividends-paid deduction and its net capital gain or loss) recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed “REIT taxable income” (computed without regard to the dividends-paid deduction and its net capital gain or loss); and

•
the excess of (i) any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT “C” corporation with respect to which we are required to pay U.S. federal income tax, over (ii) the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of the first bullet above if (A) the dividends are received from (i) a U.S. corporation (other than a REIT or a RIC), (ii) any of our taxable REIT subsidiaries, or (iii) a “qualifying foreign corporation,” and (B) specified holding period requirements and other requirements are met. A foreign corporation (other than a “foreign personal holding company,” a “foreign investment company,” or “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions from us will consist of qualified dividend income. If we designate any portion of a dividend as qualified dividend income, a U.S. holder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as qualified dividend income.
Passive Activity Losses and Investment Interest Limitations.   Distributions we make and gain arising from the sale or exchange by a U.S. holder of our shares will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. holder may elect, depending on its particular situation, to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of our distributions for each year that constitute ordinary income, return of capital and qualified dividend income.
Distributions to Holders of Depositary Shares.   Owners of depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the underlying preferred shares represented by such depositary shares. Accordingly, such owners will be entitled to take into account, for U.S. federal income tax purposes, income and deductions to which they would be entitled if they were direct holders of underlying preferred shares. In addition, (i) no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of certificates evidencing the underlying preferred shares in exchange for depositary receipts, (ii) the tax basis of each share of the underlying preferred shares to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged therefor, and (iii) the holding period for the underlying preferred shares in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.
Dispositions of Our Shares.   If a U.S. holder sells, redeems or otherwise disposes of its shares in a taxable transaction, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. In general, a U.S. holder’s adjusted basis will equal the U.S. holder’s acquisition cost, increased by the excess for net capital gains deemed distributed to the U.S. holder (discussed above) less tax deemed paid on it, and reduced by distributions that are treated a returns on capital, rather than taxable dividends.
In general, capital gains recognized by individuals and other non-corporate U.S. holders upon the sale or disposition of shares of our shares will be subject to a maximum U.S. federal income tax rate of 20% (plus the 3.8% tax on “net investment income”, to the extent applicable), if our shares are held for more than one year, and will be taxed at ordinary income rates of up to 37% for taxable years beginning before January 1, 2026 if the stock is held for one year or less. Gains recognized by U.S. holders that are corporations are subject to U.S. federal income tax at a maximum rate of 21% whether or not such gains are classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, Treasury Regulations that would apply a capital gain tax rate of 25% (which is higher than the long-term capital gain tax rates for non-corporate U.S. holders) to a portion of capital gain realized by a non-corporate U.S. holder on the sale of our shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. holders should consult with their own tax advisors with respect to their capital gain tax liability.
Capital losses recognized by a U.S. holder upon the disposition of our shares that were held for more than one year at the time of disposition will be considered long-term capital losses and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our shares by a U.S. holder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the U.S. holder as long-term capital gain.
If a shareholder recognizes a loss upon a subsequent disposition of our shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. U.S. holders should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our shares, or transactions that we might undertake directly or indirectly.
Net Investment Income Tax.   In certain circumstances, certain U.S. holders that are individuals, estates or trusts are subject to a 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of REIT shares. U.S. holders should consult their own tax advisors regarding this legislation.
Taxation of Tax-Exempt Shareholders
U.S. tax-exempt entities, including qualified employee pension and profit-sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the Code generally excludes dividends (including dividends from REITs) from UBTI, and provided that (1) a tax-exempt shareholder has not held our shares as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of our shares is financed through a borrowing by the U.S. tax-exempt shareholder), (2) the investor is not a pension trust subject to the special rules for “pension-held” REITs (discussed below), and (3) we do not hold an asset that gives rise to “excess inclusion income,” distributions that we make and income from the sale of our shares generally should not give rise to UBTI to a U.S. tax-exempt shareholder.
Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, are subject to different UBTI rules, which generally require such shareholders to characterize distributions from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These shareholders should consult with their tax advisors concerning these set aside and reserve requirements.
In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) that is tax exempt under Section 501(a) of the Code, and (3) that owns more than 10% of the value of our shares could be required to treat a percentage of the dividends as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless:
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either (1) one pension trust owns more than 25% of the value of our stock, or (2) one or more pension trusts, each individually holding more than 10% of the value of our shares, collectively own more than 50% of the value of our shares; and

•
we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding shares of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts.

The percentage of any dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception with respect to pension trusts. As a result of certain limitations on the transfer and ownership of Kite Realty common shares and Kite Realty preferred shares contained in the Kite Realty Declaration of Trust, we do not expect to be classified as a “pension-held REIT,” and accordingly, the tax treatment described above with respect to pension-held REITs should be inapplicable to our tax-exempt shareholders.

Taxation of Non-U.S. Holders
The following discussion addresses the rules governing U.S. federal income taxation of the ownership and disposition of Kite Realty common shares by non-U.S. holders. For purposes of this summary, “non-U.S. holder” is a beneficial owner of Kite Realty common shares that is not a U.S. holder (as defined above in “— Taxation of U.S. Holders — Taxation of Taxable U.S. Holders”) or an entity that is treated as a partnership for U.S. federal income tax purposes. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state local or foreign tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. Prospective non-U.S. holders are urged to consult their tax advisors to determine the impact of U.S. federal, state, local and foreign income tax laws on their ownership of Kite Realty common shares or Kite Realty preferred shares, including any reporting requirements.
This discussion assumes that Kite Realty common shares will continue to be considered regularly traded on an established securities market for purposes of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, provisions described below. If Kite Realty common shares are no longer regularly traded on an established securities market, the tax considerations described below would materially differ.
Ordinary Income Dividends
A distribution paid by us to a non-U.S. holder will be treated as an ordinary income dividend if the distribution is payable out of our earnings and profits and:
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not attributable to our net capital gain; or

•
the distribution is attributable to our net capital gain from the sale of U.S. Real Property Interests, or “USRPIs,” and the non-U.S. holder owns 10% or less of the value of Kite Realty common shares at all times during the one-year period ending on the date of the distribution.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares. In cases where the dividend income from a non-U.S. holder’s investment in our shares is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.
Generally, we will withhold and remit to the IRS 30% (or lower applicable treaty rate) of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated earnings and profits) that could not be treated as capital gain distributions with respect to the non-U.S. holder (and that are not deemed to be capital gain dividends for purposes of the FIRPTA withholding rules described below) unless:
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a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN or Form W-8BEN-E, as applicable, evidencing eligibility for that reduced treaty rate with us;

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the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business; or

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the non-U.S. holder is a foreign sovereign or controlled entity of a foreign sovereign and also provides an IRS Form W-8EXP claiming an exemption from withholding under section 892 of the Code.

Return of Capital Distributions
Unless (A) our shares constitute a USRPI, as described in “— Dispositions of Our Shares” below, or (B) either (1) the non-U.S. holder’s investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. holder (in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain) or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. holder will be subject to a 30% tax on the individual’s net capital gain for the year or such lower rate specified by an applicable income tax treaty), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our shares constitute a USRPI, as described below, distributions that we make in excess of the sum of (1) the non-U.S. holder’s proportionate share of our earnings and profits, and (2) the non-U.S. holder’s basis in its shares, will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. holder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 15% of the amount by which the distribution exceeds the non-U.S. holder’s share of our earnings and profits.
Capital Gain Dividends
A distribution paid by us to a non-U.S. holder will be treated as long-term capital gain if the distribution is paid out of our current or accumulated earnings and profits and:
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the distribution is attributable to our net capital gain (other than from the sale of USRPIs) and we timely designate the distribution as a capital gain dividend; or

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the distribution is attributable to our net capital gain from the sale of USRPIs and the non-U.S. common shareholder owns more than 10% of the value of Kite Realty common shares at any point during the one-year period ending on the date on which the distribution is paid.

Long-term capital gain that a non-U.S. holder is deemed to receive from a capital gain dividend that is not attributable to the sale of USRPIs generally will not be subject to U.S. federal income tax in the hands of the non-U.S. holder unless:
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the non-U.S. holder’s investment in our shares is effectively connected with a U.S. trade or business of the non-U.S. holder, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain, except that a non-U.S. holder that is a corporation also may be subject to the 30% (or lower applicable treaty rate) branch profits tax; or

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the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States in which case the nonresident alien individual will be subject to a 30% tax on his capital gains (or such lower rate specified by an applicable income tax treaty).

Any distribution paid by us that is treated as a capital gain dividend or that could be treated as a capital gain dividend with respect to a particular non-U.S. holder will be subject to special withholding rules under FIRPTA. We will withhold and remit to the IRS 21% (effective for taxable years beginning after December 31, 2017) (or, to the extent provided in Treasury Regulations, 20%) of any distribution that could be treated as a capital gain dividend with respect to the non-U.S. holder, whether or not the distribution is attributable to the sale by us of USRPIs. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability or refundable when the non-U.S. holder properly and timely files a tax return with the IRS.
Notwithstanding the rules generally applicable to distributions described above, under FIRPTA, distributions that are attributable to gain from the sale by us of USRPIs and paid to a non-U.S. holder that owns more than 10% of the value of our shares at any time during the one-year period ending on the date on which the distribution is paid will be subject to U.S. tax as income effectively connected with a U.S. trade or business. Such FIRPTA distributions are subject to withholding at the highest rate of tax in effect for the taxable year under Section 11(b) of the Code (currently 21%). The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend or would otherwise qualify as an ordinary income dividend or a return of capital dividend, and, in the case of a non-U.S. holder that is a corporation, such distributions also may be subject to the 30% (or lower applicable treaty rate) branch profits tax.
Distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to “qualified foreign pension funds” (as defined in the Code) or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.
Undistributed Capital Gain
Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of our shares held by non-U.S. holders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under this approach, the non-U.S. holders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains treated as long-term capital gains to the non-U.S. holders, and generally receive from the IRS a refund to the extent their proportionate share of the tax paid by us were to exceed their actual U.S. federal income tax liability on such long-term capital gain. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-U.S. holder should consult its tax advisors regarding taxation of such undistributed capital gain.
Dispositions of Our Shares
Unless our shares constitute a USRPI, a sale of our shares by a non-U.S. holder generally will not be subject to U.S. federal income taxation under FIRPTA. Generally, subject to the discussion below regarding dispositions by “qualified shareholders” and “qualified foreign pensions funds,” with respect to any particular shareholder, our shares will constitute a USRPI only if each of the following three statements is true:
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Fifty percent or more of our assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor;

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We are not a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. Although we believe that we are and will remain a domestically controlled REIT, because our shares are publicly traded, we cannot guarantee that we are or will remain a domestically controlled qualified investment entity; and

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Either (a) our shares are not “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market; or (b) our shares are “regularly traded” on an established securities market and the selling non-U.S. holder has held over 10% of outstanding Kite Realty common shares any time during the five-year period ending on the date of the sale.

In addition, dispositions of our capital stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. An actual or deemed disposition of our capital stock by such shareholders may also be treated as a dividend. Furthermore, dispositions of our capital stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.
Specific wash sales rules applicable to sales of shares in a domestically controlled qualified investment entity could result in gain recognition, taxable under FIRPTA, upon the sale of our shares even if we are a domestically controlled qualified investment entity. These rules would apply if a non-U.S. holder (1) disposes of our shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. holder as gain from the sale or exchange of a USRPI, and (2) acquires, or enters into a contract or option to acquire, other shares of our shares during the 61-day period that begins 30 days prior to such ex-dividend date, and (3) if our shares are “regularly traded” on an established securities market in the United States, such non-US holder has owned more than 10% of our outstanding shares at any time during the one-year period ending on the date of such distribution.
If gain on the sale of our shares were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. holder with respect to such gain, subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and, if Kite Realty common shares were not “regularly traded” on an established securities market, the purchaser of the shares generally would be required to withhold 15% of the purchase price and remit such amount to the IRS.
Gain from the sale of our shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder as follows: (1) if the non-U.S. holder’s investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. holder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain (or such lower rate specified by an applicable income tax treaty).
Information Reporting and Backup Withholding Tax Applicable to Shareholders
U.S. Holders — Generally
In general, information-reporting requirements will apply to payments of distributions on our shares and payments of the proceeds of the sale of our shares to some U.S. holders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax on such payments at the rate of 28% if:
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the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

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the IRS notifies the payer that the TIN furnished by the payee is incorrect;

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there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

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there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some shareholders may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S. federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.
U.S. Holders — Withholding on Payments in Respect of Certain Foreign Accounts
As described below, certain future payments made to “foreign financial institutions” and “non-financial foreign entities” may be subject to withholding at a rate of 30%. U.S. holders should consult their tax advisors regarding the effect, if any, of this withholding provision on their ownership and disposition of Kite Realty common shares. See “— Non-U.S. Holders — Withholding on Payments to Certain Foreign Entities” below.
Non-U.S. Holders — Generally
Generally, information reporting will apply to payments or distributions on our shares, and backup withholding described above for a U.S. holder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption. The payment of the proceeds from the disposition of our shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding as described above for U.S. holders, or the withholding tax for non-U.S. holders, as applicable, unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. holder of our shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership 50% or more of whose interests are held by partners who are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker unless the broker has documentary evidence as to the non-U.S. holder’s foreign status and has no actual knowledge to the contrary.
Applicable Treasury Regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payor. If a non-U.S. holder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under an applicable income tax treaty. Because the application of these Treasury Regulations varies depending on the non-U.S. holder’s particular circumstances, non-U.S. holders are urged to consult their tax advisor regarding the information reporting requirements applicable to them.
Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.
Non-U.S. Holders — Withholding on Payments to Certain Foreign Entities
The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligations requirements are satisfied.
Under the applicable Treasury Regulations and administrative guidance, FATCA imposes a 30% withholding tax on dividends in respect of our shares if paid to a foreign entity unless (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a “foreign financial institution” and either certifies it does not have any “substantial United States Owners” (as defined in the Code) or identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is exempted under FATCA. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our shares on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
If withholding is required under FATCA on a payment related to our shares, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.
Other Tax Considerations
State, Local and Foreign Taxes
We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our shareholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. In addition, a shareholder’s state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective investors should consult with their tax advisors regarding the effect of state and local tax laws on an investment in our shares and depositary shares.
A portion of our income is earned through our taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to U.S. federal, state and local income tax at the full applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. To the extent that our taxable REIT subsidiaries and we are required to pay U.S. federal, state or local taxes, we will have less cash available for distribution to shareholders.
Tax Shelter Reporting
If a holder recognizes a loss as a result of a transaction with respect to our shares of at least (i) for a holder that is an individual, S corporation, trust or a partnership with at least one non-corporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.
Legislative or Other Actions Affecting REITs
The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. We cannot give you any assurances as to whether, or in what form, any proposals affecting REITs or their shareholders might be enacted, but these changes might include, in particular increase in the U.S. federal income tax rates that apply to various categories of holders of our shares in certain circumstances, possibly with retroactive effect. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our shares. Investors should consult with their tax advisors regarding the effect of potential changes to the federal tax laws and on an investment in our shares.
Accounting Treatment
Kite Realty prepares its financial statements in accordance with GAAP. The Merger will be accounted for by using the business combination accounting rules, which require the application of a screen test to evaluate if substantially all of the fair value of the assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or business combination. In the event that the screen test is not met, the rules require a further assessment to determine whether an asset acquisition or business combination has occurred. In addition, the rules require the identification of the acquirer, the determination of the acquisition date, the recognition and measurement, at fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquiree and recognition and measurement of goodwill or a gain from a bargain purchase. The accounting guidance for business combinations, referred to as Accounting Standards Codification 805, provides that in a business combination involving the exchange of equity interests, the entity issuing the equity interests is usually the acquirer; however, all pertinent facts and circumstances must be considered, including the relative voting rights of the stockholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined entity, the relative size of the company and the terms of the exchange of equity interests in the business combination, including payment of a premium.
Based on the fact that Kite Realty is the entity issuing the equity securities and that Kite Realty Board members and senior management will represent a majority of the board and senior management of the combined company, and based on other factors including the fact that the combined company will continue to use Kite Realty’s NYSE listing and name and will continue to be traded on the NYSE under Kite Realty’s ticker symbol after the Merger, the fact that the combined company’s corporate headquarters will be located at Kite Realty’s current corporate headquarters in Indianapolis, Indiana, and the fact that the combined company will operate with Kite Realty’s policies, people, systems, processes, controls, and strategy following the Merger, Kite Realty is considered the acquirer for accounting purposes. In addition, after consideration of all applicable factors pursuant to the business combination accounting rules, the Merger will be treated as a business combination under GAAP. Therefore, Kite Realty will recognize and measure, at fair value, the identifiable assets acquired, liabilities assumed and any noncontrolling interests in the consolidated subsidiaries of RPAI, and Kite Realty will recognize and measure goodwill and any gain from a bargain purchase, in each case, upon completion of the Merger.
Financing Arrangements
Kite Realty’s obligation to complete the transactions contemplated by the Merger Agreement is not subject to a financing condition. Kite Realty intends to pay the cash in lieu of fractional shares and other fees and expenses required to be paid in connection with the Merger from cash on hand and borrowings.
Kite Realty Operating Partnership has obtained financing commitments for the Bridge Facility, a $1.1 billion senior unsecured interim term loan with a 364-day maturity, pursuant to the Commitment Letter, dated as of July 18, 2021, with, among others, KeyBanc and BofA Securities, which Kite Realty Operating Partnership intends to use to repay RPAI indebtedness that cannot be assumed by Kite Realty Operating Partnership or its subsidiaries after the use of commercially reasonable efforts to obtain any necessary amendments and creditor consents and waivers in relation to certain defaults that would otherwise occur under the instruments governing such indebtedness upon the consummation of the Merger. KeyBank, an affiliate of KeyBanc, is the administrative agent and a lender and BANA, an affiliate of BofA Securities, is a lender under the Kite Term Loan Agreement, as well as the Kite Revolving Credit Agreement. The funding of the Bridge Facility provided for in the Commitment Letter is contingent on the satisfaction of customary conditions, including but not limited to (i) execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms set forth in the Commitment Letter, and (ii) consummation of the Merger in accordance with the Merger Agreement.
Availability under the Bridge Facility will be reduced to the extent creditor consents and waivers are obtained that make repayment of the RPAI indebtedness unnecessary upon consummation of the Merger. Availability will also be reduced by the net proceeds from other capital raising events, including certain issuances of equity, issuances of other debt or non-ordinary course asset sales, in each case subject to limited exceptions.
In the event that the necessary creditor consents and waivers in respect of the RPAI indebtedness are obtained, upon the consummation of the Merger, Kite Realty Operating Partnership expects to assume, among other things, all material unsecured indebtedness of RPAI, including the RPAI Revolving Credit Agreement. In connection with such assumption of the RPAI Revolving Credit Agreement, Kite Realty Operating Partnership expects to terminate the Kite Revolving Credit Agreement. In addition, certain amendments are expected to be made to the Kite Term Loan Agreement to, among other things, conform covenants and certain other terms to the terms of the RPAI Revolving Credit Agreement.
No Dissenters’ or Appraisal Rights in the Merger
Kite Realty shareholders are not entitled to dissenters’ or appraisal rights in connection with the Merger because the issuance of Kite Realty common shares in the Merger is not a transaction for which these rights apply and because the Kite Realty common shares are listed on the NYSE.
RPAI stockholders are not entitled to dissenters’ or appraisal rights and may not exercise the rights of objecting stockholders to receive the fair value of their shares in connection with the Merger because, as permitted by the MGCL, the RPAI Charter provides that stockholders shall not be entitled to exercise any appraisal rights unless the RPAI Board, upon the affirmative vote of a majority of the RPAI Board, shall determine that such rights apply. The RPAI Board has made no such determination.

Exchange of Shares in the Merger
Kite Realty has appointed Broadridge Financial Solutions, Inc. to act as the Exchange Agent for the exchange of shares of RPAI common stock for Kite Realty common shares. As soon as reasonably practicable after the Effective Time, the Exchange Agent will send to each holder of record of RPAI common stock at the Effective Time a statement reflecting any whole Kite Realty common shares that such holder is entitled to receive and cash in lieu of any fractional Kite Realty common shares such holder is entitled to receive under the Merger Agreement. After the Effective Time, RPAI will not register any transfers of shares of RPAI common stock.
Kite Realty shareholders need not take any action with respect to their share certificates or book-entry shares.
Dividends
Kite Realty currently pays a quarterly dividend on Kite Realty common shares at a quarterly rate of $0.18 per share and RPAI currently pays a quarterly dividend on its shares of RPAI common stock at a quarterly rate of $0.075 per share. Each of Kite Realty and RPAI plan to continue its current dividend policy until the closing of the Merger, and the Merger Agreement permits each party to continue to pay regular dividends, aggregated and paid quarterly in accordance with past practice, at a quarterly rate not to exceed $0.18 per Kite Realty common share or $0.075 per share of RPAI common stock, provided that the parties will coordinate to have the same record date and the same payment date, which shall be consistent with Kite Realty’s historical record dates and payment dates unless otherwise agreed between the parties. In addition, the Merger Agreement permits each party to make any dividend or distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax, provided that the Exchange Ratio will be ratably adjusted to the extent necessary or appropriate to reflect fully the effect of such change resulting from such permitted REIT Dividend.
Following the closing of the Merger, Kite Realty expects to continue its current dividend policy for shareholders of the combined company, subject to the discretion of the Kite Realty Board, which reserves the right to change the combined company’s dividend policy at any time and for any reason. See “Risk Factors — Risks Related to an Investment in the Kite Realty Common Shares following the Merger — Following the Merger, the combined company cannot assure you that it will be able to continue paying dividends at or above the rate currently paid by Kite Realty or RPAI” beginning on page 35.
Listing of Kite Realty Common Shares
It is a condition to the completion of the Merger that the Kite Realty common shares issuable in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance.
Delisting and Deregistration of RPAI Common Stock
If the Merger is completed, RPAI common stock will be delisted from the NYSE and deregistered under the Exchange Act as promptly as practicable after the Effective Time and RPAI will no longer file periodic reports with the SEC.

THE MERGER AGREEMENT
This section of this joint proxy statement/prospectus summarizes the material provisions of the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. As a shareholder, you are not a third-party beneficiary of the Merger Agreement and therefore you may not directly enforce any of its terms and conditions.
This summary may not contain all of the information about the Merger Agreement that is important to you. Kite Realty and RPAI urge you to carefully read the full text of the Merger Agreement because it is the legal document that governs the Merger. The Merger Agreement is not intended to provide you with any factual information about Kite Realty or RPAI. In particular, the assertions embodied in the representations and warranties in the Merger Agreement were made only for purposes of the Merger Agreement and as of a specified date, are solely for the benefit of the parties to the Merger Agreement, are modified or qualified by information each of Kite Realty and RPAI filed with, or furnished to, the SEC prior to the effective date of the Merger Agreement and information in confidential disclosure letters provided by each party to the other in connection with the signing of the Merger Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders or that is different from standards of materiality generally applicable under the U.S. federal securities laws, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Merger Agreement are not necessarily characterizations of the actual state of facts about Kite Realty or RPAI at the time they were made or otherwise and should only be read in conjunction with the other information that Kite Realty or RPAI makes publicly available in reports, statements and other documents filed with the SEC. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 213.
Kite Realty and RPAI acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this joint proxy statement/prospectus not misleading.
Form, Effective Time and Closing of The Merger
The Merger Agreement provides for the combination of RPAI and Kite Realty through the Merger of RPAI with and into Merger Sub, with Merger Sub surviving the Merger (the “Surviving Entity”) upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger will become effective upon the date and at the time set forth in the articles of merger filed with the SDAT.
The Merger Agreement provides that the closing of the Merger will take place on a date and at a time to be mutually agreed upon by Kite Realty, Merger Sub and RPAI but in no event later than the third business day after all the conditions to the closing of the Merger (described below in “— Conditions to Completion of the Merger”) have been satisfied or validly waived by the party entitled to the benefit of such condition (subject to applicable law and other than the conditions that by their terms are to be satisfied or waived at the closing of the Merger).
Immediately following the effectiveness of the Merger, Merger Sub will merge with and into Kite Realty Operating Partnership, with Kite Realty Operating Partnership surviving the Merger, so that all of the assets of Kite Realty continue to be owned at or below the Kite Realty Operating Partnership level. The Merger Agreement provides Kite Realty with the right, subject to certain terms and conditions, to elect to effect a business combination involving Kite Realty and RPAI and certain of their subsidiaries in accordance with an alternative structure, in lieu of the current Merger structure, provided that such alternative business combination qualifies as a tax-free reorganization and does not adjust or change the relative and/or total consideration payable under the Merger Agreement.
Organizational Documents of the Surviving Entity
At the Effective Time and by virtue of the Merger, the certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, will be the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable law and the applicable provisions of such certificate of formation and limited liability company agreement.
Officers of the Surviving Entity
From and after the Effective Time, until successors are duly elected or appointed, the officers of Merger Sub immediately prior to the Effective Time will be and remain the officers of the Surviving Entity.
Kite Realty Board of Trustees After the Merger
The Kite Realty Board will take all action necessary to, upon and subject to the occurrence of the Effective Time, cause the Kite Realty Board to consist of 13 trustees consisting of (a) nine current trustees of Kite Realty and (b) four RPAI designees; provided that each RPAI designee must (unless otherwise approved in writing by Kite Realty) (i) meet the definition of “independent director” set forth in the rules and regulations of the NYSE for companies listed on the NYSE and applicable regulations promulgated by the SEC; and (ii) not have been party to or involved in an event that would be required to be disclosed pursuant to Item 401(f) of Regulation S-K under the Securities Act and the Exchange Act. In the event that any such RPAI designee does not satisfy the applicable independence requirements set forth in clauses (i) and (ii) above, then Kite Realty and RPAI will work together in good faith to select qualified candidates in a number sufficient to result in a total of four RPAI designees to serve as trustees on the Kite Realty Board.
Merger Consideration; Effects of the Merger
Merger Consideration
At the Effective Time, each share of RPAI common stock outstanding immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive (upon the automatic surrender of the certificate representing such share (“Certificate”) or, in case of a book-entry share, the automatic surrender of such book-entry share) 0.623 Kite Realty common shares, subject to any adjustments pursuant to the Merger Agreement. To the extent that a RPAI stockholder would otherwise be entitled to receive a fraction of a Kite Realty common share, such holder shall receive, in lieu of a fractional share, cash, without interest, in an amount equal to the product of (i) the volume weighted average of the closing sale prices per Kite Realty common share on the NYSE, as reported in the New York City edition of The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source mutually agreed by the parties), on each of the 10 full consecutive trading days ending on and including the third business day prior to the closing date, multiplied by (ii) such fraction of Kite Realty common share (“Fractional Share Consideration”). At the Effective Time, RPAI stockholders shall cease to be, and shall have no rights as, RPAI stockholders other than the right to receive the merger consideration and Fractional Share Consideration, if any, pursuant to the Merger Agreement.
Procedures for Surrendering RPAI Common Stock
The conversion of RPAI common stock into the right to receive the merger consideration will occur automatically at the Effective Time. Prior to the mailing of the joint proxy statement/prospectus in a definitive form, Kite Realty will appoint the Exchange Agent to handle the payment and delivery of the merger consideration and the Fractional Share Consideration. At or before the Effective Time, Kite Realty will deposit, or cause to be deposited, with the Exchange Agent (a) evidence of the Kite Realty common shares in book-entry form equal to the aggregate shares to be issued as merger consideration and (b) cash in immediately available funds in an amount sufficient to pay for any Fractional Share Consideration, the Option Consideration (as defined below), the RPAI Dividend Equivalent Consideration (as defined below), and certain dividends or other distributions on Kite Realty common shares that may be payable to holders of book-entry shares of RPAI common stock not transferred.
As soon as reasonably practicable after the Effective Time, Kite Realty or the Surviving Entity will cause the Exchange Agent to mail or provide to each holder of record or a Certificate (or affidavit of loss in lieu thereof) (a) a letter of transmittal, in customary form as prepared by Kite Realty and reasonably acceptable to RPAI and (b) instructions for use in effecting the surrender of the Certificates in exchange for the merger consideration, together with any amounts payable in accordance with the Merger Agreement.

Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Exchange Agent, together with a properly completed and validly executed letter of transmittal, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the merger consideration for each share of RPAI common stock formerly represented by such Certificate plus any Fractional Share Consideration that such holder has the right to receive and any amounts that such holder has the right to receive in respect of dividends or other distributions on Kite Realty common shares in accordance with the Merger Agreement, and the Certificate (or affidavit of loss in lieu thereof) so surrendered and so transferred, as applicable, will be forthwith cancelled.
Any holder of book-entry shares of RPAI common stock will not be required to deliver an executed letter of transmittal to the Exchange Agent. Subject to receipt of any documentation as may reasonably be required by the Exchange Agent, each holder of one or more book-entry shares of RPAI common stock will automatically upon the Effective Time be entitled to receive, and Kite Realty shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Effective Time (but in no event later than three business days thereafter), the merger consideration for each book-entry share plus any Fractional Share Consideration that such holder has the right to receive and any amounts that such holder has the right to receive in respect of dividends or other distributions on Kite Realty common shares in accordance with the Merger Agreement.
Treatment of RPAI Equity Awards
Treatment of RPAI Options
At the Effective Time, by virtue of the Merger and without any further action on the part of RPAI, Kite Realty, or Merger Sub or the holders thereof, each RPAI Option that is outstanding and unexercised as of immediately prior to the Effective Time (whether or not then vested) will be cancelled, terminated, and extinguished as of the Effective Time, and upon cancellation thereof, the holder of each such RPAI Option will be entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the excess of (1) the product of the number of shares of RPAI common stock subject to such RPAI Option as of immediately prior to the Effective Time, multiplied by the Exchange Ratio, multiplied by the Kite Realty common share price, over (2) the product of the number of shares of RPAI common stock subject to such RPAI Option as of immediately prior to the Effective Time, multiplied by the exercise price per share of RPAI common stock subject to such RPAI Option (it being understood that, if the value determined in accordance with this section does not exceed $0, then no consideration shall be payable to the holder of such RPAI Option pursuant to this paragraph). Kite Realty shall cause the consideration described in this paragraph, if any (the “Option Consideration”), to be paid promptly following the Effective Time, without interest and less any applicable withholding or other taxes or other amounts required by law to be withheld.
Treatment of RPAI Restricted Share Awards
At the Effective Time, by virtue of the Merger and without any further action on the part of RPAI, Kite Realty or Merger Sub or the holders thereof, each RPAI Restricted Share Award other than a Scheduled RPAI Restricted Share Award that is issued and outstanding as of immediately prior to the Effective Time will be assumed by Kite Realty and will be converted into a number of whole Kite Realty common shares (rounded up to the nearest whole share) equal to the product obtained by multiplying (A) the number of shares of RPAI common stock subject to such RPAI Restricted Share Award as of immediately prior to the Effective Time, by (B) the Exchange Ratio. Except for certain specified awards, each RPAI Restricted Share Award assumed and converted pursuant to this paragraph will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding RPAI Restricted Share Award as of immediately prior to the Effective Time.
Each Scheduled RPAI Restricted Share Award that is issued and outstanding as of immediately prior to the Effective Time will automatically become fully vested and all restrictions with respect thereto will lapse as of immediately prior to the Effective Time. As of the Effective Time, each such share of RPAI common stock will be cancelled and retired and automatically converted into the right to receive (upon the proper surrender of the Certificate or, in the case of a book-entry share, the proper surrender of such book-entry share) the sum of (i) the merger consideration, plus (ii) the Fractional Consideration, if any (less any applicable withholding or other taxes or other amounts required by law to be withheld, including, but not limited to, withholding the issuance or delivery of Kite Realty common shares otherwise payable as merger consideration to satisfy such obligations). Kite Realty shall cause the foregoing consideration to be paid promptly following the Effective Time, without interest.
Treatment of RPAI RSUs
At the Effective Time, by virtue of the Merger and without any further action on the part of RPAI, Kite Realty or Merger Sub or the holders thereof, (A) each RPAI RSU subject to any performance condition that has not been satisfied and that is outstanding as of immediately prior to the Effective Time will be cancelled, terminated, and extinguished as of the Effective Time, and (B) upon cancellation thereof, the holder of each such RPAI RSU will be entitled to receive, in full satisfaction of the rights of such holder with respect thereto, for each earned RPAI RSU determined assuming 153% achievement (which was agreed upon based, in part, on an approximation of the amount of these awards that would have been earned based on the value of the merger consideration if the performance period had ended upon the execution of the Merger Agreement) of the performance metrics applicable to such RPAI RSUs as of the date of the Merger Agreement through the day prior to the consummation of the transactions contemplated by the Merger Agreement (an “Earned RPAI RSU”), the sum of (1) the merger consideration, plus (2) the Fractional Consideration, if any, plus (3) the RPAI Dividend Equivalent with respect to such Earned RPAI RSU (such cash amount pursuant to this subsection (3), the “RPAI Dividend Equivalent Consideration”) (less any applicable withholding or other taxes or other amounts required by law to be withheld, including but not limited to, withholding the issuance or delivery of Kite Realty common shares otherwise payable as merger consideration to satisfy such obligations) (it being understood that no consideration shall be payable with respect to any RPAI RSUs that do not become Earned RPAI RSUs). Kite Realty shall cause the consideration described in this paragraph to be paid promptly following the Effective Time, without interest.
Withholding
All payments under the Merger Agreement are subject to applicable withholding requirements.
No Dissenters’ or Appraisal Rights in the Merger
Kite Realty shareholders and RPAI stockholders are not entitled to dissenters’ or appraisal rights in connection with the Merger because the issuance of Kite Realty common shares in the Merger is not a transaction for which these rights apply and because the Kite Realty common shares and the shares of RPAI common stock are listed on the NYSE.
Representations and Warranties
The Merger Agreement contains representations and warranties made by RPAI, on the one hand, and Kite Realty, on the other hand. The representations and warranties were made by the parties as of the date of the Merger Agreement and do not survive the Effective Time. The representations and warranties are subject to specified exceptions and qualifications contained in the Merger Agreement and qualified by information RPAI or Kite Realty, as applicable, filed with, or furnished to, the SEC prior to the date of the Merger Agreement and in the parties’ respective confidential disclosure letters delivered in connection with the Merger Agreement.
Representations and Warranties of RPAI
The Merger Agreement includes representations and warranties by RPAI relating to, among other things:
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organization, valid existence, good standing and qualification to conduct business by RPAI and its subsidiaries;

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organizational documents;

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capital structure;

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due authorization, execution, delivery and validity of the Merger Agreement;

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enforceability of the Merger Agreement (subject to certain applicable creditors’ rights laws and general principles of equity);

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absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

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permits and compliance with law;

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SEC filings and financial statements;

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absence of certain changes to, or events with respect to, RPAI’s business since December 31, 2020;

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absence of undisclosed material liabilities;

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absence of existing defaults or violations under organizational documents or certain other agreements;

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litigation;

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tax matters, including qualification as a REIT;

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employee benefit plans and employees;

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accuracy of information supplied for inclusion in the joint proxy statement/prospectus or registration statement;

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intellectual property;

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environmental matters;

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real property and leases;

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material contracts;

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insurance;

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opinion of financial advisor;

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stockholder vote required in order to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;

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broker’s, finder’s and similar fees or commissions;

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inapplicability of the Investment Company Act;

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exemption of the Merger and the other transactions contemplated by the Merger Agreement from Maryland anti-takeover statutes; and

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related party transactions.

Representations and Warranties of Kite Realty
The Merger Agreement includes representations and warranties by Kite Realty relating to, among other things:
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organization, valid existence, good standing and qualification to conduct business by Kite Realty and its subsidiaries;

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organizational documents;

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capital structure;

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due authorization, execution, delivery and validity of the Merger Agreement;

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enforceability of the Merger Agreement (subject to certain applicable creditors’ rights laws and general principles of equity);

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absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

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permits and compliance with law;

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SEC filings and financial statements;

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absence of certain changes to, or events with respect to, Kite Realty’s business since December 31, 2020;

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absence of undisclosed material liabilities;

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absence of existing default or violation under organizational documents or certain other agreements;

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litigation;

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tax matters, including qualification as a REIT;

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employee benefit plans and employees;

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accuracy of information supplied for inclusion in the joint proxy statement/prospectus or registration statement;

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intellectual property;

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environmental matters;

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real property and leases;

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material contracts;

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insurance;

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opinion of financial advisor;

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shareholder vote required in order to approve the issuance of Kite Realty common shares in connection with the Merger;

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broker’s, finder’s and similar fees or commissions;

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inapplicability of the Investment Company Act;

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exemption of the Merger and the other transactions contemplated by the Merger Agreement from Maryland anti-takeover statutes;

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related party transactions;

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sufficiency of funds to pay the Fractional Share Consideration, all amounts required to be paid by Kite Realty in connection with the transactions contemplated by the Merger Agreement and any other related fees and expenses; and

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the ownership and operation of Merger Sub.

Definition of “Material Adverse Effect”
Many of the representations of RPAI and Kite Realty are qualified by a “Material Adverse Effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would reasonably be expected to have a material adverse effect). For the purposes of the Merger Agreement, “Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would, or would reasonably be expected to (i) materially adversely affect the business, assets, liabilities, condition (financial or otherwise) or results of operations of RPAI and its subsidiaries, taken as a whole, or Kite Realty and its subsidiaries, taken as a whole, as the case may be, or (ii) prevent or materially impair or delay the ability of RPAI or Kite Realty, as the case may be, to consummate the Merger or other transactions contemplated thereby before March 31, 2022. However, for purposes of clause (i) above, any event, circumstance, change, effect, development, condition or occurrence will not be considered a Material Adverse Effect to the extent arising out of or resulting from the following:
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any decline in the market price, or change in trading volume, of RPAI common stock or Kite Realty common shares, as applicable, or any failure of RPAI or Kite Realty, as applicable, to meet any internal or publicly announced projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such decline, change, or failure may be taken into account in determining whether there has been a material adverse effect if not falling into one of other exceptions contained in the definition of “Material Adverse Effect”);
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any events, circumstances, changes or effects that affect the retail real estate industry generally;

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any changes in the conditions in United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, trade disputes or the imposition of trade restrictions, tariffs or similar taxes;

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any changes in the general legal, regulatory or political conditions in the United States or in any other country or region of the world;

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the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date of the Merger Agreement;

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the negotiation, execution and delivery of the Merger Agreement, the consummation or anticipation of consummation of the Merger or the other transactions contemplated by the Merger Agreement, or the public announcement or performance of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement;

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the taking of any action expressly required by, or the failure to take any action expressly prohibited by, the Merger Agreement, or the taking of any action at the written request or with the prior written consent of the other party;

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earthquakes, hurricanes, floods or other natural disasters;

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any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including governmental or other commercially reasonable measures related thereto (including any COVID-19 measures such as any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, order, directive, guidelines or recommendations by any governmental authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act, as amended (“COVID-19 Measures”));

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any damage or destruction of any RPAI or Kite Realty property that is substantially covered by insurance;

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changes in law or GAAP (or any binding interpretation thereof); or

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any action made or initiated by any holder of RPAI common stock or Kite Realty common shares, as the case may be, including any derivative claims, arising out of or relating to the Merger Agreement of the transactions contemplated thereby;

which, (i) in the case of the second, third, fourth, fifth and eleventh bullet points above, do not disproportionately affect RPAI and its subsidiaries, taken as a whole, or Kite Realty and its subsidiaries, taken as a whole, as applicable, relative to others in the retail real estate industry in the United States, and (ii) in the case of the eighth and ninth bullet point above, do not disproportionately affect RPAI and its subsidiaries, taken as a whole, or Kite Realty and its subsidiaries, taken as a whole, as applicable, relative to others in the retail real estate industry in the geographic regions in which RPAI and its subsidiaries, or Kite Realty and its subsidiaries, as applicable, operate.
Covenants and Agreements
Conduct of Business of RPAI Pending the Merger
RPAI has agreed to certain restrictions on the conduct of its business and that of its subsidiaries until the earlier to occur of the Effective Time and the date if any, on which the Merger Agreement is terminated (the “Interim Period”). In general, except (a) to the extent required by applicable law or the regulations or requirements of any stock exchange or regulatory organization applicable to RPAI or any of its subsidiaries,

(b) to the extent action is reasonably taken (or reasonably omitted) in response to COVID-19 or COVID-19 Measures; provided that such action (or omission) is reasonably consistent with RPAI’s and its subsidiaries’ actions taken (or omitted) prior to the date of the Merger Agreement in response to COVID-19 or COVID-19 Measures and discussed in advance with Kite Realty, (c) as may be consented to in advance by Kite Realty (which consent shall not to be unreasonably withheld, delayed or conditioned) or (d) as otherwise expressly required or permitted by the Merger Agreement, required by law, or as set forth in the RPAI disclosure letter, RPAI has agreed that it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and use its commercially reasonable efforts to (i) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of RPAI’s or any of its subsidiaries’ control excepted), (ii) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (iii) keep available the services of its present officers, (iv) maintain all RPAI insurance policies, and (v) maintain the status of RPAI as a REIT.
Without limiting the foregoing, RPAI covenanted and agreed that, during the Interim Period, except (w) to the extent required by applicable law or the regulations or requirements of any stock exchange or regulatory organization applicable to the RPAI or any RPAI subsidiary, (x) as may be consented to in writing by Kite Realty (which consent shall not in any case be unreasonably withheld, delayed or conditioned (provided that, in the case of leasing matters covered by the eleventh bullet point below, Kite Realty’s consent shall be deemed given if it has not responded after a second notice by RPAI in accordance with certain procedures set forth in the Merger Agreement)), (y) as may be expressly required or expressly permitted by the Merger Agreement, or (z) as set forth in the RPAI disclosure letter, RPAI shall not, and shall not cause or permit any of its subsidiaries to, do any of the following:
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amend (i) the RPAI Charter or its organizational documents, (ii) such comparable organizational documents of any RPAI subsidiary if such amendment would be materially adverse to RPAI or Kite Realty, or (iii) exempt or waive any stock ownership limitations set forth in its organizational documents;

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split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of RPAI or any of its subsidiaries (other than any wholly owned RPAI subsidiary);

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declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property, or otherwise) with respect to shares of capital stock or other equity securities or ownership interests in RPAI or any of its subsidiaries, except for (i) the declaration and payment by RPAI of regular quarterly dividends, aggregated and paid quarterly in accordance with past practice, at a quarterly rate not to exceed $0.075 per share of RPAI common stock, (ii) the declaration and payment of certain permitted REIT Dividends in accordance with the Merger Agreement, (iii) the declaration and payment of dividends or other distributions to RPAI by any directly or indirectly wholly owned subsidiary of RPAI, and (iv) distributions by any subsidiary of RPAI that is not wholly owned, directly or indirectly, by RPAI, in accordance with the requirements of such subsidiary’s organizational documents;

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redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its beneficial interests or other equity interests of RPAI or any of its subsidiaries, other than (i) the acquisition by RPAI of shares of RPAI common stock in connection with the net exercise of outstanding stock options by holders thereof, (ii) the forfeiture or withholding of shares of RPAI common stock to satisfy withholding tax obligations with respect to outstanding RPAI equity awards, in each case in accordance with the terms and conditions of the RPAI equity incentive plans and award agreements applicable to such awards, and (iii) the creation of new wholly owned subsidiaries of RPAI organized to conduct or continue activities otherwise permitted by the Merger Agreement;

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except for (i) transactions among RPAI and one or more wholly owned RPAI subsidiaries or among one or more wholly owned RPAI subsidiaries, (ii) issuances of shares of RPAI common stock upon the exercise of any RPAI Option and issuances of shares of RPAI common stock upon the vesting or scheduled delivery of shares pursuant to, RPAI equity awards, in each case in accordance with the terms and conditions of the RPAI equity incentive plans and award agreements applicable to such equity awards as of the date of the Merger Agreement, or (iii) as otherwise contemplated in the Merger Agreement, issue, sell, pledge, dispose, encumber or grant any shares of RPAI common stock or any of the RPAI subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of RPAI common stock or any of the RPAI subsidiaries’ capital stock or other equity interests;
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acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than acquisitions of personal property below a specified dollar threshold), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except acquisitions by RPAI or any wholly owned RPAI subsidiary of or from an existing wholly owned RPAI subsidiary, and certain prospective acquisitions listed on the RPAI disclosure letter, subject to the aggregate amount set forth thereon;

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sell, mortgage, pledge, lease, license, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any real property, personal property (other than sales or dispositions of personal property below a specified dollar threshold), intangible property, RPAI intellectual property or interest in any corporation, partnership, limited liability company or other business organization, except (i) transfers by RPAI, or any wholly owned RPAI subsidiary, with, to or from any existing wholly owned RPAI subsidiary, (ii) certain pending dispositions set forth on the RPAI disclosure letter and (iii) non-exclusive licenses of intellectual property granted in the ordinary course of business consistent with past practice;

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incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities of RPAI or any of its subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person (other than any wholly owned RPAI subsidiary), except for (1) certain indebtedness below a specified dollar threshold incurred under RPAI’s existing revolving credit facility for (a) working capital purposes in the ordinary course of business consistent with past practice, (b) payment of dividends permitted by the Merger Agreement, (c) tenant improvements at any of RPAI’s properties in the ordinary course of business consistent with past practice, (d) certain development or redevelopment activities set forth on the RPAI disclosure letter, and (e) in connection with funding any other permitted transactions, and (2) indebtedness of any wholly owned RPAI subsidiary to RPAI or to another wholly owned RPAI subsidiary;

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make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (i) by RPAI or a wholly owned subsidiary of RPAI to RPAI or a wholly owned subsidiary of RPAI, (ii) capital contributions, loans, advances or investments required to be made under any of RPAI’s leases or ground leases pursuant to which any third party is a lessee or sublessee on any RPAI property or any existing joint venture arrangements to which an RPAI subsidiary is a party as of July 18, 2021, and (iii) certain other permitted investments;

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enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, certain material contracts or related party agreements, except (i) any termination or renewal in accordance with the terms of any such contract that occurs automatically without any action (other than notice of renewal) by RPAI or any RPAI subsidiary, (ii) the entry into any modification or amendment of, or waiver or consent under, any indebtedness to which RPAI or any RPAI subsidiary is a party as required or necessitated by the Merger Agreement or the transactions contemplated by the Merger Agreement, subject to certain limitations, (iii) in connection with any tenant improvements at any of RPAI properties in the ordinary course of business consistent with past practice, (iv) in connection with certain development or redevelopment activities set forth on the RPAI disclosure letter, or (v) as otherwise expressly permitted by the Merger Agreement;

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enter into, renew, modify, amend, or terminate, or waive, release, compromise or assign any rights or claims under, certain material leases, except for (i) any termination, modification or renewal in accordance with the terms of any such lease that occurs automatically without any action (other than notice of renewal) by RPAI or any RPAI subsidiary or (ii) other permitted actions with respect to certain specified leases;

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make any payment, direct or indirect, of any liability of RPAI or any of its subsidiaries before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice or in connection with dispositions or refinancings otherwise permitted by the Merger Agreement;

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waive, release, assign, settle or compromise any claim or action, other than waivers, releases, assignments, settlements or compromises that (1) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (a) equal to or less than the amounts specifically reserved for such action on the most recent balance sheet of RPAI filed with the SEC and publicly available prior to July 18, 2021, or (b) that do not exceed specified dollar thresholds, (2) do not involve the imposition of injunctive relief against RPAI, its subsidiaries, or Merger Sub, (3) do not provide for any admission of material liability by RPAI or any of its subsidiaries, excluding certain tax matters and certain condemnation proceedings, and (4) relate to actions by any present, former or purported holders or group of RPAI stockholders;

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except as required by applicable law or any RPAI benefits plans or as otherwise permitted by the RPAI disclosure letter, (i) hire or terminate (without cause) any employee, officer or director of RPAI or any of its subsidiaries or promote or appoint any person to a position of director or employee at the level of vice president or above of RPAI or any of its subsidiaries, (ii) materially increase in any manner (or accelerate the vesting, payment or funding of) the amount, rate or terms of compensation or benefits of any officer or director of RPAI or any RPAI subsidiary or, other than in the ordinary course of business and consistent with past practice, any other employee or individual service provider of RPAI or any RPAI subsidiary, (iii) enter into, adopt, materially amend or terminate any RPAI benefit plan, (iv) amend or waive any of its rights under, or accelerate the vesting, payment or exercisability under, any provision of any of the RPAI equity incentive plans or any provision of any contract evidencing any RPAI equity award or otherwise modify any of the terms of any outstanding RPAI equity award, or (v) enter into any contract with any labor union or similar organization, including a collective bargaining agreement;

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fail to maintain all financial books and records in all material respects in accordance with GAAP (or any binding interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2021, except as required by a change in GAAP (or any binding interpretation thereof) or in applicable law or make any change with respect to accounting policies, principles or practices, unless required by GAAP or the SEC or the Financial Accounting Standards Board;

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enter into any new line of business or form or enter into any new funds or joint ventures;

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fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority, subject to extensions permitted by law;

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enter into or modify in a manner adverse to RPAI or Kite Realty any tax protection agreement, or make, change or rescind any material election relating to taxes, change a material method of tax accounting, amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund, except, in each case, to the extent required by law or to the extent necessary to preserve RPAI’s REIT qualification or to qualify or preserve the status of a subsidiary of RPAI as a disregarded entity or partnership or as a qualified REIT subsidiary or a taxable REIT subsidiary, as the case may be;

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take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause RPAI to fail to qualify as a REIT or any of RPAI’s subsidiaries to cease to be treated as a partnership or other disregarded entity for federal income tax purposes, a qualified REIT subsidiary or a taxable REIT subsidiary, as the case may be;

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adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any otherwise permitted transactions;

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except (i) pursuant to certain budgeted items, (ii) in connection with tenant improvements in the ordinary course of business consistent with past practice, (iii) in connection with certain development or redevelopment activities, and (iv) repairs and emergency-related expenditures in the ordinary course of business consistent with past practice, make or commit to make any capital expenditures in excess of specified dollar thresholds;
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amend or modify the compensation terms or any other obligations of RPAI contained in any engagement letter with its financial advisor in connection with the Merger in a manner materially adverse to RPAI, any of its subsidiaries, Kite Realty or the Surviving Entity or engage other financial advisors in connection with the transactions contemplated by the Merger Agreement;

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except as otherwise permitted by the Merger Agreement, take any action that would, or would reasonably be expected to, prevent or delay the consummation of transactions contemplated by the Merger Agreement; or

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authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

The above restrictions, however, will not prohibit RPAI from taking any action that, in the reasonable judgment of the RPAI Board, upon advice of counsel, is reasonably necessary for RPAI to avoid or continue to avoid incurring entity-level income or excise taxes under the Code, or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to qualify or preserve certain tax status of RPAI subsidiaries, subject to certain limitations.
Conduct of Business of Kite Realty Pending the Merger
Kite Realty has agreed to certain restrictions on the conduct of its business and that of its subsidiaries during the Interim Period. In general, except (a) to the extent required by applicable law or the regulations or requirements of any stock exchange or regulatory organization applicable to Kite Realty or any of its subsidiaries, (b) to the extent action is reasonably taken (or reasonably omitted) in response to COVID-19 or COVID-19 Measures, provided that such action (or omission) is reasonably consistent with Kite Realty’s and its subsidiaries’ actions taken (or omitted) prior to the date of the Merger Agreement in response to COVID-19 or COVID-19 Measures and discussed in advance with RPAI, (c) as may be consented to in advance in writing by RPAI (which consent shall not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly required or permitted by the Merger Agreement, required by law, or as set forth in the Kite Realty disclosure letter, Kite Realty has agreed that it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and use its commercially reasonable efforts to (i) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Kite Realty’s or any of its subsidiaries’ control excepted), (ii) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (iii) keep available the services of its present officers, (iv) maintain all Kite Realty insurance policies, and (v) maintain the status of Kite Realty as a REIT.
Without limiting the foregoing, Kite Realty covenanted and agreed that, during the Interim Period, except (w) to the extent required by applicable law or the regulations or requirements of any stock exchange or regulatory organization applicable to Kite Realty or any Kite Realty subsidiary, (x) as may be consented to in writing by RPAI (which consent shall not in any case be unreasonably withheld, delayed or conditioned (provided that, in the case of leasing matters covered by the eleventh bullet point below, RPAI’s consent shall be deemed given if it has not responded after a second notice by Kite Realty in accordance with certain procedures set forth in the Merger Agreement)), (y) as may be expressly required or permitted by the Merger Agreement or as set forth in the Kite Realty disclosure letter, it will not, and it will not cause or permit any of its subsidiaries to, do any of the following:
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amend (i) the Kite Realty Declaration of Trust or its organizational documents (other than any amendment necessary to effect the Merger and the other transactions contemplated hereby), (ii) such comparable organizational documents of any Kite Realty subsidiary if such amendment would be materially adverse to Kite Realty or RPAI, or (iii) exempt or waive any share ownership limitations set forth in its organizational documents;

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split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Kite Realty or any of its subsidiaries (other than any wholly owned Kite Realty subsidiary);

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declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property, or otherwise) with respect to shares of capital stock or other equity securities or ownership interests in Kite Realty or any of its subsidiaries, except for (i) the declaration and payment by Kite Realty of regular dividends, aggregated and paid quarterly in accordance with past practice at quarterly rate not to exceed $0.18 per Kite Realty common share, (ii) the declaration and payment of certain permitted REIT Dividends in accordance with the Merger Agreement, (iii) the declaration and payment of dividends or other distributions to Kite Realty by any directly or indirectly wholly owned subsidiary of Kite Realty, and (iv) distributions by any subsidiary of Kite Realty that is not wholly owned, directly or indirectly, by Kite Realty, in accordance with the requirements of such subsidiary’s organizational documents;

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redeem, repurchase or otherwise acquire, directly or indirectly, any Kite Realty common shares or other equity interests of Kite Realty or any of its subsidiaries, other than (i) pursuant to Kite Realty Declaration of Trust, (ii) the acquisition by Kite Realty of Kite Realty common shares in connection with the net exercise of outstanding share options by holders thereof, (iii) the forfeiture or withholding of shares Kite Realty common shares to satisfy withholding tax obligations with respect to outstanding Kite Realty equity awards, (iv) redemption of Kite Realty Operating Partnership units and exchanges of Kite Realty LTIP units and Kite Realty AO LTIP units for Kite Realty Operating Partnership units in accordance with the Kite Realty Operating Partnership Agreement, and (v) the creation of new wholly owned subsidiaries of Kite Realty organized to conduct or continue activities otherwise permitted by the Merger Agreement;

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except for (i) transactions among Kite Realty and one or more wholly owned Kite Realty subsidiaries or among one or more wholly owned Kite Realty subsidiaries, (ii) issuances of Kite Realty common shares upon the exercise or settlement of any Kite Realty option and issuances of equity or equity-based awards under the Kite Realty Equity Incentive Plan or the Kite Realty DRIP, (iii) redemptions of Kite Realty Operating Partnership units for Kite Realty common shares and exchanges of Kite Realty LTIP units or Kite Realty AO LTIP units for Kite Realty Operating Partnership units in accordance with the Kite Realty Operating Partnership Agreement and applicable award agreements, (iv) pursuant to Kite Realty’s “at the market” equity offering program for cash, not to exceed the amounts and on the terms set forth in the Kite Realty disclosure letter, or (v) as otherwise contemplated in the Merger Agreement, issue, sell, pledge, dispose, encumber or grant any Kite Realty common shares or any of the Kite Realty subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any Kite Realty common shares or any of the Kite Realty subsidiaries’ capital stock or other equity interests;

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acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property below a specified dollar threshold), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except acquisitions by Kite Realty or any wholly owned Kite Realty subsidiary of or from an existing wholly owned Kite Realty subsidiary, and prospective acquisitions listed on the Kite Realty disclosure letter, subject to the aggregate amount set forth thereon;

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sell, mortgage, pledge, lease, license, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any real property, personal property (other than sales or dispositions of personal property below a specified dollar threshold), intangible property, Kite Realty intellectual property or interest in any corporation, partnership, limited liability company or other business organization, except (i) transfers by Kite Realty, or any wholly owned Kite Realty subsidiary with, to or from, any existing wholly owned Kite Realty subsidiary, (ii) certain pending dispositions and (iii) any other sales or dispositions of any property or assets, including deeds in lieu of foreclosure, below a specified dollar threshold in the ordinary course of business consistent with past practice and that would not, or would not reasonably be expected to, prevent, materially alter or materially delay the ability of Kite Realty to consummate the Merger, and (iv) non-exclusive licenses of intellectual property granted in the ordinary course of business consistent with past practice;

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incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities of Kite Realty or any of its subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person (other than any wholly owned Kite Realty subsidiary), except for (1) certain indebtedness below a specified dollar threshold incurred under Kite Realty’s existing revolving credit facility for (a) working capital purposes in the ordinary course of business consistent with past practice, (b) payment of dividends permitted by the Merger Agreement, (c) tenant improvements at any of Kite Realty’s properties in the ordinary course of business consistent with past practice, (d) certain development or redevelopment activities as set forth on the Kite Realty disclosure letter, and (e) in connection with the funding of any other permitted transactions and (2) indebtedness of any wholly owned Kite Realty subsidiary to Kite Realty or to another wholly owned Kite Realty;
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make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (i) by Kite Realty or a wholly owned subsidiary of Kite Realty to Kite Realty or a wholly owned subsidiary of Kite Realty, (ii) capital contributions, loans, advances or investments required to be made under any of Kite Realty’s leases or ground leases pursuant to which any third party is a lessee or sublessee on any Kite Realty property or any existing joint venture arrangements to which a Kite Realty subsidiary is a party as of July 18, 2021, and (iii) certain other permitted investments;

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enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, certain material contracts, except (i) any termination or renewal in accordance with the terms of any such contract that occurs automatically without any action (other than notice of renewal) by Kite Realty or any Kite Realty subsidiary, (ii) the entry into any modification or amendment of, or waiver or consent under, any indebtedness to which Kite Realty or any Kite Realty subsidiary is a party as required or necessitated by the Merger Agreement or the transactions contemplated thereby, subject to certain limitations, (iii) in connection with any tenant improvements at any of Kite Realty properties in the ordinary course of business consistent with past practice, (iv) in connection with certain development or redevelopment activities set forth on the Kite Realty disclosure letter or (v) as otherwise expressly permitted by the Merger Agreement;

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enter into, renew, modify, amend, or terminate, or waive, release, compromise or assign any rights or claims under, certain material leases, except for (i) any termination, modification or renewal in accordance with the terms of any such lease that occurs automatically without any action (other than notice of renewal) by Kite Realty or any Kite Realty subsidiary or (ii) other permitted actions with respect to certain specified leases;

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make any payment, direct or indirect, of any liability of Kite Realty or any of its subsidiaries before the same comes due in accordance with its terms other than in the ordinary course of business consistent with past practice or in connection with dispositions of certain properties or refinancings of indebtedness that are otherwise permitted;

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waive, release, assign, settle or compromise any claim or action, other than waivers, releases, assignments, settlements or compromises that (1) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (a) equal to or less than the amounts specifically reserved for such action on the most recent balance sheet of Kite Realty filed with the SEC and publicly available prior to July 18, 2021, or (b) that do not exceed specified dollar thresholds, (2) do not involve the imposition of injunctive relief against Kite Realty, its subsidiaries, or Merger Sub, (3) do not provide for any admission of material liability by Kite Realty or any of the Kite Realty subsidiaries, excluding certain tax matters and certain condemnation proceedings, and (4) relate to actions by any present, former or purported holders or group of holders of Kite Realty common shares or Kite Realty Operating Partnership units;

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except as required by applicable law or any Kite Realty benefits plans or as otherwise permitted by the Kite Realty disclosure letter, (i) hire or terminate (without cause) any employee at the level of vice president or above of Kite Realty or any of its subsidiaries or promote or appoint any person to a position of vice president or above of Kite Realty or any Kite Realty subsidiary (other than to replace any officer that departs after the date of the Merger Agreement), (ii) materially increase in any manner (or accelerate the vesting, payment or funding of) the amount, rate or terms of compensation or benefits of any employee at the level of vice president or above of Kite Realty or any of its subsidiaries, (iii) enter into, adopt, materially amend or terminate any Kite Realty benefits plan, (iv) amend or waive any of its rights under, or accelerate the vesting, payment or exercisability under, any provision of any of the Kite Realty Equity Incentive Plan or any provision of any contract evidencing any Kite Realty equity award or otherwise modify any of the terms of any outstanding Kite Realty equity award, or (v) enter into any contract with any labor union or similar organization, including a collective bargaining agreement;
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fail to maintain all financial books and records in all material respects in accordance with GAAP (or any binding interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2021, except as required by a change in GAAP (or any binding interpretation thereof) or in applicable law, or make any change with respect to accounting policies, principles or practices, unless required by GAAP or the SEC or the Financial Accounting Standards Board;

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enter into any new line of business or form or enter into any new funds or joint ventures;

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fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority, subject to extensions permitted by law;

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enter into or modify in a manner adverse to RPAI or Kite Realty any tax protection agreement, or make, change or rescind any material election relating to taxes, change a material method of tax accounting, amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund except, in each case, to maintain Kite Realty’s REIT qualification or to qualify or preserve the status of a subsidiary of Kite Realty as a disregarded entity or partnership or as a qualified REIT subsidiary or a taxable REIT subsidiary, as the case may be;

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take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Kite Realty to fail to qualify as a REIT or any of Kite Realty’s subsidiaries to cease to be treated as a partnership or other disregarded entity for federal income tax purposes, a qualified REIT subsidiary or a taxable REIT subsidiary, as the case may be;

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adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any otherwise permitted transactions;

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except (i) pursuant to certain budgeted items, (ii) in connection with tenant improvements in the ordinary course of business consistent with past practice, (iii) in connection with certain development or redevelopment activities, and (iv) repairs and emergency-related expenditures in the ordinary course of business consistent with past practice, make or commit to make any capital expenditures in excess of specified dollar thresholds;

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amend or modify the compensation terms or any other obligations of Kite Realty contained in the engagement letters with its financial advisors in connection with the Merger in a manner materially adverse to Kite Realty, any of its subsidiaries, or RPAI or engage other financial advisors in connection with the transactions contemplated by the Merger Agreement;

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except to the extent permitted by the Merger Agreement, take any action that would, or would reasonably be expected to, prevent or delay the consummation of transactions contemplated by the Merger Agreement; or

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authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

The above restrictions, however, will not prohibit Kite Realty from taking any action that, in the reasonable judgment of the Kite Realty Board, upon advice of counsel, is reasonably necessary for Kite Realty to avoid or continue to avoid incurring entity-level income or excise taxes under the Code, or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to qualify or preserve certain tax status of Kite Realty subsidiaries, subject to certain limitations.

No Solicitation of Transactions
Except as described below, prior to the closing of the Merger, each of Kite Realty and RPAI will not, nor will it permit any of its subsidiaries to, and will not authorize or permit any of its, or any of its subsidiaries’, directors, trustees, officers, employees, advisors, agents or other representatives to (and will instruct and use its reasonable best efforts to cause such representatives not to), directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or an announcement, making or completion of, any Acquisition Proposal (as defined below), or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal or any other effort or attempt to make or implement an Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in any negotiations regarding, or furnish to any third party any non-public information or data in connection with, any Acquisition Proposal (or any inquiry, proposal, or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of the Merger Agreement prohibit such discussions), (iii) approve, recommend, publicly declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement or other agreement in each case related to an Acquisition Proposal (other than certain confidentiality agreements) or requiring or having the effect of requiring Kite Realty or RPAI, as applicable, to abandon, terminate or violate its obligations under the Merger Agreement or fail to consummate the Merger (each, an “Alternative Acquisition Agreement”), or (iv) agree to or propose publicly to do any of the foregoing.
Additionally, each of Kite Realty and RPAI will, and will cause each of its subsidiaries and will use its commercially reasonable efforts to cause its, or any of its subsidiaries’, directors, trustees, officers, employees, advisors, agents and other representatives to, (i) immediately cease and cause to be terminated all existing discussions, negotiations and communications with any third party with respect to any Acquisition Proposal, (ii) request the prompt return or destruction, to the extent required by any confidentiality agreement, of all confidential information previously furnished to any such third party and its representatives, (iii) terminate the access of any such third party to any “data room” hosted by either of the parties, their respective subsidiaries or representatives relating to any Acquisition Proposal, and (iv) not terminate, waive, amend, release or modify, any provision of any confidentiality, standstill (including any standstill provisions contained in any confidentiality or other agreement) or any similar agreement with respect to an Acquisition Proposal to which it or any of its affiliates is a party, or any takeover statute, or otherwise fail to enforce any of the foregoing.
For the purposes of the Merger Agreement and with respect to either party and its respective subsidiaries, “Acquisition Proposal” means any proposal, offer, or inquiry from any person (other than the other party or the other party’s subsidiaries), entity or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or similar transaction, (i) of assets or businesses that generate 15% or more of the net revenues or net income or that represent 15% or more of the consolidated total assets (based on book value), taken as a whole, immediately prior to such transaction or (ii) of 15% or more of any class of its capital stock, other equity security or voting power, including any tender offer or exchange offer in which any person, entity or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 15% or more of the outstanding shares of any class of voting securities, in each case other than the transactions contemplated by the Merger Agreement.
Notwithstanding the restrictions set forth above, the Merger Agreement provides that, at any time after July 18, 2021 and prior to obtaining the applicable approval at their respective special meetings, each of RPAI and Kite Realty may (and may authorize their applicable subsidiaries and representatives to), in response to an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of the no solicitation provisions of the Merger Agreement) from a third party, (i) furnish non-public information to such third party making the Acquisition Proposal, subject to first entering into a confidentiality agreement having provisions that are no less favorable to those contained in the confidentiality agreement between Kite Realty and RPAI and so long as all such information is provided to RPAI or Kite Realty, as applicable, prior to or concurrently with the time that such information is provided to such third party if it has not been provided previously, and (ii) participate in negotiations with the third party making the Acquisition Proposal, in each case, so long as in advance, the RPAI Board or the Kite Realty Board, as applicable, has determined in good faith (after consultation with RPAI’s or Kite Realty’s outside counsel and financial advisors, as applicable) that the Acquisition Proposal constitutes or would reasonably be likely to lead to a Superior Proposal (as defined below) and (after consultation with RPAI’s or Kite Realty’s outside counsel, as applicable) the failure to take such actions would be inconsistent with the applicable board’s duties under applicable law.
Each of RPAI and Kite Realty must notify the other party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal or any request for non-public information relating to such party or any of its subsidiaries by any person that informs such party or any of its subsidiaries or their respective representatives that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have or continue discussions or negotiations with such party relating to a possible Acquisition Proposal. The notice shall include the terms and conditions of such Acquisition Proposal or request (including a copy of the Acquisition Proposal or request if in writing and any related documentation or correspondence that supplements or amends such Acquisition Proposal in any respect (other than a de minimis respect), including proposed agreements, or a summary of the terms and conditions if such Acquisition Proposal or request was not made in writing, including requests or other documentations made orally or supplementally). Each party shall within one business day notify the other party, orally and in writing, if it determines to enter into negotiations concerning any Acquisition Proposal or to begin providing nonpublic information or data to any person or entity and in no event will begin providing such information or engaging in such discussions or negotiations prior to providing such notice. Each party will keep the other party informed of the status and terms of, and any developments, discussions, and negotiations concerning, any such Acquisition Proposal or request (including after the occurrence of any amendment, modification, or supplement thereto) on a reasonably current basis, including by providing a copy of all documentation or correspondence that supplements or amends such Acquisition Proposal in any respect (including proposed amendments) and any changes in its intentions as previously notified (in each case, other than amendments or changes that only have a de minimis effect). So long as RPAI or Kite Realty, as applicable, complies with such notification and information obligations and provides a copy to the other party of any written request for clarification at least 24 hours prior to contacting the third party, then Kite Realty or RPAI, as applicable, and their respective representatives, may contact in writing any person submitting an unsolicited written Acquisition Proposal after July 18, 2021 (that was not the result of a violation of the no solicitation provisions of the Merger Agreement) solely to clarify the terms of the Acquisition Proposal for the sole purpose of the applicable board informing itself about such Acquisition Proposal.
Each of Kite Realty and RPAI have agreed that in the event any of their respective representatives (or the representatives of any of their respective subsidiaries) takes any action which, if taken by Kite Realty or RPAI, as applicable, would constitute a material violation of the foregoing provisions, then that party shall be deemed to be in violation of the no solicitation provisions of the Merger Agreement.
For purposes of the Merger Agreement and with respect to an Acquisition Proposal, “Superior Proposal” means any bona fide Acquisition Proposal that did not result from a breach or violation the no solicitation provisions of the Merger Agreement, made after July 18, 2021 (except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “15%” shall be replaced by “50%”), taking into account all legal, financial, regulatory, financing and any other aspects of the proposal and the person or entity making the proposal, that (i) if consummated, would be more favorable to the RPAI stockholders or the Kite Realty shareholders, as applicable, from a financial point of view than the transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions of the Merger Agreement proposed in writing by the other party in response to any such Acquisition Proposal or otherwise), and (ii) if accepted, is reasonably likely to be completed on the proposed terms on a timely basis.

Adverse Recommendation Change
Except as described below, neither the Kite Realty Board nor the RPAI Board (nor any committee thereof), as applicable, may (i) withdraw, withhold, modify or qualify in any manner adverse to the other party or Merger Sub (or propose publicly to do so), the approval, recommendation or declaration of advisability by the Kite Realty Board or the RPAI Board, as applicable, with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement, or (ii) adopt, approve or publicly recommend, endorse or otherwise declare advisable the approval of any Acquisition Proposal. We refer to these described actions as an “Adverse Recommendation Change.”
Notwithstanding the foregoing, (i) the Kite Realty Board or the RPAI Board (or any committee thereof), as applicable, may make an Adverse Recommendation Change and (ii) in the event that the Kite Realty Board or the RPAI Board (or any committee thereof), as applicable, determines any Acquisition Proposal to be a Superior Proposal, it may terminate the Merger Agreement prior to obtaining the approval of its respective shareholders or stockholders (“Superior Proposal Termination”), if and only if:
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with respect to an Acquisition Proposal:

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an unsolicited, bona fide written Acquisition Proposal (that did not result from a breach of the non-solicitation provisions of the Merger Agreement) is made to Kite Realty or RPAI, as applicable, and is not withdrawn; and

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the Kite Realty Board or the RPAI Board (or any committee thereof), as applicable, has determined in good faith that (i) (after consultation with Kite Realty’s or RPAI’s outside counsel and financial advisors, as applicable) such Acquisition Proposal constitutes a Superior Proposal, and (ii) (after consultation with Kite Realty’s or RPAI’s outside counsel, as applicable) the failure to make an Adverse Recommendation Change would be inconsistent with its duties under applicable law.

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with respect to circumstances not relating to an Acquisition Proposal:

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the Kite Realty Board or the RPAI Board (or any committee thereof), as applicable, determines in good faith (after consultation with Kite Realty’s or RPAI’s outside counsel, as applicable) that a material fact, event, circumstance, change or development that (a) materially affects the business, assets or operations of Kite Realty or RPAI (and its subsidiaries), taken as a whole (other than any fact, event, circumstance, change or development resulting from a breach of the Merger Agreement by the party seeking to make the Adverse Recommendation Change), (b) has occurred or arisen after the date of the Merger Agreement, (c) was not known to the Kite Realty Board or the RPAI Board (or any committee thereof) on the date of the Merger Agreement (or, if known, the consequences of which were not reasonably foreseeable to the Kite Realty Board or the RPAI Board (or any committee thereof) as of the date of the Merger Agreement), and which does not relate to an Acquisition Proposal to either party, and (d) first becomes known to Kite Realty Board or the RPAI Board (or any committee thereof) prior to obtaining the approval of its respective shareholders or stockholders. The foregoing is referred to herein as an “Intervening Event”; however, the following will not be taken into account in determining whether an Intervening Event has occurred: (i) the receipt, existence of or terms of an Acquisition Proposal to either party or any matter relating thereto, (ii) a change in the market price or trading volume of the debt securities or capital stock of Kite Realty or RPAI or of the equity or credit ratings or the ratings outlook for Kite Realty or RPAI (or any of their subsidiaries) by any applicable rating agency and (iii) the fact that, in and of itself, Kite Realty or RPAI meets, exceeds or fails to meet any internal or published projections, estimates or expectations of Kite Realty’s or RPAI’s revenue, earnings or other financial performance or results of operation for any period (provided that the underlying reasons behind the foregoing clauses (ii) and (iii), may still be taken into account in determining whether an Intervening Event has occurred if not falling into the foregoing clause (i)); and

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the Kite Realty Board or the RPAI Board (or any committee thereof), as applicable, determines in good faith (after consultation with Kite Realty’s or RPAI’s outside counsel, as applicable) that failure to make such Adverse Recommendation Change would be inconsistent with its duties under applicable law;

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Kite Realty or RPAI, as applicable, notifies the other party in writing at least four business days prior to effecting a Superior Proposal Termination or an Adverse Recommendation Change (the “Notice Period”) of its intention to effect such actions, including (i) with respect to any Acquisition Proposal, the terms and conditions of, and a complete copy of, any Superior Proposal that is the basis of the proposed action and the identity of the person or entity making the proposal, or (ii) with respect to any matter not related to an Acquisition Proposal, in reasonable detail the reasons for the Adverse Recommendation Change;

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during the Notice Period, the notifying party has negotiated with the other party in good faith (to the extent such party wishes to negotiate) regarding any adjustment or modification of the terms and conditions of the Merger Agreement (i) such that, in circumstances involving or relating to an Acquisition Proposal, the Superior Proposal ceases to be Superior Proposal and (ii) in circumstances not involving or relating to an Acquisition Proposal, as may proposed by the other party; and

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following the Notice Period, the Kite Realty Board or the RPAI Board (or any committee thereof), as applicable, again reasonably determines in good faith that (i) with respect to any Acquisition Proposal (after consultation with Kite Realty’s or RPAI’s outside counsel and financial advisors, as applicable), the Acquisition Proposal continues to be a Superior Proposal (taking into account any adjustment or modification of the terms of the Merger Agreement proposed by the other party) and that, after consultation with Kite Realty’s or RPAI’s outside counsel, the failure to effect a Superior Proposal Termination would be inconsistent with the duties of the Kite Realty Board or the RPAI Board (or any committee thereof), as applicable, under applicable law, or (ii) with respect to any matter not related to an Acquisition Proposal (after consultation with Kite Realty’s or RPAI’s outside counsel, as applicable), failure to make the Adverse Recommendation Change would be inconsistent with the duties of the Kite Realty Board or the RPAI Board (or any committee thereof), as applicable, under applicable law.

In circumstances involving or relating to an Acquisition Proposal, any amendment to the financial terms (including any change to the purchase price or form of consideration) or any other amendment of any such Superior Proposal, or in circumstances involving or relating to an Intervening Event, any change to the conditions constituting such Intervening Event (other than an amendment or change that only has a de minimis effect), in each case during a Notice Period shall require a new written notice and Notice Period, and Kite Realty and RPAI, as applicable, shall be required to comply again with the foregoing requirements with respect to such new written notice, except that each new Notice Period shall be three business days (instead of four business days), and provided further that, if Kite Realty or RPAI, as applicable, delivers written notice prior to 8:00 a.m. New York City time on a business day, such business day shall be included as one business day in such four or three business day period, as applicable.
The Merger Agreement does not prohibit Kite Realty, RPAI, the Kite Realty Board or the RPAI Board (or any committee thereof), as applicable, directly or indirectly through its representatives, from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position contemplated by Rule 14e-2(a) under the Exchange Act, (ii) making a statement contemplated by Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, or (iii) making any disclosure to its shareholders if, in the good faith judgment of the Kite Realty Board or the RPAI Board (or any committee thereof), as applicable, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with the duties of the Kite Realty Board or the RPAI Board (or any committee thereof), as applicable, under applicable law. Any such communication or disclosure described in the previous sentence that addresses the approval, recommendation or declaration of advisability by the Kite Realty Board or the RPAI Board (or any committee thereof) as applicable, will be deemed to be an Adverse Recommendation Change (and subject to the requirements above), unless the communication or disclosure also publicly states that its recommendation with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement has not changed or refers to the prior recommendation of Kite Realty Board or RPAI Board, without disclosing any Adverse Recommendation Change.
Kite Realty and RPAI have agreed not to submit any Acquisition Proposal to a vote of its respective shareholders or stockholders prior to the termination of the Merger Agreement.

Form S-4, Joint Proxy Statement/Prospectus; Shareholders Meetings
The Merger Agreement provides that, as promptly as reasonably practicable (but in any event no more than 45 days) following the date of the Merger Agreement, (i) Kite Realty and RPAI shall jointly prepare and cause to be filed with the SEC this joint proxy statement/prospectus in preliminary form and (ii) Kite Realty will prepare and cause to be filed with the SEC a registration statement on Form S-4 with respect to the Kite Realty common shares issuable in the Merger, which includes this joint proxy statement/prospectus. Kite Realty and RPAI, as applicable, will also use their reasonable best efforts to (i) have the joint proxy statement cleared and the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and Securities Act, (iii) mail or deliver the joint proxy statement to the Kite Realty shareholders and RPAI stockholders as promptly as practicable after the Form S-4 is declared effective, and (iv) keep the Form S-4 effective for so long as necessary to complete the Merger.
Each of Kite Realty and RPAI have agreed to cooperate and use their reasonable best efforts to cause their respective shareholder or stockholder meetings to be held on the same date and as soon as reasonably practicable after the date of the Merger Agreement. Further, Kite Realty and RPAI will use its reasonable best efforts to cause this joint proxy statement/prospectus to be mailed to their respective shareholders and stockholders entitled to vote at their respective meetings and obtain their respective shareholders’ and stockholders’ approvals as soon as practicable after the Form S-4 is declared effective. Kite Realty and RPAI will include in the joint proxy statement/prospectus its recommendation to their shareholders or stockholders, respectively, that they approve, in the case of Kite Realty, the issuance of Kite Realty common shares in the Merger and, in the case of RPAI, that they approve the Merger and the other transactions contemplated by the Merger Agreement, unless Kite Realty Board or RPAI Board, as applicable, makes an Adverse Recommendation Change or terminates the Merger Agreement in accordance with its terms.
Access to Information; Confidentiality
The Merger Agreement requires both Kite Realty and RPAI to provide to the other, upon reasonable advance notice and during normal business hours, reasonable access to its properties (provided that no invasive testing may be conducted), offices, books, contracts, personnel and records, and each of Kite Realty and RPAI are required to furnish reasonably promptly to the other a copy of each report, schedule, registration statement and other document filed during the Interim Period pursuant to federal or state securities laws and all other information (financial or otherwise) concerning its business, properties and personnel as the other party may reasonably request, subject to certain confidentiality provisions and reasonable requirements established by the providing party with respect to COVID-19 or COVID-19 Measures.
Each of Kite Realty and RPAI will hold, and cause its representatives and affiliates to hold, any non-public information in confidence to the extent required by and in accordance with the terms of the existing confidentiality agreement between Kite Realty and RPAI.
Public Announcements
Each of Kite Realty, RPAI and Merger Sub have agreed, subject to certain exceptions, to consult with each other (and, to the extent reasonably practicable, provide meaningful opportunity to review and give due consideration to reasonable comment by the other party), before issuing any press releases or otherwise making any public statements with respect to the Merger Agreement or any of the transactions contemplated by the Merger Agreement; provided, that Kite Realty, RPAI, and Merger Sub may issue such press release or make such public statement as may be required by applicable law, order or the applicable rules of any stock exchange or that are consistent with the final form of joint press release announcing the Merger and the investor presentation given to investors on the date of announcement of the Merger.
Indemnification of Directors and Officers; Insurance
From and after the Effective Time, until the sixth anniversary of the closing date, pursuant to the terms of the Merger Agreement and subject to certain limitations, Kite Realty and Merger Sub will indemnify and hold harmless, among others, any manager, director, officer, trustee, member, or fiduciary of

RPAI and its subsidiaries and Kite Realty and its subsidiaries (which we refer to as the indemnified parties) against any losses or claims relating to (i) the indemnified parties’ duties or service as a manager, director, officer, trustee, member or fiduciary of RPAI or its subsidiaries or Kite Realty or its subsidiaries prior to the Effective Time, or (ii) the Merger Agreement or any of the transactions contemplated by the Merger Agreement.
For a period of six years after the Effective Time, the Surviving Entity will maintain in effect RPAI’s current directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the Effective Time. In lieu of the foregoing, (i) the Surviving Entity may obtain insurance policies from an insurance company with the same or better rating as RPAI’s current insurance carrier on terms that are no less favorable in any material respect to RPAI’s directors and officers than RPAI’s existing policies, or (ii) at RPAI’s election, RPAI may obtain extended reporting period coverage under RPAI’s existing insurance policies or purchase a “tail” policy for a period of six years from the Effective Time (so long as the annual premium in any one year, or in the case of a “tail” policy the cost, does not exceed 300% of the annual aggregate premiums under RPAI’s existing policies).
Delisting; Deregistration
Prior to the Effective Time, RPAI shall cooperate with Kite Realty and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things, necessary, proper or advisable on its part under applicable law and the rules and policies of the NYSE to enable the delisting of the RPAI common stock from the NYSE and the deregistration of RPAI common stock under the Exchange Act as promptly as practicable after the Effective Time.
Efforts to Complete Transactions; Consents
Both Kite Realty and RPAI will, and will cause their respective subsidiaries to, use their reasonable best efforts to take all actions and do (and cooperate with the other party in doing) all things necessary, proper or advisable under applicable laws or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by the Merger Agreement, including, among other things, taking all actions necessary to satisfy the conditions to closing set forth in the Merger Agreement, obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from governmental authorities or other persons or entities necessary in connection with the Merger and the other transactions contemplated by the Merger Agreement, defending any lawsuits or other legal proceedings challenging the Merger Agreement or the Merger or other transactions contemplated by the Merger Agreement and executing and delivering additional documents necessary or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement and the purposes of the Merger Agreement.
Kite Realty and RPAI will provide any necessary notices to third parties and will use their reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Merger.
Notification of Certain Matters; Transaction Litigation
Kite Realty and RPAI, and their respective representatives, will provide prompt notice to the other party of any notice or other communication received by such party (i) from any governmental authority in connection with the Merger or the transactions contemplated by the Merger Agreement, or (ii) from any person or entity alleging that its consent is or may be required in connection with the Merger or the transactions contemplated by the Merger Agreement.
Each of Kite Realty and RPAI will provide prompt notice to the other party if any representation or warranty made by it in the Merger Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by the Outside Date (as defined below), or if it fails to comply with or satisfy in any material respect any covenant, condition or agreement contained in the Merger Agreement.

Each of Kite Realty and RPAI will provide prompt notice to the other of any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving such party or any of its subsidiaries in connection with the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement. Each party will allow the other party the opportunity to reasonably participate in the defense and settlement of any such litigation and will not agree to a settlement of any such litigation without the other’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
Financing Cooperation
RPAI has agreed to provide all cooperation reasonably requested by Kite Realty in connection with financing arrangements as Kite Realty may reasonably determine necessary or advisable in connection with the completion of the Merger or the other transactions contemplated hereby; provided that Kite Realty shall control all decisions with respect to such financing arrangements. RPAI also will, and will cause its subsidiaries to, use reasonable best efforts, upon request from Kite Realty, on the terms and conditions specified by Kite Realty, to seek amendments, waivers and consents under debt agreements (including notes purchase agreements) and pursue any approach chosen by Kite Realty to the assumption, defeasance, satisfaction and discharge, refinancing, repayment or other action with respect to such indebtedness, subject to the occurrence of the closing.
Other Transactions
Subject to certain conditions and other limitations, RPAI has agreed to use reasonable best efforts to provide such cooperation and assistance as Kite Realty may reasonably request to (a) convert or cause the conversion of one or more wholly owned RPAI subsidiaries that are organized as corporations into limited liability companies (including through corporate reorganization if conversion is not available under applicable state law), on the basis of organizational documents as reasonably requested by Kite Realty, (b) sell or cause to be sold stock, partnership interests, limited liability company interests or other equity interests owned, directly or indirectly, by RPAI in one or more wholly owned RPAI subsidiaries at a price and on such other terms as designated by Kite Realty, (c) exercise any right of RPAI or a RPAI subsidiary to terminate or cause to be terminated any contract to which RPAI or a wholly owned RPAI subsidiary is a party and (d) sell or cause to be sold any of the assets of RPAI or one or more wholly owned RPAI subsidiaries at a price and on such other terms as designated by Kite Realty, provided that the consummation of any of the above-described transactions is contingent on all conditions to consummation of the Merger having been satisfied or validly waived, on Kite Realty having delivered written notice to RPAI stating that Kite Realty and Merger Sub are prepared to proceed immediately with the closing, together with an irrevocable acknowledgement and agreement that certain conditions to closing have been satisfied or waived, and on Kite Realty providing other evidence reasonably requested by RPAI that the closing will occur. None of the representations, warranties or covenants of RPAI or any of its subsidiaries shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this covenant regarding Kite Realty-approved transactions, and RPAI shall not be deemed to have made an Adverse Recommendation Change or have entered into or agreed to enter an Alternative Acquisition Agreement as a result of providing any cooperation or taking any actions to the extent requested by Kite Realty in connection with any such transaction. Kite Realty has agreed to reimburse RPAI for all reasonable, documented and invoiced out-of-pocket costs actually incurred by RPAI or its subsidiaries in connection with performing their obligations under this covenant.
Other Covenants and Agreements
The Merger Agreement contains certain other covenants and agreements, including covenants related to:
•
Kite Realty using its reasonable best efforts to cause the Kite Realty common shares to be issued in the Merger to be approved for listing on the NYSE;

•
each of RPAI and Kite Realty taking all steps to ensure that any disposition of shares of RPAI common stock and any acquisition of Kite Realty common shares in connection with the Merger and the other transactions contemplated by the Merger Agreement by certain individuals are exempted pursuant to Rule 16b-3 promulgated under the Exchange Act from giving rise to any liability under Section 16(b) of the Exchange Act;
•
each of RPAI and Kite Realty using its respective commercially reasonable efforts (before and, as relevant, after the Effective Time) to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code;

•
Kite Realty and RPAI taking necessary actions to ensure that timing of any regular quarterly dividend paid to shareholders or stockholders by either party prior to the closing is coordinated so that if the holders of either party’s shares receive a distribution for a particular calendar quarter prior to the closing date, then the holders of the other party’s shares also receive a distribution for the quarter with same record date and same payment date. If either Kite Realty or RPAI determines that it is necessary to declare a dividend to maintain REIT status, the Exchange Ratio will be ratably adjusted to reflect the change resulting from this dividend. The Exchange Ratio does not adjust for permitted regular quarterly dividends permitted to be paid under the Merger Agreement.

•
RPAI and its subsidiaries voting all Kite Realty common shares they beneficially own, if any, as of the record date of the Kite Realty special meeting in favor of the issuance of Kite Realty common shares to be issued in the Merger, and Kite Realty and its subsidiaries voting all shares of RPAI common stock they beneficially own, if any, as of the record date of the RPAI special meeting in favor of the approval of the Merger Agreement and the Merger;

•
each of Kite Realty, RPAI and Merger Sub using their respective reasonable best efforts to render any takeover statutes inapplicable to the Merger and the other transactions contemplated by the Merger Agreement and taking all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated thereby from any applicable takeover statute now or hereinafter in effect;

•
the preparation by each of Kite Realty and RPAI of certain tax representation letters related to certain opinions of counsel to be delivered in connection with the transactions contemplated by the Merger Agreement;

•
unless otherwise specified by Kite Realty prior to the closing date, the delivery by RPAI to Kite Realty of resignations executed by each director of RPAI and each officer of RPAI or any RPAI subsidiary in office as of immediately prior to the Effective Time;

•
for a period of 12 months following the Effective Time (or if earlier, the date of the applicable employee’s termination of employment), Kite Realty or its affiliates providing to each continuing RPAI employee (i) base salary (or base wages) at least equal to the base salary (or base wages) provided to such employee immediately prior to the Effective Time, (ii) with respect to the 2022 calendar year, if applicable, target annual cash bonus opportunity at least equal to the target annual cash bonus opportunity provided as of immediately prior to the Effective Time, and (iii) retirement and health and welfare benefits that are substantially similar, in the aggregate, to those that are either, at Kite Realty’s discretion, provided to such RPAI employees under RPAI’s existing benefits plans or provided to similarly-situated Kite Realty employees under any Kite Realty benefits plans;

•
certain other employee benefits matters, including (i) provisions regarding the payment of 2021 cash bonuses to RPAI employees, (ii) RPAI adopting resolutions and taking other actions to ensure that RPAI company equity awards are treated only as specifically provided in the Merger Agreement and to terminate the RPAI director plan, and (iii) Kite Realty taking actions to assume the RPAI equity incentive plans, reserve shares for issuance and file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Kite Realty common shares subject to such assumed awards; and

•
Kite Realty and RPAI causing each of their respective subsidiaries to comply with and perform all of its applicable obligations under or relating to the Merger Agreement.

Conditions to Completion of the Merger
Mutual Closing Conditions
The obligation of each of Kite Realty and RPAI to complete the Merger is subject to the satisfaction or, to the extent permitted by law, waiver by each of the parties, at or prior to the Effective Time, of the following conditions:

•
approval of the issuance of the Kite Realty common shares in connection with the Merger by the Kite Realty shareholders;

•
approval of the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement by the RPAI stockholders;

•
a registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, having been declared effective, no stop order suspending the effectiveness of such Form S-4 having been issued by the SEC and remaining in effect and no proceeding to that effect having been commenced or threatened by the SEC and not withdrawn;

•
the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the Merger or any other transactions contemplated by the Merger Agreement, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the Merger Agreement that makes the consummation of the Merger illegal; and

•
the Kite Realty common shares to be issued in connection with the Merger having been approved for listing on the NYSE, subject to official notice of issuance.

Additional Closing Conditions for the Benefit of Kite Realty and Merger Sub
The obligations of Kite Realty and Merger Sub to effect the Merger and to consummate the other transactions contemplated by the Merger Agreement are subject to the satisfaction or, to the extent permitted by law, waiver by Kite Realty, at or prior to the Effective Time, of the following additional conditions:
•
the accuracy in all material respects as of the date of the Merger Agreement and as of the Effective Time (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the Merger Agreement by RPAI regarding its organization, qualification, certain aspects of its capital structure, authority, financial advisor, stockholder approval, brokers, and exemption from the Investment Company Act;

•
the accuracy in all but de minimis respects as of the date of the Merger Agreement and as of the Effective Time (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the Merger Agreement by RPAI regarding certain aspects of its capital structure;

•
the accuracy of all other representations and warranties made in the Merger Agreement by RPAI (disregarding any materiality or Material Adverse Effect qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the Effective Time (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined above) on RPAI;

•
RPAI having performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by it under the Merger Agreement on or prior to the Effective Time;

•
no event, change, or occurrence arising after the date of the Merger Agreement existing on the closing date that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a Material Adverse Effect with respect to RPAI;

•
receipt by Kite Realty of an officer’s certificate, dated as of the closing date and signed by RPAI’s chief executive officer and chief financial officer on behalf of RPAI, certifying that the closing conditions described in the five preceding bullets have been satisfied;

•
receipt by Kite Realty of an opinion dated as of the closing date from Goodwin (or other counsel reasonably satisfactory to Kite Realty, including Hogan Lovells), to the effect that for all taxable periods commencing with its taxable year ended December 31, 2003 and ending with its taxable year that ends with the Merger, RPAI has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code; and
•
receipt by Kite Realty of an opinion dated as of the effective date of the Form S-4 from Hogan Lovells (or other counsel reasonably satisfactory to RPAI, including Goodwin) regarding the Merger’s qualification as a reorganization within the meaning of Section 368(a) of the Code.

Additional Closing Conditions for the Benefit of RPAI
The obligations of RPAI to effect the Merger and to consummate the other transactions contemplated by the Merger Agreement are subject to the satisfaction or, to the extent permitted by law, waiver by RPAI, at or prior to the Effective Time, of the following additional conditions:
•
the accuracy in all material respects as of the date of the Merger Agreement and as of the Effective Time (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the Merger Agreement by Kite Realty regarding its organization, qualification, certain aspects of its capital structure, authority, financial advisors, shareholder approval, brokers and exemption from the Investment Company Act;

•
the accuracy in all but de minimis respects as of the date of the Merger Agreement and as of the Effective Time (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the Merger Agreement by Kite Realty regarding certain aspects of its capital structure;

•
the accuracy of all other representations and warranties made in the Merger Agreement by Kite Realty (disregarding any materiality or Material Adverse Effect qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the Effective Time (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined above) on Kite Realty;

•
Kite Realty having performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by it under the Merger Agreement on or prior to the Effective Time;

•
no event, change, or occurrence arising after the date of the Merger Agreement existing on the closing date that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a Material Adverse Effect with respect to Kite Realty;

•
receipt by RPAI of an officer’s certificate, dated as of the closing date and signed by Kite Realty’s chief executive officer and chief financial officer on behalf of Kite Realty, certifying that the closing conditions described in the five preceding bullets have been satisfied;

•
receipt by RPAI of an opinion dated as of the closing date from Hogan Lovells (or other counsel reasonably acceptable to Kite Realty), to the effect that for all taxable periods commencing with its taxable year ended December 31, 2004, Kite Realty has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its past, current and intended future organization and operations will permit the combined company to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter; and

•
receipt by RPAI of an opinion dated as of the effective date of the Form S-4 from Goodwin (or other counsel reasonably satisfactory to Kite Realty) regarding the Merger’s qualification as a reorganization within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement
Termination by Mutual Agreement
The Merger Agreement may be terminated at any time before the Effective Time by the mutual written consent of Kite Realty and RPAI.

Termination by Either Kite Realty or RPAI
The Merger Agreement may also be terminated prior to the Effective Time by either Kite Realty or RPAI if:
•
the Merger has not been consummated on or before March 31, 2022 (the “Outside Date”); provided that this termination right will not be available to a party whose failure to comply with any provision of the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date;

•
any governmental authority of competent jurisdiction has issued an order, decree or ruling or taken any other action permanently restraining or otherwise prohibiting the Merger, and such action has become final and non-appealable (provided that this termination right will not be available to a party if the issuance of such order or action was primarily due to the failure of such party to comply with any provision of the Merger Agreement); or

•
Kite Realty shareholders failed to approve the issuance of Kite Realty common shares in connection with the Merger, or RPAI stockholders failed to approve the Merger Agreement and the Merger on substantially the terms set forth in the Merger Agreement, as applicable (provided that this termination right will not be available to a party if the failure to obtain that party’s shareholder or stockholder approval, as applicable, was primarily due to the party’s material breach of certain provisions of the Merger Agreement).

Termination by Kite Realty
The Merger Agreement may also be terminated prior to the Effective Time by Kite Realty under the following circumstances:
•
RPAI has breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach, violation or failure to perform either individually or in the aggregate, if occurring or continuing on the closing date, (a) would result in the failure of certain closing conditions to be satisfied and (b) is not cured or cannot be cured or waived prior to the earlier of (i) 45 days following notice to RPAI from Kite Realty of such breach or failure and (ii) the date that is three business days prior to the Outside Date (provided that this termination right will not be available if Kite Realty is in breach of any of its own representations, warranties, covenants or agreements set forth in the Merger Agreement such that certain closing conditions are not satisfied);

•
at any time prior to the approval of the RPAI stockholders, if the RPAI Board or any committee thereof (i) has made an Adverse Recommendation Change and Kite Realty terminates the Merger Agreement within 30 days of the date Kite Realty receives notice of the Adverse Recommendation Change, (ii) after public announcement by any person of an Acquisition Proposal for RPAI or an intention (whether or not conditional) made publicly to make an Acquisition Proposal for RPAI, fails to recommend against such Acquisition Proposal for RPAI and to publicly reaffirm its recommendation to RPAI stockholders of the approval of the Merger and the other transactions contemplated by the Merger Agreement within 10 business days of being requested to do so by Kite Realty, (iii) fails to recommend to RPAI stockholders the approval of the Merger and the other transactions contemplated by the Merger Agreement in this joint proxy statement/prospectus, (iv) approves, adopts, publicly endorses or recommends, or enters into or allows RPAI or any of its subsidiaries to enter into a definitive agreement for, any Acquisition Proposal for RPAI, or (v) has materially violated any of its obligations under the provisions of the Merger Agreement prohibiting the solicitation of Acquisition Proposals by RPAI (other than any immaterial or inadvertent violations thereof not intended to result in the entry into an Alternative Acquisition Agreement); or

•
at any time prior to the approval by Kite Realty shareholders, if the Kite Realty Board determines to enter into any Alternative Acquisition Agreement for Kite Realty with respect to a Superior Proposal; provided, that such termination will be null and void unless Kite Realty concurrently pays the termination fee described below in “— Termination Fee and Expenses Payable by Kite Realty to RPAI” and enters into an Alternative Acquisition Agreement relating to such Superior Proposal.

Termination by RPAI
The Merger Agreement may also be terminated prior to the Effective Time by RPAI under the following circumstances:
•
Kite Realty has breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach, violation or failure to perform, either individually or in the aggregate, if occurring or continuing on the closing date, (a) would result in the failure of certain closing conditions to be satisfied and (b) is not cured or cannot be cured or waived prior to the earlier of (i) 45 days following notice to Kite Realty from RPAI of such breach or failure and (ii) the date that is three business days prior to the Outside Date (provided that this termination right will not be available to RPAI if it is in breach of any of its own representations, warranties, covenants or agreements set forth in the Merger Agreement such that certain closing conditions are not satisfied);

•
at any time prior to the approval by Kite Realty shareholders, if the Kite Realty Board or any committee thereof (i) has made an Adverse Recommendation Change and RPAI terminates the Merger Agreement within 30 days of the date RPAI receives notice of the Adverse Recommendation Change for Kite Realty, (ii) after public announcement by any person of an Acquisition Proposal for Kite Realty or an intention (whether or not conditional) to make an Acquisition Proposal for Kite Realty, fails to recommend against such Acquisition Proposal and to publicly reaffirm its recommendation to Kite Realty shareholders to approve the issuance of Kite Realty common shares in connection with the Merger within 10 business days of being requested to do so by RPAI, (iii) fails to recommend to Kite Realty shareholders the approval of the issuance of Kite Realty common shares in connection with the Merger in this joint proxy statement/prospectus, (iv) approves, adopts, publicly endorses or recommends, or enters into or allows Kite Realty or any of its subsidiaries to enter into a definitive agreement for, any Acquisition Proposal, or (v) has materially violated any of its obligations under the provisions of the Merger Agreement prohibiting the solicitation of Acquisition Proposals by Kite Realty (other than any immaterial or inadvertent violations thereof not intended to result in the entry into an Alternative Acquisition Agreement); or

•
at any time prior to the approval of the RPAI stockholders, if the RPAI Board determines to enter into any Alternative Acquisition Agreement for RPAI with respect to a Superior Proposal; provided, that such termination will be null and void unless RPAI concurrently pays the termination fee described below in “— Termination Fee and Expenses Payable by RPAI to Kite Realty” and enters into an alternative acquisition proposal relating to such Superior Proposal.

Termination Fee and Expenses Payable by Kite Realty to RPAI
Kite Realty has agreed to pay a termination fee equal to the lesser of (i) $70 million and (ii) the maximum amount, if any, that can be paid to RPAI without causing RPAI to fail to meet the requirements of sections 856(c)(2) and (3) of the Code, determined in accordance with the Merger Agreement (“Kite Realty Termination Fee”) if:
•
(a) the Merger Agreement is terminated (i) by either Kite Realty or RPAI because the Merger has not occurred by the Outside Date, or (ii) by RPAI upon a material uncured breach by Kite Realty of its representations, warranties, covenants or agreements set forth in the Merger Agreement, and after the date of the Merger Agreement and (in case of termination for breach as described above) prior to the breach giving rise to such right of termination, an Acquisition Proposal with respect to Kite Realty (provided that the references to “15%” in the definition of “Acquisition Proposal” will be replaced with “50%” for purposes of determining whether a termination fee is due and payable) has been announced, disclosed, communicated or made known (whether or not publicly), to the Kite Realty Board or made known publicly to Kite Realty shareholders or any person or entity has publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, and (b) within 12 months after the date of such termination, Kite Realty consummates a transaction regarding, or enters into a definitive agreement with respect to, an Acquisition Proposal which is later consummated; or

•
(a) the Merger Agreement is terminated by Kite Realty or RPAI as a result of the failure to obtain a Kite Realty shareholder approval, and prior to the Kite Realty special meeting, an Acquisition Proposal (50% level) with respect to Kite Realty has been publicly announced, disclosed, or otherwise communicated or made known to the Kite Realty Board or to Kite Realty shareholders, or any person or entity shall have publicly announced, disclosed or otherwise communicated or made known an intention (whether or not conditional) to make such an Acquisition Proposal with respect to Kite Realty, and such Acquisition Proposal or intention has not been irrevocably withdrawn publicly, and (b) within 12 months after the date of such termination, Kite Realty consummates a transaction regarding, or enters into a definitive agreement with respect to, an Acquisition Proposal which is later consummated; or

•
the Merger Agreement is terminated by RPAI because, prior to the approval by Kite Realty shareholders, the Kite Realty Board or any committee thereof (i) has made an Adverse Recommendation Change and RPAI terminates the Merger Agreement within 30 days of the date RPAI receives notice of the Adverse Recommendation Change, (ii) after public announcement of an Acquisition Proposal for Kite Realty or an intention (whether or not conditional) to make an Acquisition Proposal for Kite Realty, fails to recommend against such Acquisition Proposal and to publicly reaffirm its recommendation to Kite Realty’s shareholders to approve the issuance of Kite Realty common shares in connection with the Merger within 10 business days of being requested to do so by RPAI, (iii) fails to recommend to Kite Realty shareholders the approval of the issuance of Kite Realty common shares in connection with the Merger in this joint proxy statement/prospectus, (iv) approves, adopts, publicly endorses or recommends, or enters into or allows Kite Realty or any of its subsidiaries to enter into a definitive agreement for an Acquisition Proposal, or (v) has materially violated any of its obligations under the provisions of the Merger Agreement prohibiting the solicitation of Acquisition Proposals by Kite Realty (other than any immaterial or inadvertent violations thereof not intended to result in the entry into an Alternative Acquisition Agreement); or

•
the Merger Agreement is terminated by Kite Realty at any time prior to the approval of the issuance of Kite Realty common shares in the Merger in order to enter into any Alternative Acquisition Agreement with respect to a Superior Proposal.

In addition, Kite Realty has agreed to pay reasonable, documented out-of-pocket expenses actually incurred by RPAI up to a maximum of $15 million if the Merger Agreement is terminated (i) by either RPAI or Kite Realty because the Kite Realty shareholders fail to approve the issuance of Kite Realty common shares in the Merger, or (ii) by RPAI upon a material uncured breach by Kite Realty of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach, either individually or in the aggregate, if occurring or continuing on the closing date, (a) would result in the failure of certain closing conditions to be satisfied and (b) is not cured or cannot be cured or waived prior to the earlier of (i) 45 days following notice to Kite Realty from RPAI of such breach or failure and (ii) the date that is three business days prior to the Outside Date. In no event, however, will Kite Realty be required to pay to RPAI both the Kite Realty Termination Fee and the applicable expense reimbursement amount. In the event that the Kite Realty Termination Fee later becomes payable as described above, any expense reimbursement amount so paid will be credited against the amount of the Kite Realty Termination Fee.
The actual amounts of the Kite Realty Termination Fee and the expense reimbursement payment are subject to an escrow and adjustment mechanism for REIT compliance purposes to provide for a lesser amount to be paid to RPAI if necessary to prevent RPAI from failing to meet its REIT requirements for such year. If any amount of the Kite Realty Termination Fee or expense reimbursement payment be unpaid because of REIT requirements, Kite Realty shall place the unpaid amount in escrow and shall not release any portion thereof to RPAI unless and until RPAI receives a reasoned opinion from counsel or other tax advisor providing that RPAI’s receipt of the unpaid amount will not impact its qualification as a REIT under the Code. The obligations of Kite Realty to pay any unpaid portion of the Kite Realty Termination Fee or expense reimbursement payment shall terminate on December 31 following the date which is three years from the date it first becomes payable. Amounts remaining in escrow after the obligation of Kite Realty to pay the fee or expense reimbursement terminates shall be released to Kite Realty.

The parties to the Merger Agreement have agreed that the payment of the termination fee and expense reimbursement constitutes liquidated damages in a reasonable amount that will compensate RPAI in the circumstances in which the Kite Realty Termination Fee or expense reimbursement is payable. Notwithstanding the foregoing, payment of the Kite Realty Termination Fee or expense reimbursement will not limit RPAI’s rights with respect to any liabilities or damages incurred or suffered by RPAI by reason of Kite Realty’s willful and material breach of the Merger Agreement or fraud.
Termination Fee and Expenses Payable by RPAI to Kite Realty
RPAI has agreed to pay a termination fee equal to the lesser of (i) $107 million and (ii) the maximum amount, if any, that can be paid to Kite Realty without causing Kite Realty to fail to meet the requirements of sections 856(c)(2) and (3) of the Code, determined in accordance with the Merger Agreement (“RPAI Termination Fee”) if:
•
(a) the Merger Agreement is terminated (i) by either RPAI or Kite Realty because the Merger has not occurred by the Outside Date, or (ii) by Kite Realty upon a material uncured breach by RPAI of its representations, warranties, covenants or agreements set forth in the Merger Agreement, and after the date of the Merger Agreement and (in case of termination for breach as described above) prior to the breach giving rise to such right of termination, an Acquisition Proposal with respect to RPAI (provided that the references to “15%” in the definition of “Acquisition Proposal” will be replaced with “50%” for purposes of determining whether a RPAI Termination Fee is due and payable) has been announced, disclosed, communicated or made known (whether or not publicly), to the RPAI Board or made known publicly to RPAI stockholders, or any person or entity has publicly announced an intention (whether or not conditional) to make such a RPAI Acquisition Proposal, and (b) within 12 months after the date of such termination, RPAI consummates a transaction regarding, or enters into a definitive agreement with respect to, an Acquisition Proposal which is later consummated; or

•
(a) the Merger Agreement is terminated by RPAI or Kite Realty as a result of the failure to obtain the RPAI stockholder approval, and prior to the RPAI stockholder meeting, an Acquisition Proposal (50% level) with respect to RPAI has been publicly announced, disclosed, or otherwise communicated or made known to the RPAI Board or to RPAI stockholders, or any person or entity shall have publicly announced, disclosed or otherwise communicated or made known an intention (whether or not conditional) to make such an Acquisition Proposal with respect to RPAI, and such Acquisition Proposal or intention has not been irrevocably withdrawn publicly, and (b) within 12 months after the date of such termination, RPAI consummates a transaction regarding, or enters into a definitive agreement with respect to, an Acquisition Proposal which is later consummated; or

•
the Merger Agreement is terminated by Kite Realty because, prior to the approval of the RPAI stockholders, the RPAI Board or any committee thereof (i) has made an Adverse Recommendation Change and Kite Realty terminates the Merger Agreement within 30 days of the date Kite Realty receives notice of the Adverse Recommendation Change, (ii) after public announcement or disclosure of an Acquisition Proposal for RPAI or an intention to make an Acquisition Proposal for RPAI, fails to recommend against such Acquisition Proposal and to publicly reaffirm its recommendation to RPAI stockholders of the approval of the Merger and the other transactions contemplated by the Merger Agreement within 10 business days of being requested to do so by Kite Realty, (iii) fails to recommend to RPAI stockholders the approval of the Merger and the other transactions contemplated by the Merger Agreement in this joint proxy statement/prospectus, (iv) approves, adopts, publicly endorses or recommends, or enters into or allows RPAI or any of its subsidiaries to enter into a definitive agreement for, an Acquisition Proposal, or (v) has materially violated any of its obligations under the provisions of the Merger Agreement prohibiting the solicitation of Acquisition Proposals by RPAI (other than any immaterial or inadvertent violations thereof not intended to result in the entry into an Alternative Acquisition Agreement); or

•
the Merger Agreement is terminated by RPAI at any time prior to the approval of the Merger and the other transactions contemplated by the Merger Agreement by the RPAI stockholders in order to enter into any Alternative Acquisition Agreement with respect to a Superior Proposal.

In addition, RPAI has agreed to pay reasonable, documented out-of-pocket expenses actually incurred by Kite Realty up to a maximum of $15 million if the Merger Agreement is terminated (i) by either Kite Realty or RPAI because the RPAI stockholders fail to approve the Merger Agreement and the Merger on substantially the terms set forth in the Merger Agreement, or (ii) by Kite Realty upon a material uncured breach by RPAI of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach, either individually or in the aggregate, if occurring or continuing on the closing date, (a) would result in the failure of certain closing conditions to be satisfied and (b) is not cured or cannot be cured or waived prior to the earlier of (i) 45 days following notice to RPAI from Kite Realty of such failure and (ii) the date that is three business days prior to the Outside Date. In the event that the RPAI Termination Fee later becomes payable as described above, any expense reimbursement amount so paid will be credited against the amount of the RPAI Termination Fee.
The actual amounts of the RPAI Termination Fee and the expense reimbursement payment are subject to an escrow and adjustment mechanism for REIT compliance purposes to provide for a lesser amount to be paid to Kite Realty if necessary to prevent Kite Realty from failing to meet its REIT requirements for such year. In no event, however, will RPAI be required to pay to Kite Realty both the RPAI Termination Fee and the applicable expense reimbursement amount. If any amount of the RPAI Termination Fee or expense reimbursement payment be unpaid because of REIT requirements, RPAI shall place the unpaid amount in escrow and shall not release any portion thereof to Kite Realty unless and until Kite Realty receives a reasoned opinion from counsel or other tax advisor providing that Kite Realty’s receipt of the unpaid amount will not impact its qualification as a REIT under the Code. The obligations of RPAI to pay any unpaid portion of the RPAI Termination Fee or expense reimbursement payment shall terminate on December 31 following the date which is three years from the date it first becomes payable. Amounts remaining in escrow after the obligation of RPAI to pay the fee or expense reimbursement terminates shall be released to RPAI.
The parties to the Merger Agreement have agreed that the payment of the termination fee and expense reimbursement constitutes liquidated damages in a reasonable amount that will compensate Kite Realty in the circumstances in which the RPAI Termination Fee or expense reimbursement is payable. Notwithstanding the foregoing, payment of the RPAI Termination Fee or expense reimbursement will not limit Kite Realty’s rights with respect to any liabilities or damages incurred or suffered by Kite Realty by reason of RPAI’s willful and material breach of the Merger Agreement or fraud.
Miscellaneous Provisions
Payment of Expenses
Other than as described above in “— Termination of the Merger Agreement — Termination Fee and Expenses Payable by RPAI to Kite Realty” and “— Termination of the Merger Agreement — Termination Fee and Expenses Payable by Kite Realty to RPAI,” the Merger Agreement provides that each party will pay its own fees and expenses in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, whether or not the Merger is consummated.
Specific Performance
The parties to the Merger Agreement are entitled to seek injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any and all other remedies at law or in equity.
Amendment
The parties to the Merger Agreement may amend the Merger Agreement by an instrument in writing signed by each of the parties, which action must be taken or authorized by the Kite Realty Board and the RPAI Board, respectively, at any time before or after receipt of the required stockholder and shareholder approvals and prior to the Effective Time; provided that, after obtaining the approval of the RPAI stockholders of the Merger and the other transactions contemplated by the Merger Agreement and the approval by Kite Realty shareholders of the issuance of Kite Realty common shares in the Merger, no amendment may be made which (i) changes the amount or form of consideration to be delivered to the RPAI stockholders under the Merger Agreement or which by applicable law or, in the case of Kite Realty, in accordance with the rules of the NYSE, requires the further approval of the RPAI stockholders or the Kite Realty shareholders without such further approval of such stockholders or shareholders or (ii) is not permitted under applicable law.
Waiver
Prior to the Effective Time, Kite Realty, RPAI or Merger Sub, by an instrument in writing signed by the applicable party, may extend the time for performance of any obligations of the other parties or waive any inaccuracies in the representations and warranties of the other party or the other party’s compliance with any agreements or conditions contained in the Merger Agreement.
Governing Law
The Merger Agreement is governed by the laws of the State of Maryland, without giving effect to its conflict of laws principles (whether the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The Merger Agreement provides that, among other things and on the terms and subject to the conditions set forth therein, at the Effective Time, each share of RPAI common stock issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive 0.623 Kite Realty common shares.
The following unaudited pro forma condensed combined financial statements as of June 30, 2021, for the year ended December 31, 2020 and for the six months ended June 30, 2021 have been prepared (i) as if the Merger occurred on June 30, 2021 for purposes of the unaudited pro forma condensed combined balance sheet, and (ii) as if the Merger occurred on January 1, 2020 for purposes of the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and six months ended June 30, 2021. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual financial position and operating results would have been had the Merger occurred on June 30, 2021 or January 1, 2020, respectively, nor do they purport to represent Kite Realty’s future financial position or operating results.
The fair value of assets acquired and liabilities assumed as a result of the Merger and related adjustments incorporated into the unaudited pro forma condensed combined financial statements are based on preliminary estimates and information currently available. The amount of the equity to be issued in connection with the Merger and the assignment of fair value to assets and liabilities of RPAI have not been finalized and are subject to change. The amount of the equity to be issued in connection with the Merger will be based on the number of shares of RPAI common stock outstanding immediately prior to the Effective Time and converted pursuant to the Exchange Ratio, and the fair value of the assets and liabilities assumed will be based on the actual net tangible and intangible assets and liabilities of RPAI that exist at the Effective Time.
Actual amounts recorded in connection with the Merger may change based on any increases or decreases in the fair value of the assets acquired and liabilities assumed upon the completion of the final valuation and may result in variances to the amounts presented in the unaudited pro forma condensed combined balance sheet and/or unaudited pro forma condensed combined statements of operations. Assumptions and estimates underlying the adjustments to the unaudited pro forma condensed combined financial statements are described in the accompanying notes. These adjustments are based on available information and assumptions that Kite Realty management considered to be reasonable. The unaudited pro forma condensed combined financial statements do not purport to (i) represent Kite Realty’s actual financial position had the Merger occurred on June 30, 2021; (ii) represent the results of Kite Realty’s operations that would have actually occurred had the Merger occurred on January 1, 2020; or (iii) project Kite Realty’s financial position or results of operations as of any future date or for any future period, as applicable.
During the period from January 1, 2020 to June 30, 2021, Kite Realty and RPAI acquired and disposed of various real estate operating properties. None of the assets acquired or disposed of by the respective companies during this period exceeded the significance level that requires the presentation of pro forma financial information pursuant to Regulation S-X, Article 11. As such, the following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the six months ended June 30, 2021 do not include pro forma adjustments to present the impact of these insignificant acquisitions and dispositions as if they had occurred on January 1, 2020. The impact of these insignificant acquisitions and dispositions are reflected in the respective historical consolidated balance sheets as of June 30, 2021 and the respective historical consolidated statements of operations for the year ended December 31, 2020 and six months ended June 30, 2021.
The unaudited pro forma condensed combined financial statements have been developed from, and should be read in conjunction with, the consolidated financial statements of Kite Realty and accompanying notes thereto included in Kite Realty’s Annual Report filed on Form 10-K for the year ended December 31, 2020 and Quarterly Report filed on Form 10-Q for the six months ended June 30, 2021, incorporated herein by reference, the consolidated financial statements of RPAI and accompanying notes thereto included in RPAI’s Annual Report filed on Form 10-K for the year ended December 31, 2020 and Quarterly Report filed on Form 10-Q for the six months ended June 30, 2021, incorporated herein by reference, and the accompanying notes to the unaudited pro forma condensed combined financial statements. In Kite Realty’s opinion, all transaction adjustments necessary to reflect the Merger with RPAI and the issuance of Kite Realty common shares have been made.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2021
(in thousands, except share data)
	Kite Realty Historical(1)	RPAI Historical(1)	Reclassification Adjustments Note 2	Transaction Adjustments	Note 3	Kite Realty Pro Forma
Assets:
Investment properties at cost	$3,147,133	$4,867,329	$11,693	$(573,528)	A	$7,452,627
Less: accumulated depreciation	(803,437)	(1,572,604)	(9,682)	1,582,286	A	(803,437)
	2,343,696	3,294,725	2,011	1,008,758	A	6,649,190
Cash and cash equivalents	89,894	67,245	—	—		157,139
Tenant and other receivables, net	46,678	69,494	—	(51,262)	B	64,910
Acquired lease intangible assets, net	—	60,666	(60,666)	—		—
Right-of-use lease assets	—	41,855	(41,855)	—	C	—
Restricted cash and escrow deposits	4,186	—	3,876	—		8,062
Deferred costs, net	57,239	—	99,014	210,098	A	366,351
Short-term deposits	125,000	—	—	—		125,000
Prepaid and other assets	39,489	67,973	(2,380)	40,978	C,D	146,060
Investments in unconsolidated entities	13,023	—	—	—		13,023
Assets held for sale	—	13,800	—	—		13,800
Total assets	$2,719,205	$3,615,758	—	$1,208,572		$7,543,535
Liabilities:
Mortgage and other indebtedness	1,289,369	90,374	1,654,939	112,408	D	3,147,090
Unsecured notes payable, net	—	1,187,044	(1,187,044)	—		—
Unsecured term loans, net	—	467,895	(467,895)	—		—
Accounts payable and accrued expenses	74,440	64,912	23,028	109,229	E	271,609
Distributions payable	—	16,110	(16,110)	—		—
Acquired lease intangible liabilities, net	—	58,687	(58,687)	—		—
Lease liabilities	—	84,095	(84,095)	—	C	—
Deferred revenue and other liabilities	83,856	62,854	135,864	140,394	A,C	422,968
Liabilities held for sale	—	526	—	—		526
Total liabilities	1,447,665	2,032,497	—	362,031		3,842,193
Limited Partners’ interests in Operating Partnership and other	57,367	—	—	—		57,367
Commitments and Contingencies

	Kite Realty Historical(1)	RPAI Historical(1)	Reclassification Adjustments Note 2	Transaction Adjustments	Note 3	Kite Realty Pro Forma
Shareholders’ equity:
Kite Realty common shares, 225,000,000 Kite Realty common shares authorized, 84,546,649 and 218,365,721 Kite Realty common shares issued and outstanding historical and pro forma, respectively(2)	845	215	—	1,123	F	2,183
Additional paid in capital	2,064,310	4,522,790	—	(1,978,824)	F	4,608,276
Accumulated other comprehensive loss	(24,354)	(22,827)	—	22,827	G	(24,354)
Accumulated deficit	(827,326)	(2,921,415)	—	2,801,415	H	(947,326)
Total shareholders’ equity	1,213,475	1,578,763	—	846,541		3,638,779
Noncontrolling interests	698	4,498	—	—		5,196
Total equity	1,214,173	1,583,261	—	846,541		3,643,975
Total liabilities and equity	$2,719,205	$3,615,758	—	$1,208,572		$7,543,535

(1)
Historical financial information of Kite Realty and RPAI is derived from their respective Quarterly Reports filed on Form 10-Q for the six months ended June 30, 2021.

(2)
Historical shares issued and outstanding represent Kite Realty common shares as of June 30, 2021 as reported in its Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2021. The pro forma shares issued and outstanding represent the historical Kite Realty common shares and the shares issued to RPAI stockholders had the Merger occurred as of June 30, 2021.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)
	Kite Realty Historical(1)	RPAI Historical(1)	Reclassification Adjustments Note 2	Transaction Adjustments	Note 4	Kite Realty Pro Forma
Revenues:
Rental income	$257,670	$430,043	$(2,667)	$(839)	a	$684,207
Other property related revenue	8,597	—	2,151	—		10,748
Fee income	378	—	—	—		378
Total revenues	266,645	430,043	(516)	(839)		695,333
Operating expenses:
Property operating	41,012	64,043	(516)	1,280	b	105,819
Real estate taxes	35,867	72,896	—	—		108,763
General, administrative, and other	30,840	38,681	—	—		69,521
Merger and acquisition costs	—	—	—	120,000	d	120,000
Impairment charge	—	2,625	—	—		2,625
Depreciation and amortization	128,648	165,974	—	21,876	c	316,498
Total operating expenses	236,367	344,219	(516)	143,156		723,226
Gain on sale of properties	4,733	1,352	—	—		6,085
Operating income (loss)	35,011	87,176	—	(143,995)		(21,808)
Other income/(expense)
Interest expense	(50,399)	(78,498)	—	18,276	e	(110,621)
Income tax benefit of taxable REIT subsidiary	696	—	—	—		696
Equity in loss of unconsolidated subsidiary	(1,685)	—	—	—		(1,685)
Gain on litigation settlement	—	6,100	—	—		6,100
Other income (loss), net	254	(207)	—	—		47
Net (loss) income	(16,123)	14,571	—	(125,719)		(127,271)
Net (income) loss attributable to noncontrolling interests	(100)	—	—	2,514	f	2,414
Net (loss) income available to the company’s common shareholders	$(16,223)	$14,571	—	$(123,205)		$(124,857)
Per common share:
Net (loss) income available to the company’s common shareholders:
Basic	$(0.19)	$0.07				$(0.57)
Diluted	$(0.19)	$0.07				$(0.57)
Weighted average shares:
Basic	84,142,261	213,331,000			g	217,961,333
Diluted	84,142,261	213,331,000			g	217,961,333

(1)
Historical financial information of Kite Realty and RPAI is derived from their respective Annual Reports filed on Form 10-K for the year ended December 31, 2020.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(in thousands, except share and per share data)
	Kite Realty Historical(1)	RPAI Historical(1)	Reclassification Adjustments Note 2	Transaction Adjustments	Note 4	Kite Realty Pro Forma
Revenues
Rental income	$135,880	$240,619	$(1,641)	$(5,182)	a	$369,676
Other property related revenue	2,078	—	1,267	—		3,345
Fee income	948	—	—	—		948
Total revenues	138,906	240,619	(374)	$(5,182)		373,969
Operating expenses
Property operating	20,496	35,245	(374)	640	b	56,007
Real estate taxes	17,950	36,733	—	—		54,683
General, administrative, and other	15,435	21,492	—	—		36,927
Merger and acquisition costs	760	—	—	—		760
Depreciation and amortization	60,431	89,682	—	4,243	c	154,356
Total operating expenses	115,072	183,152	(374)	4,883		302,733
Gain on sale of properties	26,258	—	—	—		26,258
Operating income	50,092	57,467	—	(10,065)		97,494
Other income/(expense)
Interest expense	(24,508)	(37,528)	—	9,320	e	(52,716)
Income tax benefit of taxable REIT subsidiary	218	—	—	—		218
Equity in loss of unconsolidated subsidiary	(562)	—	—	—		(562)
Other income, net	19	161	—	—		180
Net income	25,259	20,100	—	(745)		44,614
Net income attributable to noncontrolling interests	(926)	9	—	15	f	(902)
Net income available to the company’s common shareholders	$24,333	$20,109	—	$(730)		$43,712
Per common share:
Net income available to the company’s common shareholders:
Basic	$0.29	$0.09				$0.20
Diluted	$0.29	$0.09				$0.20
Weighted average shares:
Basic	84,423,703	213,732,000			g	218,242,775
Diluted	85,280,156	214,209,000			g	220,210,057

(1)
Historical financial information of Kite Realty and RPAI is derived from their respective Quarterly Reports filed on Form 10-Q for the six months ended June 30, 2021.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1.   Overview
For purposes of the unaudited pro forma condensed combined financial statements, Kite Realty has assumed a total preliminary estimated purchase price for the Merger of approximately $2.5 billion, which consists primarily of Kite Realty common shares issued in exchange for shares of RPAI common stock. The total preliminary purchase price was calculated based on the closing price of Kite Realty common shares on August 18, 2021, which was $18.94 per share. At the Effective Time, each share of RPAI common stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 0.623 newly issued Kite Realty common shares, totaling a maximum aggregate number of Kite Realty common shares of approximately 133.8 million based on the number of shares of RPAI common stock outstanding as of June 30, 2021, determined as follows:
RPAI common stock outstanding as of June 30, 2021	214,797,869
Exchange Ratio	0.623
Kite Realty common shares issued	133,819,072
The pro forma condensed combined financial statements have been prepared based upon the preliminary conclusion that the Merger is treated as a business combination and accounted for using the acquisition method of accounting under GAAP, which we refer to as acquisition accounting, with Kite Realty as the acquiring entity. Accordingly, under acquisition accounting, the total estimated purchase price is allocated to the acquired net tangible and identifiable intangible assets and liabilities assumed of RPAI based on their respective fair values, as further described below.
During the preparation of these unaudited pro forma condensed combined financial statements, Kite Realty did not become aware of any material differences between accounting policies of Kite Realty and RPAI, except for certain reclassifications necessary to conform to Kite Realty’s financial presentation, and accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between Kite Realty and RPAI. To the extent identified, certain reclassifications have been reflected in the reclassification adjustments to conform RPAI’s financial statement presentation to that of Kite Realty. However, the unaudited pro forma condensed combined financial statements may not reflect all adjustments necessary to conform the accounting policies of RPAI to those of Kite Realty due to limitations on the availability of information as of the date of this joint proxy statement/prospectus. Upon consummation of the Merger, a more comprehensive review of the accounting policies of RPAI will be performed, which may identify other differences among the accounting policies of Kite Realty and RPAI that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements.
The pro forma adjustments represent Kite Realty management’s estimates based on information available as of the date of this joint proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. The pro forma condensed combined financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions.
The pro forma statements of operations for the year ended December 31, 2020 and for the six months ended June 30, 2021 combine the historical condensed consolidated statements of operations of Kite Realty and RPAI, giving effect to the Merger as if it had been consummated on January 1, 2020, the beginning of the earliest period presented. The pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheet of Kite Realty and the historical condensed consolidated balance sheet of RPAI as of June 30, 2021, giving effect to the Merger as if it had been consummated on June 30, 2021.
Completion of the Merger is subject to, among other things, approval by Kite Realty shareholders and RPAI stockholders. As of the date of this joint proxy statement/prospectus, the Merger is expected to be completed in the fourth quarter of 2021, subject to closing conditions as set forth in the Merger Agreement.

Preliminary Estimated Purchase Price
The total preliminary estimated purchase price of approximately $2.5 billion was determined based on the number of outstanding shares of RPAI common stock as of June 30, 2021. For purposes of the pro forma condensed combined financial statements, such shares of RPAI common stock are assumed to be outstanding as of the pro forma closing date of August 18, 2021. Further, no effect has been given to any other new Kite Realty common shares that may be issued or granted subsequent to the date of this joint proxy statement/prospectus and before the closing date of the Merger. In all cases, Kite Realty’s closing share price is a determining factor in arriving at final consideration for the Merger. The share price assumed for the total preliminary estimated purchase price is the closing price of Kite Realty common shares on August 18, 2021 ($18.94 per share), the most recent date practicable in the preparation of this joint proxy statement/prospectus.
The following table presents the changes to the value of stock consideration and the total preliminary estimated purchase price based on a 10% increase and decrease in the per share price of Kite Realty common shares (in thousands except the price of Kite Realty common shares):
	Price of Kite Realty Common Shares	Equity Consideration Given (Kite Realty Common Shares to be Issued)	Total Value of Stock Consideration
As of August 18, 2021	$18.94	133,819	$2,534,532
Decrease of 10%	$17.05	133,819	$2,281,614
Increase of 10%	$20.83	133,819	$2,787,450
The actual value of consideration will fluctuate with the market price of Kite Realty common shares until the Merger is consummated. As a result, the final total value of consideration could differ significantly from the current estimate, which could materially impact the pro forma condensed combined financial statements.
The total preliminary estimated purchase price described above has been allocated to RPAI’s tangible and intangible assets acquired and liabilities assumed for purposes of these pro forma condensed combined financial statements, based on their estimated relative fair values assuming the Merger was completed on the pro forma balance sheet date presented. The final allocation will be based upon valuations and other analysis for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing pro forma condensed combined financial statements. The final purchase price allocation will be determined after the Merger is consummated and after a complete and thorough analysis. As a result, the final acquisition accounting adjustments, including those resulting from conforming RPAI’s accounting policies to those of Kite Realty, could differ materially from the pro forma adjustments presented herein. The estimated purchase price of RPAI (as calculated in the manner described above) is allocated to the assets and liabilities to be assumed on the following preliminary basis (in thousands):

Land	$927,337
Building and improvements	3,195,178
Developments in progress	182,979
Real estate assets	4,305,494
Deferred costs, net	309,112
Cash, accounts receivable and other assets	209,723
Mortgage and other indebtedness	(1,857,721)
Accounts payable, other liabilities, tenant security deposits and prepaid rent	(228,863)
Deferred revenue and other liabilities	(198,715)
Noncontrolling interests	(4,498)
Total preliminary estimated purchase price	$2,534,532
Note 2.   Reclassification Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Operations
The reclassification adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 2021 to conform with Kite Realty’s historical presentation are as follows:
•
Reclassification of $2.0 million from Prepaid and other assets to (i) Investment properties, at cost of $11.7 million and (ii) accumulated depreciation of ($9.7) million

•
Reclassification of $60.7 million from Acquired lease intangible assets, net to Deferred costs, net

•
Reclassification of $41.9 million from Right-of-use lease assets to Prepaid and other assets

•
Reclassification of $3.9 million from Prepaid and other assets to Restricted cash and escrow deposits

•
Reclassification of $38.3 million from Prepaid and other assets to Deferred costs, net

•
Reclassification of $1,187.0 million from Unsecured notes payable, net to Mortgage and other indebtedness, net

•
Reclassification of $467.9 million from Unsecured term loans, net to Mortgage and other indebtedness, net

•
Reclassification of $16.1 million from Distributions payable to Accounts payable and accrued expenses

•
Reclassification of $6.9 million from Deferred revenue and other liabilities to Accounts payable and accrued expenses

•
Reclassification of $84.1 million from Lease liabilities to Deferred revenue and other liabilities

•
Reclassification of $58.7 million from Acquired leases intangible liabilities, net to Deferred revenue and other liabilities

The reclassification adjustments to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 to conform with Kite Realty’s historical presentation are as follows:
•
Reclassification of $0.5 million from Lease income to Property operating expenses

•
Reclassification of $2.2 million from Lease income to Other property related revenue

The reclassification adjustments to the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 to conform with Kite Realty’s historical presentation are as follows:
•
Reclassification of $0.4 million from Lease income to Property operating expenses

•
Reclassification of $1.3 million from Lease income to Other property related revenue

Note 3.   Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 reflects the following adjustments:
A.   Tangible and Intangible Real Estate Assets and Liabilities
The real estate assets acquired and liabilities assumed in connection with the Merger are reflected in the unaudited pro forma condensed combined balance sheet of Kite Realty at a preliminary fair market value. The preliminary fair market value is based, in part, on a valuation prepared by Kite Realty with assistance of a third-party valuation advisor. The acquired assets and assumed liabilities for an acquired operating property generally include, but are not limited to: land, buildings and improvements, identified intangible assets and liabilities associated with in-place leases, including the value of above-market and below-market leases.
The adjustments reflected in the unaudited pro forma condensed combined balance sheet for real estate assets, intangible assets and intangible liabilities represent the differences between the preliminary fair market value of condensed combined properties acquired by Kite Realty in connection with the Merger, and RPAI historical balances after reclassification adjustments (“RPAI Historical Adjusted”), which are presented as follows (in thousands):
	RPAI Consolidated Properties as of June 30, 2021
	Fair Market Value	RPAI Historical Adjusted	Adjustments as a Result of the Merger
Investment properties, at cost:
Land	$927,337	$1,073,449	$(146,112)
Building and improvements	3,195,178	3,622,594(1)	(427,416)
Developments in progress	182,979	182,979	—
Total investment properties, at cost	$4,305,494	$4,879,022	$(573,528)
Acquired lease intangible assets	309,112	99,014	210,098
Deferred revenue and other liabilities:
In-place lease liabilities	$198,715	$58,687	$140,028

(1)
Gross values before accumulated depreciation and amortization.

Fair value is based on estimated cash flow projections that utilize available market information and discount and/or capitalization rates as appropriate. Kite Realty’s methodology includes estimating an “as-if vacant” fair value of the physical property, which includes land, building and improvements. The fair value of buildings, tenant improvements, and leasing costs are based upon current market replacement costs and other relevant market rate information.
The value of in-place leases is estimated based on the value associated with the costs avoided in originating leases compared to the acquired in-place leases as well as the value associated with lost rental and recovery revenue during an assumed lease-up period. The value of in-place leases is recorded to amortization expense over the remaining expected term of the respective leases.
Above-market and below-market in-place lease values for acquired properties are recorded based on the present value of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for comparable in-place leases, measured over a period equal to the remaining non-cancelable term of the lease, including below-market renewal options, if applicable. The value of above-market leases is amortized as a reduction of minimum rent over the remaining terms of the respective leases and the value of below-market leases is accreted to minimum rent over the remaining terms of the respective leases, including below-market renewal options, if applicable.
The allocation of the purchase price has been performed on a preliminary basis and will be finalized subsequent to the closing of the Merger. Based on management’s preliminary estimate of fair value of the identifiable assets and liabilities, no goodwill or bargain purchase option is recorded as a result of this transaction. As more information is available and the purchase price allocation is finalized, this may change.
RPAI’s Historical Adjusted accumulated depreciation is eliminated since the assets are presented at estimated fair value.
B.   Tenant and Other Receivables
Straight-lining of rent pursuant to the underlying leases associated with the real estate acquired in connection with the Merger will commence at the Effective Time; therefore the balance of straight-line rent receivables included on RPAI’s historical balance sheet has been eliminated.
C.    Right-of-Use Lease Assets and Liabilities
The adjustments to operating right-of-use lease assets and liabilities represent the differences between the estimated fair value of lessee right-of-use lease assets and liabilities related to ground leases and administrative office leases acquired by Kite Realty in connection with the Merger, and RPAI’s Historical Adjusted balances, which are presented as follows (in thousands):
As of June 30, 2021
Operating right-of-use lease assets
Operating right-of-use lease assets acquired	$84,461
Elimination of RPAI Historical Adjusted operating right-of-use lease assets	(41,855)
Proforma adjustment to operating right-of-use lease assets	$42,606
Operating right-of-use lease liabilities
Operating right-of-use lease liabilities acquired	$84,461
Elimination of RPAI Historical Adjusted operating right-of-use lease liabilities	(84,095)
Pro forma adjustment to operating right-of-use lease liabilities	$366
The fair value of right-of-use lease assets and liabilities acquired were estimated based on the present value of lease payments over the remaining lease term and discounted using Kite Realty’s incremental borrowing rate on a lease-by-lease basis.
D.    Mortgage and Other Indebtedness, Net
Kite Realty expects to assume RPAI’s unsecured notes payable, unsecured term loans and mortgages payable and as a result notes and mortgages payables have been adjusted to reflect the estimated fair value at June 30, 2021. RPAI’s unsecured revolving credit facility had no balance outstanding as of June 30, 2021. The RPAI Historical Adjusted unamortized debt issuance costs related to the unsecured revolving credit facility have been eliminated.
Since the unsecured notes and mortgages payable assumed in the Merger are presented at fair value, the RPAI Historical Adjusted unamortized debt issuance costs and fair value of debt adjustments have been eliminated.

The pro forma adjustments to notes and mortgages payables are presented as follows (in thousands):
As of June 30, 2021
Prepaid and other assets:
Elimination of RPAI Historical Adjusted unamortized debt issuance costs related to unsecured revolving line of credit	$1,628
Mortgage and other indebtedness, net:
Fair value of debt adjustments for debt assumed	96,759
Elimination of RPAI Historical Adjusted unamortized debt issuance costs and fair value of debt adjustments	15,649
Proforma adjustment to mortgage and other indebtedness, net	$112,408
E.   Accounts Payable and Accrued Expenses
Non-recurring transaction costs include those costs to be paid by Kite Realty or RPAI directly attributable to the Merger. These transaction costs, consisting primarily of fees for investment bankers, legal, accounting, tax and other professional services, are estimated to be approximately $109.2 million and will impact the results of operations and be recognized when incurred. These amounts are based on reliable, documented evidence such as invoices for costs incurred to date and estimates from third parties for additional costs expected to be incurred with the Merger. These non-recurring costs are directly attributable to the Merger and have not yet been expensed in the historical statements of operations or accrued in the historical balance sheets.
F.   Common Stock and Paid-in Capital
Common stock and paid-in capital represents the issuance of Kite Realty common shares in the Merger at a price of $18.94 per share as of August 18, 2021, the most recent date practicable in the preparation of this joint proxy statement/prospectus, at the Exchange Ratio of 0.623 to 1.0, to RPAI stockholders at the Effective Time. In addition, paid-in capital includes an adjustment of $10.8 million for accelerated vesting of RPAI equity awards directly attributable to the Merger that have not yet been expensed in the historical statements of operations or accrued in the historical balance sheets used as the starting point for the pro forma condensed combined financial statements.
As of June 30, 2021
Outstanding RPAI common stock – historical basis	214,797,869
Exchange Ratio	0.623
Kite Realty common shares to be issued – pro forma basis	133,819,072
Kite Realty par value per share	$0.01
Par value of Kite Realty common shares to be issued – pro forma basis (in thousands)	$1,338
Par value of RPAI common stock – historical basis eliminated (in thousands)	$215
Pro forma adjustment to common stock (in thousands)	$1,123
Kite Realty common shares to be issued – pro forma basis	133,819,072
Paid-in capital $18.94 per share (less $0.01 par value per share)	$18.93
Paid-in capital Kite Realty common shares to be issued – pro forma basis (in thousands)	$2,533,195
Paid-in capital Kite Realty common shares to be issued for RPAI equity awards – pro forma basis (in thousands)	$10,771
RPAI paid-in capital – historical basis eliminated (in thousands)	$4,522,790
Pro forma adjustment to paid-in capital (in thousands)	$(1,978,824)
These amounts will be adjusted at the Effective Time to reflect the number of shares of RPAI common stock then issued and outstanding and the then per share market value of Kite Realty common shares.

G.   Accumulated Other Comprehensive Loss
Accumulated other comprehensive loss included in RPAI’s historical balance sheet represents the value of interest rate swaps that qualify for hedge accounting. Kite Realty will record the fair value of interest rate swaps as part of the purchase price allocation and as such RPAI’s historical balances are eliminated.
H.   Accumulated Deficit
Represents the elimination of RPAI’s accumulated distributions in excess of net income of $2,921.4 million as of June 30, 2021. In addition, includes an adjustment of $120.0 million to increase accumulated deficit for non-recurring transaction costs directly attributable to the Merger that have not yet been expensed in the historical statements of operations or accrued in the historical balance sheets used as the starting point for the pro forma condensed combined financial statements (for more information, see Note 3 E and F).
Note 4.   Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2020 and six months ended June 30, 2021
The historical amounts include Kite Realty’s and RPAI’s actual operating results for the periods presented, as filed with the SEC on their respective Forms 10-K and Forms 10-Q, which are incorporated in this joint proxy statement/prospectus by reference. The pro forma adjustments to historical amounts, including rental property revenue, rental property operating expenses, general and administrative expenses, interest expense and depreciation and amortization, are presented in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and six months ended June 30, 2021 assuming the Merger occurred on January 1, 2020. The following are the explanations for the adjustments to revenues and costs and expenses included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and six months ended June 30, 2021:
Merger Adjustments
a.   Revenues from Rental Properties
The historical revenues from rental properties, net for Kite Realty and RPAI represents contractual, straight-line rents and amortization of above-market and below-market rents associated with the leases in effect during the periods presented. The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to adjust contractual rental property revenue to a straight-line basis and to amortize above-market and below-market rents in accordance with Accounting Standards Codification 805-10, Business Combinations, as if the Merger had occurred on January 1, 2020. For purposes of the unaudited pro forma condensed combined statements of operations, the estimated above-market and below-market rents are amortized or accreted to revenue over the remaining terms of the respective leases.
The following tables summarize the adjustments made to rental income for the real estate properties acquired as part of the Merger for the year ended December 31, 2020 and six months ended June 30, 2021 (in thousands):
Year Ended December 31, 2020
Pro forma straight-line rent	$17,014
Pro forma above-market and below-market leases amortization, net	(14,572)
Elimination of RPAI historical straight-line rent and other	2,132
Elimination of RPAI historical above-market and below-market leases amortization, net	(5,413)
Adjustment to revenues from rental properties	$(839)

Six Months Ended June 30, 2021
Pro forma straight-line rent	$5,544
Pro forma above-market and below-market leases amortization, net	(7,286)
Elimination of RPAI historical straight-line rent and other	(1,206)
Elimination of RPAI historical above-market and below-market leases amortization, net	(2,234)
Adjustment to revenues from rental properties	$(5,182)
b.   Property Operating Expense
The historical property operating expense includes rental expenses associated with land leased under non-cancellable operating leases recorded on a straight-line basis over the term of each lease. The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to adjust the contractual rental expenses to a straight-line basis as if the Merger had occurred on January 1, 2020.
The following tables summarize the adjustments to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and six months ended June 30, 2021 (in thousands):
Year Ended December 31, 2020
Pro forma straight-line rental expense	$2,249
Elimination of RPAI historical straight-line rental expense	(969)
Adjustment to property operating expense	$1,280
Six Months Ended June 30, 2021
Pro forma straight-line rental expense	$1,064
Elimination of RPAI historical straight-line rental expense	(424)
Adjustment to property operating expense	$640
c.   Depreciation and Amortization Expense
Depreciation and amortization is calculated, for purposes of the unaudited pro forma condensed combined statements of operations, based on estimated useful lives for building and site improvements, and the remaining contractual, in-place lease term for intangible lease assets and liabilities. Kite Realty uses the straight-line method for all depreciation and amortization. The useful life of a particular building depends upon a number of factors including the condition of the building upon acquisition. For purposes of the unaudited pro forma condensed combined statements of operations, the useful life for investment property is 25 years and the general range of remaining contractual, in-place lease terms is approximately 10 years. As Kite Realty would have commenced depreciation and amortization on January 1, 2020, the depreciation and amortization expense included in the RPAI’s historical financial statements has been reversed so that the unaudited pro forma condensed combined statements of operations reflect the depreciation and amortization that Kite Realty would have recorded.
The following tables summarize pro forma depreciation and amortization by asset category for the properties acquired in the Merger that would have been recorded for the year ended December 31, 2020 and six months ended June 30, 2021 less the reversal of depreciation and amortization included in RPAI historical financial statements (in thousands):

Year Ended December 31, 2020
Pro forma depreciation and amortization expense	$(187,850)
Elimination of RPAI historical depreciation and amortization	165,974
Increase to depreciation and amortization expense	$(21,876)
Six Months Ended June 30, 2021
Pro forma depreciation and amortization expense	$(93,925)
Elimination of RPAI historical depreciation and amortization	89,682
Increase to depreciation and amortization expense	$(4,243)
d.   Merger and Acquisition Costs
Merger and acquisition costs represents merger-related transaction costs, which are considered non-recurring in nature and directly related to the Merger.
e.   Interest Expense
The adjustments to interest expense related to the Merger represent (i) amortization of above-market debt values created by marking the assumed RPAI’s debt to fair market value, (ii) elimination of RPAI’s historic amortization of fair value of debt adjustments and (iii) elimination of RPAI’s historic amortization of debt issuance costs (for more information, see Note 3 D above).
The following tables summarize the adjustments to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and six months ended June 30, 2021 (in thousands):
Year Ended December 31, 2020
Pro forma amortization of above-market debt	$(13,823)
Elimination of RPAI historical amortization of debt issuance costs and fair value of debt adjustments	(4,453)
Decrease to interest expense	$(18,276)
Six Months Ended June 30, 2021
Pro forma amortization of above-market debt	$(6,911)
Elimination of RPAI historical amortization of debt issuance costs and fair value of debt adjustments	(2,409)
Decrease to interest expense	$(9,320)
f.   Net Income Attributable to Noncontrolling Interests
Net income attributable to noncontrolling interests represents noncontrolling interests share of pro forma adjustments to net income.
g.   Weighted Average Shares
The unaudited pro forma adjustment to shares outstanding used in the calculation of basic and diluted earnings per share are based on the combined basic and diluted weighted average shares, after giving effect to the Exchange Ratio, as follows (for more information, see Note F above):

Year Ended December 31, 2020
Weighted average Kite Realty common shares outstanding – historical basis	84,142,261
Kite Realty common shares issued to RPAI stockholders – pro forma basis	133,819,072
Weighted average Kite Realty common shares – basic and diluted	217,961,333
Six Months Ended June 30, 2021
Weighted average Kite Realty common shares outstanding – historical basis	84,423,703
Kite Realty common shares issued to RPAI stockholders – pro forma basis	133,819,072
Weighted average Kite Realty common shares – basic	218,242,775
Potentially dilutive Kite Realty common shares	856,453
Incremental Kite Realty common shares to be issued for RPAI equity awards	1,110,829
Weighted average Kite Realty common shares – diluted	220,210,057

DESCRIPTION OF COMMON SHARES
The following description sets forth certain material terms and provisions of Kite Realty common shares, which is the only security of Kite Realty or Kite Realty Operating Partnership registered under Section 12 of the Exchange Act. This description also summarizes relevant provisions of the MGCL and certain provisions of the Kite Realty Declaration of Trust and the Kite Realty Bylaws. The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of Maryland law and the Kite Realty Declaration of Trust and the Kite Realty Bylaws. You should read the Kite Realty Declaration of Trust and the Kite Realty Bylaws and the applicable provisions of Maryland law for complete information on Kite Realty common shares. To obtain copies of these documents, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 213.
The description of Kite Realty common shares in this section applies to Kite Realty common shares after the Merger. For additional information, see “Comparison of Rights of Kite Realty Shareholders and RPAI Stockholders” beginning on page 187.
Authorized Capital Shares
The Kite Realty Declaration of Trust currently provides that we may issue up to 245,000,000 Kite Realty common shares, and up to 20,000,000 Kite Realty preferred shares. As of August 18, 2021, the latest practicable date prior to the date of this joint proxy statement/prospectus, (i) 84,547,919 Kite Realty common shares were issued and outstanding, (ii) 5,375,494 Kite Realty common shares were reserved for issuance pursuant to the terms of outstanding options or equity or equity-based awards granted pursuant to the Kite Realty Equity Incentive Plan, (iii) 1,277,380 Kite Realty common shares were reserved for issuance and available for grant pursuant to the Kite Realty Equity Incentive Plan, (iv) 2,455,853 Kite Realty common shares were reserved for issuance upon redemption of Kite Realty Operating Partnership units in accordance with the Kite Realty Operating Partnership Agreement and (v) 9,915,700 Kite Realty common shares were reserved for issuance upon the exchange of the Exchangeable Notes. There were no Kite Realty preferred shares issued and outstanding. We expect approximately 133.8 million Kite Realty common shares to be issued in connection with the Merger (based on the number of shares of RPAI common stock outstanding as of June 30, 2021).
Maryland law and the Kite Realty Declaration of Trust provide that none of the Kite Realty shareholders are personally liable for any of Kite Realty’s obligations solely as a result of any such shareholder’s status as a shareholder.
Voting Rights of Common Shares
Subject to the provisions of the Kite Realty Declaration of Trust regarding restrictions on the transfer and ownership of shares of beneficial interest, each outstanding Kite Realty common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such Kite Realty common shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees.
Under the Maryland REIT Law, a Maryland REIT generally cannot amend its declaration of trust or merge unless recommended by its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust. The Kite Realty Declaration of Trust and the Kite Realty Bylaws provide for approval by a majority of all votes entitled to be cast on all other matters in all situations permitting or requiring action by shareholders except with respect to the election of trustees (which requires a majority of all the votes cast in an uncontested election at a meeting of Kite Realty shareholders at which a quorum is present), dissolution (which requires two-thirds of all the votes entitled to be cast) and removal of trustees (which requires two-thirds of all the votes entitled to be cast). The Kite Realty Declaration of Trust permits the trustees to amend the Kite Realty Declaration of Trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law, without the affirmative vote or written consent of the Kite Realty shareholders.

Dividends, Liquidation and Other Rights
All Kite Realty common shares offered by Kite Realty will be duly authorized, fully paid and nonassessable. Holders of Kite Realty common shares are entitled to receive dividends when, as and if declared by the Kite Realty Board out of assets legally available for the payment of dividends. They also are entitled to share ratably in Kite Realty’s assets legally available for distribution to Kite Realty shareholders in the event of Kite Realty’s liquidation, dissolution or winding up, after payment of or adequate provision for all of its known debts and liabilities. These rights are subject to the preferential rights of any other class or series of Kite Realty shares and to the provisions of the Kite Realty Declaration of Trust regarding restrictions on ownership and transfer of shares.
Holders of Kite Realty common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any Kite Realty securities. Subject to the restrictions on transfer of shares contained in the Kite Realty Declaration of Trust and to the ability of the Kite Realty Board to create common shares with differing voting rights, all Kite Realty common shares have equal dividend, liquidation and other rights.
Kite Realty common shares are subject to the restrictions on ownership and transfer designed to preserve Kite Realty’s qualification as a REIT for U.S. federal income tax purposes. See “— Restrictions on Ownership and Transfer” below.
Transfer Agent and Registrar
The registrar and transfer agent for the Kite Realty common shares is Broadridge Financial Solutions, Inc.
Power to Classify and Reclassify Shares and Issue Additional Kite Realty Common Shares or Kite Realty Preferred Shares
The Kite Realty Declaration of Trust authorizes the Kite Realty Board to classify any unissued Kite Realty preferred shares and to reclassify any previously classified but unissued Kite Realty common shares and Kite Realty preferred shares of any series from time to time in one or more series, as authorized by the Kite Realty Board. Prior to issuance of shares of each class or series, the Kite Realty Board is required by the Maryland REIT Law and the Kite Realty Declaration of Trust to set for each such class or series, subject to the provisions of the Kite Realty Declaration of Trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, the Kite Realty Board could authorize the issuance of Kite Realty preferred shares that have priority over the Kite Realty common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of Kite Realty common shares or otherwise might be in their best interest. As of August 18, 2021, there were no Kite Realty preferred shares issued and outstanding.
To permit Kite Realty increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise, the Kite Realty Declaration of Trust allows Kite Realty to issue additional Kite Realty common shares or Kite Realty preferred shares and to classify or reclassify unissued Kite Realty common shares or Kite Realty preferred shares and thereafter to issue the classified or reclassified shares without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which Kite Realty securities may be listed or traded. Although Kite Realty has no present intention of doing so, it could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of Kite Realty common shares or might otherwise be in their best interests.
Holders of Kite Realty common shares do not have preemptive rights, which means they have no right to acquire any additional shares that Kite Realty may issue at a subsequent date.

Certain Provisions of Maryland Law and the Kite Realty Declaration of Trust and Kite Realty Bylaws
The following description of certain provisions of Maryland law and of the Kite Realty Declaration of Trust and the Kite Realty Bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, the Kite Realty Declaration of Trust and the Kite Realty Bylaws.
Number of Trustees; Vacancies
The Kite Realty Declaration of Trust and the Kite Realty Bylaws provide that the number of Kite Realty trustees will be established by a vote of a majority of the members of the Kite Realty Board. The Kite Realty Board currently consists of 10 trustees. Immediately following the Merger, the Kite Realty Board will consist of 13 trustees, nine of whom will be current trustees of Kite Realty and four of whom will be current directors of RPAI. The Kite Realty Bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a vote of a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Pursuant to the Kite Realty Declaration of Trust, each of the Kite Realty trustees is elected by Kite Realty shareholders to serve until the next annual meeting and until their successors are duly elected and qualified. Under Maryland law, the Kite Realty Board may elect to create staggered terms for its members.
The Kite Realty Bylaws provide that at least a majority of Kite Realty trustees will be “independent,” with independence being defined in the manner established by the Kite Realty Board and in a manner consistent with listing standards established by the NYSE.
Removal of Trustees
The Kite Realty Declaration of Trust provides that a trustee may be removed only with cause and only upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of the Kite Realty trustees, this provision, when coupled with the provision in the Kite Realty Bylaws authorizing the Kite Realty Board to fill vacant trusteeships, may preclude Kite Realty shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.
Business Combinations
The Kite Realty Board has approved a resolution that exempts Kite Realty from the provisions of the Maryland business combination statute described below but may opt to make these provisions applicable to Kite Realty in the future. Maryland law prohibits “business combinations” between Kite Realty and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:
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any person who beneficially owns 10% or more of the voting power of Kite Realty common shares; or

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an affiliate or associate of Kite Realty who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of Kite Realty’s then outstanding Kite Realty common shares.

A person is not an interested shareholder under Maryland law if the Kite Realty Board approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the Kite Realty Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Kite Realty Board.

After the five-year prohibition, any business combination between Kite Realty and an interested shareholder generally must be recommended by the Kite Realty Board and approved by the affirmative vote of at least:
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80% of the votes entitled to be cast by holders of Kite Realty common shares then outstanding shares; and

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two-thirds of the votes entitled to be cast by holders of Kite Realty common shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if Kite Realty shareholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are approved by the Kite Realty Board before the time that the interested shareholder becomes an interested shareholder. The Kite Realty Board has adopted a resolution exempting the Merger from the effects of this statute.
Control Share Acquisitions
The Kite Realty Bylaws contain a provision exempting any and all acquisitions of Kite Realty common shares from the control shares provisions of Maryland law. However, the Kite Realty Board may opt to make these provisions applicable to Kite Realty at any time by amending or repealing this provision in the future and may do so on a retroactive basis. Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or trustees who are Kite Realty employees are excluded from the shares entitled to vote on the matter. “Control shares” are issued and outstanding voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing trustees within one of the following ranges of voting power:
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one-tenth or more but less than one-third;

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one-third or more but less than a majority; or

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a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the Kite Realty Board to call a special meeting of Kite Realty shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, Kite Realty may present the question at any shareholders’ meeting.
If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, Kite Realty may redeem for the fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of Kite Realty shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if Kite Realty is a party to the transaction, including the Merger, nor does it apply to acquisitions approved by or exempted by the Kite Realty Declaration of Trust or the Kite Realty Bylaws.
Merger, Amendment of Declaration of Trust
Under the Maryland REIT Law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless recommended by the board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. Under the Kite Realty Declaration of Trust, Kite Realty cannot dissolve or merge with another entity without the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. The Kite Realty Declaration of Trust, including its provisions on removal of trustees, may be amended only by the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT Law and the Kite Realty Declaration of Trust, Kite Realty trustees are permitted, without any action by Kite Realty shareholders, to amend the Kite Realty Declaration of Trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the Kite Realty shareholders.
Limitation of Liability and Indemnification
The Kite Realty Declaration of Trust limits the liability of Kite Realty trustees and officers for money damages, except for liability resulting from:
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actual receipt of an improper benefit or profit in money, property or services; or

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a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

The Kite Realty Declaration of Trust authorizes Kite Realty, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of Kite Realty’s present or former trustees or officers or any individual who, while a trustee or officer and at Kite Realty’s request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. The Kite Realty Declaration of Trust and the Kite Realty Bylaws require Kite Realty, to the maximum extent permitted by Maryland law, to indemnify each present or former trustee or officer who is made a party to a proceeding by reason of his or her service to Kite Realty.
Maryland law will permit Kite Realty to indemnify its present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:
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the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and was committed in bad faith;

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was the result of active and deliberate dishonesty;

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the trustee or officer actually received an improper personal benefit in money, property or services; or

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in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

In addition, Maryland law will prohibit Kite Realty from indemnifying Kite Realty’s present and former trustees and officers for an adverse judgment in an action by Kite Realty or in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. The Kite Realty Bylaws and Maryland law require Kite Realty, as a condition to advancing expenses in certain circumstances, to obtain:
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a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

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a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

In addition, Kite Realty has entered into indemnification agreements with each of its trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Operations
Kite Realty generally is prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause it to fail to qualify as a REIT.
Term and Termination
The Kite Realty Declaration of Trust provides for Kite Realty to have a perpetual existence. Pursuant to the Kite Realty Declaration of Trust, and subject to the provisions of any of Kite Realty’s classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire Kite Realty Board, the Kite Realty shareholders, at any meeting thereof, by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.
Meetings of Shareholders
Under the Kite Realty Bylaws, annual meetings of shareholders are to be held each year at a date and time as determined by the Kite Realty Board. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the chairman of the Kite Realty Board, Kite Realty’s president, or Kite Realty’s chief executive officer. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. The Kite Realty Bylaws provide that any action required or permitted to be taken at a meeting of Kite Realty shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.
Advance Notice of Trustee Nominations and New Business
The Kite Realty Bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to the Kite Realty Board and the proposal of business to be considered by shareholders at the annual meeting may be made only:
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pursuant to Kite Realty’s notice of the meeting;

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by the Kite Realty Board; or

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by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Kite Realty Bylaws.

With respect to special meetings of Kite Realty shareholders, only the business specified in Kite Realty’s notice of meeting may be brought before the meeting of Kite Realty shareholders and nominations of persons for election to the Kite Realty Board may be made only:
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pursuant to Kite Realty’s notice of the meeting;

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by the Kite Realty Board; or

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provided that the Kite Realty Board has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Kite Realty Bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford the Kite Realty Board the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by the Kite Realty Board, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting Kite Realty shareholder meetings. Although the Kite Realty Bylaws do not give the Kite Realty Board the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to the Kite Realty Board or to approve its own proposal.
Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Kite Realty Declaration of Trust and the Kite Realty Bylaws
The business combination provisions of Maryland law (if the Kite Realty Board opts to make them applicable to Kite Realty), the control share acquisition provisions of Maryland law (if the applicable provision in the Kite Realty Bylaws is rescinded), the limitations on removal of trustees, the restrictions on the acquisition of Kite Realty common shares, the power to issue additional Kite Realty common shares or Kite Realty preferred shares and the advance notice provisions of the Kite Realty Bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. The “unsolicited takeovers” provisions of Maryland law permit the Kite Realty Board, without shareholder approval and regardless of what is provided in the Kite Realty Declaration of Trust or the Kite Realty Bylaws, to implement takeover defenses that Kite Realty may not yet have.
Exclusive Forum
On July 18, 2021, the Kite Realty Board approved and adopted an amendment (the “Kite Realty Bylaws Amendment”) to the Kite Realty Bylaws which provides that unless Kite Realty consents in writing to the selection of an alternative forum, (i) the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim as defined under the MGCL, (b) any derivative action or proceeding brought in the right or on behalf of Kite Realty, (c) any action asserting a claim of breach of any duty owed by any trustee, officer, employee or agent of Kite Realty to Kite Realty or its shareholders, (d) any action asserting a claim against Kite Realty or any trustee, officer, employee or agent of Kite Realty arising pursuant to any provision of the MGCL, the Kite Realty Declaration of Trust or the Kite Realty Bylaws or (e) any action asserting a claim against Kite Realty or any trustee, officer, employee or agent of Kite Realty that is governed by the internal affairs doctrine, and (ii) the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Kite Realty Bylaws Amendment became effective on July 18, 2021.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, since Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce an exclusive forum provision for actions arising under the Securities Act.
Restrictions on Ownership and Transfer
In order to qualify as a REIT under the Code, Kite Realty common shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of outstanding Kite Realty common shares (after taking into account options to acquire shares) may be owned, directly, indirectly, or through attribution, by five or fewer individuals at any time during the last half of each taxable year (as defined in the Code to include certain entities).

Because the Kite Realty Board believes that it is essential for Kite Realty to qualify as a REIT and for anti-takeover reasons, the Kite Realty Declaration of Trust, subject to certain exceptions, contain restrictions on the number of Kite Realty common shares that a person may own. The Kite Realty Declaration of Trust provides that:
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no person, other than an excepted holder or a designated investment entity (each as defined in the Kite Realty Declaration of Trust), may own directly, or be deemed to own by virtue of the attribution provisions of the Code, more than 7%, in value or number of shares, whichever is more restrictive, of issued and outstanding Kite Realty common shares;

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no person may own directly or indirectly, or be deemed to own through attribution, more than 9.8% in number or value or any class of series of Kite Realty preferred shares;

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no excepted holder, which means members of the Kite family, their family members and certain entities controlled by them, treated as an individual, may currently acquire or hold, directly or indirectly, shares in excess of 21.5% in number or value, whichever is more restrictive, of issued and outstanding Kite Realty common shares after application of the relevant attribution rules;

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no designated investment entity may acquire or hold, directly or indirectly (or through attribution), shares in excess of the designated investment entity limit of 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of shares;

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no person shall beneficially own shares that would result in Kite Realty otherwise failing to qualify as a REIT (including but not limited to ownership that would result in Kite Realty owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by Kite Realty (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause Kite Realty to fail to satisfy any of the gross income requirements of Section 856(c) of the Code);

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no person shall beneficially or constructively own Kite Realty common shares that would result in Kite Realty being “closely held” under Section 856(h) of the Code or otherwise cause Kite Realty to fail to qualify as a REIT; and

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no person shall transfer Kite Realty common shares if such transfer would result in Kite Realty common shares being owned by fewer than 100 persons.

The Kite Realty Declaration of Trust defines a “designated investment entity” as:
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an entity that is a pension trust that qualifies for look-through treatment under Section 856(h)(3) of the Code;

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a RIC; or

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an entity that (i) for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing, or selling securities; (ii) purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of Kite Realty, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act; and (iii) has or shares voting power and investment power within the meaning of Rule 13d-3(a) under the Exchange Act; so long as each beneficial owner of such entity, or in the case of an investment management company, the individual account holders of the accounts managed by such entity, would satisfy the 7% ownership limit on Kite Realty common shares or the 9.8% ownership limit on Kite Realty preferred shares if such beneficial owner or account holder owned directly its proportionate share of the shares held by the entity.

The Kite Realty Board may waive the 7% ownership limit for Kite Realty common shares, the 9.8% ownership limit for Kite Realty preferred shares, or the 9.8% designated investment entity limit, for a shareholder that is not an individual if such shareholder provides information and makes representations to the board that are satisfactory to the board, in its reasonable discretion, to establish that such person’s ownership in excess of the 7% limit for common shares, the 9.8% limit for Kite Realty preferred shares or the 9.8% designated investment entity limit, as applicable, would not jeopardize Kite Realty’s qualification as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of Kite Realty common shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to Kite Realty and provide the company with such other information as Kite Realty may request in order to determine the effect of such transfer on Kite Realty’s status as a REIT. If any transfer of shares or any other event would otherwise result in any person violating the ownership limits described above, then the Kite Realty Declaration of Trust provides that (i) the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limits and (ii) the prohibited transferee would not acquire any right or interest in the shares. Such events will result in the automatic transfer of Kite Realty common shares to a charitable trust, which will be responsible for selling the common shares to permitted transferees and distributing at least a portion of the proceeds to the prohibited transferees. The foregoing restrictions on transferability and ownership will not apply if the Kite Realty Board determines that it is no longer in Kite Realty’s best interests to attempt to qualify, or to continue to qualify, as a REIT.
All certificates representing Kite Realty common shares will bear a legend referring to the restrictions described above.
Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of Kite Realty shares, including Kite Realty common shares, will be required to give written notice to Kite Realty within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to Kite Realty such additional information as the company may request in order to determine the effect, if any, of such beneficial ownership on Kite Realty’s status as a REIT and to ensure compliance with the ownership limitations. In addition, each shareholder shall upon demand be required to provide to Kite Realty such information as the company may request, in good faith, in order to determine Kite Realty’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the Kite Realty common shares or might otherwise be in the best interest of Kite Realty shareholders.

COMPARISON OF RIGHTS OF KITE REALTY SHAREHOLDERS AND RPAI STOCKHOLDERS
If the Merger is consummated, RPAI stockholders will become Kite Realty shareholders. The rights of RPAI stockholders are currently governed by and subject to the provisions of the MGCL, the RPAI Charter and the RPAI Bylaws. Upon consummation of the Merger, the rights of former RPAI stockholders who receive Kite Realty common shares will be governed by the Maryland REIT Law, the Kite Realty Declaration of Trust and the Kite Realty Bylaws.
The following is a summary of the material differences between the rights of Kite Realty shareholders and RPAI stockholders but does not purport to be a complete description of those differences or a complete description of the terms of the Kite Realty common shares subject to issuance in connection with the Merger. The following summary is qualified in its entirety by reference to the relevant provisions of the Maryland REIT Law, the MGCL, the Kite Realty Declaration of Trust, the Kite Realty Bylaws, the RPAI Charter and the RPAI Bylaws.
This section does not include a complete description of all differences between the rights of Kite Realty shareholders and the rights of RPAI stockholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of Kite Realty shareholders and RPAI stockholders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing corporate instruments of each of Kite Realty and RPAI, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed in “Where You Can Find More Information and Incorporation by Reference.”
	Rights of Kite Realty Shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of RPAI Stockholders
Corporate Governance	Kite Realty is a Maryland REIT. The rights of Kite Realty shareholders are governed by the Maryland REIT Law, the Kite Realty Declaration of Trust and the Kite Realty Bylaws.	RPAI is a Maryland corporation that is a REIT for United States federal income tax purposes. The rights of RPAI stockholders are governed by the MGCL, the RPAI Charter and the RPAI Bylaws.
Authorized Capital Stock
Kite Realty is currently authorized to issue an aggregate of 245,000,000 Kite Realty common shares and 20,000,000 Kite Realty preferred shares. If the Kite Realty Declaration of Trust Amendment Proposal is approved by the holders of two-thirds of the outstanding Kite Realty common shares, the authorized capital stock of Kite Realty will consist of 490,000,000 Kite Realty common shares, and 20,000,000 Kite Realty preferred shares.
As of August 18, 2021 the latest practicable date prior to the date of this joint proxy statement/prospectus, (i) 84,547,919 Kite Realty common shares were issued and outstanding, (ii) 5,375,494 Kite Realty common shares were reserved

RPAI is currently authorized to issue an aggregate of 475,000,000 shares of RPAI common stock, 55,000,0000 shares of RPAI Class B-1 common stock, 55,000,000 shares of RPAI Class B-2 common stock, 55,000,0000 shares of RPAI Class B-3 common stock and 10,000,000 share of preferred stock, each having a par value of $0.001 per share. The RPAI Board, without any action on the part of stockholders, may amend the RPAI Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that RPAI has the authority to issue.
As of August 18, 2021, the latest practicable date prior to the date of

	Rights of Kite Realty Shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of RPAI Stockholders
	for issuance pursuant to the terms of outstanding options or equity or equity-based awards granted pursuant to the Kite Realty Equity Incentive Plan, (iii) 1,277,380 Kite Realty common shares were reserved for issuance and available for grant pursuant to the Kite Realty Equity Incentive Plan, (iv) 2,455,853 Kite Realty common shares were reserved for issuance upon redemption of Kite Realty Operating Partnership units in accordance with the Kite Realty Operating Partnership Agreement and (v) 9,915,700 Kite Realty common shares were reserved for issuance upon the exchange of the Exchangeable Notes. There were no Kite Realty preferred shares issued and outstanding.	this joint proxy statement/prospectus, (i) 214,797,869 shares of RPAI common stock were issued and outstanding, (ii) 2,330,760 shares of RPAI common stock were reserved for issuance pursuant to the terms of outstanding RPAI equity awards granted pursuant to RPAI equity plans, and (iii) 4,039,082 shares of RPAI common stock were available for grant under the RPAI equity plans. There were no shares or RPAI preferred stock issued and outstanding. RPAI issued shares of its Class B-1 common stock, Class B-2 common stock and Class B-3 common stock, collectively RPAI Class B common stock, as a stock dividend in March 2012 in anticipation of the listing of the RPAI common stock on the NYSE. All outstanding shares of RPAI Class B common stock subsequently converted into shares of RPAI common stock in accordance with their terms and RPAI does not intend to issue any shares of its Class B common stock in the future.
Voting Rights	Subject to the provisions of the Kite Realty Declaration of Trust regarding restrictions on the transfer and ownership of Kite Realty common shares, each outstanding Kite Realty common share entitles the holder to one vote on all matters submitted to a vote of Kite Realty shareholders, including the election of trustees, and, except as provided with respect to any other class or series of Kite Realty shares, the holders of such Kite Realty common shares will possess the exclusive voting power. A majority of the votes cast by Kite Realty shareholders entitled to vote in an election in which a quorum is present shall be sufficient to elect a trustee, unless the number of trustee nominees exceeds the number of trustees to be elected, in which case	Subject to the provisions of the RPAI Charter regarding restrictions on the transfer and ownership of RPAI common stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of RPAI common stock entitles the holder to one vote on all matters submitted to a vote of RPAI stockholders, including the election of directors and, except as may be provided with respect to any other class or series of RPAI stock, the holders of such RPAI common stock will possess exclusive voting power. Except as required under Maryland law, holders of all classes of RPAI common stock will vote together as a single class. A majority of the votes cast by RPAI stockholders entitled to vote in an

Rights of Kite Realty Shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of RPAI Stockholders

the trustees shall be elected by the vote of a plurality of the votes cast by Kite Realty shareholders entitled to vote, provided a quorum is present. For purposes of the trustee elections, a “majority of the votes cast” means that the number of votes cast “for” a trustee’s election exceeds the number of votes cast “against” such trustee’s election. There is no cumulative voting in the election of trustees.
A majority of the votes cast at a meeting of Kite Realty shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless a higher vote is required by statute or by the Kite Realty Bylaws or the Kite Realty Declaration of Trust. Unless otherwise provided in the Kite Realty Declaration of Trust, each outstanding Kite Realty share, regardless of class, shall be entitled to vote on each matter submitted to a vote at a meeting of Kite Realty shareholders.

election in which a quorum is present shall be sufficient to elect a director, unless it is a contested election, in which case the directors shall be elected by the vote of a plurality of the votes cast by RPAI stockholders entitled to vote, provided a quorum is present. For purposes of the director elections, a “majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” such director’s election. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of RPAI common stock can elect all of its directors.
Under Maryland law, a Maryland corporation generally cannot amend its charter, consolidate, merge, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is advised by the RPAI Board and approved by the affirmative vote of at least two-thirds of the votes entitled to be cast with respect to such matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast with respect to such matter. As permitted by Maryland law, the RPAI Charter provides that any of these actions may be approved by the affirmative vote of a majority of all the votes entitled to be cast with respect to such matter. In addition, all other matters to be voted on by RPAI stockholders, other than the election of directors, must be approved by a majority of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

	Rights of Kite Realty Shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of RPAI Stockholders
Size of the Board of Trustees
The number of Kite Realty trustees, which may not exceed 13, may be established by a vote of a majority of the members of the Kite Realty Board. Currently, the Kite Realty Board consists of 10 trustees.
Immediately following the Merger, the Kite Realty Board will consist of 13 trustees, nine of whom will be current trustees of Kite Realty and four of whom will be current directors of RPAI.
The number of RPAI directors, which may never be less than the number required by the MGCL, nor more than 15, may be increased or decreased by a vote of a majority of the members of the RPAI Board. Currently, the RPAI Board consists of seven directors.
Independent Trustees	At least a majority of trustees on the Kite Realty Board must be independent trustees.	A majority of the directors of the RPAI Board must be independent directors under the requirements of the NYSE listing rules.
Classified Board and Term of Trustees	The Kite Realty Board is not classified. The Kite Realty trustees hold office for a term expiring at the next annual meeting and until their successors are duly elected and qualified.	The RPAI Board is not classified. The RPAI directors hold office for a term expiring at the next annual meeting and until their successors are duly elected and qualified.
Removal of Trustees	A trustee may be removed by the Kite Realty shareholders at any time, but only with cause and only upon the affirmative vote of not less than two-thirds of the Kite Realty common shares entitled to vote in the election of trustees.	Subject to the rights of holders of one or more classes or series of RPAI preferred stock to elect or remove one or more directors, a director may only be removed for cause at an annual or special meeting of the stockholders, and then only by the affirmative vote of holders of shares entitled to cast a majority of the votes entitled to be cast generally in the election of directors. “Cause” is defined in the RPAI Charter to mean conviction of a director of a felony or a final judgment of a court of competent jurisdiction holding that a director caused demonstrable, material harm to RPAI through bad faith or active and deliberate dishonesty.
Filling Vacancies of Trustees	Any vacancy (including a vacancy created by an increase in the number of Kite Realty trustees) may be filled by a vote of a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any individual so elected as a trustee shall hold office for the	Any vacancy on the RPAI Board for any cause, including an increase in the number of directors, may be only filled by a majority of the remaining directors, even if such majority is less than a quorum. Any director elected to fill a vacancy shall serve for the remainder of the

	Rights of Kite Realty Shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of RPAI Stockholders
	unexpired term of the trustee he or she is replacing and until a successor is elected and qualified.	full term of the directorship in which the vacancy occurred until his or her successor is duly elected and qualifies.
Amendment of the Kite Realty Declaration of Trust and the RPAI Charter	The Kite Realty Declaration of Trust, including its provisions on removal of trustees, may be amended only by the affirmative vote of the holders of at least two-thirds of the Kite Realty common shares entitled to be cast on the matter. Under the Maryland REIT Law and the Kite Realty Declaration of Trust, the Kite Realty Board is permitted, without any action by the Kite Realty shareholders, to amend the Kite Realty Declaration of Trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the Kite Realty shareholders.	RPAI reserves the right from time to time to make any amendment to the RPAI Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the RPAI Charter, of any unissued shares of equity stock. All rights and powers conferred by the RPAI Charter on stockholders, directors and officers are granted subject to this reservation.
Bylaw Amendments	The Kite Realty Bylaws may be amended, altered or repealed, and new bylaws may be adopted, by the Kite Realty Board or by the affirmative vote of not less than a majority of all votes entitled to be cast on the matter at a meeting of Kite Realty shareholders duly called and at which a quorum is present.
The RPAI Bylaws may be altered, amended or repealed by the RPAI Board or by the affirmative vote of a majority of all votes entitled to be cast by the holders of the issued and outstanding shares of RPAI common stock at a meeting of RPAI stockholders duly called and at which a quorum is present.
However, certain provisions of the RPAI Bylaws may not be altered, amended or repealed by the RPAI Board unless it shall also obtain the affirmative vote of a majority of the votes cast on the matter by the holders of the issued and outstanding shares of RPAI common stock at a meeting of Stockholders duly called and at which a quorum is present.

Merger, Consolidations or Sales of Substantially All Assets	Under Maryland REIT Law, a Maryland REIT generally cannot dissolve or merge with another entity unless recommended by the board and approved by the affirmative vote of at least two-thirds of the votes entitled to be	Under Maryland law, a Maryland corporation generally cannot amend its charter, consolidate, merge, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is declared advisable by the RPAI Board and

	Rights of Kite Realty Shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of RPAI Stockholders
	cast on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. The Kite Realty Declaration of Trust provides that Kite Realty cannot merge with or sell all or substantially all of its property to another entity unless such action is approved by the Kite Realty Board and receives the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter.	approved by the affirmative vote of at least two-thirds of the votes entitled to be cast with respect to such matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast with respect to such matter. As permitted by Maryland law, the RPAI Charter provides that any of these actions may be approved by RPAI stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.
Restrictions on Ownership and Transfer
Because the Kite Realty Board believes that it is essential for Kite Realty to qualify as a REIT, and for anti-takeover reasons, the Kite Realty Declaration of Trust, subject to certain exceptions, contains restrictions on the number of Kite Realty common shares that a person may own. The Kite Realty Declaration of Trust provides that:
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no person, other than an excepted holder or a designated investment entity (each as defined in the Kite Realty Declaration of Trust), may own directly, or be deemed to own by virtue of the attribution provisions of the Code, more than 7%, in value or number of shares, whichever is more restrictive, of the issued and outstanding Kite Realty common shares;

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no person may own directly or indirectly, or be deemed to own through attribution, more than 9.8% in number or value of any class or series of Kite Realty preferred shares;

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no excepted holder, which means members of the Kite family, their family members and certain entities controlled by them, treated as an individual, may currently acquire or hold, directly or indirectly, shares in excess of

The RPAI Charter, subject to certain exceptions, contains restrictions on the number of shares of RPAI stock that a person may own. The RPAI Charter provides that:
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no person may beneficially or constructively own more than 9.8% in value of the aggregate of outstanding shares of RPAI stock or more than 9.8% in value or number (whichever is more restrictive) of the outstanding shares of RPAI common stock;

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no person may actually or constructively own shares of RPAI stock to the extent such ownership would cause any of RPAI’s income that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such;

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no person shall beneficially own shares of RPAI stock to the extent that such ownership would result in RPAI being “closely held” within the meaning of Section 856(h) of the Code, without regard to whether the ownership interest is held during the last half of a taxable year;

•
no person shall transfer shares of RPAI stock if such transfer would

	Rights of Kite Realty Shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of RPAI Stockholders

21.5% in number or value, whichever is more restrictive, of the issued and outstanding Kite Realty common shares after application of the relevant attribution rules;
•
no designated investment entity may acquire or hold, directly or indirectly (or through attribution), shares in excess of the designated investment entity limit of 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding Kite Realty shares of any class or series of shares;

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no person shall beneficially own shares that would result in Kite Realty otherwise failing to qualify as a REIT (including but not limited to ownership that would result in Kite Realty owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by Kite Realty (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause Kite Realty to fail to satisfy any of the gross income requirements of Section 856(c) of the Code);

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no person shall beneficially or constructively own Kite Realty common shares that would result in Kite Realty being “closely held” under Section 856(h) of the Code or otherwise cause Kite Realty to fail to qualify as a REIT; and

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no person shall transfer Kite Realty common shares if such transfer would result in Kite Realty common shares being owned by fewer than 100 persons.

result in shares of RPAI stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution); and
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no person shall beneficially or constructively own shares of RPAI stock is such ownership would result in RPAI failing to qualify as a REIT.

Annual Meetings of the Shareholders	Annual meetings of Kite Realty shareholders are to be held each year at a location, date and time as determined by the Kite Realty Board.	Annual meetings of RPAI stockholders are to be held each year at a location, date and time as determined by the RPAI Board.

	Rights of Kite Realty Shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of RPAI Stockholders
Special Meetings of the Shareholders	Special meetings of Kite Realty shareholders may be called by the chairman of the Kite Realty Board, the chief executive officer, the president or a majority of the trustees. Special meetings of Kite Realty shareholders may also be called by the chairman of the Kite Realty Board upon written request of Kite Realty shareholders entitled to cast at least a majority of all votes entitled to be cast at any such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.	Special meetings of RPAI stockholders may be called by the RPAI Board and certain of RPAI’s officers. Additionally, the RPAI Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the RPAI stockholders requesting the meeting, a special meeting of RPAI stockholders to act on any matter that may properly be considered at a meeting of RPAI stockholders shall be called by the secretary of the corporation upon the written request of RPAI stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting.
Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals
The Kite Realty Bylaws provide that, with respect to an annual meeting of Kite Realty shareholders, nominations of persons for election to the Kite Realty Board and the proposal of business to be considered by Kite Realty shareholders at the annual meeting may be made only:
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pursuant to Kite Realty’s notice of meeting;

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by or at the direction of the Kite Realty Board; or

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by any Kite Realty shareholder who was a Kite Realty shareholder of record both at the time of the provision of notice and at the time of the annual meeting who is entitled to vote at the annual meeting and has complied with the advance notice procedures set forth in the Kite Realty Bylaws.

Written notice of shareholder nominations or business for an annual meeting must be delivered to the Secretary of Kite Realty at the principal executive office of Kite Realty no later than the close of business on the 90th day prior to the

The RPAI Bylaws provide that, with respect to an annual meeting of RPAI stockholders, nominations of individuals for election to the RPAI Board and the proposal of business to be considered by RPAI stockholders may be made only:
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by or at the direction of the RPAI Board; or

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by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in the RPAI Bylaws and at the time of the annual meeting and who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures and provided the information required by the RPAI Bylaws.

Written notice of stockholder nominations or business for an annual meeting must be delivered to the Secretary of RPAI at the principal executive office of RPAI not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first

	Rights of Kite Realty Shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of RPAI Stockholders
	first anniversary of the date of mailing of the notice for the preceding year’s annual meeting nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the mailing of the notice for the preceding year’s annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of the notice for such meeting is first made by Kite Realty.	anniversary of the date of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is first made by RPAI.
Notice of Shareholder Meetings	Not less than 10 nor more than 90 days before each meeting of shareholders, the Secretary of Kite Realty shall give to each Kite Realty shareholder entitled to vote at such meeting and to each Kite Realty shareholder not entitled to vote who is entitled to notice of the meeting written or printed notice stating the time and place of the meeting. In the case of special meetings, such notice must state the purpose for which the meeting is called.	Not less than 10 nor more than 90 days before an annual or special meeting of RPAI stockholders, the Secretary of RPAI shall give to each RPAI stockholder entitled to vote at such meeting and to each RPAI stockholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting. In the case of special meetings, such notice must state the purpose for which the meeting is called.
State Anti-Takeover Statutes	The business combination provisions of Maryland law (if the Kite Realty Board opts to make them applicable to Kite Realty), the control share acquisition provisions of Maryland law (if the applicable provision in the Kite Realty Bylaws is rescinded), the limitations on	The business combination provisions of Maryland law (if the RPAI Board opts to make them applicable with the affirmative vote of the majority of votes cast on the matter by holders of outstanding shares of RPAI common stock), the control share acquisition provisions

	Rights of Kite Realty Shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of RPAI Stockholders
	removal of trustees, the restrictions on the acquisition of Kite Realty common shares, the power to issue additional Kite Realty common shares or Kite Realty preferred shares and the advance notice provisions of the Kite Realty Bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the Kite Realty common shares or might otherwise be in their best interest. The “unsolicited takeovers” provisions of Maryland law permit the Kite Realty Board, without Kite Realty shareholder approval and regardless of what is provided in the Kite Realty Declaration of Trust or Kite Realty Bylaws, to implement takeover defenses that Kite Realty may not yet have.	of Maryland law (if the RPAI Board opts to make them applicable with the affirmative vote of the majority of votes cast on the matter by holders of outstanding shares of RPAI common stock), the provisions of the MGCL (if the RPAI Board was to opt in), the RPAI Charter and the RPAI Bylaws, including, the restrictions on ownership and transfer of shares of RPAI stock, the exclusive power of the RPAI Board to fill vacancies on the RPAI Board and the advance notice provisions of the RPAI Bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for RPAI stockholders or might otherwise be in their best interest. The “unsolicited takeovers” provisions of Maryland law permit the RPAI Board, without RPAI stockholder approval and regardless of what is provided in the RPAI Charter or RPAI Bylaws, to implement takeover defenses that RPAI may not yet have.
Liability and Indemnification of Trustees and Officers
The Kite Realty Declaration of Trust limits the liability of Kite Realty’s trustees and officers for money damages, except for liability resulting from:
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actual receipt of an improper benefit or profit in money, property or services; or

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a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

The Kite Realty Declaration of Trust authorizes Kite Realty, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of Kite Realty’s present or former trustees or officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, except to the extent that
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it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or

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a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action or failure to act was the result of active and

Rights of Kite Realty Shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of RPAI Stockholders

or any individual who, while a trustee or officer and at Kite Realty’s request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. The Kite Realty Declaration of Trust and the Kite Realty Bylaws require Kite Realty, to the maximum extent permitted by Maryland law, to indemnify each present or former trustee or officer who is made a party to a proceeding by reason of his or her service to Kite Realty.
Maryland law will permit Kite Realty to indemnify its present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:
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the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and was committed in bad faith;

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was the result of active and deliberate dishonesty;

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the trustee or officer actually received an improper personal benefit in money, property or services; or

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in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

In addition, Maryland law will prohibit Kite Realty from indemnifying Kite Realty’s present and former trustees and officers for an adverse judgment in an action by Kite Realty or in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. The Kite Realty Bylaws and Maryland law require Kite Realty, as a condition to deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.
The RPAI Charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.
The RPAI Charter authorizes RPAI, to the maximum extent that Maryland law in effect from time to time permits, to obligate RPAI to indemnify any present or former director or officer or any individual who, while a director or officer of RPAI and at RPAI’s request, serves or has served another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, member, manager or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.
The RPAI Bylaws obligate RPAI, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
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any present or former director who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director of RPAI and at RPAI’s request, serves or has served another corporation, REIT,

Rights of Kite Realty Shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of RPAI Stockholders

advancing expenses in certain circumstances, to obtain:
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a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

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a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

In addition, Kite Realty has entered into indemnification agreements with each of its trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.
The RPAI Charter and the RPAI Bylaws also permit RPAI to indemnify and advance expenses to any person who served a predecessor of RPAI in any of the capacities described above and to any officer, employee or agent of our company or a predecessor of our company.
The MGCL requires a corporation (unless its charter provides otherwise, which the RPAI Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity, or in the defense of any claim, issue or matter in the proceeding, against reasonable expenses incurred by the director or officer in connection with the proceeding, claim, issue or matter. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•
the act or omission of the director or officer was material to the

Rights of Kite Realty Shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of RPAI Stockholders

matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•
the director or officer actually received an improper personal benefit in money, property or services; or

•
in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:
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a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking by the director or officer or on the director’s or officer’s behalf to

	Rights of Kite Realty Shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of RPAI Stockholders

repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling RPAI for liability arising under the Securities Act, RPAI has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
RPAI has entered into indemnification agreements with each of its executive officers and directors whereby we indemnify such executive officers and directors and pay or reimburse reasonable expenses in advance of final disposition of a proceeding, if such director or executive officer is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order RPAI to indemnify such executive officer or director.

Distributions	Kite Realty shareholders are entitled to receive dividends when, as and if declared by the Kite Realty Board out of assets legally available for the payment of dividends. Kite Realty shareholders also will be entitled to share ratably in Kite Realty’s assets legally available for distribution to Kite Realty shareholders in the event of Kite Realty’s liquidation, dissolution or winding up, after payment of or adequate provision	RPAI stockholders are entitled to receive dividends if, as and when authorized by the RPAI Board out of funds legally available therefor. RPAI stockholders also will be entitled to share ratably in RPAI’s assets that are legally available for distribution after payment of or adequate provision for all of RPAI’s known debts and other liabilities and subject to any preferential rights of holders of RPAI preferred stock,

	Rights of Kite Realty Shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of RPAI Stockholders
	for all of Kite Realty’s known debts and liabilities. These rights are subject to the preferential rights of any other class or series of Kite Realty shares and to the provisions of the Kite Realty Declaration of Trust regarding the restrictions on ownership and transfer of shares.	if any is outstanding at such time, and the RPAI Charter restrictions on the transfer and ownership of RPAI stock.
Dissenters’ Rights	Kite Realty shareholders are not entitled to any preemptive right to purchase or subscribe for any Kite Realty common shares or any other Kite Realty securities which Kite Realty may issue or sell or any dissenters’ or appraisal rights in connection with the Merger because Kite Realty common shares are listed on the NYSE.	RPAI stockholders are not entitled to any preemptive right to purchase or subscribe for any shares of RPAI common stock or any other RPAI securities which RPAI may issue or sell or any dissenters’ or appraisal rights in connection with the Merger because shares of RPAI common stock are listed on the NYSE.
Exclusive Forum	Unless Kite Realty consents in writing to the selection of an alternative forum, (i) the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim as defined under the MGCL, (b) any derivative action or proceeding brought in the right or on behalf of Kite Realty, (c) any action asserting a claim of breach of any duty owed by any trustee, officer, employee or agent of Kite Realty to Kite Realty or its shareholders, (d) any action asserting a claim against Kite Realty or any trustee, officer, employee or agent of Kite Realty arising pursuant to any provision of the MGCL, the Kite Realty Declaration of Trust or the Kite Realty Bylaws or (e) any action asserting a claim against Kite Realty or any trustee, officer, employee or agent of Kite Realty that is governed by the internal affairs doctrine, and (ii) the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the	Unless RPAI consents in writing to the selection of an alternative forum, (i) the Circuit Court for Baltimore City, Maryland, Business and Technology Case Management Program, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of RPAI, other than actions arising under federal securities laws, (b) any Internal Corporate Claim, as such term is defined in the MGCL, or any successor provision thereof, including, without limitation, (c) any action asserting a claim of breach of any duty owed by any current or former director or officer or other employee of RPAI to RPAI or to RPAI stockholders or (d) any other action asserting a claim against RPAI or any current or former director or officer or other employee of RPAI arising pursuant to any provision of the MGCL, the RPAI Charter or the RPAI Bylaws, or (e) any action asserting a claim against RPAI or any current or former director or officer or other employee of RPAI that is governed by the internal affairs doctrine, and

Rights of Kite Realty Shareholders (which will be the rights of shareholders of the combined company following the Merger)	Rights of RPAI Stockholders

resolution of any complaint asserting a cause of action arising under the Securities Act.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, since Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce an exclusive forum provision for actions arising under the Securities Act.

(ii) the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, since Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce an exclusive forum provision for actions arising under the Securities Act.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
The following is a discussion of Kite Realty’s investment policies and policies with respect to certain activities, including financing matters. These policies may be amended or revised from time to time at the discretion of the Kite Realty Board without a vote of the Kite Realty shareholders. Any change to any of these policies would be made by the Kite Realty Board, however, only after a review and analysis of that change, in light of then existing business and other circumstances, and then only if, in the exercise of the Kite Realty Board’s business judgment, it believes that it is advisable to do so in Kite Realty’s and Kite Realty shareholders’ best interests. Kite Realty cannot assure you that its investment objectives will be attained.
Investments in Real Estate or Interests in Real Estate
Kite Realty intends to continue to own, operate, acquire, develop, and redevelop high-quality open-air shopping centers in attractive target markets with strong economic and demographic characteristics. Kite Realty may also consider future opportunities to invest in other types of properties on a stand-alone basis, but more likely in connection with a mixed-use project that has a retail component. Kite Realty currently expects to incur additional debt in connection with future acquisitions of real estate.
Kite Realty expects to conduct substantially all of its investment activities through Kite Realty Operating Partnership and its other affiliates. Kite Realty’s policy is to acquire assets for current income generation or for future development or redevelopment. There are no limitations on the amount or percentage of Kite Realty’s total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or property type.
Investments in Mortgages
Kite Realty has not in the past engaged in any significant investments in mortgages, although Kite Realty may engage in this activity in the future.
Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers
Kite Realty has not generally engaged in investment activities in other entities (other than joint ventures in which it is actively involved). Subject to REIT qualification rules, Kite Realty may in the future invest in securities of entities engaged in real estate activities or securities of other issuers. Kite Realty also may invest in the securities of other issuers in connection with acquisitions of indirect interests in properties, which normally would include general or limited partnership interests in special purpose partnerships owning properties or managing or non-managing interests in limited liability companies. Kite Realty may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with its investment policies. Subject to REIT qualification rules, there are no limitations on the amount or percentage of Kite Realty’s total assets that may be invested in any one issuer. Kite Realty does not anticipate investing in other issuers of securities for the purpose of exercise control or acquiring any investments primarily for the purpose of making short-term profits from their sale. In any event, Kite Realty does not intend that its investments in securities will require it to register as an “investment company” under the Investment Company Act and it intends to divest securities before any registration would be required. Kite Realty has not in the past acquired loans secured by properties, but there are no limitations on doing so. Kite Realty does not intend to, engage in trading, underwriting, agency distribution or sales of securities of other issuers.
Dispositions
Subject to REIT qualification rules, avoidance of the 100% “prohibited transactions tax,” and the tax protection obligations that Kite Realty has undertaken in connection with its formation transactions, it will consider disposing of properties if management determines that a sale of a property would be in its best interests based on the price being offered for the property, the past and future operating performance of the property, the location of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale.

Financing Policies
Kite Realty has incurred substantial debt in order to fund operations, development and redevelopment, acquisitions and other capital allocating activities. The Kite Realty Board will consider a number of factors when evaluating Kite Realty’s level of indebtedness and when making decisions regarding the incurrence of indebtedness, including existing debt maturities, anticipated capital needs and Kite Realty’s ability to service its debt.
Generally speaking, although Kite Realty may incur any of the forms of indebtedness described below, Kite Realty intends to refinance existing debt and finance future growth primarily with the proceeds of unsecured debt, provided that from time-to-time Kite Realty may incur secured debt on an individual property or a portfolio of properties. Kite Realty may incur debt in the form of purchase money obligations to the sellers of properties, or in the form of publicly or privately placed debt instruments, financing from banks, institutional investors, or other lenders, any of which may be unsecured or may be secured by mortgages or other interests in its properties. This indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include Kite Realty’s general assets and, if non-recourse, may be limited to the particular property to which the indebtedness relates. In addition, Kite Realty may invest in properties subject to existing loans secured by mortgages or similar liens on the properties or may refinance properties acquired on a leveraged basis. Kite Realty may use the proceeds from any borrowings for working capital, to purchase additional interests in partnerships or joint ventures in which it participates, to refinance existing indebtedness or to finance acquisitions, expansion, redevelopment of existing properties or development of new properties. Kite Realty also may incur indebtedness for other purposes when, in the opinion of the Kite Realty Board or Kite Realty’s management, it is advisable to do so. In addition, Kite Realty may need to borrow to make distributions (including distributions that may be required under the Code) if it does not have sufficient cash available to make those distributions.
Lending Policies
Kite Realty does not have a policy limiting its ability to make loans to other persons who are not employees, officers or trustees of the company, or family members of such persons. Subject to REIT qualification rules, Kite Realty may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the likelihood that the sale will be consummated or increase the value to be received by Kite Realty for the property sold. Kite Realty and Kite Realty Operating Partnership may make loans to joint ventures in which it or they participate or may participate in the future. Kite Realty has not engaged in any significant lending activities in the past nor does it intend to in the future.
Equity Capital Policies
The Kite Realty Board has the authority, without further shareholder approval, to issue additional authorized Kite Realty common shares and Kite Realty preferred shares or Kite Realty Operating Partnership units or otherwise raise capital, including through the issuance of senior securities, in any manner and on those terms and for that consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to Kite Realty common shares, Kite Realty preferred shares or Kite Realty Operating Partnership units issued in any offering, and any offering might cause a dilution of a shareholder’s investment in us. Kite Realty will issue Kite Realty common shares to RPAI stockholders in connection with the Merger and may issue Kite Realty common shares or Kite Realty preferred shares in connection with future acquisitions. Kite Realty also may issue Kite Realty Operating Partnership units in connection with acquisitions of property.
Kite Realty currently maintains an at-the-market offering program and a share repurchase program, which were each established in February 2021. As of August 18, 2021, Kite Realty had not sold or repurchased any Kite Realty common shares under these programs. The timing of any sales and/or repurchases of Kite Realty common shares under these programs will depend upon prevailing market conditions, regulatory requirements and other factors.
Kite Realty may, under certain circumstances, purchase Kite Realty common shares in the open market or in private transactions with its shareholders, if those purchases are approved by the Kite Realty Board.

Any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.
Reporting Policies
Kite Realty is subject to the full information reporting requirements of the Exchange Act. Pursuant to these requirements, Kite Realty files periodic reports, proxy statements and other information, including certified financial statements, with the SEC. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 213.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF KITE REALTY COMMON SHARES AND KITE REALTY MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of Kite Realty common shares and Kite Realty Operating Partnership units, as of August 18, 2021, the latest practicable date prior to the date of this filing, by:
•
each of the Kite Realty trustees;

•
each of the Kite Realty executive officers;

•
all of the Kite Realty trustees and executive officers as a group; and

•
each beneficial owner of more than five percent of Kite Realty common shares.

Kite Realty Operating Partnership units are redeemable for an equal number of Kite Realty common shares or cash, at the election of Kite Realty, beginning one year after the date of issuance. Unless otherwise indicated, all Kite Realty common shares and Kite Realty Operating Partnership units are owned directly, and the indicated person has sole voting and dispositive power with respect to such Kite Realty common shares or Kite Realty Operating Partnership units.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement.
Unless otherwise indicated, the address of each person listed below is c/o Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204.
Name of Beneficial Owner	Number of Common Shares and Operating Partnership Units Beneficially Owned(1)	Percent of all Common Shares(2)	Percent of all Common Shares and Operating Partnership Units(3)
John A. Kite(4)	877,106	1.0%	1.0%
Thomas K. McGowan(5)	388,112	*	*
Heath R. Fear(6)	79,381	*	*
Scott E. Murray(7)	5,410	*	*
William E. Bindley	194,345	*	*
Derrick Burks	6,535	*	*
Victor J. Coleman	63,270	*	*
Lee A. Daniels	45,196	*	*
Christie B. Kelly	47,190	*	*
David R. O’Reilly	44,278	*	*
Barton R. Peterson	61,134	*	*
Charles H. Wurtzebach	49,190	*	*
Caroline L. Young	18,103	*	*
All Trustees and current executive officers as a group (13 persons)	1,879,250	2.2%	2.1%
More than Five Percent Beneficial Owners
BlackRock, Inc.(8)	14,784,890	17.5%	17.0%
The Vanguard Group, Inc.(9)	13,021,947	15.4%	15.0%
Macquarie Group Limited(10)	5,193,491	6.1%	6.0%
Fuller & Thaler Asset Management, Inc.(11)	4,426,659	5.2%	5.1%
State Street Corporation(12)	4,308,600	5.1%	5.0%

*
Less than 1%

(1)
Includes, for the named person(s), the sum of (i) the total number of Kite Realty common shares and (ii) the total number of Kite Realty common shares issuable to such person(s) upon exchange of certain interests in Kite Realty Operating Partnership within 60 days of August 18, 2021, including Kite Realty Operating Partnership units and vested Kite Realty LTIP units, which are exchangeable for Kite Realty common shares upon conversion to Kite Realty Operating Partnership units.

(2)
The total number of Kite Realty common shares deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (i) 84,547,919 Kite Realty common shares outstanding as of August 18, 2021, (ii) the number of Kite Realty common shares that are issuable to such person(s) upon exercise of options that are exercisable within 60 days of August 18, 2021, and (iii) the number of Kite Realty common shares issuable to such person(s) upon redemption of Kite Realty Operating Partnership units owned by such person(s), including vested Kite Realty LTIP units, which are exchangeable for Kite Realty common shares upon conversion to Kite Realty Operating Partnership units. All Kite Realty Operating Partnership units held by the named persons are currently redeemable for Kite Realty common shares or cash at Kite Realty’s option.

(3)
The total number of Kite Realty common shares and Kite Realty Operating Partnership units deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (i) 84,547,919 Kite Realty common shares outstanding as of August 18, 2021, (ii) 1,980,026 Kite Realty Operating Partnership units outstanding as of August 18, 2021 (other than such Kite Realty Operating Partnership units held by us), (iii) the number of Kite Realty common shares that are issuable to such person(s) upon exercise of options that are exercisable within 60 days of August 18, 2021 and (iv) outstanding vested Kite Realty LTIP units, which are exchangeable for Kite Realty common shares upon conversion to Kite Realty Operating Partnership units. Assumes that all outstanding vested Kite Realty LTIP units that each person owns have been converted into Kite Realty Operating Partnership units.

(4)
Includes 104,121 Kite Realty common shares and 770,887 Kite Realty Operating Partnership units owned directly by John A. Kite and 2,098 Kite Realty common shares owned by Mr. Kite’s spouse. Of the shares and Kite Realty Operating Partnership units included as beneficially owned by Mr. John A. Kite, 9,857 Kite Realty common shares and 326,067 Kite Realty Operating Partnership units are pledged to secure indebtedness owed by Mr. John A. Kite or his affiliates. Excludes 257,317 unvested time-based Kite Realty LTIP units owned by Mr. Kite.

(5)
Includes 106,028 Kite Realty common shares and 277,084 Kite Realty Operating Partnership units owned directly by Thomas K. McGowan, and 5,000 Kite Realty Operating Partnership units held by an irrevocable trust. Excludes 119,834 unvested time-based Kite Realty LTIP units owned by McGowan.

(6)
Includes 71,685 Kite Realty common shares and 7,696 Kite Realty Operating Partnership units owned directly by Heath R. Fear. Excludes 98,676 unvested time-based Kite Realty LTIP units owned by Mr. Fear.

(7)
Includes 5,410 Kite Realty Operating Partnership units owned directly by Scott E. Murray.

(8)
Based on information provided by BlackRock, Inc. (“BlackRock”) in a Schedule 13G filed with the SEC on January 25, 2021. BlackRock has sole voting power with respect to 14,597,170 Kite Realty common shares, shared voting power with respect to no Kite Realty common shares, sole dispositive power with respect to 14,784,890 Kite Realty common shares and shared dispositive power with respect to no Kite Realty common shares. The address of BlackRock, as reported by it in the Schedule 13G, is 55 East 52nd Street, New York, NY 10055. BlackRock reports that it is the parent holding company for certain persons or entities that have acquired Kite Realty common shares and that are listed in that Schedule 13G.

(9)
Based on information provided by The Vanguard Group, Inc. (“The Vanguard Group’’) in a Schedule 13G/A filed with the SEC on February 10, 2021. The Vanguard Group has sole voting power with respect to no Kite Realty common shares, shared voting power with respect to 262,162 Kite Realty common shares, sole dispositive power with respect to 12,693,503 Kite Realty common shares and shared dispositive power with respect to 328,444 Kite Realty common shares. The address of The Vanguard Group, as reported by it in the Schedule 13G/A, is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group reports that it is the parent holding company for certain persons or entities that have acquired Kite Realty common shares and that are listed in that Schedule 13G/A.

(10)
Based on information provided by Macquarie Group Limited (“Macquarie Group”), Macquarie Bank Limited, Macquarie Investment Management Holdings Inc., Macquarie Investment Management Business Trust, Macquarie Investment Management Australia Limited, and Macquarie Investment Management Global Limited (collectively, the “Macquarie Parties”) in a Schedule 13G/A jointly filed with the SEC on February 12, 2021. Macquarie Group is deemed to beneficially own 5,193,491 Kite Realty common shares due to reporting person’s ownership or affiliation with the other Macquarie Parties. The address of Macquarie Group, as reported by it in the Schedule 13G/A, is 50 Martin Place Sydney, New South Wales, Australia. Macquarie Group reports that it is the parent holding company for certain persons or entities that have acquired Kite Realty common shares and that are listed in that Schedule 13G/A.

(11)
Based on information provided by Fuller & Thaler Asset Management, Inc. (“Fuller & Thaler”) in a Schedule 13G filed with the SEC on February 11, 2021. Fuller & Thaler has sole voting power with respect to 4,292,899 Kite

Realty common shares, shared voting power with respect to no Kite Realty common shares, sole dispositive power with respect to 4,426,659 Kite Realty common shares and shared dispositive power with respect to no Kite Realty common shares. The address of Fuller & Thaler, as reported by it in the Schedule 13G, is 411 Borel Avenue, Suite 300, San Mateo, CA 94402.
(12)
Based on information provided by State Street Corporation (“State Street”) in a Schedule 13G filed with the SEC on February 9, 2021. State Street has sole voting power with respect to no Kite Realty common shares, shared voting power with respect to 3,795,816 Kite Realty common shares, sole dispositive power with respect to no Kite Realty common shares and shared dispositive power with respect to 4,308,600 Kite Realty common shares. The address of State Street, as reported by it in the Schedule 13G, is One Lincoln Street Boston, Massachusetts 02111. State Street reports that it is the parent holding company for certain persons or entities that have acquired Kite Realty common shares and that are listed in that Schedule 13G.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF SHARES OF RPAI COMMON STOCK AND RPAI MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of RPAI common stock as of 18, 2021, the latest practicable date prior to the date of this filing, by:
•
each of the RPAI directors;

•
each of the RPAI named executive officers;

•
all of the RPAI directors and executive officers as a group; and

•
each person known to Kite Realty to be the beneficial owner of more than five percent of RPAI common stock.

Unless otherwise indicated, all shares of RPAI common stock are owned directly and the indicated person has sole voting and dispositive power with respect to such shares.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement.
Unless otherwise indicated, the address of each person listed below is c/o Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, IL 60523.
Name of Beneficial Owner	Common Stock Beneficially Owned(1)	Percent of Outstanding Common Stock(2)
Gerald M. Gorski(3)	80,608	*
Bonnie S. Biumi	73,321	*
Frank A. Catalano, Jr.(4)	93,643	*
Richard P. Imperiale(4)	106,414	*
Peter L. Lynch	76,822	*
Thomas J. Sargeant	99,604	*
Steven P. Grimes	968,399	*
Shane C. Garrison	506,723	*
Julie M. Swinehart	141,659	*
All directors and named executive officers as a group (9 persons)	2,147,193	1.0%
More than Five Percent Beneficial Owners
BlackRock, Inc.(5)	40,606,751	18.9%
The Vanguard Group, Inc.(6)	33,015,662	15.4%
State Street Corporation(7)	11,008,911	5.1%
LaSalle Investment Management Securities, LLC(8)	10,923,587	5.1%

*
Less than 1%

(1)
Beneficial ownership includes outstanding shares of RPAI common stock and shares of RPAI common stock which are not outstanding that any person has the right to acquire within 60 days after the date of this table. However, any such shares of RPAI common stock which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares of RPAI common stock beneficially owned by any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investing power with respect to all shares of RPAI common stock beneficially owned by them.

(2)
The total number of shares of RPAI common stock deemed outstanding and used in calculating this percentage for the named person(s) is 214,797,869 shares of RPAI common stock, which was the number of shares outstanding as of August 18, 2021.

(3)
Includes 2,000 shares of RPAI common stock issuable upon the exercise of RPAI Options, which are currently exercisable or will become exercisable within 60 days after the date of this table.

(4)
Includes 4,000 shares of RPAI common stock issuable upon the exercise of RPAI Options, which are currently exercisable or will become exercisable within 60 days after the date of this table.

(5)
Information regarding BlackRock is based on a Schedule 13G/A filed by BlackRock with the SEC on January 25, 2021. BlackRock’s address is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A indicates that BlackRock has sole voting power with respect to 39,789,490 shares of RPAI common stock, sole dispositive power with respect to 40,606,751 shares of RPAI common stock and shared voting and/or dispositive power with respect to none of the shares of RPAI common stock. The percentage of beneficial ownership has been adjusted to reflect the actual number of shares of RPAI common stock outstanding as of the close of business on August 18, 2021.

(6)
Information regarding The Vanguard Group is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2021. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that The Vanguard Group has sole voting power with respect to none of the shares of RPAI common stock, shared voting power with respect to 679,221 shares of RPAI common stock, sole dispositive power with respect to 32,169,388 shares of RPAI common stock and shared dispositive power with respect to 846,274 shares of RPAI common stock. The percentage of beneficial ownership has been adjusted to reflect the actual number of shares of RPAI common stock outstanding as of the close of business on August 18, 2021.

(7)
Information regarding State Street is based on a Schedule 13G filed by State Street with the SEC on February 11, 2021. State Street’s address is State Street Financial Center, One Lincoln Street, Boston, MA 02111. The Schedule 13G indicates that State Street has sole voting power with respect to none of the shares of RPAI common stock, shared voting power with respect to 9,707,204 shares of RPAI common stock, sole dispositive power with respect to none of the shares of RPAI common stock and shared dispositive power with respect to 11,008,911 shares of RPAI common stock. The percentage of beneficial ownership has been adjusted to reflect the actual number of shares of RPAI common stock outstanding as of the close of business on August 18, 2021.

(8)
Information regarding LaSalle Investment Management Securities, LLC (“LaSalle”) is based on a Schedule 13G filed by LaSalle with the SEC on February 12, 2021. LaSalle’s address is 100 East Pratt Street, Baltimore, MD 21202. The Schedule 13G indicates that LaSalle has sole voting power with respect to 733,408 shares of RPAI common stock, shared voting power with respect to none of the shares of RPAI common stock, sole dispositive power with respect to 10,190,179 shares of RPAI common stock and shared dispositive power with respect to none of the shares of RPAI common stock. The percentage of beneficial ownership has been adjusted to reflect the actual number of shares of RPAI common stock outstanding as of the close of business on August 18, 2021.

SHAREHOLDER PROPOSALS
Kite Realty 2022 Annual Meeting of Shareholders and Shareholder Proposals
Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in Kite Realty’s proxy materials for the 2022 annual meeting of shareholders must have been received at Kite Realty’s principal executive offices no later than December 1, 2021. However, if Kite Realty holds its 2022 annual meeting on a date that is more than 30 days before or after May 12, 2022, Kite Realty shareholders must submit proposals for inclusion in its 2022 proxy statement within a reasonable time before Kite Realty begins to print its proxy materials. Under Rule 14a-8, Kite Realty is not required to include shareholder proposals in its proxy materials unless conditions specified in the rule are met.
In addition, any Kite Realty shareholder who wishes to propose a nominee to the Kite Realty Board or propose any other business to be considered by the Kite Realty shareholders (other than a shareholder proposal included in Kite Realty’s proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must have complied with the advance notice provisions and other requirements of Article II, Section 13 of the Kite Realty Bylaws, which are on file with the SEC and may be obtained from Kite Realty’s Investor Relations team upon request. These notice provisions require that nominations of persons for election to the Kite Realty Board and the proposal of business to be considered by the Kite Realty shareholders for the 2022 annual meeting must have been received no earlier than December 1, 2021 and not later than 5:00 p.m. Eastern Time on December 31, 2021. However, in the event that the date of the notice of the 2022 annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the notice of the 2022 annual meeting, notice by the shareholder to be timely must be received no earlier than the 120th day prior to the date of mailing of the notice for the 2022 annual meeting and not later than 5:00 p.m. Eastern Time on the later of the 90th day prior to the date of mailing of the notice for the 2022 annual meeting or the 10th day following the date that we publicly announce the date of mailing of the notice for the 2022 annual meeting.
Pursuant to SEC rules and the advance notice provision of the Kite Realty Bylaws, if a Kite Realty shareholder notifies Kite Realty after December 31, 2021 of an intent to present a proposal at the 2022 annual meeting of shareholders and the proposal is voted upon at the 2022 annual meeting, Kite Realty’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the 2022 annual meeting.
RPAI 2022 Annual Stockholder Meeting and Stockholder Proposals
If the Merger is completed on the expected timetable, it is not expected that RPAI will hold a 2022 annual meeting of RPAI stockholders. If the Merger is not completed, the RPAI stockholders will continue to be entitled to attend and participate in RPAI’s annual meeting, and RPAI will hold a 2022 annual meeting, in which case RPAI will provide notice of or otherwise publicly disclose the date on which such 2022 annual meeting will be held.
If RPAI’s 2022 annual meeting of stockholders is held, stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in RPAI’s proxy statement and form of proxy for its 2022 annual meeting of stockholders must be received by RPAI on or before December 6, 2021 in order to be considered for inclusion in the proxy statement relating to that meeting pursuant to Exchange Act Rule 14a-8. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy.
If RPAI’s 2022 annual meeting of stockholders is held, in order for stockholder proposals to be properly brought before its 2022 annual meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the proxy statement and form of proxy for its 2022 annual meeting, the stockholder must give timely notice thereof in writing to RPAI’s Secretary not earlier than November 1, 2021 nor later than December 1, 2021, unless RPAI’s 2022 annual meeting of stockholders is scheduled to take place before April 27, 2022 or after June 26, 2022. A stockholder’s notice will be timely if it sets forth all information under Section 12 of the RPAI Bylaws and is received in writing at RPAI’s principal executive office not earlier than the 150th day nor later than 5:00 p.m. Eastern Time on the 120th day prior to the first anniversary of the date of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the 2022 annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m. Eastern Time on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.
Householding
As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to Kite Realty shareholders or RPAI stockholders who reside at the same address, unless, in each case, Kite Realty shareholders have notified Kite Realty or RPAI stockholders have notified RPAI of such shareholders’ or stockholders’ respective desire to receive multiple copies of these materials. This practice of sending only one copy of proxy materials is known as “householding.” Once Kite Realty shareholders or RPAI stockholders have received notice from such shareholders’ or stockholders’ broker that such broker will be “householding” communications to such shareholders’ or stockholders’ address, “householding” will continue until such shareholders or stockholders are notified otherwise or until such shareholders or stockholders revoke such shareholders’ or stockholders’ consent. Kite Realty shareholders and RPAI stockholders may revoke such shareholders’ or stockholders’ respective consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (866) 540-7095, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
Kite Realty will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any Kite Realty shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, Attention: Investor Relations (telephone number: (317) 577-5600).
RPAI will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any RPAI stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, IL 60523, Attention: Investor Relations (telephone number: (630) 634-4200).
If you are a beneficial Kite Realty shareholder or RPAI stockholder, please contact your bank, broker, trustee or other nominee directly if you have questions, require additional copies of this joint proxy statement/prospectus, wish to revoke your consent to householding or wish to request single copies of the proxy materials in the future.
LEGAL MATTERS
The validity of the Kite Realty common shares to be issued in the Merger will be passed upon by Hogan Lovells US LLP. It is a condition to the Merger that Kite Realty and RPAI receive opinions from Hogan Lovells US LLP and Goodwin Procter LLP, respectively, to the effect that, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.
EXPERTS
Kite Realty
The consolidated financial statements and related schedule of Kite Realty Group Trust as of December 31, 2020, and for the year ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference in this joint proxy statement/prospectus in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Kite Realty Group Trust at December 31, 2019 and for the two years in the period ended December 31, 2019 appearing in Kite Realty Group Trust’s Annual Report (Form 10-K) for the year ended December 31, 2020 (including the schedule appearing therein) have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
RPAI
The financial statements as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020 of Retail Properties of America, Inc. incorporated in this Registration Statement by reference from Retail Properties of America, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Retail Properties of America, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE
Kite Realty and RPAI file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including Kite Realty and RPAI, which file electronically with the SEC. The address of that website is www.sec.gov.
Investors may also consult Kite Realty’s or RPAI’s respective websites for more information concerning the Merger described in this joint proxy statement/prospectus. Kite Realty’s website is www.kiterealty.com. RPAI’s website is www.rpai.com. The information contained on the websites of Kite Realty, RPAI and the SEC (except for the filings described below) is not incorporated by reference into this joint proxy statement/prospectus.
Kite Realty has filed with the SEC a registration statement on Form S-4 to register with the SEC the Kite Realty common shares to be issued to RPAI stockholders in the Merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Kite Realty in addition to being a proxy statement of Kite Realty for the Kite Realty special meeting and for RPAI for the RPAI special meeting. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about Kite Realty common shares. The rules and regulations of the SEC allow Kite Realty and RPAI to omit certain information included in the registration statement from this joint proxy statement/prospectus.
In addition, the SEC allows Kite Realty and RPAI to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.
This joint proxy statement/prospectus also incorporates by reference the documents listed below that Kite Realty has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about Kite Realty, its financial condition and other matters.
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Annual Report on Form 10-K for the year ended December 31, 2020;

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Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021;

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Definitive Proxy Statement filed with the SEC on March 31, 2021 (solely to the extent incorporated by reference into Part III of Kite Realty’s Annual Report on Form 10-K for the year ended December 31, 2020);

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Current Reports on Form 8-K filed with the SEC on February 23, 2021, March 16, 2021, March 18, 2021, March 22, 2021, March 25, 2021 (excluding any information furnished under Item 7.01), May 14, 2021, July 19, 2021 and August 23, 2021 and Kite Realty’s Current Report on Form 8-K/A filed with the SEC on May 14, 2021; and

•
the description of Kite Realty common shares included in its registration statement on Form 8-A filed with the SEC on August 4, 2004 under Section 12(b) of the Exchange Act and including any additional amendment or report filed for the purpose of updating such description.

In addition, Kite Realty incorporates by reference into this joint proxy statement/prospectus any future filing it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of the initial joint proxy statement/prospectus and prior to the date of the effectiveness of this joint proxy statement/prospectus and any other filings made with the SEC prior to the date of the Kite Realty special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above, through Kite Realty’s website at www.kiterealty.com, or from Kite Realty by requesting them in writing or by telephone at the following address:
Investor Relations
Kite Realty Group Trust
30 S. Meridian Street, Suite 1100
Indianapolis, IN 46204
(317) 577-5600
These documents are available from Kite Realty without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
This joint proxy statement/prospectus also incorporates by reference the documents listed below that RPAI has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about RPAI, its financial condition and other matters.
•
Annual Report on Form 10-K for the year ended December 31, 2020;

•
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021;

•
Definitive Proxy Statement filed with the SEC on March 31, 2021 (solely to the extent incorporated by reference into Part III of RPAI’s Annual Report on Form 10-K for the year ended December 31, 2020);

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Current Reports on Form 8-K filed with the SEC on April 1, 2021, June 1, 2021, July 8, 2021, July 19, 2021 and July 22, 2021; and

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the description of shares of RPAI common stock included in its registration statement on Form 8-A (File No. 001-35481) filed with the SEC on March 28, 2012, as updated by Exhibit 4.4 to RPAI’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 19, 2020, including any amendment or reports filed for the purpose of updating such description.

In addition, RPAI incorporates by reference any future filing it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of the initial joint proxy statement/prospectus and prior to the date of the effectiveness of this joint proxy statement/prospectus and any other filings made with the SEC prior to the date of the RPAI special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above, through RPAI’s website at www.rpai.com, or from RPAI by requesting them in writing or by telephone at the following address:

Investor Relations
Retail Properties of America, Inc.
2021 Spring Road, Suite 200
Oak Brook, IL 60523
(630) 634-4200
ir@rpai.com
These documents are available from RPAI without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
If you are a Kite Realty shareholder or a RPAI stockholder and would like to request documents, please do so by            , 2021, to receive them before the Kite Realty special meeting or the RPAI special meeting, as applicable. If you request any documents from Kite Realty or RPAI, Kite Realty or RPAI will mail them to you by first class mail, or another equally prompt means, within one business day after Kite Realty or RPAI receives your request.
This joint proxy statement/prospectus is a prospectus of Kite Realty and is a joint proxy statement of Kite Realty and RPAI for the Kite Realty special meeting and the RPAI special meeting. You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. Neither Kite Realty nor RPAI has authorized anyone to give any information or make any representation about the Merger or Kite Realty or RPAI that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Kite Realty or RPAI has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus, and the information contained in any of the materials that Kite Realty or RPAI has incorporated by reference into this joint proxy statement/prospectus speaks only as of the date of such materials, unless the information specifically indicates that another date applies. Neither our mailing of this joint proxy statement/prospectus to Kite Realty shareholders or RPAI stockholders, nor the issuance by Kite Realty common shares in connection with the Merger, will create any implication to the contrary.

Annex A
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
KITE REALTY GROUP TRUST,
KRG OAK, LLC
AND
RETAIL PROPERTIES OF AMERICA, INC.
DATED AS OF JULY 18, 2021

A-ii

A-iii

EXHIBITS
Exhibit A – Alternative Structure
Exhibit B – Form of Company REIT Qualification Opinion
Exhibit C – Form of Parent Section 368 Opinion
Exhibit D – Form of Parent REIT Qualification Opinion
Exhibit E – Form of Company Section 368 Opinion

A-iv

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of July 18, 2021 (this “Agreement”), is by and among Kite Realty Group Trust, a Maryland real estate investment trust that has elected to be treated as a real estate investment trust for federal income tax purposes (“Parent”), KRG Oak, LLC, a Maryland limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), and Retail Properties of America, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Company”). Each of Parent, Merger Sub and Company is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.
WHEREAS, the Parties wish to effect a business combination transaction in which Company will be merged with and into Merger Sub (the “Merger”), with Merger Sub being the surviving entity (the “Surviving Entity”) in the Merger, whereby each outstanding share of Class A common stock, $0.001 par value per share, of Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration, upon the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (“MLLCA”);
WHEREAS, the Board of Directors of Company (the “Company Board”) has unanimously (a) declared that this Agreement, the Merger and the transactions contemplated by this Agreement are fair to, advisable and in the best interests of Company and its stockholders, (b) approved this Agreement, the Merger and the transactions contemplated by this Agreement, (c) directed that the Merger and the other transactions contemplated by this Agreement be submitted for consideration at a meeting of Company stockholders and (d) recommended the approval of the Merger and the other transactions contemplated by this Agreement by Company stockholders;
WHEREAS, the Board of Trustees of Parent (the “Parent Board”) has unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement, including the issuance of Parent Common Shares in the Merger, are advisable and in the best interests of Parent and its shareholders, (b) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, including the issuance of Parent Common Shares in the Merger as contemplated by this Agreement, (c) directed that the issuance of Parent Common Shares in the Merger as contemplated by this Agreement be submitted for approval at a meeting of Parent’s shareholders, and (d) recommended the approval of the issuance of Parent Common Shares in the Merger as contemplated by this Agreement by Parent’s shareholders;
WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and has adopted and approved this Agreement and approved the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code;
WHEREAS, the Parties acknowledge and agree that, following the Closing, Parent will effect a business combination transaction in which the Surviving Entity will be merged with and into Parent OP (the “Dropdown Transaction”), with Parent OP being the surviving entity in such Dropdown Transaction; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Merger.
NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS
Section 1.1   Definitions.
(a)   For purposes of this Agreement:
“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority).
“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Benefit Plan” means, with respect to any entity, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, individual consulting, termination, separation, severance, supplemental unemployment, change in control, transaction-based, retention, stock option, restricted stock, profits interest unit, performance award, outperformance, stock purchase, stock or equity or equity-related awards, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, vacation, sick or paid time off, perquisite, retirement, supplemental retirement, profit sharing, pension, savings and any other remuneration, compensation or employee benefit plan, agreement, program, policy, practice or other arrangement of any kind, whether or not subject to ERISA and whether written or unwritten, or funded or unfunded.
“Book-Entry Share” means a book-entry share registered in the transfer books of Company.
“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Company Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person making a Company Acquisition Proposal that contains provisions that are not materially less favorable in the aggregate to Company than those contained in the Confidentiality Agreement, provided that such an agreement may contain provisions that permit Company to comply with the provisions of Section 7.3.
“Company Bylaws” means the Sixth Amended and Restated Bylaws of Company, as amended and supplemented and in effect on the date hereof.
“Company Charter” means the Sixth Articles of Amendment and Restatement of Company filed with the SDAT on March 20, 2012, as amended, supplemented and corrected and in effect on the date hereof.
“Company Debt Agreement” means (i) any note or note purchase agreement entered into by Company or any Company Subsidiary, (ii) any credit agreement or credit facility entered into by Company or any Company Subsidiary, (iii) any mortgage, construction loan or other Indebtedness for borrowed money entered into by Company or any Company Subsidiary, (iv) letters of credit and reimbursement obligations in respect thereof and (v) any obligations of Company or any Company Subsidiary under any interest rate cap, swap, collar or similar transaction, any currency hedging transactions or any other hedging derivative transaction of any kind.
“Company Director Plan” means Company’s Third Amended and Restated Independent Director Stock Option and Incentive Plan.
“Company Dividend Equivalents” means a right to receive an equivalent value (in cash or in Company Common Stock) of dividends paid on Company Common Stock (whether granted by

Company pursuant to the Company Equity Incentive Plans, assumed by Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).
“Company Equity Awards” means any Company Options, any Company Restricted Share Awards, any Company RSUs, any Company Dividend Equivalents and any other equity-based award granted under the Company Equity Incentive Plans.
“Company Equity Incentive Plans” means, collectively, Company’s Amended and Restated 2014 Long-Term Equity Compensation Plan and the Company Director Plan.
“Company Expense Base Amount” means the reasonable, documented out-of-pocket Expenses actually incurred by Company, not to exceed $15,000,000.
“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary or used or held for use by the Company or any Company Subsidiary in their business.
“Company Intervening Event” means a material fact, event, circumstance, change or development that (w) materially affects the business, assets or operations of Company and the Company Subsidiaries, taken as a whole (other than any fact, event, circumstance, change or development resulting from a breach of this Agreement by Company or its Representatives), (x) has occurred or arisen after the date of this Agreement, (y) was not known to the Company Board on the date of this Agreement (or, if known, the consequences of which were not reasonably foreseeable to the Company Board as of the date of this Agreement), and which does not relate to a Company Acquisition Proposal or Parent Acquisition Proposal, and (z) first becomes known to the Company Board before the Company Stockholder Approval is obtained; provided, however, that in no event shall any of the following constitute or be taken into account in determining whether a “Company Intervening Event” has occurred: (i) the receipt, existence of or terms of a Company Acquisition Proposal or Parent Acquisition Proposal or any matter relating thereto, (ii) a change in the market price or trading volume of the debt securities or capital stock of Company or of the equity or credit ratings or the ratings outlook for Company or any of the Company Subsidiaries by any applicable rating agency and (iii) the fact that, in and of itself, Company meets, exceeds or fails to meet any internal or published projections, estimates or expectations of Company’s revenue, earnings or other financial performance or results of operation for any period (provided further that, with respect to the foregoing clauses (ii) and (iii), any fact, event, circumstance, change or development giving rise to such change, meeting, exceeding or failure may otherwise constitute or be taken into account in determining whether a Company Intervening Event has occurred if not falling into the foregoing clause (i) of this definition).
“Company Leases” means each lease or sublease (including ground leases) to which Company or the Company Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Company Properties (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).
“Company Material Adverse Effect” means, with respect to the Company, any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would, or would reasonably be expected to (i) materially adversely affect the business, assets, liabilities, condition (financial or otherwise) or results of operations of Company and the Company Subsidiaries, taken as a whole, or (ii) prevent or materially impair or delay the ability of Company to consummate the Merger or other transactions contemplated hereby before the Outside Date; provided, that for purposes of clause (i) “Company Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any decline in the market price, or change in trading volume, of the capital stock of Company or any failure of Company to meet any internal or publicly announced projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such decline, change or failure may be taken into account in determining whether there has been a Company Material Adverse Effect if not falling into one of the other exceptions contained in this definition), (B) any events, circumstances, changes or effects that affect the retail real estate industry generally, (C) any changes in the conditions in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, trade disputes or the imposition of trade restrictions, tariffs or similar taxes, (D) any changes in general legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the negotiation, execution and delivery of this Agreement, the consummation or anticipation of consummation of the Merger or the other transactions contemplated hereby, or the public announcement or performance of this Agreement, the Merger or the other transactions contemplated hereby, (G) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of Parent, (H) earthquakes, hurricanes, floods or other natural disasters, (I) any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including governmental or other commercially reasonable measures related thereto (including the COVID-19 Measures), (J) any damage or destruction of any Company Property that is substantially covered by insurance, (K) changes in Law or GAAP (or any binding interpretation thereof), or (L) any Action made or initiated by any holder of Company Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated hereby, provided, however, that, in the case of each of clauses (B), (C), (D), (E) and (K) do not disproportionately affect Company and the Company Subsidiaries, taken as a whole, relative to others in the retail real estate industry in the United States, and in the case of clauses (H) and (I), do not disproportionately affect Company and the Company Subsidiaries, taken as a whole, relative to others in the retail real estate industry in the geographic regions in which Company and the Company Subsidiaries operate.
“Company Option” means each option to purchase shares of Company Common Stock (whether granted by Company pursuant to the Company Equity Incentive Plans, assumed by Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).
“Company Permitted Liens” shall mean any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) Lien that is a landlords’, workers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; (iii) Lien that is a zoning regulation, entitlement or other land use or environmental regulation by any Governmental Authority; (iv) Lien relating to Indebtedness that is disclosed on Section 4.18(a)(v) of the Company Disclosure Letter or incurred in connection with the transactions contemplated by Section 7.17 in accordance with the provisions of Section 6.1(b)(viii); (v) Lien that is disclosed on the most recent consolidated balance sheet of Company or notes thereto (or securing liabilities reflected on such balance sheet); (vi) any Company Material Contracts, or leases to third parties for the occupation of portions of Company Properties as tenants only by such third parties, subject to any purchase rights including rights of first refusal or offer that may be set forth in such leases; (vii) air rights affecting any Company Property, (viii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice; (ix) Liens recorded in a public record or other minor imperfections of title, which may include (A) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or personal inspection of the property, (B) any supplemental Taxes or assessments not shown by the public records and (C) title to any portion of the premises lying within the right of way or boundary of any public road or private road, in all cases to the extent such Liens do not, individually or in the aggregate, materially impair the value of the applicable Company Property or the continued use and operation of the applicable Company Property, in each case, as currently used and operated; or (x) Lien that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Company and that does not, individually or in the aggregate, materially impair the value of the applicable Company Property or interfere with the continued use (assuming its continued use in the manner it is currently used), current operation or transfer of, any Company Property.
“Company Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by Company or any Company Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
“Company Protected Information” means any and all Trade Secrets owned or purported to be owned by the Company or any Company Subsidiary or used or held for use by the Company or any Company Subsidiary in their business, including without limitation all confidential information of Company or Company Subsidiaries, Trade Secrets of Company or Company Subsidiaries, information to which Company or any Company Subsidiary has undertaken an obligation of confidentiality to a third party, or information that is related to or capable of being linked to a person that is held, used, disclosed or collected by Company or any Company Subsidiary.
“Company Restricted Share Award” means each award of shares of Company Common Stock (or portion thereof) that is unvested or is subject to a repurchase option or obligation, risk of forfeiture or other condition (whether granted by Company pursuant to the Company Equity Incentive Plans, assumed by Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).
“Company RSU” means each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock (whether granted by Company pursuant to the Company Equity Incentive Plans, assumed by Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).
“Company Stockholder Meeting” means the duly called and held meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.
“Company Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (i) Company directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) Company and/or any Person that is a Company Subsidiary by reason of the application of clause (i) or clause (iii) of this definition of “Company Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (iii) Company, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 17, 2021, between Parent and Company.
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, mutations or evolutions thereof.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended.
“Environmental Law” means any applicable Law (including common law) relating to pollution or the regulation or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the generation, recycling, processing, labeling, production, manufacture, use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.
“Environmental Permit” means any permit, approval, license, registration, identification number, exemption or other authorization required under any applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, including the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Joint Proxy Statement, the solicitation of shareholder or stockholder approvals, engaging the services of the Exchange Agent, any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.
“GAAP” means the United States generally accepted accounting principles.
“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.
“Hazardous Substances” means: (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as amended, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, toxic mold, methane, asbestos, per- and poly-fluoroalkyl substances, 1-4, dioxane and radon.
“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.
“Intellectual Property” means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (collectively, “Patents”), (ii) registered and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing and related registrations and applications for registration (collectively, “Marks”), (iii) registered and unregistered copyrights in both published and unpublished works and copyrightable works and all copyright registrations and applications (collectively, “Copyrights”), (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, and rights under applicable trade secret Law in the foregoing (collectively, “Trade Secrets”), (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means the United States Internal Revenue Service or any successor agency.
“Joint Proxy Statement” means a joint proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Shareholder Meeting, together with any amendments or supplements thereto.

“Knowledge” (i) with respect to Company means the knowledge, after reasonable inquiry, of the persons named in Section 1.1(a) of the Company Disclosure Letter and (ii) with respect to Parent means the knowledge, after reasonable inquiry, of the persons named in Section 1.1(b) of the Parent Disclosure Letter. For purposes of Section 4.16 and Section 5.16, “reasonable inquiry” does not require environmental sampling or testing of any kind.
“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations and Orders promulgated by any Governmental Authority.
“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, licenses, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“NYSE” means the New York Stock Exchange.
“Order” means a judgment, order or decree of any Governmental Authority.
“Parent Acceptable Confidentiality Agreement” means a confidentiality agreement between Parent and a Person making a Parent Acquisition Proposal that contains provisions that are not materially less favorable in the aggregate to Parent than those contained in the Confidentiality Agreement, provided that such an agreement may contain provisions that permit Parent to comply with the provisions of Section 7.4.
“Parent Bylaws” means the Bylaws of Parent as amended and supplemented and in effect on the date hereof.
“Parent Common Share Price” means the volume weighted average of the closing sale prices per Parent Common Share on the NYSE, as reported in the New York City edition of The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source mutually agreed by the Parties), on each of the ten (10) full consecutive trading days ending on and including the third (3rd) Business Day prior to the Closing Date.
“Parent Common Shares” means the common shares of beneficial interest, $0.01 par value per share, of Parent.
“Parent Declaration of Trust” means the Articles of Amendment and Restatement of Declaration of Trust of Parent filed with the SDAT on August 12, 2004, as amended and supplemented, and in effect on the date hereof.
“Parent DRIP” means Parent’s Distribution Reinvestment and Share Purchase Plan, as amended.
“Parent Equity Incentive Plans” means the Parent 2004 Equity Incentive Plan and the Parent 2013 Equity Incentive Plan, each as amended and/or restated.
“Parent Expense Base Amount” means the reasonable, documented out-of-pocket Expenses actually incurred by Parent, not to exceed $15,000,000.
“Parent Intellectual Property” means all Intellectual Property owned or purported to be owned by Parent or any Parent Subsidiary or used or held for use by Parent or any Parent Subsidiary in their business.
“Parent Intervening Event” means a material fact, event, circumstance, change or development that (w) materially affects the business, assets or operations of Parent and the Parent Subsidiaries, taken as a whole (other than any fact, event, circumstance, change or development resulting from a breach of this Agreement by Parent or its Representatives), (x) has occurred or arisen after the date of this Agreement, (y)was not known to the Parent Board on the date of this Agreement (or, if known, the consequences of which were not reasonably foreseeable to the Parent Board as of the date of this Agreement), and which does not relate to a Parent Acquisition Proposal or Company Acquisition Proposal, and (z) first becomes known to the Parent Board before the Parent Shareholder Approval is obtained; provided, however, that in no event shall any of the following constitute or be taken into account in determining whether a “Parent Intervening Event” has occurred: (i) the receipt, existence of or terms of a Parent Acquisition Proposal or Company Acquisition Proposal or any matter relating thereto, (ii) a change in the market price or trading volume of the debt securities or capital stock of Parent or of the equity or credit ratings or the ratings outlook for Parent or any of the Parent Subsidiaries by any applicable rating agency and (iii) the fact that, in and of itself, Parent meets, exceeds or fails to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operation for any period (provided further that, with respect to the foregoing clauses (ii) and (iii), any fact, event circumstance, change or development giving rise to such change, meeting, exceeding or failure may otherwise constitute or be taken into account in determining whether a Parent Intervening Event has occurred if not falling into the foregoing clause (i) of this definition).
“Parent Leases” means each lease or sublease (including ground leases) to which Parent or Parent Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Parent Properties (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).
“Parent LP Agreement” means that certain Amended and Restated Agreement of Limited Partnership of Parent OP, dated August 16, 2004, as amended.
“Parent Material Adverse Effect” means, with respect to Parent, any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would, or would reasonably be expected to (i) materially adversely affect the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole, or (ii) prevent or materially impair or delay the ability of Parent or to consummate the Merger or other transactions contemplated hereby before the Outside Date; provided, that for purposes of clause (i) “Parent Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) decline in the market price, or change in trading volume, of the capital stock of Parent or any failure of Parent to meet any internal or publicly announced projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such decline, change or failure may be taken into account in determining whether there has been a Parent Material Adverse Effect if not falling into one of the other exceptions contained in this definition), (B) any events, circumstances, changes or effects that affect the retail real estate industry generally, (C) any changes in the conditions in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, trade disputes or the imposition of trade restrictions, tariffs or similar taxes, (D) any changes in general legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the negotiation, execution and delivery of this Agreement, the consummation or anticipation of consummation of the Merger or the other transactions contemplated hereby, or the public announcement or performance of this Agreement, the Merger or the other transactions contemplated hereby, (G) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of Company, (H) earthquakes, hurricanes, floods or other natural disasters, (I) any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including governmental or other commercially reasonable measures related thereto (including the COVID-19 Measures), (J) any damage or destruction of any Parent Property that is substantially covered by insurance, (K) changes in Law or GAAP (or any binding interpretation thereof), or (L) any Action made or initiated by any holder of Parent Common Shares, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated hereby, provided, however, that in the case of each of clauses (B), (C), (D), (E) and (K) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to others in the retail real estate industry in the United States, and in the case of clauses (H) and (I) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to others in the retail real estate industry in the geographic regions in which Parent and the Parent Subsidiaries operate.

“Parent OP” means Kite Realty Group, L.P., a Delaware limited partnership and the operating partnership of Parent.
“Parent OP Units” means the units of partnership interest in Kite Realty Group, L.P., which includes general partnership interest units and units of partnership interest designated as “Class A Units” and “Class B Units” pursuant to the Parent LP Agreement.
“Parent Permitted Liens” shall mean any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) Lien that is a landlords’, workers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; (iii) Lien that is a zoning regulation, entitlement or other land use or environmental regulation by any Governmental Authority; (iv) Lien relating to Indebtedness that is disclosed on Section 5.18(a)(v) of the Parent Disclosure Letter; (v) Lien that is disclosed on the most recent consolidated balance sheet of Parent or notes thereto (or securing liabilities reflected on such balance sheet); (vi) any Parent Material Contracts, or leases to third parties for the occupation of portions of the Parent Properties as tenants only by such third parties, subject to any purchase rights including rights of first refusal or offer that may be set forth in such leases; (vii) air rights affecting any Parent Property, (viii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice; (ix) Liens recorded in a public record or other minor imperfections of title, which may include (A) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or personal inspection of the property, (B) any supplemental Taxes or assessments not shown by the public records and (C) title to any portion of the premises lying within the right of way or boundary of any public road or private road, in all cases to the extent such Liens do not, individually or in the aggregate, materially impair the value of the applicable Parent Property or the continued use and operation of the applicable Parent Property, in each case, as currently used and operated; or (x) Lien that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Parent and that does not, individually or in the aggregate, materially impair the value of the applicable Parent Property or with the continued use (assuming its continued use in the manner currently used), current operation or transfer of, any Parent Property.
“Parent Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by Parent or any Parent Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
“Parent Protected Information” means and all Trade Secrets owned or purported to be owned by Parent or any Parent Subsidiary or used or held for use by Parent or any Parent Subsidiary in their business, including without limitation all any confidential information of Parent or Parent Subsidiaries, Trade Secrets of Parent or Parent Subsidiaries, information to which Parent or any Parent Subsidiary has undertaken an obligation of confidentiality to a third party, or information that is related to or capable of being linked to a person that is held, used, disclosed or collected by Parent or any Parent Subsidiary.
“Parent Shareholder Meeting” means the duly called and held meeting of the holders of Parent Common Shares for the purpose of seeking the Parent Shareholder Approval, including any postponement or adjournment thereof.
“Parent Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (i) Parent directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) Parent and/or any Person that is a Parent Subsidiary by reason of the application of clause (i) or clause (iii) of this definition of “Parent Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (iii) Parent, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).
“Qualifying Income” means income described in Sections 856(c)(2)(A)-(I) and 856(c)(3)(A)-(I) of the Code.
“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances from any source into or upon the indoor or outdoor environment.
“Representative” means, with respect to any Person, such Person’s directors, trustees, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.
“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Tax” or “Taxes” means any federal, state, local and foreign income, excise, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts.
“Tax Guidance” means a reasoned opinion from a nationally recognized federal income tax counsel experienced in REIT tax matters or a ruling from the IRS.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.
“Tenant Improvement(s)” means the construction, improvement or alteration of long-term real property (not including furniture, fixtures, equipment or inventory) for use in a tenant’s trade or business at Company Properties or Parent Properties, as the case may be.
“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any and all comparable Laws of applicable jurisdictions relating to “mass layoffs,” “termination,” “relocation” or any “plant closing.”
(b)   The following terms have the respective meanings set forth in the sections set forth below opposite such term:
Defined Terms	Location of Definition
Agreement	Preamble
Articles of Merger	Section 2.3
Assumed Awards	Section 7.20(b)
Certificate	Section 3.1(a)(ii)
Claim	Section 7.6(a)
Claim Expenses	Section 7.6(a)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Acquisition Proposal	Section 7.3(h)(i)
Company Adverse Recommendation Change	Section 7.3(b)

Defined Terms	Location of Definition
Company Alternative Acquisition Agreement	Section 7.3(a)
Company Base Amount	Section 9.3(g)
Company Board	Recitals
Company Board Recommendation	Section 4.4(b)
Company Capitalization Date	Section 4.3(a)
Company Common Stock	Recitals
Company Employees	Section 4.13(f)
Company Designees	Section 2.6
Company Disclosure Letter	Article 4
Company Dividend Equivalent Consideration	Section 3.1(c)(iii)
Company Expense Reimbursement	Section 9.3(f)
Company Expense Reimbursement Base Amount	Section 9.3(f)
Company Expense Reimbursement Escrow	Section 9.3(f)
Company Insurance Policies	Section 4.19
Company Material Contract	Section 4.18(b)
Company Notice Period	Section 7.3(e)
Company Parties	Section 9.3(b)
Company Permits	Section 4.6(a)
Company Preferred Stock	Section 4.3(a)
Company Qualified DC Plan	Section 7.19(c)
Company Related Party Agreement	Section 4.25
Company SEC Documents	Section 4.7(a)
Company Stock Repurchase Program	Section 4.3(c)
Company Stockholder Approval	Section 4.21
Company Subsidiary Partnership	Section 4.12(i)
Company Superior Proposal	Section 7.3(h)(ii)
Company Superior Proposal Termination	Section 7.3(d)
Company Tax Accrual Opinion	Section 9.3(e)
Company Tax Protection Agreements	Section 4.12(i)
Company Terminating Breach	Section 9.1(c)(i)
Company Termination Fee	Section 9.3(g)
Company Termination Fee Escrow	Section 9.3(g)
Company Third Party	Section 4.17(j)
Company Title Insurance Policy(ies)	Section 4.17(l)
Continuing Employees	Section 7.19(a)
Debt Transaction	Section 7.16(b)
Debt Transaction Documents	Section 7.16(b)
Dropdown Transaction	Preamble
Earned Company RSU	Section 3.1(c)(iii)
Effective Time	Section 2.3
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(b)
Exchange Ratio	Section 3.1(a)(ii)

Defined Terms	Location of Definition
Form S-4	Section 4.5(b)
Fractional Share Consideration	Section 3.1(a)(ii)
Indemnified Parties	Section 7.6(a)
Indemnity Exceptions	Section 7.16(c)
Interim Period	Section 6.1(a)
Letter of Transmittal	Section 3.2(d)(i)
Listing	Section 7.9
Maryland Courts	Section 10.9
Material Company Leases	Section 4.17(g)
Material Parent Leases	Section 5.17(g)
Maximum Amount	Section 7.6(c)
Merger	Recitals
Merger Consideration	Section 3.1(a)(ii)
Merger Sub	Preamble
MGCL	Recitals
MLLCA	Recitals
Option Consideration	Section 3.1(c)(i)
Outside Date	Section 9.1(b)(i)
Parent	Preamble
Parent Acquisition Proposal	Section 7.4(h)(i)
Parent Adverse Recommendation Change	Section 7.4(b)
Parent Alternative Acquisition Agreement	Section 7.4(a)
Parent-Approved Transaction	Section 7.17
Parent Base Amount	Section 9.3(e)
Parent Benefit Plans	Section 5.13(a)
Parent Board	Recitals
Parent Board Recommendation	Section 5.4(b)
Parent Capitalization Date	Section 5.3(a)
Parent Disclosure Letter	Article 5
Parent Expense Reimbursement	Section 9.3(h)
Parent Expense Reimbursement Base Amount	Section 9.3(h)
Parent Expense Reimbursement Escrow	Section 9.3(h)
Parent Insurance Policies	Section 5.19
Parent Material Contract	Section 5.18(b)
Parent Notice Period	Section 7.4(e)
Parent Parties	Section 9.3(c)
Parent Permits	Section 5.6(a)
Parent Preferred Shares	Section 5.3(a)
Parent SEC Documents	Sections 5.7(a)
Parent Shareholder Approval	Section 5.21
Parent Subsidiary Partnership	Section 5.12(i)
Parent Superior Proposal	Section 7.4(h)(ii)
Parent Superior Proposal Termination	Section 7.4(d)

Defined Terms	Location of Definition
Parent Tax Accrual Opinion	Section 9.3(g)
Parent Tax Protection Agreements	Section 5.12(i)
Parent Terminating Breach	Section 9.1(d)(i)
Parent Termination Fee	Section 9.3(e)
Parent Termination Fee Escrow	Section 9.3(e)
Parent Third Party	Section 5.17(j)
Parent Title Insurance Policy(ies)	Section 5.17(l)
Party(ies)	Preamble
Payoff Indebtedness	Section 7.16(c)
Payoff Letters	Section 7.16(c)
Pdf	Section 10.4
Permitted REIT Dividend	Section 6.1(b)(iii)
Prime Rate	Section 9.3(d)
Qualified REIT Subsidiary	Section 4.1(c)
REIT	Section 4.12(b)
REIT Requirements	Section 9.3(e)
Scheduled Company Restricted Share Award	Section 3.1(c)(ii)(B)
SDAT	Section 2.3
Shadow Anchor	Section 4.17(r)
SOX Act	Section 4.7(b)
Surviving Entity	Recitals
Takeover Statutes	Section 4.24
Taxable REIT Subsidiary	Section 4.1(c)
Transfer Taxes	Section 9.5
Section 1.2   Interpretation and Rules of Construction.   In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a)   when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b)   the table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;
(c)   whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” unless the context expressly provides otherwise;
(d)   the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;
(e)   the phrases “transactions contemplated by this Agreement,” “transactions contemplated hereby” and words or phrases of similar import, when used in this Agreement, refer to the Merger and the other transactions contemplated by this Agreement, including the Dropdown Transaction;
(f)   when a reference is made in this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter, to information or documents being “provided,” “made available” or “disclosed” by a Party to another Party or its Affiliates, such information or documents shall include any information or documents (a) included in the Company SEC Reports or the Parent SEC Reports, as the case may be, that are publicly available at least two (2) Business Days prior to the date of this Agreement, (b) furnished at least two (2) Business Days prior to the date of this Agreement in the electronic data room established by the disclosing Party and to which access has been granted to the other Party and its Representatives at least two (2) Business Days prior to the date of this Agreement, or (c) otherwise provided in writing (including electronically) to the chief financial officer and chief accounting officer of the other Party at least two (2) Business Days prior to the date of this Agreement;
(g)   the word “extent” in the phrase, “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;
(h)   any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws;
(i)   any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and all attachments thereto and instruments incorporated therein;
(j)   except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”;
(k)   any period of time hereunder ending on a day that is not a Business Day shall be extended to the next succeeding Business Day;
(l)   where this Agreement states that a Party “shall,” “will” or “must” perform in some manner, it means that the Party is legally obligated to do so under this Agreement;
(m)   all references to the “ordinary course of business” shall mean the “ordinary course of business consistent with past practice” subject to any commercially reasonable modifications to past practice made in good faith to respond to the actual or anticipated effects of COVID-19 or any COVID-19 Measures;
(n)   any pronoun shall include the corresponding masculine, feminine and neuter forms;
(o)   all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and
(p)   the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.
ARTICLE 2
THE MERGER
Section 2.1   The Merger.   Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the MLLCA, at the Effective Time, Company shall be merged with and into Merger Sub with Merger Sub surviving the Merger, whereupon the separate existence of Company shall cease, and Merger Sub shall continue under the name “KRG Oak, LLC.” The Merger shall have the effects provided in this Agreement and as specified in the MGCL and the MLLCA.
Section 2.2   Closing.   The closing (the “Closing”) of the Merger will take place at the offices of Hogan Lovells US LLP, 555 13th Street NW, Washington, DC 20004, or remotely by exchange of documents and signatures (or their electronic counterparts), on a date and at a time to be mutually agreed upon by the Parties, but in no event later than the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), unless such date is extended by mutual agreement of the Parties (the “Closing Date”).
Section 2.3   Effective Times.   Prior to the Closing, Parent and Company shall prepare and, on the Closing Date, Parent, Merger Sub and Company shall (a) cause articles of merger with respect to the Merger

(the “Articles of Merger”) to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the MLLCA and (b) make any other filings, recordings or publications required to be made by Parent or Company under the MGCL or the MLLCA in connection with the Merger. The Merger shall become effective upon the date and at the time set forth in the Articles of Merger (such date and time, the “Effective Time”).
Section 2.4   Governing Documents.   Subject to Section 7.6, at the Effective Time and by virtue of the Merger, the certificate of formation and limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.
Section 2.5   Officers of the Surviving Entity.   From and after the Effective Time, until successors are duly elected or appointed, the officers of Merger Sub immediately prior to the Effective Time shall be and remain the officers of the Surviving Entity.
Section 2.6   Parent Board Representation.   The Parent Board shall take all action necessary to, upon and subject to the occurrence of the Effective Time, cause the Parent Board to consist of thirteen (13) trustees, including the four (4) individuals (the “Company Designees”) set forth in Section 2.6 of the Company Disclosure Letter, provided that, unless otherwise approved in writing by Parent, each Company Designee must: (a) meet the definition of “independent director” set forth in the rules and regulations of the NYSE for companies listed on the NYSE and applicable regulations promulgated by the SEC, and (b) not have been party to or involved in an event that would be required to be disclosed pursuant to Item 401(f) of Regulations S-K under the Securities Act and the Exchange Act, provided, further, that to the extent the Company Designees fail to satisfy the requirements set forth in clauses (a) and (b) above, then Parent and Company shall work together in good faith to select qualified candidates in a number sufficient to result in a total of four (4) Company Designees.
Section 2.7   Tax Consequences.   It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and Section 361 of the Code.
Section 2.8   Alternative Structure.   Notwithstanding anything to the contrary set forth in this Agreement, Parent may, in its sole discretion and upon written notice to Company, elect to effect a business combination involving Company and Parent and certain of Subsidiaries thereof in accordance with Exhibit A (the “Alternative Structure”) in lieu of the Merger and the Dropdown Transaction, and following such election, the Parties hereby agree to work together in good faith to amend and/or restate this Agreement consistent with the terms of Exhibit A to provide for such alternative business combination; provided that the alternative business combination shall qualify as a reorganization within the meaning of Section 368(a) of the Code and in no event shall Parent’s election of or the implementation of the Alternative Structure adjust or change the relative and/or total consideration payable under this Agreement as described in Exhibit A.
ARTICLE 3
EFFECTS OF THE MERGER
Section 3.1   Effects on Shares.
(a)   Treatment of Equity Interests.   At the Effective Time and by virtue of the Merger and without any further action on the part of Company, Parent or Merger Sub or the holders of any securities of Company, Parent or Merger Sub:
(i)   Cancellation of Company Common Stock.   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by any wholly owned Company Subsidiary shall automatically be retired and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment be made or right inure with respect thereto in connection with or as a consequence of the Merger. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by Parent or any Parent

Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment be made or right inure with respect thereto in connection with or as a consequence of the Merger.
(ii)   Conversion of Company Common Stock.   Except as provided in Section 3.1(a)(i) or Section 3.1(c) and subject to Section 3.1(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and retired and automatically converted into the right to receive (upon the automatic surrender of the certificate representing such share (“Certificate”) or, in the case of a Book-Entry Share, the automatic surrender of such Book-Entry Share), 0.623 (the “Exchange Ratio”, subject to any adjustment pursuant to Section 3.1(b), 7.12(b) or 7.12(c)) Parent Common Shares (the “Merger Consideration”), without interest, plus the right, if any, to receive pursuant to Section 3.6, cash in lieu of fractional Parent Common Shares into which such shares of Company Common Stock would have been converted pursuant to this Section 3.1(a) (the “Fractional Share Consideration”).
(iii)   Treatment of Merger Sub Membership Interests.   All membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as membership interests of the Surviving Entity.
(iv)   Treatment of Parent Common Shares.   At and after the Effective Time, each Parent Common Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.
(b)   Adjustments.   Without limiting the provisions of this Agreement and subject to Sections 6.1(b)(ii) and 6.1(b)(iii), between the date of this Agreement and the Effective Time, if the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then without limiting any other rights of the other Parties hereunder, the Exchange Ratio will be ratably adjusted to the extent necessary or appropriate to reflect fully the effect of such change. Without limiting the provisions of this Agreement and subject to Sections 6.2(b)(ii) and 6.2(b)(iii), between the date of this Agreement and the Effective Time, if the outstanding Parent Common Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then without limiting any other rights of the other Parties hereunder, the Exchange Ratio will be ratably adjusted to the extent necessary or appropriate to reflect fully the effect of such change.
(c)   Treatment of Company Equity Awards.
(i)   Treatment of Company Options.   At the Effective Time, by virtue of the Merger and without any further action on the part of Company, Parent or Merger Sub or the holders thereof, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time (whether or not then vested) shall be cancelled, terminated, and extinguished as of the Effective Time, and upon cancellation thereof the holder of each such Company Option shall be entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the excess of (1) the product of the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time, multiplied by the Exchange Ratio, multiplied by the Parent Common Share Price, over (2) the product of the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time, multiplied by the exercise price per share of Company Common Stock subject to such Company Option (it being understood that, if the value determined in accordance with this section does not exceed $0, then no consideration shall be payable to the holder of such Company Option pursuant to this Section 3.1(c)(i)). Parent shall cause the consideration described in this Section 3.1(c)(i), if any (the “Option Consideration”), to be paid promptly following the Effective Time, without interest and less any applicable withholding or other Taxes or other amounts required by Law to be withheld.

(ii)   Treatment of Company Restricted Share Awards.
(A)   At the Effective Time and by virtue of the Merger and without any further action on the part of Company, Parent or Merger Sub or the holders thereof, each Company Restricted Share Award other than a Scheduled Company Restricted Share Award that is issued and outstanding as of immediately prior to the Effective Time shall be assumed by Parent and shall be converted into a number of whole Parent Common Shares (rounded up to the nearest whole share) equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to such Company Restricted Share Award as of immediately prior to the Effective Time, by (B) the Exchange Ratio. Except as otherwise provided in this Section 3.1(c)(ii)(A) and Section 3.1(c)(ii)(A) of the Company Disclosure Letter, each Company Restricted Share Award assumed and converted pursuant to this Section 3.1(c)(ii)(A) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Restricted Share Award as of immediately prior to the Effective Time.
(B)   As of immediately prior to the Effective Time, by virtue of the Merger and without any further action on the part of Company, Parent or Merger Sub or the holders thereof, each Company Restricted Share Award that is scheduled on Section 3.1(c)(ii)(B) of the Company Disclosure Letter (a “Scheduled Company Restricted Share Award”) that is issued and outstanding as of immediately prior to the Effective Time shall automatically become fully vested and all restrictions with respect thereto shall lapse as of immediately prior to the Effective Time. As of the Effective Time, each such share of Company Common Stock will be cancelled and retired and automatically converted into the right to receive (upon the proper surrender of the Certificate or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share) the sum of (i) the Merger Consideration, plus (ii) the Fractional Consideration, if any. Parent shall cause the consideration described in this Section 3.1(c)(ii)(B) to be paid promptly following the Effective Time, without interest and less any applicable withholding or other Taxes or other amounts required by Law to be withheld (including but not limited to withholding the issuance or delivery of Parent Common Shares otherwise payable as Merger Consideration to satisfy such obligations).
(iii)   Treatment of Company RSUs.   At the Effective Time, by virtue of the Merger and without any further action on the part of Company, Parent or Merger Sub or the holders thereof, (A) each Company RSU subject to any performance condition that has not been satisfied and that is outstanding as of immediately prior to the Effective Time shall be cancelled, terminated, and extinguished as of the Effective Time, and (B) upon cancellation thereof, the holder of each such Company RSU shall be entitled to receive, in full satisfaction of the rights of such holder with respect thereto, for each earned Company RSU determined assuming 153% achievement of the performance metrics applicable to such Company RSUs as of the date of this Agreement through the day prior to the consummation of the transactions contemplated by this Agreement (an “Earned Company RSU”), the sum of (1) the Merger Consideration, plus (2) the Fractional Consideration, if any, plus (3) a cash amount equal to the value, as of immediately prior to the Effective Time, of the Company Dividend Equivalent with respect to such Earned Company RSU (such cash amount pursuant to this subsection (3), the “Company Dividend Equivalent Consideration”) (it being understood that no consideration shall be payable with respect to any Company RSUs that do not become Earned Company RSUs). Parent shall cause the consideration described in this Section 3.1(c)(iii) to be paid promptly following the Effective Time, without interest and less any applicable withholding or other Taxes or other amounts required by Law to be withheld (including but not limited to withholding the issuance or delivery of Parent Common Shares otherwise payable as Merger Consideration to satisfy such obligations).
(d)   Share Transfer Books.   From and after the Effective Time, the share transfer books of Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock. From and after the Effective Time, Persons who held Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement. On or after the Effective Time, any Certificates or Book-Entry

Shares of Company presented to the Exchange Agent, Parent or the Surviving Entity for any reason shall be cancelled and exchanged for the Merger Consideration with respect to Company Common Stock formerly represented thereby.
Section 3.2   Exchange Fund; Exchange Agent.
(a)   Prior to the mailing of the Joint Proxy Statement in a definitive form, Parent will designate a bank or trust company reasonably acceptable to Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration and the Fractional Share Consideration, as provided in Sections 3.1(a)(ii) and 3.6.
(b)   At or before the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of the Parent Common Shares in book-entry form equal to the aggregate shares to be issued as Merger Consideration and (ii) cash in immediately available funds in an amount sufficient to pay the Fractional Share Consideration, the Option Consideration, the Company Dividend Equivalent Consideration and any dividends or other distributions in accordance with Section 3.2(e) (such evidence of book-entry Parent Common Shares, and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock and the holders of Company Options, Scheduled Company Restricted Share Awards and Company RSUs. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of the Merger Consideration, payment of the Fractional Share Consideration, the Option Consideration, the Company Dividend Equivalent Consideration and any amounts payable in respect of dividends or other distributions on Parent Common Shares in accordance with Section 3.2(e) out of the Exchange Fund in accordance with this Agreement (provided that any amounts payable to holders of Company Equity Awards with respect to whom Company has a Tax withholding obligation shall be paid as applicable to Parent, the Surviving Entity, any of their respective Affiliates, or a third-party payroll provider for payment through an applicable payroll system). The Exchange Fund shall not be used for any other purpose.
(c)   The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent or the Surviving Entity. Interest and other income on the Exchange Fund shall be the sole and exclusive property of the Surviving Entity and shall be paid to the Surviving Entity as the Surviving Entity directs. No investment of the Exchange Fund shall relieve Parent, the Surviving Entity or the Exchange Agent from making the payments required by this Article 3, and following any losses from any such investment, Parent or the Surviving Entity shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Parent’s and the Surviving Entity’s obligations hereunder for the benefit of the holders of shares of Company Common Stock at the Effective Time, which additional funds will be deemed to be part of the Exchange Fund.
(d)   Exchange Procedures.
(i)   As soon as reasonably practicable after the Effective Time, Parent or the Surviving Entity shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record or a Certificate (or affidavit of loss in lieu thereof) (A) a letter of transmittal (a “Letter of Transmittal”), in customary form as prepared by Parent and reasonably acceptable to Company, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement and the Merger, together with any amounts payable in respect of the Fractional Share Consideration in accordance with Section 3.6 and dividends or other distributions on Parent Common Shares in accordance with Section 3.2(e).
(ii)   Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company

Common Stock formerly represented by such Certificate pursuant to the provisions of this Article 3 plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.6 and any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Common Shares in accordance with Section 3.2(e), by mail or by wire transfer after the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) and Letter of Transmittal, and the Certificate (or affidavit of loss in lieu thereof) so surrendered so transferred, as applicable, shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration or the Fractional Share Consideration payable upon the surrender of the Certificates and any distributions to which such holder is entitled pursuant to Section 3.2(e). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of Company, it shall be a condition of payment that any Certificate surrendered or transferred in accordance with the procedures set forth in this Section 3.2 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any Transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.
(iii)   Any holder of Book-Entry Shares shall not be required to deliver an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration or other amounts pursuant to the provisions of this Article 3 from Parent that such holder is entitled to receive pursuant to this Article 3 with respect to such Book-Entry Shares. Subject to receipt of any documentation as may reasonably be required by the Exchange Agent, each holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Effective Time (but in no event later than three (3) Business Days thereafter), the Merger Consideration for each such Book-Entry Share pursuant to the provisions of this Article 3 plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.6 and any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Common Shares in accordance with Section 3.2(e). Payment of the Merger Consideration or the Fractional Share Consideration payable and any dividends and other distributions with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. No interest shall be paid or accrued for the benefit of holders of Book-Entry Shares on the Merger Consideration or the Fractional Share Consideration payable and any dividends or distributions to which such holder is entitled pursuant to Section 3.2(e).
(iv)   At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of Company other than the right to receive the Merger Consideration from Parent that such holder has the right to receive pursuant to the provisions of this Article 3 plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.6 and any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Common Shares in accordance with Section 3.2(e). The Merger Consideration paid upon the surrender for exchange of Certificates (or affidavits of loss in lieu thereof) representing Company Common Stock (or automatic conversion in the case of Book-Entry Shares) in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Stock theretofore evidenced by such Certificates or Book-Entry Shares.
(e)   Dividends with respect to Parent Common Shares.   No dividends or other distributions with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share not transferred with respect to the number of whole Parent Common Shares issuable to such holder hereunder, and all such dividends and other distributions shall instead be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or transfer of such Book-Entry Share in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share there shall be paid to the holder thereof, without interest: (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the number of whole Parent Common Shares to which such holder is entitled pursuant to this Agreement; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Common Shares.
(f)   Termination of Exchange Fund.   Any portion of the Exchange Fund (including any interest and income received with respect thereto and any Fractional Share Consideration and any applicable dividends or other distributions with respect to Parent Common Shares) that remains undistributed to the former holders of shares of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any former holders of Company Common Stock prior to the Merger who have not theretofore complied with this Article 3 shall thereafter look only to Parent and the Surviving Entity (and only as general creditors thereof) for payment of the Merger Consideration.
(g)   No Liability.   None of Parent, Merger Sub, Company, the Surviving Entity, the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of the Merger Consideration, as applicable, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any shares of Company Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.
Section 3.3   Withholding Rights.   Parent, Merger Sub, the Surviving Entity and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, Fractional Share Consideration and any other amounts otherwise payable to any holder of Company Common Stock pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payments under applicable Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.4   Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Entity, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.
Section 3.5   Dissenters Rights.   No dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL, shall be available with respect to the Merger or the other transactions contemplated by this Agreement, including any remedy under Sections 3-201 et seq. of the MGCL.
Section 3.6   No Fractional Shares.   No certificate or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates or the transfer of Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) who would otherwise have been entitled to receive a fraction of a Parent Common Share shall receive, in lieu thereof, cash, without interest, in an amount equal to the product of (i) the Parent Common Share Price, multiplied by (ii) such fraction of a Parent Common Share.
Section 3.7   General Effects of the Merger.   At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MGCL and the MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of Company shall vest in the Surviving Entity, and all debts, liabilities and duties of Company shall become the debts, liabilities and duties of the Surviving Entity.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF COMPANY
Except (a) as set forth in the disclosure letter prepared by Company, with numbering corresponding to the numbering of this Article 4 delivered by Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Company Disclosure Letter with respect to any Section or subsection of this Article 4 shall be deemed disclosed with respect to any other Section or subsection of this Article 4 to the extent the applicability of such disclosure is reasonably apparent on the face of such disclosure (it being understood that to be so reasonably apparent it is not required that the other Sections or subsections be cross-referenced); provided, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation, warranty, covenant or agreement of Company made herein and no reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Company Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Company or any Company Subsidiary is a party exists or has actually occurred), or (b) as disclosed in the Company SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2019 and at least two (2) Business Days prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” (but including any description of historic facts or events included therein) and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer (but including any description of historic facts or events included therein) or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Article 4), Company hereby represents and warrants to Parent that:
Section 4.1   Organization and Qualification; Subsidiaries.
(a)   Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Company is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)   Each Company Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, validly existing or in good standing (to the extent applicable), or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business as a foreign corporation, company or partnership, as applicable, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing (to the extent applicable) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(c)   Section 4.1(c) of the Company Disclosure Letter sets forth in all material respects a true and complete list of each Company Subsidiary and their respective jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by Company in each Company Subsidiary, including a list of each Company Subsidiary that is a “qualified

REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each, a “Taxable REIT Subsidiary”).
(d)   Except as set forth in Section 4.1(d) of the Company Disclosure Letter, neither Company nor any Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term investment securities).
(e)   Except as set forth in Section 4.1(e) of the Company Disclosure Letter, Company has not exempted any Person from or waived any stock ownership limit or created or increased an Excepted Holder Limit (as defined in the Company Charter) under the Company Charter, which exemption or waiver is currently in effect.
Section 4.2   Organizational Documents.   Company has made available to Parent complete and correct copies of the Company Charter and the Company Bylaws and the Organizational Documents of each Company Subsidiary that is not wholly owned by Company or another Company Subsidiary and each other entity in which Company or any Company Subsidiary has any equity interests, in each case as in effect on the date hereof.
Section 4.3   Capital Structure.
(a)   The authorized capital stock of Company consists of 475,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, $0.001 par value per share (“Company Preferred Stock”). At the close of business on July 16, 2021 (the “Company Capitalization Date”), (i) 214,797,869 shares of Company Common Stock were issued and outstanding, (ii) 2,330,760 shares of Company Common Stock were reserved for issuance pursuant to the terms of outstanding Company Equity Awards granted pursuant to the Company Equity Incentive Plans, (iii) 4,039,082 shares of Company Common Stock were available for grant under the Company Equity Incentive Plans, and (iv) no shares of Company Preferred Stock were issued and outstanding.
(b)   Section 4.3(b) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Option, Company Restricted Share Award, Company RSU, Company Dividend Equivalent and any other Company Equity Award, (ii) the name of the holder thereof and whether such holder is a current or former director, employee or other individual service provider of Company and its Subsidiaries, (iii) the number of shares of Company Common Stock underlying each such award (indicating both target-level and maximum-level performance, as applicable, in the case of the Company Equity Awards subject to performance-based vesting) or in the case of each Company Dividend Equivalent, the accrued but unpaid cash amount underlying such award, (iv) the grant date, (v) the extent to which each such award is vested and the times and extent to which each such award will vest, (vi) in the case of each Company Option, (A) the exercise price per share of Company Common Stock, (B) the termination date of such Company Option, and (C) whether it is intended to qualify as an “incentive stock option” (as defined in Section 422 of the Code) or a non-qualified stock option, and (vii) in the case of each Company RSU and Company Dividend Equivalent, whether such award is subject to Section 409A of the Code. The exercise price per share of Company Common Stock of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option.
(c)   Company does not have a dividend or distribution reinvestment plan or program. Effective as of July 17, 2021, Company has suspended repurchases of Company Common Stock pursuant to Company’s stock repurchase program (the “Company Stock Repurchase Program”), and such suspension remains in effect. All issued and outstanding shares of the capital stock of Company are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Company Common Stock may vote.
(d)   Except as set forth on Section 4.3(d) of the Company Disclosure Letter, all of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Company Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries, free and clear of all encumbrances other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals and reserves are maintained on Company’s financial statements in accordance with GAAP (if such reserves are required pursuant to GAAP).
(e)   Except for the Company Equity Awards set forth on Section 4.3(b) of the Company Disclosure Letter, there are no outstanding subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating Company or any of the Company Subsidiaries to (i) issue, transfer, deliver or sell or create, or cause to be issued, transferred, delivered or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests.
(f)   Neither Company nor any Company Subsidiary is a party to or, to the Knowledge of Company, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of Company or any of the Company Subsidiaries.
(g)   Company does not have a “poison pill” or similar stockholder rights plan.
(h)   Neither Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.
(i)   Except for the Company Dividend Equivalents set forth on Section 4.3(b) of the Company Disclosure Letter, all dividends or other distributions on the shares of Company Common Stock and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).
Section 4.4   Authority.
(a)   Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement to which Company is a party, including the Merger. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Merger, to receipt of the Company Stockholder Approval, and to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT. This Agreement has been duly executed and delivered by Company, and assuming due and valid authorization, execution and delivery by Parent and Merger Sub, constitutes a legally valid and binding obligation of Company enforceable against Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(b)   The Company Board at a duly held meeting, has unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby are in the best interests of the holders of

Company Common Stock, (ii) approved, adopted and declared advisable this Agreement and the Merger, (iii) duly and validly authorized the execution and delivery of this Agreement, (iv) directed that the Merger and the other transactions contemplated by this Agreement be submitted for consideration at the Company Stockholder Meeting and (v) resolved to recommend that holders of Company Common Stock vote in favor of approval of the Merger and the other transactions contemplated by this Agreement and to include such recommendation in the Joint Proxy Statement (such recommendations, the “Company Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.
Section 4.5   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by Company does not, and, assuming receipt of the Company Stockholder Approval and that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, as applicable, the performance of this Agreement, the transactions contemplated hereby and Company’s obligations hereunder will not, (i) conflict with or result in a violation of any provision of (A) the Company Charter or the Company Bylaws, or (B) any comparable Organizational Documents of any Company Subsidiary, (ii) conflict with or result in any violation of any Law applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.5(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of Company or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of, or result in a, termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Company or any Company Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Company or any Company Subsidiary is a party, other than a Company Permitted Lien, except, as to clauses (i)(B), (ii) and (iii) above, as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(b)   The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement in preliminary and definitive form and of a registration statement on Form S-4 pursuant to which the offer and sale of Parent Common Shares in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (iv) such filings as may be required in connection with state and local Transfer Taxes, (v) any filings or approvals required under the rules and regulations of the NYSE, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or as otherwise set forth on Section 4.5(b) of the Company Disclosure Letter.
Section 4.6   Permits; Compliance with Law.
(a)   Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.16 and Section 4.17, which are addressed solely in those Sections, Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority, including building permits and certificates of occupancy, necessary for Company and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority. Neither Company nor any Company Subsidiary has received any written notice from a Governmental Authority asserting a failure, or possible failure, to comply with any Company Permit, the subject of which written notice has not been resolved prior to the date of this Agreement as required thereby or otherwise to the satisfaction of the Governmental Authority sending such notice, except for such failures as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   Neither Company nor any Company Subsidiary is or has been in conflict with, or in default or violation of (i) any Law or Order applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound (except for Laws addressed in Section 4.12, Section 4.15, Section 4.16, or Section 4.17 which are solely addressed in those Sections), or (ii) any Company Permits (except for Company Permits addressed in Section 4.16 or Section 4.17 which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.7   SEC Documents; Financial Statements.
(a)   Company has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed or furnished by Company with the SEC, including any amendments or supplements thereto, since January 1, 2019 (the forms, documents, statements, schedules and reports filed or furnished with the SEC since January 1, 2019 and those filed with the SEC since the date of this Agreement, if any, including any amendments or supplements thereto, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Documents filed or furnished and publicly available prior to the date of this Agreement. Company does not have any outstanding and unresolved comments from the SEC with respect to any Company SEC Documents. No Company Subsidiary is required to file any form or report with the SEC.
(b)   Company has made available to Parent complete and correct copies of all written correspondence between the SEC, on one hand, and Company, on the other hand, since January 1, 2019. At all applicable times, Company has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “SOX Act”) and the rules and regulations thereunder, as amended from time to time.
(c)   The consolidated financial statements of Company and the Company Subsidiaries included, or incorporated by reference, in the Company SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Company and the Company Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Company and the Company Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date of this Agreement.
(d)   Neither Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate of Company or any Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Company, any Company Subsidiary or such Company’s or Company Subsidiary’s audited financial statements or other Company SEC Documents.
(e)   Since January 1, 2019, Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. There has been no change in Company’s internal control over financial reporting that has occurred since December 31, 2020 that has materially affected, or is reasonably likely to materially affect, Company’s internal control over financial reporting. Since December 31, 2020, there have been no significant deficiencies or material weaknesses in Company’s internal control over financial reporting (whether or not remediated). Company has disclosed as of the date hereof, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to materially affect Company’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees of Company or any Subsidiary who have a significant role in Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date of this Agreement. As used in this Section 4.7(e), the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board as in effect on the date of this Agreement. As of the date of this Agreement, the principal executive officer and principal financial officer of Company have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.
(f)   Company is in compliance in all material respects with all current listing requirements of the New York Stock Exchange.
Section 4.8   Absence of Certain Changes or Events.   From December 31, 2020 through the date of this Agreement, Company and each Company Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice and there has not been any Company Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Company Material Adverse Effect.
Section 4.9   No Undisclosed Material Liabilities.   There are no material liabilities of Company or any of the Company Subsidiaries of any nature that would be required under GAAP to be set forth on the financial statements of Company or the notes thereto, other than: (a) liabilities reflected or reserved against on the balance sheet of Company dated as of March 31, 2021 (including the notes thereto) as required by GAAP, (b) liabilities incurred in connection with the transactions contemplated by this Agreement or (c) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2021.

Section 4.10   No Default.   None of Company or any of the Company Subsidiaries is in default or violation (and to the Knowledge of Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) (i) the Company Charter or the Company Bylaws, or (ii) the comparable Organizational Documents of any of the Company Subsidiaries, or (b) any loan or credit agreement, note, or any bond, mortgage or indenture, to which Company or any of the Company Subsidiaries is a party or by which Company, any of the Company Subsidiaries or any of their respective properties or assets is bound, except in the case of clause (a)(ii) and (b) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.11   Litigation.   Except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Company, threatened in writing by or before any Governmental Authority, nor, to the Knowledge of Company, is there any investigation pending by any Governmental Authority, in each case, against or affecting Company or any Company Subsidiary or any director or officer of Company or any Company Subsidiary, in their capacity as a director or an officer of Company or such Company Subsidiary, and (b) neither Company nor any Company Subsidiary, nor any of their respective properties, is subject to any outstanding Order of any Governmental Authority.
Section 4.12   Taxes.
(a)   Company and each Company Subsidiary has timely filed with the appropriate Governmental Authority all income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Company and each Company Subsidiary has duly paid (or there has been paid on its behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by it, whether or not shown on any Tax Return.
(b)   Company (i) for all taxable years commencing with Company’s taxable year ending December 31, 2003 and through December 31, 2020, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2021 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT (including with regard to the REIT distribution requirements) for its taxable year that ends on the day of the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in the Company’s failure to qualify as a REIT or in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened, to the Knowledge of Company. Company’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year commencing and including the taxable year ended December 31, 2013, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (x) Company’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (y) Company’s net capital gain for such year.
(c)   Except as set forth on Section 4.12(c) of the Company Disclosure Letter, (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Company, threatened with regard to any material Taxes or Tax Returns of Company or any Company Subsidiary; (ii) no material deficiency for Taxes of Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Company, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither Company nor any Company Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither Company nor any Company Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)   Each Company Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for federal income tax purposes. No Company Subsidiary is a corporation or an association taxable as a corporation, other than a corporation or an association taxable as a corporation that qualifies as a Taxable REIT Subsidiary.
(e)   Neither Company nor any Company Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code and the applicable Treasury Regulations thereunder).
(f)   For each taxable year since and including the year ended December 31, 2013, Company and each Company Subsidiary have not incurred (i) any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code and (ii) neither Company nor any Company Subsidiary has incurred any material liability for Taxes other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. To the Knowledge of Company, no event has occurred, and no condition or circumstances exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon Company or any Company Subsidiary.
(g)   Neither Company nor any Company Subsidiary (other than a Taxable REIT Subsidiary of Company) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither Company nor any Company Subsidiary has engaged in any transaction that would give rise to “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” in each case as defined in Section 857(b)(7) of the Code.
(h)   Company and each Company Subsidiary has complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474, and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws, and are not liable for any arrears or wages or any taxes or any penalty for failure to withhold or pay such amounts.
(i)   There are no Company Tax Protection Agreements in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of Company threatened to raise, a material claim against Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements. As used herein, “Company Tax Protection Agreements” means any written agreement to which Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a Company Subsidiary Partnership, Company or Company Subsidiary have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for United States federal income tax purposes.
(j)   There are no Tax Liens upon any property or assets of Company or any Company Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(k)   There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Company or any Company Subsidiary (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business), and after the Closing Date neither Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(l)   Neither Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.
(m)   Neither Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (excluding customary indemnification provisions contained in credit or other commercial agreements entered into in the ordinary course of business and the primary purposes of which do not relate to Taxes), or otherwise.
(n)   Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(o)   As of the date of this Agreement, Company is not aware of any fact or circumstances that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(p)   None of Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
(q)   Except as set forth on Section 4.12(q) of the Company Disclosure Letter, no written power of attorney that has been granted by Company or any Company Subsidiary (other than to Company or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes, except for powers of attorney granted to counsel with respect to appeals of real estate tax assessments.
(r)   As of the date hereof, the amount of the Company’s liabilities does not exceed the aggregate U.S. federal income tax basis of the Company’s assets (each as computed for U.S. federal income tax purposes).
(s)   Neither the Company nor any Company Subsidiary (other than any Company Subsidiary that is a taxable REIT subsidiary) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(t)   Each Company Subsidiary that is a Qualified REIT Subsidiary set forth on Section 4.12(t) of the Company Disclosure Letter directly or indirectly owns interests in real property, and no such Qualified REIT Subsidiary has made an entity classification election on IRS Form 8832 in the sixty (60) month period preceding the date of this Agreement. The aggregate value of all property owned by the Company Subsidiaries that are Qualified REIT Subsidiaries is less than 20% of the gross value of Company’s assets (as computed for REIT asset test purposes). No Company Subsidiary that is a Qualified REIT Subsidiary is party to a mortgage loan or engages in any activity described in Section 856(l)(3)(A) or (B) of the Code.
Section 4.13   Benefit Plans; Employees.
(a)   Section 4.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of each material Benefit Plan (i) maintained, sponsored, contributed to, required to be contributed to, or participated in by Company or any of the Company Subsidiaries or with respect to which Company or any of the Company Subsidiaries is a party for the benefit of or relating to any current or former director, employee, or other individual service provider of Company and Company Subsidiaries or (ii) with respect to which Company or any of the Company Subsidiaries has or may have any material obligation or liability (contingent or otherwise and including as a result of being an ERISA Affiliate with any person) (“Company Benefit Plans”), excluding former agreements under which neither Company nor any Company Subsidiary has any remaining obligations and any of the foregoing that are required to be maintained by Company or any Company Subsidiary under the Laws of any jurisdiction. Company has provided or made available to Parent, in each case, to the extent applicable and as of the date of this Agreement: (i) accurate and complete copies of all documents setting forth the terms of each material Company Benefit Plan including all amendments thereto; (ii) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required under ERISA with respect to each material Company Benefit Plan; (iii) all trust agreements, insurance contracts and funding agreements, including all amendments thereto; (iv) all discrimination and compliance tests performed under the Code for the most recent plan year; (v) the most recent IRS determination or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vi) all material, non-routine and written filings, notices, correspondence or other communications relating to any Company Benefit Plan that was submitted to or received from the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, the SEC, or any other Governmental Authority in the past three years.
(b)   None of Company, any Company Subsidiary or any of their respective ERISA Affiliates maintains, sponsors, contributes to, is required to contribute to or participates in, or has ever maintained, sponsored, contributed to, been required to contribute to or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code). None of Company, any Company Subsidiary or any of their respective ERISA Affiliates have incurred, nor are there any circumstances under which they could reasonably incur, any liability or obligations under Title IV of ERISA. Except as set forth in Section 4.13(b) of the Company Disclosure Letter, none of Company, any Company Subsidiary or any of their respective ERISA Affiliates have any liability or obligation to provide post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any person for any reason (or to any such person’s eligible dependents), other than coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code at the recipient’s sole premium cost. No Company Benefit Plan provides or reflects or represents any liability or obligation of Company or any Company Subsidiary to provide life insurance, health benefits or other welfare benefits to any member of Company’s Board of Directors for any reason, unless such director is also an employee of Company or any Company Subsidiary.
(c)   Except as set forth on Section 4.13(c) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event, (i) result in any payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former director, trustee, employee or other individual service provider of Company or any of the Company Subsidiaries; (ii) create any limitation or restriction on the right to merge, amend or terminate any Company Benefit Plan; or (iii) result in the payment of any amount or benefit to a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither Company nor any Company Subsidiary has any obligation to gross-up or otherwise reimburse or compensate any current or former director, trustee, employee, or other individual service provider for any Taxes incurred by such individual under or pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.
(d)   Each Company Benefit Plan and the administrators and fiduciaries of each Company Benefit Plan have complied with the applicable requirements of ERISA, the Code, and any other applicable Law, except where the failure to so comply has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan that is intended to comply with Section 401(a) of the Code has received a favorable determination letter issued by the IRS or is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan. To the Knowledge of Company, no event has occurred with respect to any Company Benefit Plan which will or could give rise to disqualification of such plan, the loss of intended Tax consequences under the Code, or any material Tax or liability or penalty. All contributions and payments due from Company, any Company Subsidiary or any of their respective ERISA Affiliates with respect to each Company Benefit Plan as required by Law and by the terms of the Company Benefit Plans have been timely made or to the extent not yet due, have been timely accrued in accordance with GAAP in the consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents.
(e)   (i) There are no material proceedings pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened with respect to a Company Benefit Plan or the assets of a Company Benefit Plan; (ii) to the Knowledge of the Company, no fiduciary (as defined in ERISA Section 3(21) of a Company Benefit Plan) has breached any fiduciary, co-fiduciary or other duty imposed under Title I of ERISA; and (iii) to the Knowledge of the Company, no “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Code Section 4975) of any Company Benefit Plan has engaged in any nonexempt “prohibited transaction” (as defined in Code Section 4975 or ERISA Section 406) which has had or would reasonably be expected to have a Company Material Adverse Effect.
(f)   Company has provided or made available to Parent under separate cover a true, correct, and complete listing of all employees of Company and Company Subsidiaries (the “Company Employees”) as of the date of this Agreement, including each such Company Employee’s name, job title or function, employer entity name, classification as exempt or non-exempt under applicable Law, job location, leave of absence status and expected return to work date, and date of hire, as well as a true, correct, and complete listing of his or her current base salary or wage payable, the amount of all incentive compensation paid or payable to such Company Employee for the most recently-completed calendar year, the amount of accrued but unused vacation time, and his or her current participation in any Company Benefit Plan, each as of the date of this Agreement. The employment of all Company Employees may be terminated on an at-will basis.
(g)   Neither Company nor any Company Subsidiary is or has ever been a party to or bound (in whole or in part) by any collective bargaining agreement or other labor union contract applicable to employees of Company or any Company Subsidiary, nor is any such agreement or contract presently being negotiated. There are no activities or proceedings of any labor union or employee group to organize any employees of Company or any Company Subsidiary or any current union representation questions involving such employees nor have there been any such activities or proceedings within the past three (3) years. There is no labor strike, controversy, slowdown, work stoppage or lockout occurring, or, to the Knowledge of Company, threatened by or with respect to any employees of Company or any Company Subsidiary, nor has any such action occurred or, to the Knowledge of Company, been threatened, within the past three (3) years. There are no material unfair labor practice complaints pending or, to the Knowledge of Company, threatened against Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority. No material charges with respect to or relating to Company or any Company Subsidiary are pending or, to the Knowledge of Company, threatened before the Equal Employment Opportunity Commission or any other Governmental Authority. There is no material employment-related Action pending or, to the Knowledge of Company, threatened with respect to any current or former employees of Company or any Company Subsidiary, including any Actions with respect to payment of wages, salary or overtime pay, discrimination, harassment or wrongful discharge. Neither Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with or citation by any Governmental Authority relating to employees or employment practices, and there are no pending or, to the Knowledge of Company, threatened investigations, audits or similar proceedings alleging breach or violation of any labor or employment law. Neither Company nor any Company Subsidiary has or will become subject to any obligation under applicable Law or otherwise to notify or consult with, prior to or after the Closing, any Company Employee, Governmental Authority or other Person with respect to the impact of the transactions contemplated hereby on the employment of any of the Company Employees or the compensation or benefits provided to any of the Company Employees.
(h)   Neither Company nor any Company Subsidiary has taken any action in the past three (3) years that has triggered any liability or an obligation to provide notice under WARN.

Section 4.14   Information Supplied.   None of the information relating to Company and the Company Subsidiaries contained in the Joint Proxy Statement or that is provided by Company and the Company Subsidiaries in writing for inclusion or incorporation by reference in the Form S-4 or any other document filed with the SEC in connection with the transactions contemplated by this Agreement will (a) in the case of the Form S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) in the case of the Joint Proxy Statement, at the time of the mailing thereof, at the time the Company Stockholder Meeting or the Parent Shareholder Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (c) with respect to any other document to be filed by Company with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will (with respect to Company, its officers and directors and the Company Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Company or any Company Subsidiaries.
Section 4.15   Intellectual Property.   Except as set forth on Section 4.15(b) of the Company Disclosure Letter or as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:
(a)   Company and the Company Subsidiaries own all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary, free and clear of all Liens other than Company Permitted Liens, and are licensed to use, or otherwise possess valid rights to use, all other Intellectual Property used in or held for use in, and necessary for the conduct of, the business of Company and the Company Subsidiaries as it is currently conducted,
(b)   all Company Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary that has been issued by or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are not expired, cancelled or abandoned and, to the Knowledge of the Company, are valid and enforceable,
(c)   there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any Company Subsidiary alleging that the Company Intellectual Property infringes, misappropriates or otherwise violates (or since January 1, 2019, infringed, misappropriated or otherwise violated) any Intellectual Property rights of any third party or that any of the Company Intellectual Property is invalid or unenforceable,
(d)   to the Knowledge of Company, the conduct of the business of Company and Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate (or since January 1, 2019, infringed, misappropriated or otherwise violated) any Intellectual Property rights of any third party,
(e)   to the Knowledge of Company, no third party is misappropriating, infringing or otherwise violating any Company Intellectual Property,
(f)   Company and Company Subsidiaries have taken reasonable measures to protect the security, privacy and confidentiality of all Company Protected Information,
(g)   Company and Company Subsidiaries have implemented and maintain reasonable data security programs that are consistent with industry standards and applicable Laws,
(h)   Company and Company Subsidiaries have not experienced any breach of security, unauthorized access or disclosure, or loss of control of Company Protected Information since January 1, 2019,

(i)   Company and Company Subsidiaries have complied with all security, privacy or data protection Laws applicable to that entity or to Company Protected Information that entity collects, holds, uses or discloses, and
(j)   following the Closing Date, the Surviving Entity will have the same rights and privileges in the Company Intellectual Property as the Company and Company Subsidiaries had in the Company Intellectual Property immediately prior to the Closing Date.
Section 4.16   Environmental Matters.   Except as set forth on Section 4.16 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
(a)   Company and each Company Subsidiary are in compliance and, except for matters that have been fully and finally resolved, Company and each Company Subsidiary have for the past three (3) years complied with all Environmental Laws.
(b)   Company and each Company Subsidiary have timely applied for, obtained and maintain all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are valid and in good standing.
(c)   Neither Company nor any Company Subsidiary has received any written request for information from a Governmental Authority, or any notice, demand, letter or claim alleging that Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law or with respect to Hazardous Substances.
(d)   Neither Company nor any Company Subsidiary is subject to any Order relating to compliance with or liability under Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal, Release or cleanup of Hazardous Substances and no Action is pending or, to the Knowledge of Company, threatened against Company or any Company Subsidiary under any Environmental Law or relating to Hazardous Substances.
(e)   Neither Company nor any Company Subsidiary has assumed by contract, operation of law or otherwise, any liability of any person under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.
(f)   Neither Company nor any Company Subsidiary has caused, and to the Knowledge of Company, no third party has caused any Release of a Hazardous Substance that would reasonably be expected to result in liability to Company or any Company Subsidiary under any Environmental Law or relating to Hazardous Substances.
(g)   Neither Company nor any Company Subsidiary has transported, disposed, or arranged for the transport, treatment or disposal of Hazardous Substances at any location such that Company or such Company Subsidiary is or would reasonably be expected to be liable, or become the subject of any Action under Environmental Law or with respect to Hazardous Substances.
(h)   Section 4.16(h) of the Company Disclosure Letter sets forth a true and complete list of all active, pending or threatened environmental contamination investigations, plans or remedial obligations of Company or any Company Subsidiary, including a brief description of each such investigation, plan or obligation.
Section 4.17   Properties.
(a)   Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list of the address and common name of each Company Property and identifies each Company Property under which Company or any Company Subsidiary is a lessee or sublessee, including any other real property in which Company or any Company Subsidiary holds any air rights. Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list of the real property which, as of the date of this Agreement, is under contract to be purchased by Company or a Company Subsidiary after the date of this Agreement or that is required under a binding contract to be leased or subleased by Company or a

Company Subsidiary as lessee or sublessee after the date of this Agreement. Except for any pending acquisitions under contract disclosed on Section 6.1 of the Company Disclosure Letter, there are no real properties that either Company or any Company Subsidiary is obligated to buy, lease or sublease at some future date. Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list of the mortgage notes receivables and commercial mortgage backed and similar securities owned by Company or any Company Subsidiary.
(b)   Either Company or a Company Subsidiary owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) or air rights to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens none of which Company Permitted Liens have had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.17(b) of the Company Disclosure Letter describes the material Company Permitted Liens which are being contested in good faith by appropriate proceedings.
(c)   Neither Company nor any of the Company Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement (or of any pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(d)   No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use and operation of the buildings and improvements on any of the Company Properties as currently used and operated or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither Company nor any Company Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(e)   Except as listed on Section 4.17(e) of the Company Disclosure Letter, since January 1, 2019, no written notice to the effect that there are condemnation, eminent domain or similar proceedings or material rezoning proceedings has been received or is pending with respect to any material portion of any of the Company Properties, and, to the Knowledge of Company, since January 1, 2019, no (i) condemnation or material rezoning proceedings are threatened with respect to any material portion of any of the Company Properties, and (ii) no zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Company Property, which violation or any enforcement action related thereto would prevent the Company Property and any associated improvements from continuing to be operated in the ordinary course of business.
(f)   Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the rent rolls for each of the Company Properties, as of June 30, 2021, which rent rolls have previously been made available by or on behalf of Company or any Company Subsidiary to Parent (including an indication of whether any Company Property is subject to net leases), are true and correct in all respects and (i) correctly reference each lease or sublease that was in effect as of June 30, 2021, and to which Company or a Company Subsidiary is a party as lessor or sublessor with respect to each of the Company Properties and (ii) identify the rent payable under the Company Leases as of such date. Company or a Company Subsidiary has received all security deposits required by the applicable Company Lease other than immaterial deficiencies, and such security deposits have been held and applied in all material respects in accordance with Law and the applicable Company Leases.
(g)   True and complete (in all material respects) copies of all ground leases with respect to the Company Properties where Company or any Company Subsidiary is the lessee or sublessee, in each case in effect as of the date hereof, have been made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or as disclosed on Section 4.17(g) of the Company Disclosure Letter, (i) neither Company nor any Company Subsidiary is and, to the Knowledge of Company, no other party is in breach or violation of, or default under, any of the (x) ground leases with respect to the Company Properties where Company or any Company Subsidiary is the lessee or sublessee and (y) Company Leases (A) for real property in excess of 15,000 square feet or (B) providing for aggregate annual base rent in an amount in excess of $750,000 (the “Material Company Leases”), (ii) no event has occurred that would result in a breach or violation of, or a default under, any Material Company Lease by Company or any Company Subsidiary, or, to the Knowledge of Company, any other party thereto (in each case, with or without notice or lapse of time) and no tenant under a Material Company Lease is in monetary default under such Material Company Lease, (iii) no tenant under a Material Company Lease is the beneficiary or has the right to become a beneficiary of (A) a loan or forbearance from Company or Company Subsidiary in connection with COVID-19 or COVID-19 Measures, unless set forth on Section 4.17(g) of the Company Disclosure Letter, or (B) any other loans or forbearances from Company or any Company Subsidiary in excess of $500,000 in the aggregate, and (iv) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Company or a Company Subsidiary and, to the Knowledge of Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as disclosed on Section 4.17(g) of the Company Disclosure Letter, (x) neither Company nor any Company Subsidiary has received written notice from any tenant under any Material Company Lease that such tenant is challenging the calculation of any amounts to be paid by any such tenant under any Material Company Lease which has not been resolved, (y) no tenant under a Material Company Lease is currently asserting in writing a right to cancel or terminate such Material Company Lease prior to the end of the current term, and (z) neither Company nor any Company Subsidiary has received a notice of any insolvency or bankruptcy proceeding involving any tenant under a Material Company Lease. Except as set forth on Section 4.17(g) of the Company Disclosure Letter, no tenant under a Material Company Lease is in monetary default in an amount in excess of $250,000 relating to the payment of any amounts payable under such Material Company Lease.
(h)   To the Knowledge of Company, there are no material Tax abatements or exemptions specifically affecting any of the Company Properties. Neither Company nor any Company Subsidiary has received any written notice of (and Company and Company Subsidiaries do not have any Knowledge of) any proposed increase in the assessed valuation of any Company Property or of any proposed public improvement assessments that, in any of the foregoing, will result in the Taxes or assessments payable in the next tax period increasing by an amount material to Company and Company Subsidiaries, considered as a whole, in each case, to the extent such Tax is on a Company Property for which Company is not entitled by the terms of Company Leases to be reimbursed for a significant portion of such Tax.
(i)   As of the date of this Agreement, no material purchase option has been exercised under any Company Lease for which the purchase has not closed prior to the date of this Agreement.
(j)   Except for Company Permitted Liens, as set forth in Company Leases, joint venture agreements and title documents provided to Parent prior to the date hereof or as set forth on Section 4.17(j) of the Company Disclosure Letter, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any material portion thereof, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any material portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any party other than Company or a Company Subsidiary (a “Company Third Party”).

(k)   Except pursuant to a Company Lease, or any ground lease affecting any Company Property, neither Company nor any Company Subsidiary is a party to any agreement pursuant to which Company or any Company Subsidiary manages or manages the development of any real property for any Company Third Party.
(l)   Except as would not, individually or in the aggregate, materially impair the value of the applicable Company Property or the continued use and operation of the applicable Company Property as would not have a material adverse impact on Company, Company and each Company Subsidiary, as applicable, are in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”). Since January 1, 2019, no written claim has been made against any Company Title Insurance Policy that would be material to any Company Property.
(m)   Section 4.17(m) of the Company Disclosure Letter lists each Company Property that is (i) under development (or for which development is imminent) as of the date hereof (other than normal repair, maintenance and landlord or tenant improvement projects in the ordinary course of business) or (ii) subject to a binding agreement for development or commencement of construction by Company or a Company Subsidiary, in each case other than those pertaining to customary capital repairs, replacements and other similar correction or deferred maintenance items in the ordinary course of business.
(n)   Section 4.17(n) of the Company Disclosure Letter lists the parties currently providing third-party property management services to Company or a Company Subsidiary and the number of Company Properties currently managed by each such party.
(o)   The Company Properties (x) are supplied with utilities and other services as reasonably required for their continued operation as they are now being operated, (y) are, to the Knowledge of Company, either (A) sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to Parent or (B) scheduled for maintenance or repair in the ordinary course of business, and (z) are, to the Knowledge of Company, adequate and suitable for the purposes for which they are presently being used.
(p)   To the Knowledge of Company, each of the Company Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.
(q)   Company and any Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all material personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy) except as individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of Company’s or any Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that have not and would not reasonably be expected to have a Company Material Adverse Effect.
(r)   With respect to any Company Property that includes or is adjacent to any retail store in excess of 30,000 square feet that is owned by a third party (a “Shadow Anchor”) (other than Company or a Company Subsidiary), since January 1, 2019, neither Company nor to the Knowledge of Company any Shadow Anchor or any other party has received written notice of material default under any reciprocal easement agreement or joint operating agreement or similar agreement that relates to the operation of such Company Property.
(s)   Section 4.17(s) of the Company Disclosure Letter sets forth a list of all outstanding obligations of Company or any Company Subsidiary for Tenant Improvements as of the date of this Agreement, which individually exceed $2,000,000, including (i) the applicable Company Lease, (ii) the total amount of such Tenant Improvement obligation and (iii) a brief description of the project.

Section 4.18   Material Contracts.
(a)   Except for contracts listed in Section 4.18(a) of the Company Disclosure Letter, this Agreement or contracts filed as exhibits to the Company SEC Documents, as of the date of this Agreement, neither Company nor any Company Subsidiary is a party to or bound by any contract that, as of the date hereof:
(i)   is required to be filed as an exhibit to the Company SEC Documents pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act (but, for the avoidance of doubt, no Company Benefit Plan);
(ii)   obligates Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $2,000,000 and is not cancelable within ninety (90) days without material penalty to Company or any Company Subsidiary, except for any Company Lease or any ground lease affecting any Company Property;
(iii)   contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of Company or any Company Subsidiary, or that otherwise restricts or limits, in each case, in any material respect, the lines of business conducted by Company or any Company Subsidiary or the geographic area in which Company or any Company Subsidiary may conduct business, other than any ground lease or exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by the Company and its Subsidiaries in the ordinary course of business;
(iv)   is an agreement that obligates Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Company or any Company Subsidiary pursuant to which Company or a Company Subsidiary is the indemnitor (other than the Company Charter and Company Bylaws and the Organizational Documents of the Company Subsidiaries);
(v)   constitutes an Indebtedness obligation of Company or any Company Subsidiary with a principal amount as of the date hereof greater than $5,000,000 other than (x) surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business in each case to the extent not drawn upon and (y) any contract solely among or between the Company and its wholly owned Subsidiaries;
(vi)   requires Company or any Company Subsidiary to dispose of or acquire assets or real properties (other than in connection with the expiration of a Company Lease or a ground lease affecting any Company Property) with a fair market value in excess of $5,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Company Lease or any ground lease affecting any Company Property;
(vii)   constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;
(viii)   sets forth the operational terms of a joint venture, partnership, limited liability company with a Company Third Party member or strategic alliance of Company or any Company Subsidiary;
(ix)   constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties) in an amount in excess of $2,000,000;
(x)   constitutes an agreement under which Company or a Company Subsidiary has purchased or sold real property and has uncompleted financial obligations in excess of $2,000,000; or
(xi)   requires payment of commissions (including leasing commissions on brokerage fees) or Tenant Improvement costs, allowances or other concessions in excess of $2,000,000.

(b)   Each contract in any of the categories set forth in Section 4.18(a) to which Company or any Company Subsidiary is a party or by which it is bound is referred to herein as a “Company Material Contract.”
(c)   Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on Company and each Company Subsidiary that is a party thereto and, to the Knowledge of Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the Knowledge of Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of Company or any Company Subsidiary, nor, to the Knowledge of Company, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation or breach of, or default under, any Company Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither Company nor any Company Subsidiary has received notice of any violation of or default under any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.19   Insurance.   Section 4.19 of the Company Disclosure Letter sets forth a list of all material insurance policies and all material fidelity bonds or other material insurance contracts providing coverage for all Company Properties (the “Company Insurance Policies”). The Company Insurance Policies include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Material Company Lease. Except as individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, all premiums due and payable under all the Company Insurance Policies have been paid, and Company and Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Company Insurance Policies. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or as set forth on Section 4.19 of the Company Disclosure Letter, there is no claim for coverage by Company or any Company Subsidiary pending under any of the Company Insurance Policies that has been denied or disputed by the issuer. To the Knowledge of Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. Since January 1, 2019, no written notice of cancellation or termination has been received by Company or any Company Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.
Section 4.20   Opinion of Financial Advisor.   The Company Board has received the oral opinion of Citigroup Global Markets Inc. (to be confirmed in writing) to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to holders (other than any Company Subsidiary, Parent and any Parent Subsidiary) of Company Common Stock.
Section 4.21   Approval Required.   The affirmative vote of holders of shares of Company Common Stock entitled to cast a majority of all the votes entitled to be cast with respect to such action at the Company Stockholder Meeting (the “Company Stockholder Approval”) is the only vote of holders of securities of Company required to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.
Section 4.22   Brokers.   Except for the fees and expenses payable to Citigroup Global Markets Inc., no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any Company Subsidiary; a true and complete copy of the agreement with respect to the engagement of Citigroup Global Markets Inc. has previously been made available to Parent.

Section 4.23   Investment Company Act.   Neither Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act.
Section 4.24   Takeover Statutes.   The Company Board has taken all action necessary to render inapplicable to the Merger and the other transactions contemplated by this Agreement the restrictions on business combinations and control share acquisitions contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. To the Knowledge of Company, no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. Neither Company nor any Company Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” or an “affiliate” of an interested stockholder of Parent as defined in Section 3-601 of the MGCL.
Section 4.25   Related Party Transactions.   Except for this Agreement or as set forth in the Company SEC Documents filed through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2019 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. Except for agreements not required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC, Section 4.25 of the Company Disclosure Letter sets forth each agreement between Company or any Company Subsidiary, on the one hand, and any Affiliates (other than the Company Subsidiaries) of Company, on the other hand (each, a “Company Related Party Agreement”).
Section 4.26   No Other Representations and Warranties.   Except for the representations or warranties expressly set forth in this Article 4, neither Company nor any other Person on behalf of Company has made any representation or warranty, expressed or implied, with respect to Company or Company Subsidiaries, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Company or Company Subsidiaries. In particular, without limiting the foregoing disclaimer, neither Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by Company in this Article 4, any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, Company acknowledges and agrees that none of Parent or any other Person has made or is making any representations or warranties relating to Parent whatsoever, express or implied, beyond those expressly given by Parent in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to Company or any of its Representatives.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT
Except (a) as set forth in the disclosure letter prepared by Parent, with numbering corresponding to the numbering of this Article 5 delivered by Parent to Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Parent Disclosure Letter with respect to any Section or subsection of this Article 5 shall be deemed disclosed with respect to any other Section or subsection of this Article 5 to the extent the applicability of such disclosure is reasonably apparent on the face of such disclosure (it being understood that to be so reasonably apparent it is not required that the other Sections or subsections be cross-referenced); provided, that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation, warranty, covenant or agreement of Parent or Merger Sub made herein and no reference to or disclosure of any item or other matter in the Parent Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Parent Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Parent or any Parent Subsidiary is a party exists or has actually occurred); or (b) as disclosed in the Parent SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2019 and at least two (2) Business Days prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” (but including any description of historic facts or events included therein) and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer (but including any description of historic facts or events included therein) or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of, any representation or warranty set forth in this Article 5), Parent hereby represents and warrants to Company that:
Section 5.1   Organization and Qualification; Subsidiaries.
(a)   Parent is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company, validly existing and in good standing under the laws of the State of Maryland and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business as a foreign real estate investment trust, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b)   Each Parent Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, validly existing or in good standing (to the extent applicable), or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified or licensed to do business as a foreign corporation, company or partnership, as applicable, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing (to the extent applicable) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(c)   Section 5.1(c) of the Parent Disclosure Letter sets forth in all material respects a true and complete list of the Parent Subsidiaries and their respective jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by Parent in each Parent Subsidiary, including a list of each Parent Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary.
(d)   Except as set forth in Section 5.1(d) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Parent Subsidiaries and investments in short-term investment securities).
(e)   Except as set forth in Section 5.1(e) of the Parent Disclosure Letter, Parent has not exempted any Person from or waived any ownership limit or created or increased an Excepted Holder Limit (as defined in the Parent Charter) under the Parent Charter, which exemption or waiver is currently in effect.
Section 5.2   Organizational Documents.   Parent has made available to Company complete and correct copies of the Parent Declaration of Trust and Parent Bylaws and the Organizational Documents of each Parent Subsidiary that is not wholly owned by Parent or another Parent Subsidiary and each other entity in which Parent or any Parent Subsidiary has any equity interests, in each case as in effect on the date hereof.

Section 5.3   Capital Structure.
(a)   As of July 16, 2021 (the “Parent Capitalization Date”), the authorized shares of beneficial interest of Parent consist of 225,000,000 Parent Common Shares and 40,000,000 preferred shares of beneficial interest, $0.01 par value per share (“Parent Preferred Shares”). At the close of business on the Parent Capitalization Date, (i) 84,546,649 Parent Common Shares were issued and outstanding, (ii) 5,374,248 Parent Common Shares were reserved for issuance pursuant to the terms of outstanding options or equity or equity-based awards granted pursuant to the Parent Equity Incentive Plans, (iii) 1,278,650 Parent Common Shares were available for grant under the Parent Equity Incentive Plans, (iv) 2,455,853 Parent Common Shares were reserved for issuance upon redemption of outstanding Parent OP Units in accordance with the Parent LP Agreement, and (v) no Parent Preferred Shares were issued and outstanding.
(b)   Except as set forth in Section 5.3(b) of the Parent Disclosure Letter, all issued and outstanding shares of beneficial interest of Parent are duly authorized, validly issued, fully paid and nonassessable, and no class of beneficial interest is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Parent Common Shares may vote.
(c)   All of the outstanding shares of capital stock of each of the Parent Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Parent Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. Except as set forth in Section 5.3(c) of the Parent Disclosure Letter, all shares of capital stock of (or other ownership interests in) each of the Parent Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Parent owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Parent Subsidiaries, free and clear of all encumbrances other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals and reserves are maintained on Parent’s financial statements in accordance with GAAP (if such reserves are required pursuant to GAAP).
(d)   Except as set forth in the Parent LP Agreement or in Section 5.3(d) of the Parent Disclosure Letter, there are no outstanding subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Parent or any of the Parent Subsidiaries is a party or by which any of them is bound obligating Parent or any of the Parent Subsidiaries to (i) issue, transfer, deliver or sell or create, or cause to be issued, transferred, delivered or sold or created any additional shares of beneficial interest or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Parent or any Parent Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of beneficial interest or other equity interests.
(e)   Neither Parent nor any Parent Subsidiary is a party to or, to the Knowledge of Parent, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of Parent or any of the Parent Subsidiaries.
(f)   Parent does not have a “poison pill” or similar shareholder rights plan.
(g)   Except as set forth in Section 5.3(g) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

(h)   All dividends or other distributions on the Parent Common Shares, the Parent Preferred Shares and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).
Section 5.4   Authority.
(a)   Parent and Merger Sub each have the requisite power and authority to execute and deliver this Agreement, to perform their obligations hereunder and, subject to receipt of the Parent Shareholder Approval, to consummate the transactions contemplated by this Agreement to which Parent and Merger Sub are parties, including the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary real estate investment trust and limited liability company action, respectively, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Merger and the issuance of Parent Common Shares contemplated by this Agreement, to receipt of the Parent Shareholder Approval, and to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by the SDAT. This Agreement has been duly executed and delivered by Parent and Merger Sub and assuming due and valid authorization, execution and delivery by Company, constitutes a legally valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(b)   The Parent Board, at a duly held meeting, has unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby are in the best interests of the holders of Parent Common Shares, (ii) approved, adopted and declared advisable this Agreement and the Merger, authorized the issuance of Parent Common Shares as payment of the Merger Consideration, subject to the Parent Shareholder Approval, (iii) duly and validly authorized the execution and delivery of this Agreement, (iv) directed that the issuance of Parent Common Shares be submitted for consideration at the Parent Shareholder Meeting and (v) resolved to recommend that holders of Parent Common Shares vote in favor of the issuance of Parent Common Shares and to include such recommendation in the Joint Proxy Statement (such recommendations, the “Parent Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.4.
Section 5.5   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by Parent does not, and assuming receipt of the Parent Shareholder Approval and that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, as applicable, the performance of this Agreement, the transactions contemplated hereby and Parent’s obligations hereunder will not, (i) conflict with or result in a violation of any provision of (A) the Parent Declaration of Trust or Parent Bylaws, or (B) any comparable Organizational Documents of any Parent Subsidiary, (ii) conflict with or result in any violation of any Law applicable to Parent, or any Parent Subsidiary or by which any property or asset of Parent, or any Parent Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 5.5(b) or as set forth in Section 5.5(a)(iii) of the Parent Disclosure Letter) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of Parent or any Parent Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of, or result in, termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent, or any Parent Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent or any Parent Subsidiary is a party, other than a Permitted Lien, except, as to clauses (i)(B),

(ii) and (iii) above, as which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
(b)   The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement in preliminary and definitive form and the Form S-4 and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, in connection with the issuance of Parent Common Shares pursuant to this Agreement and approval of listing the Parent Common Shares including the Merger Consideration on the NYSE, (iv) such filings as may be required in connection with state and local Transfer Taxes (v) any filings or approvals required under the rules and regulations of the NYSE,and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
Section 5.6   Permits; Compliance with Law.
(a)   Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.16 and Section 5.17, which are addressed solely in those Sections, Parent and each Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority, including building permits and certificates of occupancy, necessary for Parent and each Parent Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “Parent Permits”), and all such Parent Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Parent Permits, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. All applications required to have been filed for the renewal of the Parent Permits have been duly filed on a timely basis with the appropriate Governmental Authority, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Authority. Neither Parent nor any Parent Subsidiary has received any written notice from a Governmental Authority asserting a failure, or possible failure, to comply with any Company Permit, the subject of which written notice has not been resolved prior to the date of this Agreement as required thereby or otherwise to the satisfaction of the Governmental Authority sending such notice, except for such failures as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   Neither Parent nor any Parent Subsidiary is or has been in conflict with, or in default or violation of (i) any Law or Order applicable to Parent, or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound (except for Laws addressed in Section 5.12, Section 5.15, Section 5.16 or Section 5.17 which are solely addressed in those Sections), or (ii) any Parent Permits (except for Parent Permits addressed in Section 5.16 or Section 5.17 which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
Section 5.7   SEC Documents; Financial Statements.
(a)   Parent has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed or furnished by Parent with the SEC, including any amendments or supplements thereto, since January 1, 2019 (the forms, documents, statements, schedules and reports filed or furnished with the SEC since January 1, 2019 and those filed with the SEC since the date of this Agreement, if any, including any amendments or supplements thereto, the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Parent SEC Documents filed or furnished and publicly available prior to the date of this Agreement. Parent does not have any outstanding and unresolved comments from the SEC with respect to any Parent SEC Documents. Other than Parent OP, no Parent Subsidiary is required to file any form or report with the SEC.
(b)   Parent has made available to Company complete and correct copies of all written correspondence between the SEC on one hand, and Parent, on the other hand, since January 1, 2019. At all applicable times, Parent has complied in all material respects with the applicable provisions of the SOX Act and the rules and regulations thereunder, as amended from time to time.
(c)   The consolidated financial statements of Parent and the Parent Subsidiaries included, or incorporated by reference, in the Parent SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Parent and the Parent Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Parent and the Parent Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Parent SEC Documents filed and publicly available prior to the date of this Agreement.
(d)   Neither Parent nor any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Parent and any Parent Subsidiary, on the one hand, and any unconsolidated Affiliate of Parent or any Parent Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent, any Parent Subsidiary or such Parent’s or Parent Subsidiary’s audited financial statements or other Parent SEC Documents.
(e)   Since January 1, 2019, Parent maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. There has been no change in Parent’s internal control over financial reporting that has occurred since December 31, 2020 that has materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting. Since December 31, 2020, there have been no significant deficiencies or material weaknesses in Parent’s internal control over financial reporting (whether or not remediated). Parent has disclosed as of the date hereof, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to materially affect Parent’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees of Parent or any Subsidiary who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date of this Agreement. As used in this Section 5.7(e), the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board as in effect on the date of this Agreement. As of the date of this Agreement, the principal executive officer and principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.
(f)   Parent is in compliance in all material respects with all current listing requirements of the New York Stock Exchange.
Section 5.8   Absence of Certain Changes or Events.   From December 31, 2020 through the date of this Agreement, Parent and each Parent Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice and there has not been any Parent Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Parent Material Adverse Effect.
Section 5.9   No Undisclosed Material Liabilities.   There are no material liabilities of Parent or any of the Parent Subsidiaries of any nature that would be required under GAAP to be set forth on the financial statements of Company or the notes thereto, other than: (a) liabilities reflected or reserved against on the balance sheet of Parent dated as of March 31, 2021 (including the notes thereto) as required by GAAP, (b) liabilities incurred in connection with the transactions contemplated by this Agreement or (c) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2021.
Section 5.10   No Default.   Except as set forth in Section 5.10 of the Parent Disclosure Letter, none of Parent or any of the Parent Subsidiaries is in default or violation (and to the Knowledge of Parent, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) (i) the Parent Declaration of Trust or the Parent Bylaws, or (ii) the comparable Organizational Documents of any of the Parent Subsidiaries, or (b) any loan or credit agreement, note, or any bond, mortgage or indenture, to which Parent or any of the Parent Subsidiaries is a party or by which Parent, any of the Parent Subsidiaries or any of their respective properties or assets is bound, except in the case of clause (a)(ii) or (b) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
Section 5.11   Litigation.   Except as individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Parent, threatened in writing by or before any Governmental Authority, nor, to the Knowledge of Parent, is there any investigation pending by any Governmental Authority, in each case, against or affecting Parent or any Parent Subsidiary or any director or officer of Parent or any Parent Subsidiary, in their capacity as a director or an officer of Parent or such Parent Subsidiary, and (b) neither Parent nor any Parent Subsidiary, nor any of their respective properties, is subject to any outstanding Order of any Governmental Authority.
Section 5.12   Taxes.
(a)   Parent and each Parent Subsidiary has timely filed with the appropriate Governmental Authority all income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Parent and each Parent Subsidiary has duly paid (or there has been paid on its behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by it, whether or not shown on any Tax Return.
(b)   Parent (i) for all taxable years commencing with Parent’s taxable year ending December 31, 2004 and through December 31, 2020, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2021 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT (including with regard to the REIT distribution requirements) for its taxable year that ends on the day of the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in Parent’s failure to qualify as a REIT or in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and, no such challenge is pending or threatened to the Knowledge of Parent. Parent’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year commencing with and including the taxable year ended December 31, 2013, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (x) Parent’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (y) Parent’s net capital gain for such year.
(c)   (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Parent, threatened with regard to any material Taxes or Tax Returns of Parent or any Parent Subsidiary; (ii) no material deficiency for Taxes of Parent or any Parent Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Parent, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect; (iii) neither Parent nor any Parent Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither Parent nor any Parent Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither Parent nor any Parent Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(d)   Each Parent Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for federal income tax purposes. No Parent Subsidiary is a corporation or an association taxable as a corporation other than a corporation or an association taxable as a corporation that qualifies as a Taxable REIT Subsidiary.
(e)   Neither Parent nor any Parent Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code and the applicable Treasury Regulations thereunder).
(f)   For each taxable year commencing with and including the taxable year ended December 31, 2013, Parent and each Parent Subsidiary have not incurred (i) any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code and (ii) neither Parent nor any Parent Subsidiary has incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. To the Knowledge of Parent, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon Company or any Company Subsidiary.
(g)   Neither Parent nor any Parent Subsidiary (other than a Taxable REIT Subsidiary of Parent) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither Parent nor any Parent Subsidiary has engaged in any transaction that would give rise to “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” in each case as defined in Section 857(b)(7) of the Code.
(h)   Parent and each Parent Subsidiary have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws, and are not liable for any arrears or wages or any taxes or any penalty for failure to withhold or pay such amounts.
(i)   There are no Parent Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the

Knowledge of Parent threatened to raise, a material claim against Parent or any Parent Subsidiary for any breach of any Parent Tax Protection Agreements. As used herein, “Parent Tax Protection Agreements” means any written agreement to which Parent or any Parent Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Parent Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a Parent Subsidiary Partnership, Parent or Parent Subsidiary have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “Parent Subsidiary Partnership” means a Parent Subsidiary that is a partnership for United States federal income tax purposes.
(j)   There are no Tax Liens upon any property or assets of Parent or any Parent Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(k)   There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business), and after the Closing Date, neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(l)   Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.
(m)   Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Parent Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (excluding customary indemnification provisions contained in credit or other commercial agreements entered into in the ordinary course of business and the primary purposes of which do not relate to Taxes), or otherwise.
(n)   Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(o)   As of the date of this Agreement, Parent is not aware of any fact or circumstances that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(p)   Neither Parent nor any Parent Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
(q)   No written power of attorney that has been granted by Parent or any Parent Subsidiary (other than to Parent or a Parent Subsidiary) currently is in force with respect to any matter relating to Taxes, except for powers of attorney granted to counsel with respect to appeals of real estate tax assessments.
(r)   Neither Parent nor any Parent Subsidiary (other than any Parent Subsidiary that is a taxable REIT subsidiary) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

Section 5.13   Benefit Plans; Employees.
(a)   Section 5.13(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a list of each material Benefit Plan (i) maintained, sponsored, contributed to, required to be contributed to or participated in by Parent or any of the Parent Subsidiaries or with respect to which Parent or any of the Parent Subsidiaries is a party for the benefit of or relating to any current or former director, trustee, employee, or other individual service provider of Parent and the Parent Subsidiaries or (ii) with respect to which Parent or any of the Parent Subsidiaries has or may have any material obligation or liability (contingent or otherwise and including as a result of being an ERISA Affiliate with any person) (“Parent Benefit Plans”), excluding former agreements under which neither Parent nor any Parent Subsidiary has any remaining obligations and any of the foregoing that are required to be maintained by Parent or any Parent Subsidiary under the Laws of any jurisdiction. Parent has provided or made available to Company a copy of the material plan documents governing each such Parent Benefit Plan.
(b)   None of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates maintains, sponsors, contributes to, is required to contribute to or participates in, or has ever maintained, sponsored, contributed to, been required to contribute to or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code). None of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates have incurred, nor are there any circumstances under which they could reasonably incur, any liability or obligations under Title IV of ERISA. Except as set forth in Section 5.13(b) of the Parent Disclosure Letter, none of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates have any liability or obligation to provide post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any person for any reason (or to any such person’s eligible dependents), other than coverage mandated by Part 6 of Title I of ERISA or Code Section 4980B at the recipient’s sole premium cost. No Parent Benefit Plan provides or reflects or represents any liability or obligation of Parent or any Parent Subsidiary to provide life insurance, health benefits or other welfare benefits to any member of Parent’s Board of Directors for any reason, unless such director is also an employee of Parent or any Parent Subsidiary.
(c)   Except as set forth on Section 5.13(c) of the Parent Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event, (i) result in any payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former director, trustee, employee or other individual service provider of Parent or any of the Parent Subsidiaries; (ii) create any limitation or restriction on the right to merge, amend or terminate any Parent Benefit Plan; or (iii) result in the payment of any amount or benefit to a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither Parent nor any Parent Subsidiary has any obligation to gross-up or otherwise reimburse or compensate any current or former director, trustee, employee, or other individual service provider for any Taxes incurred by such individual under or pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.
(d)   Each Parent Benefit Plan and the administrators and fiduciaries of each Parent Benefit Plan have complied with the applicable requirements of ERISA, the Code, and any other applicable Law, except where the failure to so comply has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each Parent Benefit Plan that is intended to comply with Section 401(a) of the Code has received a, favorable determination letter issued by the IRS or is maintained under a prototype or volume submitter plan and may rely upon a, favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan. To the Knowledge of Parent, no event has occurred with respect to any Parent Benefit Plan which will or could give rise to disqualification of such plan, the loss of intended Tax consequences under the Code, or any material Tax or liability or penalty.

All contributions and payments due from Parent, any Parent Subsidiary or any of their respective ERISA Affiliates with respect to each Parent Benefit Plan as required by Law and by the terms of the Parent Benefit Plans have been timely made or to the extent not yet due, have been timely accrued in accordance with GAAP in the consolidated financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents.
(e)   (i) There are no material proceedings pending (other than routine claims for benefits) or, to the Knowledge of Parent, threatened with respect to a Parent Benefit Plan or the assets of a Parent Benefit Plan; (ii) to the Knowledge of Parent, no fiduciary (as defined in ERISA Section 3(21) of a Parent Benefit Plan) has breached any fiduciary, co-fiduciary or other duty imposed under Title I of ERISA; and (iii) to the Knowledge of Parent, no “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Code Section 4975) of any Parent Benefit Plan has engaged in any nonexempt “prohibited transaction” (as defined in Code Section 4975 or ERISA Section 406) which has had or would reasonably be expected to have a Parent Material Adverse Effect.
(f)   Neither Parent nor any Parent Subsidiary is or has ever been a party to or bound (in whole or in part) by any collective bargaining agreement or other labor union contract applicable to employees of Parent or any Parent Subsidiary, nor is any such agreement or contract presently being negotiated. There are no activities or proceedings of any labor union or employee group to organize any employees of Parent or any Parent Subsidiary or any current union representation questions involving such employees nor have there been any such activities or proceedings within the past three (3) years. There is no labor strike, controversy, slowdown, work stoppage or lockout occurring, or, to the Knowledge of Parent, threatened by or with respect to any employees of Parent or any Parent Subsidiary, nor has any such action occurred or, to the Knowledge of Parent, been threatened, within the past three (3) years. There are no material unfair labor practice complaints pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary before the National Labor Relations Board or any other Governmental Authority. No material charges with respect to or relating to Parent or any Parent Subsidiary are pending or, to the Knowledge of Parent, threatened before the Equal Employment Opportunity Commission or any other Governmental Authority. There is no material employment-related Action pending or, to the Knowledge of Parent, threatened with respect to any current or former employees of Parent or any Parent Subsidiary, including any Actions with respect to payment of wages, salary or overtime pay, discrimination, harassment or wrongful discharge. Neither Parent nor any Parent Subsidiary is a party to, or otherwise bound by, any consent decree with or citation by any Governmental Authority relating to employees or employment practices, and there are no pending or, to the Knowledge of Parent, threatened investigations, audits or similar proceedings alleging breach or violation of any labor or employment law. Neither Parent nor any Parent Subsidiary has or will become subject to any obligation under applicable Law or otherwise to notify or consult with, prior to or after the Closing, any employee of Parent or any Parent Subsidiary, Governmental Authority or other Person with respect to the impact of the transactions contemplated hereby on the employment of any of the employees of Parent or any Parent Subsidiary or the compensation or benefits provided to any employee of Parent or any Parent Subsidiary.
(g)   Neither Parent nor any Parent Subsidiary has taken any action in the past three (3) years that has triggered any liability or an obligation to provide notice under WARN.
Section 5.14   Information Supplied.   None of the information relating to Parent and the Parent Subsidiaries contained in the Joint Proxy Statement or that is provided by Parent and the Parent Subsidiaries in writing for inclusion or incorporation by reference in the Form S-4 or any other document filed with the SEC in connection with the transactions contemplated by this Agreement will (a) in the case of the Form S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) in the case of the Joint Proxy Statement, at the time of the mailing thereof, at the time the Company Stockholder Meeting or the Parent Shareholder Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (c) with respect to any other document to be filed by Parent with the SEC in connection with the Merger or the other transactions contemplated by this

Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will (with respect to Parent, its officers and trustees and the Parent Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Parent or any Parent Subsidiaries.
Section 5.15   Intellectual Property.   Except as set forth on Section 5.15(b) of the Parent Disclosure Letter or as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect:
(a)   Parent and the Parent Subsidiaries own all Intellectual Property owned or purported to be owned by Parent or any Parent Subsidiary, free and clear of all Liens other than Parent Permitted Liens, and are licensed to use, or otherwise possess valid rights to use, all other Intellectual Property used in or held for use in, and necessary for the conduct of, the business of Parent and the Parent Subsidiaries as it is currently conducted,
(b)   all Parent Intellectual Property owned or purported to be owned by Parent or any Parent Subsidiary that has been issued by or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are not expired, cancelled or abandoned and, to the Knowledge of Parent, are valid and enforceable,
(c)   there are no pending or, to the Knowledge of Parent, threatened claims against Parent or any Parent Subsidiary alleging that the Parent Intellectual Property infringes, misappropriates or otherwise violates (or since January 1, 2019, infringed, misappropriated or otherwise violated) any Intellectual Property rights of any third party or that any of Parent Intellectual Property is invalid or unenforceable,
(d)   to the Knowledge of Parent, the conduct of the business of Parent and Parent Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate (or since January 1, 2019, infringed, misappropriated or otherwise violated) any Intellectual Property rights of any third party,
(e)   to the Knowledge of Parent, no third party is misappropriating, infringing or otherwise violating any Parent Intellectual Property,
(f)   Parent and Parent Subsidiaries have taken reasonable measures to protect the security, privacy and confidentiality of all Parent Protected Information,
(g)   Parent and Parent Subsidiaries have implemented and maintain reasonable data security programs that are consistent with industry standards and applicable Laws,
(h)   Parent and Parent Subsidiaries have not experienced any breach of security, unauthorized access or disclosure, or loss of control of Parent Protected Information since January 1, 2019,
(i)   Parent and Parent Subsidiaries have complied with all security, privacy or data protection Laws applicable to that entity or to Parent Protected Information that entity collects, holds, uses or discloses, and
(j)   following the Closing Date, the Surviving Entity will have the same rights and privileges in the Parent Intellectual Property as Parent and Parent Subsidiaries had in the Parent Intellectual Property immediately prior to the Closing Date.
Section 5.16   Environmental Matters.   Except as set forth on Section 5.16 of the Parent Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:
(a)   Parent and each Parent Subsidiary are in compliance and, except for matters that have been fully and finally resolved, Parent and each Parent Subsidiary have for the past three (3) years complied with all Environmental Laws.

(b)   Parent and each Parent Subsidiary have timely applied for, obtained and maintain all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are valid and in good standing.
(c)   Neither Parent nor any Parent Subsidiary has received any written request for information from a Governmental Authority, or any notice, demand, letter or claim alleging that Parent or any such Parent Subsidiary is in violation of, or liable under, any Environmental Law or with respect to Hazardous Substances.
(d)   Neither Parent nor any Parent Subsidiary is subject to any Order relating to compliance with or liability under Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal, Release or cleanup of Hazardous Substances and no Action is pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law or relating to Hazardous Substances.
(e)   Neither Parent nor any Parent Subsidiary has assumed by contract, operation of law or otherwise, any liability of any person under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.
(f)   Neither Parent nor any Parent Subsidiary has caused, and to the Knowledge of Parent, no third party has caused any Release of a Hazardous Substance that would reasonably be expected to result in liability to Parent or any Parent Subsidiary under any Environmental Law or relating to Hazardous Substances.
(g)   Neither Parent nor any Parent Subsidiary has transported, disposed, or arranged for the transport, treatment or disposal of Hazardous Substances at any location such that Parent or such Parent Subsidiary, is or would reasonably be expected to be liable or become the subject of any Action under Environmental Law or with respect to Hazardous Substances.
(h)   Section 5.16(h) of the Parent Disclosure Letter sets forth a true and complete list of all active, pending or threatened environmental contamination investigations, plans or remedial obligations of Parent or any Parent Subsidiary, including a brief description of each such investigation, plan or obligation.
Section 5.17   Properties.
(a)   Section 5.17(a) of the Parent Disclosure Letter sets forth a true and complete list of the address and common name of each Parent Property and identifies each Parent Property under which Parent or any Parent Subsidiary is a lessee or sublessee, including any other real property in which Parent or any Parent Subsidiary holds any air rights. Section 5.17(a) of the Parent Disclosure Letter sets forth a true and complete list of the real property which, as of the date of this Agreement, is under contract to be purchased by Parent or a Parent Subsidiary after the date of this Agreement or that is required under a binding contract to be leased or subleased by Parent or a Parent Subsidiary as lessee or sublessee after the date of this Agreement. Except for any pending acquisitions under contract disclosed on Section 6.2 of the Parent Disclosure Letter, there are no real properties that either Parent or any Parent Subsidiary is obligated to buy, lease or sublease at some future date. Section 5.17(a) of the Parent Disclosure Letter sets forth a true and complete list of the mortgage notes receivables and commercial mortgage backed and similar securities owned by Parent or any Parent Subsidiary.
(b)   Either Parent or a Parent Subsidiary owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) or air rights to each of the Parent Properties, in each case, free and clear of Liens, except for Parent Permitted Liens none of which Parent Permitted Liens have had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Section 5.17(b) of the Parent Disclosure Letter describes the material Parent Permitted Liens which are being contested in good faith by appropriate proceedings.
(c)   Neither Parent nor any of the Parent Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Parent

Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement (or of any pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Parent Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
(d)   No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the current use and operation of the buildings and improvements on any of the Parent Properties as currently used and operated or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties has failed to be obtained or is not in full force and effect, and neither Parent nor any Parent Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(e)   Except as listed on Section 5.17(e) of the Parent Disclosure Letter, since January 1, 2019, no written notice to the effect that there are condemnation, eminent domain or similar proceedings or material rezoning proceedings has been received or is pending with respect to any material portion of any of the Parent Properties, and, to the Knowledge of Parent, since January 1, 2019, no (i) condemnation or material rezoning proceedings are threatened with respect to any material portion of any of the Parent Properties, and (ii) no zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Parent Property, which violation or any enforcement action related thereto would prevent the Parent Property and any associated improvements from continuing to be operated in the ordinary course of business.
(f)   Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the rent rolls for each of the Parent Properties, as of June 30, 2021, which rent rolls have previously been made available by or on behalf of Parent or any Parent Subsidiary to Company (including an indication of whether any Parent Property is subject to net leases), are true and correct in all respects and (i) correctly reference each lease or sublease that was in effect as of June 30, 2021 and to which Parent or a Parent Subsidiary is a party as lessor or sublessor with respect to each of the Parent Properties and (ii) identify the rent payable under the Parent Lease as of such date. Parent or a Parent Subsidiary has received all security deposits required by the applicable Parent Lease other than immaterial deficiencies, and such security deposits have been held and applied in all material respects in accordance with Law and the applicable Parent Leases.
(g)   True and complete (in all material respects) copies of all ground leases with respect to the Parent Properties where Parent or any Parent Subsidiary is the lessee or sublessee, in each case in effect as of the date hereof, have been made available to Company. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or as disclosed on Section 5.17(g) of the Parent Disclosure Letter, (i) neither Parent nor any Parent Subsidiary is and, to the Knowledge of Parent, no other party is in breach or violation of, or default under, any of the (x) ground leases with respect to the Parent Properties where Parent or any Parent Subsidiary is the lessee or sublessee and (y) Parent Leases (A) for real property in excess of 15,000 square feet or (B) providing for aggregate annual base rent in an amount in excess of $750,000 (the “Material Parent Leases”), (ii) no event has occurred that would result in a breach or violation of, or a default under, any Material Parent Lease by Parent or any Parent Subsidiary, or, to the Knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time) and no tenant under a Material Parent Lease is in monetary default under such Material Parent Lease, (iii) no tenant under a Material Parent Lease is the beneficiary or has the right to become a beneficiary of (A) a loan or forbearance from Parent or any Parent Subsidiary in connection with COVID-19 or COVID-19 Measures, unless set forth on Section 5.17(g) of the Parent Disclosure Letter, or (B) any other loans or forbearances from Parent or any Parent Subsidiary in excess of $500,000 in the aggregate, and (iv) each Material Parent Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent or a Parent Subsidiary and, to the Knowledge of Parent, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or as disclosed on Section 5.17(g) of the Parent Disclosure Letter, (x) neither Parent nor any Parent Subsidiary has received written notice from any tenant under any Material Parent Lease that such tenant is challenging the calculation of any amounts to be paid by any such tenant under any Material Parent Lease which has not been resolved, (y) no tenant under a Material Parent Lease is currently asserting in writing a right to cancel or terminate such Material Parent Lease prior to the end of the current term, and (z) neither Parent nor any Parent Subsidiary has received a notice of any insolvency or bankruptcy proceeding involving any tenant under a Material Parent Lease. No tenant under a Material Parent Lease is in monetary default in an amount in excess of $250,000 relating to the payment of any amounts payable under such Material Parent Lease.
(h)   To the Knowledge of the Parent and except as set forth in Section 5.17(h) of the Parent Disclosure Letter, there are no material Tax abatements or exemptions specifically affecting any of the Parent Properties. Neither Parent nor any Parent Subsidiary has received any written notice of (and Parent and Parent Subsidiaries do not have any Knowledge of) any proposed increase in the assessed valuation of any Parent Property or of any proposed public improvement assessments that, in any of the foregoing, will result in the Taxes or assessments payable in the next tax period increasing by an amount material to Parent and Parent Subsidiaries, considered as a whole, in each case, to the extent such Tax is on a Parent Property for which Parent is not entitled by the terms of Parent Leases to be reimbursed for a significant portion of such Tax.
(i)   As of the date of this Agreement, no material purchase option has been exercised under any Parent Lease for which the purchase has not closed prior to the date of this Agreement.
(j)   Except for Parent Permitted Liens, as set forth in Parent Leases, joint venture agreements and title documents provided to Company prior to the date hereof or as set forth on Section 5.17(j) of the Parent Disclosure Letter, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Parent Property or any material portion thereof and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Parent Property or any material portion thereof that is owned by any Parent Subsidiary, which, in each case, is in favor of any party other than Parent or a Parent Subsidiary (a “Parent Third Party”).
(k)   Except pursuant to a Parent Lease, or any ground lease affecting any Parent Property, neither Parent nor any Parent Subsidiary is a party to any agreement pursuant to which Parent or any Parent Subsidiary manages or manages the development of any real property for any Parent Third Party.
(l)   Except as would not, individually or in the aggregate, materially impair the value of the applicable Parent Property or the continued use and operation of the applicable Parent Property as would not have a material adverse impact on Parent, Parent and each Parent Subsidiary, as applicable, are in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Parent Property (each, a “Parent Title Insurance Policy” and, collectively, the “Parent Title Insurance Policies”). Since January 1, 2019, no written claim has been made against any Parent Title Insurance Policy that would be material to any Parent Property.
(m)   Section 5.17(m) of the Parent Disclosure Letter lists each Parent Property that is (i) under development (or for which development is imminent) as of the date hereof (other than normal repair, maintenance and landlord or tenant improvement projects in the ordinary course of business) or (ii) subject to a binding agreement for development or commencement of construction by Parent or a Parent Subsidiary, in each case other than those pertaining to customary capital repairs, replacements and other similar correction or deferred maintenance items in the ordinary course of business.

(n)   Section 5.17(n) of the Parent Disclosure Letter lists the parties currently providing third-party property management services to Parent or a Parent Subsidiary and the number of Parent Properties currently managed by each such party.
(o)   The Parent Properties (x) are supplied with utilities and other services as reasonably required for their continued operation as they are now being operated, (y) are, to the Knowledge of Parent, either (A) sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to Company or (B) scheduled for maintenance or repair in the ordinary course of business, and (z) are, to the Knowledge of Parent, adequate and suitable for the purposes for which they are presently being used.
(p)   To the Knowledge of Parent, each of the Parent Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.
(q)   Parent and any Parent Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all material personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy) except as individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent’s or any Parent Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Parent Permitted Liens and Liens that have not and would not reasonably be expected to have a Parent Material Adverse Effect.
(r)   With respect to any Parent Property that includes or is adjacent to any Shadow Anchor that is owned by a third party (other than Parent or a Parent Subsidiary) since January 1, 2019, neither Parent nor to the Knowledge of Parent any Shadow Anchor or any other party has received written notice of material default under any reciprocal easement agreement or joint operating agreement or similar agreement that relates to the operation of such Parent Property.
(s)   Section 5.17(s) of the Parent Disclosure Letter sets forth a list of all outstanding obligations of Parent or any Parent Subsidiary for Tenant Improvements as of the date of this Agreement, which individually exceed $2,000,000, including (i) the applicable Parent Lease, (ii) the total amount of such Tenant Improvement obligation and (iii) a brief description.
Section 5.18   Material Contracts.
(a)   Except for contracts listed in Section 5.18(a) of the Parent Disclosure Letter, this Agreement or contracts filed as exhibits to the Parent SEC Documents, as of the date of this Agreement, neither Parent nor any Parent Subsidiary is a party to or bound by any contract that, as of the date hereof:
(i)   is required to be filed as an exhibit to the Parent SEC Documents pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act (but for the avoidance of doubt, no Parent Benefit Plan);
(ii)   obligates Parent or any Parent Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $2,000,000 and is not cancelable within ninety (90) days without material penalty to Parent or any Parent Subsidiary, except for any Parent Lease or any ground lease affecting any Parent Property;
(iii)   contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of Parent or any Parent Subsidiary, or that otherwise restricts or limits, in each case, in any material respect, the lines of business conducted by Parent or any Parent Subsidiary or the geographic area in which Parent or any Parent Subsidiary may conduct business, other than any ground lease or exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by Parent and its Subsidiaries in the ordinary course of business;

(iv)   is an agreement that obligates Parent or any Parent Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Parent or any Parent Subsidiary pursuant to which Parent or a Parent Subsidiary is the indemnitor (other than the Parent Declaration of Trust and Parent Bylaws and the Organizational Documents of the Parent Subsidiaries);
(v)   constitutes an Indebtedness obligation of Parent or any Parent Subsidiary with a principal amount as of the date hereof greater than $5,000,000 other than (x) surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business in each case to the extent not drawn upon and (y) any contract solely among or between the Parent and its wholly owned Subsidiaries;
(vi)   requires Parent or any Parent Subsidiary to dispose of or acquire assets or real properties (other than in connection with the expiration of a Parent Lease or a ground lease affecting any Parent Property) with a fair market value in excess of $5,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Parent Lease or any ground lease affecting any Parent Property;
(vii)   constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;
(viii)   sets forth the operational terms of a joint venture, partnership, limited liability company with a Parent Third Party member or strategic alliance of Parent or any Parent Subsidiary;
(ix)   constitutes a loan to any Person (other than a wholly owned Parent Subsidiary) by Parent or any Parent Subsidiary (other than advances made pursuant to and expressly disclosed in Parent Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Parent Lease with respect to the development, construction, or equipping of Parent Properties or the funding of improvements to Parent Properties) in an amount in excess of $2,000,000;
(x)   constitutes an agreement under which Parent or a Parent Subsidiary has purchased or sold real property and has uncompleted financial obligations in excess of $2,000,000; or
(xi)   requires payment of commissions (including leasing commissions on brokerage fees) or Tenant Improvement costs, allowances or other concessions in excess of $2,000,000.
(b)   Each contract in any of the categories set forth in Section 5.18(a) to which Parent or any Parent Subsidiary is a party or by which it is bound is referred to herein as a “Parent Material Contract.”
(c)   Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Material Contract is legal, valid, binding and enforceable on Parent and each Parent Subsidiary that is a party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each Parent Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Parent Material Contract and, to the Knowledge of Parent, each other party thereto has performed all obligations required to be performed by it under such Parent Material Contract prior to the date hereof. None of Parent or any Parent Subsidiary, nor, to the Knowledge of Parent, any other party thereto, is in material breach or violation of, or default under, any Parent Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation or breach of, or default under, any Parent Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received notice of any violation of or default under any Parent Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 5.19   Insurance.   Section 5.19 of the Parent Disclosure Letter sets forth a list of all material insurance policies and all material fidelity bonds or other material insurance contracts providing coverage for all Parent Properties (the “Parent Insurance Policies”). The Parent Insurance Policies include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Material Parent Lease. Except as individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, all premiums due and payable under all the Parent Insurance Policies have been paid, and Parent and the Parent Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Parent Insurance Policies. Except as individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect, there is no claim for coverage by Parent or any Parent Subsidiary pending under any of the Parent Insurance Policies that has been denied or disputed by the issuer. To the Knowledge of Parent, such Parent Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. Since January 1, 2019, no written notice of cancellation or termination has been received by Parent or any Parent Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.
Section 5.20   Opinion of Financial Advisor.   The Parent Board has received the oral opinion of BofA Securities, Inc. (to be confirmed in writing), to the effect that, as of the date of such opinion and based on and subject to the various qualifications, assumptions and limitations set forth therein, that the Exchange Ratio is fair, from a financial point of view, to Parent.
Section 5.21   Approval Required.   The affirmative votes of holders of a majority of the votes cast by the holders of Parent Common Shares at the Parent Shareholder Meeting to approve the issuance of the Parent Common Shares to be issued in the Merger is the only votes of holders of securities of Parent required to approve the issuance of the Parent Common Shares to be issued in the Merger.
Section 5.22   Brokers.   Except for the fees and expenses payable to BofA Securities, Inc. and KeyBanc Capital Markets Inc., no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, or any Parent Subsidiary; true and complete copies of the agreement with respect to the engagement of BofA Securities, Inc. and the agreement with respect to the engagement of KeyBanc Capital Markets Inc. have previously been made available to Company.
Section 5.23   Investment Company Act.   Neither Parent nor any Parent Subsidiary is required to be registered as an investment company under the Investment Company Act.
Section 5.24   Takeover Statutes.   The Parent Board has taken all action necessary to render inapplicable to the Merger and the other transactions contemplated by this Agreement the restrictions on business combinations and control share acquisitions contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. To the Knowledge of Parent, no other Takeover Statute is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. Neither Parent nor any Parent Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” or an “affiliate” of an interested stockholder of Company as defined in Section 3-601 of the MGCL.
Section 5.25   Related Party Transactions.   Except for this Agreement or as set forth in the Parent SEC Documents filed through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2019 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than Parent Subsidiaries) of Parent, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. Except for agreements not required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC, Section 5.25 of the Parent Disclosure Letter sets forth each agreement between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than the Parent Subsidiaries) of Parent, on the other hand.
Section 5.26   Sufficient Funds.   Parent has available sufficient cash or lines of credit available to pay the Fractional Share Consideration, and Parent will have, at the Closing, all amounts required to be paid by Parent in connection with the consummation of the transactions contemplated by this Agreement and any other related fees and expenses.
Section 5.27   No Other Representations and Warranties.   Except for the representations or warranties expressly set forth in this Article 5, neither Parent nor any other Person on behalf of Parent has made any representation or warranty, expressed or implied, with respect to Parent or Parent Subsidiaries, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or Parent Subsidiaries. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to Company or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by Parent in this Article 5, any oral or written information presented to Company or any of its Affiliates or Representatives in the course of their due diligence of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of Company or any other Person has made or is making any representations or warranties relating to Company whatsoever, express or implied, beyond those expressly given by Company in Article 4, including any implied representation or warranty as to the accuracy or completeness of any information regarding Company furnished or made available to Parent or any of its Representatives.
Section 5.28   Merger Sub.   All of the authorized membership interests of Merger Sub are, and at the Effective Time will be, owned by Parent and such membership interests are validly issued and outstanding. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and, prior to the Effective Time, Merger Sub will have engaged in no business and have no liabilities or obligations other than in connection with the transactions contemplated by this Agreement.
ARTICLE 6
COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER
Section 6.1   Conduct of Business by Company.
(a)   Company covenants and agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (v) to the extent required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any Company Subsidiary, (w) to the extent action is reasonably taken (or reasonably omitted) in response to COVID-19 or COVID-19 Measures, provided that such action (or omission) is reasonably consistent with Company’s and Company Subsidiaries’ actions taken (or omitted) prior to the date hereof in response to COVID-19 or COVID-19 Measures and discussed in advance with Parent, (x) as may be consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as may be expressly required or expressly permitted pursuant to this Agreement, or (z) as otherwise set forth in Section 6.1 of the Company Disclosure Letter, Company shall, and shall cause each of the Company Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Company’s or any Company Subsidiary’s control excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (C) keep available the services of its present officers, (D) maintain all Company Insurance Policies and (E) maintain the status of Company as a REIT.
(b)   Without limiting the foregoing, Company covenants and agrees that, during the Interim Period, except (w) to the extent required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any Company Subsidiary, (x) as may be consented to in writing by Parent (which consent shall not in any case be unreasonably withheld, delayed or conditioned (it being understood that with respect to items requiring consent pursuant to clause (xi) below (regarding certain Company Leases) if, within two (2) Business Days after Company provides notice requesting Parent’s consent pursuant to this Section 6.1(b), Parent has not either affirmatively provided or withheld consent or reasonably requested additional information from Company with respect to such request, Company may provide a second notice requesting such consent, which notice shall specifically state that it is a second notice under this Section 6.1(b), and to the extent no response is received from Parent within one (1) Business Days after Company delivers such second notice, Parent’s consent shall be deemed given)), (y) as may be expressly required or expressly permitted by this Agreement, or (z) as set forth in Section 6.1 of the Company Disclosure Letter, Company shall not, and shall not cause or permit any Company Subsidiary to, do any of the following:
(i)   amend (A) the Company Charter or the Company Bylaws, (B) such comparable Organizational Documents of any Company Subsidiary, if such amendment would be materially adverse to Company or Parent or (C) exempt or waive any stock ownership limit or create or increase an Excepted Holder Limit (as defined in the Company Charter) under the Company Charter;
(ii)   split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Company or any Company Subsidiary (other than any wholly owned Company Subsidiary);
(iii)   declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Company or any Company Subsidiary or other equity securities or ownership interests in Company or any Company Subsidiary, except for (A) the declaration and payment by Company of regular quarterly dividends, aggregated and paid quarterly in accordance with past practice, at a quarterly rate not to exceed $0.075 per share of Company Common Stock, (B) the declaration and payment of dividends in accordance with Section 7.12, (C) the declaration and payment of dividends or other distributions to Company by any directly or indirectly wholly owned Company Subsidiary, and (D) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by Company, in accordance with the requirements of the Organizational Documents of such Company Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii) and Section 7.12, Company and any Company Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Company and any Company Subsidiary that is qualified as a REIT under the Code as of the date hereof to maintain its status as a REIT under the Code or applicable state Law and avoid or reduce the imposition of any entity-level income or excise Tax under the Code or applicable state Law, after taking into account the dividends made or expected to be made pursuant to Section 7.12(a) (any such dividend, a “Permitted REIT Dividend”);
(iv)   redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its beneficial interests or other equity interests of Company or a Company Subsidiary, other than (A) the acquisition by Company of shares of Company Common Stock in connection with the forfeiture or surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Option in connection with the exercise of such Company Option, (B) the forfeiture or withholding of shares of Company Common Shares to satisfy withholding Tax obligations with respect to outstanding Company Equity Awards in each case in accordance with the terms and conditions of the Company Equity Incentive Plans and award agreements applicable to such Company Equity Awards as of the date of this Agreement and (C) the creation of new wholly owned Company Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement (including the other provisions of this Section 6.1(b));
(v)   except for (A) transactions among Company and one or more wholly owned Company Subsidiaries or among one or more wholly owned Company Subsidiaries, (B) issuances of shares of Company Common Stock upon the exercise of any Company Option and issuances of shares of Company Common Stock upon the vesting or scheduled delivery of shares pursuant to, Company Equity Awards, in each case in accordance with the terms and conditions of the Company Equity Incentive Plans and award agreements applicable to such Company Equity Awards as of the date of this Agreement, or (C) as otherwise contemplated in Section 6.1(b)(vi), issue, sell, pledge, dispose, encumber or grant any shares of Company’s or any of the Company Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Company’s or any of the Company’s Subsidiaries’ capital stock or other equity interests;
(vi)   acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than acquisitions of personal property amounting to less than $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary and (B) the prospective acquisitions listed on Section 6.1 of the Company Disclosure Letter, subject to the aggregate amount set forth thereon;
(vii)   sell, mortgage, pledge, lease, license, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any real property, personal property (other than sales or dispositions of personal property amounting to less than $1,000,000 in the aggregate), intangible property, Company Intellectual Property or interest in any corporation, partnership, limited liability company or other business organization, except (A) transfers by Company, or any wholly-owned Company Subsidiary, with, to or from any existing wholly-owned Company Subsidiary,(B) the pending dispositions set forth on Section 6.1 of the Company Disclosure Letter and (C) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice;
(viii)   incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Company or any of the Company Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except (A) Indebtedness in an aggregate principal amount not to exceed $20,000,000 at any time outstanding incurred under Company’s existing revolving credit facility for (1) working capital purposes in the ordinary course of business consistent with past practice, (2) payment of dividends permitted by Section 6.1(b)(iii) and Section 7.12, (3) Tenant Improvements at any of the Company Properties in the ordinary course of business consistent with past practice, (4) any development or redevelopment activities of the Company as set forth on Section 6.1 of the Company Disclosure Letter and (5) in connection with funding any transactions permitted by this Section 6.1(b) and (B) Indebtedness of any wholly owned Company Subsidiary to the Company or to another wholly owned Company Subsidiary;
(ix)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Company or a wholly owned Company Subsidiary to Company or a wholly owned Company Subsidiary, (B) capital contributions, loans, advances or investments required to be made under any Company Leases or ground leases pursuant to which any third party is a lessee or sublessee on any Company Property or any existing joint venture arrangements to which Company or a Company Subsidiary is a party as of the date of this Agreement, and (C) investments permitted pursuant to Section 6.1(b)(vi);
(x)   enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any (A) Company Material Contract (or any contract that, if existing as of the date hereof, would be a Company Material Contract), or (B) Company Related Party Agreement, in each case other than (1) any termination or renewal in accordance with the terms of any such contract that occurs automatically without any action (other than notice of renewal) by Company or any Company Subsidiary, (2) the entry into any modification or amendment of, or waiver or consent under, any Indebtedness to which Company or any Company Subsidiary is a party as required or necessitated by this Agreement or the transactions contemplated hereby; provided, that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect Company, any Company Subsidiary, Parent or any Parent Subsidiary, (3) in connection with any Tenant Improvements at any of the Company Properties in the ordinary course of business consistent with past practice, (4) in connection with the development or redevelopment activities of Company and the Company Subsidiaries set forth on Section 6.1 of the Company Disclosure Letter, or (5) as otherwise expressly permitted by other sections of this Section 6.1(b);

(xi)   enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Material Company Lease (or any lease for real property that, if existing as of the date hereof, would be a Material Company Lease), except for (A) any termination, modification or renewal in accordance with the terms of any such lease that occurs automatically without any action (other than notice of renewal) by Company or any Company Subsidiary or (B) as set forth in Section 6.1(b) of the Company Disclosure Letter; provided that solely for references to Material Company Lease in this Section 6.1(b)(xi), the threshold amounts in clauses (A) and (B) of the definition of “Material Company Lease” shall be deemed to be “10,000 square feet” and “$500,000” respectively;
(xii)   make any payment, direct or indirect, of any liability of Company or any Company Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions of Company Properties or refinancings of any Indebtedness otherwise expressly permitted by other sections of this Section 6.1(b);
(xiii)   waive, release, assign, settle or compromise any claim or Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (1) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Company included in the Company SEC Documents filed and publicly available prior to the date of this Agreement (but only in connection with the specific Action or claim to which the reserved amount relates) or (2) that do not exceed $500,000 individually or $2,500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Company or any Company Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by Company or any Company Subsidiary, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xviii)) and any matter relating to the condemnation proceedings set forth on Section 4.17(e) of the Company Disclosure Letter, and (D) are with respect to any Action involving any present, former or purported holder or group of holders of Company Common Stock in accordance with Section 7.8(c);
(xiv)   except as required by applicable Law or any Company Benefit Plans, or as set forth on Section 6.1 of the Company Disclosure Letter, (A) hire or terminate (without cause) any director or employee at the level of vice president or above of Company or any Company Subsidiary or promote or appoint any Person to a position of director or vice president or above of Company or any Company Subsidiary (other than to replace any officer that departs after the date of this Agreement), (B) materially increase in any manner (or accelerate the vesting, payment or funding of) the amount, rate or terms of compensation or benefits of any officer or director of Company or any Company Subsidiary or, other than in the ordinary course of business and consistent with past practice, any other employee or individual service provider of Company or any Company Subsidiary, (C) enter into, adopt, materially amend or terminate any Company Benefit Plan, (D) amend or waive any of its rights under, or accelerate the vesting, payment or exercisability under, any provision of any of the Company Equity Incentive Plans or any provision of any contract evidencing any Company Equity Award or otherwise modify any of the terms of any outstanding Company Equity Award, or (E) enter into any contract with any labor union or similar organization, including a collective bargaining agreement;
(xv)   fail to maintain all financial books and records in all material respects in accordance with GAAP (or any binding interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2021, except as required by a change in GAAP (or any binding interpretation thereof) or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP, the SEC or the Financial Accounting Standards Board or any similar organization;
(xvi)   enter into any new line of business or form or enter into any new funds or joint ventures;

(xvii)   fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;
(xviii)   enter into or modify in a manner adverse to Company or Parent any Company Tax Protection Agreement, or make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (1) to preserve Company’s qualification as a REIT under the Code or (2) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xix)   take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (A) Company to fail to qualify as a REIT or (B) any Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xx)   adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) or 6.1(b)(vii) in a manner that would not reasonably be expected to be materially adverse to Company or to prevent or impair the ability of Company to consummate the Merger;
(xxi)   except (A) pursuant to Company’s budgeted items set forth on Section 6.1 of the Company Disclosure Letter, (B) in connection with any Tenant Improvements at any of the Company Properties in the ordinary course of business consistent with past practice, (C) in connection with the development or redevelopment activities of Company and the Company Subsidiaries set forth on Section 6.1 of the Company Disclosure Letter, and (D) capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of the Company Properties or as is reasonably necessary in the event of an emergency situation, after prior notice to Parent (provided, that if the nature of such emergency renders prior notice to Parent impracticable, Company shall provide notice to Parent and promptly as practicable after making such capital expenditure), make or commit to make any capital expenditures in excess of $250,000 individually, or $1,000,000 in the aggregate;
(xxii)   amend or modify the compensation terms or any other obligations of Company contained in any engagement letter with Company’s financial advisor in connection with the Merger in a manner materially adverse to Company, any Company Subsidiary, the Surviving Entity or Parent or engage other financial advisors in connection with the transactions contemplated by this Agreement;
(xxiii)   except to the extent permitted by Section 7.3, take any action that would, or would reasonably be expected to, prevent or delay the consummation of the transactions contemplated by this Agreement; or
(xxiv)   authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, (i) subject to Section 7.12, nothing in this Agreement shall prohibit Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to Company, is reasonably necessary for Company to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments to stockholders of Company in accordance with this Agreement, or to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, and (ii) Company’s obligations under this Section 6.1 to act or refrain from acting, or to cause Company Subsidiaries to act or refrain from acting, will, with respect to any joint venture and its subsidiaries, be subject to (A) express requirements under the Organizational Documents of such entity and its subsidiaries, and (B) the scope of Company’s or Company Subsidiaries’ power and authority to bind such entity and its subsidiaries.
Section 6.2   Conduct of Business by Parent.
(a)   Parent covenants and agrees that, during the Interim Period, except (v) to the extent required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Parent or any Parent Subsidiary, (w) to the extent action is reasonably taken (or reasonably omitted) in response to COVID-19 or COVID-19 Measures, provided that such action (or omission) is reasonably consistent with Parent’s and Parent Subsidiaries’ actions taken (or omitted) prior to the date hereof in response to COVID-19 or COVID-19 Measures and discussed in advance with Company, (x) as may be consented to in advance in writing by Company (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as may be expressly required or expressly permitted pursuant to this Agreement, or (z) as set forth in Section 6.2 of the Parent Disclosure Letter, Parent shall, and shall cause each of the Parent Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Parent’s or any Parent Subsidiary’s control excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (C) keep available the services of its present officers, (D) maintain all Parent Insurance Policies and (E) maintain the status of Parent as a REIT.
(b)   Without limiting the foregoing, Parent covenants and agrees that, during the Interim Period, except (w) to the extent required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any Company Subsidiary, (x) as may be consented to in writing by Company (which consent shall not in any case be unreasonably withheld, delayed or conditioned (it being understood that with respect to items requiring consent pursuant to clause (xi) below (regarding certain Parent Leases) if, within two (2) Business Days after Parent provides notice requesting Company’s consent pursuant to this Section 6.1(b), Company has not either affirmatively provided or withheld consent or reasonably requested additional information from Parent with respect to such request, Parent may provide a second notice requesting such consent, which notice shall specifically state that it is a second notice under this Section 6.2(b), and to the extent no response is received from Company within one (1) Business Days after Parent delivers such second notice, Company’s consent shall be deemed given)), (y) as may be expressly required or expressly permitted by this Agreement, or (z) as set forth in Section 6.2 of the Parent Disclosure Letter, Parent shall not, and shall not cause or permit any Parent Subsidiary to, do any of the following:
(i)   amend (A) the Parent Declaration of Trust or the Parent Bylaws (other than any amendment necessary to effect the Merger and the other transactions contemplated hereby), (B) such comparable Organizational Documents of any Parent Subsidiary if such amendment would be materially adverse to Parent or Company or (C) exempt or waive the share ownership limit or create or increase an Excepted Holder Limit (as defined in the Parent Declaration of Trust) under the Parent Declaration of Trust;
(ii)   split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Parent or any Parent Subsidiary (other than any wholly owned Parent Subsidiary);
(iii)   declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or any Parent Subsidiary or other equity securities or ownership interests in Parent or any Parent Subsidiary, except for (A) the declaration and payment by Parent of regular dividends, aggregated and paid quarterly in accordance with past practice at a quarterly rate not to exceed $0.18 per Parent Common Share, (B) the declaration and payment of dividends in accordance with Section 7.12, (C) the declaration and payment of dividends or other distributions to Parent by any directly or indirectly wholly owned Parent Subsidiary, and (D) distributions by any Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent, in accordance with the requirements of the Organizational Documents of such Parent Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iii) and Section 7.12, Parent and any Parent Subsidiary shall be permitted to make Permitted REIT Dividends;
(iv)   redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its beneficial interests or other equity interests of Parent or a Parent Subsidiary, other than (A) pursuant to Article VIII of the Parent Declaration of Trust, (B) the acquisition by Parent of Parent Common Shares in connection with the forfeiture or surrender of Parent Common Shares by holders of Parent options in order to pay the exercise price of the Parent option in connection with the exercise of such Parent option, (C) the forfeiture or withholding of Parent Common Shares to satisfy withholding Tax obligations with respect to outstanding awards granted pursuant to the Parent Equity Incentive Plans and issuances under the Parent DRIP and Parent’s 2008 Employee Share Purchase Plan, in each case in accordance with the terms and conditions applicable to such equity awards as of the date of this Agreement, (D) redemption of Parent OP Units and exchanges of LTIP and AO LTIP units for Parent OP Units in accordance with the Parent LP Agreement and the applicable award agreement, and (E) the creation of new wholly owned Parent Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement (including the other provisions of this Section 6.2(b));
(v)   except for (A) transactions among Parent and one or more wholly owned Parent Subsidiaries or among one or more wholly owned Parent Subsidiaries, (B) issuances of Parent Common Shares upon the exercise or settlement of any Parent option and issuances of equity or equity-based awards under the Parent Equity Incentive Plans, Parent’s 2008 Employee Share Purchase Plan or the Parent DRIP, (C) redemptions of Parent OP Units for Parent Common Shares and exchanges of LTIP or AO LTIP units for Parent OP Units in accordance with the Parent LP Agreement and applicable award agreement, (D) pursuant to Parent’s “at the market” equity offering program for cash, not to exceed the amounts and on the terms set forth on Section 6.2 of the Parent Disclosure Letter, or (E) as otherwise contemplated in Section 6.2(b)(vi), issue, sell, pledge, dispose, encumber or grant any shares of Parent’s or any of the Parent Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Parent’s or any of the Parent Subsidiaries’ capital stock or other equity interests;
(vi)   acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property amounting to less than $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Parent or any wholly owned Parent Subsidiary of or from an existing wholly owned Parent Subsidiary, and (B) the prospective acquisitions listed on Section 6.2 of the Parent Disclosure Letter, subject to the aggregate amount set forth thereon;
(vii)   sell, mortgage, pledge, lease, license, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any real property, personal property (other than sales or dispositions of personal property amounting to less than $1,000,000 in the aggregate), intangible property, Parent Intellectual Property or interest in any corporation, partnership, limited liability company or other business organization, except (A) transfers by Parent, or any wholly-owned Parent Subsidiary, with, to or from any existing wholly-owned Parent Subsidiary, (B) the pending dispositions set forth on Section 6.2 of the Parent Disclosure Letter, (C) any other sales, transfers or dispositions of any property or assets, including deeds in lieu of foreclosure, at a total value less than $10,000,000 in the aggregate (less any indebtedness paid off, assumed or for which Parent or a Parent Subsidiary is no longer a primary obligor thereunder) in the ordinary course of business consistent with past practice and that would not, or would not reasonably be expected, to prevent, materially alter or materially delay the ability of Parent to consummate the Merger, and (D) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice;

(viii)   incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Parent or any of the Parent Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Parent Subsidiary), except (A) Indebtedness in an aggregate principal amount not to exceed $20,000,000 at any time outstanding incurred under Parent’s existing revolving credit facility for (1) working capital purposes in the ordinary course of business consistent with past practice, (2) payment of dividends permitted by Section 6.2(b)(iii) and Section 7.12, (3) Tenant Improvements at any of the Parent Properties in the ordinary course of business consistent with past practice, (4) any development or redevelopment activities of Parent as set forth on Section 6.2 of the Parent Disclosure Letter, and (5) in connection with funding any transactions permitted by this Section 6.2(b) and (B) Indebtedness of any wholly owned Parent Subsidiary to Parent or to another wholly owned Parent Subsidiary;
(ix)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, trustees, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Parent or a wholly owned Parent Subsidiary to Parent or a wholly owned Parent Subsidiary, (B) capital contributions, loans, advances or investments required to be made under any Parent Leases or ground leases pursuant to which any third party is a lessee or sublessee on any Parent Property or any existing joint venture arrangements to which Parent or a Parent Subsidiary is a party as of the date of this Agreement and (C) investments permitted pursuant to Section 6.2(b)(vi);
(x)   enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Parent Material Contract (or any contract that, if existing as of the date hereof, would be a Parent Material Contract), other than (A) any termination or renewal in accordance with the terms of any such contract that occurs automatically without any action (other than notice of renewal) by Parent or any Parent Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any Indebtedness to which Parent or any Parent Subsidiary is a party as required or necessitated by this Agreement or the transactions contemplated hereby; provided, that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect Parent, any Parent Subsidiary or Company or any Company Subsidiary, (C) in connection with any Tenant Improvements at any of the Parent Properties in the ordinary course of business consistent with past practice, (D) in connection with the development or redevelopment activities of Parent and the Parent Subsidiaries set forth on Section 6.2 of the Parent Disclosure Letter, or (E) as otherwise expressly permitted by other sections of this Section 6.2(b);
(xi)   enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Material Parent Lease, except for (A) any termination, modification or renewal in accordance with the terms of any such lease that occurs automatically without any action (other than notice of renewal) by Parent or any Parent Subsidiary or (B) as set forth in Section 6.2(b) of the Parent Disclosure Letter; provided that solely for references to Material Parent Lease in this Section 6.2(b)(xi), the threshold amounts in clauses (A) and (B) of the definition of “Material Parent Lease” shall be deemed to be “10,000 square feet” and “$500,000” respectively;
(xii)   make any payment, direct or indirect, of any liability of Parent or any Parent Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions of Parent Properties or refinancings of any Indebtedness otherwise expressly permitted by other sections of this Section 6.2(b);
(xiii)   waive, release, assign, settle or compromise any claim or Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (1) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Parent included in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (but only in connection with the specific Action or claim to which the reserved amount relates) or (2) that do not exceed $500,000 individually or $2,500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Parent or any Parent Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by Parent or any of the Parent Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.2(b)(xviii)) and any matter relating to the condemnation proceedings set forth on Section 5.17(e) of the Parent Disclosure Letter, and (D) are with respect to any Action involving any present, former or purported holder or group of holders of Parent Common Shares or Parent OP Units in accordance with Section 7.8(c);
(xiv)   except as required by applicable Law or any Parent Benefit Plans, or as set forth on Section 6.2 of the Parent Disclosure Letter, (A) hire or terminate (without cause) any employee at the level of vice president or above of Parent or any Parent Subsidiary or promote or appoint any Person to a position of vice president or above of Parent or any Parent Subsidiary (other than to replace any officer that departs after the date of this Agreement), (B) materially increase in any manner (or accelerate the vesting, payment or funding of) the amount, rate or terms of compensation or benefits of any employee at the level of vice president or above of Parent or any Parent Subsidiary, (C) enter into, adopt, materially amend or terminate any Parent Benefit Plan, (D) amend or waive any of its rights under, or accelerate the vesting, payment or exercisability under, any provision of any of the Parent Equity Incentive Plans or any provision of any contract evidencing any Parent option or equity or equity-based awards under the Parent Equity Incentive Plans or otherwise modify any of the terms of any such outstanding award, or (E) enter into any contract with any labor union or similar organization, including a collective bargaining agreement;
(xv)   fail to maintain all financial books and records in all material respects in accordance with GAAP (or any binding interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2021, except as required by a change in GAAP (or any binding interpretation thereof) or in applicable Law, or make any change, with respect to accounting policies, principles or practices, unless required by GAAP, the SEC or the Financial Accounting Standards Board or any similar organization;
(xvi)   enter into any new line of business or form or enter into any new funds or joint ventures;
(xvii)   fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;
(xviii)   enter into or modify in a manner adverse to Company or Parent any Parent Tax Protection Agreement, or make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (1) to preserve Parent’s qualification as a REIT under the Code or (2) to qualify or preserve the status of any Parent Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xix)   take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (A) Parent to fail to qualify as a REIT or (B) any Parent Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xx)   adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.2(b)(vi) or 6.2(b)(vii) in a manner that would not reasonably be expected to be materially adverse to Parent or to prevent or impair the ability of Parent to consummate the Merger;

(xxi)   except (A) pursuant to Parent’s budgeted items set forth on Section 6.2 of the Parent Disclosure Letter, (B) in connection with any Tenant Improvements at any of the Parent Properties in the ordinary course of business consistent with past practice, (C) in connection with the development or redevelopment activities of Parent and the Parent Subsidiaries set forth on Section 6.2 of the Parent Disclosure Letter, and (D) capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of the Parent Properties or as is reasonably necessary in the event of an emergency situation, after prior notice to Company (provided, that if the nature of such emergency renders prior notice to Company impracticable, Parent shall provide notice to Company and promptly as practicable after making such capital expenditure), make or commit to make any capital expenditures in excess of $250,000 individually, or $1,000,000 in the aggregate;
(xxii)   amend or modify the compensation terms or any other obligations of Parent contained in any engagement letter with Parent’s financial advisors in connection with the Merger in a manner materially adverse to Parent, any Parent Subsidiary or Company or engage other financial advisors in connection with the transactions contemplated by this Agreement;
(xxiii)   except to the extent permitted by Section 7.4, take any action that would, or would reasonably be expected to, prevent or delay the consummation of the transactions contemplated by this Agreement; or
(xxiv)   authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, (i) subject to Section 7.12, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments to shareholders of Parent in accordance with this Agreement, or to qualify or preserve the status of any Parent Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code and (ii) Parent’s obligations under this Section 6.2 to act or refrain from acting, or to cause Parent Subsidiaries to act or refrain from acting, will, with respect to any joint venture and its subsidiaries, be subject to (A) express requirements under the Organizational Documents of such entity and its subsidiaries, and (B) the scope of Parent or Parent Subsidiaries’ power and authority to bind such entity and its subsidiaries.
Section 6.3   No Control of Other Party’s Business.   Nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct Parent’s or any Parent Subsidiary’s operations prior to the Effective Time, and nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Company or any Company Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE 7
ADDITIONAL COVENANTS
Section 7.1   Preparation of the Form S-4, the Joint Proxy Statement; Stockholders Meetings.
(a)   As promptly as reasonably practicable (but in any event no more than forty-five (45) days) following the date of this Agreement, (i) Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form and (ii) Parent shall prepare and cause to be filed with the SEC the Form S-4 with respect to the Parent Common Shares issuable in the Merger, which will include the Joint Proxy Statement with respect to the Company Stockholder Meeting and Parent Shareholder Meeting. Each of Company and Parent, as applicable, shall use its reasonable best efforts to

(A) have the Joint Proxy Statement cleared and the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and Securities Act, (C) mail or deliver the Joint Proxy Statement to its shareholders as promptly as practicable after the Form S-4 is declared effective and (D) keep the Form S-4 effective for so long as is necessary to complete the Merger. Each of Company and Parent shall furnish all information required to be disclosed in the Form S-4 and Joint Proxy Statement or as may reasonably be requested concerning itself, its Affiliates and its shareholders to the other, including all information necessary for the preparation of pro forma financial statements, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. Each of Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each of Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, NYSE rules and regulations, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Shares in the Merger, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such actions.
(b)   If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Shareholder Approval, any information relating to Company or Parent, or any of their respective Affiliates, should be discovered by Company or Parent which, in the reasonable judgment of Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto, and Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4/Joint Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Company and the shareholders of Parent. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.14, Section 5.14 and this Section 7.1, any information concerning or related to Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by Company, and any information concerning or related to Parent, Merger Sub or their Affiliates or the Parent Shareholder Meeting will be deemed to have been provided by Parent.
(c)   As promptly as practicable following the date upon which the Form S-4 becomes effective under the Securities Act, Company shall, in accordance with applicable Law and the Company Charter and the Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting and shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting. Company shall, through the Company Board, recommend to its stockholders that they provide the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 7.3(b). Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Company Stockholder Meeting is scheduled, Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the Merger and the other transactions contemplated hereby; provided, that the Company Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law).
(d)   As promptly as practicable following the date upon which the Form S-4 is declared effective under the Securities Act, Parent shall, in accordance with applicable Law and the Parent Declaration of Trust and Parent Bylaws, establish a record date for, duly call, give notice of, convene and hold the Parent Shareholder Meeting and shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of Parent entitled to vote at the Parent Shareholder Meeting and to hold the Parent Shareholder Meeting and to hold the Parent Shareholder Meeting. Parent shall, through the Parent Board, recommend to its shareholders that they provide the Parent Shareholder Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the Parent Shareholder Approval, except to the extent that the Parent Board shall have made a Parent Adverse Recommendation Change as permitted by Section 7.4(b). Notwithstanding the foregoing provisions of this Section 7.1(d), if, on a date for which the Parent Shareholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Common Shares to obtain the Parent Shareholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Shareholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the Merger and the other transactions contemplated hereby; provided, that the Parent Shareholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Parent Shareholder Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law).
(e)   Each of Parent and Company shall cooperate and use their reasonable best efforts to cause the Parent Shareholder Meeting and the Company Stockholder Meeting to be held on the same date and as soon as reasonably practicable after the date of this Agreement.
(f)   Notwithstanding anything to the contrary in this Agreement, Parent, in its sole discretion, may submit a proposal at the Parent Shareholder Meeting for approval to amend the Parent Declaration of Trust to increase the authorized number of shares of Parent; it being understood that the consummation of the Merger shall not be conditioned on approval of such proposal (if submitted), including that no issuance otherwise permitted under Section 6.2(b)(v) shall require approval of such proposal at the Parent Shareholder Meeting.
Section 7.2   Access to Information; Confidentiality.
(a)   During the Interim Period, to the extent permitted by applicable Law and contracts, upon reasonable advanced notice and at the reasonable request of the other Party, and subject to the reasonable restrictions imposed from time to time upon advice of counsel, each of Company and Parent, solely for the purposes of furthering the Merger and the other transactions contemplated hereby or integration planning relating thereto, shall, and shall cause each of Company Subsidiaries and the Parent Subsidiaries, respectively, to, afford to the Representatives of such other Party reasonable access during normal business hours to all of their respective properties (provided that no invasive testing may be conducted), offices, books, contracts, personnel and records; provided that all such access shall be coordinated through the other Party or its Representatives in accordance with such procedures as they may reasonably jointly establish. and, during such period, each of Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other Party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants; provided that any access to properties and personnel shall be subject to reasonable requirements established by the providing Party with respect to COVID-19 or COVID-19 Measures. No representation or warranty as to the accuracy of information provided pursuant to this Section 7.2 is made and the Parties may not rely on the accuracy of such information except to the extent expressly set forth in the representations and warranties included in Article 4 or Article 5, and no investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of Company or of Parent respectively, contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, neither Company nor Parent shall be required by this Section 7.2(a) to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice, (B) the disclosure of which would violate any Law applicable to such Party or any of its Representatives or (C) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of loss of privilege to the disclosing Party. The Parties will cooperate in good faith to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of Company and Parent will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. Except as otherwise provided in this Agreement, prior to the Effective Time, each of Parent and Company shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which the other Party has a business relationship (including tenants/subtenants) regarding the business of such other Party or this Agreement and the transactions contemplated hereby without the prior written consent of such other Party (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict Parent or Company and their respective Representatives and Affiliates from contacting such parties in pursuing the business of Parent and Company respectively operating in the ordinary course).
(b)   Each of Company and Parent will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.
Section 7.3   No Solicitation; Company Acquisition Proposals.
(a)   Except as expressly permitted by this Section 7.3, Company shall not, and shall cause the Company Subsidiaries not to, and shall not authorize or permit any Representatives of Company or any of the Company Subsidiaries to, and shall instruct and use its reasonable best efforts to cause such Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Company Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal or any other effort or attempt to make or implement a Company Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in any negotiations regarding, or furnish to any Person other than Parent or its Representatives any non-public information or data in connection with, any Company Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions), (iii) approve, recommend, publicly declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement or other agreement in each case related to a Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement) or requiring or having the effect of requiring Company to abandon, terminate or violate its obligations hereunder or fail to consummate the Merger (each, a “Company Alternative Acquisition Agreement”), or (iv) agree to or propose publicly to do any of the foregoing. Company shall, and shall cause each of the Company Subsidiaries and shall use its commercially reasonable efforts to cause the Representatives of Company and the Company Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Person and its Representatives (other than Parent or any of its Representatives) conducted heretofore with respect to any Company Acquisition Proposal, (B) request the prompt return or destruction, to the extent required by any confidentiality agreement, of all confidential information previously furnished to any such Person and its Representatives, (C) terminate the access of any such Person (other than Parent, the Parent Subsidiaries and any of their respective Representatives) to any “data room” hosted by Company, the Company Subsidiaries or any of their respective Representatives relating to any Company Acquisition Proposal, and (D) not terminate, waive, amend, release or modify, any provision of any confidentiality, standstill (including any standstill provisions contained in any confidentiality or other agreement) or any similar agreement with respect to a Company Acquisition Proposal to which it or any of its Affiliates, including the Company Subsidiaries, or Representatives is a party, or any Takeover Statute, or otherwise fail to enforce any of the foregoing. Notwithstanding the foregoing (but subject to this Section 7.3(a)), if, at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (1) Company receives an unsolicited bona fide Company Acquisition Proposal, (2) such Company Acquisition Proposal was not the result of a violation of this Section 7.3(a), (3) the Company Board determines in good faith (after consultation with Company’s outside counsel and financial advisor) that such Company Acquisition Proposal constitutes or would reasonably be likely lead to a Company Superior Proposal, and (4) the Company Board determines in good faith (after consultation with Company’s outside counsel) that the failure to do so would be inconsistent with its duties under applicable Law, then, subject to compliance with the other terms of this Section 7.3, Company may (and may authorize the Company Subsidiaries and its and their Representatives to) (x) furnish non-public information with respect to Company and the Company Subsidiaries to the Person making such Company Acquisition Proposal (and such Person’s Representatives) pursuant to a Company Acceptable Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have previously been provided to Parent or shall be provided (to the extent permitted by applicable Law) to Parent prior to or concurrently with the time it is provided to such Person and (y) participate in negotiations with the Person making such Company Acquisition Proposal (and such Person’s Representatives) regarding such Company Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, Company and its Representatives may contact in writing any Person submitting a Company Acquisition Proposal after the date of this Agreement (that was not the result of a violation of this Section 7.3(a)) solely to clarify the terms of a Company Acquisition Proposal for the sole purpose of the Company Board informing itself about such Company Acquisition Proposal, provided that Company shall have previously complied with the provisions of Section 7.3(f) with respect to providing Parent with the information specified therein and shall have previously provided Parent with a copy of any such written request for clarification at least twenty-four (24) hours prior to the time that Company contacts the Person from whom Company received the unsolicited Company Acquisition Proposal. Company agrees that in the event any Representative of Company or any Company Subsidiary takes any action which, if taken by Company, would constitute a material violation of this Section 7.3(a), then Company shall be deemed to be in violation of this Section 7.3(a) for all purposes of this Agreement. Neither the Company nor any Company Subsidiaries shall enter into any agreement with any Person subsequent to the date of this Agreement that prohibits such Person from providing information to Parent in accordance with this Section 7.3.
(b)   Except as provided in Sections 7.3(c) and (d), the Company Board (i) shall not withdraw, withhold, modify or qualify in any manner adverse to Parent or Merger Sub (or publicly propose to withdraw, withhold, modify or qualify in any manner adverse to Parent or Merger Sub) the approval, recommendation or declaration of advisability by the Company Board of this Agreement, the Merger or any of the other transactions contemplated hereby, and (ii) shall not adopt, approve, or publicly recommend, endorse or otherwise declare advisable the approval of any Company Acquisition Proposal, (each such action set forth in this Section 7.3(b) being referred to herein as a “Company Adverse Recommendation Change”).
(c)   Notwithstanding anything in this Agreement to the contrary, in circumstances not involving a Company Acquisition Proposal, subject to compliance with Section 7.3(e), at any time prior to obtaining the Company Stockholder Approval the Company Board may make a Company Adverse Recommendation Change if, and only if, after the date of this Agreement, the Company Board determines in good faith (after consultation with Company’s outside counsel) that (i) a Company Intervening Event has occurred or arisen and (ii) the failure to do so would be inconsistent with its duties under applicable Law.
(d)   Notwithstanding anything in this Agreement to the contrary, subject to compliance with Section 7.3(e), at any time prior to obtaining the Company Stockholder Approval, the Company Board may make a Company Adverse Recommendation Change in circumstances involving a Company Acquisition Proposal and in the event that the Company Board determines such Company Acquisition Proposal to be a Company Superior Proposal, in accordance with this Section 7.3, terminate this Agreement pursuant to Section 9.1(d)(iii) (a “Company Superior Proposal Termination”), if and only if (i) Company receives an unsolicited, written Company Acquisition Proposal that the Company Board believes in good faith to be bona fide and that is not withdrawn, (ii) such Company Acquisition Proposal was not the result of a violation of Section 7.3(a), (iii) the Company Board determines in good faith (after consultation with Company’s outside counsel and financial advisor) that such Company Acquisition Proposal constitutes a Company Superior Proposal, and (iv) the Company Board determines in good faith (after consultation with Company’s outside counsel) that the failure to do so would be inconsistent with its duties under applicable Law.
(e)   Prior to effecting a Company Superior Proposal Termination in accordance with Section 7.3(d) or a Company Adverse Recommendation Change in accordance with Section 7.3(c), (i) Company shall notify Parent in writing, at least four (4) Business Days prior to taking such action (the “Company Notice Period”), of its intention to effect such Company Superior Proposal Termination or Company Adverse Recommendation Change (which notice shall include (x) in circumstances involving or relating to a Company Acquisition Proposal, the terms and conditions of, and attach a complete copy of, such Company Superior Proposal and the identity of the Person making such proposal, and (y) in circumstances not involving or relating to a Company Acquisition Proposal, specifying in reasonable detail the reasons therefor), (ii) during the Company Notice Period, Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments or modifications to the terms and conditions of this Agreement (x) such that, in circumstances involving or relating to a Company Acquisition Proposal, the Company Superior Proposal ceases to be a Company Superior Proposal, and (y) in circumstances not involving or relating to a Company Acquisition Proposal, as may be proposed by Parent, and (iii) at the end of the Company Notice Period, the Company Board must determine in good faith that, (x) after consultation with Company’s outside counsel and financial advisor, in circumstances involving or relating to a Company Acquisition Proposal, such Company Superior Proposal continues to constitute a Company Superior Proposal (taking into account any adjustment or modification to the terms and conditions of this Agreement proposed by Parent), and that, after consultation with Company’s outside counsel, the failure to effect such Company Superior Proposal Termination be inconsistent with its duties under applicable Law, and (y) after consultation with Company’s outside counsel, in circumstances not involving or relating to a Company Acquisition Proposal, the failure to effect such Company Adverse Recommendation Change be inconsistent with its duties under applicable Law; provided, however, that in circumstances involving or relating to a Company Acquisition Proposal, any amendment to the financial terms (including without limitation any change to the purchase price or form of consideration) or any other amendment of any such Company Superior Proposal or in circumstances involving or relating to a Company Intervening Event, any change to the conditions constituting such Company Intervening Event (other than an amendment or change that only has a de minimis effect), in either case during the Company Notice Period shall require a new written notice and Company Notice Period, and Company shall be required to comply again with the requirements of this Section 7.3(e) with respect to such new written notice, except that the new Company Notice Period shall be three (3) Business Days instead of four (4) Business Days, and provided further that, for purposes of this Section 7.3(e), if Company delivers written notice prior to 8:00 a.m. New York City time on a Business Day, such Business Day shall be included as one (1) Business Day in such four (4) or three (3) Business Day period, as applicable. Company shall be required to comply with the obligations under the foregoing Section 7.3(e) with respect to each Company Acquisition Proposal it receives or any Company Intervening Event the Company Board identifies.

(f)   In addition to the obligations of Company set forth in Sections 7.3(a) and (e), Company shall promptly (but in no event later than twenty-four (24) hours) notify Parent in writing in the event that after the date hereof Company or any of the Company Subsidiaries or Representatives receives (i) any Company Acquisition Proposal or (ii) any request for non-public information from any Person that informs Company or any of the Company Subsidiaries or Representatives that it is considering making, or has made, a Company Acquisition Proposal, or any inquiry from any Person seeking to have or continue discussions or negotiations with Company relating to a possible Company Acquisition Proposal. Such notice shall include the terms and conditions of such Company Acquisition Proposal or request and the identity of the Person making any such Company Acquisition Proposal or request (including a copy thereof if in writing and any related documentation or correspondence that supplements or amends such Company Acquisition Proposal in any respect (other than a de minimis respect), including proposed agreements, or a summary of the terms and conditions if such Company Acquisition Proposal or request was not made in writing, including requests or other communications made orally or supplementally). Company shall keep Parent informed of the status and terms of developments, discussions and negotiations concerning any such Company Acquisition Proposal or request (including after the occurrence of any amendment, modification or supplement thereto) on a reasonably current basis, including by providing a copy of all documentation or correspondence that supplements or amends such Company Acquisition Proposal in any respect (including proposed agreements) and any changes in its intentions as previously notified (in each case, other than amendments or changes that only have a de minimis effect). Without limiting any of the foregoing, Company shall within one (1) Business Day notify Parent orally and in writing if Company determines to begin providing non-public information or to engage in negotiations concerning a Company Acquisition Proposal pursuant to Section 7.3(a) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.
(g)   Nothing contained in this Section 7.3 shall prohibit Company or the Company Board through its Representatives, directly or indirectly, from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), or making a statement contemplated by Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the stockholders of Company if, in the good faith judgment of the Company Board (after consultation with Company’s outside counsel), failure to so disclose would be inconsistent with its duties under applicable Law; provided, that in no event shall this Section 7.3(g) affect the obligations of Company specified in Section 7.3(b) and Company shall not withdraw, modify or change the Company Board Recommendation in a manner adverse to Parent unless specifically permitted pursuant to the terms of Section 7.3(c) or (d); and provided, further, that any communication that addresses the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change, unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or refers to the prior recommendation of the Company Board, without disclosing any Company Adverse Recommendation Change.
(h)   For purposes of this Agreement:
(i)   “Company Acquisition Proposal” means any proposal, offer, or inquiry from any Person (other than Parent or any Parent Subsidiaries) or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or similar transaction, (A) of assets or businesses of Company and the Company Subsidiaries that generate 15% or more of the net revenues or net income or that represent 15% or more of the consolidated total assets (based on book value) of Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction or (B) of 15% or more of any class of capital stock, other equity security or voting power of Company or any resulting parent company of Company, including any tender offer or exchange offer in which any Person or

“group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 15% or more of the outstanding shares of any class of voting securities of Company, in each case other than the transactions contemplated by this Agreement.
(ii)   “Company Superior Proposal” means any bona fide Company Acquisition Proposal that did not result from a breach or violation of this Section 7.3 made after the date hereof (with all percentages included in the definition of “Company Acquisition Proposal” increased to 50%), taking into account all legal, financial, regulatory, financing and any other aspects of the proposal and the Person making the proposal, that (A) if consummated, would be more favorable to the stockholders of Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Company Acquisition Proposal or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.
(iii)   References in this Section 7.3 to (a) the Company Board shall mean the board of directors of Company or a duly authorized committee thereof, and (b) outside counsel shall mean, as applicable, outside counsel to Company or the Company Board or a duly authorized committee thereof.
(iv)   Company shall not submit to the vote of its stockholders any Company Acquisition Proposal other than the Merger prior to the termination of this Agreement in accordance with its terms.
Section 7.4   No Solicitation; Parent Acquisition Proposals.
(a)   Except as expressly permitted by this Section 7.4, Parent shall not, and shall cause the Parent Subsidiaries not to, and shall not authorize or permit any Representatives of Parent or any of the Parent Subsidiaries to, and shall instruct and use its reasonable best efforts to cause such Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Parent Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to any Parent Acquisition Proposal or any other effort or attempt to make or implement a Parent Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in any negotiations regarding, or furnish to any Person other than Parent or its Representatives any non-public information or data in connection with,any Parent Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions), (iii) approve, recommend, publicly declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement or other agreement in each case related to a Parent Acquisition Proposal (other than a Parent Acceptable Confidentiality Agreement) or requiring or having the effect of requiring Parent to abandon, terminate or violate its obligations hereunder or fail to consummate the Merger (each, a “Parent Alternative Acquisition Agreement”), or (iv) agree to or propose publicly to do any of the foregoing. Parent shall, and shall cause each of the Parent Subsidiaries and shall use its commercially reasonable efforts to cause the Representatives of Parent and the Parent Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Person and its Representatives (other than Company or any of its Representatives) conducted heretofore with respect to any Parent Acquisition Proposal, (B) request the prompt return or destruction, to the extent required by any confidentiality agreement, of all confidential information previously furnished to any such Person and its Representatives, (C) terminate the access of any such Person (other than Company, the Company Subsidiaries and any of their respective Representatives) to any “data room” hosted by Parent, the Parent Subsidiaries or any of their respective Representatives relating to any Parent Acquisition Proposal, and (D) not terminate, waive, amend, release or modify any provision of any confidentiality, standstill (including any standstill provisions contained in any confidentiality or other agreement) or any similar agreement with respect to a Parent Acquisition Proposal to which it or any of its Affiliates, including the Parent Subsidiaries, or Representatives is a party, or any Takeover Statute, or otherwise fail to enforce any of the foregoing. Notwithstanding the foregoing but subject to this Section 7.4(a), if, at any time following the date of this Agreement and prior to obtaining the Parent Shareholder Approval, (1) Parent receives an unsolicited bona fide Parent Acquisition Proposal, (2) such Parent Acquisition Proposal was not the result of a violation of this Section 7.4(a), (3) the Parent Board determines in good faith (after consultation with Parent’s outside counsel and financial advisor) that such Parent Acquisition Proposal constitutes or would reasonably be likely lead to a Parent Superior Proposal, and (4) the Parent Board determines in good faith (after consultation with Parent’s outside counsel) that the failure to do so would be inconsistent with its duties under applicable Law, then, subject to compliance with the other terms of this Section 7.4, Parent may (and may authorize the Parent Subsidiaries and its and their Representatives to) (x) furnish non-public information with respect to Parent and the Parent Subsidiaries to the Person making such Parent Acquisition Proposal (and such Person’s Representatives) pursuant to a Parent Acceptable Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have previously been provided to Company or shall be provided (to the extent permitted by applicable Law) to Company prior to or concurrently with the time it is provided to such Person and (y) participate in negotiations with the Person making such Parent Acquisition Proposal (and such Person’s Representatives) regarding such Parent Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, Parent and its Representatives may contact in writing any Person submitting a Parent Acquisition Proposal after the date of this Agreement (that was not the result of a violation of this Section 7.4(a)) solely to clarify the terms of a Parent Acquisition Proposal for the sole purpose of the Parent Board informing itself about such Parent Acquisition Proposal, provided that Parent shall have previously complied with the provisions of Section 7.4(f) with respect to providing Company with the information specified therein and shall have previously provided Parent with a copy of any such written request for clarification at least twenty-four (24) hours prior to the time that Parent contacts the Person from whom Parent received the unsolicited Parent Acquisition Proposal. Parent agrees that in the event any Representative of the Parent or any Parent Subsidiary takes any action which, if taken by Parent, would constitute a material violation of this Section 7.4(a), then Parent shall be deemed to be in violation of this Section 7.4(a) for all purposes of this Agreement. Neither Parent nor any Parent Subsidiary shall enter into any agreement with any Person subsequent to the date of this Agreement that prohibits such Person from providing information to Parent in accordance with this Section 7.3.
(b)   Except as provided in Sections 7.4(c) and (d), the Parent Board (i) shall not withdraw, withhold, modify or qualify in any manner adverse to Company (or publicly propose to withdraw, withhold, modify or qualify in any manner adverse to Company) the approval, recommendation or declaration of advisability by the Parent Board of this Agreement, the Merger or any of the other transactions contemplated hereby, and (ii) shall not adopt, approve, or publicly recommend, endorse or otherwise declare advisable the approval of any Parent Acquisition Proposal (each such action set forth in this Section 7.4(b) being referred to herein as a “Parent Adverse Recommendation Change”).
(c)   Notwithstanding anything in this Agreement to the contrary, in circumstances not involving a Parent Acquisition Proposal, subject to compliance with Section 7.4(e), at any time prior to obtaining the Parent Shareholder Approval the Parent Board may, make a Parent Adverse Recommendation Change if, and only if, after the date of this Agreement, the Parent Board determines in good faith (after consultation with Parent’s outside counsel) that (i) a Parent Intervening Event has occurred or arisen and (ii) the failure to do so would be inconsistent with its duties under applicable Law.
(d)   Notwithstanding anything in this Agreement to the contrary, subject to compliance with Section 7.4(e), at any time prior to obtaining the Parent Shareholder Approval the Parent Board may make a Parent Adverse Recommendation Change in circumstances involving a Parent Acquisition Proposal and in the event that the Parent Board determines such Company Acquisition Proposal to be a Parent Superior Proposal, in accordance with this Section 7.4, terminate this Agreement pursuant to Section 9.1(c)(iii) (a “Parent Superior Proposal Termination”), if and only if (i) Parent receives an unsolicited, written Parent Acquisition Proposal that the Parent Board believes in good faith to be bona fide and that is not withdrawn, (ii) such Parent Acquisition Proposal was not the result of a violation of Section 7.4(a), (iii) the Parent Board determines in good faith (after consultation with Parent’s outside counsel and financial advisor) that such Parent Acquisition Proposal constitutes a Parent Superior Proposal, and (iv) the Parent Board determines in good faith (after consultation with Parent’s outside counsel) that the failure to do so would be inconsistent with its duties under applicable Law.

(e)   Prior to effecting a Parent Superior Proposal Termination in accordance with Section 7.4(a) or a Parent Adverse Recommendation Change in accordance with Section 7.4(d), (i) Parent shall notify Company in writing, at least four (4) Business Days prior to taking such action (the “Parent Notice Period”), of its intention to effect such Parent Superior Proposal Termination or Parent Adverse Recommendation Change (which notice shall include (x) in circumstances involving or relating to a Parent Acquisition Proposal, the terms and conditions of, and attach a complete copy of, such Parent Superior Proposal and the identity of the Person making such proposal, and (y) in circumstances not involving or relating to a Parent Acquisition Proposal, specifying in reasonable detail the reasons therefor), (ii) during the Parent Notice Period, Parent shall, and shall cause its Representatives to, negotiate with Company in good faith (to the extent Company wishes to negotiate) to make such adjustments or modifications to the terms and conditions of this Agreement (x) such that, in circumstances involving or relating to a Parent Acquisition Proposal, the Parent Superior Proposal ceases to be a Parent Superior Proposal, and (y) in circumstances not involving or relating to a Parent Acquisition Proposal, as may be proposed by Company, and (iii) at the end of the Parent Notice Period, the Parent Board must determine in good faith that, (x) after consultation with Parent’s outside counsel and financial advisor, in circumstances involving or relating to a Parent Acquisition Proposal, such Parent Superior Proposal continues to constitute a Parent Superior Proposal (taking into account any adjustment or modification to the terms and conditions of this Agreement proposed by Company), and that, after consultation with Parent’s outside counsel, the failure to effect such Parent Superior Proposal Termination would be inconsistent with its duties under applicable Law, and (y) after consultation with Parent’s outside counsel, in circumstances not involving or relating to a Parent Acquisition Proposal, the failure to effect such Parent Adverse Recommendation Change would be inconsistent with its duties under applicable Law; provided, however, that in circumstances involving or relating to a Parent Acquisition Proposal, any amendment to the financial terms (including without limitation any change to the purchase price or form of consideration) or any other amendment of any such Parent Superior Proposal or in circumstances involving or relating to a Parent Intervening Event, any change to the condition constituting such Parent Intervening Event (other than an amendment or change that only has a de minimis effect), in either case, during the Parent Notice Period shall require a new written notice and Parent Notice Period, and Parent shall be required to comply again with the requirements of this Section 7.4(e) with respect to such new written notice, except that the new Parent Notice Period shall be three (3) Business Days instead of four (4) Business Days, and provided further that, for purposes of this Section 7.4(e), if Parent delivers written notice prior to 8:00 a.m. New York City time on a Business Day, such Business Day shall be included as one (1) Business Day in such four (4) or two (2) Business Day period, as applicable. Parent shall be required to comply with the obligations under the foregoing Section 7.4(e) with respect to each Parent Acquisition Proposal it receives or any Parent Intervening Event the Parent Board identifies.
(f)   In addition to the obligations of Parent set forth in Sections 7.4(a) and (e), Parent shall promptly (but in no event later than twenty-four (24) hours) notify Company in writing in the event that after the date hereof Parent or any of the Parent Subsidiaries or Representatives receives (i) any Parent Acquisition Proposal or (ii) any request for non-public information from any Person that informs Parent or any of the Parent Subsidiaries or Representatives that it is considering making, or has made, a Parent Acquisition Proposal, or any inquiry from any Person seeking to have or continue discussions or negotiations with Parent relating to a possible Parent Acquisition Proposal. Such notice shall include the terms and conditions of such Parent Acquisition Proposal or request and the identity of the Person making any such Parent Acquisition Proposal or request (including a copy thereof if in writing and any related documentation or correspondence that supplements or amends such Parent Acquisition Proposal in any respect (other than a de minimis respect), including proposed agreements), or a summary of the terms and conditions if such Parent Acquisition Proposal or request was not made in writing, including requests or other communications made orally or supplementally. Parent shall keep Company informed of the status and terms of developments, discussions and negotiations concerning any such Company Acquisition Proposal or request (including after the occurrence of any amendment, modification or supplement thereto) on a reasonably current basis, including by providing a copy of all documentation or correspondence that supplements or amends such Company Acquisition Proposal in any respect (including proposed agreements) and any changes in its intentions as previously notified (in each case, other than amendments or changes that only have a de minimis effect). Without limiting any of the foregoing, Parent shall within one (1) Business Day notify Company orally and in writing if Parent determines to begin providing non-public information or to engage in negotiations concerning a Parent Acquisition Proposal pursuant to Section 7.4(a) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.
(g)   Nothing contained in this Section 7.4 shall prohibit Parent or the Parent Board through its Representatives, directly or indirectly, from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), or making a statement contemplated by Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the shareholders of Parent if, in the good faith judgment of the Parent Board (after consultation with Parent’s outside counsel), failure to so disclose would be inconsistent with its duties under applicable Law; provided, that in no event shall this Section 7.4(g) affect the obligations of Parent specified in Section 7.4(b) and Parent shall not withdraw, modify or change the Parent Board Recommendation in a manner adverse to Company unless specifically permitted pursuant to the terms of Section 7.4(c) or (d); and provided, further, that any communication that addresses the approval, recommendation or declaration of advisability by the Parent Board with respect to this Agreement or a Parent Acquisition Proposal shall be deemed to be a Parent Adverse Recommendation Change, unless the Parent Board in connection with such communication publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or refers to the prior recommendation of Parent Board, without disclosing any Parent Adverse Recommendation Change.
(h)   For purposes of this Agreement:
(i)   “Parent Acquisition Proposal” means any proposal, offer, or inquiry from any Person (other than Company or any Company Subsidiary) or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or similar transaction, (A) of assets or businesses of Parent and the Parent Subsidiaries that generate 15% or more of the net revenues or net income or that represent 15% or more of the consolidated total assets (based on book value) of Parent and the Parent Subsidiaries, taken as a whole, immediately prior to such transaction or (B) of 15% or more of any class of capital stock, other equity security or voting power of Parent or any resulting parent company of Parent, including any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 15% or more of the outstanding shares of any class of voting securities of Parent, in each case other than the transactions contemplated by this Agreement.
(ii)   “Parent Superior Proposal” means any bona fide Parent Acquisition Proposal that did not result from a breach or violation of this Section 7.4 made after the date hereof (with all percentages included in the definition of “Parent Acquisition Proposal” increased to 50%), taking into account all legal, financial, regulatory, financing and any other aspects of the proposal and the Person making the proposal, that (A) if consummated, would be more favorable to the shareholders of Parent from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Company in response to any such Parent Acquisition Proposal or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.
(iii)   References in this Section 7.4 to (a) the Parent Board shall mean the board of trustees of Parent or a duly authorized committee thereof, and (b) outside counsel shall mean, as applicable, outside counsel to Parent or the Parent Board or a duly authorized committee thereof.
(iv)   Parent shall not submit to the vote of its stockholders any Parent Acquisition Proposal other than the Merger prior to the termination of this Agreement in accordance with its terms.

Section 7.5   Public Announcements.   Except with respect to any Company Adverse Recommendation Change, any Parent Adverse Recommendation Change or any action taken by Company or the Company Board, or by Parent or the Parent Board, pursuant to, and in accordance with Section 7.3 or Section 7.4, respectively, so long as this Agreement is in effect, the Parties hereto shall consult with each other, and, to the extent reasonably practicable, provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, before issuing any press releases or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by this Agreement; provided, that a Party may issue such press release or make such public statement as may be required by applicable Law, Order or the applicable rules of any stock exchange or that are consistent with the final form of joint press release announcing the Merger and the investor presentation given to investors on the date of announcement of the Merger. The Parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.
Section 7.6   Indemnification; Directors’ and Officers’ Insurance.
(a)   Without limiting any additional rights that any present or former manager, director, officer, trustee, agent, or fiduciary may have under any indemnification agreement or under the Company Charter, the Company Bylaws, Parent Declaration of Trust or Parent Bylaws or, if applicable, comparable Organizational Documents of any Company Subsidiary or Parent Subsidiary, from and after the Effective Time until the sixth (6th) anniversary of the Closing Date, Parent and the Surviving Entity shall: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the date of the Effective Time, serving as a manager, director, officer, trustee, member or fiduciary, in each case to the extent such persons are otherwise entitled to indemnification pursuant to the terms of the Organizational Documents of Company and the Company Subsidiaries as in effect on the date hereof, of Company, or any of the Company Subsidiaries or Parent or any of the Parent Subsidiaries and acting in such capacity (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such Claim; and (ii) promptly pay on behalf of or advance to each of the Indemnified Parties, in each case to the extent such persons are otherwise entitled to payment or advancement of expenses pursuant to the terms of the Organizational Documents of Company and the Company Subsidiaries as in effect on the date hereof, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Claim Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to (A) Parent’s and the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such Claim Expenses if it is determined by a court of competent jurisdiction in a final, nonappealable judgment that such Indemnified Party is not entitled to be indemnified and (B) a good faith affirmation by such Indemnified Party of such Indemnified Party’s compliance with the standard of conduct required herein; provided, that neither Parent nor the Surviving Entity shall be liable for any amounts paid in settlement effected without its prior written consent, as applicable, and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent the Indemnified Party is advised by counsel that such Indemnified Party has conflicting interests with one or more other Indemnified Parties in the outcome of such action (in which event such Indemnified Party shall be entitled to engage separate counsel, the fees and expenses for which the Surviving Entity shall be liable). The indemnification and advancement obligations of the Surviving Entity pursuant to this Section 7.6(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Merger and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, member or fiduciary of Company or Parent or any of the Company Subsidiaries or Parent Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.6(a), (I) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding or inquiry or investigation, whether instituted by any Party hereto, any Governmental Authority or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to (x) matters that relate to such Indemnified Party’s duties or service as a manager, director, officer, trustee, employee, agent, member or fiduciary of Company or Parent or any of the Company Subsidiaries or Parent Subsidiaries or, to the extent such person is or was serving at the request or for the benefit of Company or Parent or any of the Company Subsidiaries or Parent Subsidiaries, any other entity or any Benefit Plan maintained by any of the foregoing at or prior to the Effective Time, and (y) this Agreement or any of the transactions contemplated hereby, including the Merger; and (II) the term “Claim Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.6(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. The Surviving Entity shall not settle, compromise or consent to the entry of any judgment in any actual or threatened Claim in respect of which indemnification has been sought by an Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim, or such Indemnified Party otherwise consents thereto.
(b)   Without limiting the foregoing, the Surviving Entity agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former managers, directors, trustees, officers, agents, members or fiduciaries or other Indemnified Parties as provided in the Organizational Documents and the indemnification agreements of Company shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years following the Effective Time, the Organizational Documents of the Surviving Entity and of any applicable Subsidiary shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the Organizational Documents of Company or any applicable Company Subsidiary, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would affect adversely the rights of the applicable Indemnified Parties thereunder, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.
(c)   For a period of six (6) years after the Effective Time, the Surviving Entity shall maintain in effect Company’s current directors’ and officers’ liability insurance covering each Person covered, on the date of this Agreement, by Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the Effective Time; provided, that in lieu of such obligation, (i) the Surviving Entity may substitute therefor policies of an insurance company with the same or better rating as Company’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Company’s existing policies as of the date hereof or (ii) at Company’s election, Company may obtain extended reporting period coverage under Company’s existing insurance programs (to be effective as of the Effective Time) or purchase a “tail” policy for a period of six (6) years from the Effective Time for a cost not in excess of the Maximum Amount (as defined below); and provided, further, that in no event shall the Surviving Entity be required to pay annual premiums for insurance under this Section 7.6(c) in excess of 300% of the most recent annual premiums paid by Company prior to the date of this Agreement for such purpose (the “Maximum Amount”), it being understood that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall nevertheless be obligated to provide such coverage as may be obtained for such Maximum Amount.

(d)   If the Surviving Entity or its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations set forth in this Section 7.6.
(e)   The Surviving Entity shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.6; provided, that such Indemnified Party provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.
(f)   The provisions of this Section 7.6 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third party beneficiaries of this Section 7.6), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Parent, Company and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.6 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, contract or otherwise.
Section 7.7   Appropriate Action; Consents; Filings.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, each of Company and Parent shall and shall cause the Company Subsidiaries and the Parent Subsidiaries, respectively, and their respective Affiliates, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) the obtaining of all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) subject to Section 7.8(c), the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.
(b)   In connection with and without limiting the foregoing Section 7.7(a) or Sections 7.16 or 7.17, each of Parent and Company shall (or shall cause the Parent Subsidiaries or the Company Subsidiaries, respectively, to) use its reasonable best efforts to give any notices to third parties, and each of Parent and Company shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents not covered by Section 7.7(a) that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Each of the Parties hereto will and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable and permitted, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. The Parties may, as they deem advisable and necessary, designate any sensitive materials provided to the other under this Section 7.7 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or trustees of the recipient without the advance written consent of the Party providing such materials. To the extent reasonably practicable, neither Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.
Section 7.8   Notification of Certain Matters; Transaction Litigation.
(a)   Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.
(b)   Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, if, to the Knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by Company, Parent or their respective Representatives to provide such prompt notice under this Section 7.8(b) shall not constitute a breach of covenant for purposes of Section 8.2(b) or Section 8.3(b) or Section 9.3(b)(i)(A) or Section 9.3(c)(i)(A).
(c)   Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any Company Subsidiary or Parent Subsidiary, respectively, that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement. Company and its Representatives shall give Parent the opportunity to reasonably participate in the defense and settlement of any litigation against Company and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent and its Representatives shall give Company the opportunity to reasonably participate in the defense and settlement of any litigation against Parent and/or its trustees relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed without Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.9   Listing.   As promptly as reasonably practicable following the date of this Agreement, Parent and its Representatives shall prepare and cause to be filed with the NYSE an application for listing of additional shares pursuant to which the Parent Common Shares to be issued in the Merger will be listed on the NYSE (the “Listing”). Parent shall use its reasonable best efforts to have the Listing accepted by the NYSE as promptly as practicable after its submission such that the Parent Common Shares to be issued in the Merger will be listed immediately following the Effective Time. Company shall furnish all information concerning itself and its Affiliates and provide such other assistance as may be reasonably requested by Parent in connection with the preparation and filing of the application for listing of additional shares. Prior to filing the listing application (or any amendment or supplement thereto) or responding to any comments of the NYSE with respect thereto, Parent shall provide Company with a reasonable opportunity to review and comment on such document or response.
Section 7.10   Section 16 Matters.   Prior to the Effective Time, Company and Parent shall, as applicable, take all such steps to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Shares resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act. Upon request, Company shall promptly furnish Parent with all requisite information for Parent to take the actions contemplated by this Section 7.10.
Section 7.11   Certain Tax Matters.   Each of Parent and Company shall use their respective reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. None of Parent or Company shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. All Parties shall treat the Merger as a tax-free“reorganization” under Section 368(a) of the Code and no Party shall take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
Section 7.12   Dividends.
(a)   It is agreed that (i) the Parties shall take such actions as are necessary to ensure that the timing of any regular quarterly dividend paid to common stockholders or shareholders by either Company or Parent prior to the Closing will be coordinated so that, if either the holders of Company Common Stock or the holders of Parent Common Shares receive a distribution for a particular calendar quarter prior to the Closing Date, then the holders of Parent Common Shares and the holders of Company Common Stock, respectively, shall also receive a distribution for such calendar quarter prior to the Closing Date and (ii) the Parties will coordinate such that any such quarterly distribution by Company and Parent shall have the same record date and the same payment date, which shall be consistent with Parent’s historical record dates and payment dates unless otherwise agreed between the Parties, in order to ensure that the common stockholders of Company and the common shareholders of Parent receive the same number of such dividends prior to the Effective Time (provided that the amount of any such quarterly dividend declared by Company shall be consistent with Section 6.1(b)(ii) and the amount of any such quarterly dividend declared by Parent shall be consistent with Section 6.2(b)(ii)).
(b)   If Company or any Company Subsidiary, in consultation with Parent, determines that it is necessary to declare a Permitted REIT Dividend, Company shall notify Parent at least twenty (20) days prior to the anticipated Closing Date. Notwithstanding anything to the contrary contained herein, in the event Company declares a Permitted REIT Dividend other than a Permitted REIT Dividend necessitated by action or actions requested by Parent pursuant to Section 7.17, the Exchange Ratio will be ratably adjusted to the extent necessary or appropriate to reflect fully the effect of such change resulting from the Permitted REIT Dividend. The record date and payment date for any Permitted REIT Dividend payable by Company or any Company Subsidiary shall be the close of business on the last Business Day prior to the Closing Date.
(c)   If Parent or any Parent Subsidiary, in consultation with Company, determines that it is necessary to declare a Permitted REIT Dividend, Parent shall notify Company at least twenty (20) days prior to the anticipated Closing Date. Notwithstanding anything to the contrary contained herein, in the event Parent declares a Permitted REIT Dividend, the Exchange Ratio will be ratably adjusted to the extent necessary or appropriate to reflect fully the effect of such change resulting from the Permitted REIT Dividend. The record date and payment date for any Permitted REIT Dividend payable by Parent or any Parent Subsidiary shall be the close of business on the last Business Day prior to the Closing Date.
Section 7.13   Voting of Shares.   Parent shall vote all shares of Company Common Stock beneficially owned by it or any of the Parent Subsidiaries as of the record date for the Company Stockholder Meeting and entitled to be voted, if any, in favor of the approval of this Agreement and approval of the Merger. Company shall vote all Parent Common Shares beneficially owned by it or any of the Company Subsidiaries as of the record date for the Parent Shareholder Meeting, if any, in favor of the approval of this Agreement and the issuance of Parent Common Shares in connection with the Merger.
Section 7.14   Takeover Statutes.   The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
Section 7.15   Tax Representation Letters.
(a)   Company shall (i) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 8.2(e) and Section 8.3(f), (ii) deliver to Goodwin Procter LLP, counsel to Company, and Hogan Lovells US LLP, counsel to Parent, or other counsel described in Section 8.2(e) and Section 8.3(e), respectively, a tax representation letter, dated as of the Closing Date, signed by an officer of Company, and in form and substance reasonably satisfactory to Goodwin Procter LLP or other counsel described in Section 8.2(e) and to Parent (it being agreed and understood that an officer’s certificate substantially similar to the draft officer’s certificate provided to Parent prior to the date of this Agreement is and will be in form and substance reasonably satisfactory to Goodwin Procter LLP and to Parent subject to reasonable changes to take into account changes in fact or law), containing representations of Company for purposes of rendering the opinions described in Section 8.2(e) and Section 8.3(e), and (iii) deliver to Hogan Lovells US LLP, counsel to Parent, and Goodwin Procter LLP, counsel to Company, or other counsel described in Section 8.2(f) and Section 8.3(f), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Company, in form and substance reasonably acceptable to such counsel, containing representations of Company as shall be necessary or appropriate to enable Hogan Lovells US LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.2(f), respectively, and Goodwin Procter LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.3(f), respectively.
(b)   Parent shall (i) use its reasonable best efforts to obtain the opinions of counsel referred to in Section 8.2(f) and Section 8.3(e), (ii) deliver to Hogan Lovells US LLP, counsel to Parent, or other counsel described in Section 8.3(e), tax representation letters, dated as of the Closing Date, signed by an officer of Company, and in form and substance reasonably satisfactory to Hogan Lovells US LLP or other counsel described in Section 8.2(f) and to Company (it being agreed and understood that an officer’s certificate substantially similar to the draft officer’s certificate provided to Parent prior to the date of this Agreement is and will be in form and substance reasonably satisfactory to Hogan Lovells US LLP and to Company subject to reasonable changes to take into account changes in fact or law), containing representations of Parent for purposes of rendering the opinion described in Section 8.3(e), and (iii) deliver to Hogan Lovells US LLP, counsel to Parent, and Goodwin Procter LLP, counsel to Company, or other counsel described in Section 8.2(f) and Section 8.3(f), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent, in form and substance reasonably acceptable to such counsel, containing representations of Company as shall be necessary or appropriate to enable Hogan Lovells US LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.2(f), respectively, and Goodwin Procter LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.3(f), respectively.
Section 7.16   Financing Cooperation.
(a)   Company shall, and shall cause the Company Subsidiaries to, and shall cause its and their Representatives to, provide all cooperation reasonably requested by Parent in connection with financing arrangements (including assumptions, guarantees, amendments, supplements, modifications, refinancings, replacements, repayments, terminations or prepayments of existing financing arrangements, as well as any cooperation in relation to matters that are customary in connection with a concurrent or subsequent offering of Parent’s debt securities) as Parent may reasonably determine necessary or advisable in connection with the completion of the Merger or the other transactions contemplated hereby; provided that Parent shall control all decisions with respect to such financing arrangements. Such cooperation by Company and the Company Subsidiaries shall include (i) causing the Company’s senior management teams to participate in a reasonable number of meetings, presentations, drafting sessions, due diligence sessions, “road shows” and sessions with rating agencies in connection with such financing arrangements, (ii) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses, bank books, ratings agency presentations and similar documents required in connection with such financing arrangements, (iii) as promptly as reasonably practical, furnishing Parent and any of its financing sources with (A) audited consolidated balance sheets and related audited consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the three most recently completed fiscal years of Company ended at least sixty (60) days prior to the Closing Date, in each case, prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year and (B) unaudited consolidated balance sheets and related condensed consolidated statements of operations, comprehensive income, changes in equity and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for Company for each subsequent fiscal quarter ended at least forty (40) days prior to the Closing Date (other than the fourth fiscal quarter of any fiscal year), in each case, prepared in accordance with GAAP and reviewed by Company’s independent public accountants, and (C) any other information regarding Company and its Subsidiaries that Parent may reasonably request in connection with the arrangement or execution of such financing arrangements, including information necessary for the preparation of pro forma financial statements, (iv) securing the customary cooperation of the independent accountants of the Company, including by requesting that such independent accountants provide customary authorization letters, comfort letters (including “negative assurance” comfort) and accountants’ consent letters as may be requested by Parent, (v) cooperating with Parent and Parent’s counsel so that Parent or Parent’s counsel is able to deliver legal opinions required to be delivered in connection with Parent’s financing arrangements, and (vi) to the extent requested in writing at least fifteen (15) Business Days prior to the Closing, delivering at least five (5) Business Days prior to the Closing all documentation and other information with respect to Company and the Company Subsidiaries that are required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. Notwithstanding the foregoing, the Company and its Subsidiaries and their respective Representatives shall not be required to enter into any letter, certificate, document, agreement or instrument (other than customary authorization and representation letters) the effectiveness of which is not expressly conditioned on the occurrence of and nothing in this Section 7.16(a) shall require (x) such cooperation to the extent it would disrupt unreasonably the business or operations of the Company or any Company Subsidiary or require any of them to take any actions that would be reasonably expected to violate applicable Law, contract or Organizational Documents, (y) the board of directors or similar governing body of the Company or any Company Subsidiary to adopt resolutions approving any letter, certificate, document, agreement or instrument (other than customary authorization and representation letters to the extent necessary) that will be effective prior to the Closing or (z) Company or any Company Subsidiary to incur any liability prior to the Closing for which it has not otherwise received prior reimbursement or is not otherwise indemnified by or on behalf of Parent. It is understood and agreed that a failure to consummate a financing of the type described in the first sentence of this Section 7.16(a) shall not, in and of itself, constitute a failure by Company to satisfy its obligations under this Section 7.16(a).

(b)   Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to, as soon as reasonably practicable after (and not prior to) the receipt of a written request from Parent to do so, on the terms and conditions specified by Parent and in compliance with all applicable terms and conditions of the applicable Company Debt Agreement, seek any amendment to or waiver or consent under any of the Company Debt Agreements or pursue any approach chosen by Parent to the assumption, defeasance, satisfaction and discharge, constructive satisfaction and discharge, refinancing, repayment, repurchase, redemption, termination, amendment, guarantee, purchase, unwinding or other treatment of, the Company Debt Agreements and the indebtedness incurred pursuant thereto, in each case, subject to the occurrence of the Closing (any such transaction, a “Debt Transaction”). Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to use reasonable best efforts to, cause its and their respective Representatives to provide cooperation and assistance reasonably requested by Parent in connection with the Debt Transactions (including taking all corporate action reasonably necessary to authorize the execution and delivery of any documentation necessary or desirable in connection with such Debt Transaction (collectively, the “Debt Transaction Documents”) to be entered into prior to Closing and delivering all officer’s certificates and legal opinions required to be delivered in connection therewith); provided, that the effectiveness of any such Debt Transaction Documents or, in the case of a notice of prepayment or redemption, such prepayment or redemption, shall be expressly conditioned on the Closing unless otherwise mutually agreed by the Parties.
(c)   All material non-public or otherwise confidential information regarding Company obtained by Parent or any of their respective Representatives pursuant to this Section 7.16 shall be kept confidential in accordance with the Confidentiality Agreement; provided that Company agrees that Parent may (i) share non-public or otherwise confidential information with the rating agencies and actual or potential financing sources if the recipients of such information agree to customary confidentiality arrangements, including customary “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda. Parent shall indemnify, defend and hold harmless Company and its Affiliates, and its and their respective pre-Closing Representatives, from and against any liability, obligation or loss suffered or incurred by them in connection with any cooperation provided under this Section 7.16 and any information utilized in connection therewith, except in the event such liabilities, obligations or losses arose out of or result from (i) information furnished in writing by or on behalf of Company, its Subsidiaries or its or their respective Affiliates or Representatives for use in connection with the debt financing, (ii) the bad faith, gross negligence or willful misconduct by Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives or (iii) the material breach by Company or its Subsidiaries of its or their obligations under this Agreement (clauses (i) through (iii) collectively, the “Indemnity Exceptions”). Parent shall, promptly upon request by Company, reimburse Company and its Subsidiaries and Representatives for all reasonable, documented and invoiced out-of-pocket costs actually incurred by Company or its Subsidiaries in connection with any cooperation provided under this Section 7.16 (including reasonable, documented out-of-pocket auditor’s and attorneys’ fees and expenses, but excluding the costs of Company’s preparation of its annual quarterly and financial statements and any other information or data and excluding costs arising out of or resulting from the Indemnity Exceptions). Company shall, and shall cause its Subsidiaries to deliver all notices and take all other actions to facilitate the termination at the Effective Time of all financing commitments and other indebtedness of Company or its Subsidiaries to be paid off, discharged and terminated on the Closing Date as specifically requested by Parent in writing (the “Payoff Indebtedness”), the repayment in full on the Closing Date of all obligations in respect of the indebtedness thereunder, and the release on the Closing Date of any Liens securing such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent (i) at least ten (10) Business Days prior to the Closing Date (or such short period as agreed by Parent), a draft payoff letter (the “Payoff Letters”) with respect to the Payoff Indebtedness to be paid off, discharged and terminated on the Closing Date and (ii) at least one (1) Business Day prior to the Closing Date, an executed payoff letter with respect to Company’s credit facility (the “Payoff Letters”) and such other indebtedness (including mortgages) of Company or its Subsidiaries to be paid off, discharged and terminated on the Closing Date, in each case in form and substance reasonably satisfactory to Parent and customary for transactions of this type, from the Persons (or the applicable agent on behalf of the Persons) to whom such indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, (x) include the payoff amount (including customary per diem) and (y) provide that Liens (and guarantees), if any, granted in connection with such Payoff Indebtedness relating to the assets, rights and properties of Company and its Subsidiaries securing or relating to such indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Effective Time, be released and terminated.
Section 7.17   Other Transactions.   Company shall use reasonable best efforts to provide such cooperation and assistance as Parent may reasonably request to (a) convert or cause the conversion of one or more wholly-owned Company Subsidiaries that are organized as corporations into limited liability companies (including through corporate reorganization if conversion is not available under applicable state Law), on the basis of Organizational Documents as reasonably requested by Parent, (b) sell or cause to be sold stock, partnership interests, limited liability company interests or other equity interests owned, directly or indirectly, by Company in one or more wholly-owned Company Subsidiaries at a price and on such other terms as designated by Parent, (c) exercise any right of Company or a Company Subsidiary to terminate or cause to be terminated any contract to which Company or a wholly-owned Company Subsidiary is a party and (d) sell or cause to be sold any of the assets of Company or one or more wholly-owned Company Subsidiaries at a price and on such other terms as designated by Parent (any action or transaction described in clause (a) through (d), a “Parent-Approved Transaction”); provided, that (i) neither Company nor any of the Company Subsidiaries shall be required to take any action in contravention of (A) any Organizational Document of Company or any of the Company Subsidiaries, (B) any Company Material Contract, or (C) applicable Law, (ii) any such conversions, exercises of any rights of termination or other terminations, sales or transactions, including the consummation of any Parent-Approved Transaction or other obligations of Company or its Subsidiaries to incur any liabilities with respect thereto, shall be contingent upon all of the conditions set forth in Article 8 having been satisfied (or, with respect to Section 8.2, waived) and receipt by Company of a written notice from Parent stating that Parent and Merger Sub are prepared to proceed immediately with the Closing, together with an irrevocable acknowledgement and agreement in a written notice delivered to Company one Business Day prior to the election to effect any Parent-Approved Transaction in accordance with this Section 7.17, that all closing conditions set forth in clauses “(a),” “(b),” “(c),” and “(d)” of Section 8.2 shall be deemed to have been satisfied or waived as of the date of such notice and any other evidence reasonably requested by Company that the Closing will occur (it being understood that in any event the transactions described in clauses (a), (b), (c) and (d) will be deemed to have occurred prior to the Closing), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of Parent or Merger Sub under this Agreement, including the amount of or timing of payment of the Merger Consideration or the obligation to complete the Merger in accordance with the terms of this Agreement and (iv) neither Company nor any of the Company Subsidiaries shall be required to take any such action that could adversely affect the classification as a REIT prior to the Effective Time of Company or any Company Subsidiary that is classified as a REIT or could subject Company or any such Subsidiary to any “prohibited transactions” Taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981(or other material entity-level Taxes) or would be reasonably likely to prevent counsel from delivering any of the opinions described in Sections 8.2(e), 8.2(f), 8.3(e) or 8.3(f). Such actions or transactions shall be undertaken in the manner (including in the order) specified by Parent. Without limiting the foregoing, none of the representations, warranties or covenants of Company or any of the Company Subsidiaries shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 7.17. Company shall not be deemed to have made a Company Adverse Recommendation Change or entered into or agreed to enter a Company Alternative Acquisition Agreement as a result of providing any cooperation or taking any actions to the extent requested by Parent in connection with a Parent-Approved Transaction. The consummation of any Parent-Approved Transaction shall not constitute consummation of a Company Acquisition Proposal for purposes of Section 9.3(b)(i)(C), nor shall any Company Acquisition Proposal made in respect of a Parent-Approved Transaction constitute a Company Acquisition Proposal for purposes of Section 9.3(b)(i)(C). Parent shall, promptly upon request by Company, reimburse Company for all reasonable, documented and invoiced out-of-pocket costs actually incurred by Company or the Company Subsidiaries in connection with performing their obligations under this Section 7.17.
Section 7.18   Resignations.   Unless otherwise specified by Parent prior to the Closing Date, Company shall cause to be delivered to Parent resignations executed by each director of Company and each officer of the Company or any Company Subsidiary in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 7.19   Employee Matters.
(a)   For a period of twelve (12) months following the Effective Time (or if earlier, the date of the applicable employee’s termination of employment), Parent shall provide, or shall cause to be provided, to each employee of Company and Company Subsidiaries as of immediately prior to the Effective Time who continues to be employed by Parent or the Parent Subsidiaries following the Effective Time (the “Continuing Employee”) the following, except as otherwise agreed by the such Continuing Employee: (i) base salary (or base wages) at least equal to the base salary (or base wages) provided to such Continuing Employee by Company or any Company Subsidiary as of immediately prior to the Effective Time, (ii) with respect to the 2022 calendar year, if applicable, target annual cash bonus opportunity at least equal to the target annual cash bonus opportunity provided to such Continuing Employee as of immediately prior to the Effective Time (which opportunity shall exclude, for the avoidance of doubt, any target annual bonus settled in equity or equity-based incentive arrangements), and (iii) retirement and health and welfare benefits that are substantially similar, in the aggregate, to those retirement and health and welfare benefits that are either, at Parent’s discretion, (A) provided to such Continuing Employee by Company or any Company Subsidiary as of immediately prior to the Effective Time or (B) provided to similarly-situated employees of Parent or Parent Subsidiaries, in each case, excluding defined benefit pension, nonqualified retirement, severance, post-retirement medical or welfare, equity or equity-based incentive, retention, change in control or similar plans, agreements, programs, policies, practices or other arrangements. For the avoidance of doubt, nothing in this Agreement shall require Parent or any Parent Subsidiary to employ any Person, nor shall it alter the at-will employment status of any Company Employee.
(b)   Solely to the extent Parent Benefit Plans (exclusive of Company and Company Subsidiaries) provide benefits to any Continuing Employee on or following the Effective Time, Parent shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with Company and Company Subsidiaries for purposes of eligibility to participate, vesting, and solely for severance or vacation accrual, benefit accrual under each applicable Parent Benefit Plan, as if such service had been performed with Parent, except for any plan maintained by Parent or any Parent Subsidiary under which similarly-situated employees of Parent and Parent Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation, or to the extent it would result in a duplication of benefits or retroactive application.
(c)   Unless otherwise requested by Parent not less than five (5) Business Days before the Closing Date, Company shall adopt board resolutions and take any corporate action as is necessary to terminate each Company Benefit Plan that is a Tax-qualified defined contribution plan with a cash or deferred arrangement under Section 401(k) of the Code (the “Company Qualified DC Plan”), effective as of the day prior to the Closing Date but contingent on the occurrence of the Closing. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the reasonable prior review and approval of Parent (which shall not be unreasonably withheld). Upon the distribution of the assets in the accounts under the Company Qualified DC Plan to the participants, Parent shall permit such participants who are then actively employed by Parent or Parent Subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, from the Company Qualified DC Plan to the applicable Tax-qualified defined contribution plans of Parent or Parent Subsidiaries.
(d)   Prior to the Effective Time, neither Company nor any Company Subsidiary shall communicate with Continuing Employees regarding post-Effective Time employment matters, post-Effective Time employee benefits and compensation matters or other compensation or benefits matters related to or impacted by any of the transactions contemplated by this Agreement (whether alone or in combination with additional events), including the matters described in this Section 7.19 and Section 7.20, without the prior written approval of Parent, which shall not be unreasonably withheld.

(e)   Parent hereby acknowledges that the consummation of the Merger or the other transactions contemplated hereby constitutes a “change of control”, a “change in control” or a “sale event” (or a term of similar import) for purposes of any Company Benefit Plan set forth on Section 7.19(e) of the Company Disclosure Letter that contains a definition of “change of control”, a “change in control” or a “sale event” (or a term of similar import), as applicable.
(f)   Annual cash incentive bonuses for calendar year 2021 shall be treated as set forth in Section 7.19(f) of the Company Disclosure Letter.
(g)   Parent shall cause the Surviving Entity and the Parent OP to honor in accordance with their terms all severance and separation pay plans, agreements and arrangements, and all written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) applicable to employees of Company and in effect immediately prior to the Effective Time, as set forth in Section 7.19(g) of the Company Disclosure Letter.
(h)   The provisions of this Section 7.19 are solely for the benefit of the Parties. No current or former director, employee or other individual service provider or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Parent Benefit Plan, Company Benefit Plan or any other Benefit Plan for any purpose. Without limiting the generality of the foregoing in this Section 7.19, nothing contained in this Agreement shall otherwise obligate Parent, Company or any of their respective Affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment or services of any current or former director, trustee, employee or other individual service provider.
Section 7.20   Company Equity Awards.
(a)   Prior to the Effective Time, the Company shall pass resolutions, provide any notices, obtain any consents (including consent of holders of Company RSUs), make any amendments to the Company Equity Incentive Plans or Company Equity Awards, and take all such other actions that may be necessary (under the Company Equity Incentive Plans, applicable Laws and otherwise) (i) to effectuate the provisions of Section 3.1(c) and to ensure that, from and after the Effective Time, holders of Company Equity Awards shall have no rights with respect thereto other than those specifically provided in Section 3.1(c) and (ii) to terminate the Company Director Plan, effective as of the Effective Time.
(b)   At the Effective Time, Parent shall assume all obligations in respect of each Company Equity Incentive Plan (other than the Company Director Plan). Parent shall take all corporate action necessary to reserve for issuance a number of authorized but unissued Parent Common Shares for issuance of and/or for delivery upon settlement of Company Equity Awards assumed and converted into rights with respect to Parent Common Shares in accordance with Section 3.1(c) (the “Assumed Awards”). Effective as of the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Shares subject to such Assumed Awards.
Section 7.21   Delisting; Deregistration.   Prior to the Effective Time, Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things, necessary, proper or advisable on its part under applicable Law and the rules and policies of the NYSE to enable the delisting of the Company Common Stock from the NYSE and the deregistration of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.
Section 7.22   Merger Sub; Parent Subsidiaries; Company Subsidiaries.   Parent shall cause each of Merger Sub and any other applicable Parent Subsidiary to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. Company shall cause each of the Company Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement.

ARTICLE 8
CONDITIONS
Section 8.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of the Parties to this Agreement to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Effective Time of the following conditions:
(a)   Stockholder Approvals.   Each of the Company Stockholder Approval and the Parent Shareholder Approval shall have been obtained.
(b)   Registration Statement.   The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened by the SEC and not withdrawn.
(c)   No Injunctions or Restraints.   No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Merger or any other transaction contemplated hereby shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, makes illegal the consummation of the Merger.
(d)   Listing.   The Parent Common Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
Section 8.2   Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Effective Time, of the following additional conditions:
(a)   Representations and Warranties.   (i) The representations and warranties set forth in Sections 4.1(a) and (b) (Organization and Qualification; Subsidiaries), Section 4.3(Capital Structure) (except Section 4.3(a)), Section 4.4 (Authority), Section 4.20 (Opinion of Financial Advisor), Section 4.21(Approval Required), Section 4.22 (Brokers), and Section 4.23 (Investment Company Act) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in Section 4.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   Performance of Covenants and Obligations of Company.   Company shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Effective Time.
(c)   Material Adverse Change.   On the Closing Date, there shall not exist any event, change, or occurrence arising after the date of this Agreement that, individually, or in the aggregate, constitutes, or would reasonably be expected to constitute, a Company Material Adverse Effect.
(d)   Delivery of Certificates.   Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of Company, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e)   Opinion Relating to REIT Qualification.   Parent shall have received the written opinion of Goodwin Procter LLP (or other counsel reasonably satisfactory to Parent including Hogan Lovells US LLP), dated as of the Closing Date, in substantially the form attached hereto as Exhibit B, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2003 and ending with its taxable year that ends with the Merger, Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letter described in Section 7.15 and shall be subject to customary assumptions, exceptions, limitations and qualifications).
(f)   Section 368 Opinion.   Parent shall have received the written opinion of its counsel, Hogan Lovells US LLP (or other counsel reasonably satisfactory to Company including Goodwin Procter LLP), dated as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and as of the Closing Date, in substantially the form and substance as set forth in Exhibit C, respectively, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the representation letters described in Section 7.15. The condition set forth in this Section 8.2(f) shall not be waivable after receipt of the Parent Shareholder Approval, unless further shareholder approval is obtained with appropriate disclosure.
Section 8.3   Conditions to Obligations of Company.   The obligations of Company to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Company at or prior to the Effective Time, of the following additional conditions:
(a)   Representations and Warranties.   (i) The representations and warranties set forth in Sections 5.1(a) and (b) (Organization and Qualification; Subsidiaries), Section 5.3(Capital Structure) (except Section 5.3(a)), Section 5.4 (Authority), Section 5.20 (Opinion of Financial Advisor), Section 5.21(Approval Required), Section 5.22 (Brokers) and Section 5.23 (Investment Company Act) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in Section 5.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of Parent contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   Performance of Covenants or Obligations of Parent.   Parent shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Effective Time.
(c)   Material Adverse Change.   On the Closing Date, there shall not exist any event, change or occurrence arising after the date of this Agreement that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a Parent Material Adverse Effect.
(d)   Delivery of Certificates.   Parent shall have delivered to Company a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of Parent certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.
(e)   Opinion Relating to REIT Qualification.   Company shall have received the written opinion of Hogan Lovells US LLP (or other counsel reasonably satisfactory to Company), dated as of the Closing Date in substantially the form attached hereto as Exhibit D, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2004, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operation will permit Parent to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter (which opinion shall be based upon the representation letters described in Section 7.15 and shall be subject to customary assumptions, limitations and qualifications).
(f)   Section 368 Opinion.   Company shall have received the written opinion of its counsel, Goodwin Procter LLP (or other counsel reasonably satisfactory to Parent), dated as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulations S-K under the Securities Act, and as of the Closing Date, in substantially the form and substance as set forth in Exhibit E, respectively, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the representation letters described in Section 7.15. The condition set forth in this Section 8.3(f) shall not be waivable after receipt of the Company Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.
ARTICLE 9
TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER
Section 9.1   Termination.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of Parent or the stockholders of Company (except as otherwise specified in this Section 9.1):
(a)   by mutual written consent of each of Parent and Company;
(b)   by either Parent or Company:
(i)   if the Merger shall not have been consummated on or before March 31, 2022 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party to comply with any provision of this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date; or
(ii)   if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining or otherwise prohibiting the Merger, and such Order or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party to comply with any provision of this Agreement; or
(iii)   if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to Company where a failure to obtain the Company Stockholder Approval was primarily caused by any action or failure to act of Company that constitutes a material breach any of its obligations under Section 7.1 or 7.3; or
(iv)   if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iv) shall not be available to Parent where a failure to obtain the Parent Shareholder Approval was primarily caused by any action or failure to act of Parent that constitutes a material breach of any of its obligations under Section 7.1 or 7.4.
(c)   by Parent:
(i)   if Company shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, violation or failure to perform, either individually or in the aggregate, if occurring or continuing on the Closing Date

(A) would result in the failure of any of the conditions set forth in Section 8.1 or 8.2 (a “Company Terminating Breach”) and (B) is not cured or cannot be cured or waived prior to the earlier of (i) forty-five (45) days following notice to Company from Parent of such breach or failure and (ii) the date that is three (3) Business Days prior to the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Parent Terminating Breach shall have occurred and be continuing at the time Parent delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or
(ii)   prior to obtaining the Company Stockholder Approval, if Company or the Company Board or any committee thereof (A) shall have effected a Company Adverse Recommendation Change (provided, that Parent’s right to terminate this Agreement pursuant to this Section 9.1(c)(ii)(A) in respect of a Company Adverse Recommendation Change will expire thirty (30) days after the last date upon which Parent receives notice from Company that the Company Board or a committee thereof has made such Company Adverse Recommendation Change), (B) after public announcement by any Person of a Company Acquisition Proposal or an intention (whether or not conditional) made publicly to make a Company Acquisition Proposal, fails to recommend against such Company Acquisition Proposal and to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of being requested to do so by Parent, (C) fails to include the Company Board Recommendation in the Joint Proxy Statement, (D) approves, adopts, publicly endorses or recommends, or enters into or allows Company or any of Company Subsidiary to enter into a definitive agreement for, any Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement), or (E) shall have materially violated (or shall be deemed pursuant to the last sentence of Section 7.3(a) to have violated) any of its obligations under Section 7.3 (other than any immaterial or inadvertent violations thereof not intended to result in a Company Alternative Acquisition Agreement); or
(iii)   prior to obtaining the Parent Shareholder Approval, if the Parent Board determines to enter into a Parent Alternative Acquisition Agreement with respect to a Parent Superior Proposal in accordance with Section 7.4(d); provided, however, that this Agreement may not be so terminated unless substantially concurrently with the occurrence of such termination the payment required by Section 9.3(c)(i)(C) is made in full to Company and the Parent Alternative Acquisition Agreement is entered into with respect to such Parent Superior Proposal, and in the event that such Parent Alternative Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void.
(d)   by Company:
(i)   if Parent shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, violation or failure to perform, either individually or in the aggregate, if occurring or continuing on the Closing Date (A) would result in the failure of any of the conditions set forth in Section 8.1 or 8.3 (a “Parent Terminating Breach”) and (B) is not cured or cannot be cured or waived prior to the earlier of (i) forty-five (45) days following notice to Parent from Company of such breach or failure and (ii) the date that is three (3) Business Days prior to the Outside Date; provided, that Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Company Terminating Breach shall have occurred and be continuing at the time Company delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or
(ii)   prior to obtaining the Parent Shareholder Approval, if Parent or the Parent Board or any committee thereof (A) shall have effected a Parent Adverse Recommendation Change (provided, that Company’s right to terminate this Agreement pursuant to this Section 9.1(d)(ii)(A) in respect of a Parent Adverse Recommendation Change will expire thirty (30) days after the last date upon which Company receives notice from Parent that the Parent Board or a committee thereof has made such Parent Adverse Recommendation Change), (B) after public announcement by any Person of a Parent Acquisition Proposal or an intention (whether or not conditional) made publicly to make a Parent Acquisition Proposal, fails to recommend against such Parent Acquisition Proposal and to publicly reaffirm the Parent Board Recommendation within ten (10) Business Days of being requested to do so by Company, (C) fails to include the Parent Board Recommendation in the Joint Proxy Statement,

(D) approves, adopts, publicly endorses or recommends, or enters into or allows Parent or any Parent Subsidiary to enter into a definitive agreement for, any Parent Acquisition Proposal (other than a Parent Acceptable Confidentiality Agreement), or (E) shall have materially violated (or shall be deemed pursuant to the last sentence of Section 7.4(a) to have violated) any of its obligations under Section 7.4 (other than any immaterial or inadvertent violations thereof not intended to result in a Parent Alternative Acquisition Agreement); or
(iii)   prior to obtaining the Company Stockholder Approval, if the Company Board determines to enter into a Company Alternative Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section 7.3(d); provided, however, that this Agreement may not be so terminated unless substantially concurrently with the occurrence of such termination the payment required by Section 9.3(b)(i)(C) is made in full to Parent and the Company Alternative Acquisition Agreement is entered into with respect to such Company Superior Proposal, and in the event that such Company Alternative Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void.
Section 9.2   Effect of Termination.   In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other Party, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Company, except that the Confidentiality Agreement and the provisions of Section 7.2(b) (Confidentiality), Section 7.5 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), and Article 10 (General Provisions), and the definition of all defined terms appearing in such sections, shall survive the termination hereof; provided, that no such termination shall relieve any party hereto from any liability or damages resulting from any fraud in connection with this Agreement or any willful and material breach of any of its covenants or agreements set forth in this Agreement prior to such termination of this Agreement. For purposes of the foregoing, “willful and material breach” shall mean an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a Person with the actual knowledge that the taking of such act or failure to take such act would or would reasonably be likely to cause a breach of this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.
Section 9.3   Fees and Expenses.
(a)   Except as otherwise provided in this Section 9.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
(b)   In the event that:
(i)
(A)   (I)(x) this Agreement is terminated by Company or Parent pursuant to Section 9.1(b)(i) or by Parent pursuant to Section 9.1(c)(i), and after the date hereof and (in the case of termination pursuant to Section 9.1(c)(i)) prior to the breach giving rise to such right of termination, a Company Acquisition Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Company Acquisition Proposal” increased to 50%) has been announced, disclosed, or otherwise communicated or made known (whether or not publicly) to the Company Board or made known publicly to Company’s stockholders, or any Person shall have publicly announced an intention (whether or not conditional) to make such a Company Acquisition Proposal, or (y) this Agreement is terminated by Company or Parent pursuant to Section 9.1(b)(iii), and prior to the Company Stockholder Meeting, a Company Acquisition Proposal has been publicly announced, disclosed, or otherwise communicated or made known to the Company Board or to Company’s stockholders or any Person shall have publicly announced, disclosed or otherwise communicated or made known an intention (whether or not conditional) to make such a Company Acquisition Proposal, and in each such case in this clause (y), such Company Acquisition Proposal or intention has not been irrevocably withdrawn publicly, and (II) within twelve (12) months after the date of such termination referred to in this Section 9.3(b)(i), a transaction in respect of a Company Acquisition Proposal is consummated or Company enters into a definitive agreement in respect of a Company Acquisition Proposal that is later consummated;
(B)   this Agreement is terminated by Parent pursuant to Sections 9.1(c)(ii); or
(C)   this Agreement is terminated by Company pursuant to Section 9.1(d)(iii);
then, in any such event, Company shall pay to Parent the Company Termination Fee, less any amount of Parent Expense Base Amount previously paid by Company; or
(ii)   this Agreement is terminated by Parent or Company pursuant to Section 9.1(b)(iii) or by Parent pursuant to Section 9.1(c)(i), then in any such event, Company shall pay to Parent an amount equal to the Parent Expense Base Amount;
it being understood that in no event shall Company be required to pay the Company Termination Fee or Parent Expense Base Amount on more than one occasion. Subject to Section 9.3(f) and(g), payment of the Company Termination Fee or Parent Expense Base Amount, as applicable, shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) at the time of consummation of any transaction contemplated by a Company Acquisition Proposal, in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(i)(A), (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(i)(B), (iii) at the time of termination, in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(i)(C) and as a condition to the effectiveness of such termination, as set forth in Section 9.1(d)(iii), and (iv) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days after receipt of documentation evidencing the Parent Expense Base Amount), in the case of the Parent Expense Base Amount payable pursuant to Section 9.3(b)(ii). Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or willful and material breach as expressly set forth in Section 9.2 and except as set forth in the provisos at the end of this sentence, in the event that the Company Termination Fee or Parent Expense Base Amount becomes payable, then payment to Parent of the Company Termination Fee or Parent Expense Base Amount shall be Parent’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Company, the Company Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Company Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Company Termination Fee or Parent Expense Base Amount no Company Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby; provided, however, that the existence of the circumstances which could require the Company Termination Fee to become subsequently payable by Company pursuant to Section 9.3(b)(i)(A) shall not relieve Company of its obligations to pay the amounts pursuant to Section 9.3(b)(ii) in accordance with such Sections, and the payment by Company pursuant to Section 9.3(b)(ii) shall not relieve Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 9.3(b)(i)(A); and provided, further that, in the event that Company previously has made a payment pursuant to Section 9.3(b)(ii), the amount of such payment actually made to Parent shall be credited against any Company Termination Fee subsequently payable by Company pursuant to Section 9.3(b)(i)(A).
(c)   In the event that:
(i)   (A)   (I)(x) this Agreement is terminated by Parent or Company pursuant to Section 9.1(b)(i) or by Company pursuant to Section 9.1(d)(i), and after the date hereof and (in the case of termination pursuant to Section 9.1(d)(i)) prior to the breach giving rise to such right of termination, a Parent Acquisition Proposal (with, for all purposes of this Section 9.3(c)(i), all percentages included in the definition of “Parent Acquisition Proposal” increased to 50%) has been announced, disclosed, or otherwise communicated or made known (whether or not publicly) to the Parent Board or made known publicly to Parent’s shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make such a Company Acquisition Proposal, or (y) this Agreement is terminated by Parent or Company pursuant to Section 9.1(b)(iv), and prior to the Parent Shareholder Meeting, a Parent Acquisition Proposal has been publicly announced, disclosed or otherwise communicated or made known to the Parent Board or to Parent’s shareholders, or any Person shall have publicly announced, disclosed or otherwise communicated or made known an intention (whether or not conditional) to make such a Parent Acquisition Proposal, and in each such case in this clause (y), such Parent Acquisition Proposal or intention has not been irrevocably withdrawn publicly, and (II) within twelve (12) months after the date of such termination referred to in this Section 9.3(c)(i), a transaction in respect of a Parent Acquisition Proposal is consummated or Parent enters into a definitive agreement in respect of a Parent Acquisition Proposal that is later consummated; or
(B)   this Agreement is terminated by Company pursuant to Section 9.1(d)(ii); or
(C)   this Agreement is terminated by Parent pursuant to Section 9.1(c)(iii);
then, in any such event, Parent shall pay to Company the Parent Termination Fee, less any amount of Company Expense Base Amount previously paid by Parent; or
(ii)   this Agreement is terminated by Parent or Company pursuant to Section 9.1(b)(iv) or by Company pursuant to Section 9.1(d)(i), then in any such event, Parent shall pay to Company an amount equal to the Company Expense Base Amount; provided, that Company and Parent shall share equally all Expenses related to the printing and filing of the Form S-4 and the printing, filing and distribution of the Joint Proxy Statement, other than attorneys’ and accountants’ fees;
it being understood that in no event shall Parent be required to pay the Parent Termination Fee or the Company Expense Base Amount on more than one occasion. Subject to Section 9.3(d)and(e), payment of the Parent Termination Fee or Company Expense Base Amount, as applicable, shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) at the time of consummation of any transaction contemplated by a Parent Acquisition Proposal, in the case of a Parent Termination Fee payable pursuant to Section 9.3(c)(i)(A), (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Parent Termination Fee payable pursuant to Section 9.3(c)(i)(B), and (iii) at the time of termination, in the case of a Parent Termination Fee payable pursuant to Section 9.3(c)(i)(C) and as a condition to the effectiveness of such termination, as set forth in Section 9.1(c)(iii), and (iv) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days after receipt of documentation evidencing the Company Expense Base Amount), in the case of the payment of the Company Expense Base Amount payable pursuant to Section 9.3(c)(ii). Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or willful and material breach as expressly set forth in Section 9.2 and except as set forth in the provisos at the end of this sentence, in the event that the Parent Termination Fee or Company Expense Base Amount becomes payable, then payment to Company of the Parent Termination Fee or Company Expense Base Amount, shall be Company’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Parent, the Parent Subsidiaries and each of their respective former, current and future directors, trustees, officers, employees, agents, general and limited partners, managers, members, shareholders, stockholders, Affiliates and assignees and each former, current or future director, trustee, officer, employee, agent, general or limited partner, manager, member, shareholder, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Parent Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Parent Termination Fee or Parent Expense Base Amount no Parent Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby; provided, however, that the existence of the circumstances which could require the Parent Termination Fee to become subsequently payable by Parent pursuant to Section 9.3(c)(i)(A) shall not relieve Parent of its obligation to pay the Company Expense Base Amount pursuant to Section 9.3(c)(ii) in accordance with such Section, and the payment by Parent pursuant to Section 9.3(c)(ii), shall not relieve Parent of any subsequent obligation to pay the Parent Termination Fee pursuant to Section 9.3(c)(i)(A); and, provided further, that in the event that Parent previously has made a payment pursuant to Section 9.3(c)(ii), the amount of such payment actually made to Company shall be credited against any Parent Termination Fee subsequently payable by Parent pursuant to Section 9.3(c)(i)(A).
(d)   Each of Company and Parent acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. If Company fails promptly to pay any amounts due pursuant to Section 9.3(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against Company for the amounts set forth in Section 9.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Sections 9.3(b), from the date of termination of this Agreement at a rate per annum equal to the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made (the “Prime Rate”). If Parent fails promptly to pay any amounts due pursuant to Section 9.3(c), and, in order to obtain such payment, Company commences a suit that results in a judgment against Parent for the amounts set forth in Section 9.3(c), Parent shall pay to Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 9.3(c), from the date of termination of this Agreement at a rate per annum equal to the Prime Rate.
(e)   The “Parent Termination Fee” shall be an amount equal to the lesser of (i) $70,000,000 (the “Parent Base Amount”) and (ii) the maximum amount, if any, that can be paid to Company without causing Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) Company has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Company which was not Qualifying Income), in each case as determined by independent accountants engaged by Company. Notwithstanding the foregoing, in the event Company receives Tax Guidance providing that Company’s receipt of the Parent Base Amount should either constitute Qualifying Income or should be excluded from gross income within the meaning of the REIT Requirements, the Parent Termination Fee shall be an amount equal to the Parent Base Amount and Parent shall, upon receiving notice that Company has received the Tax Guidance, pay to Company the unpaid Parent Base Amount within five (5) Business Days. In the event that Company is not able to receive the full Parent Base Amount due to the above limitations, Parent shall place the unpaid amount in escrow (the “Parent Termination Fee Escrow”) by wire transfer within three (3) days of the date when the Parent Termination Fee would otherwise be due but for the above limitations and shall not release any portion thereof to Company unless and until Company receives either one or a combination of the following once or more often: (i) subject to Company’s prior delivery to Parent of the Company Tax Accrual Opinion (as defined below) with respect to such escrow, a letter from Company’s independent accountants indicating the maximum amount that can be paid at that time to Company without causing Company to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events Parent shall pay to Company the lesser of the unpaid Parent Base Amount or the maximum amount stated in the letter referred to in (i) above within five (5) Business Days after Parent has been notified thereof. The obligation of Parent to pay any unpaid portion of the Parent Termination Fee shall terminate on the December 31 following the date which is three (3) years from the date the Parent Termination Fee first becomes payable under Section 9.3(c). Amounts remaining in escrow after the obligation of Parent to pay the Parent Termination Fee terminates shall be released to Parent. The “Company Tax Accrual Opinion” means an opinion of nationally recognized federal income tax counsel experienced in REIT Tax matters based on then applicable law and complying with the requirements of Treasury Regulations Section 1.856-7(c)(2) to the effect that the deposit into the Parent Termination Fee Escrow or the Company Expense

Reimbursement Escrow, as applicable, should not cause Company to recognize income for U.S. federal income tax purposes for any Company taxable year in excess of the amount released from such escrow to Company in such taxable year.
(f)   The “Company Expense Reimbursement” shall be an amount equal to the lesser of (i) the Company Expense Reimbursement Base Amount and (ii) the maximum amount, if any, that can be paid to Company without causing it to fail to meet the REIT Requirements for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) Company has 0.5% of its gross income of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Company which was not Qualifying Income), in each case as determined by independent accountants to Company. Notwithstanding the foregoing, in the event Company receives Tax Guidance providing that Company’s receipt of the Company Expense Reimbursement Base Amount should either constitute Qualifying Income or should be excluded from gross income within the meaning of the REIT Requirements, the Company Expense Reimbursement shall be an amount equal to the Company Expense Reimbursement Base Amount and Parent shall, upon receiving notice that Company has received the Tax Guidance, pay to Company the unpaid Company Expense Reimbursement Base Amount within five (5) Business Days. In the event that Company is not able to receive the full Company Expense Reimbursement Base Amount due to the above limitations, Parent shall place the unpaid amount in escrow (the “Company Expense Reimbursement Escrow”) by wire transfer within three (3) days of the Company Expense Reimbursement first becomes payable under Section 9.3(c) and shall not release any portion thereof to Company unless and until Company receives either one or a combination of the following once or more often: (i) subject to Company’s prior delivery of the Company Tax Accrual Opinion with respect to such escrow, a letter from Company’s independent accountants indicating the maximum amount that can be paid at that time to Company without causing Company to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events Parent shall pay to Company the lesser of the unpaid Company Expense Reimbursement Base Amount or the maximum amount stated in the letter referred to in (i) above within five (5) Business Days after Parent has been notified thereof. The obligation of Parent to pay any unpaid portion of the Company Expense Reimbursement shall terminate on the December 31 following the date which is three (3) years from the date the Company Expense Reimbursement first becomes payable under Section 9.3(c). Amounts remaining in escrow after the obligation of Parent to pay the Company Expense Reimbursement terminates shall be released to Parent.
(g)   The “Company Termination Fee” shall be an amount equal to the lesser of (i) $107,000,000 (the “Company Base Amount”) and (ii) the maximum amount, if any, that can be paid to Parent without causing Parent to fail to meet the REIT Requirements for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) Parent has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Parent which was not Qualifying Income), in each case as determined by independent accountants engaged by Parent. Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent’s receipt of the Company Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Company Termination Fee shall be an amount equal to the Company Base Amount and Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Company Base Amount within five (5) Business Days. In the event that Parent is not able to receive the full Company Base Amount due to the above limitations, Company shall place the unpaid amount in escrow (the “Company Termination Fee Escrow”) by wire transfer within three (3) days of the date when the Company Termination Fee would otherwise be due but for the above limitations and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (i) subject to Parent’s prior delivery to the Company of the Parent Tax Accrual Opinion (as defined below) with respect to such escrow, a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events Company shall pay to Parent the lesser of the unpaid Company Base Amount or the maximum amount stated in the letter referred to in (i) above within five (5) Business Days after Company has been notified thereof. The obligation of Company to pay any unpaid portion of the Company Termination Fee shall terminate on the December 31 following the date which is three (3) years from the date the Company Termination Fee first becomes payable under Section 9.3(b). Amounts remaining in escrow after the obligation of Company to pay the Company Termination Fee terminates shall be released to Company. The “Parent Tax Accrual Opinion” means an opinion of nationally recognized federal income tax counsel experienced in REIT Tax matters based on then applicable law and complying with the requirements of Treasury Regulations Section 1.856-7(c)(2) it is more likely than not that to the effect that the deposit into the Company Termination Fees Escrow or the Parent Expense Reimbursement Escrow, as applicable, would not cause Parent to recognize income for U.S. federal income tax purposes for any Parent taxable year in excess of the amount released from such escrow to Parent in such taxable year.
(h)   The “Parent Expense Reimbursement” shall be an amount equal to the lesser of (i) the Parent Expense Reimbursement Base Amount and (ii) the maximum amount, if any, that can be paid to Parent without causing it to fail to meet the REIT Requirements for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) Parent has 0.5% of its gross income of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Parent which was not Qualifying Income), in each case as determined by independent accountants to Parent. Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent’s receipt of the Parent Expense Reimbursement Base Amount should either constitute Qualifying Income or should be excluded from gross income within the meaning of the REIT Requirements, the Parent Expense Reimbursement shall be an amount equal to the Parent Expense Reimbursement Base Amount and Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Parent Expense Reimbursement Base Amount within five (5) Business Days. In the event that Parent is not able to receive the full Parent Expense Reimbursement Base Amount due to the above limitations, Company shall place the unpaid amount in escrow (the “Parent Expense Reimbursement Escrow”) by wire transfer within three (3) days of the Parent Expense Reimbursement first becomes payable under Section 9.3(b) and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (i) subject to Parent’s prior delivery of the Parent Tax Accrual Opinion with respect to such escrow, a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events Company shall pay to Parent the lesser of the unpaid Parent Expense Reimbursement Base Amount or the maximum amount stated in the letter referred to in (i) above within five (5) Business Days after Company has been notified thereof. The obligation of Company to pay any unpaid portion of the Parent Expense Reimbursement shall terminate on the December 31 following the date which is three (3) years from the date the Parent Expense Reimbursement first becomes payable under Section 9.3(b). Amounts remaining in escrow after the obligation of Company to pay the Parent Expense Reimbursement terminates shall be released to Company.
Section 9.4   Amendment.   Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties hereto by action taken or authorized by the Company Board and the Parent Board, respectively, at any time before or after receipt of the Company Stockholder Approval or the Parent Shareholder Approval and prior to the Effective Time; provided, that after the Company Stockholder Approval or the Parent Shareholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law or, in the case of Parent, in accordance with the rules of NYSE requires the further approval of the stockholders of Company or shareholders of Parent without such further approval of such stockholders or shareholders, or (b) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.
Section 9.5   Transfer Taxes.   Parent and Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the

Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Company Common Stock, all Transfer Taxes.
ARTICLE 10
GENERAL PROVISIONS
Section 10.1   Nonsurvival of Representations and Warranties and Certain Covenants.   None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, shall survive the Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.
Section 10.2   Notices.   All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given on the date of actual delivery if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or email of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice); provided that any notice, request or consent under Section 6.1 shall also be delivered to the individuals listed on Section 6.1 of the Parent Disclosure Letter and any notice, request or consent under Section 6.2 shall also be delivered to the individuals listed on Section 6.2 of the Company Disclosure Letter:
(a)   if to Company to:
Retail Properties of America, Inc.
2021 Spring Road, Suite 200
Oak Brook, IL 60523
Attn:
Steven P. Grimes, Chief Executive Officer

email:
*****

with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attn:
Gilbert G. Menna
Blake Liggio

email:
*****
*****

Fax:
(617)-649-1496

(b)   if to Parent to:
Kite Realty Group Trust
30 S. Meridian Street, Suite 1100
Indianapolis, IN 46204
Attn:
John A. Kite, Chairman and Chief Executive Officer
Heath R. Fear, Executive Vice President and Chief Financial Officer

email:
*****
*****

Fax:
(317) 713-2764

with a copy (which shall not constitute notice) to:
Hogan Lovells US LLP
555 13th Street NW
Washington, DC 20004
Attn:
David Bonser
Paul Manca

email:
*****
*****

Fax:
(202) 637-5910

Section 10.3   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party, and (d) such terms or other provision shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section 10.4   Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 10.5   Entire Agreement.   This Agreement (including the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.
Section 10.6   No Third-Party Beneficiaries.   This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, except for the provisions of Article 3 (which, from and after the Effective Time, shall be for the benefit of holders of shares of Company Common Stock immediately prior to the Effective Time) and Section 7.6 (which, from and after the Effective Time shall be for the benefit of the Indemnified Parties). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.7 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 10.7   Extension; Waiver.   At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
Section 10.8   Governing Law.   This Agreement and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or be related to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

Section 10.9   Consent to Jurisdiction.   Each Party irrevocably agrees (a) to submit itself to the exclusive jurisdiction and forum of the Circuit Court for Baltimore City (Maryland) or, if that court does not have jurisdiction, to the United Stated District Court for the State of Maryland, Northern Division (the “Maryland Courts”) for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement, (b) to request and/or consent to the assignment of any dispute arising out of this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement to the Business and Technology Case Management Program of the Circuit Court for Baltimore City (Maryland), (c) that it will not attempt to deny or defeat such jurisdiction or forum by motion or other request for leave from any such court, (d) that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement in any court other than the Maryland Courts, and (e) that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties agrees, that service of process may be made within or outside the State of Maryland, and agree that service of process on such Party at the address referred to in Section 10.2 (or such other address as may be specified in accordance with Section 10.2) by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service shall be deemed effective service of process. Service made pursuant to the foregoing sentence shall have the same legal force and effect as if served upon such Party personally within the State of Maryland.
Section 10.10   Assignment.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.
Section 10.11   Specific Performance.   The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 9, each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at Law or in equity.
Section 10.12   Waiver of Jury Trial.   EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.
Section 10.13   Authorship.   The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.
KITE REALTY GROUP TRUST
By:
/s/ John A. Kite

Name:
John A. Kite

Title:
Chairman and Chief Executive Officer

KRG OAK, LLC
By:
/s/ John A. Kite

Name:
John A. Kite

Title:
President

RETAIL PROPERTIES OF AMERICA, INC.
By:
/s/ Steven P. Grimes

Name:
Steven P. Grimes

Title:
Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

Annex B
BofA Securities, Inc.	GLOBAL CORPORATE & INVESTMENT BANKING
July 18, 2021
The Board of Trustees
Kite Realty Group Trust
30 South Meridian Street, Suite 1100
Indianapolis, IN 46204
Members of the Board of Trustees:
We understand that Kite Realty Group Trust, a Maryland real estate investment trust that has elected to be treated as a real estate investment trust for federal income tax purposes (“Kite Realty”), proposes to enter into an Agreement and Plan of Merger, dated as of July 18, 2021 (the “Agreement”), by and among Kite Realty, KRG Oak, LLC, a Maryland limited liability company and a wholly-owned subsidiary of Kite Realty (“Merger Sub”), and Retail Properties of America, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“RPAI”), pursuant to which, among other things, RPAI will merge with and into Merger Sub (the “Merger”), with Merger Sub being the surviving company in the Merger (the “Transaction”) and each outstanding share of the Class A Common Stock, par value $0.001 per share, of RPAI (“RPAI Common Stock”) will be converted into the right to receive 0.623 (the “Exchange Ratio”) of a common share of beneficial interest, par value $0.01 per share, of Kite Realty (“Kite Common Shares”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to Kite Realty of the Exchange Ratio provided for in the Transaction.
In connection with this opinion, we have, among other things:
(a)
reviewed certain publicly available business and financial information relating to RPAI and Kite Realty;

(b)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of RPAI and its assets furnished to or discussed with us by the management of RPAI, including certain financial forecasts relating to RPAI prepared by the management of RPAI (such forecasts, the “RPAI Forecasts”);

(c)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of Kite Realty and its assets furnished to or discussed with us by the management of Kite Realty, including certain financial forecasts relating to Kite Realty prepared by the management of Kite Realty (such forecasts, the “Kite Forecasts”);

(d)
reviewed certain estimates as to the amount and timing of cost savings and revenue enhancements, net of related costs (collectively, the “Synergies”) anticipated by the management of Kite Realty to result from the Transaction;

(e)
discussed the past and current business, operations, financial condition and prospects of RPAI with members of senior managements of RPAI and Kite Realty, and discussed the past and current business, operations, financial condition and prospects of Kite Realty with members of senior management of Kite Realty;

(f)
reviewed the potential pro forma financial impact of the Transaction on the future financial performance of Kite Realty, including the potential effect on Kite Realty’s estimated funds from operations per share;

The Board of Trustees
Kite Realty Group Trust

(g)
reviewed the trading histories for RPAI Common Stock and Kite Common Shares;

(h)
compared certain financial and stock market information of RPAI and Kite Realty with each other and with similar information of other companies we deemed relevant;

(i)
reviewed the relative financial contributions of RPAI and Kite Realty to the future financial performance of the combined company on a pro forma basis;

(j)
reviewed a draft, dated July 18, 2021 of the Agreement (the “Draft Agreement”); and

(k)
performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Kite Realty and RPAI that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the RPAI Forecasts, we have been advised by RPAI, and have assumed, with the consent of Kite Realty, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of RPAI as to the future financial performance of RPAI. With respect to the Kite Forecasts and the Synergies, we have assumed, at the direction of Kite Realty, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Kite Realty as to the future financial performance of RPAI and Kite Realty and the other matters covered thereby. We have relied, at the direction of Kite Realty, on the assessments of the management of Kite Realty as to Kite Realty’s ability to achieve the Synergies and have been advised by Kite Realty, and have assumed, that the Synergies will be realized in the amounts and at the times projected.
We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of RPAI or Kite Realty, nor have we made any physical inspection of the properties or assets of RPAI or Kite Realty. We also have not made an analysis of, nor do we express any opinion or view as to, the adequacy or sufficiency of allowances for credit losses with respect to leases, loans or any other matters and we have been advised by the managements of Kite Realty and RPAI and therefore have assumed, with the consent of Kite Realty, that any such allowances for losses are, and on a pro forma basis will be, in the aggregate appropriate to cover such losses. We have not evaluated the solvency or fair value of RPAI or Kite Realty under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Kite Realty, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on RPAI, Kite Realty or the contemplated benefits of the Transaction. We have assumed, at the direction of Kite Realty, that the Transaction will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended. We have been advised by Kite Realty and RPAI that each of Kite Realty and RPAI has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since its formation as a REIT, and we have assumed, at the direction of Kite Realty, that following the consummation of the Transaction, the combined company will continue to qualify for U.S. federal income tax purposes as a REIT. We also have assumed for purposes of our opinion that the senior notes of RPAI will remain outstanding following the consummation of the Transaction and that no associated payment of redemption-related fees will be made. We also have assumed, at the direction of Kite Realty, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

The Board of Trustees
Kite Realty Group Trust

We express no view or opinion as to any terms or other aspects or implications of the Transaction (other than the Exchange Ratio to the extent expressly specified herein) or any related transactions, including, without limitation, the form or structure of the Transaction, any adjustments to the Exchange Ratio, or any terms, aspects or implications of any other arrangements, agreements or understandings entered into in connection with or related to the Transaction or otherwise. Our opinion is limited to the fairness, from a financial point of view, to Kite Realty of the Exchange Ratio provided for in the Transaction and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to Kite Realty or in which Kite Realty might engage or as to the underlying business decision of Kite Realty to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of Kite Common Shares actually will be when issued or the prices at which Kite Common Shares or RPAI Common Stock will trade at any time, including following announcement or consummation of the Transaction. We also are not expressing any view or opinion with respect to, and have relied, with the consent of Kite Realty, upon the assessments of Kite Realty’s representatives regarding, legal, regulatory, accounting, tax and similar matters relating to Kite Realty, RPAI and the Transaction (including the contemplated benefits thereof) as to which we understand that Kite Realty obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.
We have acted as financial advisor to Kite Realty in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the delivery of this opinion and a significant portion of which is contingent upon consummation of the Transaction. We and certain of our affiliates also are participating in the financing for the Transaction, for which services we and our affiliates will receive significant compensation, including BofA Securities, Inc. acting as an arranger and Bank of America, N.A. (“BANA”) acting as syndication agent and lender in connection with a $1,100,000,000 senior unsecured interim term loan facility with a 364-day maturity. In addition, Kite Realty has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.
We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Kite Realty, RPAI and certain of their respective affiliates.
We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Kite Realty and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as an agent, bookrunner, manager and/or underwriter for various debt and equity offerings of Kite Realty and an affiliate thereof, (ii) having acted or acting as an arranger and/or syndication agent for, and/or as a lender under, certain term loans, letters of credit, credit facilities and other credit arrangements of Kite Realty and/or certain of its affiliates, (iii) having provided or providing certain derivatives and other trading services to Kite Realty and/or certain of its affiliates, and (iv) having provided or providing certain treasury management products and services to Kite Realty and/or certain of its affiliates.

The Board of Trustees
Kite Realty Group Trust

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to RPAI and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as an agent, bookrunner, manager and/or underwriter for various debt and equity offerings of RPAI, (ii) having acted or acting as a documentation agent for, and/or as a lender under, certain term loans, letters of credit, credit facilities and other credit arrangements of RPAI and/or certain of its affiliates, (iii) having provided or providing certain derivatives and other trading services to RPAI and/or certain of its affiliates, and (iv) having provided or providing certain treasury management products and services to RPAI and/or certain of its affiliates.
We further note that, concurrent with the issuance by Kite Realty Group, L.P. (“Kite L.P.”) in March 2021 of $175 million aggregate principal amount of 0.75% exchangeable senior notes due 2027 (the “Exchangeable Notes”), Kite L.P. entered into separate capped call transactions (each, a “Capped Call Transaction” and, collectively, the “Capped Call Transactions”) with certain banks, including our affiliate BANA acting as principal for its own account in respect of fifty percent (50%) of the Capped Call Transactions. The Capped Call Transactions consisted of the purchase by Kite L.P. from those banks of capped call options in respect of the number of shares of Kite Common Shares initially underlying the Exchangeable Notes and with an initial strike price equal to the initial exchange price of the Exchangeable Notes of $25.2125 per share and a cap price of $30.255 per share, with the strike and cap prices each being subject to certain adjustments. In accordance with the terms of the Capped Call Transaction with BANA, following announcement of the Transaction and/or, assuming the Exchangeable Notes remain outstanding following the consummation of the Transaction, upon occurrence of the Transaction, BANA may, acting in good faith and in a commercially reasonable manner as calculation agent with respect to such Capped Call Transaction, adjust the terms of such Capped Call Transaction to account for the economic effect of the announcement and/or occurrence of the Transaction on such Capped Call Transaction. BANA may recognize gains or losses in connection with its Capped Call Transaction and related hedging activity as a result of such events.
It is understood that this letter is for the benefit and use of the Board of Trustees of Kite Realty (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.
Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to Kite Realty.
Very truly yours,
/s/ BofA Securities, Inc.
BOFA SECURITIES, INC.

Annex C
Execution Version
July 17, 2021
The Board of Directors
Retail Properties of America, Inc.
2021 Spring Road, Suite 200
Oak Brook, IL 60523
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Retail Properties of America, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (the “Company”), of the Exchange Ratio (defined below) set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among the Company, Kite Realty Group Trust, a Maryland real estate investment trust that has elected to be treated as a real estate investment trust for federal income tax purposes (“Parent”), and KRG Oak, LLC, a Maryland limited liability company and wholly owned subsidiary of Parent (“Merger Sub”). As more fully described in the Merger Agreement, (i) the Company will be merged with and into Merger Sub (the “Merger”), with Merger Sub being the surviving entity, and (ii) each outstanding share of the Class A common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) (other than shares of Company Common Stock held by any wholly owned Company Subsidiary (as defined in the Merger Agreement), Parent or any Parent Subsidiary (as defined in the Merger Agreement)) will be converted into the right to receive 0.623 shares (the “Exchange Ratio”) of the common shares of beneficial interest, $0.01 par value per share, of Parent (“Parent Common Shares”) subject to certain adjustments (as to which adjustments we express no opinion) set forth in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
In arriving at our opinion, we reviewed a draft dated July 16, 2021 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Parent concerning the businesses, operations and prospects of the Company and Parent. We examined certain publicly available business and financial information relating to the Company and Parent as well as certain financial forecasts and other information and data relating to the Company and Parent which were provided to or discussed with us by the respective managements of the Company and Parent, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of the Company and Parent to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Common Stock and Parent Common Shares; the historical and projected earnings and other operating data of the Company and Parent; and the capitalization and financial condition of the Company and Parent. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and Parent. We also evaluated certain potential pro forma financial effects of the Merger on Parent. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.
In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of the Company and Parent that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to the Company and Parent provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of the Company and Parent that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Parent as to the future financial performance of the Company and Parent, the potential strategic implications and operational benefits anticipated to result from the Merger and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.
We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger. Representatives of the Company have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We have been advised by the Company, and we have assumed with your consent, that the Company has operated in conformity with the requirements for qualification as a real estate investment trust for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2003 and that Parent has operated in conformity with the requirements for qualification as a real estate investment trust for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2004, and the Merger will not adversely affect such status or operations of the Company or Parent. Our opinion, as set forth herein, relates to the relative values of the Company and Parent. We are not expressing any opinion as to what the value of Parent Common Shares actually will be when issued pursuant to the Merger or the price at which the Parent Common Shares will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent nor have we made any physical inspection of the properties or assets of the Company or Parent. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of the Company, nor were we requested to consider, and our opinion does not address, the underlying business decision of the Company to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. Although the Merger Agreement permits Parent to issue its equity securities pursuant to Parent’s “at the market” equity offering program, subject to certain terms and limitations agreed to in the Merger Agreement, for purposes of rendering our opinion, we have assumed, with your consent, that no such equity offering or other equity issuance by Parent shall occur prior to the consummation of the Merger. Although subsequent developments, including actions taken by the Company or Parent prior to the consummation of the Merger, whether or not permitted to be taken by the terms of the Merger Agreement, could have affected our opinion had they taken place prior to the date of our opinion, we have no obligation to update, revise or reaffirm our opinion.
Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, and currently provide, services to the Company and Parent unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, since the beginning of 2019, having acted or acting as (i) in the case of the Company, (A) financial advisor in connection with certain M&A and strategic advisory services, (B) joint book-running manager for a $100 million issuance of 4.0% senior unsecured notes due 2025, in July 2020, (C) joint book-running manager for a $400 million issuance of 4.75% senior unsecured notes due 2030, in August 2020 and (D) lender under the Company’s $850 million revolving credit facility and (ii) in the case of Parent, (A) senior co-manager for a $175 million issuance of 0.75% exchangeable senior notes due 2027, in March 2021, and (B) lender in Parent’s $600 million revolving credit facility due 2022. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Parent for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Parent and their respective affiliates.
Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.
Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock (other than any Company Subsidiary, Parent and any Parent Subsidiary).
Very truly yours,
/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.   Indemnification of Directors and Officers
The Maryland REIT Law permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. The Kite Realty Declaration of Trust contains a provision that limits the liability of the Kite Realty trustees and officers to the maximum extent permitted by Maryland law.
The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, Maryland law prohibits indemnifying present and former trustees and officers for an adverse judgment in an action by the corporation or in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. In accordance with the MGCL and the Kite Realty Bylaws, Kite Realty is required, as a condition to advancement of expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by Kite Realty if it shall ultimately be determined that the applicable standard of conduct was not met.
The Kite Realty Declaration of Trust provides that Kite Realty shall, to the maximum extent permitted by Maryland law in effect from time to time and in accordance with applicable provisions of the Kite Realty Bylaws, (a) indemnify, any trustee or officer (including individual who, while a trustee or officer and at the express request of Kite Realty, serves or has served another REIT, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, shareholder, partner or trustee of such REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he or she was made a party by reason of service in such capacity, against reasonable expenses incurred by him or her in connection with the proceeding, and (b) any trustee or officer or any former trustee or officer against any claim or liability to which he or she may become subject by reason of such status unless it is established that (i) his or her act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he or she actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he or she had reasonable cause to believe that his or her act or omission was unlawful. Kite Realty has the power, with the approval of the Kite Realty Board, to provide such indemnification and advancement of expenses to a person who served a predecessor of Kite Realty in any of the capacities described in (a) or (b) above and to any employee or agent of Kite Realty or a predecessor of Kite Realty. Maryland law requires Kite Realty to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.
In addition, Kite Realty has entered into indemnification agreements with each of the Kite Realty trustees and executive officers to provide for indemnification to the maximum extent permitted by Maryland law.
Item 21.   Exhibits
The following Exhibits are filed as part of, or are incorporated by reference in, this registration statement:

Exhibit Number	Title
2.1	Agreement and Plan of Merger, dated as of July 18, 2021, by and among Kite Realty Group Trust, KRG Oak, LLC and Retail Properties of America, Inc. (attached as Annex A to the joint proxy statement/prospectus forming a part of this registration statement)#
3.1	Articles of Amendment and Restatement of Declaration of Trust of the Kite Realty Group Trust, as supplemented and amended (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of Kite Realty Group Trust filed with the SEC on February 27, 2015)
3.2	Articles of Amendment to the Articles of Amendment and Restatement of Declaration of Trust of Kite Realty Group Trust, as supplemented and amended (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Kite Realty Group Trust filed with the SEC on May 28, 2015)
3.3	Articles of Amendment to the Articles of Amendment and Restatement of Declaration of Trust of Kite Realty Group Trust, as supplemented and amended (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Kite Realty Group Trust filed with the SEC on May 20, 2020)
3.4	Articles Supplementary Reclassifying Preferred Shares of Kite Realty Group Trust, dated August 20, 2021 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Kite Realty Trust filed with the SEC on August 23, 2021)
3.5	Second Amended and Restated Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K of Kite Realty Group Trust filed with the SEC on February 27, 2015)
3.6	First Amendment to the Second Amended and Restated Bylaws of Kite Realty Group Trust, as amended (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Kite Realty Group Trust filed with the SEC on May 28, 2015)
3.7	Second Amendment to the Second Amended and Restated Bylaws of Kite Realty Group Trust, as amended (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Kite Realty Group Trust filed with the SEC on May 20, 2020)
3.8	Third Amendment to the Second Amended and Restated Bylaws of Kite Realty Group Trust, as amended (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Kite Realty Group Trust filed with the SEC on July 19, 2021)
3.9	Certificate of Limited Partnership of Kite Realty Group, L.P. (incorporated by reference to Exhibit 3.7 to the Quarterly Report on Form 10-Q of Kite Realty Group Trust filed with the SEC on February 22, 2021)
5.1	Opinion of Hogan Lovells US LLP regarding the legality of the securities being registered
8.1*	Opinion of Hogan Lovells US LLP regarding certain tax matters
8.2*	Opinion of Goodwin Procter LLP regarding certain tax matters
23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)
23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 8.1)
23.3*	Consent of Goodwin Procter LLP (included in Exhibit 8.2)
23.4	Consent of KPMG LLP, independent registered accounting firm of Kite Realty Group Trust
23.5	Consent of Ernst & Young LLP, independent registered accounting firm of Kite Realty Group Trust
23.6	Consent of Deloitte & Touche LLP, independent registered accounting firm of Retail Properties of America, Inc.
24.1	Powers of Attorney (included on signature page)
99.1	Opinion of BofA Securities, Inc., financial advisor to Kite Realty Group Trust (attached as Annex B to the joint proxy statement/prospectus forming a part of this registration statement)

Exhibit Number	Title
99.2	Opinion of Citigroup Global Markets Inc., financial advisor to Retail Properties of America, Inc. (attached as Annex C to the joint proxy statement/prospectus forming a part of this registration statement)
99.3	Consent of BofA Securities, Inc.
99.4	Consent of Citigroup Global Markets Inc.
99.5	Consent of Steven P. Grimes to be named as trustee
99.6	Consent of Bonnie S. Biumi to be named as trustee
99.7	Consent of Gerald M. Gorski to be named as trustee
99.8	Consent of Peter L. Lynch to be named as trustee
99.9*	Form of Proxy Card for Kite Realty Group Trust
99.10*	Form of Proxy Card for Retail Properties of America, Inc.

*
To be filed by amendment.

#
Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and exhibits have been omitted. The registrants hereby agree to furnish a copy of any omitted schedule or exhibit to the SEC upon request by the SEC.

Item 22.   Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
that, for the purpose of determining liability under the Securities Act, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.
(5)
that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)
that every prospectus that: (i) is filed pursuant to the immediately preceding paragraph, or (ii) purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)
to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.
(g)
to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on August 23, 2021.
Kite Realty Group Trust
By:
/s/ JOHN A. KITE

John A. Kite
Chairman and Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints John A. Kite and Heath R. Fear, and each of them individually, as his or her attorney-in-fact and agent, with full power of substitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement and any and all related registration statements necessary to register additional securities and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
/s/ JOHN A. KITE John A. Kite	Chairman, Chief Executive Officer, and Trustee (Principal Executive Officer)	August 23, 2021
/s/ HEATH R. FEAR Heath R. Fear	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 23, 2021
/s/ DAVID E. BUELL David E. Buell	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	August 23, 2021
/s/ WILLIAM E. BINDLEY William E. Bindley	Trustee	August 23, 2021
/s/ DERRICK BURKS Derrick Burks	Trustee	August 23, 2021
/s/ VICTOR J. COLEMAN Victor J. Coleman	Trustee	August 23, 2021
/s/ LEE A. DANIELS Lee A. Daniels	Trustee	August 23, 2021
/s/ CHRISTIE B. KELLY Christie B. Kelly	Trustee	August 23, 2021

/s/ DAVID R. O’REILLY David R. O’Reilly	Trustee	August 23, 2021
/s/ BARTON R. PETERSON Barton R. Peterson	Trustee	August 23, 2021
/s/ CHARLES H. WURTZEBACH Charles H. Wurtzebach	Trustee	August 23, 2021
/s/ CAROLINE L. YOUNG Caroline L. Young	Trustee	August 23, 2021